UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

eSpeed, Inc.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

77,860,000 shares of Class A common stock and rights to acquire shares of Class A common stock and 56,000,000 shares of Class B common stock and rights to acquire shares of Class B common stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 77,860,000 shares of Class A common stock and rights to acquire shares of Class A common stock multiplied by $10.19 per share or right to acquire a share (the average of the high and low price per share of eSpeed, Inc. Class A common stock as reported on the NASDAQ Global Market on October 31, 2007) and (B) 56,000,000 shares of Class B common stock and rights to acquire Class B common stock multiplied by $10.19 per share or right to acquire a share (the average of the high and low price per share of eSpeed, Inc. Class A common stock as reported on the NASDAQ Global Market on October 31, 2007). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$1,364,033,400

5)	Total fee paid:

$41,875.83

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[•], 2007

Dear stockholder:

I am pleased to inform you that eSpeed, Inc. (“eSpeed” or the “Company”) and BGC Partners, Inc. (“BGC Partners”), Cantor Fitzgerald, L.P. (“Cantor”), BGC Partners, L.P. (“BGC U.S.”), BGC Global Holdings, L.P. (“BGC Global”) and BGC Holdings, L.P. (“BGC Holdings”) have entered into a definitive Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 (the “merger agreement”), pursuant to which BGC Partners will be merged (the “merger”) with and into the Company. The surviving corporation in the merger will be renamed “BGC Partners, Inc.” (the “Combined Company”). BGC Partners is one of the largest and fastest growing inter-dealer brokers of financial instruments for wholesale market participants worldwide. The Company’s electronic marketplaces, licensing activities and other operations will continue to operate under the eSpeed brand within the Combined Company.

To acquire BGC Partners, the Company has agreed to issue in the merger an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, it is expected that 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock. Current stockholders of the Company will hold the same number and class of shares of Combined Company common stock that they held in the Company prior to the merger. Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

After the merger, the combined businesses of the Company and BGC Partners will be held in two operating subsidiaries: (1) BGC U.S., which will hold the U.S. businesses, and (2) BGC Global, which will hold the non-U.S. businesses. The stockholders of the Company as of immediately prior to the merger will hold their interests in BGC U.S. and BGC Global after the merger through Combined Company common stock. Cantor, which is currently the sole stockholder of BGC Partners, will hold its interests in BGC U.S. and BGC Global through a combination of Combined Company common stock and interests in BGC Holdings. In addition, prior to the merger, Cantor will provide a portion of its interest in BGC Holdings to partners of Cantor who provide services primarily or exclusively to BGC U.S., BGC Global and their respective subsidiaries (the “founding partners”). As a result of the merger:

•

the stockholders of the Company as of immediately prior to the merger (including Cantor) will own equity interests representing approximately 27.8% of the economics of BGC U.S. and BGC Global after the merger as a result of their ownership of eSpeed common stock prior to the merger; and

•

the equity owners of BGC Partners and its subsidiaries as of immediately prior to the merger (including Cantor and its founding partners) will own equity interests representing approximately 72.2% of the economics of BGC U.S. and BGC Global after the merger as a result of their ownership of BGC Partners and its subsidiaries prior to the merger.

In addition, concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings intends to issue certain restricted exchangeable interests and BGC Partners intends to issue certain restricted stock units to certain employees of BGC and other persons who provide services to BGC. After the merger, the equity interests in BGC U.S. and BGC Global will be held by the Combined Company and by BGC Holdings. Immediately after the merger, the Combined Company will hold approximately 39.6% of the equity in BGC U.S. and BGC Global, and BGC Holdings will hold approximately 60.4% of the equity in BGC U.S. and BGC Global.

The merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, have been approved unanimously by the eSpeed board of directors, upon a unanimous recommendation by a special committee of the eSpeed board of directors consisting exclusively of eSpeed’s independent directors (the “Special Committee”).

Completion of the merger requires adoption of the merger agreement by eSpeed’s stockholders. To obtain this required adoption, the Company will hold a special meeting of its stockholders on [•], 2007, at which the Company will ask its stockholders to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger (and consider the matters described below and other matters properly brought before the meeting). Holders of shares of eSpeed Class A common stock on the record date are each entitled to one vote per share of eSpeed Class A common stock, and holders of shares of eSpeed Class B common stock on the record date are each entitled to 10 votes per share of eSpeed Class B common stock on the matters to be considered at the special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the total combined voting power of eSpeed Class A common stock and eSpeed Class B common stock entitled to vote at the meeting, voting as a single class, in accordance with the eSpeed certificate of incorporation and Delaware law. Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held approximately 87.7% of the total combined voting power of the shares of eSpeed Class A common stock and shares of eSpeed Class B common stock, has agreed to vote its shares in favor of the merger so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the merger. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the merger. Information about the meeting, the merger and the other business to be considered by eSpeed’s stockholders is contained in the accompanying proxy statement and the documents incorporated by reference in the accompanying proxy statement, which we urge you to read. In particular, see “Risk Factors” beginning on page 32.

You are cordially invited to attend our special meeting of stockholders, which will be held at [•], [•], New York, New York, on [•], 2007 commencing at [•] local time. We look forward to greeting as many of our stockholders as are able to be with us.

At the special meeting, in addition to the adoption of the merger agreement, pursuant to which BGC Partners will be merged with and into eSpeed, and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, you will be asked to consider and vote upon:

(1)	the approval of the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, to authorize additional shares of Combined Company Class A common stock;

(2)	the approval of the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, effecting changes regarding corporate opportunities;

(3)	the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan;

(4)	the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan; and

(5)	such other business as may properly come before the special meeting or any adjournment or postponement thereof.

We hope you will find it convenient to attend the special meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, for which a return envelope is provided. No postage need be affixed to the return envelope if it is mailed in the United States.

Whether or not you are able to attend the special meeting in person, it is important that your shares be represented. You can vote your shares by completing and returning the enclosed proxy card by mail. Please vote as soon as possible.

The eSpeed board of directors unanimously recommends that eSpeed’s stockholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and the other proposals to be considered at the special meeting as described above. I join our board of directors in its recommendations.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors,
Chief Executive Officer and President

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE PROXY STATEMENT IS DATED [•], 2007 AND IS FIRST BEING GIVEN OR SENT TO STOCKHOLDERS ON OR ABOUT [•], 2007.

eSpeed, Inc.

110 East 59th Street

New York, New York 10022

Notice of Special Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our special meeting of stockholders will be held at [•], [•], New York, New York, on [•], 2007 commencing at [•] local time, for the following purposes:

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 29, 2007, as amended on November 5, 2007, which we refer to as the “merger agreement,” by and among BGC Partners, Inc., which we refer to as “BGC Partners,” Cantor Fitzgerald, L.P., which we refer to as “Cantor,” eSpeed, Inc., which we refer to as “eSpeed” or the “Company,” BGC Partners, L.P., which we refer to as “BGC U.S.,” BGC Global Holdings, L.P., which we refer to as “BGC Global,” and BGC Holdings, L.P., which we refer to as “BGC Holdings,” pursuant to which, among other things, BGC Partners will be merged with and into eSpeed, with eSpeed surviving the merger and renamed as “BGC Partners, Inc.,” which we refer to as the “Combined Company”, and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	To approve the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, to authorize additional shares of Class A common stock;

(3)	To approve the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, effecting changes regarding corporate opportunities;

(4)	To approve the amendment and restatement of the BGC Partners, Inc. Incentive Bonus Compensation Plan, as described in the accompanying proxy statement;

(5)	To approve the amendment and restatement of the BGC Partners, Inc. Long Term Incentive Plan, as described in the accompanying proxy statement; and

(6)	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The eSpeed board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, upon the recommendation by a special committee of the eSpeed board of directors consisting exclusively of eSpeed’s independent directors, which we refer to as the “Special Committee,” and is submitting it to the stockholders for their adoption. Pursuant to the merger agreement, BGC Partners will be merged with and into eSpeed. The merger is described in the accompanying proxy statement, which you are urged to read carefully. In particular, the section of the accompanying proxy statement entitled “Risk Factors” contains a description of risks that you should consider in evaluating the proposed merger. A copy of:

•	the merger agreement is attached to the accompanying proxy statement as Annex A;

•

the form of separation agreement by and among Cantor, BGC Partners, BGC U.S., BGC Global and BGC Holdings is attached to the accompanying proxy statement as Annex B and is referred to in the accompanying proxy statement as the “separation agreement;”

•

the form of amended and restated limited partnership agreement of BGC Holdings is attached to the accompanying proxy statement as Annex C and is referred to in the accompanying proxy statement as the “BGC Holdings limited partnership agreement;”

•

the form of amended and restated limited partnership agreement of BGC U.S. is attached to the accompanying proxy statement as Annex D and is referred to in the accompanying proxy statement as the “BGC U.S. limited partnership agreement;”

•

the form of amended and restated limited partnership agreement of BGC Global is attached to the accompanying proxy statement as Annex E and is referred to in the accompanying proxy statement as the “BGC Global limited partnership agreement;”

•

the form of registration rights agreement by and between Cantor and BGC Partners is attached to the accompanying proxy statement as Annex F and is referred to in the accompanying proxy statement as the “separation registration rights agreement;”

•

the form of administrative services agreement between Cantor and BGC Partners is attached to the accompanying proxy statement as Annex G and is referred to in the accompanying proxy statement as the “administrative services agreement;”

•

the form of administrative services agreement among Tower Bridge International Services L.P., BGC International (formerly known as Cantor Fitzgerald International) and Cantor is attached to the accompanying proxy statement as Annex H and is referred to in the accompanying proxy statement as the “Tower Bridge administrative services agreement,” and together with the administrative services agreement, as the “administrative services agreements;”

•	the form of BGC Holdings, L.P. Participation Plan is attached to the accompanying proxy statement as Annex I and is referred to in the accompanying proxy statement as the “Participation Plan;”

•	the fairness opinion of Sandler O’Neill + Partners, L.P. is attached to the accompanying proxy statement as Annex J;

•

the form of amended and restated certificate of incorporation of the Combined Company is attached to the accompanying proxy statement as Annex K and is referred to in the accompanying proxy statement as the “Combined Company certificate of incorporation;”

•

the form of amended and restated by-laws of the Combined Company is attached to the accompanying proxy statement as Annex L and is referred to in the accompanying proxy statement as the “Combined Company by-laws;”

•	the form of amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan is attached to the accompanying proxy statement as Annex M; and

•	the form of amended and restated BGC Partners, Inc. Long Term Incentive Plan is attached to the accompanying proxy statement as Annex N.

Only holders of record of the Company Class A common stock or Class B common stock at the close of business on [ •], 2007, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Holders of shares of Company Class A common stock on the record date are each entitled to one vote per share of Company Class A common stock, and holders of shares of Company Class B common stock on the record date are each entitled to 10 votes per share of Company Class B common stock, on the matters to be considered at the special meeting. A list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the special meeting at the offices of eSpeed, 110 East 59th Street, New York, New York 10022. A copy of the list of stockholders entitled to vote at the special meeting will also be available at the special meeting.

Adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the total combined voting power of Company Class A common stock and Class B common stock entitled to vote at the meeting, voting as a single class, in accordance with the eSpeed certificate of incorporation and Delaware law. Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held approximately 87.7% of the total combined voting power of the shares of Company Class A common stock and shares of Company Class B common stock, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Information about the meeting, the merger and the other business to be considered by eSpeed stockholders is contained in the accompanying proxy statement and the documents incorporated by reference into the accompanying proxy statement, which we urge you to read. In particular, see “ Risk Factors” beginning on page 32.

The eSpeed board of directors is not aware of any matters that may be brought before the special meeting other than those set forth in this Notice of Special Meeting of Stockholders. If other matters properly come before the special meeting, the proxies named in the accompanying proxy card will vote the shares represented by all properly executed proxy cards on such matters in accordance with any recommendation of the eSpeed board of directors or, in the absence of such recommendation, in their discretion.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from your nominee a proxy issued in your name.

The Special Committee recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

The eSpeed board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote:

(1)	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock;

(3)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities;

(4)	“FOR” the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan; and

(5)	“FOR” the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan.

By Order of the Board of Directors,

Stephen M. Merkel
Executive Vice President,
General Counsel and Secretary

[•], 2007

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

WHERE YOU CAN FIND MORE INFORMATION	295

DOCUMENTS INCORPORATED BY REFERENCE	295

INDEX TO FINANCIAL STATEMENTS	FIN-1

ANNEX A	—	Agreement and Plan of Merger, dated as of May 29, 2007, by and among BGC Partners, Inc., Cantor Fitzgerald, L.P., eSpeed, Inc., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (including Amendment No. 1 thereto, dated as of November 5, 2007)

ANNEX B	—	Form of the Separation Agreement by and among Cantor Fitzgerald, L.P., BGC Partners, LLC, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P.

ANNEX C	—	Form of Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P.

ANNEX D	—	Form of Amended and Restated Limited Partnership Agreement of BGC Partners, L.P.

ANNEX E	—	Form of Amended and Restated Limited Partnership Agreement of BGC Global Holdings, L.P.

ANNEX F	—	Form of Registration Rights Agreement by and between Cantor Fitzgerald, L.P. and BGC Partners, LLC

ANNEX G	—	Form of the Administrative Services Agreement between Cantor Fitzgerald, L.P. and BGC Partners, Inc.

ANNEX H	—	Form of the Administrative Services Agreement among Tower Bridge International Services L.P., BGC International and Cantor Fitzgerald, L.P.

ANNEX I	—	Form of the BGC Holdings, L.P. Participation Plan

ANNEX J	—	Opinion of Sandler O’Neill + Partners, L.P.

ANNEX K	—	Form of Amended and Restated Certificate of Incorporation of BGC Partners, Inc.

ANNEX L	—	Form of Amended and Restated By-laws of BGC Partners, Inc.

ANNEX M	—	Form of Amended and Restated BGC Partners, Inc. Incentive Bonus Compensation Plan

ANNEX N	—	Form of Amended and Restated BGC Partners, Inc. Long Term Incentive Plan

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MATTERS TO BE CONSIDERED

The following questions and answers address briefly some questions you may have regarding the special meeting of stockholders and the matters to be considered at such meeting. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference in this proxy statement.

Unless we otherwise indicate or unless the context requires otherwise, any reference in this document to:

•	the “Company,” “eSpeed,” “we,” “our,” and “us” refers to eSpeed, Inc.;

•	“Cantor” refers to Cantor Fitzgerald, L.P.;

•

“BGC Partners” refers to (a)(i) BGC Partners, Inc. prior to its conversion to BGC Partners, LLC, or (ii) BGC Partners, LLC, after such conversion, or (b) the BGC Division (as defined in Note 1 to the BGC Division Combined Financial Statements for the years ended December 31, 2006, 2005 and 2004, included elsewhere in this proxy statement), where the context requires;

•	“BGC U.S.” refers to BGC Partners, L.P. and its subsidiaries;

•	“BGC Global” refers to BGC Global Holdings, L.P. and its subsidiaries;

•	the “Opcos” refers to BGC U.S. and BGC Global, collectively;

•	“BGC Holdings” refers to BGC Holdings, L.P.;

•

the “merger agreement” refers to the Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007, by and among BGC Partners, Cantor, BGC U.S., BGC Global and BGC Holdings;

•	the “merger” refers to the merger contemplated by the merger agreement;

•	the “Combined Company” refers to the surviving corporation in the merger, which will be renamed “BGC Partners, Inc.,” and its subsidiaries;

•

the “related agreements” refers collectively to the amended and restated limited partnership agreements of BGC U.S., BGC Global and BGC Holdings, the administrative services agreement, the Tower Bridge administrative services agreement, the separation registration rights agreement and the tax receivable agreement;

•

“exchangeable limited partners” or “BGC Holdings exchangeable limited partners” means (a) any Cantor company that holds an exchangeable limited partnership interest and that has not ceased to hold such exchangeable limited partnership interest and (b) any person to whom a Cantor company has transferred an exchangeable limited partnership interest and, prior to or at the time of such transfer, whom Cantor has agreed will be designated as an exchangeable limited partner;

•

“founding partners” or “BGC Holdings founding partners” refers to the individuals who will become limited partners of BGC Holdings in the mandatory redemption of interests in Cantor in connection with the separation and who will provide services to the Combined Company (provided that any member of the Cantor Group and Howard W. Lutnick (including any entity directly or indirectly or controlled by Mr. Lutnick or any trust to which he is a guarantor, trustee or beneficiary) will not be a founding partner);

•

“working partners” or “BGC Holdings working partners” refers to holders of working partner units and the individuals who become limited partners of BGC Holdings from time to time after the separation and the merger and who will provide services to the Combined Company;

•

“restricted exchangeable partners” or “BGC Holdings restricted exchangeable partners” refers to certain individuals who will become limited partners of BGC Holdings in connection with the merger and from time to time after the merger and who will provide services to the Combined Company;

•	the “BGC Partners group” refers to BGC Partners and its subsidiaries (other than BGC Holdings and its subsidiaries and BGC U.S., BGC Global and their respective subsidiaries);

•	the “BGC Holdings group” refers to BGC Holdings and its subsidiaries (other than BGC U.S., BGC Global and their respective subsidiaries);

•	the “Cantor group” refers to Cantor and its subsidiaries (other than any member of the BGC Partners group or the BGC Holdings group);

•	“BGC Partners common stock” refers collectively to BGC Partners Class A common stock, BGC Partners Class B common stock and BGC Partners Class C common stock;

•	“BGC Partners units” refers collectively to BGC Partners Class A units, BGC Partners Class B units and BGC Partners Class C units;

•	“eSpeed common stock” refers collectively to eSpeed Class A common stock and eSpeed Class B common stock;

•	“Combined Company common stock” refers collectively to Combined Company Class A common stock and Combined Company Class B common stock;

•

the “BGC business” refers to the business Cantor will contribute to BGC Partners pursuant to the separation agreement, which includes the business of BGC Financial Group, Inc. (formerly known as Maxcor Financial Group Inc.), which we refer to as “BGC Financial,” including its Euro Brokers subsidiaries, which we refer to as “Euro Brokers,” the business of ETC Pollak SAS, which we refer to as “ETC Pollak,” the business of Aurel Leven Securities, which we refer to as “Aurel Leven,” the business of AS Menkul Kiymetler A.S., which we refer to as “AS Menkul,” Cantor’s interests in Freedom International Holdings, L.P. (which holds an interest in Freedom International Brokerage L.P.), which we refer to as “Freedom,” the emerging markets equity derivatives business of Marex Financial Limited, which we refer to as “Marex Financial,” and the other inter-dealer brokerage, electronic brokerage services and market data businesses, historically operated by Cantor, that Cantor intends to contribute to BGC Partners pursuant to the separation agreement. After the merger, Cantor will continue to hold its equity capital markets, debt capital markets and gaming businesses, its interests in the Combined Company and BGC Holdings, certain greenhouse gas, energy, environmental and emission allowances businesses, the equity derivatives inter-dealer brokerage business of the Equities Division of Cantor and certain other businesses; and

•	the “separation” refers to the separation, by Cantor, of the BGC business from the remainder of Cantor’s businesses pursuant to the separation agreement.

All information contained in this proxy statement concerning BGC Partners, BGC U.S., BGC Global and BGC Holdings, and their affiliates and designees, has been supplied by BGC Partners and has not been independently verified by us. All information contained in this proxy statement concerning Cantor (our majority stockholder) has been supplied by Cantor and has not been independently verified by us.

Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 610-2200.

Q:	Why am I receiving this proxy statement?

A:

eSpeed and BGC Partners have agreed to combine their businesses under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, eSpeed stockholders must adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger. Pursuant to the NASDAQ rules, stockholder approval is required when the issuance may equal or exceed 20% of the outstanding shares of eSpeed common stock, or rights to acquire eSpeed common stock, prior to the merger. eSpeed stockholders are also being asked to vote on the other proposals described below, most of which are typically considered at our annual meeting.

Q:	On what matters am I being asked to vote on at the special meeting?

A:	As an eSpeed stockholder, you are being asked to vote on:

(1)	the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock;

(3)	the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities;

(4)	the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan;

(5)	the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan; and

(6)	such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the eSpeed board of directors recommend that I vote on the matters to be considered at the special meeting?

A:	A special committee of the eSpeed board of directors, consisting exclusively of eSpeed’s independent directors, which we refer to as the “Special Committee,” recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

The eSpeed board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote:

(1)	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock;

(3)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities;

(4)	“FOR” the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan; and

(5)	“FOR” the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan.

Q:	What will happen in the merger?

A:	In the merger, BGC Partners will merge with and into eSpeed, and eSpeed will be the surviving corporation, which will be renamed “BGC Partners, Inc.” eSpeed stockholders will continue to hold the same number and class of shares of Combined Company common stock as they did in eSpeed immediately prior to the merger. After the merger, the eSpeed stockholders immediately prior to the effective time of the merger (including Cantor) will own equity interests representing approximately 27.8% of the economics of the Combined Company and the former stockholders of BGC Partners (including Cantor, the founding partners and the restricted exchangeable partners) will own approximately 72.2% of the economics of the Combined Company. Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

Q:	Are eSpeed stockholders entitled to dissenters’ rights of appraisal in the merger?

A:	eSpeed stockholders are not entitled to dissenters’ rights of appraisal in connection with the merger.

Q:	What vote of stockholders is required to adopt the merger agreement and the transactions contemplated thereby?

A:	Stockholders holding a majority of the collective voting power represented by the shares of our Class A common stock and Class B common stock issued and outstanding on the record date, voting as a single class, which we refer to as the “Total Voting Power,” must vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, for the merger agreement and the transactions contemplated thereby to be adopted.

Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held 87.7% of the Total Voting Power, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, so long as the eSpeed board of directors and the Special Committee recommend that eSpeed’s stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

Q:	What vote of stockholders is required to approve the other matters to be considered at the special meeting?

A.	The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the other matters to be considered at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [•], [•], New York, New York on [•], 2007, at [•] local time.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on [•], 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately [•] shares of our Class A common stock, held by approximately [•] stockholders of record, and [• ] shares of our Class B common stock, held by one stockholder of record, were outstanding and entitled to vote at the special meeting. You may vote all shares you owned as of the close of business on the record date. All shares of Class A common stock are entitled to one vote per share. All shares of Class B common stock are entitled to 10 votes per share.

Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held 87.7% of the Total Voting Power, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, so long as the eSpeed board of directors and the Special Committee recommend that eSpeed’s stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will it vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the proxy submission instructions provided by your nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted.

Q:	How do I cause my shares to be voted without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from your nominee, along with the nominee’s form of proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting.

Q:	What does it mean if I get more than one proxy card or form of proxy submission instructions?

A:	If you have shares of our Class A common stock or Class B common stock that are registered differently or are in more than one account, you will receive more than one proxy card or form of proxy submission instructions. Please follow the directions for submitting a proxy on each of the proxy cards or form of proxy submission instructions you receive to ensure that all of your shares are voted.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can I change my vote?

A:

After you submit a proxy card for your shares, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal executive offices, eSpeed, Inc., Attention: Secretary, 110 East 59th Street, New York, New York 10022, stating that you want to revoke your proxy and that you need another proxy card. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you hold your shares in street name through a broker, bank or other nominee, you should follow your nominee’s proxy submission instructions. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last proxy submission or vote, as the case may be, before voting is closed at the special meeting is the vote that will be counted.

Q:	What is a quorum for the special meeting?

A:	A quorum of the holders of the outstanding shares of our Class A common stock and Class B common stock, treated as one class, must be present for the special meeting to be held. A quorum is present if a majority of the Total Voting Power is present, in person or represented by proxy, at the special meeting.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the vote with respect to the matters to be considered at the special meeting. An abstention will not count as a vote cast “FOR” a proposal, but will count for the purpose of determining whether a quorum is present.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Like abstentions, broker non-votes will not count as votes cast “FOR” a proposal, but will count for the purpose of determining whether a quorum is present.

The affirmative vote of a majority of the Total Voting Power is required to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger. As a result, abstentions and broker non-votes on the proposal to adopt the merger agreement and the transactions contemplated thereby will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the transactions contemplated thereby. Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held 87.7% of the Total Voting Power, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the matters to be considered at the special meeting. A quorum will be present if a majority of the Total Voting Power is present, in person or represented by proxy, at the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, “FOR” the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock, “FOR” the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities, “FOR” the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan, “FOR” the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan and in accordance with any recommendation of the eSpeed board of directors or, in the absence of such recommendation, in the discretion of the proxies named in the enclosed proxy card on any other matter properly brought before the special meeting for a vote.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost, if any, of soliciting stockholder proxies. We will, upon request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q;	What should I do now?

A:	You should carefully read and consider the information contained in this proxy statement. You should then complete and sign your proxy card and return it in the enclosed envelope so that your shares will be represented at the special meeting. You may also vote in person at the special meeting or through the other means described in this proxy statement.

Q:	When do you expect the merger to be completed?

A:	The merger is expected to close early in the first quarter of 2008.

Q:	Where can I find additional information about eSpeed and the merger?

A:	eSpeed files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” You may read and copy these reports and other information filed by eSpeed at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like eSpeed, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. The Internet address of this site is http://www.sec.gov.

This proxy statement incorporates by reference important business and financial information about eSpeed that is not included in or delivered with this document. You may request this information from eSpeed, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the matters to be considered at the special meeting, you should contact eSpeed, Inc., Attention: Secretary, 110 East 59th Street, New York, New York 10022, telephone number (212) 610-2200.

SUMMARY

The following summary highlights material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read the entire proxy statement carefully, including the annexes. In addition, we encourage you to read the information incorporated by reference in this proxy statement, which includes important business and financial information about eSpeed that has been filed with the SEC. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 295. The information contained in this summary is qualified in its entirety by reference to the more detailed information contained in this proxy statement and the annexes, and which are incorporated herein by reference.

The Companies

eSpeed, Inc. (see page 196)

eSpeed is a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world’s largest government bond markets and other fixed income and foreign exchange marketplaces. eSpeed’s suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial products over eSpeed’s global private network or via the Internet. eSpeed’s neutral platform, reliable network, straight-through processing and superior products make it a trusted source for electronic trading at the world’s largest fixed income and foreign exchange trading firms and major exchanges. eSpeed’s principal executive offices are located at 110 East 59th Street, New York, New York 10022 and its telephone number is (212) 610-2200. The Internet address for eSpeed is http://www.espeed.com.

Pre-Merger BGC Partners (see page 196)

BGC Partners is a leading full-service inter-dealer broker, providing integrated voice and electronic execution brokerage services to many of the world’s largest and most creditworthy banks that regularly trade in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments. Named in honor of B. Gerald Cantor, Cantor’s founder and a pioneer in screen brokerage services and fixed income market data products, BGC Partners has offices in London, New York, Toronto, Mexico City, Paris, Nyon, Copenhagen, Hong Kong, Tokyo, Beijing (representative office), Singapore, Sydney, Seoul and Istanbul. BGC Partners’ principal executive offices are located at 199 Water Street, New York, New York 10038 and its telephone number is (646) 346-7000. The Internet address for BGC Partners is http://www.bgcpartners.com.

Post-Merger Combined Company (see page 243)

The Combined Company, which will be named “BGC Partners, Inc.,” will be a leading inter-dealer broker, offering integrated voice, hybrid and fully electronic execution and other brokerage services to banks, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data, analytics and financial technology solutions related to selected financial instruments and markets. The Combined Company’s principal executive offices will be located at 199 Water Street, New York, New York 10038 and its telephone number will be (646) 346-7000. The Internet address for the Combined Company will be http://www.bgcpartners.com.

The Special Meeting (see page 66)

The special meeting will be held at [•], [•], New York, New York on [•], 2007, starting at [•] local time. You are entitled to notice of, and to vote at, the special meeting if you owned eSpeed Class A common stock or Class B common stock at the close of business on [•], 2007, the record date. As of the record date, there were [•] shares of eSpeed Class A common stock issued and outstanding and [•] shares of eSpeed Class B common stock issued and outstanding.

Each share of eSpeed Class A common stock is entitled to one vote on each proposal at the special meeting, and each share of eSpeed Class B common stock is entitled to 10 votes on each proposal at the special meeting. Stockholders holding a majority of the Total Voting Power must vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, for the merger agreement and the transactions contemplated thereby to be adopted. The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the matters to be considered at the special meeting. A quorum will be present if a majority of the Total Voting Power is present, in person or represented by proxy, at the special meeting.

Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held approximately 87.7% of the Total Voting Power, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

Recommendations of the eSpeed Board of Directors (see page 67)

The Special Committee recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote in favor of adoption of the merger agreement and the transactions contemplated thereby.

Based on the reasons stated in this proxy statement, the eSpeed board of directors has, upon the recommendation of the Special Committee, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that eSpeed’s stockholders vote:

(1)	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock;

(3)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities;

(4)	“FOR” the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan; and

(5)	“FOR” the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan.

Interests of Directors, Executive Officers and Certain Beneficial Owners in the Merger (see page

99)

The current directors and executive officers of eSpeed, the future directors and executive officers of the Combined Company and certain beneficial owners of eSpeed common stock may have interests in the merger that are different from, or in addition to, yours, including the following:

•

The merger agreement provides that, prior to completion of the merger, upon the request of BGC Partners, eSpeed will provide each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel and Robert K. West with a letter agreement setting forth an annual base salary of $1,000,000 per year (except for Mr. West whose letter shall provide for an annual base salary of $450,000) and annual target bonuses of:

•	300% of annual base salary for Mr. Lutnick;

•	275% of annual base salary for Mr. Amaitis;

•	200% of annual base salary for Mr. Lynn;

•	50% of annual base salary for Mr. Merkel; and

•	$300,000 for Mr. West, $125,000 of which shall be paid in stock or restricted exchangeable units and $175,000 of which shall be paid in cash.

•

The merger agreement provision described in the preceding bullet point with respect to Messrs. Amaitis and Lynn is expected to be implemented prior to the merger through employment agreements between BGC Partners and each of Messrs. Amaitis and Lynn, which agreements will be assumed at completion of the merger by the Combined Company, with base salary and bonus provisions consistent with the letter agreements described above.

•

BGC Partners and eSpeed have agreed that, prior to the completion of the merger, BGC Partners may enter into (which it is expected to do) change of control employment agreements with each of Messrs. Lutnick, Lynn, Merkel and Amaitis, which agreements will be assumed at completion of the merger by the Combined Company, and will relate to a change of control of BGC Partners, or, after the merger, the Combined Company, other than the merger contemplated by the merger agreement.

•

Prior to the completion of the merger, Cantor will redeem all of the Cantor limited partnership interests held by founding partners in exchange for (1) a portion of the BGC Holdings limited partnership interests that Cantor will receive in the separation, and (2) rights to receive from Cantor, over time, shares of Combined Company Class A common stock, which we refer to as the “distribution rights.”

•

In connection with the separation, Cantor will receive BGC Holdings limited partnership interests. After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares of Combined Company Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm.

•

Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor has also agreed to provide certain additional exchange rights to Messrs. Amaitis and Lynn. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

•

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

•

Concurrently with the merger, BGC Holdings also intends to issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. In addition, BGC intends to issue to certain employees and other persons who provide services to BGC certain BGC Partners restricted stock units, which we refer to as “BGC RSUs.”

•

The eSpeed board of directors has determined that Cantor is a “deputized” director of eSpeed for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. The eSpeed board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of eSpeed capital stock or interests in eSpeed capital stock from or to eSpeed or its majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

•

Upon the termination of employment or bankruptcy of a founding partner, or upon mutual agreement of Cantor and the general partner of BGC Holdings, BGC Holdings will redeem any BGC Holdings founding partner interests held by such founding partner. However, in such circumstances, Cantor has a right of first refusal to acquire such founding partner interests. Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary (as Cantor is expected to do from time to time as described above), will be exchangeable by Cantor, generally commencing one year after the completion of the merger, for shares of Combined Company Class B common stock, or at Cantor’s election, shares of Combined Company Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments) on the same basis as the Cantor interests and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. In addition, Cantor will have a right of first refusal with respect to any BGC Holdings working partner interests and restricted exchangeable interests (that have not become exchangeable) that (A) are called for redemption upon termination of employment or bankruptcy of a working partner or termination of employment or bankruptcy of a restricted exchangeable partner or (B) are called for redemption by BGC Holdings, in each case if BGC Holdings elects to transfer the right to purchase such interest to a BGC Holdings partner rather than redeem such interest itself.

Opinion of Financial Advisor to eSpeed’s Special Committee (see page 90)

The financial advisor to eSpeed’s Special Committee, Sandler O’Neill + Partners, L.P., which we refer to as “Sandler O’Neill,” delivered an opinion, as of May 29, 2007 and subject to the assumptions and qualifications stated in the opinion, regarding the fairness from a financial point of view of the Exchange Ratios (as defined below under “Proposal 1—The Merger—Opinion of Financial Advisor to the Special Committee”) to holders of eSpeed Class A common stock other than Cantor and its affiliates.

The full text of this fairness opinion is attached as Annex J to this proxy statement. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken.

Structure of the Merger (see page 74)

The merger agreement provides that BGC Partners will be merged with and into eSpeed, with eSpeed surviving the merger. The Combined Company will be renamed “BGC Partners, Inc.” Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

To acquire BGC Partners, eSpeed has agreed to issue in the merger an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock. Specifically, in the merger:

•

each BGC Partners Class A unit will be converted into one share of Combined Company Class A common stock (and the eSpeed Class A common stock will remain outstanding as Combined Company Class A common stock);

•

each BGC Partners Class B unit will be converted into one share of Combined Company Class B common stock (and the eSpeed Class B common stock will remain outstanding as Combined Company Class B common stock) or, at Cantor’s election prior to the closing of the merger, one share of Combined Company Class A common stock;

•

the one BGC Partners Class C unit will be converted into 100 shares of Combined Company Class B common stock or, at Cantor’s election prior to the closing of the merger, 100 shares of Combined Company Class A common stock; and

•

(1) the BGC Holdings exchangeable limited partnership interests will be exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and (2) the BGC Holdings founding partner interests will not be exchangeable with the Combined Company unless otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

Cantor currently intends to elect to have the BGC Partners Class B units and the BGC Partners Class C unit converted in the merger into Combined Company Class A common stock.

Concurrently with or immediately after the merger, the Combined Company will contribute its assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, the Combined Company will receive limited partnership interests in each of these entities.

Current stockholders of the Company will hold the same number and class of shares of Combined Company common stock that they held in the Company prior to the merger.

Immediately after the merger, it is expected there will be approximately 52,966,578 fully diluted shares of Combined Company Class A common stock outstanding, of which 23,109,093 shares will be held by Cantor. Each share of Class A common stock will generally be entitled to one vote on matters submitted to the Combined Company’s stockholders. In addition, immediately after the merger, Cantor will hold 20,497,900 shares of Combined Company Class B common stock (which represents all of the outstanding Combined Company Class B common stock), representing, together with the Combined Company Class A common stock held by Cantor, approximately 88.8% of the Combined Company’s voting power. Each share of Class B common stock will generally be entitled to the same rights as a share of Class A common stock, except that, on matters submitted to a vote of the Combined Company’s stockholders, each share of Class B common stock will be entitled to 10 votes. The Class B common stock generally will vote together with the Class A common stock on all matters submitted to a vote of the Combined Company’s stockholders.

Immediately after the merger, the Combined Company will hold, directly or indirectly, the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings, and will serve as the general partner of BGC Holdings, which will entitle the Combined Company to control BGC Holdings. BGC Holdings, in turn, will hold the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and will serve as the general partner of each of BGC U.S. and BGC Global, which will entitle BGC Holdings (and thereby the Combined Company) to control each of BGC U.S. and BGC Global. BGC Holdings will hold its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC GP Limited. In addition, it is expected the Combined Company will indirectly through wholly-owned subsidiaries hold BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of approximately 73,464,478 units and 73,464,478 units, representing approximately 39.6% and 39.6% of the outstanding BGC U.S. limited partnership interests and BGC Global limited partnership interests, respectively. The Combined Company will be a holding company that will hold these interests, will serve as the general partner of BGC Holdings, and, through BGC Holdings, will act as the general partner of each of BGC U.S. and BGC Global. As a result of the Combined Company’s ownership of the general partnership interest in BGC Holdings and BGC Holdings’ general partnership interest in each of BGC U.S. and BGC Global, it is anticipated that the Combined Company will consolidate BGC U.S.’s and BGC Global’s results for financial reporting purposes.

Founding partners and working partners, which we refer to collectively as “founding/working partners” and as “BGC Holdings founding/working partners,” and restricted exchangeable partners will directly and Cantor will indirectly hold BGC Holdings limited partnership interests. BGC Holdings, in turn, will hold BGC U.S. limited partnership interests and BGC Global limited partnership interests and, as a result, founding/working partners, restricted exchangeable partners and Cantor will indirectly have interests in BGC U.S. limited partnership interests and BGC Global limited partnership interests.

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares of Combined Company Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm.

The BGC Holdings limited partnership interests that Cantor transfers to founding partners in redemption of their current limited partnership interests in Cantor at the time of the separation will not be exchangeable with the Combined Company unless (1) Cantor reacquires such interests from the founding partners (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with the Combined Company for Combined Company Class A common stock or Class B common stock, or (2) Cantor determines that such interests can be exchanged by such founding partners with the Combined Company for Combined Company Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company (which exchange of certain interests Cantor expects to permit from time to time). Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor has also granted certain additional exchange rights to Messrs. Amaitis and Lynn. No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of the affirmative vote of the majority of units underlying BGC Holdings exchangeable limited partnership interests outstanding as of the applicable record date, which we refer to as a “BGC Holdings exchangeable limited partnership interest majority in interest,” in accordance with the terms of the BGC Holdings limited partnership agreement.

With each exchange, BGC Partners’ indirect interest in BGC U.S. and BGC Global will proportionately increase because, immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such litigation matters.

The profit and loss of BGC U.S., BGC Global and BGC Holdings, as the case may be, will generally be allocated based on the total number of BGC U.S. units, BGC Global units and BGC Holdings units, as the case may be, outstanding, other than in the case of certain litigation matters, as described in “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.”

The following diagram illustrates the expected ownership structure of the Combined Company after the merger. The following diagram does not reflect the various subsidiaries of the Combined Company, BGC U.S., BGC Global, BGC Holdings or Cantor, the proposed issuance of restricted exchangeable interests or the results of any exchange of BGC Holdings exchangeable limited partnership interests, BGC Holdings restricted exchangeable interests or, to the extent applicable, BGC Holdings founding partner interests or BGC Holdings restricted exchangeable interests:

You should read “Risk Factors—Risks Related to the Combined Company’s Capital Structure,” “Proposal 1—The Merger—History, Formation, Separation and Pre-Merger Structure of BGC Partners,” “Proposal 1—The Merger—Structure of the Combined Company,” “Related Agreements” and “Description of the Combined Company Capital Stock” for additional information about the Combined Company’s capital structure and the risks posed by this structure.

Material U.S. Federal Income Tax Consequences (see page 106)

Because eSpeed common stock held by eSpeed stockholders immediately prior to the merger will not be exchanged in the merger, eSpeed stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. In addition, we do not anticipate that eSpeed will currently recognize any material amount of income or gain for U.S. federal income tax purposes as a result of the merger.

Accounting Treatment (see page 107)

The merger will be accounted for by eSpeed as a combination of entities under common control in accordance with generally accepted accounting principles in the United States, which we refer to as “U.S. GAAP.”

Regulatory Approvals (see page 106)

The merger is subject to the receipt of approvals of certain regulatory agencies, including the Financial Industry Regulatory Authority, which we refer to as “FINRA,” and the U.K. Financial Services Authority, which we refer to as the “FSA” (in respect of the change of control for all FSA-regulated entities and the conversion of BGC Financial, Inc. into a limited liability company). Consents from the Sydney Futures Exchange and the Hong Kong Monetary Authority are also required to consummate the separation transactions in Australia and Hong Kong, respectively. Consummation of the merger is also subject to approvals of, or filings with, securities commissions of certain states and other jurisdictions in which subsidiaries of BGC Partners and eSpeed conduct business.

Conditions to the Merger (see page 116)

A number of conditions to each party’s obligation to close must be satisfied or waived before the merger will be completed. These include among others:

•

the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, by the eSpeed stockholders;

•	the NASDAQ listing of the Combined Company Class A common stock to be issued in the merger;

•	the receipt of required governmental approvals, including the approval of FINRA, the FSA and other regulatory approvals;

•	the lack of any order, injunction, ruling, decree or judgment by a court or agency;

•	the absence of legal prohibitions restraining, enjoining or preventing the consummation of the merger or any of the transactions contemplated by the merger agreement being in effect;

•	the separation occurring according to the terms of the separation agreement;

•

the accuracy and correctness of the other party’s or parties’ representations and warranties, subject to certain qualifications described in the merger agreement, and the receipt of a certificate from the other party to that effect; and

•

the other party or parties’ covenants and agreements having been performed on or before the closing date of the merger in accordance with the merger agreement, and the receipt of a certificate from the other party to that effect.

The obligations of eSpeed to complete the merger are also subject to the following conditions:

•

the estimated closing net equity and the estimated closing cash of BGC Partners being at least equal to the target closing net equity of $146.5 million and the target closing cash of $25.0 million of BGC Partners, respectively, and the receipt of a certificate from BGC Partners to that effect; and

•	the estimated closing indebtedness of BGC Partners being equal to or less than the $150.0 million target closing indebtedness of BGC Partners.

The obligations of BGC Partners to complete the merger are also subject to the receipt of an opinion from BGC Partners’ counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, confirming that the merger qualifies as an exchange for purposes of Section 351(a) of the Internal Revenue Code, as amended, which we refer to as the “Code.”

Each of the parties may waive the conditions to the performance of its obligations under the merger agreement.

Absence of Dissenters’ Rights of Appraisal (see page 106)

Under the Delaware General Corporation Law, which we refer to as the “DGCL,” which governs the merger, eSpeed stockholders are not entitled to dissenters’ rights of appraisal in connection with the merger.

Management Before and After the Merger (see page 151)

Following the merger, the Combined Company board of directors will consist of six directors, all of whom will be the directors of eSpeed immediately prior to the merger. The initial term of the directors will end with the first annual meeting of stockholders to be held by the Combined Company. Thereafter, if re-elected, the directors will serve one year terms.

Upon completion of the merger, Howard W. Lutnick, Chairman, Chief Executive Officer and President of the Company, will be appointed Chairman and Co-Chief Executive Officer of the Combined Company; Lee M. Amaitis, Chairman and Chief Executive Officer of BGC Partners and Vice Chairman of the Company, will be appointed Co-Chief Executive Officer of the Combined Company; Shaun D. Lynn, President of BGC Partners, will be appointed to the same position with the Combined Company; Stephen M. Merkel, Executive Vice President, General Counsel and Secretary of the Company, will be appointed to the same positions with the Combined Company; Robert K. West, Chief Financial Officer of BGC Partners, will be appointed to the same position with the Combined Company and Paul Saltzman, Chief Operating Officer of the Company, will be appointed Executive Managing Director of electronic trading of the Combined Company.

Termination of the Merger Agreement (see page 118)

BGC Partners and eSpeed (acting at the direction of the Special Committee) may mutually agree in writing by action of their respective boards of directors, at any time before the effective time of the merger, whether before or after eSpeed stockholder adoption, to terminate the merger agreement. Also, either BGC Partners or eSpeed (acting at the direction of the Special Committee) may terminate the merger agreement in several circumstances, including if:

•

the merger is not consummated on or before April 30, 2008, which we refer to as the “Outside Date,” unless either BGC Partners or eSpeed exercises its option to extend the Outside Date for an additional period not to exceed 120 days if all other conditions to consummation of the transactions contemplated by the merger agreement were satisfied or were capable of being satisfied, and the sole reason that such transactions has not been satisfied is because the closing condition related to required government approvals has not been satisfied, except that this right to terminate the merger agreement is not available to any party to the merger agreement whose failure to perform any material covenant or obligation under the merger agreement has been the primary cause of or resulted in the failure of the transactions contemplated by the merger agreement to occur on or before such date; or

•	any injunction permanently restrains, enjoins or prohibits the consummation of the transactions contemplated by the merger agreement.

BGC Partners may also terminate the merger agreement if eSpeed materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach by its nature is not curable within 45 days of written notice to eSpeed of such breach.

eSpeed may also terminate the merger agreement if BGC Partners, Cantor, BGC U.S. and BGC Global or BGC Holdings breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach by its nature is not curable within 45 days of written notice to the aforementioned parties of such breach.

Fees and Expenses (see page 118)

Each party will bear its own costs and expenses, including attorneys’ and other advisors’ fees, incurred in connection with the merger agreement.

Related Agreements (see page 121)

In the merger, the Combined Company will assume the related agreements described below:

Separation Agreement (see page 121)

The separation agreement will be entered into and the closing of the separation will occur on or prior to the closing of the merger, at which time Cantor will contribute, convey, transfer, assign and deliver to BGC Partners or its subsidiaries, including the Opcos, in a manner that is expected to be tax-free to BGC Partners or its subsidiaries, including the Opcos, and BGC Partners or its subsidiaries, including the Opcos, will acquire and accept from Cantor, all of the right, title and interest of Cantor to the following assets, which we refer to as the “transferred assets:”

•	specified equity interests related to the BGC businesses;

•	specified contracts related to the BGC businesses, including employment agreements with transferred employees;

•

certain rights under eSpeed’s amended and restated joint services agreement, dated as of October 1, 2005, which we refer to as the “JSA,” with Cantor including rights and obligations in respect of clearance, settlement and fulfillment services, to the extent related to the inter-dealer brokerage business;

•	all intellectual property primarily related to the BGC businesses being transferred;

•

all books and records (other than tax returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials and all other printed and written materials, to the extent available and primarily related to the BGC businesses; and

•	all permits or licenses issued by any governmental authority to the extent primarily related to the BGC businesses and permitted by applicable law to be transferred.

In addition, BGC Partners, BGC U.S. and/or BGC Global will assume certain transferred liabilities, which will include the following, which we refer to as the “transferred liabilities:”

•

all liabilities primarily relating to, arising from or in connection with any transferred business or any transferred asset, regardless of when or where such liability arose and regardless of where or against whom such liability is asserted or determined;

•

certain liabilities under the JSA to the extent related to the inter-dealer brokerage business, including liabilities related to Cantor’s rights and obligations in respect of clearance, settlement and fulfillment services primarily related to the inter-dealer brokerage business;

•

all liabilities primarily relating to, arising from or in connection with the transferred business employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities primarily arising from or relating to the conduct of any transferred business; and

•

certain indebtedness, the total amount of which will not exceed $150 million. We expect that the indebtedness will include a portion of Cantor’s senior notes maturing in April 2010, or new debt to Cantor on terms similar to the senior notes, and the interest rate will be fixed at 7.5% per annum.

Amended and Restated BGC Holdings Limited Partnership Agreement (see page 128)

On or prior to the closing of the merger, the limited partnership agreement of BGC Holdings will be amended and restated. BGC Holdings will be managed by its general partner. Immediately after the separation and the merger, the Combined Company will indirectly hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings, and will serve as the general partner of BGC Holdings, which will entitle the Combined Company to control BGC Holdings.

Under the BGC Holdings limited partnership agreement, BGC Partners, as BGC Holdings’ general partner, will manage the business and affairs of BGC Holdings, but will require Cantor’s consent for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may interfere with Cantor’s exercise of its pre-emptive right to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings), its right to acquire BGC Holdings limited partnership interests from founding partners and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent will also be required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan or that are not deemed issued in connection with the merger, in connection with the prior written consent of the BGC Partners compensation committee (or its designee) or in connection with a conversion of unissued unit and interest into a different class or type of unit and interest. BGC Holdings founding partner interests are only exchangeable if Cantor so determines, as Cantor has agreed to do with respect to a portion of the founding partner interests as described above. The BGC Holdings limited partnership agreement will also provide that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, will require Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements. Founding/working partners and restricted exchangeable partners will not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock received upon such exchange, in connection with a broad-based public offering of all shares of Combined Company Class A common stock underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Messrs. Lynn and Saltzman, as well as two other individuals who are employed by one of our affiliates, who, together with Mr. Amaitis, we refer to collectively as the “select persons,” will be sold to Cantor for cash, and such persons’ aggregate net proceeds will be used as described in “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from such persons, Cantor will exchange them for BGC Partners units on a one-for-one basis, and prior to the merger, BGC Partners will redeem such BGC Partners units from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transfers to founding partners in redemption of their current limited partnership interests in Cantor at the time of the separation will not be exchangeable with the Combined Company unless (1) Cantor reacquires such interests from the founding partners (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with the Combined Company for Combined Company Class A common stock or Combined Company Class B common stock as described above, or (2) Cantor determines that such interests can be exchanged by such founding partners with the Combined Company for Combined Company Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company (which exchange of certain interests Cantor expects to permit from time to time). In particular, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the completion of the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that terms and conditions do not have an adverse effect on the Combined Company. See “Certain Relationships and Related Transactions Before and After the Merger—Exchangeability of Founding Partner Interests.”

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement.

Prior to the merger, in the fourth quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global (see page 143)

On or prior to the closing of the merger, the limited partnership agreements of each of BGC U.S. and BGC Global will be amended and restated. Each of BGC U.S. and BGC Global will be managed by BGC Holdings, its general partner. As the general partner, BGC Holdings will be entitled to make all decisions with respect to BGC U.S. and BGC Global and their subsidiaries, subject to limited consent rights of Cantor and to the rights of the special voting limited partner, which will be BGC Holdings. BGC Holdings will require Cantor’s consent to amend the terms of the BGC U.S. or the BGC Global limited partnership agreement or to take any other action that may interfere with Cantor’s exercise of its pre-emptive right to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or Cantor’s right to exchange BGC Holdings exchangeable limited partnership interests.

The BGC U.S. and BGC Global special voting limited partner will be entitled to appoint and remove the general partner of the applicable entity. The Combined Company, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreements of BGC U.S. or BGC Global unless such action is approved by a majority of the Combined Company’s independent directors.

Separation Registration Rights Agreement (see page 146)

On or prior to the closing of the merger, BGC Partners and Cantor will enter into the separation registration rights agreement. The separation registration rights agreement will provide that Cantor and any affiliate of Cantor, which we refer to as a “holder,” holding BGC Partners units, or, after the merger, Combined Company common stock, which is transferred or issued to any holder pursuant to and in accordance with the BGC Holdings limited partnership agreement, and any BGC Partners units, or, after the merger, Combined Company common stock, issuable in respect of or in exchange for any such BGC Partners units or Combined Company common stock, as the case may be, which we refer to as “registrable securities,” will have unlimited piggyback registration rights. The separation registration rights agreement also will grant Cantor four demand registration rights requiring that BGC Partners, or, after the merger, the Combined Company, register the units or shares of its common stock, as the case may be, held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the BGC Partners Class A units, or, after the merger, shares of Combined Company Class A common stock, outstanding or has an aggregate market value in excess of $20 million.

Administrative Services Agreements (see page 147)

Tower Bridge International Services L.P., which we refer to as “Tower Bridge,” BGC International (formerly known as Cantor Fitzgerald International), which we refer to as “BGCI,” and Cantor have entered into a new agreement, with an effective date of January 1, 2007. At the closing of the separation, Cantor and BGC

Partners will enter into the administrative services agreement. Each is for an initial three-year term with successive one-year renewal periods unless terminated by any party, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of the three-year term or any subsequent one-year renewal period, as the case may be.

BGC Holdings Participation Plan (see page 149)

In connection with the separation, BGC Holdings intends to adopt the Participation Plan as a means to attract, retain, motivate and reward present founding partners, present and prospective working partners and restricted exchangeable partners and executive officers of BGC Partners, or, after the merger, the Combined Company, by enabling such founding/working partners, restricted exchangeable partners and executive officers to acquire or increase their ownership interests in BGC Holdings.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth a summary of the historical combined financial information and other data of BGC Partners and summary pro forma combined financial information of the Combined Company.

The summary historical combined financial data of BGC Partners as of December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004 have been derived from BGC Partners’ audited historical combined financial statements included elsewhere in this proxy statement. The summary historical combined financial data of BGC Partners as of December 31, 2004 have been derived from BGC Partners’ audited historical combined financial statements not included in this proxy statement.

The summary historical combined financial data of BGC Partners as of and for the six months ended June 30, 2007 have been derived from the unaudited historical combined financial statements included elsewhere in this proxy statement. The summary historical combined financial data of BGC Partners for the six months ended June 30, 2006 have been derived from the unaudited historical combined financial statements included elsewhere in this proxy statement.

This financial data should be read in conjunction with “BGC Partners’ Selected Historical Combined Financial Data,” “BGC Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and BGC Partners’ Combined Financial Statements and the accompanying Notes thereto included elsewhere in this proxy statement.

For purposes of this section of the proxy statement, references to “BGC Partners” refer to the BGC Division (as defined in Note 1 to the BGC Division Combined Financial Statements for the years ended December 31, 2006, 2005 and 2004, included elsewhere in this proxy statement).

The unaudited pro forma Combined Company statement of operations data for the six months ended June 30, 2007 and the year ended December 31, 2006 and the unaudited pro forma statement of financial condition data as of June 30, 2007 were derived by applying pro forma adjustments to the historical statements of operations data of eSpeed and BGC Partners for the six months ended June 30, 2007 and the year ended December 31, 2006 and the historical statement of financial condition data of eSpeed and BGC Partners as of June 30, 2007. The unaudited pro forma combined statement of operations data for the six months ended June 30, 2007 and the year ended December 31, 2006 and the unaudited pro forma combined statement of financial condition data at June 30, 2007 present the results of operations and financial position of the Combined Company assuming that the merger had been completed as of January 1, 2006 with respect to the unaudited pro forma combined statement of operations data and at June 30, 2007 with respect to the unaudited pro forma combined statement of financial condition data.

The BGC Partners stand-alone pro forma adjustments give effect to the impact of the BGC’s separation from Cantor. The separation adjustments are as follows:

•

Business Transfer: As part of the separation, Cantor will transfer to BGC Partners all rights and obligations to receive North American fully electronic trading revenues. Under the JSA, these rights include the recognition of North American fulfillment revenues; fees paid to eSpeed under revenue share arrangements; and costs required to settle and clear the transactions. The separation is described in more detail in the “Related Agreements—Separation Agreement” section of this proxy statement. The adjustments include 35% recognition of fulfillment revenues (eSpeed recognizes 65%) and actual costs incurred by Cantor to support the business.

•

Finance Restructuring: As part of the separation, BGC Partners will be relieved of its current long-term debt obligations with Cantor in the amount of approximately $250 million and allocated a portion of existing long-term debt of approximately $150 million. The pro forma financial statements reflect the net impact of the existing debt relief and the assumption of the new debt.

The Combined Company pro forma adjustments principally give effect to the impact of the merger as well as the following matters:

•

Ownership Structure: The Combined Company will consolidate the worldwide interests of the Opcos and eSpeed. For financial reporting purposes under U.S. GAAP the ownership interest held in Combined Company common stock, the BGC Holdings founding/working partner interest and BGC Holdings limited partnership interest held by Cantor will be accounted for as described below. A reconciliation of the calculation of fully diluted earnings per share will be reflected in the footnotes to the combined financial statements. The details of this reconciliation are outlined in the tables below. For purposes of providing an explanation of the capital structure we have labeled the three economic ownerships: (1) Combined Company; (2) Founding/working partners; and (3) BGC Holdings limited partnership interests held by Cantor. The interest held by the public (including Combined Company common stock held by Cantor) will be in the form of Combined Company Class A common stock and Class B common stock. The BGC Holdings interests held by Cantor and the founding/working partners will be in the form of BGC Holdings limited partnership interests. The BGC Holdings exchangeable limited partnership interests received by Cantor may, in effect, be exchanged in the future for shares of Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). In addition, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn. No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The accounting for the three economic ownership categories is described in the table below:

Economic Ownership	Statement of Operations Presentation	Statement of Financial Condition Presentation

Combined Company Combined Company Stockholders (Class A and B common stock holders)	The public stockholders’ (including Cantor) basic earnings per share (“EPS”) in the Combined Company is based on net income after allocations to the founding/working partners divided by the number of outstanding shares of Combined Company common stock.	Public stockholder (including Cantor) equity will be included in stockholders’ equity in the combined statement of financial condition.

Founding/working partners Founding/working partner interests (BGC Holdings limited partnership interests holders)	The founding/working partners may receive allocations of net income based on their pro rata share of the fully diluted shares in the Combined Company. This charge will be called “allocation of net income to BGC Holdings founding partner units” which will be a separate component listed in compensation expense.	The capital account balance, generally the amount of capital contributed by founding/working partners, will be classified on a separate liability line in the combined statement of financial condition called “mandatorily redeemable partnership interest.”

BGC Holdings limited partnership interests held by Cantor BGC Holdings limited partnership interests held by Cantor (BGC Holdings limited partnership interests holders)	Cantor’s pro rata share of the net income in the Combined Company will be reported as a minority interest charge in the combined statement of operations.	Cantor’s pro rata share of the capital held in BGC Division will be included as a component of minority interest in the combined statement of financial condition.

Economic Ownership	Statement of Operations Presentation	Statement of Financial Condition Presentation

Consolidated BGC Partners, Inc.	EPS on a fully diluted basis for the Combined Company are presented as follows: Net income allocations to the founding/working partners and the minority interest to Cantor described above will be added back to net income. The number of units held in BGC Holdings by both the founding/working partners and Cantor will be added to the Combined Company common stock (plus common stock equivalents) to determine fully diluted shares outstanding. The adjusted net income will be divided by the adjusted fully diluted shares to calculate fully diluted EPS. Because basic EPS and fully diluted EPS (with the exception of the impact of stock option) are based on pro rata ownership in the Combined Company, there should not be any difference in the calculations.	The three economic ownership categories will be accounted for as components of the Combined Company’s liabilities and equity on the combined statement of financial condition. The founding/working partner interests will be recorded as mandatorily redeemable partnership interest; Cantor’s BGC Holdings limited partnership interests will be treated as a component of minority interest and the interests held by the public will be a component of stockholders’ equity in the Combined Company.

It is expected that after the merger the economic ownership structure percentages in the operating subsidiaries of the Combined Company will be 39.6% held by the public (including Combined Company common stock held by Cantor), 37.5% held by Cantor as BGC Holdings limited partnership interests, and 22.9% held by the founding partners as BGC Holdings limited partnership interests. In addition, concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings intends to issue certain restricted exchangeable interests and BGC Partners intends to issue certain restricted stock units to certain employees of BGC and other persons who provide services to BGC. The calculation of the economic ownership percentages is described in the following table (in thousands):

Ownership	Pre- Merger Common Stock (1)	Issued Common Stock (2)	Issued BGC Holding Units (3)	Total	Percentage (4)
Combined Company	51,495	21,969	—	73,464	39.6%
Founding/working partners	—	—	42,492	42,492	22.9
BGC Holdings limited partnership interests held by Cantor	—	—	69,399	69,399	37.5

Total common stock/BGC Holdings units	51,495	21,969	111,891	185,355	100.0%

(1)	Common stock amounts represent total eSpeed common stock including common stock options outstanding at June 30, 2007.
(2)	Reflects shares issued in return for Maxcor. Maxcor is an entity that was acquired by BGC Division in May 2005. Maxcor is being contributed to the Combined Company directly. A separate valuation was performed on Maxcor on May 25, 2007 to determine the amount of shares to be issued.
(3)	Reflects the issuance of BGC Holdings units to be held by the founding partners and Cantor upon completion of the merger. As part of the merger, founding partners will convert their Cantor units into two distribution rights for each unit and 10 founding partner exchangeable interests for each unit. Cantor partners will receive two distribution rights for each Cantor unit they hold. They will not receive the one for 10 exchangeable interests as they are not BGC Holdings founding partners. Included in Cantor’s portion of the BGC Holdings units are 7,349,068 of distribution rights Cantor is obligated to distribute to the founding partners.
(4)

The collective management of BGC, including founding partners and certain executives of Cantor who hold BGC management positions, are expected to own another 8.3% of the company, reflecting distribution and exchange rights. As a result, the Combined Company ownership held by management of BGC and eSpeed in the Combined Company is the founding partners’ BGC Holdings units representing 22.9% plus another approximately 8.3% or approximately 31.2%. This amount excludes any shares of Class A or Class B common stock or any options previously granted to, held directly by, or held beneficially by, or otherwise controlled by the executives of the Combined Company.

The economic ownership percentages calculated above determine certain income statement and balance sheet allocations in the Combined Company pro forma financial statements as of June 30, 2007. The allocations are calculated below (in thousands, except for per share data):

Statement of Operations		Amount

Net income allocations
Combined Company net income prior to allocations to founding partners and Cantor		$30,768
Founding/working partners net income allocation percentage and compensation charged based on a pro rata ownership in the Combined Company.	22.9%	(7,054)
Cantor minority interest allocation percentage and charge based on a pro rata ownership in the Combined Company.	37.5%	(11,521)

Public company net income after founding partner distributions and minority interest allocations		$12,193

Basic and Fully Diluted Share Calculations
Basic weighed average shares of common shares outstanding (1)		72,404
Stock option programs		1,045
BGC Holdings units held by founding partners		42,492
BGC Holdings units held by Cantor		69,399

Total fully diluted weighted average shares outstanding		185,340

Earnings Per Share Calculations

Basic earnings per share
Combined Company net income		$12,193
Basic weighed average shares outstanding		72,404
Basic earnings per share		$0.17

Fully diluted earnings per share
Combined Company net income adjusted to add back net income allocations to founding partners and Cantor minority interest allocations		$30,768
Total fully diluted weighed average shares outstanding		185,340
Fully diluted earnings per share		$0.17

Statement of Financial Condition

Mandatory redeemable interest
Value of founding partner capital accounts at the time of the merger (2)		$171,724

Minority interest
BGC Division net assets		146,500
Cantor’s percentage interest in BGC’s operating companies (3)		62.0%

Cantor’s minority interest		$90,865

Public Company
eSpeed pre-merger stockholders’ equity		$249,466
BGC Division remaining net assets after the minority interest allocation to Cantor		55,635
Allocation of founding partner capital accounts out of stockholders’ equity		(171,724)

Public company stockholders’ equity		$133,377

Total Ownership of the Combined Company
Total value of the ownerships in the Combined Company		$395,966

(1)	The weighted average basic common shares outstanding amounts were taken from eSpeed’s Quarterly Report on Form 10-Q for the six months ended June 30, 2007, filed with the SEC on August 23, 2007. The amount per the filing was 50,435. The pro forma Combined Company basic weighted average common shares takes the share amount per the eSpeed Form 10-Q and adds Combined Company Class A common stock contributed by Maxcor of 21,969 assuming those shares were outstanding for the entire six-month period ended June 30, 2007.
(2)	The value of the founding partner accounts reflects redemptions of partnership interest to settle loans to certain BGC executive officers.
(3)	The economic interest in the Opcos is determined by the amount of issued BGC Holdings units held by the founding partners and Cantor. The total number of BGC Holdings units to be issued as part of the merger is 111,891. That interest will be divided 42,492 (or 38.0%) to the founding partners and 69,399 (or 62.0%) to Cantor.

•

Separation: BGC Partners’ separation from Cantor, which is described in more detail in the “The Merger Agreement—Certain Actions Prior to the Merger” and “Related Agreements—Separation Agreement” sections of this proxy statement.

•

Sale of Partnership Interests: Prior to completion of the merger, Messrs. Amaitis, Lynn, Merkel, Saltzman and two other individuals who are employed by one of BGC’s affiliates will settle outstanding loans made to or guaranteed by Cantor. The settlement of the loans will result in a reduction in pro forma equity and cash and cash equivalents on the Combined Company’s balance sheet as well as one-time compensation charge. To settle the loan balances, Messrs. Lynn, Merkel and Saltzman and two other individuals who are employed by one or more of BGC’s affiliates will immediately after the separation sell to Cantor, for cash, distribution rights and founding partner interest provided to them in connection with the redemption of their Cantor limited partnership interests in connection with the separation at a price per interest or share equal to the closing price of eSpeed Class A common stock on the date of closing of the merger. The distribution rights and founding partner interest were derived by taking each of identified partner’s Cantor partnership units and exchanging each of the Cantor units held for two distribution rights and 10 founding partner interests units in the Combined Company. Mr. Merkel will not receive founding partner interests. Cantor will redeem a portion of Mr. Amaitis’ Cantor limited partnership interests for $100.00 a unit. This price is based on a value determined by Cantor. The amount of the compensation charge is based on the closing price of eSpeed Class A common stock at the date of the transaction, or in Mr. Amaitis’ case the $100.00 value determined by Cantor, less the partner’s basis in his Cantor interest or distribution rights and founding partner interest required to settle the outstanding debt at such date. Partner basis is based on the value of the partner’s capital account at the time of the merger divided by their total units. The total amount of BGC executive officer debt at June 30, 2007 was $67.1 million. The closing price of eSpeed Class A common stock on June 29, 2007 of $8.64 was used for purposes of the below table. If the sale of the distribution rights, founding partner interest and Cantor interests occurred on June 29, 2007, it would have generated a compensation charge of $41.6 million for the six months ended June 30, 2007. Terms of the repayment are described in more detail in the “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions” section of this proxy statement.

Under SEC Regulation S-X, Rule 11-02 (b)(5), “The pro forma condensed income statement shall disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Material nonrecurring charges or credits and related tax effects which result directly from the transaction and which will be included in the income of the registrant within the 12 months succeeding the transaction shall be disclosed separately.” Therefore, the compensation charge will not be considered in the pro forma combined statement of operations for the Combined Company.

The following table shows the calculation of the projected compensation charges in connection with the redemption of the executive officers’ Cantor interest or distribution rights and founding partner interest (in thousands, except for per share data):

Executive Officer	Total Loan Outstanding(1)(2)	Share Redemption Price	Cantor Interest	Distribution Rights and BGC Holdings Founding Partner Interest Required to Repay Outstanding Loan	Cost Basis(1)	Compensation Charge (Total Proceeds Less Cost Basis) From Sale
Lee Amaitis	$51,326	$100.00	513	—	$39.46	$31,072
Shaun Lynn	9,814	$8.64	—	1,136	$2.91	6,510
Stephen Merkel	1,190	$8.64	—	138	$2.89	792
Paul Saltzman	500	$8.64	—	58	$3.72	285
Other executives	4,281	$8.64	—	495	$2.61	2,985

Total	$67,111		513	1,827		$41,644

(1)	Outstanding loan balances and partner cost basis were based on May 31, 2007 partnership data.
(2)	Loan balances include accrued interest.

•

Issuance of Additional Partnership Interest: Immediately after the redemption, Cantor will provide Messrs. Amaitis and Lynn with 1,100,000 and 200,000, respectively, of additional BGC Holdings founding partner interest that will be immediately exchangeable into shares of Class A common stock in the Combined Company. Mr. Lynn will also have 400,000 units of his existing founding partner interests become immediately exchangeable into shares of Class A common stock in the Combined Company. The additional founding partner interests will be treated as 100% compensation and Mr. Lynn’s existing partnership interests that becomes immediately exchangeable will be treated as compensation to the extent the assumed share price exceeds his basis. The value of the interest is based on the closing price of eSpeed Class A common stock on the closing date of the merger. The closing price of eSpeed Class A common stock on June 29, 2007 of $8.64 is used for purposes of the below table. If the additional units were issued and Mr. Lynn’s existing founding partner interest became immediately exchangeable on June 29, 2007 it would have resulted in a compensation charge of $13.5 million for the six months ended June 30, 2007.

As described under “—Sale of Partnership Interests” above, this charge is one-time in nature and therefore, under SEC Regulation S-X, Rule 11-02 (b)(5), the compensation charge will not be considered in the pro forma combined statement of operations for the Combined Company.

The following table shows the calculation of the projected compensation charge in connection with the issuance of additional founding partner interest (in thousands, except for per share data):

Executive Officer	Additional Exchangeable Rights	Share Price	Cost Basis(1)	Compensation Charge
Lee Amaitis	1,100	$8.64	$—	$9,504
Shaun Lynn	200	$8.64	$—	1,728
	400	$8.64	$2.91	2,292

Total	1,700			$13,524

(1)	Partner cost basis was based on May 31, 2007 partnership data.

•

Merger Structure: The structure of the merger, which includes the issuance of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock and Cantor’s and the founding partners’ and the restricted exchangeable partners’ interests in BGC Holdings. The structure of the merger is described in more detail in the “Proposal 1—The Merger—Structure of the Combined Company” section of this proxy statement.

•

Exchangeability of Partnership Interest: Upon the close of the merger, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000 (200,000 of additional BGC Holdings founding partner interest and 400,000 of existing partnership interest), respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

•

Restricted Exchangeable Interest: Concurrently with the merger, BGC Holdings will issue restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC, and each of the holders of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half in August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Exchanges” and “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Partner Obligations.”

•

Finance Restructuring: As part of the separation and merger, the Combined Company will be relieved of existing long-term debt obligations to Cantor of approximately $250 million and allocated a portion of existing Cantor long-term debt, not to exceed $150 million, which will mature in 2010. The Combined Company’s obligations are described in more detail in the “Related Agreements—Separation Agreement—Separation and Contribution” section of this proxy statement.

•

Accounting for the Combined Company: The transaction contemplated by the merger agreement will be accounted for as a combination of entities under common control. For this purpose, eSpeed will be deemed the acquirer and BGC Partners will be deemed the acquiree. Statement of Financial Accounting Standards, which we refer to as “SFAS,” No. 141, Accounting for Business Combinations, which we refer to as “SFAS No. 141,” requires that in a transaction between entities under common control, the net assets of the acquiree, BGC Division, be recognized at their carrying amounts in the accounts of the transferring entity at the date of transfer; which for purposes of the statement of financial condition is assumed to be June 30, 2007.

•

Consolidation: The businesses of the Combined Company will be held under two subsidiaries: a partnership primarily holding the U.S. businesses called “BGC U.S.” and a partnership holding the non-U.S. businesses called “BGC Global.” These subsidiaries are collectively referred to as the “Opcos.” The Opcos will consolidate under Emerging Issues Task Force (“EITF”) 04-05, “Determining

Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” as it has been determined there are no variable interest entities.

The summary pro forma financial data of the Combined Company are included for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. Please refer to “Unaudited Pro Forma Financial Data” for more information regarding the pro forma adjustments for the Combined Company.

	Year Ended December 31,				Six Months Ended June 30,
				2006				2007
	BGC Partners			Pro Forma Combined Company	BGC Partners		Pro Forma BGC Partners Stand-Alone	Pro Forma Combined Company
	2004	2005	Restated 2006		2006	2007	2007
Combined Statement of Income Data:
Revenues:
Commissions	$165,410	$343,327	$512,075	$592,078	$256,959	$337,028	$350,420	$377,096
Principal transactions	125,272	119,586	134,939	134,939	68,130	111,273	111,273	111,273
Fees from related parties	11,501	13,059	22,498	34,863	8,783	15,090	15,090	22,510
Market data	14,307	16,283	17,409	17,409	8,623	9,732	9,732	9,732
Interest	1,055	9,048	21,545	31,086	11,856	10,002	10,002	15,012
Other revenues	10,276	2,432	19,614	43,184	11,133	4,077	4,077	10,409

Total revenues	327,821	503,735	728,080	853,559	365,484	487,202	500,594	546,032
Expenses:
Compensation and employee benefits	193,405	386,752	510,893	557,761	244,219	292,478	292,478	318,320
Allocation of net income to BGC Holdings founding partner units	—	—	—	—	—	—	—	7,054

Total compensation and benefits	193,405	386,752	510,893	557,761	244,219	292,478	292,478	325,374
Other expenses	130,770	220,567	331,685	388,624	151,734	161,038	159,033	190,751

Total expenses	324,175	607,319	842,578	946,385	395,953	453,516	451,511	516,125
Income (loss) from continuing operations before income taxes and minority interest	3,646	(103,584)	(114,498)	(92,826)	(30,469)	33,686	49,083	29,907
Minority interest	(54)	(16)	11	(56,182)	9	1,059	1,059	12,570
Provision (benefit) for income taxes	2,577	(7,634)	(1,843)	210	2,941	4,020	5,515	5,144

Income (loss) from continuing operations	1,123	(95,934)	(112,666)	(36,854)	(33,419)	28,607	42,509	12,193
Loss from discontinued operations, net of tax	—	(117)	(650)	—	(650)	—	—	—
Cumulative effect of a change in accounting principle	—	—	(10,080)	—	(10,080)	—	—	—

Net income (loss)	$1,123	$(96,051)	$(123,396)	$(36,854)	$(44,149)	$28,607	$42,509	$12,193

Adjustments for net income for fully diluted computation
Net income								$12,193
Allocation of net income to BGC Holdings founding partner units								7,054
Minority interest to Cantor								11,521

Net income for fully diluted computation								$30,768

Per share data:
Basic earnings per share								$0.17

Fully diluted earnings per share								$0.17

Basic weighted average shares of common stock outstanding								72,404
Stock option programs								1,045
BGC Holding units held by founding partners								42,492
BGC Holding units held by Cantor								69,399

Fully diluted weighted average shares of common stock outstanding								185,340

Revenue by Geographic Region:
United Kingdom	$218,503	$232,798	$344,342	$343,956	$185,770	$220,078	$220,078	$220,852
United States	50,501	131,160	203,496	322,018	103,002	132,672	146,064	186,956
Other international	58,817	139,777	180,242	187,585	76,712	134,452	134,452	138,224

Total revenues	$327,821	$503,735	$728,080	$853,559	$365,484	$487,202	$500,594	$546,032

Selected Statistical Data:
Total average brokers	496	800	1,124	1,124	1,079	1,189	1,189	1,189
Total average employees	746	1,132	1,541	1,931	1,515	1,641	1,641	2,039

	As of December 31,					As of June 30,
								2007
	BGC Partners					BGC Partners		Pro Forma Combined Company
	2004	2005	Restated 2006			2007
Combined Statement of Financial Condition Data:
Cash and cash equivalents	$19,215	$127,367	$109,050			$115,069		$230,516
Total assets	$454,409	$875,059	$1,117,866			$1,503,221		$1,627,647
Total liabilities	$340,153	$709,803	$1,038,150			$1,393,595		$1,230,632
Mandatory redeemable partnership interest	$—	$—	$—			$—		$171,724
Minority interest (Cantor)	$—	$—	$—			$—		$90,865
Total net assets/stockholders’ equity	$107,208	$158,224	$72,673			$101,524		$133,377

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this proxy statement and the annexes, which are incorporated herein by reference. The risk factors set forth below primarily relate to the business of BGC U.S. and BGC Global. These risks also affect the Combined Company because, after the completion of the merger, the business of the Combined Company will primarily consist of its interest in BGC U.S. limited partnership interests, BGC Global limited partnership interests, the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings. If any of the events or developments described below actually occurred, our, or the Combined Company’s, as the case may be, business, financial condition and results of operations would likely suffer. In that case, the trading price of our, or the Combined Company, as the case may be, common stock would likely decline, and you could lose part or all of your investment in the common stock. In addition, you should read and consider the risks associated with each of the businesses of eSpeed because these risks will also affect the Combined Company. These risks can be found below under “Risk Factors—Risks Related to the Combined Company’s Business,” as well as in “Item 1A.—Risk Factors” in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference in this proxy statement. See the sections entitled “Where You Can Find More Information” beginning on page 295 and “Documents Incorporated by Reference” on page 295.

Risks Related to the Merger

The failure to integrate successfully the businesses and operations of eSpeed and BGC Partners in the expected time frame may adversely affect the Combined Company’s future results.

Historically, eSpeed and BGC Partners have operated as separate companies related primarily through the JSA, and they will continue to do so until the completion of the merger. The management of the Combined Company may face significant challenges in consolidating the functions of eSpeed and BGC Partners, integrating their technologies, organizations, procedures, policies and operations, as well as retaining key eSpeed and BGC Partners personnel. The integration may also be complex and time consuming, and require substantial resources and effort resulting in the possible diversion of management’s attention for an extended period of time. The integration process and other disruptions resulting from the merger may also disrupt each company’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect their relationships with employees and others with whom they have business or other dealings or to achieve the anticipated benefits of the merger, including the realization of anticipated cost savings and revenue enhancements. In addition, difficulties in integrating the businesses of eSpeed and BGC Partners could harm the reputation of the Combined Company.

The Combined Company will incur significant transaction and merger-related costs in connection with the merger.

eSpeed and BGC Partners expect to incur a number of non-recurring costs associated with combining the operations of the two companies. eSpeed and BGC Partners will also incur legal, accounting and other transaction fees and other costs related to the merger, anticipated to be between $10 million and $12 million. Some of these costs are payable regardless of whether the merger is completed. Additional unanticipated costs may be incurred in the integration of the businesses of eSpeed and BGC Partners.

Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset these transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Certain directors and executive officers of eSpeed and BGC Partners may have interests in the merger that are different from, or in addition to or in conflict with, yours.

Executive officers of BGC Partners (who, in some cases, are also officers of eSpeed) negotiated the terms of the merger agreement on behalf of BGC Partners and, upon the unanimous recommendation of the Special Committee, the eSpeed board of directors approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and unanimously recommends that you vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. These directors and executive officers may have interests in the merger that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of eSpeed or BGC Partners by the Combined Company, the continued positions of directors of eSpeed as directors of the Combined Company or as officers or partners of Cantor, and the indemnification of former eSpeed and BGC Partners directors and officers by the Combined Company. You should be aware of these interests when you consider the recommendation of the eSpeed board of directors that you vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. For a discussion of the interests of eSpeed’s directors and executive officers in the merger, see “The Merger—Interests of Directors, Executive Officers and Certain Beneficial Owners in the Merger.”

eSpeed stockholders, other than Cantor and its affiliates, will have a reduced ownership and voting interest after the merger.

After the completion of the merger, eSpeed stockholders, other than Cantor and its affiliates, will own a smaller percentage of the Combined Company than they currently own of eSpeed. Upon completion of the merger, the holders of eSpeed Class A common stock (other than Cantor and its affiliates) will own approximately 40.6% of the Combined Company Class A common stock and will have approximately 11.2% of the voting power of the Combined Company on a diluted basis. Holders of eSpeed Class A common stock (other than Cantor and its affiliates), as a group, will have reduced ownership and voting power in the Combined Company compared to their ownership and voting power in eSpeed.

Reorganizing BGC Partners from a privately held firm to part of a publicly traded company may adversely affect the Combined Company’s ability to retain, recruit and motivate key employees.

While we believe the separation will promote retention and recruitment, some employees may be more attracted to the benefits of working at a private, controlled partnership or of being a partner in Cantor, which may adversely affect the Combined Company’s ability to retain, recruit and motivate key employees. The impact of the separation on the founding partners, restricted exchangeable partners, future working partners and other employee retention and recruitment is uncertain.

Many of the individuals that will be key employees of the Combined Company are currently limited partners of Cantor. We believe that the possibility of becoming a limited partner of Cantor has been an important tool in its ability to hire and retain key employees. Prior to the completion of the merger, Cantor will redeem all of the Cantor limited partnership interests held by founding partners in exchange for (1) a portion of the BGC Holdings limited partnership interests that Cantor will receive in the separation and (2) distribution rights in respect of BGC Partners interests and, after the merger, Combined Company Class A common stock. Prior to the merger in the fourth quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. See

“Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Restricted Exchangeable Units” and “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Partner Obligations.” In addition, in the fourth quarter of 2007, BGC Partners International L.P. anticipates entering into agreements with certain non-U.S. employees to forego 2007 compensation in exchange for the delivery in 2008 of certain BGC RSUs. In addition, in the fourth quarter of 2007, certain employees of BGC Partners and other persons who provide services to BGC are expected to be granted certain BGC RSUs as a form of discretionary bonus. These BGC RSUs are expected to vest and become exchangeable into shares of Combined Company Class A common stock in two equal installments on August 31, 2008 and August 31, 2009 or according to such other vesting schedule as may be agreed, and will be eligible to receive dividends paid by BGC Partners prior to vesting. In both cases, upon the closing of the merger, the shares ultimately issuable pursuant to the restricted exchangeable interests and the BGC RSUs will be shares of Combined Company Class A common stock issued pursuant to the BGC Partners Long Term Incentive Plan or similar plan. In addition, we expect that from time to time following the merger, key employees of the Combined Company will have the opportunity to become limited partners of BGC Holdings. See “Related Agreements—BGC Holdings Participation Plan.”

While these BGC Holdings limited partnership interests will entitle founding/working partners and restricted exchangeable partners to participate in distributions of income from the operations of the Combined Company’s business, upon leaving BGC Holdings (or upon any other redemption or purchase of such limited partnership interests as described below), any such founding/working partner or restricted exchangeable partners will, unless Cantor, in the case of the founding partners, and the Combined Company, as the general partner of BGC Holdings, otherwise determine, only be entitled to receive over time, and provided he or she does not violate certain partner obligations, an amount for his or her BGC Holdings limited partnership interests that reflects such partner’s capital account, and not any goodwill or going concern value of the Combined Company’s business. Moreover, unlike Cantor, founding/working partners will have no right to exchange their BGC Holdings limited partnership interests for shares of Combined Company capital stock (unless, in the case of founding partners, Cantor determines otherwise) and thereby realize any higher value associated with Combined Company capital stock. Cantor intends, however, to permit exchanges of a portion of the founding partner interests immediately after the merger and, from time to time, may provide founding partners with the right to exchange their remaining founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company. See “Certain Relationships and Related Transactions Before and After the Merger—Exchangeability of Founding Partner Interests.”

The BGC Holdings limited partnership interests are also subject to redemption, with respect to the founding partners, upon mutual agreement of Cantor and the general partner of BGC Holdings, and with respect to the working partners and restricted exchangeable partners, at the election of the general partner of BGC Holdings, as described in “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and Restricted Exchangeable Interests,” and will subject founding/working partners and restricted exchangeable partners to non-competition and non-solicitation covenants, as well as other obligations as described in “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Partner Obligations.” In addition, the exercise of Cantor’s right of first refusal in respect of founding partner interests and, in certain circumstances, working partner interests and restricted exchangeable partners will result in the share of distributions of income from the operations of the Combined Company’s business on other outstanding BGC Holdings limited partnership interests, including those held by founding/working partners, to remain the same rather than increasing as would be the case if such interests were redeemed by BGC Holdings. See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Cantor’s Right of First Refusal.”

The terms of the BGC Holdings limited partnership interests held by founding/working partners and restricted exchangeable partners will also differ from the terms of the limited partnership interests in Cantor currently held by founding partners and by certain of the restricted exchangeable partners as follows:

•

unlike the limited partnership interests in Cantor, founding/working partners and restricted exchangeable partners will not be entitled to reinvest the distributions on BGC Holdings limited partnership interests in additional BGC Holdings limited partnership interests at preferential or historical prices; and

•

as described in “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Distributions,” Cantor will be entitled to receive any amounts from selected extraordinary transactions which are withheld from distributions to founding/working partners and restricted exchangeable partners and forfeited by founding/working partners and restricted exchangeable partners leaving BGC Holdings prior to their interests in such withheld distributions fully vesting rather than any such forfeited amounts accruing to the benefit of all BGC Holdings limited partners on a pro rata basis.

Founding partners may find any of these terms of the BGC Holdings limited partnership interests to be less attractive than the current arrangements for limited partners of Cantor, which may reduce the effectiveness of these interests as retention tools.

In connection with the separation, founding partners and other persons providing services to BGC Partners will receive distribution rights from Cantor that will generally entitle the holder to receive from Cantor a distribution of a fixed number of shares of Combined Company Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The ownership of these distribution rights and underlying shares of Combined Company Class A common stock will not be dependent upon a founding partner’s continued employment with the Combined Company or Cantor or compliance with the partner obligations, and founding partners will not be restricted from leaving the Combined Company by the potential loss of shares distributable pursuant to these distribution rights.

Comments by the SEC on this proxy statement may require modification or reformulation of the combined pro forma financial information contained in this proxy statement and, if such modification or reformulation is required, the combined pro forma financial information may differ materially from the combined pro forma financial information contained in this proxy statement.

Although we believe that the combined pro forma financial information contained in this proxy statement complies with generally accepted accounting principles, in the course of the SEC’s review of this proxy statement we may be required to make changes or supplement such combined pro forma financial information. Comments by the SEC on this proxy statement may require modification or reformulation of the combined pro forma financial information contained in this proxy statement and, if such modification or reformulation is required, the combined pro forma financial information may differ materially from the combined pro forma financial information contained in this proxy statement.

The combined pro forma financial information in this proxy statement may not permit you to predict the Combined Company’s costs of operations, and the estimates and assumptions used in preparing the combined pro forma financial information may be materially different from the Combined Company’s actual experience as a reorganized, combined company and its actual results of operations could materially differ from the combined pro forma financial information in this proxy statement.

In preparing the combined pro forma financial information in this proxy statement, we have made adjustments to the historical financial information of BGC Partners and we have made adjustments to historical financial information of BGC Partners and eSpeed to reflect the separation and the merger, based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transactions contemplated by the separation and the merger. The adjustments for the separation and merger include, among other items, a forgiveness of intercompany balances with Cantor; settlement of outstanding executive loans; a calculation of distributions of net income to founding partners; a calculation of Cantor’s minority interest in the Combined Company; a transfer of business lines between the Combined Company and Cantor; a deduction and charge to earnings for estimated income taxes based on an estimated tax rate, estimated salaries, payroll taxes and benefits for founding/working partners; and an elimination of intercompany transactions between eSpeed and BGC Partners. These and other estimates and assumptions used in the calculation of the pro forma financial information in this proxy statement may be materially different from the actual experience of the BGC business as a separate, independent business from

Cantor and the Combined Company’s actual experience combining the historic operations of BGC Partners and eSpeed. The pro forma financial information in this proxy statement does not purport to represent what the Combined Company’s or BGC U.S.’s or BGC Global’s results of operations would actually have been had BGC Partners, the Combined Company, BGC U.S. or BGC Global operated as a combined company, with BGC Partners separated from Cantor, during the periods presented, nor does the pro forma information give effect to any events other than those discussed in the unaudited pro forma financial information and related notes. The pro forma financial information also does not purport to be indicative of results of operations as of any future date or future period. The Combined Company’s actual results of operations could materially differ from the pro forma financial information in this proxy statement.

The Combined Company will be required to pay Cantor for a significant portion of the benefit relating to any additional tax depreciation or amortization deductions it may claim as a result of the tax basis step-up BGC Partners receives, the rights to which the Combined Company will assume in the merger, in connection with the separation and the related transactions, respectively.

The BGC Holdings exchangeable limited partnership interests received by Cantor may, in effect, be exchanged in the future for shares of Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases in the tax basis of the tangible and intangible assets of BGC U.S. and BGC Global attributable to BGC Partners’, or, after the merger, the Combined Company’s, interest in BGC U.S. and BGC Global that otherwise would not have been available. These increases in the tax basis may reduce the amount of tax that BGC Partners, or, after the merger, the Combined Company, would otherwise be required to pay in the future, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

The merger agreement and the separation agreement contemplate that BGC Partners will enter into, and the Combined Company will assume BGC Partners’ rights and obligations under, a tax receivable agreement with Cantor that will provide for the payment by the Combined Company to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that it actually realizes as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The Combined Company expects to benefit from the remaining 15% of cash savings, if any, in income or franchise tax that it realizes. The Combined Company will determine, after consultation with Cantor, the extent to which it is permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as the Combined Company’s accountants agree that it is at least more likely than not that such tax benefit is available. BGC Partners, or, after the merger, the Combined Company, will have the right to terminate the tax receivable agreement at any time for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and the Combined Company cannot agree upon a value, the agreement will remain in full force and effect. While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of the income that BGC Partners, or, after the merger, the Combined Company, achieves, it is expected that as a result of the anticipated magnitude of the increases in the tax basis of the tangible and intangible assets of BGC U.S. and BGC Global attributable to BGC Partners’, or, after the merger, the Combined Company’s, interest in BGC U.S. and BGC Global, during the expected 24-year term of the tax receivable agreement, the payments that BGC Partners, or, after the merger, the Combined Company, may make to Cantor could be substantial. The ability of BGC Partners, or, after the merger, the Combined Company, to achieve benefits from any such increase will depend upon a number of factors, including the timing and amount of future income of BGC Partners, or, after the merger, the Combined Company.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by the Combined Company will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, the Combined Company will be entitled to receive reimbursements from Cantor for amounts it previously paid under the tax receivable agreement and Cantor will indemnify the Combined Company and hold it harmless with respect to any interest or penalties in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but only to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment shall be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement). See “Related Agreements—Tax Receivable Agreement.”

The separation and the merger might be challenged by creditors as a fraudulent transfer or conveyance, and equity holders and creditors of the entity held liable could be adversely affected should a court agree with such a challenge.

Although we do not believe that the separation or the merger will result in a fraudulent conveyance or transfer, if a court in a suit by an unpaid creditor or representative of creditors of Cantor or another entity transferring consideration to BGC Partners or the Combined Company, such as a trustee in bankruptcy, or Cantor or such other entity itself, as debtor-in-possession in a reorganization case under Title 11 of the U.S. Code, were to find that:

•

the separation or the merger, as the case may be (or any component transaction thereof), was undertaken for the purpose of hindering, delaying or defrauding creditors of Cantor or another entity transferring consideration to BGC Partners as part of the separation or the Combined Company as part of the merger, as the case may be; or

•

Cantor or another entity transferring consideration to BGC Partners as part of the separation or the Combined Company as part of the merger received less than reasonably equivalent value or fair consideration in connection with the separation or the merger, as the case may be, and (1) any of Cantor or such other entity (as applicable) were insolvent immediately before, or were rendered insolvent by, the separation or the merger, as the case may be, (2) Cantor or such other entity (as applicable) immediately prior to, or as of the effective time of, the completion of the separation or the merger, as the case may be, and after giving effect thereto, intended or believed that it would be unable to pay its debts as they became due or (3) the capital of any of Cantor or such other entity (as applicable) immediately before, or at the effective time of, the completion of the separation or the merger, as the case may be, and after giving effect thereto, was inadequate to conduct its business;

then that court could determine that the separation or the merger, as the case may be (or any component transaction thereof), violated applicable provisions of the U.S. Bankruptcy Code or applicable non-bankruptcy fraudulent transfer or conveyance laws. This determination would permit unpaid creditors, the bankruptcy trustee or debtor-in-possession to rescind the separation or the merger, as the case may be (or component transaction thereof), to recover the consideration transferred or an amount equal to the value thereof from BGC Partners or the Combined Company, or to subordinate or render unenforceable the debt incurred in furtherance thereof, or to require BGC Partners or the Combined Company or the holder of such debt to fund liabilities for the benefit of creditors. Equity holders and creditors of BGC Partners or the Combined Company held liable as a result of such a determination would be adversely affected to the extent each is required to surrender value to satisfy its liability.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation;

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured; or

•	it is generally not paying its debts as they become due.

Similar provisions would also apply in any other jurisdiction in which the separation and/or merger takes effect.

If the Combined Company were deemed an “investment company” under the Investment Company Act of 1940, as amended, as a result of its ownership of BGC U.S., BGC Global or BGC Holdings, applicable restrictions could make it impractical for the Combined Company to continue its business as contemplated and could materially adversely affect its business, financial condition and results of operation.

If Cantor ceases to hold a majority of the Combined Company’s voting power, Cantor’s interest in the Combined Company could be deemed an investment security under the Investment Company Act of 1940, as amended, which we refer to as the “Investment Company Act.” If the Combined Company were to cease participation in the management of BGC Holdings (or BGC Holdings, in turn, were to cease participation in the management of BGC U.S. or BGC Global) or not be deemed to have a majority of the voting power of BGC Holdings (or BGC Holdings, in turn, were to not be deemed to have a majority of the voting power of BGC U.S. or BGC Global), the Combined Company’s interest in BGC Holdings or BGC U.S. or BGC Global could be deemed an “investment security” for purposes of the Investment Company Act. If BGC Holdings ceased to participate in the management of BGC U.S. or BGC Global or not be deemed to have a majority of the voting power of BGC U.S. or BGC Global, its interest in BGC U.S. or BGC Global could be deemed an “investment security” for purposes of the Investment Company Act. Generally, an entity is an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. The Combined Company will be a holding company and will hold BGC U.S. limited partnership interests, BGC Global limited partnership interests, the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings. A determination that the Combined Company holds more than 40% of its assets in investment securities could result in the Combined Company being an investment company under the Investment Company Act and becoming subject to registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed prescriptions for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, limit the issuance of debt and equity securities, prohibit the issuance of stock options and impose certain governance requirements. If anything were to happen that would cause the Combined Company, BGC Holdings or Cantor to be deemed to be an investment company under the Investment Company Act, the Investment Company Act would limit its capital structure, ability to transact business with affiliates (including Cantor, BGC Holdings or the Combined Company, as the case may be) and ability to compensate key employees. Therefore, if Cantor, BGC Holdings or the Combined Company became subject to the Investment Company Act, it could make it impractical to continue the business of the Combined Company as contemplated by the merger, impair the agreements and arrangements, including the merger agreement, the separation agreement and related agreements and the transactions contemplated by those agreements, between and among eSpeed, BGC Partners, BGC Holdings, BGC U.S., BGC Global and Cantor or any combination thereof and materially adversely affect the Combined Company’s business, financial condition and results of operations.

Risks Related to the Combined Company’s Business

Because competition for the services of brokers is intense, the Combined Company may not be able to attract and retain highly skilled brokers, which could adversely impact its revenues and as a result could materially adversely affect its business, financial condition and results of operations.

The Combined Company’s ability to provide high-quality brokerage services and maintain long term relationships with its customers will depend, in large part, upon its brokers. As a result, the Combined Company must attract and retain highly qualified brokerage personnel. In recent years, BGC Partners has significantly grown the number of brokers in its business through new hires and acquisitions of existing businesses, and the Combined Company is expected to continue to do so in the future. Competition for the services of brokers is intense, especially for brokers with extensive experience in the specialized markets in which the BGC businesses participate or the Combined Company may seek to enter. If the Combined Company is unable to hire or retain highly qualified brokers, including retaining those at businesses acquired in the future, the Combined Company may not be able to enter new brokerage markets or develop new products. If the Combined Company loses one or more of its brokers in a particular market in which it participates, the Combined Company’s revenues may decrease and the Combined Company may lose market share in that particular market.

In addition, recruitment and retention of qualified brokers could result in substantial additional costs. The businesses constituting the Combined Company have been a party to, or otherwise involved in, several litigations and arbitrations involving competitor claims in connection with new employee hires. The Combined Company may also pursue its rights through litigation when competitors hire its employees who are under contract with the Combined Company. The businesses constituting the Combined Company are currently involved in litigations and arbitrations with their competitors relating to new employee hires and departures. We believe such proceedings are common in the Combined Company’s industry due to its highly competitive nature. An adverse settlement or judgment related to these or similar types of claims could have a material adverse effect on the Combined Company’s financial condition. Regardless of the outcome of these claims, the Combined Company will generally incur significant expenses and require substantial management time to deal with these claims. See “Information About BGC Partners’ Business—Legal Proceedings” and “Item 3. Legal Proceedings” in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference.

If the Combined Company fails to attract new personnel, or fails to retain and motivate its current personnel, or if the Combined Company incurs increased costs associated with attracting and retaining personnel (such as litigation, arbitration, sign-on or guaranteed bonuses or forgivable loans), the Combined Company’s revenues could be adversely impacted and, as a result, its business, financial condition and results of operations could be materially adversely affected.

The Combined Company will face strong competition from brokerage and financial services firms, many of which have greater market presence, marketing capabilities and technological and personnel resources than will the Combined Company, which could lead to pricing pressures which could adversely impact the Combined Company’s revenues and as a result could materially adversely affect the Combined Company’s business, financial condition and results of operations.

The brokerage and financial services industries are intensely competitive, and are expected to remain so. The Combined Company will compete directly with numerous other brokerage firms. The Combined Company will also compete with companies that provide alternative products, such as contracts traded on futures exchanges, and trading processes, such as the direct dealer-to-dealer market for government securities and stock exchange markets for corporate equities and other securities. BGC Partners and eSpeed increasingly compete with exchanges for the execution of trades in certain products, mainly in derivatives such as futures, options and options on futures. Some of the Combined Company’s competitors have greater market presence, marketing capabilities and financial, technological and personnel resources than it will and, as a result, its competitors may be able to:

•	develop and expand their network infrastructures and service offerings more efficiently or more quickly than the Combined Company can;

•	adapt more swiftly to new or emerging technologies and changes in customer requirements;

•	take advantage of acquisitions and other opportunities more effectively than the Combined Company can;

•	hire brokers and other key employees of the Combined Company;

•	devote greater resources to the marketing and sale of their products and services;

•	more effectively leverage existing relationships with customers and strategic partners or exploit more recognized brand names to market and sell their services;

•	provide a lower cost structure and lower commissions;

•	provide access to trading in products or a range of products that at any particular time the Combined Company does not offer; and

•	develop services similar to the Combined Company’s new services that are preferred by the Combined Company’s customers.

In addition, new competitors may emerge and entire product lines may be threatened by new technologies or market trends that reduce the value of these existing product lines. If the Combined Company is not able to compete successfully in the future, its revenues could be adversely impacted and as a result its business, financial condition and results of operations could be materially adversely affected.

Competition for brokerage transactions also has resulted in substantial commission discounting by brokers that will compete with the Combined Company for its brokerage business. Further discounting could adversely impact the Combined Company’s revenues and as a result could materially adversely affect the Combined Company’s business, financial condition and results of operations. The market for hiring brokers of various securities and financial products is also highly competitive and, from time to time, may result in litigation and/or arbitration. See “Information About BGC Partners’ Business—Legal Proceedings” and “Item 3. Legal Proceedings” in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference.

The Combined Company’s operations also will include the sale of pricing and transactional information produced by its brokerage operations to securities information processors and/or vendors. There is a high degree of competition in pricing and transaction reporting products and services, and such businesses may become more competitive in the future. Competitors and customers of the Combined Company’s brokerage businesses have together and individually offered market information services in competition with those offered and expected to be offered by the Combined Company.

Consolidation in the brokerage, exchange and financial services industries could materially adversely affect the Combined Company’s business, financial condition and results of operations because the Combined Company may not be able to compete successfully.

In recent years, there has been substantial consolidation and convergence among companies in the brokerage, exchange and financial services industries, resulting in increased competition. Continued consolidation in the financial services industry and especially among the Combined Company’s customers could lead to the exertion of additional pricing pressure by the Combined Company’s primary customers, impacting the commissions it generates from its brokerage services. Further, the recent consolidation among exchange firms, and expansion by these firms into derivative and other non-equity trading markets, will increase competition for customer trades and place additional pricing pressure on commissions and spreads. These developments have increased competition from firms with potentially greater access to capital resources than the Combined Company. Finally, consolidation among the Combined Company’s competitors other than exchange firms could result in increased resources and product or service offerings for the Combined Company’s competitors. If the Combined Company is not able to compete successfully in the future, its business, financial condition and results of operations could be materially adversely affected.

The Combined Company may pursue strategic alliances, acquisitions or joint ventures or hire brokers for new or existing brokerage desks, which could present unforeseen integration obstacles or costs and could dilute the common stock owned by the Combined Company’s stockholders.

BGC Partners and eSpeed have explored and it is expected that the Combined Company will continue to explore a wide range of strategic alliances with other brokers and with other companies that have interests in businesses in which there are brokerage or other strategic opportunities. The Combined Company also may seek to hire brokers for new or existing brokerage desks. These acquisitions or new hires may be necessary in order for the Combined Company to enter into or develop new product areas.

Strategic alliances, acquisitions, joint ventures and new hires involve a number of risks and present financial, managerial and operational challenges, including:

•	potential disruption of the Combined Company’s ongoing business and product development and distraction of management;

•	difficulty retaining and integrating personnel and integrating financial and other systems;

•	the necessity of hiring additional management and other critical personnel and integrating them into current operations;

•	litigation and/or arbitration associated with hiring brokerage personnel;

•	increasing the scope, geographic diversity and complexity of the Combined Company’s operations;

•	potential dependence upon, and exposure to liability, losses or reputational damage relating to systems, controls and personnel that are not under the Combined Company’s control;

•	potential unfavorable reaction to the Combined Company’s strategic alliance, acquisition or joint venture strategy by its customers;

•

to the extent that the Combined Company pursues business opportunities outside the United States, exposure to political, economic, legal, regulatory, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities;

•	the up-front costs associated with recruiting brokerage personnel, including those costs associated with establishing a new brokerage desk;

•	conflicts or disagreements between any strategic alliance or joint venture partners and the Combined Company; and

•	exposure to additional liabilities of any acquired business, strategic alliance or joint venture.

As a result of these risks and challenges, the Combined Company may not realize any anticipated benefits from strategic alliances, acquisitions or joint ventures, and such strategic alliances, acquisitions or joint ventures may in fact materially adversely affect the Combined Company’s business, financial condition and results of operations. In addition, future strategic alliances, acquisitions or joint ventures or the hiring of new brokerage personnel may involve the issuance of additional shares of Combined Company common stock, which may dilute your ownership of the Combined Company or may involve litigation (see “Information About BGC Partners’ Business—Legal Proceedings”).

If the Combined Company is unable to identify and exploit new market opportunities, its revenues may decline and as a result its business, financial condition and results of operations could be materially adversely affected.

As more participants enter markets, the resulting competition often leads to lower commissions. This may result in a decrease in revenues in a particular market even if the volume of trades the Combined Company handles in that market increases. As a result, the Combined Company’s strategy will be to broker more trades and increase market share in existing markets and to seek out new markets in which it believes it can charge higher commissions. Pursuing this strategy may require significant management attention and broker expense. The Combined Company may not be able to attract new customers or successfully enter new markets. If the Combined Company is unable to identify and exploit new market opportunities on a timely and cost-effective basis, its revenues may decline and as a result its business, financial condition and results of operations could be materially adversely affected.

The Combined Company’s ability to retain its key employees and the ability of certain key employees to devote adequate time to the Combined Company are critical to the success of the Combined Company’s business, and failure to do so may adversely affect the Combined Company’s revenues and as a result could materially adversely affect its business, financial condition and results of operations.

The Combined Company’s people will be its most important resource. The Combined Company must retain the services of its key employees and strategically recruit and hire new talented employees to obtain customer transactions that generate substantially all of the Combined Company’s revenues.

Howard W. Lutnick, who will serve as the Combined Company’s Co-Chief Executive Officer and Chairman, is also the Chairman of the Board and Chief Executive Officer of Cantor and President and the controlling stockholder of CF Group Management, Inc., Cantor’s managing general partner, which we refer to as “CFGM.” Stephen M. Merkel, who will serve as the Combined Company’s Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor. Messrs. Lutnick and Merkel hold Cantor partnership interests and will not have these interests redeemed as part of the separation. In addition, Lee M. Amaitis, who will serve as the Combined Company’s Co-Chief Executive Officer and a member of its board of directors, and who is currently Chairman and Chief Executive Officer of BGCI and BGC Partners, is currently employed as President and Chief Executive Officer of Cantor Index Limited and holds positions at various gaming affiliates of Cantor. It is expected that Messrs. Lutnick, Merkel and Amaitis will continue to hold such offices following the merger. In addition, Messrs. Lutnick and Merkel also hold and/or will hold offices at various other affiliates of Cantor. See “—Risks Related to the Combined Company’s Relationship with Cantor and Its Affiliates—The Combined Company will have potential conflicts of interest with Cantor, and Cantor could act in a way that favors its interests to the Combined Company’s detriment.” As a result, these key employees will dedicate only a portion of their professional efforts to the Combined Company’s business and operations. These key employees may not be able to dedicate adequate time to the Combined Company’s business and operations and the Combined Company could experience an adverse effect on its operations due to the demands placed on its management team by their other professional obligations.

The BGC Holdings limited partnership agreement, which will include non-competition and other arrangements applicable to those key employees of the Combined Company who will be limited partners of BGC Holdings, may not prevent the Combined Company’s key employees, including Messrs. Lutnick and Merkel, who will not be limited partners of BGC Holdings, from resigning or competing against the Combined Company. See “Management Before and After the Merger—Employment Agreements” and “Certain Relationships and Related Transactions Before and After the Merger.” In addition, the success of the businesses that will comprise the Combined Company has largely been dependent on the efforts of Messrs. Lutnick, Amaitis and Shaun D. Lynn and other executive officers. Should Mr. Lutnick leave or otherwise become unavailable to render services to the Combined Company, control of the Combined Company would likely pass to Cantor, and indirectly pass to the then controlling stockholder of CFGM, Cantor’s managing general partner, or to such other managing general partner as CFGM shall appoint. Although we expect that the Combined Company’s named executive officers will enter into non-competition agreements with respect to the Combined Company’s business, the scope of such agreements will generally not prohibit such named executive officers from offering services to Cantor or its affiliates. However, we expect that Messrs. West and Lynn will work exclusively for the Combined Company and that, in addition to his responsibilities at BGC Partners, Mr. Amaitis will provide services solely to Cantor’s gaming affiliates. If any of the Combined Company’s key employees, including Messrs. Lutnick, Amaitis and

Lynn, were to join an existing competitor, form a competing company, offer services to Cantor that compete with the Combined Company’s services or otherwise leave the Combined Company, some of the Combined Company’s customers could choose to use the services of that competitor or another competitor instead of the Combined Company’s services, which could adversely affect the Combined Company’s revenues and as a result could materially adversely affect its business, financial condition and results of operations.

Difficult market conditions, economic conditions and geopolitical uncertainties could adversely affect the Combined Company’s business in many ways by negatively impacting its revenues in the financial markets in which it offers services, which could have a material adverse effect on its business, financial condition and results of operations.

Difficult market conditions, economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect the businesses that will comprise the Combined Company’s business and profitability. The businesses that will comprise the Combined Company and the brokerage and financial services industry in general are directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. On a pro forma combined basis, in the year ended December 31, 2006 and the six months ended June 30, 2007, over 85% and 89%, respectively, of the Combined Company’s revenues were generated by brokerage operations. As a result, the Combined Company’s revenues and profitability are likely to decline significantly during periods of low trading volume in the financial markets in which it will offer its services. The financial markets and the global financial services business are, by their nature, risky and volatile and are directly affected by many national and international factors that will be beyond the Combined Company’s control. Any one of these factors may cause a substantial decline in the U.S. and global financial services markets, resulting in reduced trading volume. These events could have a material adverse effect on the Combined Company’s results and profitability. These factors include:

•	economic and political conditions in the United States, Europe and elsewhere in the world;

•	concerns about terrorism, war and other armed hostilities;

•	concerns over inflation and wavering institutional and consumer confidence levels;

•	the availability of cash for investment by the Combined Company’s dealer customers and their customers;

•	the level and volatility of interest rates and foreign currency exchange rates;

•	the level and volatility of trading in certain equity and commodity markets;

•	the level and volatility of the difference between the yields on corporate securities being traded and those on related benchmark securities, which we refer to as “credit spreads;” and

•	currency values.

Low trading volume or declining prices generally result in reduced revenues. Under these conditions, profitability is adversely affected since many costs, including certain aspects of commissions, compensation and bonuses, are fixed. In addition, although less common, some of the Combined Company’s brokerage revenues will be determined on the basis of the value of transactions or on credit spreads. For these reasons, decreases in trading volume or declining prices or credit spreads could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Employee misconduct or error could harm the Combined Company by impairing its ability to attract and retain customers and subjecting the Combined Company to significant legal liability and reputational harm; moreover, this type of misconduct is difficult to detect and deter and error is difficult to prevent.

Employee misconduct or error could subject the Combined Company to financial losses and regulatory sanctions and could seriously harm its reputation and negatively affect its business. It is not always possible to deter employee misconduct, and the precautions taken to prevent and detect employee misconduct may not always be effective. Misconduct by employees could include engaging in improper or unauthorized transactions or activities, failing to properly supervise other employees or improperly using confidential information. Employee errors, including mistakes in executing, recording or processing transactions for customers, could cause the Combined Company to enter into transactions that customers may disavow and refuse to settle, which could expose the Combined Company to the risk of material losses even if the errors are detected and the transactions are unwound or reversed. If the Combined Company’s customers are not able to settle their transactions on a timely basis, the time in which employee errors are detected may be increased and its risk of material loss could be increased. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms. It is not always possible to deter employee misconduct or error, and the precautions the Combined Company takes to detect and prevent this activity may not be effective in all cases.

The industry in which the Combined Company will operate is subject to significant regulation. This will often impose regulatory capital requirements on the Combined Company’s regulated entities, and a significant operating loss or any extraordinary charge against capital could adversely affect the Combined Company’s ability to expand or, depending upon the magnitude of the loss or charge, even to maintain the current level of its business.

Many aspects of the Combined Company’s business, like those of other brokerage firms, are subject to significant capital requirements. In the United States, the SEC, FINRA and various other regulatory bodies (including the Commodity Futures Trading Commission, which we refer to as the “CFTC,” and the National Futures Association, which we refer to as the “NFA”) have stringent provisions with respect to capital applicable to the operation of brokerage firms, which vary depending upon the nature and extent of the broker-dealer’s activities. BGC Partners currently operates, and the Combined Company will operate, three U.S.-registered broker-dealers: BGC Securities, a New York general partnership, which we refer to as “BGC Securities,” BGC Financial and eSpeed Government Securities, Inc., a Delaware corporation, which we refer to as “eSpeed Government.” In addition, eSpeed holds a 49% limited partnership interest in Aqua Securities, L.P., a Delaware limited partnership, which we refer to as “Aqua,” a U.S. registered broker-dealer. These broker-dealers are each subject to SEC and FINRA net capital requirements. See “Information About BGC Partners’ Business—Regulation—Capital Requirements—U.S.” for a further discussion of domestic capital requirements.

The Combined Company’s international operations will also be subject to capital requirements, which we refer to as “non-U.S. net capital requirements.” BGC Partners and certain of its subsidiaries that are incorporated in the United Kingdom are subject to capital requirements established by the FSA. The FSA also applies stringent provisions with respect to capital applicable to the operation of these brokerage firms, which vary depending upon the nature and extent of their activities. In addition, the majority of the Combined Company’s other foreign subsidiaries will be subject to similar regulation by the relevant authorities in the countries in which they do business. These regulations often include minimum capital requirements. See “Information About BGC Partners’ Business—Regulation—Other Regulation” for a listing of the other regulating entities to which the BGC businesses are subject in other foreign jurisdictions and see “Information About BGC Partners’ Business—Regulation—Capital Requirements—Non-U.S.” for a further discussion of international capital requirements.

While the Combined Company is expected to continue to maintain levels of capital in excess of regulatory minimums, there can be no assurance that this will be the case in the future. If the Combined Company fails to maintain the required capital, the Combined Company will be required to suspend its broker-dealer operations during the period that it is not in compliance with capital requirements, and may be subject to suspension or revocation of registration by the SEC and FINRA or withdrawal of authorization or other disciplinary action from domestic and international regulators, which would have a material adverse effect on the Combined Company’s business. In addition, if the Combined Company fails to maintain the capital required by clearing organizations of which it is a member, its ability to clear through those clearing organizations may be impaired, which may adversely affect its ability to process trades. If the capital rules are changed or expanded, or if there is an unusually large charge against capital, operations that require the intensive use of capital would be limited.

The Combined Company’s ability to withdraw capital from its regulated subsidiaries is subject to restrictions, which, in turn, could limit its ability to pay dividends, repay debt and redeem or purchase shares of its common stock. In addition, the Combined Company may become subject to capital requirements in other foreign jurisdictions in which BGC Partners or eSpeed currently operates or in which the Combined Company may enter. We cannot predict the Combined Company’s future capital needs or its ability to obtain additional financing. For a further discussion of the Combined Company’s capital requirements, see “Information About BGC Partners’ Business—Regulation.”

BGC Partners has incurred substantial losses in recent periods and the Combined Company may incur losses in the future.

BGC Partners has incurred substantial losses in several recent periods as it has sought to expand its operations quickly. BGC Partners recorded net losses of $96.1 million and $123.4 million for the year ended December 31, 2005 and the year ended December 31, 2006, respectively. BGC Partners also recorded net losses in certain quarters within other fiscal years.

While eSpeed was profitable in 2006, as the Combined Company continues to develop its systems and infrastructure and expand its brand recognition and customer base through increased hiring of sales and other personnel, the Combined Company may incur losses in the future. If the Combined Company’s revenues do not increase sufficiently, or even if the Combined Company’s revenues increase but it is unable to manage its expenses, it may not achieve and maintain profitability in future periods.

Due to the current customer concentration of the businesses that will comprise the Combined Company, a loss of two, three or more of the Combined Company’s significant customers could harm the Combined Company’s business, financial condition and results of operations.

For the year ended December 31, 2006, on a pro forma combined basis, the Combined Company’s top 10 customers, collectively, accounted for approximately 40% of the Combined Company’s revenues. If the Combined Company were to lose two, three or more of these significant customers for any reason and not be compensated for such loss by doing additional business with other customers or by adding new customers, the Combined Company’s revenues would decline significantly and the Combined Company’s business, financial condition and results of operations would suffer.

The Combined Company’s brokerage activities will be subject to credit and performance risks, which could result in the Combined Company incurring significant losses and as a result could materially adversely affect its business, financial condition and results of operations.

The Combined Company’s brokerage activities will be subject to credit and performance risks. For example, the Combined Company’s customers may not deliver securities to one of the Combined Company’s operating subsidiaries which has sold those securities to another customer. If the securities due to be delivered have increased in value, there is a risk that the Combined Company may have to expend its own funds in connection with the purchase of other securities to consummate the transaction. While the Combined Company will take steps to ensure that its customers and counterparties have high credit standings and that financing transactions are adequately collateralized, the large dollar amounts that may be involved in its brokerage and financing transactions could subject it to significant losses if, as a result of customer or counterparty failures to meet commitments, it was to incur significant losses in liquidating or covering its positions in the open market.

BGC Partners and eSpeed have adopted policies and procedures to identify, monitor and manage credit risk, in both agency and principal transactions, through reporting and control procedures and by monitoring credit standards applicable to their customers or counterparties. These policies and procedures, however, may not be fully effective. Some of these risk management methods depend upon the evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by BGC Partners, eSpeed or, after the merger, the Combined Company. That information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. If BGC Partners’ and eSpeed’s and, after the merger, the Combined Company’s policies and procedures are not fully effective or the Combined Company is not always successful in monitoring or evaluating the risks to which it is, or may be, exposed, the Combined Company’s financial condition and results of operations could be materially adversely affected. In addition, the Combined Company’s insurance policies will not provide coverage for these risks.

In agency transactions, the Combined Company will charge a commission for connecting buyers and sellers and assisting in the negotiation of the price and other material terms of the transaction. After all material terms of a transaction are agreed upon, the Combined Company will identify the buyer and seller to each other and leave them to settle the trade directly. The Combined Company will be exposed to credit risk for commissions, as it bills to customers for its agency brokerage services. The Combined Company’s customers may default on their obligations to the Combined Company due to disputes, bankruptcy, lack of liquidity, operational failure or other reasons. Any losses arising from such defaults could materially adversely affect the Combined Company’s business, financial condition and results of operations.

The securities settlement process and the execution of matched principal transactions will expose the Combined Company to risks related to a counterparty failing to fulfill its obligations that may impact the Combined Company’s liquidity and profitability and as a result could materially adversely affect its business, financial condition and results of operations.

The Combined Company will often provide brokerage services to its customers in the form of matched principal transactions, in which it will act as a “middleman” by serving as counterparty for identified buyers and sellers in matching, in whole or in part, reciprocal back-to-back trades. These principal transactions are then settled through clearing institutions with which the Combined Company will have a contractual relationship.

In executing matched principal transactions, the Combined Company is exposed to the risk that one of the counterparties to a transaction may fail to fulfill its obligations, either because it is not matched immediately or, even if matched, one party fails to deliver the cash or securities it is obligated to deliver. The exposure the Combined Company will have to less liquid markets exacerbates this risk because transactions in these markets tend to be more likely not to settle on a timely basis than transactions in liquid markets. Adverse movements in the prices of securities that are the subject of these transactions can increase the risk. In addition, widespread technological failure, natural disasters (e.g., tsunami and earthquakes) or communication failures, such as those which occurred as a result of the terrorist attacks on September 11, 2001 and the blackout in the eastern portion of the United States in August 2003, as well as actual or perceived credit difficulties or the insolvency of one or more large or visible market participants, could cause market-wide credit difficulties or other market disruptions. These failures, difficulties or disruptions could result in a large number of market participants not settling transactions or otherwise not fulfilling their obligations.

The Combined Company will be subject to financing risk in these circumstances because if a transaction does not settle on a timely basis, the resulting unmatched position may need to be financed, either directly by the Combined Company or through one of the clearing organizations, at the Combined Company’s expense. These charges may be recoverable from the failing counterparty, but sometimes they are not. In addition, in instances where the unmatched position or failure to deliver is prolonged or widespread due to rapid or widespread declines in liquidity for an instrument, there may also be regulatory capital charges required to be taken by the Combined Company, which, depending on their size and duration, could limit the Combined Company’s business flexibility or even force the curtailment of those portions of the Combined Company’s business requiring higher levels of capital. Credit or settlement losses of this nature may impact the Combined Company’s liquidity and profitability and as a result could adversely affect the Combined Company’s business, financial condition and results of operations.

The Combined Company will have market risk exposure from unmatched principal transactions entered into by some of its brokerage desks, which could result in losses and have a disproportionate effect on its revenues, financial condition and results of operations for any particular reporting period.

Occasionally the Combined Company’s brokerage desks will enter into unmatched principal transactions in the ordinary course of business due to errors or to facilitate transactions, add liquidity, improve customer satisfaction, increase revenue opportunities, attract additional order flow and, in a limited number of instances and subject to risk management limits, for the purpose of proprietary trading. As a result, the Combined Company will have market risk exposure on these unmatched principal transactions. The Combined Company’s exposure will vary based on the size of the overall positions, the terms and liquidity of the instruments brokered and the amount of time the positions are held before the Combined Company disposes of the position.

From a risk management perspective, the Combined Company will monitor risk on an end-of-day basis and desk managers will generally monitor such exposure on a continuous basis. Any unmatched positions are intended to be disposed of in the short term. Due to a number of factors, including the nature of the position and access to the market on which it trades, the Combined Company may not be able to match the position or effectively hedge its exposure and often may be forced to hold a position overnight that has not been hedged. To the extent these unmatched positions are not disposed of intra-day, the Combined Company will mark these positions to market. Adverse movements in the securities underlying these positions or a downturn or disruption in the markets for these positions could result in a loss. In addition, any principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on the Combined Company’s revenues, financial condition and results of operations for any particular reporting period.

The Combined Company will be generally subject to risks inherent in doing business in the international markets, particularly in the regulated brokerage industry, and any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction and the Combined Company’s business could be adversely affected.

The businesses that will comprise the Combined Company currently provide services and products to customers in North America, Europe and the Asia-Pacific region through offices in New York, Chicago, London, Toronto, Hong Kong, Paris, Nyon, Tokyo, Beijing (representative office), Singapore, Mexico City, Copenhagen, Sydney, Istanbul and Seoul and the Combined Company may seek to further expand its operations. On a pro forma combined basis, revenues from foreign countries were $359.1 million, or 65.8% of total revenues, and $531.5 million, or 62.3% of total revenues, for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. There are certain additional political, economic, legal, regulatory, operational and other risks inherent in doing business in international markets, particularly in the regulated brokerage industry. These risks include:

•	less developed automation in exchanges, depositories and national clearing systems;

•	additional or unexpected changes in regulatory requirements, capital requirements, tariffs and other trade barriers;

•	the impact of the laws and regulations of foreign governmental and regulatory authorities of each country in which the Combined Company conducts business;

•	possible nationalization, expropriation and regulatory, political and price controls;

•	difficulties in staffing and managing international operations;

•	capital controls, exchange controls and other restrictive governmental actions;

•	any failure to develop effective compliance and reporting systems, which could result in regulatory penalties in the applicable jurisdiction;

•	fluctuations in currency exchange rates;

•	reduced protections for intellectual property rights;

•	adverse labor laws;

•	outbreak of hostilities; and

•	potentially adverse tax consequences arising from compliance with foreign laws and regulations to which the Combined Company’s international subsidiaries are subject.

In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for the Combined Company to determine the exact requirements of local laws in every market. The Combined Company’s inability to remain in compliance with local laws and regulations in a particular foreign market could have a significant and negative effect not only on its businesses in that market but also on its reputation generally. If the Combined Company is unable to manage any of these risks effectively, its business could be adversely affected.

If the value of the dollar against the other currencies in which the Combined Company pays expenses continues to decline or if the value of the dollar against the other currencies in which the Combined Company earns revenues improves dramatically, the Combined Company’s financial results could suffer.

Because the Combined Company’s business will be global, dramatic exchange rate fluctuations will be able to impact its results. Significant movements in the U.S. dollar against other currencies, including the Euro and the British pound, in which the Combined Company will pay expenses or earn profits, may have an adverse effect on its financial results. Potential movements in the U.S. dollar against other currencies in which the Combined Company will earn revenues could also adversely affect its financial results.

The Combined Company is expected to be leveraged, which could adversely affect its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or its industry, expose it to interest rate risk and prevent it from meeting its obligations under its indebtedness.

The Combined Company is expected to be leveraged and have approximately $150 million of indebtedness, which is expected to be with third-party institutions and contain covenants that limit the Combined Company’s ability to take selected actions or set financial tests for its business. These covenants could limit the Combined Company’s ability to take advantage of certain business opportunities that may arise. In addition, if the Combined Company is unable to maintain compliance with these covenants, the holders of such indebtedness could declare a default, thereby causing the debt to become immediately due and payable at a premium. If a default were to occur and the Combined Company were unable to meet its obligations, it would be forced to restructure or refinance its indebtedness, sell additional equity or sell assets.

The Combined Company’s indebtedness could have important consequences for its stockholders, including:

•

it may limit, along with the financial and other restrictive covenants in the Combined Company’s indebtedness, among other things, its ability to borrow money, dispose of assets or sell equity for its working capital, capital expenditures, dividend payments, debt service requirements, strategic initiatives or other purposes;

•	it may limit the Combined Company’s flexibility in planning for, or reacting to, changes in its operations or business;

•	the Combined Company may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage;

•	it may make the Combined Company more vulnerable to downturns in its business or the economy; and

•

there would be a material adverse effect on the Combined Company’s business, financial condition and results of operations if it were unable to service its indebtedness or obtain additional financing, as needed.

The Combined Company may not be able to obtain additional financing, if needed, on terms that are acceptable to it, which could prevent it from developing or enhancing its business, taking advantage of future opportunities or responding to competitive pressure or unanticipated requirements.

The Combined Company will be dependent upon the availability of adequate funding and sufficient regulatory and clearing capital. Clearing capital is the amount of cash, guarantees or similar collateral that the Combined Company must provide or deposit with its third-party clearing organizations in support of its obligations under contractual clearing arrangements with these organizations. Historically at BGC Partners, these needs have been satisfied from internally generated funds and capital contributions by limited partners of Cantor. Because each of BGC U.S. and BGC Global is expected to distribute, on a quarterly basis, all of its net income to its limited partners, the Combined Company may not have sufficient internally generated funds and may need to raise additional funds. If for any reason the Combined Company needs to raise additional funds, including in order to meet increased clearing capital requirements arising from growth in its brokerage business or otherwise, the Combined Company may not be able to obtain additional financing when needed. If the Combined Company cannot raise additional funds on acceptable terms, the Combined Company may not be able to develop or enhance its business, take advantage of future opportunities or respond to competitive pressure or unanticipated requirements.

The Combined Company and the brokerage and financial services industry in general face substantial litigation and regulatory risks, and the Combined Company may face damage to its professional reputation and legal liability if its services are not regarded as satisfactory or for other reasons, all of which could adversely affect the Combined Company’s revenues and as a result could have a materially adverse effect on its business, financial condition and results of operations.

Many aspects of the Combined Company’s business involve substantial risks of liability and, in the normal course of business, the businesses that will comprise the Combined Company have been a party to lawsuits, arbitrations, investigations and other actions involving primarily claims for damages. Regulatory inquiries and subpoenas or other requests for information or testimony in connection with litigation may cause the Combined Company to incur significant expenses, including fees for legal representation and fees associated with document production. The risks associated with such potential liabilities often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. The expansion of the Combined Company’s business, including the expansion into new areas, imposes additional risks of liability. A settlement of, or judgment related to, any such claims or litigation, arbitration, investigation or other action could result in civil or criminal liability, fines, limitations on business activities and other sanctions and otherwise have a material adverse effect on the Combined Company’s results of operations and financial condition. Any such action could also cause the Combined Company significant reputational harm, which, in turn, could seriously harm its business and prospects. In addition, regardless of the outcome of these lawsuits, arbitrations, investigations and other actions, the Combined Company may incur significant legal and other costs, including substantial management time, dealing with such matters, even if the Combined Company is not a party to the litigation or a target of the inquiry.

As a brokerage and financial services firm, the Combined Company will depend to a large extent on its relationships with its customers and its reputation for integrity and high-caliber professional services to attract and retain customers. As a result, if the Combined Company’s customers are not satisfied with the Combined Company’s services, such dissatisfaction may be more damaging to its business than to other types of businesses. Substantial legal liability or significant regulatory action against the Combined Company could adversely affect its revenues and, as a result, could have a material adverse effect on its business, financial condition and results of operations or cause significant reputational harm to the Combined Company, which could seriously harm its business and prospects. See “Information About BGC Partners’ Business—Legal Proceedings” and “Item 3. Legal Proceedings,” in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference.

Extensive regulation of the Combined Company’s businesses will limit its activities and will result in ongoing exposure to the potential for significant penalties, including fines or limitations on the Combined Company’s ability to conduct its businesses.

Firms in the financial services industry, including the Combined Company’s businesses, have experienced increased scrutiny in recent years and penalties and fines sought by regulatory authorities, including the SEC, FINRA, state securities commissions, state attorneys general and the FSA, have increased accordingly. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate.

The financial services industry, including the Combined Company business, is subject to extensive regulation. The Combined Company and its subsidiaries will be subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which they operate around the world. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or suspension or expulsion. From time to time, “associated persons” of the businesses that will comprise the Combined Company have been and are subject to periodic investigations which have and may result in disciplinary actions by the SEC, self-regulatory organizations and state securities administrators. Currently, the businesses that will comprise the Combined Company and certain other inter-dealer brokers are being investigated by the SEC with respect to trading practices. See “Information About BGC Partners’ Business—Legal Proceedings.” In addition, self-regulatory organizations such as FINRA and the NFA, along with statutory bodies such as the SEC and the FSA, require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who will deal with the Combined Company and are not designed to protect the Combined Company’s stockholders. These regulations will often serve to limit the Combined Company’s activities, including through capital, customer protection and market conduct requirements.

Changes in legislation and in the rules and regulations promulgated by the SEC, the CFTC, the U.S. Department of Treasury, which we refer to as the “Treasury,” the FSA and other domestic and international regulators and self-regulatory organizations, as well as changes in the interpretation or enforcement of existing laws and rules, often directly affect the method of operation and profitability of broker-dealers and could result in restrictions in the way the Combined Company conducts its business. For example, the U.S. Congress, the Treasury, the Board of Governors of the Federal Reserve System and the SEC are continuing to review the nature and scope of their regulation and oversight of the government securities markets and U.S. markets. In Europe, the implementation of the Markets in Financial Instruments Directive in Europe, which we refer to as the “MIFID,” in November 2007 will involve wide-ranging changes to European financial services regulation. Future legislation and/or regulation, and uncertainties resulting from the possibility of legislation and/or regulation, could adversely impact the Combined Company’s business. Failure to comply with any of these laws, rules or regulations could result in fines, limitations on business activity, suspension or expulsion from the industry, any of which could have a material adverse effect upon the Combined Company.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts, including for example principal trading and trading to make markets. The businesses that will comprise the Combined Company have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and the Combined Company will regularly seek to review and update its policies, controls and procedures. However, these policies, controls and procedures may result in increased costs and additional operational personnel. Failure to adhere to these policies, controls and procedures may result in regulatory sanctions or customer litigation.

A portion of the Combined Company’s revenues will be derived from its sale of market data to third parties, and a decline in customer purchases or adverse new legislation or regulation could have an adverse effect on the Combined Company’s business.

A portion of the Combined Company’s revenues, 2% on a pro forma combined basis for the year ended December 31, 2006, was derived from the sale of market data to third parties. BGCantor Market Data (formerly Cantor Market Data) is the exclusive source of real-time proprietary pricing and other data derived through BGC Partners and eSpeed for U.S. and European securities and derivatives. If customers cease buying data or making payments, or if new legislation or regulation were enacted affecting the Combined Company’s right to sell or distribute its market data, it could have an adverse effect on the Combined Company’s business.

The Combined Company’s revenues and profitability could be limited or otherwise adversely affected by pricing plans relating to commissions and fees on its trading platform.

The businesses that will comprise the Combined Company negotiate from time to time with certain customers (including many of these businesses’ largest customers) to enter into customized volume discount pricing plans. While the pricing plans are designed to encourage customers to be more active on what will be the Combined Company’s electronic trading platform, they will limit the amount of commissions payable to the Combined Company by certain of its most active customers for certain products, which could limit the Combined Company’s revenues and constrain its profitability.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could materially adversely affect the Combined Company’s business, financial condition and results of operations.

Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten securities spreads. In addition, new and enhanced alternative trading systems, such as electronic communications networks, have emerged as an alternative for individual and institutional investors, as well as broker-dealers. As such systems do not direct trades through market makers, their use could result in reduced revenues for the Combined Company. In addition, reduced trading levels could lead to lower revenues which could materially adversely affect the Combined Company’s business, financial condition and results of operations.

The Combined Company may not be able to protect its intellectual property rights or may be prevented from using intellectual property necessary for its business.

The Combined Company’s success will be dependent, in part, upon its intellectual property. BGC Partners and eSpeed have generally relied, and the Combined Company will generally rely, primarily on trade secret, contract, copyright, trademark and patent law to establish and protect their rights to their proprietary technologies, methods and products. It is possible that third parties may copy or otherwise obtain and use the Combined Company’s proprietary technologies without authorization or otherwise infringe on its rights. We cannot assure you that any of the rights granted under any patent, copyright or trademark that the Combined Company may obtain will protect its competitive advantages. In addition, the laws of some foreign countries may not protect the Combined Company’s proprietary rights to the same extent as the laws in the United States. The Combined Company may also face claims of infringement that could interfere with its ability to use technology that is material to its business operations and limitations or restrictions on the distribution of some of the market data generated by the Combined Company’s brokerage desks. This may limit the comprehensiveness and quality of the data the Combined Company is able to distribute or sell.

In the future, the Combined Company may have to rely on litigation to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such claims or litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect the Combined Company’s business. Responding to these claims could also require the Combined Company to enter into royalty or licensing agreements with the third parties claiming infringement. Such royalty or licensing agreements, if available, may not be available on terms acceptable to the Combined Company.

Intellectual property rights of third parties may have an important bearing on the Combined Company’s ability to offer certain of its products and services. Although BGC Partners and eSpeed have taken, and, after the merger, the Combined Company will take, steps to protect themselves, there can be no assurance that BGC Partners and eSpeed are or the Combined Company will be aware of all patents or copyrights containing claims that may pose a risk of infringement by the Combined Company products and services. eSpeed is currently defending a patent infringement claim, which could have a material adverse effect on the Combined Company’s business.

In addition, in the past several years, there has been a proliferation of so-called “business method patents” applicable to the computer and financial services industries. There has also been a substantial increase in the number of such patent applications filed. Under current law, U.S. patent applications remain secret for 18 months and may, depending upon where else such applications are filed, remain secret until a patent is issued. In light of these factors, it is not economically practicable to determine in advance whether our products or services may infringe the present or future patent rights of others. Although BGC Partners and eSpeed have taken, and, after the merger, the Combined Company will take, steps to protect themselves, the Combined Company may not be able to protect its technology from disclosure or from other developing technologies that are similar or superior to its technology.

If the Combined Company is unable to protect the intellectual property rights it owns, its ability to operate electronic marketplaces may be materially adversely affected.

The Combined Company’s business will be dependent on proprietary technology and other intellectual property rights. We cannot guarantee that the concepts which are the subject of the patents and patent applications that the Combined Company will own are patentable or that issued patents are or will be valid and enforceable or that such concepts will be marketable or profitable for the Combined Company’s business. Where patents are granted in the United States, we can give no assurance that equivalent patents will be granted in Europe or elsewhere, as a result of differences in local laws affecting patentability and validity. Moreover, we cannot guarantee that the Combined Company’s issued patents will be valid and enforceable, or that third parties competing or intending to compete with the Combined Company will not infringe any of these patents. Despite precautions BGC Partners, eSpeed or Cantor has taken or that the Combined Company may take to protect the intellectual property rights that will be owned by the Combined Company, it is possible that third parties may copy or otherwise obtain and use the Combined Company’s proprietary technology without authorization. It is also possible that third parties may independently develop technologies similar to the Combined Company. It may be difficult for the Combined Company to monitor unauthorized use of its proprietary technology and intellectual property rights. We cannot assure you that the steps the Combined Company will take will prevent misappropriation of its technologies or intellectual property rights.

If the Combined Company’s software licenses from third parties are terminated or adversely changed or amended or if any of these third parties were to cease doing business, the Combined Company’s ability to operate its business may be materially adversely affected.

BGC Partners and eSpeed currently license and after the merger the Combined Company will license database and other software from third parties, much of which is integral to our systems and the Combined Company’s business. The licenses are terminable if the Combined Company breaches its obligations under the license agreements. If any material relationships were terminated or adversely changed or amended or if any of these third parties were to cease doing business, the Combined Company may be forced to spend significant time and money to replace the licensed software, and the Combined Company’s ability to operate its business may be materially adversely affected.

Although the Combined Company will take steps to locate replacements, there can be no assurance that the necessary replacements will be available on reasonable terms, if at all.

The financial markets in which the Combined Company will operate are generally affected by seasonality which could have a material adverse effect on the Combined Company’s financial performance in a given period.

Traditionally, the financial markets around the world experience lower volume during the summer and at the end of the year due to a general slowdown in the business environment and, therefore, the Combined Company’s transaction volume levels may decrease during those periods. The timing of holidays also affects transaction volume. These factors could have a material adverse effect on the Combined Company’s financial performance in a given period.

The Combined Company will operate in a rapidly evolving business environment. If the Combined Company is unable to adapt its business effectively to keep pace with these changes, the Combined Company’s ability to succeed will be adversely affected, which could have a material adverse effect on its business, financial condition and results of operations.

The pace of change in the industry in which the Combined Company will operate is extremely rapid. Operating in such a rapidly changing business environment involves a high degree of risk. The Combined Company’s ability to succeed will depend on its ability to adapt effectively to these changing market conditions. If the Combined Company is unable to keep up with rapid technological changes, it may not be able to compete effectively.

To remain competitive, the Combined Company must continue to enhance and improve the responsiveness, functionality, accessibility and features of its proprietary software, network distribution systems and technologies. The Combined Company’s business environment is characterized by rapid technological changes, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render its existing proprietary technology and systems obsolete. The Combined Company’s success will depend, in part, on its ability to:

•	develop, license and defend intellectual property useful in its business;

•	enhance its existing services;

•	develop new services and technologies that address the increasingly sophisticated and varied needs of the Combined Company’s existing and prospective customers;

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis;

•	respond to the demand for new services, products and technologies on a cost-effective and timely basis; and

•	adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of its customers and prospective customers.

There can be no assurance that the Combined Company will be able to respond in a timely manner to changing market conditions or customer requirements. The development of proprietary electronic trading technology entails significant technical, financial and business risks. Further, the adoption of new Internet, networking or telecommunications technologies may require the Combined Company to devote substantial resources to modify, adapt and defend its technology. There can be no assurance that the Combined Company will successfully implement new technologies or adapt its proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, or that the Combined Company will be able to successfully defend any challenges to any technology it develops. Any failure on the part of the Combined Company to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s networks and those of its third-party service providers may be vulnerable to security risks, which could make the Combined Company’s customers hesitant to use its electronic marketplaces.

We expect the secure transmission of confidential information over public networks to be a critical element of the Combined Company’s operations. The Combined Company’s networks, those of its third-party service vendors, including Cantor and associated clearing corporations, and the Combined Company’s customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use the Combined Company’s information or cause interruptions or malfunctions in its operations, which could make the Combined Company’s customers hesitant to use its electronic marketplaces. The Combined Company may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches.

If the Combined Company experiences computer systems failures or capacity constraints, its ability to conduct its operations could be harmed.

The Combined Company will internally support and maintain many of its computer systems and networks. The Combined Company’s failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner would have a material adverse effect on its ability to conduct its operations. Although all of its business critical systems have been designed and implemented with fault tolerant and/or redundant clustered hardware and diversely routed network connectivity, the Combined Company’s redundant systems or disaster recovery plans may prove to be inadequate. Although the Combined Company has three geographically disparate main data centers, they could be subject to failure due to environmental factors, power outage and other factors. Accordingly, the Combined Company may be subject to system failures and outages which might impact its revenues and relationship with customers. In addition, the Combined Company will be subject to risk in the event that systems of its partners, customers or vendors are subject to failures and outages.

The Combined Company is expected to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. The Combined Company’s systems, or those of its third-party providers, may fail or operate slowly, causing one or more of the following:

•	unanticipated disruptions in service to its customers;

•	slower response times;

•	delays in its customers’ trade execution;

•	failed settlement of trades;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	litigation or other customer claims; and

•	regulatory sanctions.

There can be no assurance that the Combined Company will not experience additional systems failures in the future from power or telecommunications failure, acts of God or war, terrorist attacks, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of the Combined Company’s service, including failures caused by customer error or misuse of our systems, could damage its reputation, business and brand name.

If the Combined Company fails to implement and maintain an effective internal control environment, its business and stock price could suffer.

The Combined Company will be subject to the requirements of the Sarbanes-Oxley Act and the applicable SEC rules and regulations that require an annual management report on our internal controls over financial reporting. Such a report includes, among other matters, management’s assessment of the effectiveness of our internal control over financial reporting, and an attestation report by our independent registered public accounting firm addressing these assessments.

In August 2007, eSpeed completed a restatement of its financial statements with respect to certain revenues and expenses related to a portion of the development of related party software, and in connection with that restatement, concluded that its internal control over financial reporting was not effective at December 31, 2006. In addition, eSpeed’s independent registered public accounting firm issued a revised report concluding that eSpeed’s internal control over financial reporting was not effective at December 31, 2006. While eSpeed has taken various remedial steps to improve its internal control over financial reporting, its management has not conducted an assessment of its internal control over financial reporting since eSpeed took those steps, nor has eSpeed requested or received from its independent registered public accounting firm a new report with respect to the effectiveness of its internal control over financial reporting as of any date subsequent to December 31, 2006.

BGC Partners’ internal controls over financial reporting are being evaluated. BGC Partners is not currently subject to the Sarbanes-Oxley Act . In November 2007, BGC Partners completed a restatement of its financial statements with respect to errors related to accounting for certain intercompany transactions between BGC Partners and certain affiliates. Also, in a previous filing, management of BGC Partners identified a material weakness in its internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board, including the lack of a formal, documented closing process designed to identify key financial reporting risk.

The Combined Company cannot be certain as to its ability to comply with the requirements of the Sarbanes-Oxley Act. If the Combined Company can not comply with the requirements of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may be subject to sanctions or investigation by regulatory authorities, including the SEC or the Nasdaq Global Market. In addition, if a material weakness is identified, there can be no assurance that the Combined Company would be able to remediate such material weakness in a timely manner in future periods. Moreover, if the Combined Company is unable to assert that its internal control over financial reporting is effective in any future period (or if its independent auditors are unable to express an opinion on the effectiveness of its internal controls), it could lose investor confidence in the accuracy and completeness of its financial reports, which may have an a material adverse effect on the Combined Company’s stock price.

Compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from the Combined Company’s operations and could require a restructuring of its internal controls over financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on the Combined Company’s operations.

The Combined Company will be a holding company and will hold BGC U.S. limited partnership interests, BGC Global limited partnership interests, the BGC Holdings special voting limited partnership interest and the BGC Holdings general partnership interest, and accordingly it will be dependent upon distributions from BGC U.S. and BGC Global to pay dividends, taxes and other expenses.

Following the merger, the Combined Company will be a holding company that will hold, directly or indirectly through wholly-owned subsidiaries, BGC U.S. limited partnership interests, BGC Global limited partnership interests, the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings, each of which BGC Partners will acquire in connection with the separation. These interests will provide the Combined Company with control of BGC U.S., BGC Global and BGC Holdings. BGC Holdings, in turn, will hold the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global. The remainder of the BGC U.S. limited partnership interests and BGC Global limited partnership interests will be held indirectly by founding/working partners, restricted exchangeable partners and Cantor through BGC Holdings. The Combined Company has no independent means of generating revenues. Any dividends declared by the Combined Company and all applicable taxes payable in respect of the Combined Company’s net taxable income, if any, are expected to be paid from distributions to the Combined Company from BGC U.S. and BGC Global. To the extent that the Combined Company needs funds to pay taxes on its share of BGC U.S.’s and BGC Global’s net taxable income, or if the Combined Company needs funds for any other purpose, and either BGC U.S. or BGC Global is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s business, financial condition and results of operations and its ability to declare dividends. In addition, any unanticipated accounting or other charges against net income could adversely affect the Combined Company’s ability to declare dividends.

While portions of the Combined Company’s compensation structure will be variable, significant parts of the Combined Company’s cost structure will be fixed, and if the Combined Company’s revenues decline and the Combined Company is unable to reduce its costs in the amount that the Combined Company’s revenues decline, its profitability could be materially adversely affected.

While portions of the Combined Company’s compensation structure will be variable, significant parts of the Combined Company’s cost structure will be fixed. The Combined Company will base its overall cost structure on historical and expected levels of demand for the products and services of the businesses that will comprise the Combined Company. If demand for these products and services and the Combined Company’s resulting revenues decline, the Combined Company may not be able to adjust its cost structure on a timely basis. If the Combined Company is unable to reduce its costs in the amount that the Combined Company’s revenues decline, its profitability could be materially adversely affected.

The market price of eSpeed Class A common stock has fluctuated and the market price of Combined Company Class A common stock may fluctuate in the future. In addition, future sales of shares of Combined Company Class A common stock could adversely affect the market price of Combined Company Class A common stock. eSpeed has also repurchased its shares from time to time, and, after the merger, the Combined Company may cease doing so at any time.

The market price of eSpeed Class A common stock has fluctuated widely since its initial public offering in December 1999 and, after the merger, the market price of Combined Company Class A common stock may fluctuate widely, depending upon many factors, including the Combined Company’s actual results of operations and perceived prospects, the prospects of the Combined Company’s competition and of the financial marketplaces in general, differences between the Combined Company’s actual financial and operating results and those expected by investors and analysts, changes in analysts’ recommendations or projections, seasonality, changes in general valuations for companies in the Combined Company’s business segment, changes in general economic or market conditions and broad market fluctuations.

Future sales of the Combined Company’s shares also could adversely affect the market price of its Class A common stock. If the Combined Company’s existing stockholders sell a large number of shares, or if the Combined Company issues a large number of shares of its common stock in connection with future acquisitions, strategic alliances, third-party investments and private placements or otherwise, the market price of Combined Company Class A common stock could decline significantly. Moreover, the perception in the public market that these stockholders might sell shares could depress the market price of Combined Company Class A common stock.

eSpeed has registered under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” 30,430,000 shares of Class A common stock, which are reserved for issuance upon exercise of options, restricted stock and other incentive compensation granted under its incentive compensation plan. Following the merger, the Combined Company may register additional shares of Class A common stock under the Securities Act that become reserved for issuance under its Long Term Incentive Plan. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. In addition, eSpeed has registered under the Securities Act 425,000 shares of Class A common stock issuable under its stock purchase plan.

Since June 9, 2002, approximately 5.9 million shares of eSpeed Class A common stock that have been distributed to partners of Cantor as part of a deferred stock distribution by Cantor have been eligible for resale in the public market subject to Rule 144(k) under the Securities Act. The availability for sale of such number of shares may have an adverse effect on the market price of eSpeed Class A common stock.

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares received upon such exchange, of Combined Company Class A common stock underwritten by a nationally recognized investment banking firm. The BGC Holdings limited partnership interests that Cantor transfers to founding partners in redemption of their current limited partnership interests in Cantor at the time of the separation will not be exchangeable with the Combined Company unless (1) Cantor reacquires such interests from the founding partners (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with the Combined Company for Combined Company Class A common stock or Combined Company Class B common stock as described above, or (2) Cantor determines that such interests can be exchanged by such founding partners with the Combined Company for Combined Company Class A common stock (which exchange of certain interests Cantor expects to permit from time to time). Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn. See “Certain Relationships and Related Transactions Before and After the Merger—Exchangeability of Founding Partner Interests.”

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

Prior to the merger, in the fourth quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. In addition, some employees of

BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Restricted Exchangeable Units” and “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Partner Obligations.” In addition, in the fourth quarter of 2007, BGC Partners International L.P. anticipates entering into agreements with certain non-U.S. employees to forego 2007 compensation in exchange for the delivery in 2008 of certain BGC RSUs. In addition, in the fourth quarter of 2007, certain employees of BGC Partners and other persons who provide services to BGC are expected to be granted certain BGC RSUs as a form of discretionary bonus. These BGC RSUs are expected to vest and become exchangeable into shares of Combined Company Class A common stock in two equal installments on August 31, 2008 and August 31, 2009 or according to such other vesting schedule as may be agreed, and will be eligible to receive dividends paid by BGC Partners prior to vesting. In both cases, upon the closing of the merger, the shares ultimately issuable pursuant to the restricted exchangeable interests and the BGC RSUs will be shares of Combined Company Class A common stock issued pursuant to the Long Term Incentive Plan or similar plan.

After the merger, we expect approximately 111,890,929 shares of Combined Company common stock will be reserved for issuance in connection with the exchange of the BGC Holdings exchangeable limited partnership interests, which will be entitled to registration rights under the terms of the separation registration rights agreement with Cantor that the Combined Company intends to assume in connection with the separation and the merger, and BGC Holdings founding partner interests (if exchangeable) and BGC Holdings restricted exchangeable interests. In addition, shares of Class A common stock issuable upon conversion of shares of Class B common stock held by eSpeed are entitled to registration rights under a registration rights agreement entered into in connection with the formation of eSpeed, which we refer to as the “formation registration rights agreement.” In light of the number of shares of Combined Company Class A common stock issuable in connection with the full exchange of the BGC Holdings exchangeable limited partnership interests, BGC Holdings founding partner interests (if exchangeable), and BGC Holdings restricted exchangeable interests the price of Combined Company Class A common stock may decrease and its ability to raise capital through the issuance of equity securities may be adversely impacted as these exchanges occur and transfer restrictions lapse.

In addition, the following table reflects the timetable for distributions by Cantor of shares of Combined Company Class A common stock that it holds or will hold in respect of the distribution rights that Cantor will provide to limited partners of Cantor in connection with the separation, assuming that the limited partners in Cantor were entitled to accelerated distribution of the shares underlying such distribution rights, as described under “Certain Relationships and Related Transactions Before and After the Merger—Continuing Interests in Cantor.” All of these shares of Combined Company Class A common stock will be distributed by Cantor. Cantor expects to use shares of Combined Company Class A common stock received upon its conversion of Class B common stock, shares of Combined Company common stock received upon exchange of BGC Holdings exchangeable limited partnership interests and purchases of shares of Combined Company common stock in the open market to satisfy its distribution obligation under the distribution rights.

Anniversary of the merger	Number of shares of Combined Company Class A common stock that is expected to be distributed by Cantor to Cantor Partners in respect of the distribution rights
12 month	7,920,977
18 month	7,962,283
24 month	8,010,253
30 month	1,358,783
36 month	1,358,783

Total	26,611,079

In addition to the table above, the managing general partner of Cantor will be able to grant earlier distribution of the shares in its discretion. After the one year anniversary of the merger, to the extent that earlier acceleration of distribution rights for the Combined Company’s common stock is permitted for purposes of donating interests and/or distributed shares to charitable organizations, we anticipate that the charities receiving such donated shares would sell their holdings on the open market immediately after receipt.

In addition, eSpeed issued shares of its Class A common stock, warrants and convertible preferred stock and granted registration rights in connection with certain of its strategic alliances and will issue shares of common stock and rights to acquire common stock in connection with the merger and separation. See “Certain Relationships and Related Transactions Before and After the Merger.”

During the year ended December 31, 2006, eSpeed repurchased an aggregate of 52,239 shares of its Class A common stock for a total of $0.5 million. The reacquired shares have been designated treasury shares and will be used for general corporate purposes. As of December 31, 2006, eSpeed’s board of directors had authorized the repurchase of up to an additional $58.2 million of its outstanding Class A common stock. eSpeed and, after the merger, the Combined Company will consider making additional stock repurchases in 2007, but may cease making repurchases at anytime.

Risks Related to the Combined Company’s Relationship with Cantor and Its Affiliates

Holders of Combined Company common stock will experience a reduction in their interest in the income distributed by BGC U.S. and BGC Global that is retained by the Combined Company upon the exchange of any BGC Holdings exchangeable limited partnership interest (or BGC Holdings founding partner interest, if applicable, or any BGC Holdings restricted exchangeable interests) if, prior to the exercise of such exchange, BGC Holdings distributes to its limited partners a greater share of the distributions BGC Holdings receives from BGC U.S. and BGC Global than the Combined Company distributes to its stockholders.

It is the current non-binding intention of the Combined Company to either match the distribution policy of BGC Holdings, so that the Combined Company distributes, as dividends, a substantial portion of the cash it receives from BGC U.S. and BGC Global to the holders of Combined Company Class A common stock and Class B common stock or to use such distributions to purchase shares of its common stock. There is, however, no assurance that the Combined Company and BGC Holdings will distribute to their respective equity holders an equal proportion of their profits from BGC U.S. and BGC Global and we expect that in the future the Combined Company may reinvest in BGC U.S. and BGC Global, including for the business needs of BGC U.S. and BGC Global. We expect that BGC Partners (and, after the merger, the Combined Company) may make dividends, subdivisions, combinations, distributions or issuances in connection with certain reinvestments in BGC U.S. and BGC Global that the Combined Company may elect to make in the future. See “Related Agreements—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock.”

If, however, BGC Holdings distributes to its limited partners a greater share of income received from BGC U.S. and BGC Global than the Combined Company distributes to its stockholders, and then Cantor exercises its exchange right to acquire Combined Company Class B common stock or Combined Company Class A common stock, as applicable (or, (1) after Cantor determines that a BGC Holdings founding partner interest can be exchanged, a founding partner exchanges such interest for Combined Company Class A common stock, (2) once a restricted exchangeable interest has become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interest, a restricted exchangeable partner exchanges such interest for Combined Company Class A common stock and (3) any working partner interests that are issued, after BGC Partners determines with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, that a working partner interest can be exchanged, a working partner exchanges such interest for Combined Company Class A common stock), then Cantor, such founding partner, such restricted exchangeable partner, and/or such working partner, as the case may be, will receive a greater share of the income of BGC U.S. and BGC Global than they had prior to such distribution by BGC Holdings and such exchange. This results from

Cantor, such founding partner, such restricted exchangeable partner, and/or such working partner, prior to such exchange, receiving the benefit of the income of BGC U.S. and BGC Global in the form of a distribution from BGC Holdings, and Cantor, such founding partners such restricted exchangeable partner, and/or such working partner, after such exchange, receiving the benefit of the profits of BGC U.S. and BGC Global in the form of equity in the Combined Company, which retained a greater portion of its share of the income of BGC U.S. and BGC Global. Consequently, holders of Combined Company common stock as of the date of such exchange will experience a reduction in their interest in the profits previously distributed by BGC U.S. and BGC Global but retained by the Combined Company.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless the Combined Company and Cantor agree otherwise. In addition, distributions by the Combined Company to its stockholders will be determined by the Combined Company board of directors. Accordingly, there is overlap in the entities and persons who will make the determination as to the timing and amount of distributions from BGC U.S. and BGC Global to those who have an ultimate interest in those distributions, namely, the founding/working partners, the restricted exchangeable partners, Cantor and the Combined Company’s stockholders. There is no assurance that the Combined Company and BGC Holdings will distribute to their respective equity holders an equal proportion of their profits from BGC U.S. and BGC Global. Accordingly, upon exchange of any BGC Holdings exchangeable limited partnership interest, any BGC Holdings restricted exchangeable interest, any BGC Holdings founding partner interest or any working partner interest that Cantor determines will be exchangeable, holders of Combined Company common stock may experience a reduction in their interest in the profits the Combined Company has retained.

The Combined Company will have potential conflicts of interest with Cantor and Cantor could act in a way that favors its interests to the Combined Company’s detriment.

•	Cantor’s Control

Immediately after the separation and the completion of the merger, Cantor will effectively be able to exercise control over the Combined Company’s management and affairs and all matters requiring stockholder approval, including the election of the Combined Company’s directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of the Combined Company’s business, entry into new lines of business and borrowings and issuances of Combined Company common stock or other securities. This control will be subject to the approval of the Combined Company’s independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Combined Company. This control may also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who will serve as the Combined Company’s Co-Chief Executive Officer and Chairman and who is also the Chairman of the Board and Chief Executive Officer of Cantor, as well as the President and controlling stockholder of CFGM;

•

Mr. Amaitis, who will serve as the Combined Company’s Co-Chief Executive Officer and a member of the Combined Company’s board of directors and who will also serve as President and Chief Executive Officer of Cantor Index Limited, holds positions at various gaming affiliates of Cantor; and

•	Mr. Merkel, who will serve as the Combined Company’s Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through Cantor partnership unit ownership.

The service of officers or partners of Cantor as the Combined Company’s executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when the Combined Company and those directors or officers are faced with decisions that could have different implications for Cantor and the Combined Company. In addition, although in connection with the merger Cantor will redeem all of the Cantor limited partnership interests held by the founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel will continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and will not be redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

•	Conflicts of Interest

The Combined Company also expects that Cantor will manage its ownership of the Combined Company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in the Combined Company above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with the Combined Company, including those relating to acquisitions or offerings by the Combined Company involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in the Combined Company of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between the Combined Company and Cantor in a number of areas relating to the Combined Company’s past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	the issuance or disposition of securities by the Combined Company;

•	the election of new or additional directors to the Combined Company’s board of directors;

•	the payment of dividends by the Combined Company (if any) and distribution of profits by BGC U.S., BGC Global and/or BGC Holdings;

•

business operations or business opportunities of the Combined Company and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by the Combined Company and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving the Combined Company;

•	the terms of the merger agreement and the related agreements we intend to enter into in connection with the merger and separation;

•	conflicts between the Combined Company’s agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between the Combined Company’s and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of the business relationships that exist between and among Cantor and the businesses comprising the Combined Company and may do so in the future. Any future related party transactions or arrangements between the Combined Company and Cantor, until Cantor ceases to hold 5% of the Combined Company’s voting power, will be subject to the prior approval by a majority of the Combined Company’s independent directors, but generally will not otherwise require the separate approval of the Combined Company’s stockholders, and if such approval were required, Cantor will retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the merger agreement and the separation agreement, may be amended upon agreement of the parties to those agreements upon approval of the Special Committee (if prior to the merger) or audit committee of the Combined Company (if after the merger). During the time that the Combined Company is controlled by Cantor, Cantor may be able to require the Combined Company to agree to amendments to these agreements. The Combined Company may not be able to resolve any potential conflicts and, even if it does, the resolution may be less favorable to it than if it were dealing with an unaffiliated party.

•	Corporate Opportunities

In order to address potential conflicts of interest between the Combined Company and Cantor and its representatives, the Combined Company certificate of incorporation will contain provisions regulating and defining the conduct of the Combined Company’s affairs as they may involve Cantor and its representatives, and the Combined Company’s powers, rights, duties and liabilities and those of its representatives in connection with its relationship with Cantor and its affiliates, officers, directors, general partners or employees. The Combined Company certificate of incorporation will provide no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor shall any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, the Combined Company or any of its stockholders. The corporate opportunity policy that will be included in the Combined Company certificate of incorporation is designed to resolve potential conflicts of interest between the Combined Company and Cantor and its representatives. The principles for defining such corporate opportunities and resolving such potential conflicts of interest, and the definitions of “Cantor Company” and “representatives,” are set forth under “Description of the Combined Company Capital Stock—Anti-Takeover Effects of the Combined Company Certificate of Incorporation and By-laws and Delaware Law—Corporate Opportunity.”

In addition, the Combined Company certificate of incorporation will provide that Cantor and its respective representatives will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as the Combined Company; or

•	doing business with any of the Combined Company’s’ clients or customers.

The limited partnership agreement for BGC Holdings will contain similar provisions with respect to the Combined Company and/or Cantor and their respective representatives, and the limited partnership agreements for BGC U.S. and BGC Global will contain similar provisions with respect to the Combined Company and/or BGC Holdings and their respective representatives.

If Cantor competes with the Combined Company, it could materially harm the Combined Company’s business operations.

Agreements between the Combined Company and Cantor are between related parties and the terms of these agreements may be less favorable to the Combined Company than those that the Combined Company could have negotiated with third parties.

The Combined Company’s relationship with Cantor results in agreements with Cantor that are between related parties. As a result, the prices charged to the Combined Company or by the Combined Company for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be less favorable to us than those that the Combined Company could have negotiated with third parties. For example, pursuant to the separation agreement, Cantor will have a right to be a customer of the Combined Company and to pay the lowest commissions paid by any other customer of the Combined Company, whether by volume, dollar or other applicable measure (except that this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of the 15 largest customers of the Combined Company in terms of transaction volume). In addition, Cantor will have an unlimited right to internally use market data from BGCantor Market Data without any cost (although Cantor will not have the right to furnish such data to any third-party). Any future related party transactions or arrangements between the Combined Company and Cantor, until Cantor ceases to hold 5% of the

Combined Company’s voting power, will be subject to the prior approval by a majority of the Combined Company’s independent directors, but generally will not otherwise require the separate approval of the Combined Company’s stockholders, and if such approval were required, Cantor will retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders. See “Certain Relationships and Related Transactions Before and After the Merger—Key Separation Agreements.”

Risks Related to the Combined Company’s Capital Structure

Because the voting control of the Combined Company common stock will be concentrated among the holders of Combined Company Class B common stock, the market price of Combined Company Class A common stock may be adversely affected by disparate voting rights.

As of September 30, 2007, Cantor beneficially owned 87.7% of the Total Voting Power. Upon completion of the merger, Cantor will beneficially own approximately 88.8% of the combined voting power of all classes of Combined Company voting stock. As long as Cantor beneficially owns a majority of the combined voting power of Combined Company voting stock, it will have the ability, without the consent of the public stockholders, to elect all of the members of the Combined Company board of directors and to control the Combined Company’s management and affairs. In addition, it will be able to determine the outcome of matters submitted to a vote of the Combined Company’s stockholders for approval and will be able to cause or prevent a change of control of the Combined Company. In certain circumstances, the shares of Combined Company Class B common stock issued to Cantor may be transferred without conversion to Combined Company Class A common stock.

The holders of Combined Company Class A common stock and Class B common stock will have substantially identical rights, except that holders of Combined Company Class A common stock will be entitled to one vote per share, while holders of Combined Company Class B common stock will be entitled to 10 votes per share on all matters to be voted on by stockholders in general. These votes are controlled by Cantor and are not subject to conversion or termination by the Combined Company board of directors or any committee thereof, or any other stockholder or third-party. This differential in the voting rights could adversely affect the market price of Combined Company Class A common stock.

Delaware law and the Combined Company certificate of incorporation may make a takeover of the Combined Company more difficult and dilute your percentage of ownership of Combined Company common stock.

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change of control of the Combined Company. In addition, the Combined Company certificate of incorporation will authorize the issuance of preferred stock, which the Combined Company board of directors can create and issue without prior stockholder approval and with rights senior to those of the Combined Company common stock, as well as warrants to purchase Combined Company common stock. Any such issuances would make a takeover of the Combined Company more difficult and may dilute your percentage ownership of Combined Company common stock. The Combined Company certificate of incorporation and the Combined Company by-laws will include provisions that provide for advance notice for stockholder proposals and director nominations. These provisions may have the effect of delaying or preventing changes of control or management of the Combined Company, even if such transactions would have significant benefits to its stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of Combined Company Class A common stock.

Delaware law may protect decisions of the Combined Company board of directors that have a different effect on holders of Combined Company Class A common stock and Class B common stock.

Stockholders may not be able to challenge decisions that have an adverse effect upon holders of Combined Company Class A common stock if the Combined Company board of directors acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of the Combined Company’s stockholders. Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not have separate or additional duties to either group of stockholders, subject to applicable provisions set forth in a company’s charter.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

The actual results of eSpeed, BGC Partners or the Combined Company and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy for eSpeed, BGC Partners and/or the Combined Company include, but are not limited to:

•	the Combined Company’s relationship with Cantor and its affiliates and any related conflicts of interest, competition for and retention of brokers and other managers and key employees;

•	pricing and commissions and market position with respect to any of eSpeed’s products and that of the Combined Company’s respective competitors;

•	the effect of industry concentration and consolidation;

•	market conditions, including trading volume and volatility;

•	economic or geopolitical conditions or uncertainties;

•	the extensive regulation of the respective businesses and risks relating to compliance matters;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk as well as counterparty failure;

•

the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs and certain financial risks, including the possibility of future losses and negative cash flow from operations, risks of obtaining financing and risks of the resulting leverage, as well as interest and currency rate fluctuations;

•

the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services, to secure and maintain market share;

•

the ability to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•	the ability to hire new personnel;

•	the ability to expand the use of technology for screen-assisted, voice-assisted and fully electronic trading;

•	effectively manage any growth that may be achieved;

•	risks relating to the proposed merger, the separation and the relationship between the various entities;

•

financial reporting, accounting and internal control factors, including identification of any material weaknesses in the Combined Company’s internal controls and the Combined Company’s ability to prepare historical and pro forma financial statements and reports in a timely manner; and

•	other factors, including those that are discussed under “Risk Factors” to the extent applicable.

We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.

THE SPECIAL MEETING OF STOCKHOLDERS

Time and Place of the Special Meeting

This proxy statement is first being furnished to our stockholders on or about [•], 2007 as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held at [ •], [•], New York, New York on [•], 2007, at [•] local time, or any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders:

(1)	To consider and vote upon a proposal to adopt the merger agreement, by and among BGC Partners, Cantor, eSpeed, BGC U.S., BGC Global and BGC Holdings pursuant to which, among other things, BGC Partners will be merged with and into eSpeed, and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	To approve the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, to authorize additional shares of Class A common stock;

(3)	To approve the amendment to the eSpeed certificate of incorporation, to be in effect as of the closing of the merger as part of the Combined Company certificate of incorporation, effecting changes regarding corporate opportunities;

(4)	To approve the amendment and restatement of the BGC Partners, Inc. Incentive Bonus Compensation Plan;

(5)	To approve the amendment and restatement of the BGC Partners, Inc. Long Term Incentive Plan; and

(6)	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The eSpeed board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, upon the recommendation by the Special Committee, and is submitting it to the stockholders for their adoption. Pursuant to the merger agreement, BGC Partners will be merged with and into eSpeed. The merger is described in this proxy statement, which you are urged to read carefully. In particular, the section of this proxy statement entitled “Risk Factors” contains a description of risks that you should consider in evaluating the proposed merger. A copy of:

•	the merger agreement is attached to this proxy statement as Annex A;

•	the form of separation agreement is attached to this proxy statement as Annex B;

•	the form of BGC Holdings limited partnership agreement is attached to this proxy statement as Annex C;

•	the form of BGC U.S. limited partnership agreement is attached to this proxy statement as Annex D;

•	the form of BGC Global limited partnership agreement is attached to this proxy statement as Annex E;

•	the form of separation registration rights agreement is attached to this proxy statement as Annex F;

•	the form of administrative services agreement is attached to this proxy statement as Annex G;

•	the form of Tower Bridge administrative services agreement is attached to this proxy statement as Annex H;

•	the form of Participation Plan is attached to this proxy statement as Annex I;

•	the fairness opinion of Sandler O’Neill is attached to this proxy statement as Annex J;

•	the form of Combined Company certificate of incorporation is attached to this proxy statement as Annex K;

•	the form of Combined Company by-laws is attached to this proxy statement as Annex L;

•	form of amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan is attached to this proxy statement as Annex M; and

•	form of amended and restated BGC Partners, Inc. Long Term Incentive Plan is attached to this proxy statement as Annex N.

Recommendations

After careful consideration and upon the unanimous recommendation of the Special Committee, the eSpeed board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, determined that the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of eSpeed and the holders of shares of eSpeed Class A common stock and Class B common stock and recommended that eSpeed stockholders adopt the merger agreement and the transactions contemplated thereby.

The board of directors unanimously recommends that you vote:

(1)	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger;

(2)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation to authorize additional shares of Class A common stock;

(3)	“FOR” the approval of the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities;

(4)	“FOR” the approval of the amended and restated BGC Partners, Inc. Incentive Bonus Compensation Plan; and

(5)	“FOR” the approval of the amended and restated BGC Partners, Inc. Long Term Incentive Plan.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

eSpeed stockholders are being asked to vote shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their nominees how to vote.

Proxy cards and voting instruction cards are being solicited on behalf of the eSpeed board of directors from eSpeed stockholders in favor of the matters to be considered at the special meeting.

eSpeed stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card.

Only eSpeed stockholders at the close of business on [•], 2007, the record date for the special meeting, are entitled to receive notice of, and vote at, the special meeting. On the record date, there were [•] shares of eSpeed Class A common stock and [•] shares of eSpeed Class B common stock issued and outstanding. Holders of shares of eSpeed Class A common stock on the record date are each entitled to one vote per share of eSpeed Class A common stock and holders of shares of eSpeed Class B common stock on the record date are each entitled to 10 votes per share of eSpeed Class B common stock on the matters to be considered at the special meeting.

A quorum of the holders of the outstanding shares of our Class A common stock and Class B common stock, treated as one class, must be present for the special meeting to be held. A quorum is present if a majority of the Total Voting Power is present, in person or represented by proxy, at the special meeting.

Abstentions and broker non-votes count as present for establishing the quorum described above. A broker non-vote may occur on a proposal when a broker is not permitted to vote on that proposal without instructions from the beneficial owner of the shares. Shares held by eSpeed in its treasury do not count toward the quorum.

Required Vote

Merger Agreement

Stockholders holding a majority of the Total Voting Power must vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, for the merger agreement and the transactions contemplated thereby to be adopted.

See “—Voting Commitment.”

Other Matters to Be Considered at the Special Meeting

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the other matters to be considered at the special meeting.

Voting Commitment

Under the terms of the merger agreement, Cantor, which as of September 30, 2007 held approximately 87.7% of the Total Voting Power, has agreed to vote its shares in favor of the adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, so long as the eSpeed board of directors and the Special Committee recommend that eSpeed’s stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, a sufficient number of the votes required to adopt the merger agreement and the transactions contemplated thereby is assured so long as the eSpeed board of directors and the Special Committee recommend that the stockholders of eSpeed vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and the transactions contemplated thereby. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting. The favorable vote of the holders of a majority of the Total Voting Power present in person or represented by proxy and entitled to vote on the adjournment or postponement proposal may adjourn the special meeting. Any adjournment or postponement will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

PROPOSAL 1—THE MERGER

History of eSpeed

We are a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most efficient, innovative and neutral financial markets in the world. We commenced operations in March 1999 as a division of Cantor Fitzgerald Securities, a subsidiary of Cantor. Our initial focus was the global government bond markets of the world, specifically in the United States, Europe, Canada and Japan. Our relationships with Cantor and with BGC Partners, and affiliates of BGC Partners, have enabled us to become an innovator in what today we consider our core electronic marketplaces, the government bond markets of the world. We seek to offer an electronic trading platform for a full range of financial products currently traded in today’s global capital markets, which includes fully electronic trading of wholesale fixed income, foreign exchange, futures, options and equities and integrated hybrid voice-assisted trading in treasury-spreads, off-the-run and when issued U.S. Treasury securities, repurchase agreements and U.S. Government Agency Securities, as well as other products.

History, Formation, Separation and Pre-Merger Structure of BGC Partners

BGC Partners is a Delaware corporation formed on November 29, 2006 by Cantor. BGC Partners conducts substantially all of its business through its subsidiaries and prior to the separation contemplated by the separation agreement had no substantial operations.

BGC Partners is a leading full-service inter-dealer broker, providing integrated voice and electronic execution brokerage services to many of the world’s largest and most creditworthy banks that regularly trade in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments. Named in honor of B. Gerald Cantor, Cantor’s founder and a pioneer in screen brokerage services and fixed income market data products, BGC Partners has offices in London, New York, Toronto, Mexico City, Paris, Nyon, Copenhagen, Hong Kong, Tokyo, Beijing (representative office), Singapore, Sydney, Seoul and Istanbul. BGC Partners’ principal executive offices are at 199 Water Street, New York, New York 10038 and its telephone number is (646) 346-7000. The Internet address for BGC Partners is http://www.bgcpartners.com.

Pursuant to the separation agreement which will be entered into prior to the closing of the merger, Cantor will transfer the transferred assets and transferred liabilities to BGC Partners. As an initial step to combining BGC Partners and eSpeed, Cantor will separate the BGC business from the remainder of its businesses pursuant to a separation agreement. Specifically, Cantor will separate the BGC business so that (1) BGC U.S. will hold the U.S. businesses, and (2) BGC Global will hold the non-U.S. businesses. Cantor will hold interests in the Opcos through a combination of its equity interest in BGC Partners and its equity interest in BGC Holdings. In addition, prior to the completion of the merger, Cantor will redeem all of the Cantor limited partnership interests held by founding partners in exchange for (1) a portion of the BGC Holdings limited partnership interests that Cantor will receive in the separation and (2) distribution rights in respect of BGC Partners interests and, after the merger, Combined Company Class A common stock.

The following diagram illustrates the separation and the redemption but does not reflect the various subsidiaries of BGC U.S., BGC Global, BGC Holdings or Cantor.

To acquire BGC Partners, eSpeed has agreed to issue in the merger an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock. Current stockholders of the Company will hold the same number and class of shares of Combined Company common stock that they held in the Company prior to the merger. Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

After the merger, the combined businesses of the Company and BGC Partners will be held in two operating subsidiaries: (1) BGC U.S., which will hold the U.S. businesses, and (2) BGC Global, which will hold the non-U.S. businesses.

As a result of the merger:

•

the stockholders of the Company as of immediately prior to the merger (including Cantor) will own equity interests representing approximately 27.8% of the economics of BGC U.S. and BGC Global after the merger; and

•

the equity owners of BGC U.S. and BGC Global as of immediately prior to the merger (including Cantor and the founding partners) will own equity interests representing approximately 72.2% of the economics of BGC U.S. and BGC Global after the merger.

Concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings will also issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreements—Exchanges” and “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreements—Partner Obligations.” In addition, BGC will issue to certain employees and other persons who provide services to BGC certain BGC RSUs. The aggregate value of such restricted exchangeable interests and BGC RSUs granted prior to the consummation of the merger will be no greater than $22,000,000 (with each such right to receive one restricted exchangeable unit or BGC RSU valued for these purposes at the closing price of eSpeed Class A common stock on the date of the grant of the right).

The equity interests in BGC U.S. and BGC Global will be held by the Combined Company and by BGC Holdings. Immediately after the merger, the Combined Company will hold approximately 39.6% of the equity in BGC U.S. and BGC Global, and BGC Holdings will hold approximately 60.4% of the equity in BGC U.S. and BGC Global.

The stockholders of the Company as of immediately prior to the merger will hold their interests in BGC U.S. and BGC Global after the merger through the Combined Company. Cantor, which is currently the sole stockholder of BGC Partners, will hold its interests in BGC U.S. and BGC Global through a combination of Combined Company common stock and interests in BGC Holdings. In addition, prior to the merger, Cantor will provide a portion of its interest in BGC Holdings to the founding partners and as discussed above, concurrently with the merger, BGC Holdings will issue restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC.

The following diagram illustrates the merger of BGC Partners and eSpeed. The following diagram does not reflect the various subsidiaries of the Combined Company, BGC U.S., BGC Global, BGC Holdings or Cantor or the results of any exchange of BGC Holdings exchangeable limited partnership interests or, to the extent applicable, BGC Holdings founding partner interests or BGC Holdings restricted exchangeable interests. See “—Structure of the Combined Company” for a description of the structure of the Combined Company.

Structure of the Combined Company

The merger agreement provides that BGC Partners will be merged with and into eSpeed, with eSpeed surviving the merger. The Combined Company will be renamed “BGC Partners, Inc.” Following the completion of the merger, it is expected that the Combined Company Class A common stock will trade on the NASDAQ Global Market under the symbol “BGCP.”

To acquire BGC Partners, eSpeed has agreed to issue in the merger an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock. Specifically, in the merger:

•

each BGC Partners Class A unit will be converted into one share of Combined Company Class A common stock (and the eSpeed Class A common stock will remain outstanding as Combined Company Class A common stock);

•

each BGC Partners Class B unit will be converted into one share of Combined Company Class B common stock (and the eSpeed Class B common stock will remain outstanding as Combined Company Class B common stock) or, at Cantor’s election prior to the closing of the merger, one share of Combined Company Class A common stock;

•

the one BGC Partners Class C unit will be converted into 100 shares of Combined Company Class B common stock or, at Cantor’s election prior to the closing of the merger, 100 shares of Combined Company Class A common stock; and

•

(1) the BGC Holdings exchangeable limited partnership interests will be exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and (2) the BGC Holdings founding partner interests will not be exchangeable with the Combined Company unless otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

Cantor currently intends to elect to have the BGC Partners Class B units and the BGC Partners Class C unit converted in the merger into Combined Company Class A common stock.

Concurrently with, or immediately after the merger, the Combined Company will contribute its assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, the Combined Company will receive limited partnership interests in each of these entities.

Concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings will also issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. In addition, BGC will issue to certain employees and other persons who provide services to BGC certain BGC RSUs. The aggregate value of such restricted exchangeable interests and BGC RSUs granted prior to the consummation of the merger will be no greater than $22,000,000 (with each such right to receive one restricted exchangeable unit or BGC RSU valued for these purposes at the closing price of eSpeed Class A common stock on the date of the grant of the right).

Current stockholders of the Company will hold the same number and class of shares of Combined Company common stock that they held in the Company prior to the merger.

Immediately after the merger, there will be approximately 52,966,578 fully diluted shares of Combined Company Class A common stock outstanding, of which 23,109,093 shares will be held by Cantor. Each share of Class A common stock will generally be entitled to one vote on matters submitted to the Combined Company’s stockholders. In addition, immediately after the merger, Cantor will hold 20,497,800 shares of Combined Company Class B common stock (which represents all of the outstanding Combined Company Class B common stock), representing, together with the Combined Company Class A common stock held by Cantor, approximately 88.8% of the Combined Company’s voting power. Each share of Class B common stock will generally be entitled to the same rights as a share of Class A common stock, except that, on matters submitted to a vote of the Combined Company’s stockholders, each share of Class B common stock will be entitled to 10 votes. The Class B common stock generally will vote together with the Class A common stock on all matters submitted to a vote of the Combined Company’s stockholders.

Immediately after the merger, the Combined Company will hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings, and will serve as the general partner of BGC Holdings, which will entitle the Combined Company to control BGC Holdings. BGC Holdings, in turn, will hold the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and will serve as the general partner of each of BGC U.S. and BGC Global, which will entitle BGC Holdings (and thereby the Combined Company) to control each of BGC U.S. and BGC Global. BGC Holdings will hold its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC GP Limited. In addition, it is expected the Combined Company will indirectly through wholly-owned subsidiaries hold BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of approximately 73,464,478 units and 73,464,478 units, representing approximately 39.6% and 39.6% of the outstanding BGC U.S. limited partnership interests and BGC Global limited partnership interests, respectively. The Combined Company will be a holding company that will hold these interests, will serve as the general partner of BGC Holdings, and, through BGC Holdings, will act as the general partner of each of BGC U.S. and BGC Global. As a result of the Combined Company’s ownership of the general partnership interest in BGC Holdings and BGC Holdings’ general partnership interest in each of BGC U.S. and BGC Global, it is anticipated that the Combined Company will consolidate BGC U.S.’s and BGC Global’s results for financial reporting purposes.

Founding/working partners and restricted exchangeable partners will directly and Cantor will indirectly hold BGC Holdings limited partnership interests. BGC Holdings, in turn, will hold BGC U.S. limited partnership interests and BGC Global limited partnership interests and, as a result, founding/working partners, restricted exchangeable partners and Cantor will indirectly have interests in BGC U.S. limited partnership interests and BGC Global limited partnership interests.

The BGC Holdings limited partnership interests held by Cantor will be designated as BGC Holdings exchangeable limited partnership interests. The BGC Holdings limited partnership interests held by the founding partners will be designated as BGC Holdings founding partner interests, any BGC Holdings limited partnership interests that may be issued after the merger to the working partners will be designated as BGC Holdings working partner interests and any BGC Holdings limited partnership interest that may be issued concurrently with the merger or after the merger to the restricted exchangeable partners will be designated as BGC Holdings restricted exchangeable interests.

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares received upon such exchange, of Combined Company Class A common stock underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Messrs. Lynn and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will be sold to Cantor for cash, and the select persons’ aggregate net proceeds will be used as described in “Certain Relationships and Related Transactions Before and After the

Merger—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from the select persons, Cantor will exchange them for equity interests in BGC Partners on a one-for-one basis, and prior to the merger, BGC Partners will redeem such BGC Partners equity interests from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transfers to founding partners in redemption of their current limited partnership interests in Cantor at the time of the separation will not be exchangeable with the Combined Company unless (1) Cantor reacquires such interests from the founding partners (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with the Combined Company for Combined Company Class A common stock or Class B common stock as described above, or (2) Cantor determines that such interests can be exchanged by such founding partners with the Combined Company for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company (which exchange of certain interests Cantor expects to permit from time to time). In particular, Cantor expects to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments) Cantor, with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn.

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement. Prior to the merger, in the first quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, the BGC Division. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. Each holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Restricted Exchangeable Units” and “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Partner Obligations.”

With each exchange, BGC Partners’ indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of any losses of the Opcos arising from certain litigation claims (see “Information About BGC Partners’ Business—Legal Proceedings”) and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such litigation matters.

The profit and loss of BGC U.S., BGC Global and BGC Holdings, as the case may be, will generally be allocated based on the total number of BGC U.S. units, BGC Global units and BGC Holdings units, as the case may be, outstanding, other than in the case of certain litigation matters, as described in “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.”

The following diagram illustrates the expected ownership structure of the Combined Company after the merger. The following diagram does not reflect the various subsidiaries of the Combined Company, BGC U.S., BGC Global, BGC Holdings or Cantor, the proposed issuance of restricted exchangeable interests or the results of any exchange of BGC Holdings exchangeable limited partnership interests or, to the extent applicable, BGC Holdings founding partner interests or BGC Holdings restricted exchangeable interests:

You should read “Risk Factors—Risks Related to the Combined Company’s Capital Structure,” “The Merger—History, Formation, Separation and Pre-Merger Structure of BGC Partners,” “Related Agreements” “Description of the Combined Company Capital Stock,” for additional information about the Combined Company’s corporate structure and the risks posed by this structure.

Background of the Merger

Cantor and eSpeed have from time to time considered possible strategic alternatives for their respective businesses. As part of their continual review of strategic alternatives, from May 2005 through August 2006, Cantor and the independent directors of eSpeed held a series of discussions regarding a potential combination between Cantor’s BGC business and eSpeed. The parties discussed the possible structure of the combined company and the synergies that could be created by the combination, as well as possible valuations for each company; however, the parties did not reach agreement in this period on the terms of a transaction, including with respect to the valuation of the BGC business or a possible purchase price for the acquisition.

From August 2006 to May 2007, Cantor explored the possibility of undertaking an initial public offering of common stock of BGC Partners. During this period, Cantor and its advisors worked to determine the mechanics of the separation of the BGC business from the remainder of Cantor’s businesses, and the structure of BGC Partners and its subsidiaries. On February 8, 2007, BGC Partners, the holding company for the BGC business, filed with the SEC a registration statement on Form S-1 (Registration No. 333-140531) for its initial public offering. The registration statement contemplated that the offering would be underwritten by Deutsche Bank Securities, and that the BGC Partners common stock would be listed on the NASDAQ Global Market.

Concurrently with exploring the initial public offering of BGC Partners, Cantor also explored selling a stake in BGC Partners to an investor in a private placement transaction. Cantor and the investor engaged in periodic discussions regarding such a sale between November 2006 and May 2007. No agreement, however, was reached on the terms of a transaction, including with respect to the purchase price for the stake.

In February 2007, Cantor and eSpeed resumed discussions regarding a potential combination between the BGC business and eSpeed. Representatives of Cantor and eSpeed believed that such discussions were warranted in light of changes in the relative business performance of the BGC business and the eSpeed business, and in the market’s view of the prospects of their businesses and respective industries. The eSpeed board of directors established a Special Committee that consisted exclusively of eSpeed’s independent directors to represent the rights and interests of the holders of eSpeed Class A common stock (other than Cantor and its affiliates). The eSpeed board of directors considered the independence of each of John H. Dalton, Barry M. Gosin, Barry R. Sloane and Albert M. Weis in connection with evaluating each for service on the Special Committee and determined that none of Messrs. Dalton, Gosin, Sloan or Weis had, or was subject to, any interest that, in the opinion of the eSpeed board of directors, would interfere with the exercise by him of his independent judgment as a member of the Special Committee. The eSpeed board of directors unanimously resolved to authorize the Special Committee to exercise the power of the eSpeed board of directors with respect to the evaluation of a potential merger between the BGC business and eSpeed, including the exclusive authority to, among other things:

•	determine whether the proposed merger is fair to and in the best interest of the holders of eSpeed Class A common stock (other than Cantor and its affiliates);

•	determine whether eSpeed should consummate the proposed merger;

•

discuss and negotiate with Cantor and its representatives the terms of the proposed merger and any modifications in the proposed merger or in its implementation deemed to be desirable by the Special Committee;

•	negotiate any and all definitive agreements with respect to the proposed merger;

•

determine conclusively whether the eSpeed board of directors should approve the proposed merger (including the merger agreement) and recommend the proposed merger to the holders of eSpeed Class A common stock (other than Cantor and its affiliates);

•

review and comment upon any and all documents and other instruments used in connection with the proposed merger, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities; and

•

authorize the issuance of press releases and other public statements that the Special Committee considers appropriate regarding the proposed merger or consideration of the proposed merger after consultation with eSpeed’s management and Cantor.

In addition, the eSpeed board of directors authorized the Special Committee to retain, in its sole discretion and at eSpeed’s expense, legal counsel and a financial advisor. The Special Committee’s mandate did not extend to seeking and evaluating alternatives to the proposed merger.

The Special Committee engaged Sandler O’Neill as its financial advisor. The Special Committee’s decision to engage Sandler O’Neill was based on a number of factors, including its reputation and experience in merger and acquisition transactions in the financial services industry, its expertise in serving as financial advisor to Special Committees and the absence of investment banking relationships with Cantor or its affiliates creating concerns about conflicts of interests. The Special Committee engaged Debevoise & Plimpton LLP, which we refer to as “Debevoise,” as its legal counsel. The Special Committee’s decision to engage Debevoise was based on a number of factors, including the reputation and experience of Debevoise in merger and acquisition transactions, its experience in representing Special Committees and the absence of relationships with Cantor or its affiliates creating concerns about conflicts of interests.

On March 1, 2007, the Special Committee and its financial advisor met with Cantor and its legal advisor, Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton.” At the meeting, Cantor presented to the Special Committee a broad outline of the terms that it proposed for the merger.

On March 20, 2007, the Special Committee met with its legal counsel and financial advisor. A representative from Debevoise reviewed for the Special Committee members the legal standards under Delaware and federal securities law applicable to the merger and the actions of the Special Committee, their fiduciary responsibilities and their responsibilities and the scope of their authority under the resolutions establishing the Special Committee. The Special Committee discussed, among other matters, the strategic rationale for the merger and the terms proposed by Cantor, including the termination of the JSA between Cantor and eSpeed and reviewed the history of the prior discussions regarding a possible transaction between Cantor and eSpeed and the status of the current initial public offering filing by BGC Partners. The Special Committee also discussed that Cantor had informed it that Cantor was engaged in discussions for a possible sale of a stake in BGC Partners to a private investor prior to the completion of a merger. The Special Committee adjourned this organizational meeting to attend a meeting with Cantor’s management and Wachtell Lipton.

Immediately following this organizational meeting, the Special Committee and its legal counsel and financial advisor met with Howard W. Lutnick, who is the Chairman, Chief Executive Officer and President of eSpeed, the Chairman of the Board and Chief Executive Officer of Cantor and President and the controlling stockholder of CFGM, Cantor’s managing general partner, Stephen M. Merkel, who is the Executive Vice President, General Counsel and Secretary of eSpeed and Executive Managing Director, General Counsel and Secretary of Cantor, and other representatives from Cantor, as well as representatives from Wachtell Lipton. Mr. Lutnick made a presentation to the Special Committee regarding the strategic rationale for and the proposed basic terms of the merger, as well as Cantor’s consideration of an initial public offering of BGC Partners common stock. Mr. Lutnick discussed the original reasons for separating the eSpeed and BGC businesses; the current relationship between eSpeed and the BGC business; the effect on management resulting from incentive compensation tied to the performance of the eSpeed and BGC businesses; potential cost savings from combining these businesses; the projected revenue mix of the Combined Company; and the continued migration toward electronic trading. Mr. Lutnick also discussed Cantor’s expectations in respect of the Combined Company’s competitive position. Mr. Lutnick answered questions from the Special Committee and its advisors regarding the merger, including questions regarding the proposed senior management team and governance of the Combined Company, the potential initial public offering of BGC Partners common stock and the proposed investment by a private equity firm in BGC Partners.

Following these meetings, the Special Committee’s legal counsel and financial advisor began to conduct a due diligence review of the BGC business.

On March 23, 2007, the Special Committee met telephonically with its legal counsel and financial advisor to receive an update on the status of Sandler O’Neill’s financial analysis of the merger and financial due diligence investigation of BGC Partners, including the status of the financial advisor’s information requests and Cantor’s proposal as to valuations of BGC Partners and of eSpeed for purposes of the proposed merger. The Special Committee also reviewed, among other matters, the status of Cantor’s negotiations regarding the proposed terms of the proposed merger between eSpeed and BGC Partners and the status of Cantor’s negotiations for a possible sale of a stake in BGC Partners to a private investor.

On April 5, 2007, the Special Committee met telephonically with its financial and legal advisors to discuss Cantor’s proposed terms for the merger. At the conclusion of this meeting, the Special Committee directed Debevoise to communicate with Cantor regarding the Special Committee’s views of the proposed terms.

On April 10, 2007, Tullett Prebon plc, which we refer to as “Tullett,” sent a letter to eSpeed about a non-binding indication of interest by Tullett to acquire all of the outstanding shares of eSpeed Class A common stock for $12 per share, which proposal was expressly conditioned on (1) an agreement by Cantor to convert all of its eSpeed Class B common stock into eSpeed Class A common stock; and (2) the termination at immaterial cost or adjustment to arm’s length terms of eSpeed’s arrangements with its affiliates, including those with Cantor.

The Special Committee and its financial and legal advisors met with representatives of Cantor and Wachtell Lipton on April 12, 2007 to discuss the issues regarding the proposed terms for the merger, and to discuss Tullett’s letter to the eSpeed board of directors proposing to acquire all of the outstanding shares of eSpeed Class A common stock. The Special Committee discussed with Cantor’s representatives various issues regarding Cantor’s proposed terms for the merger. A representative of Cantor’s management discussed the Tullett proposal, noting that Tullett’s proposed transaction was subject to a number of conditions, including a condition that Cantor waive its revenue sharing agreement with eSpeed and its market data rights without any compensation to Cantor. The Cantor representative stated that Cantor was not interested in selling its controlling interest in eSpeed on the terms set forth in the Tullett letter. After further discussion, the Special Committee recommended that the full eSpeed board of directors meet to evaluate the Tullett letter and consider a possible response.

The following day, on April 13, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to further discuss the proposed terms of the merger and Cantor’s response to the issues raised by the Special Committee. The Special Committee also discussed, among other matters, Cantor’s ongoing negotiations regarding the possibility of selling a stake in BGC Partners to a private investor and the Tullett proposal.

On April 16, 2007, the eSpeed board of directors convened to discuss, among other things, the Tullett proposal. The eSpeed board of directors discussed the fact that Cantor management noted that it was not interested in selling its controlling interest in eSpeed on the terms set forth in the Tullett letter, which required, among other things, the conversion of the eSpeed Class B common stock held by Cantor into eSpeed Class A common stock and the termination of certain arrangements between Cantor and eSpeed at no cost or immaterial cost to eSpeed. Because Tullett’s proposal was expressly conditioned on such actions, and neither eSpeed nor the eSpeed board of directors could satisfy these conditions without the consent of Cantor, the eSpeed board of directors determined that it was not in a position to pursue the Tullett proposal. Following the board meeting, Mr. Merkel, as Secretary of eSpeed and on behalf of the eSpeed board of directors, sent a letter to Tullett notifying them of this determination.

On April 16 and 17, 2007, the Special Committee, together with its legal counsel and financial advisor, held telephonic meetings with representatives of Cantor. The Special Committee’s financial advisor discussed with the Cantor representatives certain financial information needed to advance its financial analysis. The Special Committee also discussed, among other matters, the status of ongoing negotiations related to the proposed terms of the merger with BGC Partners and the status of Cantor’s negotiations for a possible sale of a stake in BGC Partners to a private investor. After each meeting, the Special Committee convened separately to continue its discussion of the proposed merger between eSpeed and BGC Partners.

On April 18 and 20, 2007, Tullett sent letters addressed to eSpeed and to the holders of eSpeed Class A common stock, respectively, requesting reconsideration of its proposal.

On April 19, 2007, Mr. Merkel, as Secretary of eSpeed and on behalf of the eSpeed board of directors, sent a letter to Tullett stating that Cantor had informed the eSpeed board of directors that it was not interested in selling its controlling interest in eSpeed or terminating agreements with eSpeed on the terms proposed by Tullett.

On May 3, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to discuss the status of Sandler O’Neill’s due diligence investigation of the BGC business, as well as the revised terms for the proposed merger reflecting prior discussions, including improvements made from the Special Committee’s perspective from earlier terms. At this meeting, Sandler O’Neill informed the Special Committee that it had been informed by Cantor that discussions had been terminated with the private investor with whom Cantor had been discussing the possibility of selling a stake in BGC Partners.

On May 8, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting at which Sandler O’Neill presented its preliminary financial analysis of the merger. The Special Committee also discussed a proposed provision requiring the Combined Company to purchase $60 million of equity from certain officers in connection with the closing of the merger. Members of the Special Committee and the representatives of the Special Committee’s financial advisor discussed, among other matters, the prospects for eSpeed as a stand-alone company and as a part of the Combined Company. Sandler O’Neill discussed with the Special Committee various justifications for an improved exchange ratio, including the possibility of reducing investments in new products to improve near-term profitability and the concept that a primarily electronic brokerage business should command a higher multiple than a primarily voice brokerage business. The Special Committee instructed its advisors to attempt to negotiate for an improved exchange ratio and for additional improvements in the transaction terms.

On May 9, 2007, the Special Committee and its legal counsel and financial advisor met with representatives of Cantor and Wachtell Lipton to continue negotiations of the terms of the proposed merger. At this meeting, the Special Committee sought to negotiate the terms of the merger proposed by Cantor, including with respect to the financial terms of the proposed merger; the terms that would govern the ongoing relationship between the Combined Company and Cantor following the merger, including as to shared services; Cantor’s ability to obtain market data from the Combined Company; Cantor’s use of inter-dealer brokerage services from the Combined Company and allocation of corporate opportunities; the compensation of the Combined Company’s executives; the terms under which Cantor would have pre-emptive rights to make additional investments in the Combined Company; the proposed post-merger indemnification provisions; Cantor’s proposed right to repurchase founding partners’ interests in BGC Holdings under certain circumstances; the proposed treatment of transaction expenses; and the required approvals to complete the merger. In addition, at this meeting, Sandler O’Neill provided a valuation presentation as part of its negotiation to improve the exchange ratio proposed by Cantor. Following these negotiations, Cantor and the Special Committee agreed to proceed along the basis of an increased exchange ratio equal to 134.5 million shares of eSpeed common stock (on an as-converted basis), and agreed that this was an implied value for eSpeed common stock equal to $9.75 per share and a total implied value for BGC Partners of $1.3 billion.

On May 15, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to discuss how to respond to the outstanding business and legal issues in respect of the proposed merger.

On May 17, 2007, the Special Committee and its legal counsel and financial advisor met with representatives of Cantor and Wachtell Lipton to continue negotiations of the terms of the proposed merger. At this meeting, representatives of Cantor and the Special Committee conducted negotiations of, among other matters, the terms under which Cantor would have the right to repurchase working partners interests in BGC Holdings; the terms of the post-merger indemnification to be provided by Cantor; the treatment of transaction expenses; and the required approvals to complete the merger.

Following this meeting, Cantor and its advisors and the Special Committee’s legal advisors continued to negotiate the terms of the merger agreement and the principal transaction documents. The Special Committee’s legal and financial advisors also continued their due diligence investigation of the BGC business.

On May 22, 2007, the Special Committee and its legal counsel and financial advisor met with representatives of Cantor and Wachtell Lipton to continue negotiations of the terms of the proposed merger. At this meeting, representatives of Cantor and the Special Committee conducted negotiations of, among other matters, the terms under which Cantor would have the right to repurchase working partners interests in BGC Holdings; the terms of the post-merger indemnification to be provided by Cantor; Cantor’s desire for a “most favored nations” provision with respect to inter-dealer brokerage services; the post-merger availability of certain technology to Cantor; and the required approvals to complete the merger. Although the parties resolved many of these open business and legal issues at this meeting, open issues remained, including with respect to the applicable limits on the post-closing indemnification obligations of Cantor, the right of Cantor to use certain technology of the Combined Company after the merger and the required approvals to complete the merger.

On May 23, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to review the status of the merger negotiations, to review the remaining business and legal issues and to formulate a response to such issues. In addition, Debevoise updated the Special Committee regarding its due diligence investigation of the BGC business.

The following evening, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to discuss further the status of the merger negotiations. At this meeting, a representative of the Special Committee’s legal counsel reviewed the progress that had been made in negotiating the principal transaction documents and discussed the principal remaining open issues with respect to the merger agreement, including with respect to the applicable limits on the post-closing indemnification obligations of Cantor, the right of Cantor to use certain technology of the Combined Company after the merger and the required approvals to complete the merger.

Thereafter, the Special Committee’s legal counsel and financial advisor continued to negotiate the terms of the merger agreement and the principal transaction documents with Cantor and Wachtell Lipton.

On May 28, 2007, the Special Committee and its legal counsel and financial advisor held a telephonic meeting to discuss the open issues with respect to the merger agreement and the principal transaction documents.

On May 29, 2007, the Special Committee and its legal counsel and financial advisor met at the offices of Debevoise to consider the final terms of the merger proposal. At that meeting, the Special Committee’s legal counsel reviewed the legal standards applicable to the Special Committee’s consideration of the merger and the

Special Committee’s mandate from the eSpeed board of directors. The Special Committee’s legal counsel then reviewed the terms of the merger agreement and other principal transaction documents contemplated in connection with the merger, including certain changes reflecting recent negotiations between the Special Committee’s advisors and Cantor. A representative from Sandler O’Neill reviewed the key financial terms of the merger and discussed the proposed merger consideration as well as the public’s percentage ownership of the Combined Company from an economic and voting perspective. The Sandler O’Neill representative also discussed the implied value of BGC Partners and noted that the Combined Company would assume $150 million of BGC Partners’ debt ($50 million less than in the original proposal). The representatives from Sandler O’Neill also delivered the presentation described under “Proposal 1—The Merger—Opinion of Financial Advisor to the Special Committee,” and delivered an opinion that the exchange ratios in the merger were fair to the holders of eSpeed Class A common stock, other than Cantor and its affiliates, from a financial point of view. After considering the terms of the merger agreement proposal and the principal transaction documents, the presentation of Sandler O’Neill and the other factors described under “Proposal 1—The Merger—Reasons for the Merger; Recommendation of the Merger by the Special Committee and the Board of Directors of eSpeed,” the Special Committee determined that the merger agreement was advisable, and fair to and in the best interests of, the holders of eSpeed Class A common stock (other than Cantor and its affiliates). The Special Committee recommended that the eSpeed board of directors approve the form, terms and provisions of the merger agreement and the transactions contemplated by the merger agreement.

Following the conclusion of the meeting of the Special Committee, the eSpeed board of directors met, and upon the Special Committee’s recommendation, unanimously approved the merger agreement and the principal transaction documents contemplated by the merger agreement and recommended that the eSpeed stockholders adopt the merger agreement.

On May 29, 2007, the BGC Partners board of directors, by unanimous written consent, approved the merger agreement and the transactions contemplated by the merger agreement (including the merger) and determined that the merger and the transactions contemplated by the merger agreement were fair to, advisable and in the best interests of BGC Partners and its stockholders. On the same date, Cantor, BGC U.S., BGC Global and BGC Holdings, and each of their respective general partners or managers, as the case may be, each approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

On May 29, 2007, BGC Partners, Cantor, eSpeed, BGC U.S., BGC Global and BGC Holdings executed the merger agreement, and BGC Partners and eSpeed issued a joint press release announcing the execution of the merger agreement.

As a consequence of entering into the merger agreement, BGC Partners filed a letter with the SEC on June 6, 2007 withdrawing the proposed initial public offering of its common stock contemplated by its registration statement on Form S-1 filed with the SEC on February 8, 2007.

On August 3, 2007, Cantor, eSpeed and the Special Committee and their respective legal advisors held a telephonic meeting to discuss a possible amendment to the merger agreement and related transaction agreements, implemented for, among other reasons, accounting and tax reasons. They also discussed the progress of the preparation of the proxy statement for the merger and related pro forma financial information.

On August 7, 2007, the Special Committee and its legal advisors held a telephonic meeting to discuss certain proposed amendment to the merger agreement and related transaction agreements. The Special Committee determined that certain proposed amendments to the merger agreement and related transaction agreements were fair to and in the best interests of, the holders of eSpeed Class A common stock (other than Cantor and its affiliates). The Special Committee therefore recommended that the eSpeed board of directors approve the amendments. Following the conclusion of the Special Committee meeting, the eSpeed board of directors met, and upon the Special Committee’s recommendation, unanimously approved certain amendments to the merger agreement and related transaction agreements.

On September 10, 2007, the Special Committee and its legal advisors, BGC, Cantor and eSpeed and their respective legal advisors held a meeting to discuss a proposed amendment to the merger agreement to remove a certain business line from the proposed Combined Company prior to the merger and to discuss the provision by BGC of certain parent guarantees and credit instruments with customers which would be assumed by the Combined Company at the closing of the merger. Following the conclusion of the discussion, the Special Committee unanimously approved these proposals.

At a meeting of the Special Committee held on October 16, 2007, it was announced that Mr. Gosin had resigned from the Special Committee, the audit committee and the compensation committee earlier that day.

On October 16, 2007, the members of the Special Committee, as well as the compensation committee and the audit committee, together with the Special Committee legal advisors, BGC, Cantor and eSpeed and their respective legal advisors, held a meeting to discuss a proposed amendment to the merger agreement and the related documents to provide for the creation of a new class of partnership units at BGC Holdings, in order to make certain partnership grants to employees prior to the closing of the merger in addition to certain restricted stock unit grants which had been previously authorized. The Special Committee met later that day with the Special Committee’s legal advisors to further discuss the proposed amendments. On October 25, 2007, the Special Committee met with their legal advisors to further discuss the proposed amendments, as well as an extension of the termination date of the merger to April 30, 2008. Following the conclusion of the discussion, the Special Committee approved such proposed amendments to the merger agreement and related transaction agreements as well as the extension of the termination date to April 30, 2008.

On November 2, 2007, the Special Committee and its legal advisors, BGC, Cantor and eSpeed held a meeting to discuss the independent auditors’ review of the preliminary proxy and the timing of the proxy filing.

On November 5, 2007, BGC Partners, Cantor, eSpeed, BGC U.S., BGC Global and BGC Holdings amended the merger agreement to provide that, at the election of Cantor, the Class B BGC Partners units could be converted in the merger into Combined Company Class A common stock instead of Combined Company Class B common stock, to consent to the grant of rights to receive restricted exchangeable interests and to provide that on and after the effective time of the merger, the holders of restricted exchangeable interests will have the right to exchange such restricted exchangeable interests with the Surviving Corporation for Surviving Corporation Class A common stock on the terms and subject to the conditions set forth in the BGC Holdings limited partnership agreement and to consent to the grant of BGC Partners restricted stock units and which shall be exchangeable with the Surviving Corporation for Surviving Corporation Class A common stock in accordance with the terms and subject to the conditions set forth in the BGC Partners Long Term Incentive Plan. The amendment to the merger agreement also included revised forms of the separation agreement, the amended and restated limited partnership agreement of BGC Holdings, the amended and restated limited partnership agreement of BGC U.S., the amended and restated limited partnership agreement of BGC Global and the amended and restated certificate of incorporation of the Combined Company.

Reasons for the Merger; Recommendation of the Merger by the Special Committee and the eSpeed Board of Directors

The eSpeed board of directors established a special committee consisting of eSpeed’s four independent directors, Albert M. Weis, John H. Dalton, Barry M. Gosin and Barry R. Sloane, which we refer to as the “Special Committee,” to consider the advisability of the merger, to negotiate the terms and price and definitive agreements in respect of such merger and to make a recommendation to the eSpeed board of directors. The Special Committee retained Sandler O’Neill as its financial advisor and Debevoise as its legal counsel. Mr. Gosin resigned from the Special Committee in October 2007. The Special Committee oversaw the performance of financial and legal due diligence by its advisors, reviewed and evaluated Cantor’s proposal of a transaction with BGC Partners and conducted negotiations with Cantor and its representatives with respect to the merger agreement and the related agreements.

The Special Committee, by a unanimous vote, at a meeting held on May 29, 2007, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of the Company and the holders of eSpeed Class A common stock (other than Cantor and its affiliates). In addition, the Special Committee recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommended that the Company’s common stockholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby. In reaching its conclusion, the Special Committee consulted with its financial and legal advisors, considered eSpeed’s prospects, including the uncertainties and risks facing it, considered the prospects of BGC Partners and considered the interests of the holders of eSpeed Class A common stock (other than Cantor and its affiliates).

Expected Benefits of the Merger. In determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and the holders of eSpeed Class A common stock (other than Cantor and its affiliates), and in reaching its decision to recommend that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, the Special Committee considered a variety of factors that it believed weighed favorably towards the merger, including the following material factors (which are not listed in any relative order of importance):

•

Financial Terms of the Merger. The Special Committee believes that the merger with BGC Partners provides the holders of Company Class A common stock with an attractive valuation for their interests in the Company. In the merger, the shares of Company Class A common stock are being valued at $9.75 per share, a 6.1% premium to the closing price of the Class A common stock on May 29, 2007, the last trading day prior to the announcement of the merger. The Special Committee considered presentations by and analyses of Sandler O’Neill, and Sandler O’Neill’s opinion that, as of May 29, 2007, the date of the opinion, and based upon and subject to the factors, assumptions and qualifications set forth in Sandler O’Neill’s opinion, the Exchange Ratios (as defined below in “Opinion of Financial Advisor to the Special Committee—Summary of Proposal”) are fair to the holders of eSpeed Class A common stock, other than Cantor and its affiliates, from a financial point of view.

•

Challenges Facing the Company. The Special Committee believes that the Company faces several challenges in its effort to increase stockholder value as an independent publicly traded company. In particular, the Special Committee believes that the Company’s prospects for growth as a stand-alone company are constrained by declines in the Company’s traditional revenue sources resulting from the imposition of price caps by customers, the expiration of the Company’s major patent, the expected continued migration towards electronic trading leading to increased compensation and pricing pressures and other risks relating to the Company’s performance, both in the short- and long term.

The Special Committee believes that, following the merger, the Company will be a stronger, more competitive company, with a superior mix of products and services.

•

Prospects of BGC Partners. The Special Committee considered the performance and prospects of BGC Partners, including the improvement over the course of the prior year in such performance and prospects, in light of the implied valuation of BGC Partners in the merger.

•

Financial Benefits. The Special Committee believes that the Company will enjoy synergies and revenue enhancements from a combination with BGC Partners, including cost savings which the Company estimates will reach $10 million annually and which are expected to come from, among other things:

•	reducing expenses for development of non-core products;

•	rationalizing client coverage by sales representatives and brokers;

•	reducing technology infrastructure costs;

•	eliminating duplicative staff and functions; and

•	other economies of scale.

Revenue enhancements are expected to result from the Combined Company’s opportunity to accelerate the provision of fully electronic brokerage services. In addition, the JSA will terminate upon the completion of the merger, freeing the Company from the administrative burdens of managing that arrangement.

•

Continuation of Interest. Because the holders of Company Class A common stock will retain such shares in the Combined Company, entitling them to 40.6% of the economic and 11.2% of the voting ownership (based on the outstanding shares of eSpeed on September 30, 2007), the Company’s stockholders will participate in the future earnings and growth of the Combined Company and will benefit from any appreciation in value of the Combined Company, including value arising from the potential success of the merger.

•

Certain Provisions of the Merger Agreement and the Related Agreements. The Special Committee considered the terms and conditions of the merger agreement and the related agreements, including the requirement that Cantor vote in favor of the adoption of the merger agreement and the transactions contemplated thereby so long as each of the eSpeed board of directors and the Special Committee recommends in favor of such adoption; the indemnification protections, including the limited indemnification provisions in respect of certain matters; and the requirement that, at the closing of the merger, estimated net equity be at least $146.5 million, estimated net cash be at least $25 million and estimated indebtedness be no more than $150 million and the post-closing of the merger true-up mechanism in respect of net equity and net cash. The Special Committee believes that the terms of the merger agreement and the related agreements were reasonable and were the product of arm’s length negotiations between the Special Committee and its financial and legal advisors, on the one hand, and BGC Partners and its advisors, on the other hand. The Special Committee also considered the improvements to the terms of the merger agreement and the related agreements that were negotiated under the direction of the Special Committee.

•

Alignment of Management Interests. The Special Committee believes that the merger will better align the interests of the officers of Cantor, BGC Partners and the Company and will result in an increased management focus, which will benefit the Combined Company.

Other Material Factors Considered. During the course of its deliberations relating to the merger agreement and the merger, the Special Committee considered the following factors in addition to the benefits described above:

•

Intentions of the Controlling Stockholder. Cantor, the Company’s controlling stockholder, made both public and private statements to the Special Committee that a merger with BGC Partners was the only strategic transaction available at the time in respect of its Company shares that it supported. Therefore, the Special Committee believed that no other transaction with a third party could be consummated at this time. The Special Committee also considered the proposal received from Tullett Prebon plc, as described in the “Proposal 1—The Merger—Background of the Merger” section of this proxy statement, and concluded that the proposal was not capable of consummation given Cantor’s position.

•

Expected Impact of the Announcement of the Merger in the Market and on Business Operations. The possible stock market reaction to the merger, and the expected impact of the merger on the Company’s business operations and on its stockholders, suppliers, creditors, customers and employees.

•

Due Diligence. The Special Committee considered the results of the due diligence investigations of BGC Partners and the contributed assets by the Special Committee’s financial and legal advisors, which were consistent with the expectations of the Special Committee with respect to the strategic and financial benefits of the merger.

The Special Committee weighed these factors against a number of other material factors identified in its deliberations as potentially weighing negatively against the merger, including the following factors (which are not listed in any relative order of importance):

•	the risk of not realizing all the anticipated cost savings and revenue enhancements following the merger;

•

the challenges inherent in the operation of the businesses of the Company in conjunction with those of BGC Partners following the merger and the possible diversion of management attention for an extended period of time;

•	the transaction costs associated with the merger and costs relating to the operation of the businesses of the Company in conjunction with those of BGC Partners following the merger;

•	the risk of liabilities associated with the BGC business, including certain regulatory and litigation matters and other contingent liabilities;

•

the continuing role of Cantor as controlling stockholder and the known and potential conflicts of interests of certain of the directors and executive officers of the Combined Company who will be directors and/or officers of both Cantor and the Combined Company and will hold equity in one or both entities;

•

certain terms of the merger agreement and the related agreements, including the absence of indemnity protection against certain contingent liabilities; the restrictions on the conduct of the Company’s business prior to the completion of the merger (which require the Company to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger); and the terms of the proposed tax receivable agreement;

•	that the merger is not subject to a vote by the holders of a majority of the shares of Company Class A common stock other than those held by Cantor and its affiliates;

•	the possibility that the merger might not be consummated despite the parties’ efforts or that the closing of the merger may be unduly delayed; and

•	the fact that the Company Class A common stock had traded in the past at prices in excess of $9.75 per share.

In the course of reaching its decision to recommend that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, the Special Committee did not consider the liquidation value of the Company’s assets because it considered the Company to be a viable going concern and viewed the trading history of eSpeed common stock as an indication of its value as such. The Special Committee believed that the liquidation value would be significantly lower than the Company’s value as a viable going concern and that, due to the fact that the merger contemplates that the Company would continue as a going concern, the liquidation value would be irrelevant to a determination as to whether the merger is fair to the holders of eSpeed Class A common stock (other than Cantor and its affiliates).

After consideration of these material factors, the Special Committee determined that these risks could be mitigated or managed by the Company or BGC Partners or, following the merger, by the Combined Company, were reasonably acceptable under the circumstances, or, in light of the anticipated benefits, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

The foregoing discussion of the information and factors considered by the Special Committee includes all of the material positive and negative factors considered by the Special Committee, but it is not intended to be exhaustive and may not include all of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors in reaching its conclusion. Rather, the Special Committee recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, and recommends that the holders of Company Class A common stock vote in favor of adoption of the merger agreement and the transactions contemplated thereby based upon the totality of the information presented to and factors considered by it. In addition, individual members of the Special Committee may have given differing weights to different factors and may have viewed some factors more positively or negatively than others. It should be noted that this explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature, and, therefore, that information should be read in light of the factors discussed in the “Forward-Looking Statements” section of this proxy statement.

Certain Projections

After the merger, the Combined Company will not as a matter of course make public projections as to its future performance or earnings. However, in connection with the discussions concerning the proposed transaction, the managements of BGC Partners and eSpeed furnished to the Special Committee and its representatives and advisors certain information that was not publicly available, including certain projected financial data constituting the strategic plan for the fiscal years 2007 to 2010 for BGC Partners, eSpeed and the Combined Company. These projections include the following forecasts of Total Revenues (which we define as total revenues excluding interest income) and EBIT (which we define as earnings before interest income, interest expense and taxes) for BGC Partners, eSpeed and the Combined Company and forecasts of net income for eSpeed:

Projected Financial Results

	2007	2008	2009	2010
	(amounts in millions)
BGC Partners
Total Revenues	$901.9	$1,025.3	$1,131.7	$1,250.1
EBIT (1)	$97.7	$140.6	$169.1	$204.3

eSpeed
Total Revenues	$142.7	$154.9	$164.8	$179.1
EBIT (2)	$(9.7)	$(5.3)	$(1.2)	$5.0
Net income (2)	$2.4	$4.8	$6.3	$10.6

Combined Company
Total Revenues (3)		$1,122.0	$1,234.5	$1,355.9
EBIT (1)		$143.8	$184.2	$225.6

(1)	The projections were prepared on the same basis as the net income for fully diluted earnings per share reflected in the pro forma combined statement of operations, included in this proxy statement, such that all earnings attributable to the non-controlling Cantor and the founding partners interest are reflected in the calculation of EBIT.
(2)	eSpeed projected EBIT and net income are based on operating earnings, which exclude certain non-operating charges, such as certain charitable contributions, impairment charges and patent litigation costs.
(3)	The projections for the Combined Company reflect reductions in total revenue of approximately $61 million, $70 million and $81 million in 2008, 2009 and 2010, respectively, for amounts that have historically been associated with revenue sharing transactions between BGC Partners and eSpeed which will be eliminated upon consolidation as a result of the merger. Additionally, the Combined Company’s Total Revenues and EBIT include the impact of revenue enhancements of $2.5 million in 2008 and $7.5 million in 2009 and 2010. The Combined Company’s EBIT includes $10 million of expected cost savings in 2008, 2009 and 2010.

The projections for BGC Partners were prepared on a desk and region basis. Revenues for the three-year period from 2007 to 2010 are projected to grow at a compounded average annual growth rate (which we refer to as “CAGR”) of approximately 11%. The desk level CAGR for Credit, Rates and Foreign Exchange desks for the three-year period 2007-2010 were projected to be 14%, 10% and 10%, respectively. These growth rates are slightly higher than the overall industry projections driven by higher than average growth rate assumptions for the Combined Company’s credit derivatives and emerging market businesses. The projections for eSpeed show revenue CAGR for the three-year period from 2007 to 2010 of 8%.

The projections referred to above were not prepared with a view toward public disclosure, and are included in this proxy statement only because such information was made available to the Special Committee and its representatives and advisors. The projections were developed by the managements of BGC Partners and eSpeed based on their expectations for revenue and earnings using a range of assumptions for operating and market conditions. The projections were prepared for purposes of engaging in discussions with respect to the transactions with the Special Committee and its representatives and advisors. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP. The prospective financial information, in the view of the managements of BGC Partners and eSpeed, was prepared on a reasonable basis and reflects the best currently available estimates and judgments, and presents, to the best of managements’ knowledge and belief, the expected course of action and the expected future financial performance of the Combined Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Neither eSpeed’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included in this proxy statement, nor have they or any other independent auditors expressed any opinion or given any form of assurance on such information or its achievability and eSpeed’s independent auditors assume no responsibility for, and, disclaim any association with, the prospective information. The projections are included in this proxy statement to give the stockholders of eSpeed access to information that was not publicly available and that the managements of BGC Partners and eSpeed provided to the Special Committee and its representatives and advisors.

The projections are not guarantees of performance. The projections are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See “Forward-Looking Statements.” The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the managements of BGC Partners and eSpeed with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest rates and effective tax rates consistent with historical levels, all of which are difficult to predict, many of which will be beyond the control of the Combined Company and none of which were subject to approval by the Special Committee. Accordingly, there can be no assurance that the assumptions made in preparing the projections or the projections themselves will prove accurate. You should not place undue reliance on the projections contained in this proxy statement. Actual results can be materially greater or less than the projections. The managements of BGC Partners and eSpeed do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

Opinion of Financial Advisor to the Special Committee

By letter dated February 21, 2007, Sandler O’Neill was retained to act as financial advisor to the Special Committee in connection with a possible business combination involving eSpeed and BGC Partners. Sandler O’Neill is a nationally recognized investment banking firm. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Special Committee in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement on

May 29, 2007. At the May 29, 2007 meeting at which the Special Committee recommended that the eSpeed board of directors approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, Sandler O’Neill delivered to the Special Committee its oral opinion, and confirmed in writing that day, that, as of such date, the Exchange Ratios (as defined below in “—Summary of Proposal”) were fair from a financial point of view to the holders of eSpeed Class A common stock (other than Cantor and its affiliates). The full text of Sandler O’Neill’s opinion is attached to this proxy statement as Annex J. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. eSpeed’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Special Committee and is directed only to the fairness of the Exchange Ratios to the holders of eSpeed Class A common stock, other than Cantor and its affiliates. It does not address the underlying business decision of eSpeed to engage in the merger or any other aspect of the merger and is not a recommendation to any eSpeed stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 29, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement, including all schedules thereto;

(2)	a form of the separation agreement to be entered into by and among Cantor, BGC Partners, BGC U.S., BGC Global and BGC Holdings, including all schedules thereto;

(3)	a form of the registration rights agreement to be entered into by and between Cantor and BGC Partners;

(4)	a form of the administrative services agreement to be entered into by and between Cantor and BGC Partners;

(5)	a form of the administrative services agreement to be entered into by and among Tower Bridge, BGCI and Cantor;

(6)	a form of the Agreement of Limited Partnership of BGC U.S., as proposed to be amended and restated;

(7)	a form of the Agreement of Limited Partnership of BGC Global, as proposed to be amended and restated;

(8)	a form of the BGC Holdings Participation Plan;

(9)	the term sheet related to the tax receivable agreement to be entered into between eSpeed and Cantor;

(10)	certain publicly available financial statements and other historical financial information of eSpeed that it deemed relevant;

(11)	certain audited, unaudited and pro forma financial statements and other historical financial information of BGC Partners that it deemed relevant;

(12)	internal financial projections for eSpeed for the years ending December 31, 2007 through 2010, as provided by management of eSpeed;

(13)	internal financial projections for BGC Partners for the years ending December 31, 2007 through 2010, as provided by management of BGC Partners;

(14)	internal financial projections of the pro forma financial impact of the merger on eSpeed, based on assumptions relating to transaction expenses, accounting adjustments, synergies, cost savings and revenue enhancements prepared by the senior managements of eSpeed and BGC Partners;

(15)	the publicly reported historical price and trading activity for eSpeed common stock, including a comparison of certain financial and stock market information for eSpeed with similar publicly available information for certain other companies the securities of which are publicly traded;

(16)	the financial terms of certain recent business combinations in the inter-dealer broker market, to the extent publicly available;

(17)	the current market environment generally and the inter-dealer broker market in particular; and

(18)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior managements of eSpeed and BGC Partners the business, financial condition, results of operations and prospects of eSpeed and BGC Partners, respectively, and the prospects of the Combined Company resulting from the merger.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by eSpeed, BGC Partners and Cantor or their respective representatives or that was otherwise reviewed by it, and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of each of eSpeed, BGC Partners and Cantor that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of eSpeed, BGC Partners and Cantor or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

With respect to the financial projections for eSpeed and BGC Partners, provided by the senior managements of eSpeed and BGC Partners and used by Sandler O’Neill in its analysis, eSpeed’s and BGC Partners’ managements confirmed to Sandler O’Neill that they reflected the best currently available projections of the future financial performance of eSpeed and BGC Partners, respectively. All projections of the pro forma impact of transaction costs, accounting adjustments, synergies, cost savings and revenue enhancements related to the merger were provided by and reviewed with senior managements of eSpeed and BGC Partners and eSpeed’s and BGC Partners’ managements confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of management. Sandler O’Neill assumed that the financial performances reflected in all estimates and projections used by it in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such estimates and projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of eSpeed or BGC Partners since the date of the last financial statements made available to it and that eSpeed and BGC Partners will remain as going concerns for all periods relevant to the analyses.

Sandler O’Neill assumed that the merger agreement and all related agreements will be valid, binding and enforceable agreements with respect to all of the parties to such agreements, that all of the representations and warranties contained in the merger agreement and all related agreements will be true and correct in accordance with the terms of such agreement, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement will not be waived, that the merger will be a tax-free reorganization for federal income tax purposes and that the merger will be accounted for as a combination of entities under common control. Finally, with the consent of the

Special Committee, Sandler O’Neill relied upon the advice the Special Committee and eSpeed received from their accounting and tax advisors as to all accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to what the value of eSpeed Class A common stock will be at the time of the merger or the price at which eSpeed Class A common stock may trade at any time.

In rendering its May 29, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to eSpeed or BGC Partners and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of eSpeed and BGC Partners and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of eSpeed, BGC Partners and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Special Committee at its May 29, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed merger whereby each BGC Partners Class A unit issued and outstanding immediately prior to the merger will be converted into one share of Combined Company Class A common stock, each BGC Partners Class B unit issued and outstanding immediately prior to the merger will be converted into one share of Combined Company Class B common stock and each BGC Partners Class C unit issued and outstanding immediately prior to the merger will be converted into 100 shares of Combined Company Class B common stock. The above exchange ratios are referred to herein as the “Exchange Ratios.” The Exchange Ratios imply a value of $9.75 per eSpeed share and a value of $1,371.5 million for the equity of BGC Partners, along with the assumption of $150.0 million of BGC Partners debt. Based on the May 25, 2007 share information available to Sandler O’Neill at the time it issued its opinion, the Exchange Ratios provide the current holders of eSpeed Class A common stock (other than Cantor and its affiliates) with 16.1% economic ownership of the Combined Company and 6.6% voting ownership of the Combined Company.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for eSpeed and selected financial information for BGC Partners with a group of financial institutions selected by Sandler O’Neill. The comparable group consisted of the following publicly traded inter-dealer brokers: Compagnie Financière Tradition, GFI Group Inc., ICAP plc and Tullett Prebon plc.

Comparable Group Analysis

	eSpeed		BGC Partners		Comparable Group Median Result		Comparable Group Range
Price / 2007 Estimated Earnings (1)	NM	(3)	25.4	x(4)	21.1	x	17.0x – 24.2	x
Price / 2008 Estimated Earnings (1)	NM	(3)	16.4	x(4)	18.0	x	15.5x – 21.3	x
Price / Book Value	1.8	x	14.7	x(4)	5.1	x	4.0x – 13.8	x
2007 Price / Earnings Growth Rate (1)	NA	(3)	2.1	x(4)	1.5	x	1.3x – 2.6	x
Enterprise Value / EBITDA (2)	9.1	x	8.6	x(4)(5)	9.7	x	6.3x – 15.5	x

(1)	Based on publicly available estimates as published on I/B/E/S.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.
(3)	NM = Not Meaningful and NA = Not Available.
(4)	Assuming valuation of BGC Partners of $1,371.5 million; estimates based on management projections.
(5)	First quarter 2007 EBITDA annualized.

eSpeed Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices of eSpeed common stock and the relationship between the movements in the price of eSpeed common stock and the movements in the prices of its comparable group. Sandler O’Neill analyzed eSpeed common stock for the three-year period ended May 25, 2007. During this period, eSpeed common stock generally underperformed its comparable group.

eSpeed’s Three Year Stock Performance

	Beginning Index Value May 25, 2004	Ending Index Value May 25, 2007
eSpeed	100.0%	49.4%
Comparable Group	100.0	210.0

Valuation of eSpeed Based on Price to Book Multiple. Sandler O’Neill performed an analysis based on the median one, two and three year per share stock price to book value multiples for eSpeed. As illustrated by the following table, this analysis indicated an imputed range of values per share of eSpeed common stock of $8.34 to $8.71.

eSpeed	Per Share(1)
Stockholders’ Equity	$4.98
One Year Median Price to Book Value	1.75	x
Valuation Based on One Year Median Price to Book Value	$8.71
Two Year Median Price to Book Value	1.67	x
Valuation Based on Two Year Median Price to Book Value	$8.34
Three Year Median Price to Book Value	1.74	x
Valuation Based on Three Year Median Price to Book Value	$8.65

(1)	Based on 51,562,624 fully diluted shares outstanding as of May 25, 2007.

Valuation of eSpeed Based on “Sum-of-the-Parts” Analysis. Sandler O’Neill also performed an analysis based on the “sum-of-the-parts” for eSpeed whereby Sandler O’Neill examined each of eSpeed’s cash, equity and earnings per share and calculated a range of values per share of eSpeed common stock based an on aggregation of the above. As illustrated by the following tables, this analysis indicated an imputed range of values per share of eSpeed common stock of $4.53—$10.09.

eSpeed	Per Share(1)
Cash and Cash Equivalents	$3.73
2007 Management Operating Earnings Per Share (2)	$0.05
Comparable Group 2007 Price to Earnings Range	17.0x – 24.2	x
eSpeed Price Based on Comparable 2007 Price to Earnings Range	$0.80 – $1.14
Sum of the Parts Analysis on 2007 Price to Earnings Range	$4.53 – $4.87

eSpeed	Per Share(1)
Cash and Cash Equivalents	$3.73
2008 Management Operating Earnings Per Share (2)	$0.09
Comparable Group 2008 Price to Earnings Range	15.5x – 21.3	x
eSpeed Price Based on Comparable 2008 Price to Earnings Range	$1.46 – $2.00
Sum of the Parts Analysis on 2008 Price to Earnings Range	$5.20 – $5.74

eSpeed	Per Share(1)
Cash and Cash Equivalents	$3.73
Book Value Per Share	$4.98
Remaining Book Value Per Share	$1.25
Median 3-Year eSpeed and Median Peer Book Value Multiple	1.74x – 5.10	x
eSpeed Price Based on Book Value	$2.16 – $6.36
Sum of the Parts Based on Book Value	$5.90 – $10.09

(1)	Based on 51,562,624 fully diluted shares outstanding as of May 25, 2007.
(2)	Operating earnings defined as U.S. GAAP earnings plus non-recurring charges.

Discounted Cash Flow of eSpeed and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future streams of cash flow of eSpeed through December 31, 2010 under various circumstances. The analysis assumed eSpeed’s projected cash flow streams assuming eSpeed performed in accordance with the financial projections for 2007 through 2010, as provided by the management of eSpeed. To approximate the terminal value of eSpeed common stock at December 31, 2010, Sandler O’Neill applied price to current year earnings multiples of 17.0x to 23.0x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%. These discount rates were chosen by Sandler O’Neill to reflect different assumptions regarding the required rates of return of holders or prospective buyers of eSpeed’s equity. The range applied to the budgeted net income was 20% under budget to 20% over budget, using a discount rate of 12.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for eSpeed common stock of $6.21 to $7.31 when applying the price/earnings multiples to the matched budget, and $5.90 to $7.70 when applying the price/earnings multiples to the -20% / +20% budget range. In both discounted cash flow analysis for eSpeed, a dollar for dollar value of cash per share is added to the resultant value of eSpeed’s cash flow stream.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
10.00%	$6.53	$6.66	$6.79	$6.92	$7.05	$7.18	$7.31
11.00%	6.45	6.57	6.70	6.82	6.95	7.07	7.20
12.00%	6.36	6.49	6.61	6.73	6.85	6.97	7.09
13.00%	6.28	6.40	6.52	6.64	6.76	6.87	6.99
14.00%	6.21	6.32	6.44	6.55	6.66	6.78	6.89

Earnings Per Share Multiples

Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
20.0%	$6.83	$6.97	$7.12	$7.26	$7.41	$7.55	$7.70
15.0%	6.71	6.85	6.99	7.13	7.27	7.41	7.55
10.0%	6.59	6.73	6.86	7.00	7.13	7.26	7.40
5.0%	6.48	6.61	6.73	6.86	6.99	7.12	7.24
0.0%	6.36	6.49	6.61	6.73	6.85	6.97	7.09
-5.0%	6.25	6.36	6.48	6.59	6.71	6.83	6.94
-10.0%	6.13	6.24	6.35	6.46	6.57	6.68	6.79
-15.0%	6.02	6.12	6.22	6.33	6.43	6.53	6.64
-20.0%	5.90	6.00	6.10	6.19	6.29	6.39	6.49

Valuation of BGC Partners Based on Projected Price to Earnings. Sandler O’Neill performed an analysis based on the estimated price to earnings of BGC Partners. As illustrated by the following table, this analysis indicated an imputed aggregate range of values for BGC Partners of $918.7 million to $1,776.9 million.

BGC Partners	($000s)
2007 Estimated Net Income	$54,019
Comparable Group 2007 Price to Earnings Range	17.0x – 24.2	x
Valuation Range Based on Peer 2007 Price to Earnings Range	$918,692 – $1,309,553
2008 Estimated Net Income	$83,548
Comparable Group 2008 Price to Earnings Range	15.5x – 21.3	x
Valuation Range Based on Peer 2008 Price to Earnings Range	$1,297,332 – $1,776,894

Discounted Cash Flow of BGC Partners and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of cash flow of BGC Partners through December 31, 2010 under various circumstances. The analysis assumed BGC Partners’ projected cash flow stream and that BGC Partners performed in accordance with the financial projections for 2007 through 2010, as provided by the management of BGC Partners. To approximate the terminal value of BGC Partners common stock at December 31, 2010, Sandler O’Neill applied price to current year earnings multiples of 17.0x to 23.0x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BGC Partners common stock. The range applied to the budgeted net income was 20% under budget to 20% over budget, using a discount rate of 13.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of aggregate equity values for BGC Partners of $1.484 million to $2.241 million when applying the price/earnings multiples to the matched budget, and $1.231 million to $2.555 million when applying the price/earnings multiples to the -20% / +20% budget range.

Earnings Multiples ($ in millions)

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
11.00%	$1,685	$1,777	$1,870	$1,963	$2,056	$2,149	$2,241
12.00%	1,631	1,721	1,811	1,901	1,991	2,080	2,170
13.00%	1,580	1,667	1,754	1,841	1,928	2,015	2,102
14.00%	1,531	1,615	1,699	1,784	1,868	1,952	2,037
15.00%	1,484	1,565	1,647	1,729	1,810	1,892	1,974

Earnings Multiples ($ in millions)

Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
20.0%	$1,929	$2,033	$2,138	$2,242	$2,347	$2,451	$2,555
15.0%	1,842	1,942	2,042	2,142	2,242	2,342	2,442
10.0%	1,755	1,850	1,946	2,042	2,137	2,233	2,329
5.0%	1,667	1,759	1,850	1,941	2,033	2,124	2,215
0.0%	1,580	1,667	1,754	1,841	1,928	2,015	2,102
-5.0%	1,493	1,575	1,658	1,741	1,823	1,906	1,989
-10.0%	1,406	1,484	1,562	1,640	1,719	1,797	1,875
-15.0%	1,318	1,392	1,466	1,540	1,614	1,688	1,762
-20.0%	1,231	1,301	1,370	1,440	1,509	1,579	1,649
Relative Contribution Analysis. Sandler O’Neil analyzed the respective contributions of eSpeed and BGC Partners, based on management estimates, for revenues, EBITDA and operating net income. Based on this analysis, Sandler O’Neill concluded that eSpeed will have approximately 27.8% economic ownership of the Combined Company, while contributing 13.1%, 10.4% and 5.5% of the revenues, EBITDA and operating net income for fiscal year 2008, respectively.

Analysis of Selected Merger Transactions as Applied to eSpeed and BGC Partners. Sandler O’Neill reviewed 21 merger transactions announced from January 1, 2002 through May 29, 2007 involving financial technology companies, inter-dealer brokers and financial exchanges. Sandler O’Neill reviewed the following median and mean multiples related to those selected merger transactions: transaction price at announcement to last 12 months’, which we refer to as “LTM,” net income, transaction value to LTM revenues and transaction value to LTM EBITDA and compared them to those multiples observed for eSpeed and BGC Partners, respectively.

Transaction Multiples

Selected Financial Services Transactions

($ in millions)	Median Multiple	Mean Multiple	eSpeed Multiple(1)	BGC Partners Multiple(2)
Transaction value/LTM net income	33.9x	36.5x	155.6x	15.7x

Transaction value/LTM revenues	2.9x	5.4x	3.3x	1.5x

Transaction value/LTM EBITDA	20.2x	18.7x	16.3x	8.2x

(1)	Transaction multiples based on LTM ended March 31, 2007 and assuming a transaction value of $9.75 per share.
(2)	Transaction multiples based on the first quarter 2007 annualized and assuming a transaction value of $1,371.5 million.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2007; (2) eSpeed is valued at $9.75 per share and an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock are issued; (3) BGC Partners produces a balance sheet at closing with a minimum of $25.0 million in cash, $146.5 million in equity and debt capped at $150.0 million; (4) eSpeed’s 2007, 2008, 2009 and 2010 net income projections and earnings per share growth rates provided by and reviewed with eSpeed’s management; (5) BGC Partners’ 2007, 2008, 2009 and 2010 budgeted financial projections provided by and reviewed with BGC Partners’ and eSpeed’s managements; (6) transaction costs, accounting adjustments, synergies, cost savings and revenue enhancements related to the merger provided by and reviewed with senior managements of eSpeed and BGC Partners and eSpeed’s and BGC Partners’ managements confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of management. The analyses indicated that for the year ending December 31, 2008 (the first full year of combined operations), the merger would be accretive to eSpeed’s projected earnings per share increasing earnings per share from $0.09 on a standalone basis to $0.52 as a pro forma entity, while dilutive to book value and cash value per share.

Discounted Cash Flow of the Combined Company and Terminal Value Analysis. Sandler O’Neill also performed an analysis that estimated the future stream of cash flow of the Combined Company through December 31, 2010 under various circumstances. The analysis assumed the pro forma projected cash flow stream and that the Combined Company performed in accordance with the financial projections for 2008 through 2010 provided to Sandler O’Neill by the respective managements of eSpeed and BGC Partners, as well as the assumptions regarding transaction costs, accounting adjustments, synergies, cost savings and revenue enhancements related to the merger. To approximate the terminal value of the Combined Company common stock at December 31, 2010, Sandler O’Neill applied price to current year earnings multiples of 17.0x to 23.0x. The cash flow streams and terminal values were then discounted to the net present values at December 31, 2007, using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Combined Company common stock. The range applied to the budgeted net income was 20% under budget to 20% over budget, using a discount rate of 13.0% for the analysis. This analysis indicated an imputed range of values per share for eSpeed common stock of $10.45 to $15.27 when applying the price/earnings multiples to the matched budget, and $8.74 to $17.45 when applying the price to earnings multiples to the -20% / +20% budget range. The actual results achieved by the Combined Company may vary from projected results and the variations may be material.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
11.00%	$11.61	$12.22	$12.83	$13.44	$14.05	$14.66	$15.27
12.00%	11.31	11.90	12.49	13.09	13.68	14.28	14.87
13.00%	11.01	11.59	12.17	12.75	13.33	13.91	14.48
14.00%	10.73	11.29	11.86	12.42	12.98	13.55	14.11
15.00%	10.45	11.00	11.55	12.10	12.65	13.20	13.75

Earnings Per Share Multiples

Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
20.0%	$13.29	$13.98	$14.68	$15.37	$16.06	$16.76	$17.45
15.0%	12.72	13.38	14.05	14.71	15.38	16.05	16.71
10.0%	12.15	12.79	13.42	14.06	14.70	15.33	15.97
5.0%	11.58	12.19	12.80	13.40	14.01	14.62	15.23
0.0%	11.01	11.59	12.17	12.75	13.33	13.91	14.48
-5.0%	10.44	10.99	11.54	12.09	12.64	13.19	13.74
-10.0%	9.88	10.40	10.92	11.44	11.96	12.48	13.00
-15.0%	9.31	9.80	10.29	10.78	11.27	11.77	12.26
-20.0%	8.74	9.20	9.66	10.13	10.59	11.05	11.52

eSpeed has agreed to pay Sandler O’Neill a fee of $2,000,000 for the delivery of its opinion. This fee became due upon delivery of the opinion. eSpeed has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill may provide investment banking services to eSpeed and or BGC Partners in the future and may receive compensation for such services. The services may include raising capital in connection with the merger and/or other services to be performed during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to eSpeed, BGC Partners and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of eSpeed, BGC Partners and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Directors, Executive Officers and Certain Beneficial Owners in the Merger

In considering the recommendation of the eSpeed board of directors and the Special Committee with respect to the merger agreement, you should be aware that some of the current directors and executive officers of eSpeed, the future directors and executive officers of the Combined Company and certain beneficial owners of eSpeed common stock have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of eSpeed stockholders generally. These interests, to the extent material, are described below. The eSpeed board of directors and the Special Committee were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Increase in Compensation

The merger agreement provides that, prior to completion of the merger, upon the request of BGC Partners, eSpeed will provide each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel and Robert K. West with a letter agreement setting forth an annual base salary of $1,000,000 per year (except for Mr. West whose letter shall provide for an annual base salary of $450,000) and annual target bonuses of:

•	300% of annual base salary for Mr. Lutnick;

•	275% of annual base salary for Mr. Amaitis;

•	200% of annual base salary for Mr. Lynn;

•	50% of annual base salary for Mr. Merkel; and

•	$300,000 for Mr. West, $125,000 of which shall be paid in stock or restricted exchangeable units and $175,000 of which shall be paid in cash.

Employment Agreements

The provisions of the merger agreement described in “—Increase in Compensation” above are expected to be implemented prior to the merger through employment agreements between BGC Partners and each of Messrs. Amaitis and Lynn, which agreements will be assumed at completion of the merger by the Combined Company. Mr. Amaitis’ employment agreement will have an initial term of three years, which is extendable for two additional one-year terms with the consent of Mr. Amaitis and BGC Partners or, after the merger, the Combined Company. In accordance with the letter agreement described above, Mr. Amaitis’ employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of 275% of base salary. Mr. Lynn’s employment agreement will have a five-year term. In accordance with the letter agreement described above, Mr. Lynn’s employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of 200% of base salary. The target bonus for Mr. Amaitis and Mr. Lynn will be reviewed annually by the compensation committee. Following the merger, Messrs. Lutnick, Merkel and West are expected to be paid by the Combined Company the applicable base salary and target bonus as set forth in the letter agreements to be provided by eSpeed as described above, but not to enter into employment agreements.

New Post-Merger Change of Control Employment Agreements

BGC Partners and eSpeed have agreed that BGC Partners may, prior to the completion of the merger, enter into change of control employment agreements with each of Messrs. Lutnick, Lynn, Merkel and Amaitis, which agreements will be assumed at completion of the merger by the Combined Company, and which will relate to a change of control of BGC Partners or, after the merger, the Combined Company, other than the merger contemplated by the merger agreement. BGC Partners is expected, prior to the merger, to enter into these agreements with these individuals. The agreements with Messrs. Lutnick, Amaitis and Merkel will provide that, upon a change of control, such executive will have the option to extend his employment for three years after the change of control or to terminate his employment upon the change of control, while the agreement with Mr. Lynn will provide that upon a change of control, the continuing company will have the option to extend the term of his employment for three years after the change of control or to terminate his employment. Each agreement will provide that if (a) the individual’s employment is terminated upon the change of control, such executive will receive two times such executive’s aggregate compensation for the most recent full fiscal year or (b) the individual’s employment is extended, such executive will receive an amount equal to such executive’s aggregate compensation for the most recent full fiscal year, and, in each case, such executive will receive the full vesting of all stock options and restricted stock units (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years. In addition, these executives will be entitled to a gross-up for any taxes imposed as a result of the application of Section 4999 of the Code. In the event of death or disability, such executive will be paid accrued salary to the date of death or disability.

Repayment of Existing Loans and Required Capital Contributions

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor and to make certain required capital contributions. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

Interests in Equity and Cash Received in Connection With the Separation and Merger

Prior to the completion of the merger, Cantor will redeem all of the Cantor limited partnership interests held by founding partners in exchange for (1) a portion of the BGC Holdings limited partnership interests that Cantor will receive in the separation and (2) distribution rights in respect of BGC Partners interests and, after the merger,

Combined Company Class A common stock. Immediately prior to this redemption, Cantor will redeem a portion of Mr. Amaitis’ Cantor limited partnerships interests for approximately $51,861,101 in cash and Cantor, immediately after these redemptions, will provide Messrs. Amaitis and Lynn with 1,100,000 and 200,000, respectively, of the BGC Holdings limited partnerships interests Cantor receives in the separation. Cantor expects to agree that these units along with another 400,000 units owned by Mr. Lynn will be immediately exchangeable by Messrs. Amaitis and Lynn into Combined Company Class A common stock on a one-for-one basis. Concurrently with the merger, BGC Holdings will issue restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC, and each holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation.

The following table shows the approximate number and aggregate dollar value of the BGC Holdings founding partner interests, and the shares underlying distribution rights as well as cash, to be received by the current executive officers of eSpeed and the future executive officers of the Combined Company in the separation and merger (assuming the merger and separation occurred on September 28, 2007):

Name	Cash	Number of BGC Holdings Founding Partner Interest(1)	Value of BGC Holdings Founding Partner Interests(2)	Number of Shares Underlying Distribution Rights(1)	Value of Shares Underlying Distribution Rights(2)	Total Value of cash, BGC Holdings Founding Partner Interest and Shares Underlying Distribution Rights(2)
Howard W. Lutnick (3)	$—	—	$—	7,742,325	$66,042,032	$66,042,032
Lee M. Amaitis	$51,861,101	1,708,540	$14,573,845	121,708	$1,038,169	$67,473,115
Shaun D. Lynn	$—	3,048,330	$26,002,255	569,666	$4,859,251	$30,861,506
Stephen M. Merkel	$—	—	$—	275,376	$2,348,957	$2,348,957
Paul Saltzman	$—	247,370	$2,110,066	49,474	$422,013	$2,532,079
Robert K. West (4)	$—	—	$—	—	$—	$—

(1)	Messrs. Lynn, Merkel and Saltzman will immediately after the separation sell to Cantor, for cash, distribution rights provided to them in connection with the redemption of their Cantor limited partnership interests in connection with the separation. Concurrently, Cantor will also purchase some of the BGC Holdings limited partnership interests held by Messrs. Lynn and Saltzman at a price per interest or share equal to the closing price of eSpeed Class A common stock on the date of closing of the merger. Assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007, Messrs. Lynn, Merkel and Saltzman would sell distribution rights relating to 569,666, 139,563 and 49,474 shares of Combined Company Class A common stock, respectively, and Messrs. Lynn and Saltzman would sell 551,931 and 9,143 BGC Holdings limited partnership interests, respectively.
(2)	Assumes a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007, and assumes one BGC Holdings founding partner interest has the same value as one share of eSpeed Class A common stock.
(3)

In the separation, Mr. Lutnick’s wife also will receive distribution rights relating to 43,368 shares of Combined Company Class A common stock (valued at $369,929, assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007) in respect of units in Cantor held less than three years and a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees, also will receive distribution rights relating to 1,610,182 shares of Combined Company Class A common stock (valued at $13,734,852, assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007) in respect of units in Cantor held three years or longer. Mr. Lutnick is the President and sole stockholder of CFGM, Cantor’s managing general partner. As such, Mr. Lutnick may be deemed to have beneficial ownership of the BGC Holdings exchangeable limited partnerships interests held by Cantor described below under “—BGC Holdings Exchangeable Limited Partnership Interests.”

(4)	Mr. West will be entitled to a restricted exchangeable interest or another form of non-cash equity award in the amount of $125,000 prior to December 31, 2007, subject to applicable vesting dates and provided he has not breached a partner obligation.

BGC Holdings Founding Partner Interests

In connection with the separation, certain current executive officers of eSpeed and future executive officers of the Combined Company will receive BGC Holdings founding partner interests and become founding partners. Specifically, the following individuals will receive the indicated number of BGC Holdings founding partner interests, in redemption of existing limited partnership interests in Cantor and, in the case of Messrs. Amaitis and Lynn, certain grants from Cantor, in connection with the separation:

•	1,708,540 founding partner interests for Mr. Amaitis;

•	3,048,330 founding partner interests for Mr. Lynn; and

•	247,370 founding partner interests for Mr. Saltzman

Assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007, Messrs. Lynn and Saltzman would immediately sell 551,931 and 9,143 of the BGC Holdings founding partner interests described above, respectively, to Cantor, as described in “Management Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests, Cantor will exchange them for BGC Partners units, which will be redeemed by BGC Partners prior to the merger for cash equal to the amount paid by Cantor to Messrs. Lynn and Saltzman in respect of such interests. Accordingly, the BGC Holdings founding partner interests sold to Cantor will not be outstanding following the merger.

After the completion of the merger, if Cantor so determines, the BGC Holdings founding partner interests not sold by such founding partners to Cantor may be exchanged by such founding partners with the Combined Company for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company (which exchange of certain interests Cantor expects to permit from time to time). In particular, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the completion of the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000, respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. See “—Exchangeability of Founding Partners Interests.” From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

Although we expect that no compensation charges will be incurred in connection with the right of founding partners to immediately exchange 20% of their founding partner interests under SFAS 123R, non-cash compensation charges are expected to be incurred to the extent that Cantor allows founding partners to exchange their remaining BGC Holdings founding partner interests for Class A common stock (including exchanges by Messrs. Amaitis and Lynn that Cantor intends to allow as described above), to the extent that the value received upon exchange exceeds the amount of their capital account balance. The amount and timing of such charges are not determinable at this time, except in the case of Messrs. Amaitis and Lynn where an additional portion will be immediately exchangeable, as any decisions by Cantor to permit such exchanges and the terms under which the exchanges would be allowed have not been made.

BGC Holdings Working Partner Interests

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

BGC Holdings Restricted Exchangeable Interests

The restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement. Prior to the merger, in the fourth quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, the BGC Division. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. Upon the consummation of the merger, certain current executive officers of eSpeed and future executive officers of the Combined Company may receive BGC Holdings restricted exchangeable interests and become restricted exchangeable partners.

BGC Holdings Exchangeable Limited Partnership Interests

In connection with the separation, Cantor will receive 61,387,752 BGC Holdings limited partnership interests in addition to those it transfers to the founding partners in redemption of their existing interests in Cantor and, in the case of Messrs. Amaitis and Lynn, grants. After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of the shares of Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm.

Cantor is controlled by CFGM, its managing general partner. Mr. Lutnick is the President and sole stockholder of CFGM. As such, Mr. Lutnick may be deemed to have beneficial ownership of the BGC Holdings exchangeable limited partnerships interests held by Cantor described above.

Distribution Rights

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Amaitis, Lynn, Merkel, Saltzman and West, will receive distribution rights in the separation. The distribution rights of founding partners, including Messrs. Amaitis, Lynn, Saltzman and West, will entitle the holder to receive a fixed number of shares from Cantor of the Combined Company Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who will not become founding partners, including Messrs. Lutnick and Merkel, will generally entitle the holder to receive a distribution of a fixed number of shares of Combined Company Class A common stock on the ninth anniversary of the merger, subject to acceleration in certain circumstances, as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the completion of the merger, 1/3rd of the shares underlying the distribution right on each of the 12, 18 and 24 month anniversaries of the completion of the merger; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, 1/5th of the shares underlying the distribution right on each of the 12, 18, 24, 30 and 36 month anniversaries of the completion of the merger, in each case, if, as of the applicable anniversary date, that holder continues to provide services to Cantor and has not breached his or her partner obligations, including the non-competition and non-solicitation covenants contained in the limited partnership agreement of Cantor.

Specifically, in the separation, the following individuals will receive distribution rights relating to the following number of shares of Combined Company Class A common stock:

•

7,742,325 shares underlying distribution rights for Mr. Lutnick, of which 2,125,609, 2,125,609, 2,125,609, 682,747 and 682,747 shares are expected to be received by Mr. Lutnick on the 12, 18, 24, 30 and 36 month anniversaries of the completion of the merger, respectively, subject to satisfaction of the conditions described above;

•

121,708 shares underlying distribution rights for Mr. Amaitis, of which 40,570, 40,569 and 40,569 shares are expected to be received by Mr. Amaitis on the first, second and third anniversaries of the completion of the merger, respectively;

•	569,666 shares underlying distribution rights for Mr. Lynn, all of which will be immediately sold by Mr. Lynn as set forth below;

•

275,376 shares underlying distribution rights for Mr. Merkel, of which 139,563 will be immediately sold by Mr. Merkel as set forth below and 40,744, 88,279, 3,395 and 3,395 shares are expected to be received by Mr. Merkel on the 18, 24, 30 and 36 month anniversaries of the completion of the merger, respectively, subject to satisfaction of the conditions described above; and

•	49,474 shares underlying distribution rights for Mr. Saltzman, all of which will be immediately sold by Mr. Saltzman as set forth below.

Assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007, Messrs. Lynn, Merkel and

Saltzman would immediately sell distribution rights relating to 569,666, 139,563 and 49,474 of the shares of Combined Company Class A common stock described above, respectively, to Cantor as described in “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.” Cantor will immediately sell the units underlying such distribution rights to BGC Partners for the same amount. Accordingly, the distribution rights sold to Cantor will not be outstanding following the merger.

Also, in the separation, Mr. Lutnick’s wife will receive distribution rights relating to 43,368 shares of Combined Company Class A common stock in respect of units in Cantor held less than three years and a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees, will receive distribution rights relating to 1,610,182 shares of Combined Company Class A common stock in respect of units in Cantor held three years or longer.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock will not be dependent upon continued employment with the Combined Company or Cantor, although, in the case of Cantor limited partners not becoming founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

Exchangeability of Founding Partners Interests

Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the completion of the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000, respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

Certain Acquisitions and Dispositions of Interests in eSpeed Capital Stock by Cantor

The eSpeed board of directors has determined that Cantor is a “deputized” director of eSpeed for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. The eSpeed board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of eSpeed capital stock or interests in eSpeed capital stock from or to eSpeed or its majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Cantor’s Right of First Refusal

See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement—Cantor’s Right of First Refusal.”

Material U.S. Federal Income Tax Consequences

Because eSpeed common stock held by eSpeed stockholders immediately prior to the merger will not be exchanged in the merger, eSpeed stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. In addition, we do not anticipate that eSpeed will currently recognize any material amount of income or gain for U.S. federal income tax purposes as a result of the merger.

Regulatory Approvals

U.S. Approvals. Completion of the merger is subject to approvals of, or filings with, various industry self regulatory organizations (including FINRA), and the securities commissions of certain states and other jurisdictions in which BGC Financial and BGC Securities, which we refer to together with BGC Financial as the “BGC Regulated Entities,” and Aqua and eSpeed Government, which we refer to together with Aqua as the “eSpeed Regulated Entities,” conduct business. Cantor will file an application for approval with FINRA on behalf of its BGC Regulated Entities and eSpeed Regulated Entities. FINRA may request additional information in connection with its consideration of the application within 30 days of such filing and must render a decision on the application within 180 days after such filing.

The securities commissions of certain states with which the BGC Regulated entities and eSpeed Regulated Entities are registered in order to conduct their respective businesses require notice of the proposed merger, which notices are expected to be made prior to the receipt of approval from FINRA. In addition, a filing will be made with the Fixed Income Clearing Corporation, which we refer to as “FICC,” prior to the merger describing the merger and its impact on BGC Financial. A filing with the NFA is expected to be filed on behalf of BGC Securities within 20 days following the merger.

FSA and other Foreign Approvals. The approval of the FSA in respect of the change of control for all FSA regulated entities and the conversion of BGC Financial, Inc. into a limited liability company is required. Consents from the Sydney Futures Exchange and the Hong Kong Monetary Authority are required to consummate the separation transactions in Australia and Hong Kong, respectively.

Commitment to Obtain Approvals. BGC Partners, Cantor and eSpeed have agreed to use reasonable best efforts to obtain as promptly as reasonably practicable all consents and approvals of any governmental entity or any other person required in connection with the merger, subject to limitations as set forth in the merger agreement (see “The Merger Agreement—Agreement to Use Reasonable Best Efforts”).

General. While we believe that we will receive the requisite regulatory approvals for the merger, there can be no assurances regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state or foreign regulatory authorities will not attempt to challenge the merger, or, if a challenge is made, as to the results of the challenge. Our obligation to complete the merger is conditioned upon the receipt of required governmental approvals (including no imposition of any burdensome condition), including the approval of FINRA, FSA and other regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

Absence of Dissenters’ Rights of Appraisal

Under the DGCL, which governs the merger, eSpeed stockholders are not entitled to dissenters’ rights of appraisal in connection with the merger.

Accounting Treatment

The merger will be accounted for by eSpeed as a combination of entities under common control in accordance with U.S. GAAP. BGC Partners will be treated as the acquired entity for such purposes. BGC Partners’ assets, liabilities and other items will be transferred into the Combined Company at their carrying amounts at the closing date of the merger and combined with the historic book values of the assets and liabilities of eSpeed. No goodwill will arise as a result of this merger. Financial statements of the Combined Company issued after completion of the merger will reflect the historical financial position and results of operations of BGC Partners.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement, but does not purport to describe all the terms of such agreement. On November 5, 2007, the merger agreement was amended and this section describes the merger agreement as amended. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement.

Certain Actions Prior to the Merger

The merger agreement provides that, as an initial step to combining BGC Partners and eSpeed, Cantor will separate the BGC business from the remainder of its businesses pursuant to the separation agreement (see “Related Agreements—Separation Agreement”). The separation will be effected in a manner so that the capital structure of the Combined Company after the merger is as described in “The Merger—Structure of the Combined Company.”

After the separation but before the merger, Cantor will contribute to BGC Holdings cash in an amount equal to the target closing cash, $25.0 million, and BGC Holdings will contribute such cash to BGC U.S. and BGC Global in exchange for the issuance to BGC Holdings of BGC U.S. units and BGC Global units.

The Merger

At the effective time of the merger and subject to the terms and conditions of the merger agreement, BGC Partners will merge with and into eSpeed, with eSpeed as the surviving corporation in the merger.

Upon completion of the merger, the directors of eSpeed will be the initial directors of the Combined Company, and Messrs. Lutnick and Amaitis will be Co-Chief Executive Officers of the Combined Company. All Combined Company directors and officers will hold their positions in accordance with and subject to the Combined Company certificate of incorporation and the Combined Company by-laws.

Closing; Effective Time

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described below under “—Conditions to the Merger.”

The merger will be effective at the time the certificate of merger is filed with the Delaware Secretary of State (on the closing date of the merger) or at such later date or time as eSpeed and BGC Partners specify in the certificate of merger. We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger.

The Combined Company certificate of incorporation will be amended and restated as of the effective time of the merger to read substantially in the form that is attached as Annex K to this proxy statement. The by-laws of the Combined Company will be substantially in the form that is attached as Annex L to this proxy statement.

Merger Consideration and Contribution

In the merger:

•

each BGC Partners Class A unit will be converted into one share of Combined Company Class A common stock (and the eSpeed Class A common stock will remain outstanding as Combined Company Class A common stock);

•

each BGC Partners Class B unit will be converted into one share of Combined Company Class B common stock (and the eSpeed Class B common stock will remain outstanding as Combined Company Class B common stock) or, at Cantor’s election prior to the closing of the merger, one share of Combined Company Class A common stock;

•

the one BGC Partners Class C unit will be converted into 100 shares of Combined Company Class B common stock or, at Cantor’s election prior to the closing of the merger, 100 shares of Combined Company Class A common stock; and

•

(1) the BGC Holdings exchangeable limited partnership interests will be exchangeable with the Combined Company for Combined Company Class B common stock or Combined Company Class A common stock in accordance with the terms of the BGC Holdings limited partnership agreement and (2) the BGC Holdings founding partner interests will not be exchangeable with the Combined Company unless otherwise determined by Cantor in accordance with the terms of the BGC Holdings limited partnership agreement.

Cantor currently intends to elect to have the BGC Partners Class B units and the BGC Partners Class C unit converted in the merger into Combined Company Class A common stock.

Concurrently with the merger, BGC Holdings will also issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. In addition, BGC will issue to certain employees and other persons who provide services to BGC certain BGC RSUs. The aggregate value of such restricted exchangeable interests and BGC RSUs granted prior to the consummation of the merger will be no greater than $22,000,000 (with each such right to receive one restricted exchangeable unit or BGC RSU valued for these purposes at the closing price of eSpeed Class A common stock on the date of the grant of the right).

Concurrently with, or immediately after the merger, the Combined Company will contribute its assets and liabilities to BGC U.S. and BGC Global in exchange for limited partnership interests in these entities. As a result of this contribution, the Combined Company will receive limited partnership interests in each of these entities.

Representations and Warranties

The merger agreement contains generally customary representations and warranties made by BGC Partners, eSpeed, Cantor, BGC U.S., BGC Global and BGC Holdings. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect (as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. Furthermore, the representations and warranties that are made by BGC Partners or Cantor, the Opcos and BGC Holdings that are contained in the merger agreement will not survive after the first anniversary of the closing date of the merger, except for the representations and warranties made by BGC Partners relating to capitalization, which will continue to be in full force and effect indefinitely. None of the representations and warranties that are made by eSpeed that are contained in the merger agreement will survive the effective time of the merger. Certain representations and warranties were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, BGC Partners, eSpeed, Cantor, BGC U.S., BGC Global and BGC Holdings each made representations and warranties relating to, among other things:

•	organization and existence;

•

power and authority to enter into and perform its obligations under, and the enforceability of, the merger agreement and the transaction documents, which collectively include the merger agreement, the tax receivable agreement, the administrative services agreement, the Tower Bridge administrative services agreement, the separation agreement and the separation registration rights agreement, which we collectively refer to as the “transaction documents;”

•	the absence of conflicts with or defaults under organizational documents or other contracts and applicable laws;

•	required governmental approvals and third-party consents;

•	the binding effect of the merger agreement;

•	litigation;

•	capitalization;

•	broker’s, finder’s and similar fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, BGC Partners also made representations and warranties relating to:

•	compliance in all material respects with laws and orders of any governmental authority;

•	financial statements;

•	material contracts;

•	no material adverse change;

•	taxes;

•	labor relations;

•	employee benefit plans;

•	undisclosed liabilities;

•	intellectual property matters;

•	privacy of customer information;

•	potential conflicts of interest;

•	environmental matters;

•	insurance;

•	internal controls related to processing and reporting of financial data;

•	sufficiency of assets; and

•	not being an “investment company” as defined by the Investment Company Act.

In the merger agreement, eSpeed also made representations and warranties relating to:

•	documents filed with the SEC; and

•	undisclosed liabilities.

A Material Adverse Effect standard qualifies many of the representations and warranties made by BGC Partners, eSpeed, Cantor, BGC U.S., BGC Global and BGC Holdings. For the purposes of the merger agreement, “Material Adverse Effect” means any change, event, occurrence, state of facts or development that has a material adverse effect on the business, financial condition or results of operation of, in the case of BGC Partners, Cantor, the Opcos and BGC Holdings, BGC Partners and its subsidiaries, taken as a whole, or in the case of eSpeed, eSpeed and its subsidiaries, taken as a whole, other than:

•

changes in general economic or political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general;

•	changes adversely and generally affecting the industry in which BGC Partners and its subsidiaries or eSpeed and its subsidiaries, as the case may be, operate;

•

any failure, in and of itself, by BGC Partners and its subsidiaries or eSpeed and its subsidiaries, as the case may be, to meet any internal or published projections, forecasts or revenues or earnings predictions for any period ending on or after the date of the merger agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

•	changes in applicable laws, statutes, rules or regulations of governmental entities, or in applicable accounting regulations or principles or interpretations thereof; or

•

changes resulting from the consummation of the transactions contemplated by the merger agreement, the separation agreement or the transaction documents, in each case in accordance with the terms thereof, or resulting from any action or omission required pursuant to the terms of the merger agreement or pursuant to the written request of eSpeed or Cantor, as the case may be, except in the case of the first or second bullet above, to the extent such change has a materially disproportionate impact on BGC Partners and its subsidiaries or eSpeed and its subsidiaries, as the case may be, taken as a whole, relative to other for-profit participants in the industry in which BGC Partners and its subsidiaries or eSpeed and its subsidiaries, as the case may be, conduct their businesses after taking into account the collective size of BGC Partners and its subsidiaries or eSpeed and its subsidiaries, as the case may be, relative to such other for-profit participants.

Conduct of Business Prior to Closing

Until the completion of the merger, except as contemplated by the merger agreement, Cantor and BGC Partners, on the one hand, and eSpeed, on the other hand, agree to:

•	in the case of Cantor and BGC Partners, conduct the BGC businesses, and in eSpeed’s case, it and its subsidiaries’ operations, in the ordinary course of business consistent with past practice;

•	preserve, in the case of Cantor and BGC Partners, the BGC businesses organization, and in eSpeed’s case, its business organization, through commercially reasonable efforts; and

•

maintain the goodwill of customers, suppliers and others having business relationships, in the case of Cantor and BGC Partners, with the BGC business, and in eSpeed’s case, with it and its subsidiaries.

Cantor and BGC Partners have also agreed that, until the completion of the merger, except as contemplated by the merger agreement, they will not, with respect to the BGC businesses, do any of the following without the prior written consent of the Special Committee:

•

engage in any material transaction, including capital expenditures, out of the ordinary course of business that would require post-closing expenditures by the Opcos greater than $10 million per year or $20 million in the aggregate;

•

issue, reissue, sell, grant, pledge or otherwise encumber or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of BGC Partners capital stock shares or equity interests in the Opcos (or BGC Holdings if it would adversely affect BGC Partners’ economic or governance rights in BGC Holdings) or any rights, warrants or options to acquire any convertible securities or BGC Partners capital stock or equity interests in the Opcos (or BGC Holdings if it would adversely affect BGC Partners’ economic or governance rights in BGC Holdings);

•

except in the ordinary course of business consistent with past practice, sell, lease, encumber, surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any lien on material assets, properties or rights (including capital stock of any of its subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business consistent with past practice;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock other than cash dividends or dividends declared, set aside, paid or made by a direct or indirect wholly owned subsidiary to BGC Partners;

•

adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or a similar security exercisable for, or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock;

•

enter into transactions with affiliates of BGC Partners or its subsidiaries, other than transactions in the ordinary course of business, certain specified transactions or transactions on an arm’s length basis with a maximum value of $500,000;

•

knowingly take any action, or omit to take any action, or enter into any transaction which has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by the merger agreement and the transaction documents;

•

except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract, enter into any successor agreement to an expiring material contract that alters the terms of the expiring material contract or enter into, modify, amend or terminate any new agreement that would have been considered a material contract if it were entered into at or prior to the date of the merger agreement, in each of the above cases if the effect of such action would be materially adverse to BGC Partners and its subsidiaries, taken as a whole;

•	incur any indebtedness for borrowed money on terms that are not on an arm’s length basis;

•	merge or consolidate with any other person;

•	change any significant accounting methods, principles or practices by BGC Partners or any of its subsidiaries, unless such change is required by U.S. GAAP;

•

terminate, cancel, amend or modify any material insurance policies maintained by it covering BGC Partners or any of its subsidiaries or their respective properties not replaced by a comparable insurance coverage amount;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BGC Partners or any of its subsidiaries;

•

other than with respect to certain litigation matters, institute, compromise, settle or agree to settle any claims (a) involving amounts greater than $100,000 individually or $500,000 in the aggregate for which the Combined Company would be responsible after the closing of the merger or (b) that would impose any material, non-monetary obligation on the transferred business that would continue after the effective time of the merger; or

•	authorize, enter into any agreement or make any commitment to do any of the above.

eSpeed also agreed that, until the completion of the merger, except as contemplated by the merger agreement, it will not do any of the following without prior written consent of Cantor:

•	adopt or propose any change in its organizational documents;

•

engage in any material transaction, including capital expenditures, out of the ordinary course of business that would require post-closing expenditures by the Opcos greater than $10 million per year or $20 million in the aggregate;

•

issue, reissue, sell, grant, pledge or otherwise encumber or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of its capital stock shares, securities convertible into any class of its capital stock or any rights, warrants or options to acquire any convertible securities or eSpeed capital stock;

•

except in the ordinary course of business consistent with past practice, sell, lease, encumber, surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any lien on material assets, properties or rights (including capital stock of any of its subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business consistent with past practice;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock other than cash dividends or dividends declared, set aside, paid or made by a direct or indirect wholly owned subsidiary to eSpeed;

•

adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or similar security exercisable for, or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of its capital stock or its subsidiaries’ capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees;

•

make, change or revoke any material tax election, file any material amended tax return, settle or compromise any material tax claim, change any method of tax accounting, enter into any closing agreement with respect to taxes or make or surrender any material claim for a refund of taxes;

•

knowingly take any action, or omit to take any action, or enter into any transaction which has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by the merger agreement and the transaction documents;

•

except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract, enter into any successor agreement to an expiring material contract that alters the terms of the expiring material contract, or enter into, modify, amend or terminate any new agreement that would have been considered a material contract if it were entered into at or prior to the date of the merger agreement in each of the above cases if the effect of such action would be materially adverse to it and its subsidiaries, taken as a whole;

•

incur any indebtedness for borrowed money in excess of $10 million in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the obligations of any person (other than its wholly-owned subsidiaries) for borrowed money or make or authorize any material loan to any person (other than its subsidiaries);

•	merge or consolidate with any other person or acquire an amount of assets or equity of another person greater than $25 million;

•	change any of its or its subsidiaries’ significant accounting methods, principles, or practices, unless such change is required by U.S. GAAP;

•

terminate, cancel, amend or modify any material insurance policies maintained by and covering it or any of its subsidiaries or their respective properties not replaced by a comparable insurance coverage amount;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or any of its subsidiaries;

•

institute, compromise, settle or agree to settle any claims (a) involving amounts greater than $100,000 individually or $500,000 in the aggregate for which it would be responsible after the closing of the merger or (b) that would impose any material, non-monetary obligation on the transferred business that would continue after the effective time of the merger; or

•	authorize, enter into any agreement or make any commitment to do any of the above.

Agreement To Use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable to consummate the transactions contemplated by the merger agreement, including using their respective reasonable best efforts to:

•	obtain all legally required consents, approvals, rulings or authorizations;

•	obtain any consents required from third parties in connection with the consummation of the transactions contemplated by the merger agreement;

•

lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to the merger agreement to consummate the transactions contemplated by the merger agreement, including the merger;

•	effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a governmental authority, if any;

•	fulfill all conditions to the merger agreement; and

•

in the event that eSpeed waives any of the closing conditions related to the closing net equity, closing cash and closing indebtedness of BGC Partners (see “—Conditions to the Merger—Conditions to eSpeed’s Obligations”), to ensure as promptly as practicable after the closing of the merger that the closing net equity of BGC Partners is at least equal to the target closing net equity of BGC Partners of $146.5 million, that the closing cash of BGC Partners is at least equal to the target closing cash of BGC Partners of $25.0 million and that the aggregate closing indebtedness of BGC Partners is equal to or less than the target closing indebtedness of BGC Partners of $150.0 million.

The parties to the merger agreement will not be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action the effectiveness or consummation of which is not conditional on the consummation of the merger or that individually or in the aggregate is or would reasonably be expected to be materially adverse to eSpeed and its subsidiaries or BGC Partners and its subsidiaries, either before or after giving effect to the merger.

In addition, each of the parties to the merger agreement will promptly:

•	furnish to the other parties any necessary information and reasonably assist the other parties with requests in connection with the foregoing;

•	inform the other parties of any communication from any governmental authorities regarding the transactions contemplated by the merger;

•

provide counsel for the other party with copies of all filings made by such party and all correspondence between such party and its advisors with any governmental authority and any other information supplied by such party and its subsidiaries to a governmental authority or received from such governmental authority in connection with the transactions contemplated by the merger agreement and as necessary to comply with contractual arrangements; and

•

permit counsel to the other parties, subject to applicable law, to review in advance and consider in good faith the views of such other parties in connection with any proposed written communication to any governmental authority in connection with the contemplated transactions.

Transaction Documents; Termination of Joint Services Agreement and Administrative Services Agreements

On or prior to the closing date of the merger, the parties will, or will cause their applicable subsidiaries to, enter into and execute the transaction documents other than the merger agreement, which include:

•	the tax receivable agreement;

•	the administrative services agreement;

•	the Tower Bridge administrative services agreement;

•	the separation agreement; and

•	the separation registration rights agreement.

As of the effective time of the merger, the Combined Company will assume all of the rights and obligations of BGC Partners under the related agreements and will agree to execute such agreements, documents or instruments as are necessary to effect the assumption of such rights and obligations.

Concurrently with the effective time of the merger, the following agreements will automatically terminate:

•	the JSA;

•

the existing administrative services agreement, dated as of December 15, 1999, by and among Cantor, Cantor Fitzgerald International, eSpeed, eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited; and

•	the CantorCO2e/eSpeed Services Agreement, dated as of October 1, 2002, which we refer to as the “CO2e services agreement,” by and between eSpeed and CantorCO2e, LLC, which we refer to as “CO2e.”

License

The Combined Company will grant Cantor a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business on and after the closing date of the merger. The license will not constitute an assignment or transfer of any software, technology or intellectual property owned by a third-party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a contract without the approval or consent of a third-party and (b) such approval or consent is not obtained, provided however that the Combined Company agrees to use its commercially reasonable efforts to obtain any such approval or consent.

Any enhancements and upgrades of the software, technology and intellectual property provided under the license will be provided free of charge to any licensee under the license for one year after the closing date of the merger. The license will not be transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) BGC Partners is a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above).

Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange.

Corporate Governance Matters

From and after the closing date of the merger until six months after Cantor ceases to hold 5% of the Combined Company’s voting power, transactions or arrangements between the Combined Company and Cantor will be subject to prior approval by a majority of the Combined Company board of directors that the Combined Company has found to qualify as “independent” in accordance with the published listing requirements of the NASDAQ Global Market.

During the same timeframe, Cantor and the Combined Company also agree not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any eSpeed employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes BGC Partners from maintaining and developing its intellectual property in a manner consistent with past practice. Cantor will provide a list of such persons to the Combined Company promptly following the closing date of the merger.

Prior to the contribution of the BGC business in the separation, one or more members of the BGC Partners group may borrow an amount of cash up to the aggregate amount of cash held in the BGC Partners group prior to the contribution of the BGC business in the separation. We refer to this loan as the “pre-contribution loan.” See “Related Agreements—Separation Agreement—Other Actions in Connection with the Separation—Pre-Contribution Loan.” At the request of Cantor, eSpeed will be required to fund the pre-contribution loan on or prior to the closing date of the separation. Any amounts borrowed from eSpeed as part of the pre-contribution loan will be repaid in full on the closing date of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•

adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger, by the eSpeed stockholders;

•

NASDAQ listing of the Combined Company Class A common stock to be issued in the merger (and to be issued upon exchange of BGC Holdings exchangeable limited partnership interests, and if applicable, BGC Holdings founding partner interests, BGC Holdings restricted exchangeable interests and BGC Holdings working partner interests or any conversion of Combined Company Class B common stock);

•	receipt of required governmental approvals (including no imposition of any burdensome condition), including the approval of FINRA, the FSA and other regulatory approvals;

•

no order, injunction, ruling, decree or judgment by a court or agency and no other legal prohibition restraining, enjoining or preventing the completion of the merger or any of the transactions contemplated by the merger agreement being in effect; and

•	the separation must have occurred according to the terms of the separation agreement.

Conditions to eSpeed’s Obligations

eSpeed’s obligations to complete the merger are subject to the fulfillment or waiver of the following additional conditions:

•

each of the representations and warranties of BGC Partners, Cantor and the Opcos (a) that are qualified by Material Adverse Effect will be true and correct, (b) that are not so qualified will be true and correct, except where a failure to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect, and (c) the representations and warranties of such parties related to capitalization will be true and correct, except for any de minimis inaccuracy, made as if such representations or warranties contained no qualification or limitation as to materiality or Material Adverse Effect, in each case of (a) through (c), as of the date of the merger agreement and as of the closing date of the merger, as if made on and as of the closing date of the merger (except those expressly limited to a specific date, in which case, as of such specific date);

•	the covenants and agreements of BGC Partners, Cantor and the Opcos must be performed on or before the closing date of the merger in accordance with the merger agreement;

•

the estimated closing net equity and the estimated closing cash of BGC Partners must be at least equal to the target closing net equity of $146.5 million and the target closing cash of $25.0 million of BGC Partners, respectively, and the estimated closing indebtedness of BGC Partners must be equal to or less than the target closing indebtedness of BGC Partners of $150.0 million; and

•	eSpeed must have received a certificate signed by BGC Partners certifying the foregoing conditions relating to the representations, warranties, obligations and closing net equity and closing cash.

Conditions to BGC Partners’ Obligations

The obligations of BGC Partners to complete the merger are subject to the fulfillment or waiver of the following further conditions:

•

the representations and warranties of eSpeed (a) that are qualified by Material Adverse Effect will be true and correct and (b) that are not so qualified will be true and correct, except where a failure to be true and correct would not, individually or in the aggregate, constitute a Material Adverse Effect, in each case of (a) and (b), as of the date of the merger agreement and as of the closing date of the merger, as if made on and as of the closing date of the merger (except those expressly limited to a specific date, in which case, as of such specific date);

•	eSpeed’s covenants and agreements must be performed on or before the closing date of the merger in accordance with the merger agreement;

•	BGC Partners must have received a certificate signed by eSpeed certifying the foregoing conditions relating to the representations, warranties and obligations; and

•

BGC Partners must have received an opinion from its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, confirming that the merger qualifies as an exchange for purposes of Section 351(a) of the Code.

Cantor, BGC Partners and eSpeed may not rely on the failure of any condition pertaining to the representations, warranties, covenants and agreements made by BGC Partners or eSpeed to be satisfied if such failure was caused by a party’s failure to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by the merger agreement.

There is a post-closing adjustment process and, to the extent that the actual closing net equity, closing cash or closing indebtedness is different from the target amounts described above, Cantor and the Opcos will take actions (including payment of cash, transfer of assets, incurrence of indebtedness, the creation of intercompany receivables or payables) so that the closing net equity, closing cash and closing indebtedness (taking into account such actions) is equal to the target amounts described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after eSpeed stockholder adoption has been obtained, as follows:

•	by mutual written consent of BGC Partners and eSpeed (acting at the direction of the Special Committee); or

•	by either BGC Partners or eSpeed if:

•

the merger is not completed on or before April 30, 2008, which we refer to as the “Outside Date,” unless either BGC Partners or eSpeed exercises its option to extend the Outside Date for an additional period not to exceed 120 days if all other conditions to consummation of the transactions contemplated by the merger agreement were satisfied or were capable of being satisfied, and the sole reason that such transactions had not been satisfied is because of the closing condition related to required government approvals, except that this right to terminate the merger agreement is not available to any party to the merger agreement whose failure to perform any material covenant or obligation under the merger agreement is the primary cause of or resulted in the failure of the transactions contemplated by the merger agreement to occur on or before such date; or

•	any injunction permanently restrains, enjoins or prohibits the consummation of the transactions contemplated by the merger agreement; or

•

by BGC Partners, if there has been a material breach of any representation, warranty, covenant or agreement on the part of eSpeed contained in the merger agreement, which breach by its nature is not curable within 45 days of written notice to eSpeed of such breach; or

•

by eSpeed, if there has been a material breach of any representation, warranty, covenant or agreement on the part of BGC Partners, Cantor, the Opcos or BGC Holdings contained in the merger agreement, which breach by its nature is not curable within 45 days of written notice to the aforementioned parties of such breach.

Fees and Expenses

Each party will bear its own costs and expenses, including attorneys’ and other advisors’ fees, incurred in connection with the merger agreement (it being understood that the costs and expenses of BGC Partners or Cantor incurred before the merger will be, if applicable, reflected in the calculation of the closing cash and closing net equity).

Indemnification and Allocation of Losses

All representations and warranties made by BGC Partners, Cantor, the Opcos and BGC Holdings that are contained in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement will survive the closing of the merger until the first anniversary of the closing date of the merger. The representations and warranties by BGC Partners relating to capitalization will survive the closing of the merger and continue to be in full force and effect indefinitely. None of the representations and warranties made by eSpeed in the merger agreement, its schedules or in any certificate, document or other instrument delivered in connection with the merger agreement will survive the effective time of the merger. Covenants that contemplate or may involve actions to be taken or obligations in effect after the closing of the merger will survive in accordance with their terms.

Cantor has agreed to indemnify the Opcos, their heirs, executors, successors and assigns from losses to the extent resulting from or arising out of:

•

the breach of any representation or warranty of BGC Partners, Cantor, the Opcos or BGC Holdings (but only if a claim is presented before the applicable indemnity period terminates) (it being understood that for purposes of determining the amount of such loss from a breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to material and Material Adverse Effect or similar qualifications as to materiality will be deleted therefrom, and certain specified actions will not be taken into account); or

•

the breach of any covenant or agreement in the merger agreement to be performed by BGC Partners, Cantor, the Opcos or BGC Holdings (except that Cantor is not obligated to indemnify for any losses from or arising out of certain litigation matters, and Cantor’s indemnification obligations with respect to other specified matters are limited to losses resulting from the imposition of any fine or other monetary penalty, for the payment of any amount in settlement, resulting from such actions).

From and after the closing date of the merger, any losses of the Opcos arising from certain litigation matters will be allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement (see “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global”).

Cantor’s indemnification obligations are subject to the following limitations:

•

Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty unless the aggregate of all indemnifiable losses exceeds $20 million, in which case Cantor will be responsible only for losses in excess of such amount (provided that Cantor is not required to indemnify a party with respect to any claim arising out of its indemnification obligations related to the breach of any representation or warranty to the extent the aggregate amount of indemnifiable losses (taking into account for these purposes any losses excluded as a result of the $20 million deductible amount or the de minimis amount described in the bullet below) are in excess of an amount equal to $170 million (it being agreed that the indemnified parties bear the first $20 million of such losses) minus the amount of indemnification payments made pursuant to Cantor’s indemnification obligations prior to such claim minus the lesser of (1) $85 million and (2) the amount of losses allocated to BGC Holdings through the allocation mechanism described above prior to the time of the final resolution of such claim); and

•

Cantor is not required to indemnify a party for losses arising out of its indemnification obligations if such losses are less than $50,000 or are included as a liability in the final closing balance sheet.

The merger agreement specifies procedures with respect to claims subject to indemnification and related matters.

Amendment and Waiver

The merger agreement may not be modified or amended, and no waiver, consent or approval may occur by or on behalf of eSpeed (if prior to the effective time of the merger) or the Combined Company (if on or after the effective time of the merger), except if in writing signed by each party to the merger agreement and by the Special Committee (if before the effective time of the merger) or the audit committee of the Combined Company (if on or after the effective time of the merger).

Specific Performance, Venue and Jury Trial Waiver

The parties are entitled to seek injunctions to prevent breaches of and to specifically enforce the terms of the merger agreement. Additionally, each party irrevocably and unconditionally waives any right to a jury trial in respect of any litigation directly or indirectly arising out of or relating to the merger agreement.

Publicity; Confidentiality

Unless otherwise specified, each of the parties agrees to hold and to cause each member of its respective representatives to hold in strict confidence all covered information concerning each other party that is either in its possession or furnished by any such other party or its representatives at any time pursuant to the merger agreement. Covered information will not include publicly available information or non-public information lawfully acquired after the effective time from other sources, provided that the party acquiring such information is not bound by contractual, legal or fiduciary obligations that would limit or prohibit the disclosure of such information.

RELATED AGREEMENTS

This section of the proxy statement describes the material terms of the separation agreement, the amended and restated limited partnership agreement for BGC Holdings, the amended and restated limited partnership agreements for BGC U.S. and BGC Global, the separation registration rights agreement, the administrative services agreement, the Tower Bridge administrative services agreement and the tax receivable agreement, but does not purport to describe all the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of the forms of these agreements, which are attached as Annexes to this proxy statement. We urge you to read the full text of these agreements.

The applicable parties will enter into related agreements on or prior to the merger. In the merger, the Combined Company will assume all of BGC Partners’ rights and obligations under the related agreements, including:

•	the separation agreement;

•	the amended and restated BGC Holdings limited partnership agreement;

•	the amended and restated limited partnership agreements of BGC U.S. and BGC Global;

•	the separation registration rights agreement;

•	the administrative services agreements;

•	the tax receivable agreement; and

•	the Participation Plan.

Separation Agreement

Separation and Contribution

At the closing of the separation, which pursuant to the merger agreement will occur on or prior to the closing of the merger, Cantor will, in a manner that is expected to be tax-free, contribute, convey, transfer, assign and deliver to BGC Partners and its subsidiaries (including the Opcos), and BGC Partners and its subsidiaries (including the Opcos) will acquire and accept from Cantor, all of the right, title and interest of Cantor to the transferred assets:

•	specified equity interests related to the BGC businesses;

•	specified contracts related to the BGC businesses, including employment agreements with transferred employees;

•	certain rights under the JSA, including rights and obligations in respect of clearance, settlement and fulfillment services, to the extent related to the inter-dealer brokerage business;

•	all intellectual property primarily related to the BGC businesses being transferred;

•

all books and records (other than tax returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials and all other printed and written materials, to the extent available and primarily related to the BGC businesses; and

•	all permits or licenses issued by any governmental authority to the extent primarily related to the BGC businesses and permitted by applicable law to be transferred.

Cantor will retain ownership to certain excluded assets, which will include the following, which we refer to as the “excluded assets:”

•	all cash, cash equivalents and marketable securities (including any cash, cash equivalents and marketable securities held by any of the transferred entities), except for cash borrowed pursuant to the pre-contribution loan (as described under “—Other Actions in Connection with the Separation—Pre-Contribution Loan”);

•	any litigation claim or insurance recovery relating to specified matters, and any insurance policy and proceeds covering any excluded asset or any excluded liability (as defined below);

•	certain specified equity interests;

•

all intellectual property or hardware of Cantor not primarily used in the BGC businesses, including any rights (ownership, licensed or otherwise) to use the mark “Cantor” or “Cantor Fitzgerald” and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, any derivatives of the foregoing, all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the BGC businesses and all goodwill associated with and symbolized by the foregoing;

•

all books, records and other data that cannot, without unreasonable effort or expense, be separated from the books and records maintained by Cantor in connection with businesses other than the BGC businesses or to the extent that such books, records and other data relate to excluded assets, excluded liabilities or business employees who do not become transferred business employees and all personnel files and records; and

•	any asset relating to the other businesses of Cantor (other than any of the transferred assets described in the bullets above).

BGC Partners, BGC U.S. and/or BGC Global will assume and be liable for and will pay, perform and discharge as they become due, the transferred liabilities:

•

all liabilities primarily relating to, arising from or in connection with any transferred business or any transferred asset, regardless of when or where such liability arose and regardless of where or against whom such liability is asserted or determined;

•

certain liabilities under the JSA to the extent related to the inter-dealer brokerage business, including liabilities related to rights and obligations in respect of clearance, settlement and fulfillment services primarily related to the inter-dealer brokerage business;

•

all liabilities primarily relating to, arising from or in connection with the transferred business employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities primarily arising from or relating to the conduct of any transferred business; and

•

certain indebtedness, the total amount of which will not exceed $150 million. We expect that the indebtedness will include a portion of Cantor’s Senior Notes maturing in April 2010, or new debt to Cantor on terms similar to the senior notes, and the interest rate will be fixed at 7.5% per annum.

Cantor will retain and be liable for, and will pay, perform and discharge as they become due, the certain excluded liabilities, which include the following, which we refer to as the “excluded liabilities:”

•	any liability of Cantor relating to excluded assets or any retained business, except the liabilities assumed by BGC Partners;

•	any guarantee by Cantor to a third-party in respect of certain indebtedness specified in the separation agreement; and

•	other specified excluded liabilities.

The parties to the separation agreement agree to execute and deliver one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as Cantor may request for the purpose of effecting the separation.

Other Actions in Connection with the Separation

Transfer of Assets to Tower Bridge

Concurrently with, prior to or after the effective time of the separation, BGC may contribute certain assets to Tower Bridge. Tower Bridge will provide certain services to Cantor pursuant to the Tower Bridge administrative services agreement. Tower Bridge is a consolidated subsidiary of BGC.

Related Agreements

Concurrently with, prior to or after the effective time of the separation, Cantor, BGC Partners, the Opcos and BGC Holdings will enter into and execute the related agreements.

Redemption of Cantor Partners

Concurrently with, prior to and after the effective time of the separation, Cantor may redeem certain limited partnership interests in Cantor held by certain of its limited partners for (a) new limited partnership interests and/or other interests or rights in Cantor, distribution rights to receive, following the merger, Combined Company common stock held by Cantor, (b) BGC Partners units, cash and/or other property or assets held by Cantor or its subsidiaries and/or (c) limited partnership interests in BGC Holdings, in each case subject to Cantor’s terms and conditions. No such action will be taken if it would adversely affect BGC Partners’ economic interest in the Opcos, adversely affect BGC Partners’ governance rights over the Opcos or impose additional material tax on BGC Partners, in each case as compared to BGC Partners’ position if no such action had been taken.

Repurchase of Certain Cantor or BGC Partners Units and Distribution Rights and Repayment of Certain Obligations

Following the separation, but prior to the merger, certain limited partners of Cantor and certain founding partners may (A) sell to Cantor for cash all or a portion of the distribution rights and/or BGC Holdings founding partner interests held by such persons, (B) have some or all of their limited partnership interests in Cantor redeemed by Cantor for cash, BGC Partners units and/or other property or assets held by Cantor and/or (C) sell to BGC Partners for cash all or a portion of the BGC Partners units held by such persons (including BGC Partners units that such select persons hold as a result of the distribution rights). The aggregate net proceeds that each such person shall receive as a result of such sale may be used by such person to (a) repay certain loans made from Cantor or its subsidiaries to such person, (b) eliminate certain obligations owed to Cantor or its subsidiaries in respect of existing partnership interests issued to such person, (c) repay certain loans made from third-parties to such person, which loans are guaranteed by Cantor or its subsidiaries, and/or (d) pay for taxes that may be incurred as a result of the contemplated transactions, including the grant of such distribution rights or BGC Holdings founding partner interests, the issuance of BGC Partners units, and/or the sale of the BGC Partners units or BGC Partners common stock. Cantor may exchange the BGC Holdings interests that it acquires for BGC Partners units, which units shall be redeemed by BGC Partners prior to the merger for an amount of cash equal to the cash paid by Cantor to such person in respect of such BGC Holdings interests; and Cantor may have the BGC units underlying any acquired distribution rights redeemed by BGC Partners prior to the merger for an amount of cash equal to the cash paid by Cantor to such person in respect of such distribution rights. See “Management Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

Pre-Contribution Loan

Prior to Cantor’s contribution of the transferred assets, one or more members of the BGC Partners group may borrow cash up to the aggregate amount of cash in the BGC Partners group prior to the contribution. Under the merger agreement, at Cantor’s request, eSpeed shall furnish such pre-contribution loan on or prior to the closing date of the merger. Any amounts so borrowed from eSpeed shall be repaid on the closing date of the merger.

No Representations and Warranties

No party will make representations or warranties of any kind concerning the transactions contemplated by the separation agreement. The parties will agree that BGC Partners will bear the economic and legal risk that the conveyance of the transferred assets is insufficient or that the title to those assets is not good, marketable and free from encumbrances.

Further Assurances

Subject to the terms and conditions set forth in the separation agreement, each of the parties to the separation agreement will agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper or advisable under applicable law to consummate the transactions contemplated by the separation agreement. The parties to the separation agreement will also agree that as of the effective time of the separation, BGC Partners will have sole beneficial ownership of the transferred assets and will have assumed the applicable transferred liabilities.

Information

Cantor and BGC Partners each agree to provide or cause to be provided to the other any information in possession or under control of such respective person, if applicable, that the requesting party reasonably needs:

•

to comply with reporting, disclosure, filing or other governmental requirements imposed on the requesting party (including under applicable securities or tax laws) by a governmental authority having jurisdiction over the requesting party;

•	for use in judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or similar requirements;

•	for use in the conduct of BGC businesses in accordance with past practice; or

•	to comply with obligations under the separation agreement or any of the related agreements.

However, in the event that any party to the separation agreement reasonably determines that any such provision of information could be commercially detrimental to such party, violate any law or agreement to which such party is a party or waive any attorney-client privilege applicable to such party, the parties will take all reasonable measures to comply with the above obligations pertaining to information in a manner that avoids any such harm or consequence. A party will not be obligated to provide any information to the extent that it would violate a law or agreement after having taken all reasonable measures. After the effective time of the separation, Cantor will provide to BGC Partners, at no charge and upon request, all financial and other data and information in its possession that BGC Partners deems necessary or advisable in order to prepare its financial statements or other reports, filings or submissions with any governmental authority. Unless otherwise specified, the party providing information will retain property over the information. The party requesting information will reimburse the providing party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such information. In order to facilitate the possible exchange of information, the parties agree to use their reasonable best efforts to retain all information in their respective possession or control at the effective time of the separation in accordance with the policies of Cantor as in effect at the effective time of the separation. Moreover, no party will be liable to another party in the event that provided information that is or is based on an estimate or forecast is found to be inaccurate, in the absence of willful misconduct or fraud by the providing party. Parties will also not be liable for information destroyed after using reasonable best efforts to preserve such information.

After the effective time of the separation, except in the case of an adversarial action by one party against another party, each party will use its reasonable best efforts to make available to the other party or to an indemnifying party choosing to defend or settle any third-party claim, upon reasonable written request, the former, current and future directors, officers, employees, other personnel and agents as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such party during normal business hours. Furthermore, each of the parties will cooperate with each other in the defense of any infringement or similar claim with respect to any intellectual property and will not claim to acknowledge the validity or infringing use of any intellectual property of a third-party in a manner that would undermine the defense of such infringement or similar claim.

For a period of three years from the closing of the separation, Cantor will retain the BGC businesses’ books, records and other data from prior to the closing of the separation to the extent not transferred to BGC Partners. Before destroying or disposing of such books, records and data, Cantor will notify BGC Partners and, upon request by BGC Partners, will transfer such books, records and other data to BGC Partners to the extent such books, records and other data, without unreasonable effort or expense, can be separated from the books and records maintained by Cantor in connection with businesses other than the transferred businesses, unless BGC Partners agrees to pay for the costs associated with such separation.

In order to maintain attorney-client privilege or work product immunity of any party, the parties will enter into mutually acceptable joint defense agreements.

Each party to the separation agreement will and will cause each of its representatives to hold in strict confidence, with at least the same degree of care that applies to Cantor’s confidential and proprietary information pursuant to policies in effect as of the date of the separation agreement, any information concerning each such other party that is either in its possession or furnished by such other party or its representatives at any time pursuant to the separation agreement or any related agreement or otherwise; provided, that such covered information will not include at the time of disclosure information that is publicly available and known by the public or information lawfully acquired from other sources by such party on a non-public basis which sources are, to the knowledge of such acquiring party, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit the distribution of such information.

In the event that any party determines on the advice of its counsel that it is required to disclose any other party’s covered information or receives any demand under lawful process or from any governmental authority to disclose or provide any other party’s covered information, such party will to the extent practicable and unless otherwise required by applicable law, notify the other party prior to disclosing or providing the covered information. The party providing covered information will provide no more covered information than required and will also cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party.

Market Data; Clearing

Cantor will have the right to be a customer of BGC Partners and to pay the lowest commission paid by any other customer of BGC Partners or its affiliates, whether by volume, dollar or other applicable measurement. However, this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of the 15 largest customers of BGC Partners in terms of transaction volume. Cantor will have a right to internally use market data from BGCantor Market Data without cost, but Cantor will not have the right to furnish such data to any third-party.

Until the third anniversary of the closing of the separation, Cantor will provide BGC Partners with services that BGC Partners reasonably determines are reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by BGC Partners. BGC Partners will also be entitled to receive from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services. BGC Partners will use its commercially reasonable efforts to reduce and eliminate its need for such services from Cantor.

Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock

In order to maintain BGC Partners’ economic interest in the Opcos, any net proceeds received by BGC Partners from any subsequent issuances of BGC Partners common stock generally will be indirectly contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units that will equal the number of shares of BGC Partners common stock issued.

In addition, BGC Partners may elect to purchase from the Opcos an equal number of BGC U.S. units and BGC Global units through cash or non-cash consideration, and we expect that the Combined Company may reinvest in BGC U.S. and BGC Global, including for the business needs of BGC U.S. and BGC Global.

In the event that BGC Partners acquires any additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. or BGC Global, Cantor will have the right to cause BGC Holdings to acquire additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. and BGC Global up to the amount of BGC U.S. units and BGC Global units that would preserve Cantor’s relative economic percentage interest in BGC U.S. and BGC Global immediately prior to the acquisition of such additional partnership units by BGC Partners, and Cantor will acquire an equivalent amount of additional BGC Holdings limited partnership interests. The purchase price per BGC U.S. unit and BGC Global unit for any such BGC U.S. limited partnership interests and BGC Global limited partnership interests issued indirectly to Cantor pursuant to its pre-emptive right will be equal to the price paid by BGC Partners per BGC U.S. unit and BGC Global unit. Any such BGC Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan will provide for issuances, in the discretion of BGC Partners’ compensation committee or its designee, of BGC Holdings limited partnership interests to present or prospective working partners and executive officers of BGC Partners. Any net proceeds received by BGC Holdings for such issuances generally will be contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units equal to the number of BGC Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the BGC U.S. units and BGC Global units, including by BGC Partners. Any BGC Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of common stock, will be designated as BGC Holdings working partner interests and will generally receive distributions from BGC U.S. and BGC Global on an equal basis with all other limited partnership interests.

To the extent that any BGC U.S. units and BGC Global units are issued pursuant the reinvestment and pre-emptive rights described above, an equal number of BGC U.S. units and BGC Global units will be issued. It is the non-binding intention of BGC Partners (and, after the merger, the Combined Company), BGC U.S., BGC Global and BGC Holdings to maintain a BGC Holdings ratio equal to one. In furtherance of such non-binding intention, in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Partners pursuant to voluntary reinvestment, immediately following such an issuance, BGC Partners will generally declare a pro rata stock dividend to its stockholders, and in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Holdings pursuant to its pre-emptive rights, BGC Holdings will generally issue a pro rata unit distribution to its partners.

It is the current non-binding intention of BGC Partners to either match the distribution policy of BGC Holdings, so that BGC Partners distributes, as dividends, a substantial portion of the cash it receives from BGC U.S. and BGC Global to the equity holders of BGC Partners or to use such distributions to purchase shares of its common stock. There is, however, no assurance that BGC Partners and BGC Holdings will distribute to their respective equity holders an equal proportion of their profits from BGC U.S. and BGC Global and we expect that in the future BGC Partners may reinvest in BGC U.S. and BGC Global, including for the business needs of BGC U.S. and BGC Global.

License

Cantor will grant to BGC Partners a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with BGC Partners’ business operation. The license will not constitute an assignment or transfer of any intellectual property owned by a third-party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, contract provisions without the approval or consent of a third-party and (b) such approval or consent is not obtained, provided that Cantor will use its commercially reasonable best efforts to obtain any such approval or consent. The license will not be transferable except to a purchaser of all or substantially all of BGC Partners’ business or assets or BGC Partners’ business, division or subsidiaries pursuant to a bona fide acquisition of BGC Partners’ line of business.

Intercompany Agreements; Guarantee Obligations

All contracts, licenses, commitments or other arrangements, formal or informal, written or oral and whether express or implied, between Cantor and any transferred entity will terminate as of the effective time, and no person party to such contract, license, commitment or other arrangement will have any rights under such contract, license, commitment or arrangement.

The parties will terminate or cause BGC Partners to be substituted in all respects for Cantor in respect of all obligations of Cantor under any transferred liabilities for which Cantor may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for the indebtedness guarantees and any excluded liability. If such termination or substitution does not take place by the effective time of the separation, BGC Partners (a) will indemnify and hold harmless Cantor for any resulting identifiable losses and (b) will not renew, extend the term of, increase its obligations under, or transfer to a third-party, without Cantor’s prior written consent, any loan, lease, contract or other obligation for which Cantor may be liable.

Expenses

Unless otherwise specified, the party incurring a cost or expense in connection with the separation agreement and its contemplated transactions will pay that cost or expense.

New BGC Partners

In order to facilitate the tax-free exchanges of the BGC Holdings exchangeable limited partnership interests, Cantor will have a one-time right at BGC Holdings’ expense to (a) incorporate, or cause the incorporation of, a newly formed wholly owned subsidiary of BGC Partners, which we refer to as “New BGC Partners,” (b) incorporate, or cause the incorporation of, a newly formed wholly owned subsidiary of New BGC Partners, which we refer to as “New BGC Partners Sub,” and (c) cause the merger of New BGC Partners Sub with BGC Partners, with the surviving corporation being a wholly owned subsidiary of New BGC Partners. In connection with such a merger, BGC Partners Class A common stock and Class B common stock will each hold equivalent common stock in New BGC Partners, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, BGC Partners will have received an opinion of counsel, reasonably satisfactory to its audit committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify BGC Partners to the extent that BGC Partners incurs any material income taxes as a result of the transactions related to such merger.

Indemnification

In the separation agreement, Cantor will agree to indemnify BGC Partners and its affiliates and representatives, as well as the Opcos and BGC Holdings and each of their affiliates and representatives, from any breach of any covenant or agreement of Cantor contained in the separation agreement and any excluded asset or excluded liability.

In the separation agreement, BGC Partners will agree to indemnify Cantor, the Opcos and BGC Holdings and each of their affiliates and representatives from any breach of any covenant or agreement of BGC Partners contained in the separation agreement.

In the separation agreement, the Opcos will agree to indemnify Cantor, BGC Partners and BGC Holdings and their affiliates and representatives from any breach of any covenant or agreement of the Opcos made in the separation agreement and any transferred asset, transferred liability or any BGC business, and BGC Holdings will agree to indemnify Cantor and the Opcos and their affiliates and representatives from any breach of any covenant or agreement of BGC Holdings made in the separation agreement.

Any out-of-pocket liabilities suffered or incurred by a party related to certain litigation matters, including reasonable fees, costs or expenses of enforcing any indemnity, will be allocated to BGC Holdings (and allocated to the capital accounts of the limited partnership interests of BGC Holdings held by Cantor, the founding/working partners and the restricted exchangeable partners (and not BGC Partners) pursuant to the terms of the BGC Holdings limited partnership agreement) (see “—Amended and Restated BGC Holdings Limited Partnership Agreement—Distributions”).

The separation agreement will specify procedures with respect to claims subject to indemnification and related matters.

Employee Matters

In general, any employee engaged in the conduct of the BGC businesses immediately prior to the closing of the separation agreement, except those employees employed by Cantor primarily in corporate or executive level functions, will be transferred to BGC Partners.

As promptly as practicable following each fiscal quarter of BGC Partners, BGC Partners’ management will provide a report to its audit committee specifying all of the founding partners who have been terminated by BGC Partners. BGC Partners’ management will also give its audit committee notice prior to such termination if the capital account underlying the BGC Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

Amendment

The separation agreement may be amended and modified only by a written agreement, signed by all parties to the separation agreement, provided that any amendment or modification will require prior written approval of the Special Committee, if prior to the effective time of the merger, or the audit committee of the Combined Company, if after the effective time of the merger.

Amended and Restated BGC Holdings Limited Partnership Agreement

On or prior to the closing of the merger, the limited partnership agreement of BGC Holdings will be amended and restated.

Management

BGC Holdings will be managed by its general partner. Immediately after the merger, the Combined Company will hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Holdings, and will serve as the general partner of BGC Holdings, which will entitle the Combined Company to control BGC Holdings.

Under the BGC Holdings limited partnership agreement, the Combined Company, as BGC Holdings’ general partner, will manage the business and affairs of BGC Holdings immediately after the merger, but will require Cantor’s consent for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items as described above), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may adversely affect Cantor’s exercise of its pre-emptive right to acquire BGC Holdings limited partnership interests, its right of first refusal in respect of BGC Holdings founding partner interests and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent will also be required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan. As described below under “—Exchanges,” BGC Holdings founding partner interests are only exchangeable if Cantor so determines. Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn.

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

In addition, as described below under “—Exchanges,” the restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement and concurrently with the merger, BGC Holdings will issue restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC, and each holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation.

The BGC Holdings limited partnership agreement will also provide that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, will require Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements or take any other action that may interfere with Cantor’s exercise of its pre-emptive right to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or its rights to exchange the BGC Holdings exchangeable limited partnership interests. Founding/working partners and restricted exchangeable partners will not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

Classes of Interests in BGC Holdings

Immediately after the completion of the merger, BGC Holdings will have the following outstanding interests:

•	a general partner interest, which will be held by the Combined Company;

•	BGC Holdings exchangeable limited partnership interests, which will be held by Cantor;

•	BGC Holdings founding partner interests, which are limited partnership interests held by founding partners;

•	BGC Holdings restricted exchangeable interests, which are limited partnership interests held by restricted exchangeable partners; and

•	a special voting limited partnership interest, which will be held by the Combined Company and which will entitle the holder thereof to remove and appoint the general partner of BGC Holdings.

For a description of the exchange rights and obligations, see “—Exchanges.” No BGC Holdings founding partner interests will be issued after the merger. The BGC Holdings founding/working partner interests held by founding/working partners will be designated in various classes, reflecting in general the terms of classes of units that the founding partners previously held in Cantor. See “—Distributions—Classes of Founding/Working Partner Interests.”

The aggregate number of authorized BGC Holdings units will be 600 million, if the proposed increase in the amount of authorized Class A common stock described in Proposal 2 of this proxy statement is approved by the stockholders, and in the event that the total number of authorized BGC U.S. units under the BGC U.S. limited partnership agreement is increased or decreased after the date of the BGC Holdings limited partnership agreement, the total number of authorized BGC Holdings units will be correspondingly increased or decreased by the same number so that the number of authorized BGC Holdings units equals the number of authorized BGC U.S. units.

Any authorized but unissued BGC Holdings units may be issued:

•	pursuant to the contribution and the separation;

•

to Cantor and members of the Cantor group, in connection with a reinvestment in BGC Holdings as described in “—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock;”

•

with respect to BGC Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or affiliate, employee or partner thereof, in each case as directed by the BGC Holdings exchangeable limited partners (or any other person or entity not primarily engaged in a business that competes with BGC Holdings or its subsidiaries);

•

as otherwise agreed by each of BGC Partners, as general partner, and the BGC Holdings exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest);

•

pursuant to the Participation Plan as described in “—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock” or in connection with the merger;

•	to any founding/working partner or restricted exchangeable partner pursuant to the BGC Holdings limited partnership agreement; and

•	to any BGC Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC Holdings.

Exchanges

After the first anniversary of the completion of the merger, the BGC Holdings limited partnership interests held by Cantor will be exchangeable with the Combined Company for Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). Cantor will, however, be able to exchange up to an aggregate of 20 million of its BGC Holdings limited partnership interests prior to the first anniversary of the completion of the merger for shares of Combined Company Class A common stock in connection with a broad-based public offering of all of the shares of Combined Company Class A common stock received upon such exchange, underwritten by a nationally recognized investment banking firm. In addition, prior to the merger, a portion of the BGC Holdings founding partner interests held by Messrs. Lynn and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will be sold to Cantor for cash, and the aggregate net proceeds of such sales will be used as described in “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.” Upon acquiring such BGC Holdings founding partner interests from these select persons, Cantor will exchange them for equity interests in BGC Partners on a one-for-one basis, and prior to the merger, BGC Partners will redeem such BGC Partners equity interests from Cantor for cash equal to the amount paid by Cantor to the select persons in respect of such interests. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

The BGC Holdings limited partnership interests that Cantor transfers to founding partners in redemption of their current limited partnership interests in Cantor at the time of the separation will not be exchangeable with BGC Partners unless (1) Cantor reacquires such interests from the founding partners (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with BGC Partners for BGC Partners Class A common stock or Class B common stock as described above, or (2) Cantor determines that such interests can be exchanged by such founding partners with BGC Partners for BGC Partners Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on BGC Partners (which exchange of certain interests Cantor expects to permit from time to time). In particular, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn. See “Certain Relationships and Related Transactions Before and After the Merger—Exchangeability of Founding Partner Interests.”

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement. See “Certain Relationships and Related Transactions Before and After the Merger—Exchangeability of Working Partner Interests.”

The restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement. See “—Restricted Exchangeable Units.”

The one-for-one exchange ratio between BGC Holdings units and BGC Partners Class B common stock and Class A common stock will not be adjusted to the extent that BGC Partners has made a dividend, subdivision, combination, distribution or issuance to maintain the BGC Partners ratio pursuant to a reinvestment by BGC Holdings pursuant to its reinvestment right.

Upon receipt by BGC Partners of any BGC Holdings exchangeable limited partnership interest or BGC Holdings founding partner interest, BGC Holdings restricted exchangeable interest or BGC Holdings working partner interest that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a BGC Holdings regular limited partnership interest, will have all rights and obligations of a holder of BGC Holdings regular limited partnership interests and will cease to be designated as a BGC Holdings exchangeable interest or BGC Holdings founding partner interest, BGC Holdings restricted exchangeable interest or BGC Holdings working partner interest that is exchangeable, and will not be exchangeable.

With each exchange, BGC Partners’ indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such potential claims.

In addition, upon a transfer of a BGC Holdings exchangeable limited partnership interest that is not permitted by the BGC Holdings limited partnership agreement (see “—Transfers of Interests”), such interest will cease to be designated as a BGC Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the BGC Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partner units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partner units and founding partner units then outstanding represented by the units so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partner units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the units so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a BGC Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of a restricted exchangeable interest or working partner interest, the aggregate capital account of the BGC Holdings units so exchanged will equal the capital account of the restricted exchangeable interest or working partner interest (or portion thereof), as the case may be, represented by such BGC Holdings units.

BGC Partners has agreed to reserve, out of its authorized but unissued BGC Partners Class B common stock and BGC Partners Class A common stock, a sufficient number of shares of BGC Partners Class B common stock and BGC Partners Class A common stock solely to effect the exchange of all then outstanding BGC Holdings exchangeable limited partnership interests, the BGC Holdings founding partner interests, if exchangeable, and BGC Holdings restricted exchangeable interests into shares of BGC Partners Class B common stock and BGC Partners Class A common stock pursuant to the exchanges (subject, in the case of BGC Partners Class B common stock, to the maximum number of shares authorized but unissued under the BGC Partners certificate of incorporation as then in effect) and a sufficient number of shares of BGC Partners Class A common stock to effect the exchange of shares of BGC Partners Class B common stock issued or issuable in respect of exchangeable BGC Holdings limited partnership interests. BGC Partners has agreed that all shares of BGC Partners Class B common stock and BGC Partners Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and nonassessable and will be free from pre-emptive rights and free of any encumbrances.

Immediately following an exchange of any BGC Holdings exchangeable limited partnership interest, BGC Holdings founding partner interest, BGC Holdings restricted exchangeable interest or BGC Holdings working partner interest, BGC Holdings will redeem such interest and related BGC Holdings units received in the exchange by BGC Partners in exchange for U.S. Opco limited partnership interests and Global Opco limited partnership interests in accordance with the BGC Holdings limited partnership agreement.

Distributions

General

The profit and loss of BGC U.S. and BGC Global will generally be allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which will be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group as described in “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.” The profit and loss of BGC Holdings will generally be allocated based on the total number of BGC Holdings units outstanding, other than the impact of certain litigation matters, which will be allocated to the BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are restricted exchangeable partners.

BGC Holdings will distribute to holders of the BGC Holdings limited partnership interests (subject to the allocation of certain litigation matters, to BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are restricted exchangeable partners (and not to BGC Partners):

•

with respect to partners who are members of the Cantor group and the founding/working partners, on or prior to each estimated tax due date (the 15th day of each April, June, September and December in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter; and

•

as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC Holdings limited partnership agreement the date of such agreement, over (b) the amount of any prior distributions to such partner.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items with respect to founding/working partners or restricted exchangeable partners, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless BGC Partners determines otherwise, subject to Cantor’s consent (as the holder of the BGC Holdings exchangeable limited partnership interests). The BGC Holdings general partner, with the consent of Cantor, as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest, may direct BGC Holdings to distribute all or part of any amount distributable to a founding/working partner or a restricted exchangeable partner in the form of a distribution of publicly traded shares, including shares of any capital stock of any other entity if such shares are listed on any national securities exchange or included for quotation in any quotation system in the United States, which we refer to as “publicly traded shares,” or in other property.

In addition, the BGC Holdings’ general partner, with the consent of Cantor, as holder of a majority of the BGC Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct BGC Holdings, upon a founding/working partner’s or a restricted exchangeable partner’s death, retirement, withdrawal from BGC Holdings or other full or partial redemption of BGC Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that BGC Holdings’ general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its BGC Holdings’ units, such partner’s length of service, responsibilities and contributions to BGC Holdings and/or other factors deemed to be relevant by BGC Holdings. Any such distribution of publicly traded shares or other property to a partner as described in the prior sentence will result in a net reduction in such partner’s capital account and adjusted capital account, unless otherwise determined by the BGC Holdings’ general partner in its sole and absolute discretion, provided that any gain recognized as a result of such distribution will not affect such partner’s capital account, unless otherwise determined by both the BGC Holdings general partner and Cantor.

The separation agreement and the BGC Holdings limited partnership agreement will, however, provide that any and all items of income, gain, loss or deduction resulting from certain specified items allocated entirely to the capital accounts of the limited partnership interests in BGC U.S. and BGC Global held by BGC Holdings will be allocated entirely to the capital accounts of BGC Holdings limited partnership interests held by its founding/working partners, its restricted exchangeable partners and Cantor as described below under “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global—Distributions.” In addition, distributions with respect to selected extraordinary transactions, such as a disposition directly or indirectly of partnership assets outside the ordinary course of business, may be withheld from the founding/working partners and the restricted exchangeable partners and distributed over time subject to the satisfaction of conditions set by BGC Partners, as the general partner of BGC Holdings, such as continued service to BGC Partners. See “—Redemption of BGC Holdings Founding/Working Partner Interests and Restricted Exchangeable Interests.” Any amounts that are withheld from distribution and forfeited by the founding/working partners and the restricted exchangeable partners with respect to such extraordinary transactions will be distributed to Cantor in respect of the BGC Holdings limited partnership interests held by Cantor.

No partner may charge or encumber its BGC Holdings limited partnership interest or otherwise subject such interest to any encumbrance, except those created by the BGC Holdings limited partnership agreement. However, a BGC Holdings exchangeable limited partner may encumber its BGC Holdings exchangeable limited partnership interest in connection with any bona fide bank financing transaction.

Classes of Founding/Working Partner Interests

Founding/working partners will initially hold six classes of BGC Holdings units underlying such partner’s BGC Holdings founding partner interests and BGC Holdings working partner interests, respectively: High Distribution, High Distribution II, High Distribution III, High Distribution IV, Grant and Matching Grant. In general, the rights and obligations of founding/working partners with respect to their BGC Holdings units will be similar, but not identical, to the rights and obligations of current limited partners in Cantor with respect to their Cantor units. See “Risk Factors—Risks Related to the Merger—Reorganizing BGC Partners from a privately held firm to part of a publicly traded company may adversely affect BGC Partners’ ability to retain, recruit and motivate key employees” and “—Restricted Exchangeable Units.” Each class of BGC Holdings units held by founding/working partners will generally entitle the holder to receive a pro rata share of the distributions of income received by BGC Holdings. See “—Distributions.” High Distribution II and High Distribution III units differ from High Distribution units, however, in that holders of High Distribution II and High Distribution III units paid at their original issuance, or the original issuance of their predecessor interests in Cantor, only a portion (generally approximately 20% in the case of High Distribution II Units and 14.3% in the case of High Distribution III Units) of the amount that would have been paid by a holder of a High Distribution unit as of that date, with the remaining amount (increased by a stated rate), which we refer to as a “HD II Account Obligation” or “HD III Account Obligation,” as applicable, paid, withheld from later distributions or withheld from redemption payments on a stated schedule (generally four years in the case of High Distribution II units and seven years in the case of High Distribution III units). With respect to High Distribution II Units and High Distribution III Units issued in redemption of similar units in Cantor, such remaining amounts paid, withheld from later distributions or withheld from redemption payments on such a stated schedule will be paid to Cantor rather than to BGC Holdings. High Distribution IV units differ from High Distribution units in that holders of High Distribution IV units are entitled to receive an additional payment following redemption, as described in

“—Redemption of BGC Holdings Founding/Working Partner Interests.” Grant Units and Matching Grant Units differ from the other classes of BGC Holdings units in the calculation and the compensatory tax treatment of amounts payable upon redemption of such units.

Restricted Exchangeable Units

Prior to the merger, in the fourth quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, the BGC Division. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. Each holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. See “—Exchanges”; “—Partner Obligations.”

Partner Obligations

Each of the founding/working partners and each of the restricted exchangeable partners will be subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the restricted exchangeable partners will have a duty of loyalty to BGC Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, the partner will not, directly or indirectly (including by or through an affiliate):

•

engage in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity (as defined below) or take any action that results directly or indirectly in revenues or other benefit for that founding/working partner or restricted exchangeable partner, as the case may be or any third-party that is or could be considered to be engaged in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity, except as otherwise agreed to in writing by BGC Holdings’ general partner, in its sole and absolute discretion, for the one-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or restricted exchangeable partner, as the case may be;

A founding/working partner or restricted exchangeable partner, as the case may be, is considered to have engaged in a “competitive activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, which we collectively refer to as the “competitive activities”:

(1)	directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, BGC Partners or any member of the Cantor group or affiliated entity to terminate their employment or other business arrangements with Cantor, BGC Partners or any member of the Cantor group or affiliated entity, or to engage in any competing business (as defined below) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a competing business with any such person;

(2)	solicits any of the customers of Cantor, BGC Partners or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, BGC Partners or any member of the Cantor group or affiliated entity;

(3)	does business with any person who was a customer of Cantor, BGC Partners or any member of the Cantor group or affiliated entity during the 12 month period prior to such partner becoming a terminated or bankrupt partner if such business would constitute a competing business;

(4)	directly or indirectly engages in, represents in any way, or is connected with, any competing business, directly competing with the business of Cantor, BGC Partners or any member of the Cantor group or affiliated entity, whether such engagement shall be an as officer, director, owner, employee, partner, consultant, affiliate or other participant in any competing business; or

(5)	assists others in engaging in any competing business in the manner described in the foregoing clause (4).

“Competing business” means an activity that (a) involves the development and operations of electronic trading systems, (b) involves the conduct of the wholesale or institutional brokerage business, (c) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, BGC Partners, or, after the merger, the Combined Company, or any member of the Cantor group or affiliated entity to information distribution services or (d) competes with any other business conducted by Cantor, BGC Partners, or, after the merger, the Combined Company, any member of the Cantor group or affiliated entity or eSpeed if such business was first engaged in by Cantor, BGC Partners, or, after the merger, the Combined Company, or eSpeed took substantial steps in anticipation of commencing such business and prior to the date on which such founding/working partner or restricted exchangeable partner, as the case may be, ceases to be a founding/working partner or restricted exchangeable partner, as the case may be.

•	engage in any activity of the nature set forth in clause (1) of the definition of the competitive activity (as defined above);

•

breach a founding/working partner’s or restricted exchangeable partner’s, as the case may be, duty of loyalty to BGC Holdings, through the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or restricted exchangeable partner, as the case may be;

•

make or participate in the making of (including through the founding/working partner’s or restricted exchangeable partner’s, as the case may be, affiliates, respective agents or representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding BGC Partners, or, after the merger, the Combined Company, or the senior executive officers of BGC Partners, or, after the merger, the Combined Company, or are otherwise contrary to the interests of BGC Partners, or, after the merger, the Combined Company, as determined by BGC Holdings’ general partner in its sole and absolute discretion, for the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a restricted exchangeable partner, as the case may be;

•

except as permitted with respect to corporate opportunities and fiduciary duties in the BGC Holdings limited partnership agreement (see “—Corporate Opportunities; Fiduciary Duty”) take advantage of, or provide another person with the opportunity to take advantage of, a BGC Partners, or, after the merger, a Combined Company, “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners, or, after the merger, the Combined Company, a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any founding/working partner or a restricted exchangeable partner, as the case may be, or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation), that has not been presented to and rejected by BGC Partners, or, after the merger, the Combined Company, or that BGC Partners, or, after the merger, the Combined Company, rejects but reserves for possible further action by BGC Partners, or, after the merger, the Combined Company, in writing, unless otherwise consented to by BGC Holdings’ general partner in writing in its sole and absolute discretion, for a four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a restricted exchangeable partner, as the case may be; or

•

otherwise take any action to harm, that harms or that reasonably could be expected to harm, BGC Partners, or, after the merger, the Combined Company, for a four-year period following the date on which a founding/working partner or a restricted exchangeable partner, as the case may be, ceases, for any reason, to be a founding/working partner or a restricted exchangeable partner, as the case may be including any breach of its confidentiality obligations.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or restricted exchangeable partner that is also a Cantor company or any of its affiliates or any partner or member of a Cantor company or any of its affiliates.

The determination of whether a founding/working partner or restricted exchangeable partner has breached his or her partner obligations will be made in good faith by BGC Holdings’ general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or a restricted exchangeable partner breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the BGC Holdings’ general partner may have, and unless otherwise determined by the BGC Holdings’ general partner in its sole and absolute discretion, (1) upon and for each and/or any BGC Holdings fiscal quarter during any portion of which such breach has occurred or is continuing, the founding/working partner or a restricted exchangeable partner, as the case may be, will not be allocated any BGC Holdings income for such fiscal quarter, and will not receive any BGC Holdings distributions for such fiscal quarter, that the founding/working partner or a restricted exchangeable partner, as the case may be, otherwise would be entitled to receive, and, if any such allocations or distributions are made after the breach occurs, the founding/working partner’s or a restricted exchangeable partner’s, as the case may be, right to future allocations and distributions (including for periods after the breach has ceased and including redemption or similar payments) will be offset accordingly; and (2) if there shall be two or more breaches of such partner obligation, such founding/working partner’s or a restricted exchangeable partner’s, as the case may be, BGC Holdings units will be redeemed for their base amount, which shall be $0, and the founding/working partner or a restricted exchangeable partner, as the case may be, will have no right to receive any consideration therefor or any further distributions, or any other distributions or payments of cash, stock or property, to which the founding/working partner or restricted exchangeable partner, as the case may be, otherwise might be entitled.

Any founding/working partner or restricted exchangeable partner, as the case may be, that breaches his or her partner obligations is required to indemnify BGC Holdings for and pay any resulting attorneys’ fees, as well as any and all damages resulting from such breach. In addition, upon breach of the BGC Holdings limited partnership agreement by or the termination or bankruptcy of a founding/working or a restricted exchangeable partner, as the case may be, that is subject to the partner obligations, or if any such partner owes any amount to BGC Holdings or to any affiliated entity or fails to pay any amount to any other person with respect to which amount BGC Holdings or any affiliated entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), BGC Holdings has the right to set off the amount that such partner owes to BGC Holdings or any affiliated entity or any such other person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by BGC Holdings in connection with such breach, such termination or bankruptcy or such indebtedness (including attorneys’ fees and any diminution in value of any BGC Holdings assets and including in each case both monetary obligations and the fair market value of any non cash item and amounts not yet due or incurred) against any amounts that it owes to such partner under the BGC Holdings limited partnership agreement or otherwise, or to reduce the capital account, the base amount and/or the distributions (quarterly or otherwise) of such partner by any such amount.

A founding/working partner or a restricted exchangeable partner, as the case may be, shall become a terminated partner upon (a) the actual termination of the employment of such partner, so that such partner is no longer an employee of BGC U.S., BGC Global or any affiliated entity, with or without cause by the employer, by such partner or by reason of death, (b) the termination by the BGC Holdings general partner, which may occur without the termination of a partner’s employment, of such partner’s status as a partner by reason of a determination by the BGC Holdings general partner that such partner has breached the BGC Holdings limited partnership agreement or that such partner has ceased to provide substantial services to BGC Holdings or any affiliated entity, even if such cessation is at the direction of BGC Holdings or any affiliated entity, or (c) ceasing to be a partner for any reason. With respect to a corporate or other entity partner, such partner shall also be considered terminated upon the termination of the beneficial owner, grantor, beneficiary or trustee of such partner.

A founding/working partner or a restricted exchangeable partner, as the case may be, shall become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for his, her or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event shall constitute a bankruptcy of a founding/working partner or restricted exchangeable partner, as the case may be, unless the BGC Holdings general partner so determines in its discretion.

Redemption of BGC Holdings Founding/Working Partner Interests and Restricted Exchangeable Interests

Unlike the BGC Holdings limited partnership interests held by Cantor, the classes of BGC Holdings limited partnership interests held by founding partners, working partners and restricted exchangeable partners (to the extent such restricted exchangeable interests have not become exchangeable) will be subject to purchase and redemption by BGC Holdings in the following circumstances (subject to Cantor’s right of first refusal as described in “—Cantor’s Right of First Refusal”):

•

except as otherwise agreed to by each of the BGC Holdings general partner, the BGC Holdings exchangeable limited partners (by a majority of the BGC Holdings exchangeable limited partnership interests) and the applicable founding partner, upon (1) any termination or bankruptcy of a founding partner (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such founding partner that is a corporation or other entity) or (2) mutual agreement of Cantor and the BGC Holdings general partner, BGC Holdings will purchase and redeem from such founding partner or his, her or its representative, and such founding partner or his, her or its representative will sell to BGC Holdings, all or a portion of the founding partner interests held by such founding partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such founding partner interest to another partner); and

•

except as otherwise agreed to by each of the BGC Holdings general partner and the applicable working partner or restricted exchangeable partner, as the case may be, upon (1) any termination or bankruptcy of a working partner or restricted exchangeable partner, as the case may be (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such working partner that is a corporation or other entity), or (2) an election of the BGC Holdings general partner for any reason or for no reason whatsoever, BGC Holdings will purchase and redeem from such working partner or his, her or its representative, and such working partner or his, her or its representative will sell to BGC Holdings, all or a portion of the working partner interest held by such working partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such partner interest to another partner).

Founding/working partner interests or restricted exchangeable interests, as the case may be, will be redeemed at a pre-determined formula redemption price. The redemption price for a BGC Holdings founding/working partner interests or restricted exchangeable partner, as the case may be, generally reflects the purchase price paid by such partner for his or her interest, adjusted to reflect such partner’s share of changes in the book value of BGC Holdings. For purposes of determining the redemption price, the book value is determined in accordance with the BGC Holdings limited partnership agreement, which in general does not take into account goodwill or going concern value.

In the case of BGC Holdings founding partner interests, the founding partner’s purchase price for such BGC Holdings limited partnership interests initially will be equal to the redemption price for his or her Cantor limited partnership interests that would have been paid by Cantor as of the date of the mandatory redemption, which in general is determined in the same manner as the redemption price for interests in BGC Holdings.

In general, with respect to terminated or bankrupt founding/working partners or terminated or bankrupt restricted exchangeable interests, as the case may be, a portion of the redemption price, which we refer to as the “base amount,” is to be paid within 90 days of redemption, with the remainder of the redemption price paid on each of the following four anniversaries. The base amount is calculated pursuant to a formula, and it reflects a larger percentage of the total redemption price for founding/working partners or restricted exchangeable partners, as the case may be, who have been partners for a longer period in BGC Holdings. The base amount of BGC Holdings founding partner interests, the base amount of BGC Holdings restricted exchangeable interests and the base amount for any BGC Holdings founding/working partner interests designated as Grant Units, Matching Grant Units, High Distribution III Units and High Distribution IV Units will each at all times be zero. The portion of the redemption price that is to be paid to a terminated or bankrupt founding/working partner or terminated or bankrupt restricted exchangeable interests, as the case may be, on each of the four anniversaries following a redemption is conditioned on the redeemed partner not having engaged in a competitive activity or violated his or her partner obligations.

The general partner of BGC Holdings may also withhold each founding/working partner’s or restricted exchangeable partner’s, as the case may be, share of distributions attributable to income and loss with respect to selected extraordinary transactions, such as the disposition directly or indirectly of partnership assets outside the ordinary course of business. With respect to terminated or bankrupt founding/working partners or terminated or bankrupt restricted exchangeable interests, as the case may be, such partner whose limited partnership interests in BGC Holdings are redeemed will receive payments reflecting these extraordinary items only to the extent that such partner’s right to receive these payments has vested (with 30% vesting on the third anniversary of the applicable event or, if later, the date of acquisition of interests in BGC Holdings and the remainder vesting ratably over a seven year vesting schedule, provided that the BGC Holdings general partner may in its sole and absolute discretion accelerate the vesting of such amounts), with payments made on each of the first five anniversaries of the redemption of such limited partner interests. These payments are conditioned on such partner not violating his or her partner obligations or engaged in any competitive activity, prior to the date such payments are completed and are subject to prepayment at the sole and absolute discretion of the BGC Holdings general partner at any time. Any amounts that are withheld from distribution and forfeited by such partners will be distributed to Cantor in respect of its BGC Holdings limited partnership interests.

Any distribution to a holder of High Distribution II Units or High Distribution III Units, including with respect to Additional Amounts payable upon redemption, may be reduced in the discretion of the BGC Holdings general partner to satisfy such holders’ HD II Account Obligation or HD III Account Obligation, as applicable, as described above in “—Distributions—Classes of Founding/Working Partner Interests.” Upon the purchase by Cantor of High Distribution II Units or High Distribution III Units issued in redemption of similar units in Cantor, the amount payable by Cantor to acquire such units will be reduced by an amount equal to the HD II Account Obligation or HD III Account Obligation, as applicable, with respect to such units.

In addition, holders of High Distribution IV units (all of which are being issued in exchange for High Distribution IV units previously issued by Cantor to such holders) are entitled to receive an additional payment, one-fourth of such amount being payable on each of the first four anniversaries of redemption, reflecting a fixed amount determined as of the date of the original issuance of the predecessor High Distribution IV units by Cantor.

BGC Holdings may in its discretion make redemption payments in property, including in BGC Partners units, rather than in cash and may in its discretion accelerate the amount of these payments and, in recognition of a founding/working partner’s or restricted exchangeable partner’s, as the case may be, contributions to the business, increase these payments to reflect BGC Holdings’ goodwill or going concern value.

In the event of such a redemption or purchase by BGC Holdings of any BGC Holdings founding/working partner interests, BGC Holdings will cause BGC U.S. and BGC Global to redeem and purchase from BGC Holdings a number of BGC U.S. units and BGC Global units, in each case, equal to (1) the number of units underlying the redeemed or purchased BGC Holdings founding/working partner interests or restricted exchangeable interests, as the case may be, multiplied by (2) the Holdings ratio as of immediately before the redemption or purchase of such BGC Holdings founding/working partner interests or restricted exchangeable interests, as the case may be. The purchase price paid to BGC U.S. and BGC Global will be an amount of cash equal to the amount required by BGC Holdings to redeem or purchase such interest. Upon mutual agreement of the BGC Holdings general partner, the BGC U.S. general partner and the BGC Global general partner, BGC U.S. and BGC Global may, instead of cash, pay all or a portion of such aggregate purchase price, in publicly traded shares.

Cantor’s Right of First Refusal

BGC Holdings Founding Partner Interests. Cantor will have a right of first refusal to purchase any BGC Holdings founding partner interests that are called for redemption by BGC Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of BGC Holdings and Cantor. Cantor will have the right to purchase such BGC Holdings founding partner interests at a price equal to the lesser of (1) the amount that BGC Holdings would be required to pay to redeem and purchase such BGC Holdings founding partner interests were BGC Holdings to redeem and purchase such BGC Holdings founding partner interest and (2) the amount equal to (x) the number of units underlying such founding partner interest, multiplied by (y) the exchange ratio as of the date of such purchase, multiplied by (z) the then current market price of BGC Partners Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interest, as the case may be) so purchases a founding partner interest at a price equal to clause (2) above, neither Cantor, any member of the Cantor group nor BGC Holdings or any other person is obligated to pay the holder of such founding partner interest any amount in excess of the amount set forth in clause (2) above.

Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for shares of Combined Company Class B common stock or, at Cantor’s election, shares of Combined Company Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments), on the same basis as the Cantor interests, and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. This may permit Cantor to receive a larger share of income generated by the Combined Company’s business at a less expensive price than through purchasing shares of Combined Company Class A common stock, which is a result of the price payable by Cantor to a founding partner upon acquisition of such partner’s founding partner interest.

BGC Holdings Working Partner Interests and BGC Holdings Restricted Exchangeable Interests. Cantor will have a right of first refusal with respect to any BGC Holdings working partner interests or BGC Holdings restricted exchangeable interests (that have not become exchangeable), as the case may be, that (1) are called for redemption by BGC Holdings upon termination or bankruptcy of a working partner or (2) are called for redemption by BGC Holdings, in each case, if BGC Holdings elects to transfer the right to purchase such interest to a BGC Holdings partner rather than redeem such interest itself. This right will permit Cantor to purchase these BGC Holdings working partner interests or BGC Holdings restricted exchangeable interests, as the case may be, on the same terms that such BGC Holdings partner would have had a right to purchase such BGC Holdings working partner interest or BGC Holdings restricted exchangeable interest, as the case may be.

Transfers of Interests

In general, subject to the exceptions described below, no BGC Holdings partner may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC Holdings.

Regular limited partners (other than the special voting limited partner of BGC Holdings), including exchangeable limited partners, of BGC Holdings may transfer limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	if the transferee limited partner will be a member of the Cantor group; or

•

with the prior written consent of the general partner and the exchangeable limited partners (by affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest, not to be unreasonably withheld or delayed).

With respect to any exchangeable limited partnership interest transferred by Cantor to another person, Cantor may elect, prior to or at the time of such transfer, either (1) that such person will receive such interest in the form of an exchangeable limited partnership interest and that such person will thereafter be an exchangeable limited partner so long as such person continues to hold such interest or (2) that such person will receive such interest in the form of a regular limited partnership interest (other than an exchangeable limited partnership interest or a special voting limited partnership interest of BGC Holdings), including as a founding partner interest, working partner interest or otherwise, and that such person will not be an exchangeable limited partner as a result of holding such interest.

Founding partners may transfer BGC Holdings founding partner interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	pursuant to a redemption or exercise of right of first refusal;

•

if the transferee limited partner will be a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor);

•	with the consent of the BGC Holdings exchangeable limited partnership interest majority in interest, to any other founding partner; or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest (which consent may be withheld for any reason), to any other person.

Working partners and restricted exchangeable partners may transfer BGC Holdings working partner interests or BGC Holdings restricted exchangeable interests, as the case may be, in the following circumstances:

•	pursuant to a redemption, in the case of working partners, and the grants concurrently with the merger, in the case of restricted exchangeable partners;

•	in connection with an exchange with BGC Partners, if applicable;

•

if the transferee limited partner will be a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor); or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest.

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Partners (except that in the event such transferee ceases to be a wholly owned subsidiary of BGC Partners, the special voting partnership interest will automatically be transferred to BGC Partners, without any further action required on part of BGC Holdings, BGC Partners or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner as described below; or

•	with the special voting limited partner’s prior written consent, to any other person.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC Holdings for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC Holdings as the new general partner, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

Amendments

The BGC Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest) of BGC Holdings. In addition, the BGC Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC Holdings may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC Holdings limited partnership agreement.

In the event of any material amendment to the BGC Holdings limited partnership agreement that materially adversely affects the interest of a founding/working partner or a restricted exchangeable partner, as the case may be, in the partnership or the value of founding/working partner interests or restricted exchangeable interests, as the case may be, held by such partner in the amount or timing of distributions or the allocation of profits, losses or credit, then such partner who does not vote in favor of such amendment has a right to elect to be a terminated partner of BGC Holdings, regardless of whether there is an actual termination of the employment of such partner. The BGC Holdings general partner will have a right, in the event of such election by a founding/working partner or a restricted exchangeable partner, as the case may be, to revoke and terminate such proposed amendment to the BGC Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The BGC Holdings limited partnership agreement will contain similar corporate opportunity provisions to those included in the Combined Company certificate of incorporation with respect to the Combined Company and/or Cantor and their respective representatives. See “Description of the Combined Company Capital Stock—Anti-Takeover Effects of the Combined Company Certificate of Incorporation and By-laws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC Holdings limited partnership agreement will provide that it is the non-binding intention of each of the partners of BGC Holdings that the BGC Holdings ratio at all times equal one. It will be the non-binding intention of each of the partners of BGC Holdings and of BGC Holdings that there be a parallel issuance or repurchase transaction by BGC Holdings in the event of any issuance or repurchase by BGC U.S. of BGC U.S. units to or held by BGC Holdings so that the BGC Holdings ratio at all times equals one.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global

On or prior to the closing of the merger, each of BGC U.S. and BGC Global will enter into amended and restated limited partnership agreements.

Management

BGC U.S. and BGC Global each will be managed by their general partner, which will be BGC Holdings. BGC Holdings, in turn, will hold the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and will serve as the general partner of each of BGC U.S. and BGC Global, which will entitle BGC Holdings (and thereby, BGC Partners, and, after the merger, the Combined Company) to control each of BGC U.S. and BGC Global, subject to limited consent rights of Cantor and to the rights of BGC Holdings as the special voting limited partner. BGC Holdings will hold its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC GP Limited.

Cantor’s consent rights will mean that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, will require Cantor’s consent to amend the terms of the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its pre-emptive right (See “—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock”) to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or right to exchange BGC Holdings exchangeable limited partnership interests. The Combined Company, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreement of either BGC U.S. or BGC Global unless such action is approved by a majority of the Combined Company’s independent directors.

Classes of Interests in the Opcos

Immediately after the completion of the merger, BGC U.S. and BGC Global will each have the following outstanding interests:

•	a general partner interest, which will be held by BGC Holdings;

•	limited partnership interests, which will directly and indirectly be held by the Combined Company and BGC Holdings; and

•

a special voting limited partnership interest, which will be held by BGC Holdings and which will entitle the holder thereof to remove and appoint the general partner of BGC U.S. or BGC Global, as the case may be.

The aggregate number of authorized units in each of BGC U.S. and BGC Global will be 600 million, if the proposed increase in the amount of authorized Class A common stock described in Proposal 2 of this proxy statement is approved by the stockholders, and in the event that the total number of authorized shares of

Combined Company common stock under the Combined Company certificate of incorporation is increased or decreased after the date of the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement, as the case may be, the total number of authorized units in each of BGC U.S. and BGC Global, as the case may be, will be correspondingly increased or decreased by the same number so that the number of authorized BGC U.S. units and BGC Global units, as the case may be, equals the number of authorized shares of Combined Company common stock.

Any authorized but unissued BGC U.S. units or BGC Global units, as the case may be, may be issued:

•	pursuant to the contribution and the separation;

•

to the BGC Partners and/or BGC Holdings and members of their group, as the case may be, in connection with an investment in BGC U.S. and BGC Global as described above in “—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock;”

•

to the Combined Company and/or BGC Holdings or members of its group in connection with a redemption pursuant to the BGC Holdings limited partnership agreement as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and Restricted Exchangeable Interests;”

•

as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of BGC U.S. or BGC Global, as the case may be (except that if BGC Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the BGC Holdings exchangeable limited partnership interests, then majority of interest means Cantor), which we refer to as an “Opcos majority in interest;”

•	to BGC Partners or BGC Holdings in connection with a grant of equity by BGC Partners or BGC Holdings; and

•	to any BGC U.S. or BGC Global partner, as the case may be, in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC U.S. or BGC Global.

Distributions

The profit and loss of BGC U.S. and BGC Global will generally be allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which will be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group.

BGC U.S. and BGC Global will each distribute to each of its partners (subject to the allocation of certain litigation matters to BGC U.S. and BGC Global partners, as the case may be, who are members of the BGC Holdings group):

•

on or prior to each estimated tax due date (the 15th day of each April, June, September and December, in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual, or, in each case, if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter;

•

on or prior to each estimated tax due date for partners who are members of the BGC Holdings group, an amount (positive or negative) for such fiscal quarter in respect of items of income, gain, loss or deduction allocated in respect of certain litigation matters; and

•

as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be, after the date of such agreement, over (b) the amount of any prior distributions to such partner.

BGC U.S. or BGC Global, as the case may be, may, with the prior written consent of the holders of an Opcos majority in interest of the limited partnership interests, decrease the total amount distributed by BGC U.S. or BGC Global, as the case may be. In addition, if BGC U.S. or BGC Global, as the case may be, is unable to make the distributions required above as a result of any losses of the Opcos arising from the certain litigation claims (see “Information About BGC Partners’ Business—Legal Proceedings”), then BGC U.S. or BGC Global, as the case may be, will use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners group in the absence of any such potential litigation claims and to make the estimated proportionate quarterly tax distribution to the Cantor group. The borrowing costs of any such borrowing will be treated as part of such potential litigation claims.

Transfers of Interests

In general, subject to the exceptions described below, no BGC U.S. partner or BGC Global partner, as the case may be, may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC U.S. or BGC Global, as the case may be.

Limited partners of BGC U.S. and BGC Global may transfer their limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	if the transferee limited partner will be a member of the BGC Partners group or the BGC Holdings group; or

•	with the prior written consent of the general partner and the limited partners (by affirmative vote of an Opcos majority in interest, not to be unreasonably withheld or delayed).

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly owned subsidiary of BGC Holdings (except that in the event such transferee ceases to be a wholly owned subsidiary of BGC Holdings, the special voting partnership interest will automatically be transferred to BGC Holdings, without any further action required on part of BGC U.S. or BGC Global, as the case may be, BGC Holdings or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner; or

•	with the special voting limited partner’s prior written consent.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC U.S. or BGC Global, as the case may be, for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC U.S. or BGC Global, as the case may be, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

No partner may charge or encumber its BGC U.S. or BGC Global interest, as the case may be, or otherwise subject such interest to any encumbrance, except those created by the BGC U.S. limited partnership agreement or BGC Global limited partnership interest, as the case may be.

Amendments

Each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of an Opcos majority in interest) of BGC U.S. or BGC Global, as the case may be. In addition, each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in, substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC U.S. or BGC Global, as the case may be, may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC U.S. or BGC Global limited partnership agreement, as the case may be.

Corporate Opportunity; Fiduciary Duty

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement will contain similar corporate opportunity provisions to those included in the Combined Company certificate of incorporation with respect to the Combined Company and/or BGC Holdings and their respective representatives. See “Description of the Combined Company Capital Stock—Anti-Takeover Effects of the Combined Company Certificate of Incorporation and By-laws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement will provide that it is the non-binding intention of each of the partners of BGC U.S. and BGC Global that the number of outstanding BGC U.S. units equal the number of outstanding BGC Global units. It will be the non-binding intention of each of the partners of BGC U.S. and BGC Global that there be a parallel issuance or repurchase transaction by BGC U.S. or BGC Global in the event of any issuance or repurchase by the other Opco so that the number of outstanding BGC U.S. units at all times equals the number of outstanding BGC Global units.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners will enter into the separation registration rights agreement with Cantor which will provide that the holders of BGC Partners units, or, after the merger, Combined Company common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor or upon conversion of Class B common units into Class A common units or Class B common stock into Class A common stock, as the case may be, will be granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement will provide that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B units into Class A units or Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by BGC Partners, or, after the merger, the Combined Company, subject to certain limitations.

The separation registration rights agreement also will grant Cantor four demand registration rights requiring that BGC Partners, or, after the merger, the Combined Company, register the Class A units or shares of Class A common stock, as the case may be, held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the Class A units or shares of Class A common stock, as the case may be, outstanding or has an aggregate market value in excess of $20 million.

BGC Partners, or, after the merger, the Combined Company, will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

Administrative Services Agreements

The Tower Bridge administrative services agreement and the administrative services agreement, which we collectively refer to as the “administrative service agreements,” will have an initial term of three years. Thereafter, the administrative services agreements will renew automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement, in the case of the Tower Bridge administrative services agreement, at least 180 days, or, in the case of the administrative services agreement, 120 days, before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreements may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including, any severance or cancellation fees.

During the term of the administrative services agreements, the parties shall provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources, and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	space, personnel, hardware and equipment services;

•	communication and data facilities;

•	facilities management services;

•	promotional, sales, and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreements include provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party will charge the other party (including any applicable taxes) an amount based on (1) the amount equal to direct cost that the providing party estimates it will incur or actually incurs in performing those services, including third party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner the parties agree. In addition, the Tower Bridge administrative services agreement provides that the receiving party shall pay a mark-up on such costs in an amount to be agreed by the parties from time to time.

The administrative services agreements will provide that the services recipient will generally indemnify the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

BGCI will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, BGCI and its affiliates will continue to do the same in Asia as well, but it is expected that certain of those assets and office space will be transferred to Tower Bridge or another service entity (subject to necessary third party consents). BGCI will provide these assets and office space to Tower Bridge to allow it to conduct its business. BGCI will charge Cantor on the same basis as it charges Tower Bridge (although it will charge Tower Bridge without any mark-up). Tower Bridge will charge Cantor on the basis described above for such assets and office space once such assets and office space are transferred to Tower Bridge. These assets may be subject to operating leases with third-party leasing companies. eSpeed believes that the rate on such leases, subleases or licenses will be no greater than would be incurred with a third party on an arm’s length basis.

Tax Receivable Agreement

As part of the separation, through its subsidiaries, BGC Partners will purchase BGC U.S. limited partnership interests and BGC Global limited partnership interests issued to Cantor. In addition, the BGC Holdings exchangeable limited partnership interests received by Cantor may, in effect, be exchanged, together with the related BGC Partners units, in the future for shares of Combined Company Class B common stock (or at Cantor’s option, or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). The purchase will and the exchanges may result in increases in the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global attributable to BGC Partners’, or, after the merger, the Combined Company’s, interest in BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that BGC Partners, or, after the merger, the Combined Company, would otherwise be required to pay in the future.

In connection with the separation and related transactions, BGC Partners will enter into, and, after the merger, the Combined Company will assume BGC Partners’ rights and obligations under, a tax receivable agreement with Cantor that will provide for the payment by the Combined Company to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that it actually realizes as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that the Combined Company will benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. The Combined Company will determine, after consultation with Cantor, the extent to which it is permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as the Combined Company’s accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by the Combined Company will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, the Combined Company will be entitled to receive reimbursements from Cantor for amounts it previously paid under the tax receivable agreement and Cantor will indemnify the Combined Company and hold it harmless with respect to any interest or penalties in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but only to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment shall be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing the Combined Company’s actual income and franchise tax liability to the amount of such taxes that the Combined Company would have been required to pay had there been no depreciation or amortization deductions available to the Combined Company with respect to its acquisition of interests in BGC U.S. and BGC Global, and had BGC Partners not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon completion of the merger and the transactions contemplated by the merger agreement and will continue until all such tax benefits have been utilized or expired, unless the Combined Company (with the approval by a majority of the independent directors of the Combined Company) exercises its right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and the Combined Company cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges and the amount and timing of the Combined Company’s income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of the independent directors of the Combined Company.

BGC Holdings Participation Plan

In connection with the separation, BGC Holdings intends to adopt the Participation Plan as a means to attract, retain, motivate and reward present founding partners, present or prospective restricted exchangeable partners and prospective working partners and executive officers of BGC Partners by enabling such founding/working partners, restricted exchangeable partners and executive officers to acquire or increase their ownership interests in BGC Holdings. In the merger, the Combined Company will assume the obligations of BGC Partners in connection with the Participation Plan.

The Participation Plan will be administered by BGC Partners’, or, after the merger, the Combined Company’s, compensation committee or its designee. The Participation Plan will provide for the grant of BGC Holdings limited partnership interests issuable pursuant to the BGC Holdings limited partnership agreement as of the date of the Participation Plan or as may thereafter be issuable thereunder. The total number of BGC Holdings limited partnership interests issuable under the Participation Plan will be determined from time to time by the board of directors of the Combined Company; provided, that interests exchangeable for or otherwise representing the right to acquire Combined Company common stock may only be granted to the extent such shares are available for issuance under the BGC Partners Long Term Incentive Plan, as amended and restated. The compensation committee will have broad administrative authority to, among other things, select present founding partners, present or prospective restricted exchangeable partners or prospective working partners and executive officers entitled to receive purchase rights, determine the number and type of partnership interests covered by a purchase right, including whether such partnership interests will be exchangeable for or otherwise represent the right to receive Combined Company common stock, determine the purchase period, determine the terms and conditions of any purchase rights and interpret and administer the Participation Plan. The compensation committee will have the discretion to determine the price of the purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of Class A common stock.

The Participation Plan will provide that the compensation committee may at any time amend or terminate the Participation Plan, provided that, without the participant’s written consent, no such amendment or termination will adversely affect any outstanding purchase rights. Amendments to the Participation Plan will require stockholder approval only if required by applicable laws or applicable regulatory requirements.

The form of the Participation Plan is set forth in Annex I to this proxy statement, and the above description of the Participation Plan is only intended to be a summary of the key provisions of the Participation Plan. Such summary is qualified in its entirety by the actual text of the form of the Participation Plan to which reference is made.

MANAGEMENT BEFORE AND AFTER THE MERGER

Directors and Executive Officers Before and After the Merger

The following table provides information regarding our directors and executive officers before the merger and the directors and executive officers of the Combined Company after the merger.

Name	Age	Pre-Merger Title	Post-Merger Title
Howard W. Lutnick	46	Chairman of the Board, Chief Executive Officer, President	Chairman, Co-Chief Executive Officer
Lee M. Amaitis	57	Vice Chairman, Director	Co-Chief Executive Officer, Director
Shaun D. Lynn	44	—	President
Stephen M. Merkel	49	Executive Vice President, General Counsel, Secretary	Executive Vice President, General Counsel, Secretary
Paul Saltzman	46	Chief Operating Officer	Executive Managing Director—Electronic Trading*
Frank V. Saracino	41	Interim Chief Accounting Officer	Chief Accounting Officer*
Robert K. West	48	—	Chief Financial Officer
John H. Dalton	64	Director(1)(2)	Director(1)(2)
Barry M. Gosin	56	Director(1)	—
Barry R. Sloane	51	Director(1)(2)	Director(1)(2)
Albert M. Weis	79	Director(1)(2)	Director(1)(2)

(1)	Non-employee director
(2)	Member of the audit and compensation committees
*	Not considered an “executive officer” position for purposes of SEC rules.

The merger agreement provides that the eSpeed board of directors as of the completion of the merger will constitute the Combined Company board of directors. The composition of the committees of the Combined Company board of directors is also expected to remain the same. Each executive officer shall serve at the pleasure of our board of directors.

Howard W. Lutnick. Mr. Lutnick has been eSpeed’s Chairman of the Board of Directors and Chief Executive Officer of eSpeed since June 1999 and was eSpeed’s President from September 2001 to May 2004 and became eSpeed’s President again in January 2007. Following the merger, Mr. Lutnick will become the Chairman and Co-Chief Executive Officer of the Combined Company. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the board of directors of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees and the board of directors of the Solomon Guggenheim Museum Foundation.

Lee M. Amaitis. Mr. Amaitis has been Vice Chairman of eSpeed since May 2004 and a director of eSpeed since September 2001. Following the merger, Mr. Amaitis will become the Co-Chief Executive Officer of the Combined Company. Mr. Amaitis also served as Global Chief Operating Officer of eSpeed from September 2001 to April 2004. Mr. Amaitis has been Vice Chairman of eSpeed International Limited since December 1999 and, since October 1, 2004, Chairman and Chief Executive Officer of BGC Partners. Mr. Amaitis was President and Chief Executive Officer of BGC International (formerly Cantor Fitzgerald International) and Cantor Fitzgerald Europe until December 2006. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing

Director of Cowen Government Brokers from April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991.

Shaun D. Lynn. Following the merger, Mr. Lynn will become the President of the Combined Company. Mr. Lynn has been President of the BGC Partners group, including BGCI, since 2004 and served as Executive Managing Director of Cantor Fitzgerald International from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of European Government Bonds from 1999 to 2002 for BGCI. From 1989 to 1999, Mr. Lynn held various business management positions for Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989.

Stephen M. Merkel. Mr. Merkel has been Executive Vice President, General Counsel and Secretary of eSpeed since September 2001 and was eSpeed’s Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Following the merger, Mr. Merkel will become Executive Vice President, General Counsel and Secretary of the Combined Company. Mr. Merkel was eSpeed’s director from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel serves as a director and Secretary of the Cantor ExchangeSM. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the Freedom board of directors.

Paul Saltzman. Mr. Saltzman has been eSpeed’s Chief Operating Officer since June 2004. Following the merger, Mr. Saltzman will become Executive Managing Director—Electronic Trading of the Combined Company, which is not considered an executive officer position under SEC rules. Prior to joining us, from 1995 to June 1, 2004, Mr. Saltzman was the Executive Vice President and General Counsel for The Bond Market Association, the trade association for the fixed income industry. Mr. Saltzman served as in-house counsel for Greenwich Capital Markets from 1994 to 1995 and for Kidder, Peabody & Co. from 1990 to 1994. From 1985 to 1990, he was an attorney for New York and Washington, D.C.-based law firms.

Frank V. Saracino. Mr. Saracino has been eSpeed’s Interim Chief Accounting Officer since July 2006 and eSpeed’s Vice President and Global Controller since September 2004. Following the merger, Mr. Saracino will become Chief Accounting Officer of the Combined Company. Prior to joining us, from 2003 to 2004, Mr. Saracino served as an independent financial consultant. From 1996 to 2002, Mr. Saracino worked for Deutsche Bank Securities, Inc. as an investment banking Vice President focusing on Telecommunications Corporate Finance transactions and as a Vice President and Investment Banking Controller.

Robert K. West. Following the merger, Mr. West will serve as the Chief Financial Officer of the Combined Company. Mr. West has been the Chief Financial Officer of the BGC Partners group since May 1, 2007. From 2001 until April 2007, Mr. West served as the Chief Financial Officer of Thomas Weisel Partners Group, Inc. From 1997 to 2001, Mr. West was Global Controller and Managing Director of Barclays Global Investors. From 1989 to 1997, he held various positions with Salomon Smith Barney, including Business Unit Controller and Vice President of Global Equity, European Business Units Controller and Vice President, Group Manager of Corporate and Subsidiary Accounting and Vice President, and various Holding Company Accounting positions. From 1987 to 1989, he was an Audit Manager for Deloitte & Touche LLP.

John H. Dalton. Mr. Dalton has been eSpeed’s director since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association and lobbying organization composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the board of directors of IPG

Photonics Corp., NorthStar Financial Services, LLC, a provider of long term savings and retirement products in the United States and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce. He also serves on the board of directors of Washington First Bank.

Barry M. Gosin. Mr. Gosin has been eSpeed’s director since February 2007 and served as a member of eSpeed’s compensation committee and audit committee from February 2007 until October 2007. Mr. Gosin has been Chief Executive Officer of Newmark Knight Frank, a real estate services firm, since 1979. Mr. Gosin is on the Executive Committee of the Real Estate Board of New York, a member of the board of directors of the Real Estate Board of New York Board of Governors, a member of the board of directors of the Partnership of New York City, a Trustee of Pace University, a Trustee of the Citizens Budget Commission, a Trustee of the Parker Jewish Institute, a member of the board of directors of Federal Employment and Guidance Services and a member of the Executive Committee of NYC & Co.

Barry R. Sloane. Mr. Sloane has been eSpeed’s director since September 2006. Mr. Sloane has been Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006 and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. From April 2004 to April 2005, Mr. Sloane was Executive Vice President and Co-Chief Operating Officer for Century Bank and its holding company, Century Bancorp, Inc. From October 2001 to March 2004, he was a Managing Director of Steinberg, Priest and Sloane Capital Management, LLC. Mr. Sloane is a Trustee and Chairman of the Finance Committee of the USS Intrepid Museum Foundation, Trustee and Chairman of the Investment Committee of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, Trustee of the Beth Israel Deaconess Medical Center, Trustee of the Savings Bank Employees Retirement Association, a Trustee of the Wheeler School and a member of the Dean’s Council of the John F. Kennedy School of Government at Harvard University.

Albert M. Weis. Mr. Weis has been eSpeed’s director since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the audit committee of Synetic, Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the audit committee of Medical Manager Corporation (successor to Synetic, Inc.).

Committees of the Board of Directors Before and After the Merger

Our board of directors held 15 meetings during the year ended December 31, 2006. In addition to meetings, our board of directors and its committees reviewed and acted upon matters by unanimous written consent from time to time. The merger agreement provides that eSpeed’s board of directors as of the completion of the merger will constitute the Combined Company board of directors. The composition of the committees of the Combined Company board of directors is also expected to remain the same and, unless otherwise noted, the charters, codes, policies and procedures of the committees are expected to remain the same. Our board of directors has an audit committee. The members of the audit committee are currently Messrs. Dalton, Sloane and Weis, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the audit committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the audit committee includes at least one member who is determined by our board of directors to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Sloane are independent directors who have been determined to be audit committee financial experts. The audit committee operates pursuant to an Audit Committee Charter which is available at http://www.espeed.com or upon written request from eSpeed free of charge.

The audit committee selects our independent registered public accounting firm, which we refer to as “our Auditors,” consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The audit committee held 15 meetings during the year ended December 31, 2006. Mr. Albert M. Weis replaced Mr. William J. Moran as Chairman of the audit committee in November 2005. Mr. Sloane was appointed to the audit committee in September 2006 and Mr. Gosin was appointed to the audit committee in February 2007. Mr. Gosin resigned from the audit committee on October 16, 2007.

During 2006, our audit committee specifically approved the appointment of Deloitte & Touche LLP to be our Auditors for the year ending December 31, 2007. Deloitte was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our quarterly financial reports for the year ending December 31, 2007, and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee Charter, the audit committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Deloitte, subject to the minimum exception for permitted non-audit services that are approved by the audit committee prior to completion of the audit.

During 2006, no director, except for Mr. Amaitis, attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Nominating Process

Our board of directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by the published listing requirements of the NASDAQ Global Market. The eSpeed board of directors believes that such participation of all directors is appropriate given the size of the eSpeed board of directors and the level of participation of our independent directors in the nomination process. The eSpeed board of directors will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the eSpeed board of directors will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The board of directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The eSpeed board of directors screens candidates, does reference checks and conducts interviews, as appropriate. The eSpeed board of directors does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Mr. Barry R. Sloane was appointed as a member of the board of directors on September 27, 2006. In early 2006, Mr. Lutnick and Mr. Dalton discussed the possible nomination of Mr. Sloane as a member of the board of directors. In June 2006, Mr. Lutnick and Mr. Dalton discussed Mr. Sloane’s qualifications with the other members of the board of directors, and Messrs. Weis and Morris agreed to interview him. Following these meetings and discussions with all members of the board of directors, the independent directors then recommended to the full eSpeed board of directors that Mr. Sloane be appointed to the board of directors to fill the vacancy left by Mr. Moran. Mr. Sloane’s appointment was approved by the eSpeed board of directors on September 27, 2006.

Executive Sessions

In order to comply with NASDAQ rules, the board of directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of eSpeed.

Annual Meetings

The board of directors has not adopted any specific policy with respect to the attendance of directors at eSpeed’s annual meetings of stockholders. At last year’s annual meeting of stockholders, held on December 14, 2006, four of eSpeed’s directors were in attendance.

Communications with the Board of Directors

Stockholders may contact any member of the board of directors by addressing their correspondence to any director, c/o eSpeed, Inc., Attention Secretary, 110 E. 59th Street, New York, New York 10022. The Secretary will forward all such correspondence to the named director. If you wish to propose director candidates or make other proposals relating to an annual meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

Compensation of Directors and Executive Officers Before and After the Merger

The board of directors has a compensation committee. The members of the compensation committee are currently Messrs. Dalton, Sloane and Weis, all of whom are non-employee directors. The compensation committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our amended and restated Long Term Incentive Plan, which we refer to as the “Equity Plan,” and Incentive Bonus Compensation Plan, which we refer to as the “Incentive Plan.” eSpeed does not have a compensation committee charter. The compensation committee held seven meetings during the year ended December 31, 2006. On September 27, 2006, Mr. Sloane was appointed to the compensation committee, and on February 1, 2007, Mr. Gosin was appointed to the compensation committee. Mr. Gosin resigned from the compensation committee on October 16, 2007.

Compensation Discussion and Analysis

Compensation Philosophy

eSpeed’s executive compensation program is designed to integrate compensation with the achievement of our short term and long term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different programs are geared to short term and longer term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key operating objectives, such as growth or maintenance of market position, development of new products and marketplaces, meeting established goals for operating earnings and earnings per share, maintenance and development of customer relationships and long term competitive advantage. We also believe that executive compensation should reflect achievement of individual goals established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year such as development of specific products or customer relationships or agreements or executing or integrating acquisitions and strategic arrangements. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not generally be based on the short term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance, and ultimately, the management of our company by our executives. We believe that the long term performance of our stock is reflected in executive compensation through our stock option, restricted stock units and other equity incentive programs.

Overview of Compensation and Process

Executive compensation is composed of the following components: (i) a base salary, which is designed to attract talented employees and contribute to retaining, motivating and rewarding individual performance; (ii) an incentive cash bonus, which is intended to tie financial reward with the achievement of eSpeed’s short term performance objectives; and (iii) a long term incentive program, including options and restricted stock units, which is designed to promote the achievement of long term performance goals and to align the long term interests of eSpeed’s executive officers with those of eSpeed’s stockholders. From time to time, we have also used employment agreements, including some specified bonus components, and other discretionary bonuses to attract and retain talented employees. Executive officers also receive health and dental insurance, life insurance, disability coverage and a 401(k) match consistent with that offered to other employees of eSpeed. Following the merger, executives are also expected to be offered the opportunity to make contributions to BGC Holdings in exchange for partnership interests or be granted equity-based awards in BGC Holdings under the Participation Plan described below.

The compensation committee reviews and recommends to the eSpeed board of directors for its approval the salaries and bonuses of eSpeed’s executive officers. In addition, the compensation committee approves grants to executive officers and otherwise administers our Equity Plan and Incentive Plan.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of our compensation committee. At these meetings, our compensation committee also approves the incentive bonuses and any discretionary bonuses for executive officers and grants restricted stock units or stock option awards to our executive officers. At the year-end compensation committee meetings, our Chief Executive Officer makes compensation recommendations to the compensation committee with respect to our executive officers. Such executive officers are not present at the time of these deliberations. Our Chief Executive Officer also makes recommendations with respect to his own compensation, in conjunction with the Chairman of the compensation committee. The compensation committee deliberates on compensation decisions of all executive officers other than the Chief Executive Officer in the presence of the Chief Executive Officer and separately in executive session as to all executive officers, including the Chief Executive Officer. The compensation committee may accept or adjust such recommendations and makes the sole determination of the compensation of all of our executive officers. Following the merger, these practices are expected to continue with the Co-Chief Executive Officers.

During the first quarter of each fiscal year, it has been the practice of our compensation committee to establish incentive performance goals for executive officers, although the practice of the compensation committee has been to retain negative discretion to reduce or withhold bonus compensation at the end of the year. All executive officers in office at that time are eligible to participate.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long term strategic goals as well as short term performance. The amount of each element of compensation is determined by or under the direction of our compensation committee, which considers a number of personal factors to determine the amount of salary, bonus and other benefits to pay each executive officer, including the following: performance in light of corporate and individual objectives; performance of general management responsibilities; operating earnings and earnings per share; maintenance and development of customer relationships; long term competitive advantage; value of individual skills in support of long term and short term performance of our objectives; and management, leadership and customer relationships and satisfaction. In addition, corporate performance factors are considered in determining compensation policies, including achievement of operating profit; improvement in market position or other financial results or metrics reported by us; strategic business criteria, including goals relating to acquisitions or customer relationships; stock price and other matters. The compensation committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor and BGC Partners, but it does not specifically review the amount or nature of such compensation.

Our policy for allocating between currently paid and long term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long term value for eSpeed and its stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short term goals or in the discretion of the compensation committee. We provide equity compensation to reward superior performance against specific objectives and long term strategic goals and to assist in retaining executive officers and aligning the interests of eSpeed and its stockholders. Our compensation package for 2006 was weighted approximately 95% in cash compensation and 5% in equity compensation for Messrs. Saltzman, Merkel and Saracino. With respect to Mr. Lutnick, his compensation package for 2006 consisted of 23% in cash compensation and 77% in equity compensation, as determined based on a $5 million valuation of Mr. Lutnick’s 2006 options using the Black-Scholes method. As indicated below, Messrs. Foley and Amaitis did not receive an equity component to their 2006 compensation.

We generally intend that compensation paid to our Chief Executive Officer and our other executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code, so long as this can be achieved in a manner consistent with the compensation committee’s other objectives. Subject to certain exceptions, Section 162(m) of the Code eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m) of the Code. We periodically review the potential consequences of Section 162(m) of the Code and may structure the performance-based portion of executive compensation to comply with certain exemptions in Section 162(m) of the Code. However, the compensation committee retains negative discretion to reduce or withhold bonus compensation to our executive officers and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate, after taking into consideration changing business conditions or the executive officer’s performance.

Base Salary Compensation

We believe that the retention of executive officers who have developed the skills and expertise required to lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is our policy to establish base pay at competitive levels. Our executive officers receive base salaries intended to reflect their skills, roles and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, will be reviewed and approved by our compensation committee annually, based on a review of relevant market data and each executive officer’s performance for the prior year, as well as each executive officer’s experience.

Base Salaries Awarded in 2006 and Established for 2007

In setting base salaries for fiscal 2006, we considered qualifications, experience and responsibilities of our executive officers as well as contractual provisions then in effect with respect to our then-President and our Chief Operating Officer. For 2006, we did not make material changes to executive officer base salaries as compared to 2005, except that Mr. Saltzman’s base salary was increased to $800,000. With respect to our Chief Executive Officer, we also specifically considered salaries and total compensation packages of executives in our peer group of companies. For 2007, the compensation committee retained 2006 salaries for Messrs. Lutnick, Amaitis, Saltzman and Merkel and increased Mr. Saracino’s base salary by $10,000.

Bonus Compensation

We believe that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. In 2003, the compensation committee and our stockholders approved the Incentive Plan, which provides a means for the payment of Section 162(m) of the Code qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

Each year, the compensation committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for each performance period. These performance criteria may vary from participant to participant and will be determined by the compensation committee and may be based on one or more of the following financial performance measures:

•	pre-tax or after-tax net income;

•	pre-tax or after-tax operating income;

•	gross revenues;

•	profit margin;

•	stock price;

•	cash flows;

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity;

•

strategic business criteria consisting of one or more objectives based upon meeting revenues, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures; or

•	such other factors as the compensation committee deems appropriate in its discretion.

The actual bonus awarded to any given participant at the end of a performance period is based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the compensation committee, and may be paid in cash or in equity interests. In addition, from time to time, the compensation committee may provide for guaranteed bonuses in employment agreements in order to attract and retain talented employees or may grant ad hoc discretionary bonuses when an executive officer is not eligible for the Incentive Plan or when it otherwise considers such bonuses to be appropriate.

In the first quarter of 2006, the compensation committee determined that the executive officers of eSpeed, including Messrs. Lutnick, Amaitis, Foley, Merkel and Saltzman, would be participating executives for 2006 in our Incentive Plan. The compensation committee used the same performance criteria for all executive officers and set 2006 bonus opportunities at a maximum of $5,000,000, which is the maximum annual amount allowed for each individual pursuant to the terms of the Incentive Plan, provided that (i) we achieved operating profits for 2006, as calculated on the same basis as our 2005 earnings release, (ii) we achieved an increase in market position of any of our products as compared to 2005 or (iii) we achieved improvement as compared to 2005 in any of the financial results or metrics reported in our earnings release, in each case calculated on the same basis as our 2005 earnings release. The compensation committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based upon any factors it determined, regardless of whether identified performance objectives had been achieved.

Bonuses Awarded in 2006

In its discretion, our compensation committee awarded cash bonuses for 2006 based upon achievement of all three identified goals established in the first quarter of 2006. With such corporate performance goals having been met, variations in bonus awards for each executive officer were based further on individual performance goals identified by our Chief Executive Officer. In addition, the compensation committee considered several factors in establishing bonus awards for executive officers for 2006, including pay practices of our peer group identified in our proxy statement performance graph and otherwise, individual performance level, changes in pre-tax operating earnings per share from the prior year, individual contributions toward achievement of strategic goals and our overall financial and operating results. Our Chief Executive Officer’s bonus was determined based on peer group pay practices, performance level, contribution towards achievement of strategic goals and overall operating results. In 2006, incentive bonuses for executive officers ranged from 20% to 46% of the overall cash compensation paid to such executive officers. Mr. Amaitis did not receive a bonus for 2006 in light of his reduced time commitment to eSpeed as compared to BGC Partners.

We believe that from time to time employment agreements may be used to attract and retain talented individuals who may need assurances of longer term employment. In 2004, we entered into employment agreements with Mr. Foley, our then-President, and Mr. Saltzman, our Chief Operating Officer, both of which expired on December 31, 2006. Mr. Saltzman’s employment agreement contained a guaranteed bonus of $200,000, which was paid in 2006 in addition to his $355,000 incentive bonus approved by the compensation committee. Mr. Foley’s employment agreement provided for a $600,000 bonus payment to be paid in the event that our pre-tax operating earnings per share for 2006 were at least 10% higher than 2005. The 2006 performance target contained in Mr. Foley’s employment agreement was not met in 2006 although Mr. Foley was awarded a $600,000 incentive bonus by the compensation committee since the other general 2006 performance criteria established for the executive officers by the compensation committee had been met. With respect to Mr. Saracino, he was named Interim Chief Accounting Officer in July 2006, after the 2006 performance criteria for incentive bonuses had been established by the compensation committee. Since Mr. Saracino was accordingly not eligible for the Incentive Plan in 2006, he was awarded a discretionary bonus of $140,000 by the compensation committee for 2006.

Proposed Employment Agreements

The merger agreement provides that, prior to completion of the merger, upon the request of BGC Partners, eSpeed will provide each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel and Robert K. West with a letter agreement setting forth an annual base salary of $1,000,000 per year (except for Mr. West whose letter shall provide for an annual base salary of $450,000) and annual target bonuses of:

•	300% of annual base salary for Howard W. Lutnick,

•	275% of annual base salary for Lee M. Amaitis,

•	200% of annual base salary for Shaun D. Lynn,

•	50% of annual base salary for Stephen M. Merkel, and

•	$300,000 for Robert K. West, $125,000 of which shall be paid in stock or restricted exchangeable units and $175,000 of which shall be paid in cash.

This merger agreement provision with respect to Messrs. Amaitis and Lynn is expected to be implemented prior to the merger through employment agreements between BGC Partners and each of Mr. Amaitis and Mr. Lynn, which will be assumed at completion of the merger by the Combined Company. Mr. Amaitis’ employment agreement will have an initial term of three years, which is extendable for two additional one-year terms with the consent of Mr. Amaitis and BGC Partners, or, after the merger, the Combined Company. In accordance with the letter agreement described above, Mr. Amaitis’ employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of

275% of base salary. Mr. Lynn’s employment agreement will have a five-year term. In accordance with the letter agreement described above, Mr. Lynn’s employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of 200% of base salary. The target bonus for Mr. Amaitis and Mr. Lynn will be reviewed annually by the compensation committee. Following the merger, Messrs. Lutnick, Merkel and West are expected to be paid by the Combined Company the applicable base salary and target bonus as set forth in the letter agreements to be provided by eSpeed as described above, but not to enter into employment agreements. Upon death, disability or termination in the absence of a change of control, an executive will be paid only accrued salary to the date of death, disability or termination.

Incentive Bonus Compensation Targets for 2007

In the first quarter of 2007, the compensation committee determined that the executive officers of eSpeed, including Messrs. Lutnick, Amaitis, Merkel, Saltzman and Saracino, would be participating executive officers for 2007 in our Incentive Plan. The compensation committee used the same performance criteria for all executive officers and set 2007 bonus opportunities equal to the maximum amount allowed for each individual pursuant to the terms of the Incentive Plan, provided that (i) we achieve operating profits for 2007, as calculated on substantially the same basis as our 2006 earnings release, or (ii) we achieve improvement as compared to 2006 in gross revenues or total transaction volumes, in each case calculated on substantially the same basis as our 2006 earnings release. Also, subject to stockholder approval at the special meeting to which this proxy statement relates, the compensation committee increased the maximum amount payable to each executive officer under the Incentive Plan to $10 million. The compensation committee, in its sole and absolute discretion, retained the right to reduce the amount of any bonus payment based on any factors it determines, regardless of whether identified performance objectives have been achieved. On May 1, 2007, the compensation committee awarded Mr. Saltzman a mid-year discretionary cash bonus of $175,000. The compensation committee will take this mid-year bonus into account when considering a bonus for Mr. Saltzman at the end of the 2007 calendar year. Messrs. Lutnick, Amaitis, Merkel and West are expected to be executive officers and participating officers of the Combined Company under the Incentive Plan after the completion of the merger.

Grants of Options, Restricted Stock Units and Partnership Interests

It is our general policy to award options, restricted stock units or other equity-based compensation to our executive officers in order to align their interests with those of our long term investors and to help attract and retain these persons. Our Equity Plan is designed to reward employees for increases in our stock price and to provide us with optimal flexibility in the way that we do so. It permits our compensation committee to grant stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock, bonus stock, performance awards, dividend equivalents and other stock-based awards. It is our goal to preserve these incentives as an effective tool in motivating and retaining executives.

We intend that our Equity Plan and the Participation Plan will be the primary vehicles for offering long term equity incentives to reward our executive officers, including where the compensation committee pays out bonuses under the Incentive Plan in the form of equity interests under the Equity Plan. We also regard our equity award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is one of the best methods of motivating the executive officers to manage our company in a manner that is consistent with the interests of eSpeed and its stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers, we realize that it is important that we utilize other forms of equity awards as and when we may deem necessary, and our compensation committee retains the right to grant a combination of forms of equity awards to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of equity awards. The compensation committee has also granted authority to our Chief

Executive Officer to grant options or restricted stock units to the non-executive officers of our company. These options or restricted stock units are generally granted and priced on the same date and terms as the grants to executive officers. This practice is expected to continue after the completion of the merger.

Following the merger, executives are also expected to be offered the opportunity to make contributions to BGC Holdings in exchange for partnership interests or be granted equity-based awards in BGC Holdings under the Participation Plan described below. Investments in partnership interests or grants pursuant to the Participation Plan are intended to attract, retain, motivate and reward executive officers by enabling them to acquire or increase their ownership interests in BGC Holdings. Participation by executive officers and the terms of any grants or investments by such executive officers will be subject to the approval of the Combined Company’s compensation committee. The Combined Company’s compensation committee will have the discretion to determine the price of the purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of Combined Company common stock.

Options and Restricted Stock Units Granted in 2006

We grant equity awards to our executive officers based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long term goals. However, there is no set formula for the granting of equity awards to individual executive officers. Our compensation committee has taken the view in prior periods, and in 2006, that stock option awards for our Chief Executive Officer will have the long term effect of maximizing stock price and stockholder value.

In 2006, our compensation committee granted stock options to our Chief Executive Officer, Mr. Lutnick, and restricted stock units to certain of our executive officers. On August 22, 2006, the compensation committee granted Mr. Lutnick an option to purchase 250,000 shares of Class A common stock at an exercise price of $8.42 per share, the closing price on the date of grant. The compensation committee also granted Mr. Lutnick stock options on December 15, 2006 to purchase 800,000 shares of Class A common stock at an exercise price of $8.80 per share, the closing price on the date of grant. The decision to grant Mr. Lutnick stock options rather than restricted stock units was based on the opinion of the compensation committee that such grants would incentivize Mr. Lutnick to generate long term stockholder value and serve as a long term retention device. On December 15, 2006, we also granted restricted stock units to Messrs. Saltzman, Merkel and Saracino, as we believed that this was a way to reward them for and motivate them toward superior performance tied to retention. No equity awards were made to Messrs. Foley or Amaitis in light of their proposed future focus on affiliated businesses, including the Aqua platform for Mr. Foley and BGC Partners for Mr. Amaitis.

In 2006, we granted stock options to purchase approximately 2% of our outstanding Class A common stock on a fully-diluted basis to Mr. Lutnick. No other stock option grants were made during 2006, with the exception of grants of stock options to purchase 7,534 shares of our Class A common stock to two of our independent directors as part of their annual grant of stock options or restricted stock units. During 2006, we granted restricted stock unit awards to purchase 270,435 shares of our Class A common stock (approximately 0.5% of our outstanding Class A common stock on a fully-diluted basis). Of this amount, approximately 4.6% was granted to our executive officers, and the balance was granted to other officers, non-employee directors and employees.

In June 2007, our board of directors and the compensation committee authorized the acceleration of the vesting of all of the outstanding restricted stock units and options in connection with the closing of the merger. In addition our board of directors and the compensation committee authorized Mr. Lutnick to give assurances to BGC Partners that eSpeed and the Combined Company would grant certain restricted stock units to BGC Partners brokers subject to the closing of the merger. In October 2007, the Special Committee agreed that such grants could be made in the form of restricted stock units of BGC Partners or restricted exchangeable units. See “—BGC Grants.”

Timing of Grants

Equity awards to our executive officers are typically granted annually in conjunction with the review of the individual performance of our executive officers, although interim grants may be considered and approved from time to time. This review generally takes place at the year-end meetings of the compensation committee, which are generally held in a series of meetings in December of each fiscal year. Our policy is to award year-end grants to all employee recipients on the same date and at the same price as grants to our executive officers. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. The exercise price of all stock options is set at the closing price of our Class A common stock on NASDAQ on the date of grant. With respect to restricted stock units, grants are generally made based on a dollar value, and the number of shares is determined using the closing price of our Class A common stock on NASDAQ on the date of grant. From time to time, grants may be made on a mid-year or other basis in the event of business developments, changing compensation or other factors, subject to the approval of the compensation committee.

Perquisites

eSpeed generally limits the perquisites that we make available to our executive officers. Our executive officers are provided with few benefits that are not otherwise available to all of our employees. In this regard, it should be noted that we do not generally provide pension arrangements, post-retirement health coverage or similar benefits for our executive officers or employees. While we do not view perquisites as a significant element of our comprehensive compensation structure, we do believe that from time to time they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executive officers. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances and we may consider their use in the future. All present or future practices regarding perquisites will be subject to periodic review by our compensation committee.

In 2006, we did not provide material perquisites to any of our executive officers. We do offer medical, dental, life insurance and short term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation.

Following the merger, the Combined Company may provide certain perquisites to its executive officers as an element of their overall compensation structure. While perquisites are not expected to be a significant element of the compensation structure, they may be useful in attracting, motivating and retaining the executive talent for which the Combined Company will compete, especially for executives who perform services abroad as expatriates. From time to time these perquisites might include travel, transportation benefits and housing, particularly for executives who travel frequently to the Combined Company’s office locations. These additional benefits are expected to assist executives of the Combined Company in performing their duties and provide time efficiencies. Any practices of the Combined Company in providing perquisites will be subject to periodic review by the Combined Company’s compensation committee.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our executives or employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as the “401(k) Plan.” Pursuant to the 401(k) Plan, all eligible employees, including executive officers, are provided with a means of saving for their retirement. In 2006, the 401(k) Plan provided participants with a matching contribution. The matching criteria were the same for all participants. In 2006, we offered an eSpeed stock match to all of our employees who participated in our 401(k) Plan of up to $3,000, and Messrs. Lutnick, Foley and Merkel each received the match.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans, although we may consider such benefits in the future.

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment agreements with us, although in connection with the merger, employment agreements and change of control employment agreements are expected to be entered into. See “—Change of Control Employment Agreements” below and “—Proposed Employment Agreements” above. We are also not obligated to provide post-employment health coverage or other benefits to our executive officers, although we would become obligated to provide certain post-employment benefits upon assumption of the change of control employment agreements referred to in the preceding sentence. During 2006, Messrs. Foley and Saltzman were parties to employment agreements which provided for salaries and certain bonus payments as well as rights to certain payments upon termination which was not for cause, but such agreements expired at the end of 2006.

Change of Control Employment Agreements

Although we do not currently have change of control employment agreements with any of our executive officers, at the discretion of our compensation committee we may choose to enter into such agreements from time to time in the future. Specifically, BGC Partners and eSpeed have agreed that, prior to the completion of the merger, BGC Partners may, and is expected to, enter into a change of control employment agreement with each of Messrs. Lutnick, Lynn, Merkel and Amaitis, which will be assumed at completion of the merger by the Combined Company, and which will relate to a change of control of BGC Partners, or, after the merger, the Combined Company, other than the merger contemplated by the merger agreement. The agreements with Messrs. Lutnick, Amaitis and Merkel will provide that, upon a change of control, such executive will have the option to extend his employment for three years after the change of control or to terminate his employment upon the change of control, while the agreement with Mr. Lynn will provide that upon a change of control, the continuing company will have the option to extend the term of his employment for three years after the change of control or to terminate his employment. Each agreement will provide that if (a) the individual’s employment is terminated upon the change of control, such executive will receive two times such executive’s aggregate compensation for the most recent full fiscal year or (b) the individual’s employment is extended, such executive will receive an amount equal to such executive’s aggregate compensation for the most recent full fiscal year, and, in each case, such executive will receive full vesting of all stock options and restricted stock units (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years and a pro rata bonus for the year of termination. In addition, these executives will be entitled to a gross-up for any taxes imposed as a result of the application of Section 4999 of the Code. In the event of death or disability, such executive will be paid accrued salary to the date of death or disability.

Potential Payments Upon Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon either termination or continued employment upon a change of control, under the change of control employment agreements, described above, in each case assuming that the letter agreements described below under “—Employment Agreements” were in effect and that the change of control had occurred on December 31, 2006 and using the closing market price of eSpeed Class A common stock as of December 29, 2006, the last trading day prior to December 31, 2006.

Name	Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Gross-Up Payment ($)	Total ($)
Howard W. Lutnick
Termination of Employment	2,000,000	6,000,000	77,656	35,524	6,241,890	14,355,070
Extension of Employment	1,000,000	3,000,000	77,656	—	3,150,949	7,228,605

Lee M. Amaitis
Termination of Employment	2,000,000	5,500,000	—	47,640	5,211,864	12,759,504
Extension of Employment	1,000,000	2,750,000	—	—	2,605,932	6,355,932

Shaun D. Lynn
Termination of Employment	2,000,000	4,000,000	—	7,476	4,169,492	10,176,968
Extension of Employment	1,000,000	2,000,000	—	—	2,084,746	5,084,746

Stephen M. Merkel
Termination of Employment	2,000,000	1,000,000	50,000	35,524	2,356,843	5,442,367
Extension of Employment	1,000,000	500,000	50,000	—	1,197,740	2,747,740

Cantor Partnership Grants

With the exception of our Interim Chief Accounting Officer, all of our executive officers are currently partners of Cantor and have a significant portion of their net worth directly invested in Cantor’s business. In addition to personal investments, during 2006 Cantor granted to certain eSpeed employees, including one of our executive officers, Mr. Saltzman, awards of partnership units in Cantor with a notional value of $1 million. The notional value of Mr. Saltzman’s award, granted on August 7, 2006, was $350,000. The awarded Cantor partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination, provided that the employee has not engaged in any competitive activity with Cantor, eSpeed or any of their affiliates prior to the date each payment is due. These partnership units contain restrictive covenants such as non-competition clauses that provide us with an important retention tool. Mr. Saltzman’s entitlement to such post-termination payments vests in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman is still employed by our company or one of our affiliates and has not breached this agreement. The other awards of partnership units in Cantor were fully vested on date of grant. In connection with the merger, any such grant awards held by an employee who provides services exclusively to BGC will be redeemed for a new interest in BGC Holdings, which will continue to vest according to its original schedule.

The partnership unit awards described in the preceding paragraph are accounted for as liability awards under SFAS No. 123 (revised 2004), Share-Based Payment, which we refer to as “SFAS 123R.” For the awards that are not fully vested at grant date, we recognize non-cash compensation expense for the fair value of the awards as the awards are amortized over the stated vesting periods. For the awards that are fully vested on the date of grant, we recognize non-cash compensation expense at grant date for the fair value of the awards. In addition, the quarterly distributions on such units will be included in our compensation expense as a non-cash charge. None of the costs of the various benefits provided under the partnership units in Cantor has been or will be paid by eSpeed; however, eSpeed records a non-cash charge on its income for the amounts that have been or will be paid to the employees by Cantor, with an offsetting amount credited to additional paid-in capital reflecting amounts deemed contributed by Cantor. Our compensation committee was not involved in the grants of these partnership unit awards by Cantor. The compensation committee was, however, aware of these grants at the time that it made compensation decisions for 2006 and made compensation determinations in light of all factors, including achievement of specified performance goals.

BGC Grants

Following the merger, as part of the discretionary compensation paid to executive officers and other key employees, the Combined Company’s compensation committee may from time to time authorize the issuance of BGC Holdings grant units, which would be subject to the accounting rules set forth in SFAS 123R.

Prior to the separation, Cantor intends to grant to Mr. Amaitis and Mr. Lynn, respectively, 1,100,000 and 200,000 BGC Partner founding partner units. Cantor expects to agree that these units (along with another 400,000 units owned by Mr. Lynn) will be immediately exchangeable by Messrs. Amaitis and Lynn into Combined Company Class A Common stock on a one-to-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. These grants are intended to incentivize Messrs. Amaitis and Lynn.

For a description of the interests that eSpeed’s executive officers will have in BGC Holdings following the merger, please see “Interests of Directors, Executive Officers and Certain Beneficial Owners in the Merger.”

Prior to the merger, in the first quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, the BGC Division. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. In addition, in the fourth quarter of 2007, BGC Partners International L.P. anticipates entering into agreements with certain non-U.S. employees to forego 2007 compensation in exchange for the delivery in 2008 of certain BGC RSUs. In addition, in the fourth quarter of 2007, certain employees of BGC Partners and other persons who provide services to BGC are expected to be granted certain BGC RSUs as a form of discretionary bonus. These BGC RSUs are expected to vest and become exchangeable into shares of Combined Company Class A common stock in two equal installments on August 31, 2008 and August 31, 2009 or according to such other vesting schedule as may be agreed, and will be eligible to receive dividends paid by BGC Partners prior to vesting. In both cases, upon the closing of the merger, the shares ultimately issuable pursuant to the restricted exchangeable interests and the BGC RSUs will be shares of Combined Company Class A common stock issued pursuant to the BGC Partners Long Term Incentive Plan or similar plan.

Impact of Accounting Changes on Compensation Policy

Our management and our compensation committee recognize that eSpeed has been, and, following the merger, the Combined Company will be subject to certain SFAS 123R and other accounting charges with respect to its executive officers and other employees; however, our management and our compensation committee do not believe that these accounting charges should be taken into account in the determination of appropriate levels and types of compensation to be made available, even though certain of these accounting charges, both cash and non-cash, will be disclosed in the compensation tables and narratives because they do provide various payments and rights to executive officers that are covered by those tables.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management of the Company and, based on such review and discussions, the compensation committee recommended to the eSpeed board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Barry R. Sloane, Chairman

John H. Dalton

Albert M. Weis

Arrangements with Founding/Working Partners

BGC Holdings Founding/Working Partner Interests

Shaun D. Lynn and Robert K. West, the two individuals who will become executive officers of the Combined Company that are not currently executive officers of eSpeed, are currently partners of Cantor. In connection with the separation and the merger, Messrs. Lynn and West, as well as Mr. Amaitis and Mr. Saltzman, will become partners of BGC Holdings. These current and future officers have a significant portion of their personal net worth invested directly or indirectly in the business and we believe that their participation in BGC Holdings is helpful in aligning their interests with those of BGC Partners’, or, after the merger, the Combined Company’s, stockholders. Subject to the approval of the compensation committee of BGC Partners, or, after the merger, of the Combined Company, in its capacity as general partner of BGC Holdings, or its designee, certain of our executive officers may from time to time make additional contributions to BGC Holdings or be granted equity-based awards in BGC Holdings, under the Participation Plan described below.

BGC Holdings Participation Plan

In connection with the separation, BGC Partners intends to adopt the Participation Plan as a means to attract, retain, motivate and reward present founding partners, present or prospective restricted exchangeable partners and prospective working partners and executive officers by enabling such founding/working partners such restricted exchangeable partners and executive officers to acquire or increase their ownership interests in BGC Holdings. In the merger, the Combined Company will assume the obligations of BGC Partners in connection with the Participation Plan.

The Participation Plan will be administered by the BGC Partners, or, after the merger, the Combined Company, compensation committee or its designee. The total number of BGC Holdings limited partnership interests issuable under the Participation Plan will be determined from time to time by the board of directors of the Combined Company; provided, that interests exchangeable for or otherwise representing the right to acquire Combined Company common stock may only be granted to the extent such shares are available for issuance under the BGC Partners Long Term Incentive Plan, as amended and restated. The Participation Plan will provide for the grant of BGC Holdings limited partnership interests issuable pursuant to the BGC Holdings limited partnership agreement as of the date of the Participation Plan or as may thereafter be issuable thereunder. The compensation committee will have broad administrative authority to, among other things, select present founding partners, present or prospective restricted exchangeable partners or prospective working partners and executive officers entitled to receive purchase rights, determine the number and type of partnership interests covered by a purchase right, including whether such partnership interests will be exchangeable for or otherwise represent the right to receive Combined Company common stock, determine the purchase period, determine the terms and conditions of any purchase rights and interpret and administer the Participation Plan. The compensation committee will have the discretion to determine the price of the purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of BGC Partners, or, after the merger, Combined Company, common stock.

The Participation Plan will provide that the compensation committee may at any time amend or terminate the Participation Plan, provided that, without the participant’s written consent, no such amendment or termination will adversely affect any outstanding purchase rights. Amendments to the Participation Plan will require stockholder approval only if required by applicable laws or applicable regulatory requirements.

The form of the Participation Plan is set forth in Annex I to this proxy statement, and the above description of the Participation Plan is only intended to be a summary of the key provisions of the Participation Plan. Such summary is qualified in its entirety by the actual text of the form of the Participation Plan to which reference is made.

Repayment of Existing Loans and Required Capital Contributions

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor or to make certain required capital contributions. See “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions.”

BGC U.S., BGC Global and BGC Holdings Interests; Distribution Rights

See “Related Agreements—Amendment and Restated BGC Holdings Limited Partnership Agreement,” “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global” and “Certain Relationships and Related Transactions Before and After the Merger—Continuing Interests in Cantor.”

Executive Compensation

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to eSpeed for the periods shown for our (i) Chief Executive Officer, (ii) Principal Financial Officer, (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Principal Financial Officer who were serving as executive officers of eSpeed on December 31, 2006 and (iv) two additional individuals for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer of eSpeed on December 31, 2006. These officers are referred to as the “named executive officers.” All dollar amounts are in U.S. dollars.

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Stock Awards/ Cantor Partnership Units ($)(2)	(f) Option Awards ($)(3)	(g) Non-Equity Incentive Plan Compensation ($)(4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compens- ation ($)(5)	(j) Total ($)
Howard W. Lutnick, Chairman of the Board, Chief Executive Officer and President	2006	1,000,000	—	—	146,793	500,000	—	3,000	1,649,793
Frank V. Saracino, Interim Chief Accounting Officer (Principal Financial and Accounting Officer) (6)	2006	160,000	140,000	278		—	—	—	300,278
Lee M. Amaitis, Vice Chairman	2006	250,000	—	—	—	—	—	—	250,000
Stephen M. Merkel, Executive Vice President, General Counsel and Secretary	2006	600,000	—	1,389	—	150,000	—	3,000	754,389
Paul Saltzman, Chief Operating Officer	2006	747,917	200,000	20,446	—	355,000	—	—	1,323,363
Kevin Foley, Former President (7)	2006	900,000	—	—	—	600,000	—	3,000	1,503,000
Jay Ryan, Former Chief Financial Officer (8)	2006	112,792	—	—	—	—	—	—	112,792

(1)	Mr. Saracino received a discretionary bonus of $140,000 because he was not eligible to receive a bonus under the Incentive Plan. Mr. Saltzman received an annual bonus of $200,000 pursuant to his employment agreement.
(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123R, of restricted stock unit awards pursuant to the Equity Plan and thus may include amounts from awards granted in and prior to 2006. In addition, Mr. Saltzman’s dollar amount recognized for financial statement reporting purposes includes the dollar amount recognized for awards of partnership units in Cantor granted by Cantor. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. More information with respect the calculation of these amounts are included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.
(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123R, of awards pursuant to the Equity Plan and thus may include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. More information with respect to the calculation of these amounts is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.
(4)	The amounts in column (g) reflect the cash awards to the named executive officers under the Incentive Plan, which is discussed in further detail under the heading “—Compensation Discussion and Analysis—Bonus Compensation.”
(5)	The amount shown in column (i) reflects, for each named executive officer, matching contributions by the Company under its 401(k) Plan and paid in shares of Class A common stock.
(6)	Mr. Saracino was appointed Interim Chief Accounting Officer on July 19, 2006.
(7)	Mr. Foley relinquished his role as President of eSpeed on January 1, 2007.
(8)	Mr. Ryan resigned on May 16, 2006. If Mr. Ryan remained employed by us as of December 31, 2006, he would have been considered an executive officer.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers with respect to the year ended December 31, 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	08/22/06	—	—	—	—	—	—	—	250,000	8.42	1,170,100
	12/15/06	—	—	—	—	—	—	—	800,000	8.80	3,851,680
	—	—	—	5,000,000	—	—	—	—	—	—	—
Frank V. Saracino (4)	12/15/06	—	—	—	—	—	—	1,136	—	—	10,000
Lee M. Amaitis	—	—	—	5,000,000	—	—	—	—	—	—	—
Stephen M. Merkel	12/15/06	—	—	—	—	—	—	5,681	—	—	50,000
	—	—	—	5,000,000	—	—	—	—	—	—	—
Paul Saltzman	12/15/06 —	— —	— —	— —	— —	— —	— —	5,681 —	— —	— —	50,000 —
Kevin Foley	—	—	—	5,000,000	—	—	—	—	—	—	—
Jay Ryan	—	—	—	—	—	—	—	—	—	—	—

(1)	The amounts shown in column (e) reflect the maximum payment under our Incentive Plan. During 2006, there were no specific minimum and target levels under our Incentive Plan. The $5 million maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan, and members of our compensation committee retain negative discretion to award less than this amount even if the performance criteria are met. The eSpeed board of directors has amended the Incentive Plan, subject to approval by stockholders as described in Proposal 5 of this proxy statement, to increase the maximum, annual amount available for payment to one executive officer to $10 million.
(2)	The amounts shown in column (i) reflect the number of restricted stock units granted to each named executive officer pursuant to our Equity Plan. The amount for Mr. Saltzman does not include $350,000 of partnership units in Cantor granted by Cantor on August 7, 2006. More information with respect to the partnership units is included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in eSpeed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007.
(3)	More information used in the calculations of these amounts is included in footnote 14 to eSpeed’s audited financial statements for the year ended December 31, 2006, included in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. In addition, the amount for Mr. Saltzman does not include $350,000 of partnership units in Cantor granted by Cantor having a fair value at the date of grant of $119,432.
(4)	Mr. Saracino was not eligible to participate in our Incentive Plan during 2006.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and restricted stock units that had not vested for each of the named executive officers as of December 31, 2006:

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#) (2)(3)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	2,000,000	—	—	22.00	12/10/2009	—	—	—	—
	625,000	—	—	16.88	11/28/2010	—	—	—	—
	1,500,000	—	—	5.10	10/19/2011	—	—	—	—
	1,000,000	—	—	14.39	12/9/2012	—	—	—	—
	1,000,000	—	—	21.42	12/9/2013	—	—	—	—
	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	15,625	234,375	—	8.42	8/22/2016	—	—	—	—
	—	800,000	—	8.80	12/15/2016	—	—	—	—
Frank V. Saracino	7,500	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	1,136	9,917	—	—
Lee M. Amaitis	325,000	—	—	22.00	12/9/2009	—	—	—	—
	50,000	—	—	15.13	11/24/2010	—	—	—	—
	237,500	—	—	5.10	10/19/2011	—	—	—	—
	150,000	—	—	14.39	12/9/2012	—	—	—	—
	200,000	—	—	21.42	12/9/2013	—	—	—	—
	250,000	—	—	11.47	12/20/2014	—	—	—	—
Stephen M. Merkel	100,000	—	—	22.00	12/10/2009	—	—	—	—
	100,000	—	—	16.88	11/28/2010	—	—	—	—
	110,000	—	—	5.10	10/19/2011	—	—	—	—
	100,000	—	—	14.39	12/9/2012	—	—	—	—
	100,000	—	—	21.42	12/9/2013	—	—	—	—
	100,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	5,681	49,595	—	—
Paul Saltzman	200,000	—	—	17.67	4/29/2014	—	—	—	—
	150,000	—	—	11.47	12/20/2014	—	—	—	—
	—	—	—	—	—	5,681	49,595	—	—
Kevin Foley	500,000	—	—	17.43	5/3/2014	—	—	—	—
	375,000	—	—	11.47	12/20/2014	—	—	—	—
Jay Ryan (4)	—	—	—	—	—	—	—	—	—

(1)	All options listed above vest at a rate of 6.25% per quarter over the first four years of the ten-year option term.
(2)	All restricted stock units above vest annually from the date of grant over a two-year period, with 67% vesting on the first anniversary date.
(3)	The amounts for Mr. Saltzman do not include $350,000 of partnership units in Cantor granted by Cantor, which vest in six equal annual installments beginning on July 1, 2007.
(4)	Mr. Ryan’s options expired on August 14, 2006.

Option Exercises and Stock Vested; Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers exercised any stock options and no restricted stock units vested during the year ended December 31, 2006. Additionally, none of our named executive officers received any retirement pension benefits or nonqualified deferred compensation from eSpeed during the 2006 fiscal year.

Employment Agreements

We entered into an employment agreement with Kevin Foley, our former President, dated April 23, 2004, which we refer to as the “Foley Agreement.” The Foley Agreement provided for Mr. Foley to serve us as our President for a term beginning on May 3, 2004 and ending on December 31, 2006. The Foley Agreement provided for an annual base salary of $900,000. In addition, it provided for a bonus payment (i) in 2004 of between $600,000 and $900,000 and (ii) in each of 2005 and 2006 of at least $600,000, subject in each such year to our achievement of certain operating earnings milestones. The Foley Agreement also provided that Mr. Foley would receive options to purchase 500,000 shares of our Class A common stock in accordance with the terms of our Equity Plan. These options were granted to Mr. Foley on May 3, 2004 at an exercise price of $17.43 per share and vested in equal installments every quarter for four years after the date of grant, provided that all such option shares became fully vested and exercisable upon the death of Mr. Foley while employed. On December 20, 2004, our board of directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting. The Foley Agreement expired on December 31, 2006, and Mr. Foley became President and Chief Executive Officer of Aqua, a new equities venture being launched by eSpeed and Cantor.

We entered into an employment agreement with Paul Saltzman, our Chief Operating Officer, dated April 29, 2004, which we refer to as the “Saltzman Agreement.” The Saltzman Agreement provided for Mr. Saltzman to serve us in such capacity for a term beginning on May 24, 2004 and ending on December 31, 2006. The Saltzman Agreement provided for a signing bonus of $50,000, an annual base salary of $500,000 and a guaranteed bonus payment of $300,000 in each of 2004, 2005 and 2006. The Saltzman Agreement also provided that Mr. Saltzman would receive options to purchase 200,000 shares of our Class A common stock in accordance with the terms of our Equity Plan. These options were granted to Mr. Saltzman on April 29, 2004 at an exercise price of $17.67 per share and vested in equal installments every quarter for four years after the date of grant, provided that all such option shares became fully vested and exercisable upon the death of Mr. Saltzman while employed. On December 20, 2004, our board of directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting. On March 15, 2006, we amended Mr. Saltzman’s employment agreement. The amendment provided for an annual base salary of $800,000 and an annual bonus of $200,000 in 2006. The Saltzman Agreement expired on December 31, 2006.

The merger agreement provides that, prior to completion of the merger, upon the request of BGC Partners, eSpeed will provide each of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel and Robert K. West with a letter agreement setting forth an annual base salary of $1,000,000 per year (except for Mr. West whose letter shall provide for an annual base salary of $450,000) and annual target bonuses of:

•	300% of annual base salary for Howard W. Lutnick,

•	275% of annual base salary for Lee M. Amaitis,

•	200% of annual base salary for Shaun D. Lynn,

•	50% of annual base salary for Stephen M. Merkel, and

•	$300,000 for Robert K. West, $125,000 of which shall be paid in stock or restricted exchangeable units and $175,000 of which shall be paid in cash.

This merger agreement provision with respect to Messrs. Amaitis and Lynn is expected to be implemented prior to the merger through employment agreements between BGC Partners and each of Mr. Amaitis and Mr. Lynn, which will be assumed at completion of the merger by the Combined Company. Mr. Amaitis’ employment agreement will have an initial term of three years, which is extendable for two additional one-year terms with the consent of Mr. Amaitis and BGC Partners, or, after the merger, the Combined Company. In accordance with the letter agreement described above, Mr. Amaitis’ employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of 275% of base salary. Mr. Lynn’s employment agreement will have a five-year term. In accordance with the letter agreement described above, Mr. Lynn’s employment agreement will provide for a base salary of $1,000,000 per year, subject to annual review and increase by the compensation committee, with a target bonus for 2007 of 200% of base salary. The target bonus for Mr. Amaitis and Mr. Lynn will be reviewed annually by the compensation committee. Following the merger, Messrs. Lutnick, Merkel and West are expected to be paid by the Combined Company the applicable base salary and target bonus as set forth in the letter agreements to be provided by eSpeed as described above, but not to enter into employment agreements. Upon death, disability or termination in the absence of a change of control, an executive will be paid only accrued salary to the date of death, disability or termination.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as directors. Under our current policy, we pay to each non-employee director annual compensation of $25,000. We also pay $2,000 for each meeting of our board of directors and $1,000 for each meeting of a committee of our board of directors actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our board of directors or committees of our board of directors.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of an non-employee director, at the option of such non-employee director, we issue to each non-employee director either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of the appointment or initial election of an non-employee director (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). The restricted stock units issued upon the appointment or initial election of a non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our board of directors at the opening of business on such date. The options granted upon the appointment or initial election of an non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the optionee is still a non-employee director of our board of directors at the opening of business on such date.

We also grant to each non-employee director on an annual basis, in consideration for services provided, at the option of such non-employee director, either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the date of such meeting (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date of such meeting (rounded down to the next whole share). The restricted stock units granted on an annual basis vest on the first anniversary of the grant date, provided that the non-employee director is a member of our board of directors at the opening of business on such date. The options granted on an annual basis vest on the first anniversary of the grant date, provided that the optionee is still a non-employee director of our board of directors at the opening of business on such date.

The restricted stock units and options described above are granted pursuant to our Equity Plan. Such restricted stock units and options are subject to the terms and conditions of the Equity Plan under which they are awarded and the execution and delivery of agreements with each recipient. Each option has a term of 10 years, and the exercise price for each option is equal to the closing price for the Class A common stock on the date of grant, as reported on the NASDAQ Global Market.

Director Compensation for the Year Ended December 31, 2006

The table below summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2006:

Director Compensation for the Year Ended December 31, 2006

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis, Director	85,000	—	17,757	—	—	—	102,757
John H. Dalton, Director	60,000	—	17,757	—	—	—	77,757
Barry R. Sloane, Director (4)	39,000	9,479	—	—	—	—	48,479
Henry Morris, Former Director	82,000	—	10,905	—	—	—	92,905

(1)	Howard Lutnick, the Company’s Chairman of the Board, Chief Executive Officer and President, and Lee Amaitis, the Company’s Vice Chairman, are not included in this table as they are employees of our company and thus receive no compensation for their services as directors. The compensation received by Messrs. Lutnick and Amaitis as employees of our company is shown in the Summary Compensation Table.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2006. In 2006, the fair value of the stock awards granted to each director was as follows: Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: $70,000; and Henry Morris: none. For more information used in the calculations of these amounts see footnote 14 to eSpeed’s audited financial statements for the year ended December 31, 2006, included in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. As of December 31, 2006, each director had the following number of restricted stock units outstanding: Albert M. Weis: none; John H. Dalton: none; Barry R. Sloane: 8,139; and Henry Morris: none.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS 123R, and thus includes amounts from options granted in and prior to 2006. In 2006, the fair value of the awards granted to each director was as follows: Albert M. Weis: $35,000; John H. Dalton: $35,000; Barry R. Sloane: none; and Henry Morris: none. For more information used in the calculations of these amounts see footnote 14 to eSpeed’s audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which is incorporated herein by reference. As of December 31, 2006, each director had the following number of options outstanding: Albert M. Weis: 67,534; John H. Dalton: 77,534; Barry R. Sloane: none; and Henry Morris: 60,000.
(4)	Mr. Sloane was initially appointed as a director on September 27, 2006.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors currently consists of Messrs. Dalton, Sloane and Weis. All of the members of our compensation committee are non-employee directors and are not former officers. During 2006, none of our executive officers served as a member of the board of directors or on the compensation committee of a corporation where any of its executive officers served on our compensation committee or on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT BEFORE AND AFTER THE MERGER

By Management. The following table sets forth certain information, as of September 30, 2007, with respect to the beneficial ownership of our common equity by: (i) each of our current directors and the Combined Company’s directors after the merger; (ii) each of our current executive officers and the Combined Company’s executive officers after the merger; and (iii) all current and future executive officers and directors and nominees as a group. Each person listed below can be reached at our headquarters located at 110 East 59th Street, New York, New York 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

	Pre-Merger Beneficial Ownership(1)							Post-Merger Beneficial Ownership
	Class A common stock				Class B common stock			Class A common stock				Class B common stock
Name	Shares		%		Shares		%	Shares		%		Shares		%
Howard W. Lutnick	30,110,394	(2)	52.1	%(3)	20,497,800	(4)	100%	52,079,465	(16)	65.3	%(17)	20,497,800	(18)	100%
Lee M. Amaitis	1,316,012	(5)	4.2	%(6)	—		—	2,537,720	(19)	4.8	%(20)	—		—
Shaun D. Lynn†	192,188	(7)	*		—		—	1,251,469	(21)	2.4	%(22)	—		—
Stephen M. Merkel	626,702	(8)	2.1	%(9)	—		—	626,702	(23)	1.2	%(24)	—		—
Paul Saltzman#	352,325	(10)	1.2	%(11)	—		—	399,970	(25)	*		—		—
Frank V. Saracino#	7,500	(12)	*		—		—	7,500		*		—		—
Robert K. West†	—		—		—		—	—		—		—		—
John H. Dalton	67,200	(13)	*		—		—	67,200	(13)	*		—		—
Albert M. Weis	71,000	(14)	*		—		—	71,000	(14)	*		—		—
Barry R. Sloane	4,069	(15)	*		—		—	4,069	(15)	*		—		—
Barry M. Gosin	—		—		—		—	—		—		—		—
All current and future directors and nominees and executive officers as a group (11 persons)(2)(4)(5)(7)(8) (10)(12)(13)(14) pre-merger and (5)(7)(8)(10)(12)(13) (14)(18) post-merger	32,743,321		54.3	%(16)	20,497,800		100%	57,045,095	(17)	69.4	%(26)	20,497,800		100%

*	Less than 1%
†	Will serve as an executive officer beginning with the consummation of the merger.
#	Will serve in a capacity that is not deemed an “executive officer” position after the merger.
(1)	Based upon information supplied by directors, nominees and executive officers, and filings under Sections 13 and 16(a) of the Exchange Act.
(2)	Consists of (1) 7,337,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 751,310 shares of Class A common stock held by Cantor, (3) 20,449,055 shares of Class B common stock held by Cantor, (4) 388,812 shares of Class A common stock held by CFGM, (5) 48,745 shares of Class B common stock held by CFGM, (6) 955,673 shares of Class A common stock held directly by Mr. Lutnick, (7) 3,710 shares of Class A common stock held in Mr. Lutnick’s 401(k) account and (8) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. CFGM is the managing general partner of Cantor, and Mr. Lutnick is the President and sole stockholder of CFGM. Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $8.53 per share of eSpeed Class A common stock on September 28, 2007 and the entire available loan amount being outstanding, this pledge would cover 14,654,162 shares.
(3)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock and (3) 7,337,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 10, 2007.
(4)	Consists of (1) 20,449,055 shares of Class B common stock held by Cantor and (2) 48,745 shares of Class B common stock held by CFGM. Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $8.53 per share of eSpeed Class A common stock on September 28, 2007 and the entire available loan amount being outstanding, this pledge would cover 14,654,162 shares.

(5)	Consists of (1) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007 and (2) 103,512 shares of Class A common stock held directly by Mr. Amaitis.
(6)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and (2) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(7)	Consists of 192,188 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(8)	Consists of (1) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 10,907 shares of Class A common stock held directly by Mr. Merkel, (3) 3,545 shares of Class A common stock held in Mr. Merkel’s 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse.
(9)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and (2) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(10)	Consists of (1) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 2,200 shares of Class A common stock held directly by Mr. Saltzman and (3) 125 shares of Class A common stock that are beneficially owned by Mr. Saltzman’s child.
(11)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and (2) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(12)	Consists of 7,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(13)	Consists of (1) 65,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007 and (2) 2,200 shares of Class A common stock held directly by Mr. Dalton.
(14)	Consists of (1) 55,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 9,000 shares of Class A common stock held directly by Mr. Weis and (3) 7,000 shares of Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse, 4,000 shares are held in trust for Mr. Weis’ children and 2,000 shares are beneficially owned by Mr. Weis’ children.
(15)	Consists of 4,069 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(16)	Consists of (1) 7,337,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, and on the effective date of the merger, (2) 22,720,381 shares of Class A common stock held by Cantor, (3) 20,449,055 shares of Class B common stock held by Cantor, (4) 388,812 shares of Class A common stock held by CFGM, (5) 48,745 shares of Class B common stock held by CFGM, (6) 955,673 shares of Class A common stock held directly by Mr. Lutnick, (7) 3,710 shares of Class A common stock held in Mr. Lutnick’s 401(k) account and (8) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. CFGM is the managing general partner of Cantor, and Mr. Lutnick is the President and sole stockholder of CFGM. Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $8.53 per share of eSpeed Class A common stock on September 28, 2007 and the entire available loan amount being outstanding, this pledge would cover 14,654,162 shares.
(17)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) 21,969,071 shares of Class A common stock on the effective date of the merger, (3) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock outstanding on September 30, 2007 and (4) 7,337,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007.
(18)	Consists of (1) 20,449,055 shares of Class B common stock held by Cantor and (2) 48,745 shares of Class B common stock held by CFGM on the effective date of the merger. Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $8.53 per share of eSpeed Class A common stock on September 28, 2007 and the entire available loan amount being outstanding, this pledge would cover 14,654,162 shares.
(19)	Consists of (1) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 103,512 shares of Class A common stock and (3) 1,221,708 of BGC Holdings founding partnership interests immediately exchangeable into Class A common stock on a one-for-one basis upon consummation of the merger. The amount excludes 1,486,832 BGC Holdings founding partner interests, which will not be exchangeable as of the closing of the merger and 121,708 distribution rights held by Mr. Amaitis.
(20)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (3) 1,221,708 of BGC Holdings founding partner interests immediately exchangeable into Class A common stock on a one-for-one basis and (4) 21,969,071 shares of Class A common stock outstanding on the effective date of the merger.
(21)	Consists of (1) 192,188 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007 and (2) 1,059,281 of BGC Holdings founding partner interests immediately exchangeable into Class A common stock on a one-for-one basis upon consummation of the merger. The amount excludes 1,237,118 BGC Holdings founding partner interests held by Mr. Lynn, which will not be exchangeable as of the closing of the merger.

(22)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) 192,188 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (3) 1,059,280 BGC Holdings founding partner interests immediately exchangeable into Class A common stock on a one-for-one basis and (4) 21,969,071 shares of Class A common stock outstanding on the effective date of the merger.
(23)	Consists of (1) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 10, 2007, (2) 10,907 shares of Class A common stock held directly by Mr. Merkel, (3) 3,545 shares of Class A common stock held in Mr. Merkel’s 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse. The amount excludes 275,376 distribution rights held by Mr. Merkel.
(24)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007 (3) an additional 21,969,071 shares of Class A common stock outstanding on the effective date of the merger.
(25)	Consists of (1) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007, (2) 2,200 shares of Class A common stock held directly by Mr. Saltzman, (3) 125 shares of Class A common stock beneficially owned by Mr. Saltzman’s child and (4) 47,645 of BGC Holdings founding partner interests held directly by Mr. Saltzman. The amount excludes 190,582 BGC Holdings founding partner interests held by Mr. Saltzman.
(26)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) an additional 21,969,071 shares of Class A common stock outstanding on the effective date of the merger, (3) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock outstanding on September 30, 2007, (4) 9,833,757 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2007 and (5) 2,328,633 BGC Holdings founding partner interests immediately exchangeable into Class A shares of common stock on a one-for-one basis.

By Others. The following table sets forth certain information, as of September 30, 2007, with respect to the beneficial ownership of our common equity by each person or entity known to us to beneficially own more than 5% of a class of our common equity, other than our directors, nominees and executive officers. Unless indicated otherwise, the address of each entity listed is 110 East 59th Street, New York, New York 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal amount of number of shares of Class A common stock for purposes of this table.

	Pre-Merger Beneficial Ownership								Post-Merger Beneficial Ownership
	Class A common stock				Class B common stock				Class A common stock				Class B common stock
Name	Shares		%		Shares		%		Shares		%		Shares		%
Cantor Fitzgerald, L.P.(18)	21,200,365	(1)	42.0	(2)	20,449,055		99.8	(3)	43,169,436	(11)	59.6	(12)	20,449,055	(19)	99.8	(13)
CF Group Management, Inc.	21,637,922	(4)	42.9	(5)	20,497,800	(6)	100.0	(3)	43,606,933	(14)	60.2	(15)	20,497,800	(19)	100.0	(13)
J. Carlo Cannell	1,550,000	(7)	5.2	(8)	—		—		1,550,000		3.0	(17)	—		—
Downtown Associates, L.L.C.	3,483,500	(9)	11.6	(10)	—		—		3,483,500		6.7	(17)	—		—

(1)	Consists of (1) 751,310 shares of Class A common stock and (2) 20,449,055 shares of Class B common stock.
(2)	Percentage based on 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.
(3)	Based on 20,497,800 shares of Class B common stock outstanding on September 30, 2007.
(4)	Consists of (1) 388,812 shares of Class A common stock held by CFGM, (2) 48,745 shares of Class B common stock held by CFGM, (3) 751,310 shares of Class A common stock held by Cantor and (4) 20,449,055 shares of Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.
(5)	Percentage based on 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.
(6)	Consists of (1) 48,745 shares of Class B common stock held by CFGM and (2) 20,449,055 shares of Class B common stock held by Cantor. CFGM is the managing general partner of Cantor.
(7)	As set forth in a Schedule 13G reporting beneficial ownership as of May 10, 2007 filed on June 4, 2007. According to the Schedule 13G, Mr. Cannell is the controlling member of Cannell Capital, LLC, which we refer to as the “Adviser.” The Adviser acts as the investment sub adviser to The Cuttyhunk Fund Limited, which we refer to as “Cuttyhunk,”, investment adviser to Anegada Master Fund Limited, which we refer to as “Anegada,” and TE Cannell Portfolio, Ltd., which we refer to as “TEC,” and is the general partner of and investment adviser to Tonga Partners, L.P., which we refer to as “Tonga,” and, which we refer to collectively, with Cuttyhunk, Anegada and TEC, as the “Funds.” Mr. Cannell may be deemed to beneficially own (1) 334,800 shares of Class A common stock owned by Cuttyhunk, (2) 334,100 shares of Class A common stock owned by Anegada, (3) 370,400 shares of Class A common stock owned by TEC and (4) 510,700 shares of Class A common stock owned by Tonga. Mr. Cannell’s business address is P.O. Box 3459, 240 E Deloney Ave., Jackson, Wyoming 83001.
(8)	Percentage based on 29,952,450 shares of Class A common stock outstanding on September 30, 2007.

(9)	As set forth in a Schedule 13G (Amendment No. 3) reporting beneficial ownership as of August 9, 2007 filed on August 14, 2007. According to the Schedule 13G, the shares of Class A common stock are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P., which we collectively refer to as the “Downtown Funds.” The general partner of the Downtown Funds is Downtown Associates, L.L.C., which we refer to as the “General Partner.” Mr. Juvonen, as the managing member of the General Partner, has sole power to vote and direct the disposition of all shares of our Class A common stock held by the Downtown Funds. The business address of Mr. Juvonen, the General Partner and the Downtown Funds is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.
(10)	Percentage based on 29,952,450 shares of Class A common stock outstanding on September 30, 2007.
(11)	Consists of (1) 751,310 shares of Class A common stock (2) 21,969,071 shares of Class A common stock on the effective date of the merger and (3) 20,449,055 shares of Class B common stock on the effective date of the merger. Excludes (1) 61,984,607 shares of Class A common stock into which BGC Holdings exchangeable limited partnership interests that will be held by Cantor after the merger will be exchangeable on a one-for-one basis (subject to customary anti-dilution adjustments), one year after the merger and (2) 20 million shares of Class A common stock into which BGC Holdings exchangeable limited partnership interests that will be held by Cantor after the merger will be exchangeable on a one-for-one basis (subject to customary anti-dilution adjustments), upon the earlier of one year after the merger or a registered public offering of Combined Company common stock underwritten by a nationally recognized investment bank, in each case provided Cantor does not exchange such interests into Class B common stock.
(12)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) an additional 21,969,071 shares of Class A common stock outstanding on the effective date of the merger and (3) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock outstanding on September 30, 2007.
(13)	Based on 20,497,800 shares of Class B common stock outstanding on the effective date of the merger.
(14)	Consists of (1) 388,812 shares of Class A common stock held by CFGM, (2) 48,745 shares of Class B common stock held by CFGM, (3) 22,720,381 shares of Class A common stock held by Cantor and (4) 20,449,055 shares of Class B common stock held by Cantor on the effective date of the merger. CFGM is the managing general partner of Cantor.
(15)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007, (2) an additional 21,969,071 shares of Class A common stock outstanding on the effective date of the merger and (3) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock outstanding on September 30, 2007.
(16)	Consists of (1) 48,745 shares of Class B common stock held by CFGM and (2) 20,449,055 shares of Class B common stock held by Cantor on the effective date of the merger. CFGM is the managing general partner of Cantor.
(17)	Percentage based on (1) 29,952,450 shares of Class A common stock outstanding on September 30, 2007 and (2) an additional 21,969,071 shares of Class A common stock outstanding on the effective date of the merger.
(18)	Cantor has pledged to eSpeed, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of eSpeed Class A and Class B common stock as equals 125% of the principal amount of the loan amount outstanding on any given date, as security for loans eSpeed has agreed to make to Cantor from time to time in the amount of up to $100,000,000. Based on the closing price of $8.53 per share of eSpeed Class A common stock on September 28, 2007 and the entire available loan amount being outstanding, this pledge would cover 14,654,162 shares.
(19)	Excludes (1) 61,984,607 shares of Class B common stock into which BGC Holdings exchangeable limited partnership interests that will be held by Cantor after the merger will be exchangeable, or upon Cantor’s election, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments), commencing one year after the merger and (2) 20 million shares of Class B common stock into which BGC Holdings exchangeable limited partnership interests that will be held by Cantor after the merger will be exchangeable, or upon Cantor’s election, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments), after the one-year anniversary of completion of the merger or earlier in connection with a registered public offering of Combined Company common stock underwritten by a nationally recognized investment bank.

Equity Compensation Plan Information as of December 31, 2006

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Plan (approved by security holders)	15,164,882	14.86	3,335,118
Equity compensation plans not approved by security holders	—	—	—

Total	15,164,882	14.86	3,335,118

In 2006, eSpeed issued an aggregate of 270,435 restricted stock units under the Equity Plan to 371 employees and directors. These units shall vest and be payable in shares of eSpeed Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS BEFORE

AND AFTER THE MERGER

Review, Approval and Ratification of Transactions with Related Persons

The general policy of eSpeed and its audit committee is that all material transactions with a related party, including transactions with Cantor and, prior to the completion of the merger, BGC Partners or its affiliates, the relationship between eSpeed and Cantor and, prior to the completion of the merger, BGC Partners and its affiliates pursuant to the JSA, the existing administrative services agreement and other agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, are subject to prior review and approval by eSpeed’s audit committee which shall determine whether such transactions or proposals are fair and reasonable to eSpeed stockholders. In general, potential related party transactions are identified by eSpeed’s management and discussed with the audit committee at audit committee meetings. Detailed proposals, including, where applicable, financial and legal analysis, alternatives and management recommendations, are provided to the audit committee with respect to each issue under consideration and decisions are made by the audit committee with respect to the foregoing related party transactions after opportunity for discussion and review of materials. When applicable, the audit committee requests further information and from time to time requests guidance or confirmation from internal or external counsel or auditors.

From and after the closing date of the merger until six months after Cantor ceases to hold 5% of the Combined Company’s voting power, transactions or arrangements between the Combined Company and Cantor will be subject to prior approval by a majority of the Combined Company board of directors that the Combined Company has found to qualify as “independent” in accordance with the published listing requirements of the NASDAQ Global Market.

Independence of Directors

The eSpeed board of directors has determined that each of Messrs. Sloane, Dalton and Weis qualifies as an “independent director” in accordance with the published listing requirements of the NASDAQ Global Market. The eSpeed board of directors does not expect the transactions contemplated by the merger agreement to change such determination. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the eSpeed board of directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the eSpeed board of directors, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Formation Transactions

Concurrently with eSpeed’s initial public offering in December 1999, Cantor contributed to eSpeed certain of its assets. These assets primarily consisted of the proprietary software, network distribution systems, technologies and related contractual rights that comprise the eSpeed®system. In exchange for these assets, eSpeed issued to Cantor 43,999,900 shares of its Class B common stock, representing approximately 98% of the voting power of eSpeed capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of eSpeed Class A common stock which it sold in eSpeed’s initial public offering in December 1999.

eSpeed entered into the agreements described below in connection with the formation transactions and to help define the terms of its relationship with Cantor after the formation of eSpeed. Certain of the agreements, as described below, will be terminated upon completion of the merger. In an effort to mitigate conflicts of interest between eSpeed and Cantor, eSpeed and Cantor agreed that none of these agreements could be amended without the approval of a majority of eSpeed’s disinterested directors.

Joint Services Agreement

Under the JSA, as well as under services agreements with Freedom, which we refer to as the “Freedom services agreements,” and CO2e, eSpeed owns and operates the electronic trading systems and is responsible for providing electronic brokerage services, and Cantor and BGC Partners, Freedom and CO2e provide voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Pursuant to the terms of the merger agreement, the JSA and the CO2e services agreement will terminate upon the completion of the merger. A description of the revenue sharing arrangements under these agreements that are, and, with respect to the JSA and CO2e services agreements, until completion of the merger and the concurrent termination of these agreements, will be in effect is set forth below.

Revenue Sharing Arrangements

During the period prior to the completion of the merger, under the JSA, as well as under the CO2e services agreement and the Freedom services agreements, eSpeed owns and operates the electronic trading systems and is responsible for providing electronic brokerage services, and BGC Partners, Freedom and CO2e provide voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions in U.S. Treasuries, eSpeed receives 65% of the transaction revenues and Cantor, BGC Partners or Freedom receives 35% of the transaction revenues. Beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout). With respect to other fully electronic transactions, the following provisions are applicable:

With respect to foreign exchange transactions, the 65%/35% revenue share between eSpeed and Cantor is paid after the payment of any revenue share amount to certain participants on the foreign exchange market, which we refer to as the “FX” or “forex” market platform and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees shared 65%/35% in the event that the average cost of such services exceeds the average costs associated with clearing and settling cash transactions in U.S. Treasuries.

eSpeed agreed to divide revenues with Cantor with respect to European Government Bonds, which we refer to as “EGBs,” traded electronically as follows: (i) the first $1.5 million of gross revenues from EGBs traded electronically shall be shared 65% to eSpeed and 35% to Cantor, (ii) from July 1, 2005 through June 30, 2009 (or until earlier termination upon completion of the merger), net revenues for EGBs derived from gross revenues in excess of $1.5 million is shared 50% to eSpeed and 50% to Cantor and (iii) after June 30, 2009, net revenues from EGBs derived from gross revenues in excess of $1.5 million is then shared 65% to eSpeed and 35% to Cantor. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of EGB electronic revenues.

eSpeed agreed to divide revenues between it and Cantor with respect to all products other than benchmark U.S. Treasury securities, spot foreign exchange or EGBs which become electronically traded in the future as follows: eSpeed receives no less than 50% of the net revenues for such products for a period of four years from the date a customer enters an order on the eSpeed system for such products, or four years from the date of the amendment in the case of products which are currently voice-assisted for BGC Partners customers. At the end of such four-year period, the revenue share reverts to a payment to eSpeed of 65% of the net revenues for such products. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of such electronic revenues.

With respect to the equity order routing business conducted for Cantor, eSpeed and Cantor each have traditionally received 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. In addition, any eSpeed equity order routing business that was not conducted for Cantor was treated as a fully electronic transaction, in which we would receive 65% of the revenues of any such business and Cantor would receive 35% of such revenues.

CO2e shares with eSpeed 50% of the fully electronic revenues. With respect to (i) certain network access facilities services agreements and (ii) other circumstances in which Cantor refers network access facility services business to eSpeed, 60% of net revenues from such business would be paid to Cantor and 40% of such revenues would be paid to eSpeed. This revenue sharing arrangement is made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance. With respect to private labeling of the eSpeed system to Cantor parties, the net revenues between eSpeed and Cantor with respect to such privately labeled businesses is shared 50% to eSpeed and 50% to Cantor for a period of four years from the date such customer begins trading. Thereafter, net revenues are shared 65% to eSpeed and 35% to Cantor. Net revenues are calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses are not to exceed 50% of such electronic revenues.

eSpeed is authorized to pay directly to BGC Partners or Cantor brokers up to 10% of gross revenues on increased electronic trading on the eSpeed system by customers of such brokers in certain products. These payments are intended to provide incentive to voice brokers to encourage additional electronic trading on the eSpeed system by their customers and are solely in the discretion of our management.

In addition, BGC Partners is authorized to pay directly to eSpeed sales personnel or to eSpeed or its affiliates discretionary payments of commissions generated by eSpeed sales personnel. These payments are intended to provide incentive to eSpeed sales personnel to encourage additional voice brokered and hybrid trading.

Effective October 1, 2005, eSpeed amended its arrangement with Cantor with respect to Cantor’s gaming businesses to allow the Cantor parties to provide their own gaming development services. With that, former eSpeed technical personnel who had been primarily engaged in providing gaming development services for Cantor’s gaming businesses were hired directly by Cantor. Consequently, the payment provisions in the JSA were amended to provide eSpeed a 12.5% share of the gaming transaction revenues. In exchange for such revenue share, eSpeed will provide to Cantor all Gaming-related Ancillary IT services (as defined in the JSA) consistent with the ancillary information technology services as are currently provided by eSpeed, and all reasonable replacement ancillary information technology. Further, Cantor will reimburse eSpeed for 100% of all direct costs expended by eSpeed for additional items requested by Cantor, in writing, which are solely dedicated to Cantor’s gaming business. eSpeed will also provide to Cantor access to its business and property, including property, technology, software and hardware in order to engage in development with respect to Cantor’s gaming business.

In December 2005, eSpeed entered into an agreement with BGC Partners to provide the technology and support for the first integrated voice and electronic U.S. dollar repo trading platform for the primary dealer community. eSpeed and BGC Partners split gross revenues generated by the new platform 50%/50% after a deduction of total broker compensation associated with the extra commission paid to BGC Partners brokers up to a cap of 50% of gross revenues.

In July 2006, eSpeed and Cantor entered into an agreement whereby eSpeed provides its Ecco products to Cantor and BGC Partners free of charge until December 31, 2007 (or until earlier termination upon completion of the merger) and eSpeed provides to Cantor new features and customized development work that it requests in writing with respect to our Ecco product and Cantor will pay eSpeed for the cost of the development of those new features. Additionally, eSpeed is authorized to enter into an agreement with Cantor to provide a commission for third-party sales by a Cantor or BGC Partners salesperson equal to the equivalent amount that would be paid if the salesperson was a salesperson of eSpeed.

In general, for voice-assisted brokerage transactions, eSpeed receives 7% of the transaction revenues, in the case of BGC Partners transactions, and 35% of the transaction revenues, in the case of Freedom transactions. For CO2e eSpeed receives 20% of the transaction revenues. For screen-assisted open outcry brokerage transactions, eSpeed receives 2.5% of the transaction revenues in the case of BGC Partners transactions, and for CO2e, eSpeed receives 20% of the transaction revenues. In addition, until completion of the merger, BGC Partners is authorized to pay commissions to eSpeed sales personnel which complete voice assisted transactions or to an eSpeed entity for the benefit of such persons.

Under various services agreements, eSpeed has agreed to provide Cantor, BGC Partners, Freedom and CO2e technology support services, including systems administration, internal network support, support and procurement for desktops of end-user equipment, operations and disaster recovery services, voice and data communications, support and development of systems for clearance and settlement services, systems support for brokers, electronic applications systems and network support, and provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, of providing such services and receive payment on a monthly basis. These services are provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. Also, in connection with Cantor’s gaming business, we have agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its written request in exchange for payment by Cantor of all of the direct costs for such items.

Under the terms of the JSA, we have agreed with Cantor to certain arrangements, including commission structures, pursuant to which Cantor and its affiliates participate in certain eSpeed marketplaces by posting quotations for their accounts and by acting as principal on trades. Such activity is intended, among other things, to assist these parties in managing their proprietary positions, and to facilitate transactions, add liquidity, increase commissions and attract additional order flow to the eSpeed system and revenues to both eSpeed and Cantor and its affiliates.

Under the existing administrative services agreement (which is described below under “—Existing Administrative Services Agreements),” Cantor provides various administrative services to eSpeed, including accounting, tax, legal, human resources and facilities management. eSpeed is required to reimburse Cantor for the cost of providing such services. The costs represent the direct and indirect costs of providing such services and are determined based upon the time incurred by the individual performing such services. The administrative services agreement renews automatically for successive one-year terms unless cancelled upon six months’ prior notice by either eSpeed or Cantor. eSpeed incurred administrative fees for such services during the years ended December 31, 2006, 2005 and 2004 totaling $12.6 million, $13.9 million and $13.2 million, respectively. Cantor is also authorized to provide these administrative services to the Aqua business. The services provided under both the JSA and the existing administrative services agreement are related party services because Cantor controls eSpeed. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if eSpeed did not obtain such services from Cantor.

In the merger, the existing administrative services agreement will be terminated and the Combined Company will assume the rights and obligations of BGC Partners under two services agreements, one with Tower Bridge and one with Cantor, which BGC Partners will enter into, at or prior to the closing, in connection the separation and which are described in “Related Agreements—Administrative Services Agreement.”

Aqua

Upon completion of the planned separation of eSpeed’s equities business in connection with the Aqua transaction, we will be entitled to a 49% interest in the new entity and Cantor will be entitled to a 51% interest in the new entity, subject to FINRA approval. The new Aqua entity will also be authorized to receive clearing and administrative services from Cantor and technology infrastructure services from eSpeed at cost. Aqua will also be authorized to pay sales commissions to brokers of Cantor, BGC Partners or other brokers who participate in the sales process. This agreement between Aqua and Cantor and eSpeed will remain in place after the merger as an obligation of the Combined Company.

Software Solutions Services

eSpeed provides to Cantor, Freedom, BGC Partners and CO2e, Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for broker; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, eSpeed charges Cantor, BGC Partners and Freedom the actual direct and indirect costs, including overhead, that we incur in performing these services. These services are provided to CO2e and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. With respect to Cantor’s gaming business, eSpeed has agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items. In connection with the merger, these arrangements with BGC Partners and CO2e will terminate.

Intellectual Property

Cantor has granted eSpeed a license covering Cantor’s patents and patent applications that relate to the eSpeed system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) eSpeed is unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require eSpeed to do so, or eSpeed is unable to provide such services, or (2) eSpeed does not exercise its right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which event, Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with eSpeed, at its expense, in any attempt by eSpeed to prevent any third-party infringement of eSpeed’s patent rights under the license. Cantor has also granted to eSpeed a non-exclusive, perpetual, irrevocable, worldwide, royalty-free right and license to use the servicemarks “Cantor Exchange®,” “Interactive Matching®,” “MOLESM” and “CX®.”

At the completion of the merger, the above mentioned licenses will be terminated. Pursuant to the separation agreement, Cantor will grant to BGC Partners a license in intellectual property as described in “Related Agreements—Separation Agreement—License” that the Combined Company will assume in the merger. In addition, all intellectual property primarily related to the BGC businesses will be transferred to BGC Partners pursuant to the separation agreement.

Pursuant to the merger agreement, the Combined Company will provide Cantor with a perpetual, royalty-free license to use the software, technology and intellectual property, with certain exceptions, that Cantor owned and contributed to BGC Partners in the separation or that Cantor has a right to use, or the Combined Company uses on Cantor’s behalf, under the JSA, and enhancements and upgrades will be provided free of charge for one year following the completion of the merger. See “The Merger Agreement—License.”

Non-Competition and Market Opportunity Provisions

The JSA imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor’s ability to compete with us in markets that we and Cantor traditionally operate. eSpeed and Cantor agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the JSA in order to enable us to enter into separate agreements in connection with these marketplaces. As noted above, the JSA will terminate upon the completion of the merger.

In addition, for a description of the corporate opportunity provisions of the Combined Company certificate of incorporation, please see “Description of the Combined Company Capital Stock—Anti-Takeover Effects of the Combined Company Certificate of Incorporation and By-laws and Delaware Law—Corporate Opportunity.”

Existing Administrative Services Agreements

Under the existing administrative services agreement, Cantor provides certain administrative and management services to eSpeed. Cantor makes available to eSpeed some of its administrative and other staff, including its internal audit, treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for eSpeed’s insurance coverage and provide a wide array of services, including administration of eSpeed’s personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. eSpeed reimburses Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. eSpeed also entered into arrangements with Cantor under which eSpeed has the right to use certain assets, principally computer equipment, from Cantor. These assets may be subject to operating leases with third-party leasing companies. eSpeed also has arrangements with Cantor under which it shares office space provided by Cantor at their offices. Under the administrative services agreement, eSpeed provides sales, marketing and public relations services to Cantor. Cantor reimburses eSpeed for the actual costs incurred by eSpeed, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. The existing administrative services agreement had an initial three-year term, has been renewed for three successive one-year renewal terms and will continue to renew automatically for successive one-year terms unless canceled by either eSpeed or Cantor upon six months’ prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor’s lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to the existing administrative services agreement, Cantor is required to obtain for eSpeed, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured property insurance coverage for eSpeed covering its fixed assets and business interruption insurance of at least these coverage amounts. However, eSpeed is listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The existing administrative services agreement does not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001, which we refer to as the “September 11 Events,” eSpeed’s offices in the World Trade Center were destroyed and eSpeed lost 180 of its employees, including many members of its senior management. As of December 31, 2006, eSpeed had received approximately $25.7 million of replacement property insurance proceeds in settlement for property damage related to the September 11 Events. eSpeed is entitled to reimbursement by Cantor for certain replacement assets, which replacement is nearing completion.

In the merger, the existing administrative services agreement will be terminated.

eSpeed is also a party to an administrative services agreement, dated as of November 12, 2004, with two of its broker-dealer subsidiaries, eSpeed Government Securities, Inc. and eSpeed Securities, Inc. Under this agreement, these subsidiaries agree to compensate eSpeed for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes) of certain services provided by eSpeed to them, including office space, personnel and certain corporate services, including, without limitation, cash management, internal audit, facilities management, legal, payroll, benefits administration and other administrative services. This agreement remains in effect until terminated upon the mutual agreement of all parties. In connection with the planned Aqua transaction, eSpeed expects to contribute eSpeed Securities, Inc. to the Aqua entity and terminate the applicable administrative services agreement.

Administrative Services Agreements

See “Related Agreements—Administrative Services Agreements.”

Registration Rights Agreements

Pursuant to a registration rights agreement entered into by Cantor and eSpeed in connection with eSpeed’s formation and a registration rights agreement to be entered into by BGC Partners in connection with the separation and assumed by the Combined Company in the merger, Cantor has received and will receive piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the registration rights agreement entered into in connection with the formation of eSpeed, which we refer to as the “formation registration rights agreement,” the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever eSpeed proposes to register any shares of eSpeed Class A common stock for our own or another’s account under the Securities Act for a public offering, other than any shelf registration of shares of eSpeed Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that eSpeed register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

eSpeed has agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. eSpeed has also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) eSpeed’s right not to effect any demand registration within six months of a public offering of its securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of eSpeed’s securities.

In the merger, the formation registration rights agreement will continue to be in effect as it was immediately prior to the merger.

Separation Registration Rights Agreement

See “Related Agreements—Separation Registration Rights Agreement.”

Municipal Partners

In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale,

eSpeed (1) granted Municipal Partners, LLC a non-exclusive license to use its software and technology to operate a municipal bond brokerage business; (2) will maintain its municipal bond trading platform and provide the software capabilities that were in place in Cantor’s municipal bond business (eSpeed is to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at eSpeed’s election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC, with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which eSpeed had given them shares of eSpeed Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount with the result that the notes were terminated and the shares were cancelled. As of September 25, 2006, the services agreement was terminated in connection with the settlement of certain litigation with Municipal Partners.

Freedom International Brokerage Company

eSpeed and Cantor formed a limited partnership, which we refer to as the “LP,” to acquire a 66.7% interest in Freedom, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. eSpeed is entitled to 75.0% of the LP’s capital interest in Freedom. eSpeed shares in 15.0% of the LP’s cumulative profits but not in cumulative losses. Cantor is the LP’s general partner and is allocated all of the LP’s cumulative losses or 85.0% of the cumulative profits.

eSpeed also entered into the Freedom services agreements with Freedom pursuant to which eSpeed provides the technology infrastructure for the transactional and technology related elements of the Freedom marketplace as well as certain other services in exchange for specified percentages of transaction revenues from the marketplace. In general, for fully electronic transactions in U.S. Treasuries, eSpeed receives 65% of the transaction revenues and Cantor, BGC Partners or Freedom receives 35% of the transaction revenues. For a four year period beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout). This agreement will continue in full force and effect after the completion of the merger.

CantorCO2e, LLC

On October 11, 2002, Mitsui & Co. (U.S.A.), Inc. and MB Emission Trading, Inc., which we collectively refer to as “Mitsui,” invested $1,200,000 in CO2e, a Cantor subsidiary. CO2e’s purpose is to form and operate one or more electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and to provide brokerage information and consulting services relating to the emission or mitigation of greenhouse gasses and related issues. In connection therewith, eSpeed and CO2e entered into the CO2e services agreement whereby eSpeed receives 50% of CO2e’s fully electronic revenues and 20% of CO2e’s voice-assisted and open outcry revenues. The CO2e services agreement supersedes the provisions of the JSA with respect to CO2e transactions. Mitsui received 4% of the equity of CO2e and we agreed to transfer certain intellectual property rights to CO2e. As described above, upon completion of the merger, the CO2e services agreement will terminate.

Additional Previous Transactions with Cantor

On June 5, 2000, each of Williams Energy Marketing & Trading, which we refer to as “Williams,” and Dynegy Inc., which we refer to as “Dynegy,” purchased a unit consisting of (a) 789,071 shares of eSpeed Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of eSpeed Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20, a 10-year term and all of the warrants are currently exercisable. At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in eSpeed of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to eSpeed’s board of directors and to vote its shares of common equity in favor of such designee.

eSpeed has a 15% investment in EIP Holdings, LLC, which we refer to as “EIP Holdings,” which in turn has a 99.5% investment in TradeSpark, L.P., which we refer to as “TradeSpark,” a voice brokerage business in certain energy products. The business of TradeSpark has been wound up. Cantor has an 85% investment in EIP Holdings.

In connection with a transaction fee agreement dated August 21, 2002 that Cantor entered into with UBS AG and certain named affiliates, which we collectively refer to as “UBS,” eSpeed issued to UBS a warrant to purchase 300,000 shares of eSpeed Class A common stock which has been exercised with respect to 125,000 shares. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and non-forfeitable, and is exercisable nine years and six months after issuance. In addition, eSpeed has provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

On July 30, 2001, eSpeed entered into an agreement to form a business partner relationship with Deutsche Bank, AG, which we refer to as “Deutsche Bank,” whereby Deutsche Bank channels its electronic market-making engines and liquidity for specified European fixed income products using eSpeed’s electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of eSpeed’s Series C Redeemable Convertible Preferred Stock, which we refer to as “Series C Preferred,” at its par value of $0.01 per share. Each share of the Series C Preferred is convertible at the option of Deutsche Bank into 10 shares of eSpeed Class A common stock at any time during the five years ending July 31, 2006. At the end of each year of the five-year agreement in which Deutsche Bank fulfills its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred will automatically convert into warrants to purchase 150,000 shares of eSpeed Class A common stock at an exercise price of $14.79 per share. At the end of the five year period, to the extent that Deutsche Bank does not fulfill its obligations under the agreement and Series C Preferred shares remain outstanding, eSpeed has the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of eSpeed Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of eSpeed Class A common stock was issued by eSpeed. eSpeed has informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and that a warrant will not be issued for such period. Based on certain communications and the failure of Deutsche Bank to comply with the agreement since, eSpeed has further notified Deutsche Bank that eSpeed believes Deutsche Bank has terminated its right to receive warrants under the agreement for the remaining commitment periods. The 450 shares of Series C Preferred with respect to the 12 month periods ended July 30, 2003, 2004 and 2005, are redeemable by us for 4,500 shares of Class A common stock.

Indemnification by Cantor

Although eSpeed does not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, Cantor has agreed to indemnify eSpeed with respect to any liabilities it incurs as a result of such lawsuits or allegations.

Other Transactions

eSpeed enters into reverse repurchase agreements with Cantor as short term investments as part of its overall cash management strategy. These reverse repurchase agreements generally mature on a next-day basis. Interest rates for the reverse repurchase agreements are reset daily and approximate market rates, which are based on the Fed Funds Rate and the quality of the underlying collateral. It is eSpeed’s and Cantor’s policy to obtain collateral, which is valued daily, with a market rate equal to or in excess of the principal amount loaned under these reverse repurchase agreements. As an alternative to eSpeed’s ongoing policy of investing its cash in reverse repurchase agreements with Cantor, on July 26, 2007, eSpeed entered into a secured promissory note and pledge agreement (the “Secured Loan”) with Cantor in which eSpeed agreed to lend Cantor up to $100,000,000 on a secured basis from time to time. The Secured Loan is guaranteed by a pledge of eSpeed Class A or Class B common stock owned by Cantor equal to 125% of the outstanding Secured Loan amount, as determined on a next-day basis. The Secured Loan bears interest at the market rate for equity repurchase agreements plus 0.25% and is payable on demand. At September 30, 2007, the reverse repurchase agreements between eSpeed and Cantor totaled $80 million.

Cantor has granted certain eSpeed employees, including Mr. Saltzman, its Chief Operating Officer, awards of partnership units in Cantor with a notional value of $1.1 million. Such partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination provided that the employee has not engaged in any competitive activity with us or our affiliates prior to the date each payment is due. Mr. Saltzman’s entitlement to such post-termination payments vests in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman is still employed by us or one our affiliates and has not breached this agreement. The other partnership units were fully vested on date of grant.

In February 2006, in conjunction with Cantor’s acquisition of IDT Horizon GT, Inc., which we refer to as “Horizon,” eSpeed entered into a software license agreement, which we refer to as the “Horizon License,” with Horizon, pursuant to which Horizon granted us a perpetual, fully paid-up, non-transferable (except to our affiliates) license of Horizon’s GovREPO software, a multi-currency, multi-entity, multi-portfolio, collateral management and trading system for fixed income securities. Management has estimated the fair value of the Horizon License at $1.5 million. The Horizon License permits us to use the software worldwide in connection with the processing of trades in our product offerings, provided that the software may not be used for the processing of the business of any other person, firm or entity. The Horizon License provides that, in the event Cantor sells the Horizon business, it will pay us an amount equal to 23% of the total consideration received in connection with such sale, up to a maximum of $1.5 million. In consideration for the Horizon License and support services to be provided under the Horizon License, we issued to Horizon a warrant to acquire 312,937 shares of Class A common stock, which warrant was not transferred to Cantor. The warrant has a five-year term and is immediately exercisable at an exercise price equal to $8.87.

On August 10, 2006, eSpeed entered into a Sponsored Research Agreement with a researcher and a U.S. university in which the Company agreed to pay $100,000 per year for five years in exchange for research and certain patent rights. In October 2006, we agreed with Cantor and BGC Partners that they would pay 75% of all payments made by us in connection with the Sponsored Research Agreement, and that to the extent, if any, that we make any charitable contributions to the university, Cantor and BGC Partners will make a proportional charitable contribution. In exchange for this agreement, we will retain a nonexclusive license to all patents and patent applications resulting from the Sponsored Research Agreement within the field of fully electronic financial services, BGC Partners will have a license to the patents and patent applications in all financial services fields other than fully electronic, and Cantor will have patent rights to all other patents and patent applications. We further agreed that, in the event that we or Cantor grants a license to such technology in the field of fully-electronic financial services, we and Cantor will each receive 50% of all revenues from any such license.

Potential Conflicts of Interest and Competition with Cantor and the Combined Company

Various conflicts of interest between eSpeed and Cantor and the Combined Company may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of Combined Company common stock and the exercise by Cantor of control over the Combined Company’s management and affairs. Immediately after the separation and the completion of the merger, Cantor will effectively be able to exercise control over the Combined Company’s management and affairs and all matters requiring stockholder approval, including the election of the Combined Company’s directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of the Combined Company’s business, entry into new lines of business and borrowings and issuances of Combined Company common stock or other securities. This control will be subject to the approval of the Combined Company’s independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Combined Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who will serve as the Combined Company’s Co-Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•

Mr. Amaitis, who will serve as the Combined Company’s Co-Chief Executive Officer and a member of the Combined Company’s board of directors is also the President and Chief Executive Officer of Cantor Index Limited and holds positions at various gaming affiliates of Cantor; and

•	Mr. Merkel, who will serve as the Combined Company’s Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership and will continue to have such holdings following the merger.

The service of officers or partners of Cantor as the Combined Company’s executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when the Combined Company and those directors or officers are faced with decisions that could have different implications for Cantor and the Combined Company. In addition, although in connection with the merger Cantor will redeem all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel will continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and will not be redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of the Combined Company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in the Combined Company above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with the Combined Company, including those relating to acquisitions or offerings by the Combined Company involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in the Combined Company of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between the Combined Company and Cantor in a number of areas relating to the Combined Company’s past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	the issuance or disposition of securities by the Combined Company;

•	the election of new or additional directors to the Combined Company’s board of directors;

•	the payment of dividends by the Combined Company (if any) and distribution of profits by BGC U.S., BGC Global and/or BGC Holdings;

•

business operations or business opportunities of the Combined Company and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by the Combined Company and Cantor;

•	labor, tax, employee benefits, indemnification and other matters arising from the separation or the merger;

•	intellectual property matters;

•	business combinations involving the Combined Company;

•	the terms of the merger agreement and the related agreements we intend to enter into in connection with the merger and separation;

•	conflicts between the Combined Company’s agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between the Combined Company’s and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses; and

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge.

In addition, Cantor has from time to time in the past considered possible strategic realignments of the business relationships that exist between and among Cantor, and the businesses comprising the Combined Company and may do so in the future. Any future related party transactions or arrangements between the Combined Company and Cantor, until Cantor ceases to hold 5% of the Combined Company’s voting power, will be subject to the prior approval by a majority of the Combined Company’s independent directors, but generally will not otherwise require the separate approval of the Combined Company’s stockholders, and if such approval were required, Cantor will retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the merger agreement and the separation agreement, may be amended upon agreement of the parties to those agreements upon approval of the Special Committee (prior to the merger) or the audit committee of the Combined Company (after the merger). During the time that the Combined Company is controlled by Cantor, Cantor may be able to require the Combined Company to agree to amendments to these agreements. The Combined Company may not be able to resolve any potential conflicts and, even if it does, the resolution may be less favorable to it than if it were dealing with an unaffiliated party.

In order to address potential conflicts of interest between the Combined Company and Cantor and its representatives, the Combined Company certificate of incorporation will contain provisions regulating and defining the conduct of the Combined Company’s affairs as they may involve Cantor and its representatives, and the Combined Company’s powers, rights, duties and liabilities and those of its representatives in connection with its relationship with Cantor and its affiliates, officers, directors, general partners or employees.

The Combined Company certificate of incorporation will provide that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor shall any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, the Combined Company or any of its stockholders. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as the Combined Company and its representatives, or doing business with any of Combined Company’s or its representatives’ clients or customers.

If a third-party presents a corporate opportunity (as defined below) to a person who is a representative of the Combined Company and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of the Combined Company, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to the Combined Company, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to the Combined Company;

•

will not be liable to the Combined Company, any of its stockholders or any of its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to the Combined Company and its stockholders, and not have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if the Combined Company decides not to.

If a corporate opportunity is not presented to a person who is both a representative of the Combined Company and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of the Combined Company, such person will not be obligated to present the corporate opportunity to the Combined Company or to act as if such corporate opportunity belongs to the Combined Company, and such person:

•

will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Combined Company as a representative of the Combined Company with respect to such corporate opportunity;

•

will not be liable to the Combined Company, any of its stockholders or its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached a duty of loyalty to the Combined Company and its stockholders and not have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Combined Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that the Combined Company is financially able to undertake, that is, from its nature, in the Combined Company’s lines of business, is of practical advantage to the Combined Company and is one in which the Combined Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with the Combined Company’s self-interest.

BGC Partners’ and eSpeed’s and, after the merger, the Combined Company’s relationships with Cantor may result in agreements that are between related parties. As a result, the prices charged to eSpeed or by the Combined Company for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to eSpeed or the Combined Company than those that it could have negotiated with third parties.

Key Separation Agreements

BGC Partners intends to enter into several agreements, in addition to those described above, which the Combined Company will assume in the merger, with Cantor, BGC Holdings, BGC U.S. and BGC Global to effect the separation, and to define and regulate the relationships of the parties after the closing of these transactions and the merger. See “Related Agreements.”

Leases

As discussed in “Information About BGC Partners’ Business—Properties,” BGC Partners occupies approximately 61,525 square feet of leased space at 199 Water Street, New York, New York, pursuant to a sublease.

In July 2005, BGCI and Cantor entered into agreements for leases of new office space at 40 Bank Street and floors 18, 19 and 20 of One Churchill Place, Canary Wharf in London. BGCI permits BGC Partners entities and Cantor entities to use office space at these offices with the Bank Street office dedicated to a data center and office of eSpeed. BGCI continues to lease office space at One America Square, in London, and BGCI sublets the ground floor and fourth and fifth floors to third parties, and permits Cantor Fitzgerald Europe to use the third floor. As described above under “—Existing Administrative Services Agreements,” eSpeed leases office space from Cantor.

BGC Partners also leases office space in Copenhagen, Hong Kong, Mexico City, Paris, Nyon, Tokyo, Beijing (representative office), Singapore, Sydney, Istanbul and Seoul.

Certain Acquisitions and Dispositions of Interests in eSpeed Capital Stock by Cantor

The eSpeed board of directors has determined that Cantor is a “deputized” director of eSpeed for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. The eSpeed board of directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of eSpeed capital stock or interests in eSpeed capital stock from or to eSpeed or its majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repayment of Existing Loans and Required Capital Contributions

In connection with the separation and prior to the merger, Messrs. Amaitis, Lynn, Merkel and Saltzman, as well as two other individuals who are employed by one or more of our affiliates, will use some of the proceeds that they receive in respect of the redemption of their Cantor limited partnership interests to repay certain loans made or guaranteed by Cantor. With respect to Mr. Amaitis, he will fund the loan repayment using the cash or other property that he receives from Cantor in connection with the redemption of a portion of his Cantor limited partnership interest. With respect to the other individuals, they will fund the loan repayment using the BGC Holdings limited partnership interests and/or distribution rights provided to them in redemption of their Cantor limited partnership interests in connection with the separation. Specifically, such individuals will sell some of their BGC Holdings limited partnership interests and/or distribution rights to Cantor based on the closing price of eSpeed Class A common stock on the date of closing of the merger. With respect to the distribution rights that Cantor acquires, Cantor will immediately sell the BGC Partners units underlying such distribution rights to BGC Partners for the same price per unit that it paid to the individuals for the distribution rights. Cantor will then immediately exchange the BGC Holdings limited partnership interests that it purchases for BGC Partners units on a one-for-one basis and will sell such units to BGC Partners for the same price per unit that it paid to individuals for their BGC Holdings limited partnership interests. The right to the proceeds, net of applicable taxes, will be assigned in connection with the merger by these individuals for repayment of borrowings to their applicable lenders or for payment of required capital contributions prior to the merger, for the substantial majority of which Cantor is the lender, or in the case of capital contributions, the recipient, and the remainder of which are guaranteed by Cantor in the amount of, including interest, $51,861,101 for Mr. Amaitis, $9,567,224 for Mr. Lynn, $1,190,477 for Mr. Merkel, $500,000 for Mr. Saltzman and $3,747,861 for one of the other individuals who is employed by one of our affiliates and $532,847 for the other individual who is employed by one of our affiliates, respectively, that were incurred in order to acquire a portion of their existing Cantor limited partnership interests (and in the case of Messrs. Amaitis and Lynn, a portion of which were for other general purposes) as of September 30, 2007. Assuming a closing price of $8.53 per share of eSpeed Class A common stock on the date of closing, which represents the closing price of eSpeed Class A common stock on September 28, 2007, Messrs. Lynn, Merkel, Saltzman and the other individuals would sell distribution rights relating to 569,666, 139,563, 49,474 and 404,108 shares of Combined Company Class A common stock, respectively, and Messrs. Lynn, Saltzman and the other individuals would sell 551,931, 9,143 and 97,733 BGC Holdings limited partnership interests, respectively. Cantor’s exchange of the BGC Holdings limited partnership interests that it will acquire from Messrs. Amaitis, Lynn, Saltzman and the other two individuals will be an exception to the general restriction on exchanges by Cantor for one year after the completion of the merger, other than in an amount of up to 20 million in connection with a registered public offering of Class A common shares underwritten by a nationally recognized investment banking firm.

BGC U.S.’s, BGC Global’s and BGC Holdings’ Partnership Interests

See “Related Agreements—Amended and Restated BGC Holdings Limited Partnership Agreement,” “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global” and “Proposal 1—The Merger—Interests of Directors, Executive Officers and Certain Beneficial Owners in the Merger.”

Exchangeability of Founding Partner Interests

Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000 respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

Exchangeability of Working Partner Interests

No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement. From time to time, BGC Partners with the consent of the BGC Holdings exchangeable limited partners (by a BGC Holdings exchangeable limited partnership interest majority in interest), may provide working partners with the right to exchange any issued BGC Holdings working partner interests on terms and conditions to be determined by BGC Partners with the consent of the BGC Holdings exchangeable limited partners (by a BGC Holdings exchangeable limited partnership interest majority).

Exchangeability of Restricted Exchangeable Interests

The restricted exchangeable interests will not be exchangeable with the Combined Company unless and until such restricted exchangeable interests have become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interests, which terms and conditions shall be determined by BGC

Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement. Prior to the merger, in the first quarter of 2007, BGC and certain of its subsidiaries intend to enter into agreements with certain of their employees pursuant to which the employees will agree to forego a portion of their compensation earned in 2007 in exchange for the delivery in 2008 of BGC Holdings restricted exchangeable interests, which would be issued upon the closing of the merger. The number of restricted exchangeable interests to be issued would be determined based on a discount to the eSpeed share price as of the date of such agreement. These agreements further provide that, in the event the merger does not occur by December 31, 2008, the employee will receive a cash payment equal to 110% of the foregone compensation. Such cash payment will be made by the applicable employer or, in the event such employer fails to make payment, the BGC Division. In addition, some employees of BGC and other persons who provide services to BGC may be granted such restricted exchangeable interests as a form of discretionary bonus. Each holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation. From time to time, BGC Holdings may issue restricted exchangeable interests pursuant to the Participation Plan, which shall be exchangeable in accordance with the terms and conditions as determined by BGC Partners in its sole discretion in accordance with the terms of the BGC Holdings limited partnership agreement.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Amaitis, Lynn, Merkel, Saltzman and West, will receive distribution rights in the separation. The distribution rights of founding partners, including Messrs. Amaitis, Lynn, Saltzman and West, will entitle the holder to receive a fixed number of shares of the Combined Company Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the other limited partners in Cantor who will not become founding partners, including Messrs. Lutnick and Merkel, will generally entitle the holder to receive a distribution of a fixed number of shares of Combined Company Class A common stock on the ninth anniversary of the merger, subject to acceleration in certain circumstances, as follows:

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held three years or longer as of the completion of the merger, 1/3rd of the shares underlying the distribution right on each of the 12, 18 and 24 month anniversaries of the completion of the merger; and

•

with respect to distribution rights received in respect of units in Cantor, including units acquired at any time as a result of reinvestment in respect thereof, held less than three years as of the completion of the merger, 1/5th of the shares underlying the distribution right on each of the 12, 18, 24, 30 and 36 month anniversaries of the completion of the merger, in each case, if, as of the applicable anniversary date, that holder continues to provide services to Cantor and has not breached his or her partner obligations, including the non-competition and non-solicitation covenants contained in the limited partnership agreement of Cantor.

In addition, the managing general partner of Cantor will be able to grant earlier distribution of the shares to founding partners and the other limited partners of Cantor. The ownership of these distribution rights and underlying shares of common stock will not be dependent upon continued employment with the Combined Company or Cantor, although, in the case of Cantor limited partners not becoming founding partners, the continuing provision of services to Cantor will, in the absence of a breach of the partner obligations, result in accelerated receipt of the shares underlying these distribution rights as described above.

BGC Partners Restricted Stock Units

In the fourth quarter of 2007, BGC Partners International L.P. anticipates entering into agreements with certain non-U.S. employees to forego 2007 compensation in exchange for the delivery in 2008 of certain BGC

RSUs. In addition, in the fourth quarter of 2007, certain employees of BGC Partners and other persons who provide services to BGC are expected to be granted certain BGC RSUs as a form of discretionary bonus. These BGC RSUs are expected to vest and become exchangeable into shares of Combined Company Class A common stock in two equal installments on August 31, 2008 and August 31, 2009 or according to such other vesting schedule as may be agreed, and will be eligible to receive dividends paid by BGC Partners prior to vesting. In both cases, upon the closing of the merger, the shares ultimately issuable pursuant to the restricted exchangeable interests and the BGC RSUs will be shares of Combined Company Class A common stock issued pursuant to the BGC Partners Long Term Incentive Plan or similar plan.

Tower Bridge

Currently, the principal activities of one of BGC Partners’ U.K. subsidiaries, Tower Bridge, is the provision of administrative and corporate services in Europe and Asia to BGC Partners and its direct and indirect, current and future, subsidiaries and to Cantor and its direct and indirect, current and future, subsidiaries. Tower Bridge will not be required to be regulated by the FSA, and, therefore, after the merger, this will assist the Combined Company in maximizing the efficiency of its regulatory capital usage in the United Kingdom.

Tower Bridge is a U.K. limited partnership, which is owned 52% by BGC and 48% by Cantor. The right to share in profits and losses and receive distributions from Tower Bridge is divided between BGC (and on behalf of its nominated entities) and Cantor (and on behalf of its nominated entities) based on these ownership interests.

The transfer to Tower Bridge is taking place in one or more phases. On December 31, 2006, BGC Partners completed the first phase by creating Tower Bridge and transferring the services businesses from one of BGC Partners’ U.K. subsidiaries, BGCI, to Tower Bridge for $4.5 million. The transferred services businesses included the support services that had been provided by BGCI at that time to the operating and regulated companies and partnerships owned and controlled by Cantor (including BGC Partners) and other entities where applicable, including administration and benefits services, employee benefits services, human resources and payroll services, financial services, financial operations services (including BGCI’s back office employees engaged mainly or wholly in the services businesses at that time) and the goodwill of BGCI in connection therewith but excluding related debts and liabilities. The transferred services business did not include any real property leased or licensed by BGCI or other assets held by BGCI (including leasehold improvements and computer assets). In subsequent phases (and subject to necessary third-party consents), on as yet unspecified dates, BGC Partners intends to transfer building leases, leasehold improvements and other fixed assets (for example computer equipment). It is intended that the transfer take place on as neutral a basis as possible from tax and other cost perspectives. This may not be achievable and, therefore, BGCI might incur taxes and other costs, including capital gains tax and stamp duty land tax.

Tower Bridge provides these services to Cantor pursuant to the administrative services agreement with Tower Bridge that Cantor has entered into in connection with the separation. See “Related Agreements—Administrative Services Agreements.” Tower Bridge will charge each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services will remain responsible for its own regulatory and other compliance functions.

INFORMATION ABOUT eSPEED’S BUSINESS

eSpeed is a leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world’s largest government bond markets and other fixed income and foreign exchange marketplaces. eSpeed’s suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial products over eSpeed’s global private network or via the Internet. eSpeed’s neutral platform, reliable network, straight-through processing and superior products make it a trusted source for electronic trading at the world’s largest fixed income and foreign exchange trading firms and major exchanges.

For more information about eSpeed’s business, please see “Item 1.—Business” of eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on August 23, 2007, which is incorporated herein by reference.

eSPEED’S SELECTED HISTORICAL FINANCIAL DATA

Please refer to “Item 6.—Select Consolidated Financial Data” of eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on August 23, 2007, which is incorporated herein by reference.

eSPEED’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of eSpeed’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 23, 2007, which are incorporated herein by reference.

INFORMATION ABOUT BGC PARTNERS’ BUSINESS

Overview of BGC Partners’ Business

BGC Partners is a leading full-service inter-dealer broker specializing in the trading of over-the-counter, which we refer to as “OTC,” financial instruments and related derivative products. BGC Partners provides integrated voice and electronic execution and other brokerage services to many of the world’s largest and most creditworthy banks that regularly trade in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments.

BGC Partners’ integrated voice and electronic platform is designed to provide flexibility to its customers with regard to price discovery, execution and processing of transactions. BGC Partners’ hybrid platform enables its customers to use voice, screen-assisted, voice-assisted or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange. BGC Partners’ hybrid platform allows it to generate revenues, irrespective of whether a market is voice-brokered or electronic in nature. BGC Partners’ brokerage services include execution, clearing, processing and other back office services. BGC Partners complements its brokerage services with value-added products such as market data and analytics products.

BGC Partners’ brokerage business is one of the oldest and most established franchises in the financial intermediary industry. Cantor started its inter-dealer brokerage operations in the early 1970s. Until October 2004, they were managed as a part of Cantor’s operations.

Prior to the events of September 11, 2001, BGC Partners’ brokerage business was widely recognized as one of the leading full-service wholesale inter-dealer brokers in the world. After September 11, 2001, and the loss of a majority of its U.S.-based employees, BGC Partners’ brokerage business operated primarily in Europe. In August 2004, Cantor announced the restructuring of its inter-dealer brokerage business, renaming it “BGC” in honor of B. Gerald Cantor, Cantor’s founder and a pioneer in screen brokerage services and fixed income market data products. Over the last three years, BGC Partners has re-established its presence in the United States and has continued to expand its global operations through the acquisition and integration of established brokerage companies and the hiring of a substantial number of experienced brokers. For example, in May 2005, BGC Partners acquired Euro Brokers, a leading U.S. and international inter-dealer brokerage firm, and in September 2005, BGC Partners acquired ETC Pollak, a leading inter-dealer broker in Paris. Through these actions, BGC Partners has been able to expand its presence in key markets and position its business for sustained growth.

More recently, in November 2006, BGC Partners acquired Aurel Leven, one of the leading independent inter-dealer brokers in France, active in the equities, equity derivatives and fixed income markets. In December 2006, BGC Partners acquired AS Menkul, an established broker in Turkey. In August 2007, BGC Partners acquired the emerging markets equity derivatives business of Marex Financial. Through these acquisitions and targeted hiring, BGC Partners has been able to expand its presence in key markets and position its business for sustained growth. As of June 30, 2007, BGC Partners had 1,211 brokers across 127 desks (up from 483 brokers across 58 desks in October 2004). BGC Partners has offices in London, New York, Toronto, Mexico City, Paris, Nyon, Copenhagen, Hong Kong, Tokyo, Beijing (representative office), Singapore, Sydney, Seoul and Istanbul.

BGC Partners provides brokerage services in a wide range of markets, including government bonds, corporate bonds, supranational and sovereign bonds, high yield bonds, convertible bonds, floating rate notes, emerging market bonds, asset-backed securities, mortgage-backed securities, foreign exchange (outright, forwards, swaps), foreign exchange options, repurchase agreements, money market products, credit default swaps, interest rate swaps, asset swaps, basis swaps, inflation swaps, interest rate options, bond options, exchange-traded financial futures and equity derivatives.

BGC Partners is focused on serving three principal brokerage markets:

•	traditional, liquid brokerage markets;

•	high growth, high margin, illiquid markets; and

•	targeted local markets throughout the world.

The strong underlying growth of these markets, in combination with BGC Partners’ continued addition of brokerage personnel in other markets where it is currently strengthening its position and building scale, provides it with significant opportunities for growth. BGC Partners will also continue to expand in newer markets and to grow its market share in illiquid markets, such as credit derivatives. Due to the complexity of newer markets and illiquid markets, customers are willing to pay a premium for liquidity and for the ability of experienced brokerage professionals to provide market intelligence and create structuring solutions. Finally, as reflected by its recent expansions in France, Korea and Turkey, BGC Partners seeks to expand its footprint in targeted local markets where a local presence and hands-on expertise are required to be successful. We believe that all of these markets will continue to employ professional brokers, as wholesale customers continue to value the background, market knowledge, anonymity, price negotiation skills and strength of execution provided by its brokers.

BGC Partners offers a full range of voice, screen-assisted, voice-assisted and, where available, fully electronic brokerage services including price discovery, trade execution and straight-through processing. Many of BGC Partners’ services are supported by an electronic platform provided by eSpeed. BGC Partners, through its agreements with eSpeed, uses a sophisticated electronic trading platform to distribute prices to its customers on a proprietary PC-based application. This proprietary graphic user interface, which we refer to as “GUI,” is the front end system for a majority of BGC Partners’ products. It is deployed on most of BGC Partners’ customers’ desktops and is connected to them through eSpeed’s private communications network or industry standard communication systems. BGC Partners’ GUI establishes a direct link between its brokers and its customers and provides them with the latest product pricing information. BGC Partners’ hybrid platform, in conjunction with eSpeed, allows it to offer straight-through processing to its customers for selected products. This capability eliminates the significant expense associated with manual processing, confirmation and clearing of trades.

BGC Partners provides its integrated brokerage services through its established brokerage platform and its relationship with eSpeed. BGC Partners’ relationship with eSpeed is set forth in the JSA that will terminate upon the completion of the merger. BGC Partners’ platform is carried on eSpeed’s electronic trading systems, and BGC Partners has a right to use eSpeed’s system under the JSA. Under the JSA, BGC Partners has shared revenues with eSpeed on a pre-determined schedule.

BGC Partners complements its trading services by providing proprietary market data to its customers through its market data business. BGCantor Market Data is the exclusive source of real-time proprietary pricing and other data derived through BGC Partners and eSpeed for U.S. and European securities and derivatives. Current products include real-time data in live markets for U.S. Treasuries, European government bonds, eurobonds and U.S. dollar interest rate swaps. Potential new products could include data on interest rate, credit and emerging market derivatives, as well as on spot foreign exchange and emerging market bonds. BGC Partners’ market data services are available across a broad array of distribution channels, including Bloomberg, CQG, Reuters and Thomson ILX.

BGC Partners provides brokerage services to its customers primarily in the form of agency or, to a lesser extent, matched principal transactions. In agency transactions, BGC Partners connects buyers and sellers and assists in the negotiation of the price and other material terms of the transaction. In matched principal transactions, BGC Partners acts as a “middleman” by serving as counterparty for identified buyers and sellers in matching, in whole or in part, reciprocal back-to-back trades. In addition, to a limited extent, BGC Partners participates in certain of its marketplaces by posting quotations for its own account and by acting as principal on trades to facilitate transactions, add liquidity, increase revenue opportunities and attract additional order flow. While BGC Partners’ principal participation may vary from product to product and over any given period of time, in the aggregate the unmatched principal participation by BGC Partners and its affiliates does not, generally speaking, exceed 10% of its total volume or transaction counts on an annual basis. It is BGC Partners’ common practice to have limited market risk on an overnight basis.

BGC Partners’ Industry

In “liquid” financial markets, the presence of large numbers of market participants and facilitators of liquidity and the availability of pricing reference data and standardized terms allow market participants to trade financial instruments quickly and with minimal price disturbance. In these markets, there is substantial competition, efficient execution and high trading volume. Typically the most liquid markets are found on listed exchanges. One of the primary liquidity providers for listed exchanges and OTC markets is the inter-dealer broker, who acts as an intermediary between major market participants to facilitate transactions that might normally prove too difficult for local market makers or brokers to handle.

To the extent the trading of a financial instrument requires customization, the relevant market tends to be more illiquid. Illiquid markets generally have fewer market participants, less price transparency, higher spreads and lower trading volumes. Complex financial instruments that are traded OTC tend to be illiquid and are traded primarily by more sophisticated buyers and sellers. Inter-dealer brokers facilitate trading in less liquid markets through providing price discovery, preserving anonymity in matched principal trades, matching buyers and sellers on a “name give-up” basis in agency transactions and providing market intelligence to their customers.

“Name give-up” transactions refer to those transactions where BGC Partners acts as an agent and the identity of the two counterparties is disclosed once the trade is completed as opposed to “matched principal” trades where anonymity is preserved. In both agency and matched principal transactions, customers decide to execute a trade and inter-dealer brokers effectively source the counterparties for those trades. Inter-dealer brokers are particularly helpful in facilitating large or non-standardized transactions due to their in-depth market knowledge and access to potential counterparties.

An illiquid market for a financial instrument may evolve over a period of time into a more liquid one, creating new market opportunities for all participants; however, the evolution of a relatively illiquid market for a financial instrument to a more liquid market is not necessarily inevitable. If a market for a particular financial instrument develops and matures, more buyers and sellers may enter the market, resulting in more transactions (greater liquidity) and increased pricing information. As the market for an illiquid financial instrument evolves into a more liquid market, the characteristics of trading, the preferred mode of execution and the size of commissions that market participants pay and, more specifically, inter-dealer brokers charge, may change. In some instances, pure voice execution may be replaced by “hybrid” execution services. Hybrid models satisfy customer preferences to trade on a voice, screen-assisted, voice-assisted or, where available, fully electronic basis.

While some products may evolve from illiquid markets to liquid markets, at the same time, new products are continually being developed. Historically, as markets evolve and participants look to separate or isolate risks, certain products will tend to exhibit correlations and pricing relationships leading to the development of new derivative products.

Wholesale market participants and institutions, such as major banks, investment banks and broker-dealer firms, continue to look to marketplace firms that are able to meet the bulk of their trading needs in a broad range of products. These wholesale market participants continue to display a willingness to pay substantial brokerage commission revenues to inter-dealer brokers who are able to provide timely and valuable pricing information, strong execution capabilities and the liquidity necessary for such market participants to execute their desired transactions.

According to the Bank for International Settlements, the underlying OTC and exchange-traded derivative markets traditionally served by inter-dealer brokers have experienced CAGR of approximately 30% and 24%, respectively, based on notional amounts outstanding from 2001 through 2006. With the positive impact of increasing volatility in the financial markets as well as the continuing high levels of innovation and product development occurring in the wholesale financial markets today, we believe that this growth will continue into the foreseeable future.

Derivatives are increasingly being used to manage risk or to take advantage of the anticipated direction of a market by allowing holders to guard against gains or declines in the price of underlying assets without having to buy or sell the underlying assets. Derivatives are often used to mitigate the risks associated with interest rate movements, equity ownership, changes in the value of foreign currency, credit defaults by large corporate and sovereign debtors and changes in the prices of commodity products. Increasing securities regulations and demand from financial institutions, financial services intermediaries and large corporations have increased volumes in the wholesale derivatives market, thereby increasing the business opportunity for inter-dealer brokers. As demonstrated by the figure below, the market for OTC instruments has continued to experience substantial growth for a wide array of financial products.

Source: The Bank for International Settlements, except (1)—source: International Swaps and Derivatives Association.

Over the last five years, all of the above markets have experienced significant growth, with seven out of ten experiencing compound annual growth in excess of 20%. BGC Partners believes that much of this growth has been, and will continue to be, driven by the following trends:

•

increasing volatility in commodity, currency, interest rate, equity and credit markets has led to continued demand for hedging and risk mitigation by market participants, which, in turn, has led to growth in commodity, equity, interest rate and credit derivatives and currency options markets;

•

increasing allocation of capital for trading and position-taking by banks and hedge funds and the search for yield among global investors has led to strong growth in structured credit and equity products, thereby creating and reinforcing the need for efficient execution;

•

with yields at historical lows, many industrialized countries, including the United States, France, Germany and Italy, have increased their issuance of sovereign debt, taking advantage of low interest rates to help finance growing budget deficits;

•

record merger and acquisitions activity in 2006 and in the first half of 2007 led to an increased issuance in the corporate bond and leveraged loan markets, thereby increasing the demand for hedging instruments such as credit derivatives and interest rate options;

•	strong global stock market performance has led to rapid growth in equity derivatives driven by institutional demand for hedging instruments;

•

strong gross domestic product growth in key emerging market countries, such as China and India, has led to increased demand for basic commodities such as copper, platinum, crude oil, gas and natural gas, which has led to higher demand for hedging instruments such as energy and commodity futures and derivatives; and

•

the continued liberalization of emerging markets and the growth of local currency and fixed income markets have led to increased global demand for currency and fixed income hedging instruments as global trade continues to expand.

For all of these markets, full-service inter-dealer brokers provide market intelligence, operational expertise and liquidity to help propel growth.

BGC Partners’ Product Offerings

BGC Partners provides brokerage services in a wide range of markets, including government bonds, corporate bonds, supranational and sovereign bonds, high yield bonds, convertible bonds, floating rate notes, emerging market bonds, asset-backed securities, mortgage-backed securities, foreign exchange (outright, forwards, swaps), foreign exchange options, repurchase agreements, money market products, credit default swaps, interest rate swaps, asset swaps, basis swaps, inflation swaps, interest rate options, bond options, exchange-traded financial futures and equity derivatives.

BGC Partners already has hybrid capabilities in, and has developed the potential for fully electronic execution for, the following products: government bonds, corporate bonds, supranational and sovereign bonds, high yield bonds, floating rate notes, emerging market bonds, asset-backed securities, mortgage backed securities, foreign exchange (outright, forwards, swaps), foreign exchange options, repurchase agreements, credit default swaps, interest rate swaps and exchange-traded financial futures.

As part of BGC Partners’ brokerage services, it provides execution, clearing, settlement and other back office services for U.S. government securities. Execution, clearing, settlement and other back office services for financial futures and all Depository Trust Company eligible products, including equities, CDs, corporate bonds, municipal securities and mortgage backed securities, are cleared by Cantor through a clearing arrangement between Cantor and BGC Partners.

BGC Partners also provides its proprietary market data to its customers. BGCantor Market Data is the exclusive source of real-time proprietary pricing and other data derived through BGC Partners and eSpeed for U.S. and European securities and derivatives.

The following table identifies the key securities and financial products which BGC Partners brokers:

Products	Description
Agency Bonds	Securities issued or pooled, serviced and, sometimes, guaranteed by government agencies or quasi-governmental agencies to finance their activities (e.g., credit support of home mortgages). Examples of such agencies include the Government National Mortgage Association, the Federal National Mortgage Association and Freddie Mac.

Asset-Backed	Securities that represent either an ownership claim in a pool of securities or an obligation that is secured by a pool of securities where these securities are collateralized by hard assets such as automobile loans or credit card receivables.

Asset Swaps	An exchange of two assets. Asset swaps are done most often in order to achieve a more favorable payment stream and typically involve debt obligations.

Basis Swaps	An exchange of cash flows based on the difference between the cash price and the futures price of a given commodity.

Convertible Bonds	Debt obligations that can be converted into shares of stock in the issuing company, usually at some pre-announced ratio.

Corporate Bonds	Debt obligations issued by private corporations (includes high yield bonds and convertible bonds).

Products	Description
Credit Derivatives	Contractual agreements entered into between two counterparties under which each agrees that one party will make payment to another party if the underlying security or bond defaults for an agreed upon period based on a notional amount of principal.

Emerging Market Bonds	Securities issued by governments and other issuers (including supranational and corporate bonds) in countries with developing economies.

Equity Derivatives	A class of financial instruments whose value is at least partly derived from one or more underlying equity securities. Market participants generally trade equity derivatives in order to transfer or transform certain risks associated with the underlying securities.

Equity Index Futures	Instruments that call for the delivery of the cash equivalent of a stock index at a specific delivery (or maturity) date for an agreed upon price (the future price) to be paid at contract maturity.

Eurobonds	Securities syndicated and sold internationally that may be issued in a currency other than that of the country of the issuer.

Floating Rate Notes	Debt obligations that have a variable coupon equal to a money market reference rate, like LIBOR or the federal funds rate, plus a spread. The spread generally remains constant and the market reference rate fluctuates.

Foreign Exchange/Foreign Exchange Outright	Currency exchange.

Foreign Exchange Futures	Instruments that call for the delivery of foreign currency at a specific delivery (or maturity) date for an agreed upon price (the future price) to be paid at contract maturity.

Foreign Exchange Swap/Forwards	A foreign exchange swap is an agreement between two parties to exchange a given amount of one currency for another and, after a specified period of time, to give back the original amounts swapped. The obligation to close the swap is a forward contract.

Global Repurchase Agreements and Reverse Repurchase Agreements	Short term sales/purchases of securities with a promise to repurchase/sell back the securities at a higher price. Repurchase agreements and reverse repurchase agreements are typically overnight transactions although many transactions are for periods up to one year. These agreements are the preferred method of financing government bonds and agency bonds and investing cash (with government bonds and agency bonds as collateral) that are used by banks and investment banks.

Government Bonds	Debt obligations issued and backed by the issuing government (i.e., issued in the country’s own currency).

High Yield Bonds	Debt obligations that are rated below investment grade on their date of issuance.

Inflation Swaps	Contractual agreements entered into between two counterparties under which one agrees to pay amounts against an underlying interest rate benchmark and the other pays an amount linked to an inflation index, like the Consumer Price Index, for an agreed upon period based on a notional amount of principal.

Interest Rate Futures	Instruments that call for the delivery of interest-bearing securities or interest rate products or their cash equivalent at a specific delivery (or maturity) date for an agreed upon price (the future price) to be paid at contract maturity.

Products	Description
Interest Rate Swaps	Contractual agreements entered into between two counterparties under which each party agrees to make periodic payments to each other for an agreed upon period based on a notional amount of principal and an underlying interest rate benchmark.

Money Market Products	Full range of interest-bearing, short term investments with maturities of less than one year, including certificates of deposit and commercial paper.

Mortgage-Backed	Securities that represent either an ownership claim in a pool of mortgages or an obligation that is secured by a pool of mortgages. For example, the Government National Mortgage Association and the Federal National Mortgage Association issue such securities.

Options on Equity Products (a common type of equity derivative)

Contractual obligations that give the holder the right to buy or sell the cash equivalent of a single equity share or equity index, like the Standard & Poor’s 500, at a specified exercise price on or before a specified expiration date. An investor also can buy or sell an option on an equity future or an equity index future.

Options on Foreign Exchange Products	Contractual obligations that give the holder the right to buy or sell a quantity of a foreign currency for a specific amount of domestic currency at a specified exercise price on or before a specified expiration date.

Options on Interest Rate Products	Contractual obligations that give the holder the right to buy or sell interest-bearing debt, such as Treasury notes, at a specified exercise price on or before a specified expiration date (includes bond options).

Sovereign Bonds	Debt obligations issued by a national government.

Supranational Bonds	Debt obligations issued and backed by supranational agencies such as the World Bank or the European Union.

Customers

BGC Partners primarily serves the wholesale inter-dealer market, including many of the world’s largest and most creditworthy banks that regularly trade in capital markets, brokerage houses and investment banks. For the year ended December 31, 2006, BGC Partners’ top 10 customers, collectively, accounted for approximately 40% of its revenues and its largest customer accounted for less than 8% of its revenues.

Sales and Marketing

BGC Partners’ brokers are its primary marketing and sales resources to its customers. Thus, BGC Partners’ sales and marketing program is aimed at enhancing the ability of brokers to cross-sell effectively in addition to informing its customers about its product and service offerings. BGC Partners also employs a product team and a team of business development professionals.

BGC Partners’ product team is composed of product managers, who are each responsible for a specific part of its business. The product managers ensure that BGC Partners’ brokers, across all regions, have access to technical expertise, support and multiple execution methods in order to grow and market their business. This approach of combining marketing with BGC Partners’ product strategy has enabled BGC Partners to turn innovative ideas into deliverable hybrid solutions, such as “BGC Trader,” the new multi-asset BGC Partners-branded, hybrid offering to its customers for voice and electronic execution.

BGC Partners’ team of business development professionals is responsible for growing its global footprint through raising awareness of its products and services. The business development team markets its products and services to new and existing customers. As part of this process, they analyze existing levels of business with these entities in order to identify potential areas of growth and also to cross-sell BGC Partners’ multiple offerings.

Technology

Pre-Trade Technology. BGC Partners’ brokers use a suite of pricing and analytical tools which have been developed to their specific needs either in-house or in cooperation with specialist software suppliers. This product suite uses in-house proprietary data and ancillary pricing and calculation libraries in conjunction with those outsourced from market standard specialist services in each area. The tools all connect to an integrating data layer which allows prices and rates to be published via BGC Partners’ proprietary network, data vendor pages, secure websites and its trading application as indicative pricing.

Trading Technology. BGC Partners utilizes a sophisticated electronic trading platform to distribute prices to its customers via a proprietary PC-based application, connected via a private communications network or via leading providers of connectivity to the financial community. The majority of its global products are supported by this platform in either a “view only,” hybrid/managed or fully electronic mode. Trades executed by its customers in any mode are eligible for immediate electronic confirmation to straight-through processing hubs. BGC Partners’ proprietary GUI is deployed on thousands of user desktops at hundreds of major banks and institutions.

“BGC Trader” is the new multi-asset BGC Partners-branded, hybrid offering to BGC Partners’ customers for voice and electronic execution. BGC Partners undertook to combine the benefits of its existing hybrid system with a new concept of creative, cutting edge and customer focused front end design. The first asset groups to be incorporated under the “BGC Trader” banner were European corporate bonds, credit default swaps and iTraxx. The “BGC Trader” brand has been well received by BGC Partners’ customers and we believe that it will see an expansion in the number of products it supports, including other tradable and “view-only” products in the BGC Partners portfolio.

Post-Trade Technology. BGC Partners’ electronic trading platform can support post-trade straight-through processing and confirmation. In addition to BGC Partners’ own system, it can also confirm and process trades through third-party processing hubs including Swapswire, T-Zero, Reuters RTNS, Logicscope and direct straight-through processing in FIX for various banks.

BGC Partners also provides electronic connections to most mainstream clearinghouses, including the FICC, The Depository Trust & Clearing Corporation, OTC DerivServ, Continuous Linked Settlement, Euroclear, Clearstream, Monte Titoli, LCH.Clearnet, Eurex and the Chicago Mercantile Exchange. BGC Partners intends to greatly expand the number of clearinghouses to which it connects in the near future.

Systems Architecture. BGC Partners’ systems are implemented as a multi-tier architecture, comprised of several components, which provide matching, credit management, market data distribution, position reporting, customer display and customer integration. The private network currently operates from five concurrent data centers (two of which are in London, one of which is in Rochelle Park, New Jersey, one of which is in Trumbull, Connecticut and one of which is in New York) and 11 hub cities throughout the world acting as distribution points for all private network customers.

Risk Management

BGC Partners employs a number of risk management processes to monitor its exposure to its customers. Trading with a new counterparty requires approval by BGC Partners’ credit department. The credit department analyzes financial and other data (including, among other things, reports from credit agencies and site visits) to prepare a credit report on the prospective customer. The credit report is presented to the global credit committee for its review. Once a decision is made at the committee level, the front office staff is formally notified of the decision. As part of BGC Partners’ credit process, BGC Partners also imposes trading limits for the new counterparty and monitors the credit quality of its customers on an on-going basis. The approved counterparties are reviewed at least on an annual basis by the credit department and the global credit committee.

As part of BGC Partners’ risk management procedures, it also monitors and controls the counterparty limits that are established by the credit committee. All trades are marked-to-market on a regular basis during trading hours, which allows BGC Partners to monitor any abnormal build up of exposure to any particular counterparty. BGC Partners’ credit department produces a daily credit report, which highlights the following information:

•	top exposures by counterparty; also broken down by counterparties in volatile geographical areas;

•	fails analysis by company and certain trading areas, including marked-to-market ranking, age and volume of trades; and

•	counterparty risk requirement calculation by book/desk, instrument and counterparty.

In addition, BGC Partners’ risk management processes address disaster recovery concerns. BGC Partners operates most of its technology from dual-primary data centers at its two different London locations. Either site alone is capable of running all BGC Partners’ essential systems. In addition, BGC Partners has technology running from data centers in New Jersey, Connecticut and New York. Replicated instances of this technology are maintained in BGC Partners’ London data centers. All data centers are built and equipped to best-practice standards of physical security with appropriate environmental monitoring and safeguards. Fail-over for the majority of BGC Partners’ systems is automated.

Relationship between BGC Partners and Cantor

See “Certain Relationships and Related Transactions Before and After the Merger.”

Relationship between BGC Partners and eSpeed

Prior to the merger, eSpeed has provided BGC Partners access to its electronic trading system. Under the JSA, which will terminate upon the completion of the merger, BGC Partners provides voice-assisted brokerage services, clearance, settlement and other processing and related services, such as credit and risk management services, oversight of customer suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations to eSpeed. The JSA provides for BGC Partners and eSpeed to share revenues for transactions executed on eSpeed’s system. Additionally, under the JSA, eSpeed has provided technology support services to BGC Partners for a fee commensurate with the cost of providing these services.

The JSA provides for revenue sharing schedules between BGC Partners and eSpeed based on various factors, including whether the brokerage services provided by BGC Partners involve voice or electronic assistance and the nature of the marketplace. With respect to voice-assisted brokerage services provided in the collaborative marketplace, the Cantor/BGC Partners party receives 93% of the applicable transaction revenues and the eSpeed party receives, as a service fee, 7% of the transaction revenues. With respect to products in other marketplaces that are not electronic but which are electronically-assisted (such as open outcry transactions), the Cantor/BGC Partners party receives 97.5% of the applicable transaction revenues and the eSpeed party receives 2.5% of the transaction revenues. For fully-electronic transactions in U.S. Treasuries, Japanese Government Bonds and Foreign Exchange, eSpeed receives 65% of the transaction revenues. For fully-electronic transactions in European Government Bonds, eSpeed receives 65% of the first $1.5 million in transaction revenues and up to 50% of subsequent transaction revenues in a calendar year. In addition, the Cantor/BGC Partners party receives all of the applicable transaction revenues for all other transactions that are not electronically assisted.

Pursuant to the separation agreement, Cantor will agree to transfer all revenues and responsibilities for transactions executed on eSpeed’s system, whether or not those transactions are executed on BGC Partners’ behalf, and upon the completion of the merger, the JSA will terminate.

Regulation

U.S. Regulation

The financial services industry in the United States is subject to extensive regulation under both federal and state laws. As registered broker-dealers and a Futures Commissions Merchant, certain of BGC Partners’ subsidiaries are subject to laws and regulations which cover all aspects of financial services, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, minimum capital requirements, recordkeeping, business practices and the conduct of associated persons. BGC Partners and its subsidiaries also are subject to the various anti-fraud provisions of the Securities Act, the Exchange Act, the Commodity Exchange Act, certain state securities laws and the rules and regulations thereunder. BGC Partners also may be subject to vicarious and controlling person liability for activities of its subsidiaries and their officers, employees and affiliated persons.

The SEC is the federal agency primarily responsible for the administration of federal securities laws, including adopting rules and regulations applicable to broker-dealers (other than government securities broker-dealers) and enforcing both its rules regarding broker-dealers and the Treasury’s rules regarding government securities broker-dealers. Broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business or have registered to do business. In addition, Treasury rules relating to trading government securities apply to such activities when engaged in by broker-dealers. The CFTC is the federal agency primarily responsible for the administration of federal commodities laws, including the adoption of rules applicable to Futures Commissions Merchants.

Much of the regulation of broker-dealers’ operations in the U.S. has been delegated to self-regulatory organizations. These self-regulatory organizations adopt rules (which are subject to approval by the SEC) that govern the operations of broker-dealers and government securities broker-dealers and conduct periodic inspections and examinations of their operations. In the case of BGC Partners’ U.S. broker-dealer subsidiaries, the principal self-regulatory organization is the Financial Industry Regulatory Authority (“FINRA”). FINRA is a new self-regulatory organization that commenced operations in the third quarter of 2007. It was formed from the consolidation of the NASD’s member regulation operations and the regulatory arm of the NYSE Group to act as the self-regulatory organization for all broker-dealers doing business within the United States. Accordingly, BGC Partners’ U.S. subsidiaries will be subject to both scheduled and unscheduled examinations by the SEC and FINRA. In their futures-related activities, BGC Partners’ subsidiaries are also subject to the rules of the CFTC, futures exchanges of which they are members and the NFA, a futures self-regulatory organization.

The changing regulatory environment and rules that may be promulgated by the SEC, the Treasury, the Federal Reserve Bank of New York, the CFTC, the NFA, FINRA and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, if adopted, may directly affect the mode of operation and profitability of BGC Partners, of its competitors and its customers and of the securities markets in a way that could adversely affect its business.

The SEC, self-regulatory organizations and state securities administrators conduct informal and formal investigations of possible improprieties or illegal action by broker-dealers and their “associated persons,” which could be followed by the institution of administrative, civil and/or criminal proceedings against broker-dealers and/or “associated persons.” Among the sanctions that can result if administrative, civil or criminal proceedings were ever instituted against BGC Partners or its “associated persons,” are injunctions, censure, fines, the issuance of cease-and-desist orders or suspension or expulsion from the industry and, in rare instances, even imprisonment. The principal purpose of regulating and disciplining broker-dealers is the protection of customers and the securities markets, rather than the protection of broker-dealers, creditors and equity holders. From time to time, BGC Partners’ “associated persons” have been and are subject to routine investigations, none of which, to date, have had a material adverse effect on its business.

U.K. and European Regulation

The FSA is the primary regulator in the United Kingdom established under the Financial Services and Markets Act 2000, which we refer to as the “FSMA 2000,” to regulate financial services in the United Kingdom. Currently, BGC Partners has subsidiaries and branches regulated by the FSA (BGCI, BGC International L.P., the U.K. branch of ETC Pollak, the U.K. branch of BGC Financial, Inc., BGC Brokers Limited (formerly known as Euro Brokers Limited), MIS Brokers Limited (which is currently a dormant entity) and BGC Brokers L.P.).

FSMA 2000 provides the core basis of the regulatory system with supporting and additional requirements laid down in the FSA handbook, take over code and exchange rules. FSMA 2000 requires that any firm undertaking a regulated activity must be authorized or exempt. Once a firm is authorized by the FSA, it is under an obligation to continue to meet the standards set. The FSA has the power to investigate, discipline or prosecute any firm or individual who breaks its rules while conducting financial business. Such disciplinary action may include the imposition of a fine, issuance of public censures, withdrawal or amendment of authorization or prosecution. During the FSA’s annual risk assessment of BGC Partners’ U.K. regulated entities in 2005, the FSA discovered a number of inaccuracies in the monthly reporting statements used to calculate financial resources and also that certain items in the sub-ledger accounts were misclassified. The FSA asked that a “skilled person” be appointed under the terms of Section 166 of the FSMA 2000 to report on the accuracy of the regulatory returns submitted and the accuracy of the classification of items in the sub-ledger accounts. The first phase of work was conducted by an independent accounting firm who submitted the requisite report to the FSA in December 2005. The second phase of the 166 review began in August 2007 and changed its scope to include controls surrounding accuracy of the completion of regulatory reports. The results of this review are not expected until the end of 2007.

The European legislature also introduces directives for implementation by European Union member states. Recent important directives affecting the financial services industry include The Market Abuse Directive, the MIFID, The Third Money Laundering Directive, The Financial Groups Directive and the Capital Requirements Directive. Some of these directives have caused or are expected to cause significant changes to the way the financial services industry is regulated in Europe. For example, the Capital Requirements Directive will require regulated firms to change the way regulatory capital is calculated (requiring firms to undertake a “risk-based” calculation). In addition, the MIFID will require firms to review their systems, controls and conduct of business to ensure that they are compliant with the rules it will impose and the changes it will introduce to existing regulation. These directives are important developments in the regulatory environment in the European Union.

BGC Partners’ European regulated group (Aurel Leven, BGC Brokers Limited, BGC Brokers L.P., BGCI, BGC International L.P., ETC Pollak, EPP Holdings, MIS Brokers Limited and other intermediate non-regulated holding entities) is subject to The Financial Groups Directive. To meet the FSA’s requirements under that directive, the current corporate structure of BGC Partners’ European regulated group will need to be reorganized as of July 1, 2007. Specifically, the FSA has required BGC Partners to establish a new European consolidated financial holding entity which is the direct owner of its European operations, which we refer to as “European Holdings.” Such a restructuring allows the FSA to achieve its statutory obligations under The Financial Groups Directive and regulate this discrete group at a consolidated level from a capital adequacy perspective. The restructuring of the regulated European entities under European Holdings does not affect their day-to-day operations as European Holdings is a holding entity.

To improve regulatory capital efficiency, BGC Partners merged the businesses of MIS Brokers Limited into BGC Brokers L.P., with respect to the businesses in London, on March 1, 2007, and, with respect to the Danish businesses, on May 1, 2007.

Other Regulation

BGC Partners’ subsidiaries that have foreign operations are subject to regulation by the relevant regulatory authorities and self-regulatory organizations in the countries in which they do business. The following table sets forth certain jurisdictions other than the United States in which BGC Partners does business and the applicable regulatory authority or authorities of each such jurisdiction:

Jurisdiction	Regulatory Authorities/Self-Regulatory Organizations
Australia	Australian Securities and Investments Commission and Sydney Futures Exchange Limited

Canada	Ontario Securities Commission

China	China Banking Regulatory Commission

Denmark	Financial Supervisory Authority

France	Banque de France and subsidiary agencies, including CECEI (Comité des Établissements de Crédit et des Entreprises d’investissement), CCLRF (Comité Consultatif de la Législation et de la Réglementation Financière), Commission Bancaire and AMF (Autorité des Marchés Financiers)

Hong Kong	Securities and Futures Commission and The Hong Kong Monetary Authority

Japan	Financial Services Agency

Korea	Ministry of Finance and Economy

Mexico	Banking and Securities National Commission

Singapore	Monetary Authority of Singapore

Switzerland	Swiss Federal Banking Commission, which we refer to as the “SFBC”(a)

Turkey	Capital Markets Board of Turkey

United Kingdom	Financial Services Authority

(a)	BGC International L.P. has withdrawn its application to the SFBC to establish a branch in Nyon. BGC Partners intends to apply to establish a branch in Nyon in the name of BGC Brokers L.P. Although BGC Partners does not yet have a branch in Nyon, BGC Partners has brokers in Nyon who do business for two of its subsidiaries, BGC Securities S.àr.l and BGC Capital Markets (Switzerland) LLC—Nyon branch. BGC Securities S.àr.l and BGC Capital Markets (Switzerland) LLC are currently exempt from SFBC regulation per a no-action letter from the SFBC.

Capital Requirements

U.S.

Every U.S.-registered broker-dealer is subject to the Uniform Net Capital Rule under Rule 15c3-1 under the Exchange Act, which we refer to as the “Uniform Net Capital Rule.” The Uniform Net Capital Rule is designed to ensure financial soundness and liquidity by prohibiting, a broker or dealer from engaging in business at a time when it does not satisfy minimum net capital requirements.

In the United States, net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets, such as a firm’s positions in securities. Among these deductions are adjustments, which we refer to as “haircuts,” in the market value of securities positions to reflect the market risk of such positions prior to their liquidation or disposition. The Uniform Net Capital Rule also imposes a minimum ratio of equity to subordinated debt which may be included in net capital.

Regulations have been adopted by the SEC that prohibit the withdrawal of equity capital of a broker-dealer, restrict the ability of a broker-dealer to distribute or engage in any transaction with a parent company or an affiliate that results in a reduction of equity capital or provide an unsecured loan or advance against equity capital for the direct or indirect benefit of certain persons related to the broker-dealer (including partners and affiliates) if the broker-dealer’s net capital is, or would be as a result of such withdrawal, distribution, loan or advance, below specified thresholds of excess net capital. In addition, the SEC’s regulations require certain notifications to be provided in advance of such withdrawals, distributions, reductions, loans and advances that exceed in the aggregate 30% of excess net capital within any 30 day period, and the SEC has the authority to restrict for up to 20 business days such withdrawal, distribution or reduction of capital if the SEC concludes that it may be detrimental to the financial integrity of the broker-dealer or may expose its customers or creditors to loss. Notice is required following any such withdrawal, distribution, reduction, loan or advance that exceeds in the aggregate 20% of excess net capital within any 30 day period. The SEC’s regulations limiting withdrawals of excess net capital do not preclude the payment to employees of “reasonable compensation.”

BGC Partners’ subsidiaries, BGC Securities and BGC Financial, Inc., are registered with the SEC and are subject to the Uniform Net Capital Rule and, accordingly, must maintain minimum net capital and comply with the Uniform Net Capital Rule in all respects. BGC Securities uses the “basic method” of calculating net capital and must maintain net capital of not less than the greater of $100,000 or 6.66% of certain of its liabilities and other obligations. BGC Financial, Inc. uses the “alternative method” of calculating net capital and must maintain net capital of not less than the greater of $250,000 or 2% of its aggregate debit items (primarily receivables from customers and other broker-dealers). BGC Financial, Inc. is also a member of the FICC, which imposes capital requirements on its members.

Compliance with the Uniform Net Capital Rule may limit the extent and nature of BGC Partners’ operations requiring the use of BGC Partners’ registered broker-dealer subsidiaries’ capital, and also could restrict or preclude BGC Partners’ ability to withdraw capital from its broker-dealer subsidiaries.

Non-U.S.

Outside the United States, net capital, or the excess of regulatory capital over regulatory capital requirements, which we refer to as the “non-U.S. net capital requirements,” is essentially defined as statutory capital and reserves, plus qualifying subordinated borrowings less liquidity adjustments arising from the liquidity of non-trading book assets. Further deductions are then taken pertaining to trading book assets and exposures to capture credit, market, foreign exchange and concentration risks. A further requirement is ordinarily imposed on most non-U.S. regulated entities which requires the firm to provide for capital equal to at least its operational costs for a three month period.
A regulated entity which is dormant or conducts primarily non-trading book activities will still have a minimum capital requirement. This normally takes the form of a solvency test, expenditure-based requirement or is prescribed by the local regulator dependent upon its authorized activities.

In the United Kingdom, the FSA imposes regulatory capital requirements on its regulated entities. Additionally, certain other foreign subsidiaries of BGC Partners are required to maintain non-U.S. net capital requirements. In Hong Kong, BGC Securities (Hong Kong), LLC and BGC Capital Markets (Hong Kong), Limited are regulated by the Securities and Futures Commission and The Hong Kong Monetary Authority, respectively. BGC Securities (Hong Kong) LLC is subject to non-U.S. net capital requirements. BGC Capital Markets (Hong Kong) Limited does not currently have a capital requirement and is only required to be solvent. In France, ETC Pollak SAS, EPP Holdings SAS and Aurel Leven; in Denmark, MIS Brokers Limited’s Danish branch and BGC Brokers L.P.’s Danish branch; in Australia, BGC Partners (Australia) Pty Limited; in Japan, BGC Shoken Kaisha Limited; in Singapore, a BGCI branch; and in Turkey, AS Menkul, all have non-U.S. net capital requirements imposed upon them by local regulators. In addition, the Eurex and LCH (LIFFE/LME) clearing organizations, of which BGC Partners is a member, also impose minimum capital requirements.

As of June 30, 2007, BGC Partners had $190.1 million of equity capital for its regulated subsidiaries.

Employees

As of June 30, 2007, BGC Partners employed 1,211 brokers (front office) and 481 employees (back office). Approximately 25% of BGC Partners’ brokers are based in the United States, approximately 52% are based in Europe and the remaining approximately 23% are based in the Asia-Pacific region. As of June 30, 2007, BGC Partners had 1,692 total employees. Generally, BGC Partners’ employees are not subject to any collective bargaining agreements, except BGC Partners’ employees in certain of its European offices, including France and Italy, who are covered by national, industry-wide collective bargaining agreements.

Properties

BGC Partners’ corporate headquarters are located at 199 Water Street, New York, New York 10038, where it occupies approximately 62,000 square feet of leased space, pursuant to a sublease. Since March 2006, BGC Partners has occupied space at One Churchill Place BP1, Canary Wharf E14 and 40 Bank Street, Canary Wharf E14 BGC Partners permits BGC Partners and Cantor entities to use the office space at these offices with the 40 Bank Street office dedicated to a data center and office of eSpeed. BGC Partners also leases office space at One America Square in London and sublets portions of the leased property to third parties and Cantor Fitzgerald Europe.

BGC Partners also leases office space in Copenhagen, Hong Kong, Mexico City, Paris, Nyon, Tokyo, Beijing (representative office), Singapore, Sydney, Istanbul and Seoul.

Legal Proceedings

In the ordinary course of business, various legal actions are brought and are pending against BGC Partners in the United States and internationally. In some of these actions, substantial amounts are claimed. These matters involve, but are not limited to, employment matters, including with respect to termination of employment, hiring of employees currently or previously employed by its competitors or with respect to terms and conditions of employment and other matters. BGC Partners is also involved, from time to time, in reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the BGC business, judgments, settlements, fines, penalties, injunctions or other relief.

In 2005, ICAP Australia Pty Limited, which we refer to as “ICAP Australia,” commenced legal proceedings against BGC Partners (Australia) Pty Limited, which we refer to as “BGC Australia,” and 22 former employees of ICAP Australia in Federal Court of Australia, New South Wales District Registry, Australia in relation to the circumstances of the departure of those employees from their former employment by ICAP Australia and the commencement of their employment with and by BGC Australia. In June 2007, the proceedings were settled without any admission of liability by any of the parties involved and a sum was paid by BGC Partners to ICAP Australia.

In April 2005, ICAP (Hong Kong) Limited, which we refer to as “ICAP Hong Kong,” commenced legal proceedings against BGC Securities (Hong Kong) LLC, BGC Capital Markets (Hong Kong) Limited, which together we refer to as “BGC Hong Kong,” and 37 former employees of ICAP Hong Kong in the High Court of Hong Kong SAR in relation to the circumstances of the departure of those employees from their former employment by ICAP Hong Kong and the commencement of their employment with and by BGC Hong Kong. In June 2007, the proceedings were settled without any admission of liability by any of the parties involved and a sum was paid by BGC Partners to ICAP Hong Kong.

In May 2007, ICAP Corporates LLC (formerly known as Garban Corporates LLC), which we refer to as “ICAP,” commenced an arbitration before the NASD against BGC Partners, BGC Securities and BGC Financial Inc., which together we refer to as the “BGC entities,” and certain of its employees, as well as two former employees of ICAP, in relation to the circumstances of the departure of ten brokers from their former employment by ICAP and the commencement of their employment with and by the BGC entities. ICAP purports to allege claims based on, among others, tortious interference with contract, tortious interference with prospective economic advantage, unlawful raiding and mass piracy, conversion, misappropriation of confidential information and unfair competition. On July 6, 2007, the BGC respondents served their Answer with affirmative defenses, denying all the allegations. None of the BGC Partners entities is a NASD member firm and they advised that they would not submit to the jurisdiction of the NASD. It is expected that the NASD will circulate a list of prospective arbitrators shortly.

Other Litigation

The National Australia Bank Limited, which we refer to as “NAB,” has filed a claim against BGCI and BGC Capital Markets (Japan) LLC (formerly known as Cantor Fitzgerald LLC), which we refer to as “BGC Capital Markets (Japan).” From September 2001 through January 2004, NAB employees who traded in foreign exchange options allegedly lost substantial money and allegedly overstated the positions which they held. NAB claims that it was the object of conduct by BGCI and BGC Capital Markets (Japan) and certain traders on NAB’s currency options desk, whereby BGCI and BGC Capital Markets (Japan) allegedly provided misleading and deceptive independent revaluation rates to NAB’s middle office, which were then purportedly relied upon by NAB. NAB alleges that the supply of these revaluation rates prevented NAB from discovering the true position of the currency options portfolio and that it subsequently sustained trading losses of AUD 311 million (or, based on an exchange rate of 0.8884 at September 30, 2007, approximately $276 million). The 2006 NAB annual report claims that NAB’s total loss amounted to AUD 539 million (or, based on an exchange rate of 0.884 at September 30, 2007, approximately $479 million), implying that its consequential losses amounted to AUD 228 million (or, based on an exchange rate of 0.8884 at September 30, 2007, approximately $203 million). BGCI and BGC Capital Markets (Japan) have investigated and are investigating the legal and factual basis of the NAB allegations. At this time, based on the information provided, BGCI and BGC Capital Markets (Japan) believe that they have substantial defenses in respect of the losses claimed by NAB. Accordingly, BGCI and BGC Capital Markets (Japan) do not believe that they are responsible for the losses claimed by NAB. While no specific request for damages is alleged, the amount claimed is expected to be in excess of $600 million. If BGCI and BGC Capital Markets (Japan) do not prevail, BGCI and BGC Capital Markets (Japan) could be subject to substantial liability, and in any event, would likely incur significant legal and other costs in connection with the defense of any such action, however, at this time, BGC Partners is unable to estimate a loss or range of losses. From and after the closing date of the merger, any such losses of the Opcos will be allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement (see “Related Agreements—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global”).

On February 15, 2006, the SEC issued a formal order of investigation into trading by certain inter-dealer brokers in the government and fixed income securities markets. The formal order alleges that the broker-dealers named therein, including BGC Partners, (1) may have made fictitious quotations or made false or misleading statements about the prices at which U.S. Treasury or other fixed income securities would be purchased or sold, (2) may have fabricated market quotations or trading activity in U.S. Treasury or other fixed income securities to stimulate trading and to generate commissions, (3) may have engaged in “front running” or “interpositioning,” (4) may have engaged in fraudulent, deceptive or manipulative acts to induce the purchase or sale of government securities, (5) may have failed to keep and preserve certain books and records as required by the SEC and/or the U.S. Treasury and (6) may have failed to supervise with a view to preventing violations of applicable rules and regulations as required by the Exchange Act. BGC Partners is cooperating in the investigation.

In December 2006, Nittan Capital Group Limited, which we refer to as “Nittan,” threatened a claim against Euro Brokers (Switzerland) S.A., which we refer to as “EBS,” arising out of a Tokyo-based derivatives brokering arrangement entered into between them pursuant to a written agreement dated as of July 1, 2001. EBS, which had a 57.25% interest in the venture, terminated the agreement by written notice of termination; Nittan and EBS dispute the effective date of termination. Nittan claims that termination of the agreement cannot be effective prior to August 7, 2006, and claims that EBS owes Nittan JPY 149 million (or, based on an exchange rate of 0.00871 at September 30, 2007 approximately $1.3 million) for the period October 1, 2005 through March 31, 2006, and indicated that it will also seek to collect additional sums from EBS for the period April 1, 2006 through August 7, 2006. EBS is investigating Nittan’s claim and evaluating EBS’s defenses, offsets and counterclaims. Nittan have claimed $0.7 million for the period through August 7, 2006. BGC Partners believes that an adequate amount has been reserved for the complete resolution of the matter. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying combined statements of financial condition. On August 17, 2007, EBS was served with proceedings issued in the Japanese courts on behalf of Nittan seeking JPY 216 million (approximately $2.0 million) plus 6% interest accruing from December 9, 2006.

In addition to the matters discussed above, BGC Partners is a party to several pending legal proceedings and claims that have arisen during the ordinary course of business. The outcome of such items cannot be determined with certainty; therefore BGC Partners cannot predict what the eventual loss or range of loss related to such matters will be. BGC Partners’ general counsel and management believe that, based on currently available information, the final outcome on the current pending matters will not have a material effect on BGC Partners’ cash flow, results of operations or financial position.

BGC PARTNERS’ SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table sets forth selected historical combined financial data for BGC Partners for the periods and at the dates indicated. The selected historical combined financial data set forth below as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been derived from BGC Partners’ audited historical combined financial statements which are included in this proxy statement. The selected historical combined financial data set forth below as of December 31, 2003 and for the year ended December 31, 2003 have been derived from BGC Partners’ audited historical combined financial statements, which are not included in this proxy statement. The selected historical combined financial data set forth below as of December 31, 2002 and for the year ended December 31, 2002 have been derived from BGC Partners’ unaudited historical financial statements, which are not included in this proxy statement. The selected combined financial data set forth below as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 have been derived from BGC Partners’ unaudited interim historical combined financial statements for such periods included in this proxy statement, which include all adjustments that in management’s opinion are necessary for a fair presentation of financial position and results of operations as of those dates and for those periods. Historical operating data may not be indicative of future performance. This selected historical combined financial data should be read in conjunction with “BGC Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and BGC Partners’ Combined Financial Statements and the accompanying Notes thereto included elsewhere in this proxy statement. For purposes of this section of the proxy statement, references to “BGC Partners” refer to the BGC Division (as defined in Note 1 to the BGC Division combined financial statements for the years ended December 31, 2006, 2005 and 2004, included elsewhere in this proxy statement).

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	Restated 2006(1)	2005	2004	2003	2002
		($ in thousands)
Combined Statement of Operations Data:
Revenues:
Commissions	$337,028	$256,959	$512,075	$343,327	$165,410	$123,811	$97,287
Principal transactions	111,273	68,130	134,939	119,586	125,272	121,680	83,350
Fees from related parties	15,090	8,783	22,498	13,059	11,501	8,389	6,934
Market data	9,732	8,623	17,409	16,283	14,307	10,825	—
Interest income	10,002	11,856	21,545	9,048	1,055	1,769	1,404
Other revenues	4,077	11,133	19,614	2,432	10,276	25,223	53

Total revenues	487,202	365,484	728,080	503,735	327,821	291,697	189,028
Expenses:
Compensation and employee benefits	292,478	244,219	510,893	386,752	193,405	154,075	110,490
Occupancy and equipment	32,026	28,992	70,790	43,890	18,805	15,098	5,949
Communications	23,963	23,546	47,712	37,214	20,330	15,566	15,889
Professional and consulting fees	16,959	19,378	43,906	30,603	11,329	9,740	10,005
Fees to related parties	29,699	23,126	47,842	33,277	28,001	26,661	20,549
Selling and promotion	24,530	19,057	43,912	33,550	26,189	14,910	8,755
Commissions and floor brokerage	6,208	3,644	8,593	7,000	3,571	2,773	6,391
Interest expense	18,748	17,169	30,069	13,875	6,124	1,373	1,820
Other expenses	8,905	16,822	38,861	21,158	16,421	9,052	15,187

Total expenses	453,516	395,953	842,578	607,319	324,175	249,248	195,035
Income (loss) from continuing operations before income taxes and minority interest	33,686	(30,469)	(114,498)	(103,584)	3,646	42,449	(6,007)
Minority interest	1,059	9	11	(16)	(54)	17	51
Provision (benefit) for income taxes	4,020	2,941	(1,843)	(7,634)	2,577	13,871	1,092

Income (loss) from continuing operations	28,607	(33,419)	(112,666)	(95,934)	1,123	28,561	(7,150)
Loss from discontinued operations	—	(646)	(646)	(145)	—	—	—
Income tax (provision) benefit from discontinued operations	—	(4)	(4)	28	—	—	—
Cumulative effect of change in accounting principle	—	(10,080)	(10,080)	—	—	—	—

Net income (loss)	$28,607	$(44,149)	$(123,396)	$(96,051)	$1,123	$28,561	$(7,150)

(1)	Amounts have been restated-Please refer to Note 21 of the combined financial statements included within this proxy statement for more information.

	As of June 30,	As of December 31,
	2007	Restated 2006(1)	2005	2004	2003	2002
	($ in thousands)
Combined Statement of Financial Condition Data:
Cash and cash equivalents	$115,069	$109,050	$127,367	$19,215	$17,417	$45,168
Total assets	$1,503,221	$1,117,866	$875,059	$454,409	$232,052	$213,229
Total liabilities	$1,393,595	$1,038,150	$709,803	$340,153	$110,047	$115,935
Net assets	$101,524	$72,673	$158,224	$107,208	$114,902	$90,208

(1)	Amounts have been restated. Please refer to Note 21 of the combined financial statements included within this proxy statement for more information.

BGC PARTNERS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with BGC Partners’ combined historical financial statements and related notes included elsewhere in this proxy statement, as well as with the unaudited pro forma financial information contained in the “Unaudited Pro Forma Financial Data” section of this proxy statement. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this proxy statement and elsewhere in this proxy statement. Actual results may differ materially from those contained in any forward-looking statements. In addition, certain of the descriptions of BGC Partners’ operating and financial measures may not be directly comparable to similar classifications used by other companies.

For purposes of this section of the proxy statement, references to “BGC Partners” refer to the BGC Division (as defined in Note 1 to the BGC Division Combined Financial Statements for the years ended December 31, 2006, 2005 and 2004, included elsewhere in this proxy statement).

Restatement

Subsequent to the issuance of the Division’s combined financial statements for the year ended December 31, 2006 management became aware of errors in the accounting for certain intercompany transactions between the Division and certain affiliates of Cantor. Management performed a comprehensive review of the Division’s intercompany relationships and activity and determined the combined financial statements required restatement. The restatement impacted the Division’s combined statements of financial condition, combined statements of operations, combined statements of cash flows and combined statements of changes in net assets. In addition, the combined statements of cash flows for the years ended December 31, 2006 and 2005 were restated to correct an error in the amount of forgivable loan amortization as shown in the adjustments to reconcile net (loss) income to net cash used in operating activities. The following management’s discussion and analysis gives effect to the restatement discussed in Note 21 to the combined financial statements included in this proxy statement.

Overview

BGC Partners is a leading full-service inter-dealer broker specializing in the trading of OTC financial instruments and related derivatives products. In October 2004, Cantor announced the restructuring of its inter-dealer brokerage business, renaming it “BGC,” in honor of B. Gerald Cantor, Cantor’s founder and a pioneer in screen brokerage and fixed income market data products. BGC Partners provides integrated voice and electronic execution brokerage services to many of the world’s largest and most creditworthy banks that regularly trade in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments. BGC Partners’ integrated voice and electronic platform is designed to provide flexibility to its customers with regard to price discovery, execution and processing of transactions. BGC Partners’ hybrid platform enables its customers to use voice, screen-assisted, voice-assisted or, where available, fully electronic brokerage services, in connection with transactions executed either OTC or through an exchange. BGC Partners’ hybrid platform allows it to continue to generate revenues, irrespective of whether a market is voice-brokered or electronic in nature. BGC Partners’ brokerage services include execution, clearing, processing and other back office services. BGC Partners complements its brokerage services with additional value-added products such as market data and analytics products.

Prior to the events of September 11, 2001, BGC Partners’ brokerage business was widely recognized as one of the leading full-service wholesale inter-dealer brokers in the world. After September 11, 2001 and the loss of the majority of its U.S.-based employees, its brokerage business operated primarily in Europe. Over the past three years, BGC Partners has re-established its U.S. presence and has continued to expand its global presence through the acquisition and integration of established brokerage companies and the hiring of a substantial number of experienced brokers. Through these actions, BGC Partners has been able to expand its presence in key markets and position its business for sustained growth.

In 2004, BGC Partners began operating in the United States (through BGC USA) and Switzerland (through BGC Capital Markets (Switzerland)). BGC Partners added substantially to its operations in Asia by more than doubling its voice-brokerage personnel in the region to nearly 200, including the addition of experienced senior management during 2005. In May 2005, BGC Partners acquired Euro Brokers for approximately $97.3 million. With this acquisition, BGC Partners gained a more substantial presence in the United States and added approximately 325 brokers worldwide. In September 2005, BGC Partners completed its acquisition of ETC Pollak, a leading inter-dealer broker based in Paris, for approximately $13.1 million, adding approximately 70 brokers. In November, 2006, BGC Partners acquired Aurel Leven for $18.2 million. Aurel Leven is one of the leading independent inter-dealer brokers in Paris, active in the equities, equity derivatives and fixed income markets. This acquisition added scale to BGC Partners’ equity derivatives franchise and expanded its reach into Europe, adding approximately 75 brokers. In December, 2006, BGC Partners acquired AS Menkul, an established broker in Turkey, for $1.6 million. AS Menkul is a member of the Istanbul Stock Exchange and, as such, has direct access to the Turkish equities market and the Turkish electronic bond market. In March 2007 BGC Partners opened an office in Seoul, which further expands its footprint in Asia. In August 2007 BGC Partners acquired the emerging markets equity derivatives business of Marex Financial based in the U.K. and South Africa. The acquisition provides BGC Partners with an increased presence in Central and Eastern Europe and South Africa, providing clients with greater access to emerging market equity derivative products. Additionally, BGC Partners has also added departments and staff to many product desks globally to facilitate growth in its business.

Business Environment

BGC Partners has invested significantly through acquisitions, technology spending and the hiring of new brokers. The business climate for these acquisitions has been competitive and it is expected that this condition will persist and that the inter-dealer market sector will continue to grow rapidly over the next few years. BGC Partners has been able to attract businesses and brokers to its platform as it believes they recognize that BGC Partners has the scale, experience and expertise to succeed.

BGC Partners provides brokerage services across a wide range of products and its business is thereby affected by various global financial markets. BGC Partners facilitates transactions on listed exchanges and OTC on both a matched principal and “name give-up” basis.

Financial market participants are using derivatives increasingly to manage risk or create market exposure, as these instruments allow participants to enter the market without the need to buy or sell the underlying assets; correspondingly, the use of derivatives is becoming a larger contributor to BGC Partners’ overall business growth.

BGC Partners’ clients include some of the world’s largest financial institutions. The activity within these large institutions has significant influence on the market as a whole. There is correlation between the level of business activity that BGC Partners has and the overall volumes and volatility in the markets it serves. The customers of BGC Partners’ clients include a wide cross section of buy-side financial institutions, including asset managers, banks, insurance companies, investment funds, hedge funds and trading firms. These market participants are significantly influenced by specific market conditions, macro-economic factors and other geopolitical issues. In particular, the explosive growth in the number of hedge funds and in the various and often sophisticated investment strategies they use across multiple asset classes has increased their demands on BGC Partners’ clients which has, in turn, positively affected the BGC business. According to a 2007 study by Hedge Fund Research, Inc., the number of hedge funds globally has increased from 610 in 1990 to 9,462 by the end of 2006, while assets under management across all hedge funds has increased almost 37-fold over that same period, to over $1.4 trillion. Since hedge funds employ leverage, the amount under management significantly understates their collective impact on a wide variety of financial markets.

Financial Overview

Revenues

BGC Partners’ revenues are derived primarily from brokerage fees charged for either agency or matched principal transactions, fees charged for market data and analytics products, fees from related parties and interest income.

Brokerage and Market Data

BGC Partners earns revenues from inter-dealer voice brokerage services on both an agency and matched principal basis. In agency transactions, BGC Partners charges a commission for connecting buyers and sellers and assisting in the negotiation of the price and other material terms of the transaction. After all material terms of a transaction are agreed upon, BGC Partners identifies the buyer and seller to each other and leaves them to settle the trade directly. Principal transaction revenues are primarily derived from matched principal transactions whereby revenues are earned on the spread between the buy and the sell price of the brokered security, commodity or derivative. Customers either see the buy or sell price on a screen or are given this information over the phone. The brokerage fee is then added to the buy or sell price, which represents the spread BGC Partners earns as principal transactions revenues. BGC Partners also provides market data products for selected financial institutions. BGC Partners earns revenues from selling these products from subscription fees and fees from customized one-time sales. On a very limited basis, BGC Partners enters into unmatched principal transactions to facilitate a customer’s execution needs for transactions initiated by such customers, or for the purpose of proprietary trading.

BGC Partners provides its integrated brokerage services through its established brokerage platform and its relationship with eSpeed. BGC Partners’ relationship with eSpeed is guaranteed in a perpetual joint services agreement, which will terminate upon completion of the merger. BGC Partners’ platform is carried on eSpeed’s electronic trading systems. Under the joint services agreement, BGC Partners shares revenues with eSpeed on a pre-determined schedule.

BGC Partners offers its services in four broad product categories: rates, credit, foreign exchange and other. The chart below details revenues by product category (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Revenue by product (dollars):
Rates	$243,518	$198,793	$378,336	$255,481	$141,553
Credit	106,588	79,146	167,728	116,976	80,133
Foreign exchange	59,208	39,176	84,063	62,574	41,512
Other	38,987	7,974	16,887	27,882	27,484

Total brokerage revenues	448,301	325,089	647,014	462,913	290,682
Market data	9,732	8,623	17,409	16,283	14,307
Interest income and other revenue	29,169	31,772	63,657	24,539	22,832

Total revenues	$487,202	$365,484	$728,080	$503,735	$327,821

Revenue by product (percentage):
Rates	50.0%	54.4%	52.0%	50.7%	43.2%
Credit	21.8	21.7	23.0	23.2	24.4
Foreign exchange	12.2	10.7	11.5	12.4	12.7
Other	8.0	2.1	2.4	5.5	8.4

Total brokerage revenues	92.0	88.9	88.9	91.9	88.7
Market data	2.0	2.4	2.4	3.2	4.4
Interest income and other revenue	6.0	8.7	8.7	4.9	7.0

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

As the above chart indicates, BGC Partners’ brokerage operations in the rates product category produced a significant percentage of its total brokerage revenues. BGC Partners expects that revenues from rates product brokerage operations will continue to increase in absolute terms, but decline as a percentage of revenues as BGC Partners continues to invest in expanding in other asset classes such as credit derivatives and equity-related products. BGC Partners’ brokerage revenue growth over the past three years was driven by synergies arising from the integration of prior acquisitions and expansion and BGC Partners’ broad product knowledge and new product offerings. These factors have enabled BGC Partners to provide its client base with a robust global service environment. This environment has resulted in significant growth in its rates, credit and foreign exchange products. The growth in revenues within “Other” products for the six months ended June 30, 2007 compared to June 30, 2006 was primarily due to the acquisition of Aurel Leven in November 2006. It is believed that brokerage revenues from BGC Partners’ four brokerage categories will continue to fluctuate year to year based on, among other things, developments outside BGC Partners’ control, such as economic and political conditions and events affecting the various markets for which BGC Partners provides brokerage services, and the success of initiatives by BGC Partners to increase its presence in certain markets.

Rates: BGC Partners’ rates market is focused on government debt, futures and currency and interest rate derivatives. These are the largest, most global and most actively traded of all markets because the main drivers of rates markets are global macro economic forces such as growth, inflation and government budget policies. According to the Bank for International Settlements, the notional amount outstanding for all interest rate derivatives increased by 34% to approximately $354 trillion by year-end 2006 compared to 2005.

Credit: BGC Partners provides its brokerage services in a wide range of credit instruments, including asset-backed securities, convertible bonds, corporate bonds, credit derivatives and high yield bonds. The Securities Industry and Financial Markets Association indicates that U.S. debt issuances increased to $6.2 trillion in 2006 from $5.7 trillion in 2005. In the first quarter of 2007, debt issuances were $1.7 trillion. The compounded annual growth rates, as reported by the Bank for International Settlements, for international debt securities for the five year period ended December 31, 2006 were 21% and 11% for developing countries and emerging markets, respectively.

Since the introduction of the most fundamental form of credit derivative, the credit default swap, which we refer to as “CDS,” in the mid-1990s there has been extraordinary growth in the market. According to the International Swaps and Derivatives Association, the notional value of credit derivatives was approximately $180 billion in 1997, but increased to approximately $34.4 trillion in 2006. Credit derivatives are now seen as a more responsive financial indicator than fixed income bonds and, being a pure synthetic contract, they have provided a new area of liquidity, especially in the transfer of credit risk to a wider spectrum of clients ranging from asset managers to hedge funds. BGC Partners’ global scope and presence in cash and CDS allows its brokers to be well positioned to transact in these products on a daily basis.

Foreign Exchange: The foreign exchange market is the largest financial market in the world. According to the Bank for International Settlements, the average daily turnover in traditional foreign exchange instruments increased by 71% to $3.2 trillion over the three year period ending April 2007. The Bank also says that the forex swap average daily turnover was up by 82% over the same period. Finally, the Bank estimates the notional amount of listed foreign exchange derivatives rose by 28.1% between December 31, 2005 and December 31, 2006, and that for both OTC and exchange traded foreign exchange derivatives, the notional value outstanding rose at a compounded annual growth rate of 19% over the five year period ended December 31, 2006.

An FX transaction is a simultaneous deal where one currency is sold and the other is bought. Participants range from central banks to individuals, hedge funds and multi-national corporations using FX to manage risk and speculate. BGC Partners’ experience within this market has grown rapidly since 2004 to manage increased levels of FX trading. BGC Partners’ FX options business now has brokers servicing banking institutions around the world. Headquartered in London, BGC Partners’ dedicated FX options team has brokers located in New York, Hong Kong, Singapore, Tokyo and Sydney. BGC Partners provides full execution OTC brokerage services in all currencies worldwide, including all major G8 currencies, emerging market, cross and exotic options currencies.

Other: BGC Partners provides brokerage services in a range of markets for equity products, including equity derivatives, equity index futures and options on equity products. In addition, BGC Partners has a small commodities and energy derivatives business. In 2006, there were increased overall volumes in equity products as BGC Partners’ clients continued to integrate their trading of certain equity and credit derivative products in an effort to exploit arbitrage opportunities that may arise from the volatility in price fluctuations of debt and equity instruments issued by a company. In response to its customers’ needs and management’s desire to further diversify its product mix, BGC Partners increased its presence in equities markets worldwide in 2006 with its acquisition of Aurel Leven, one of the leading independent inter-dealer brokers in Paris, active in the equities, equity derivatives and fixed income markets.

Market Data: BGC Partners complements its trading services by providing its proprietary market data to its customers through its BGCantor Market Data product. BGCantor Market Data is the source of real-time proprietary pricing and other data derived through BGC Partners and eSpeed for U.S. and European securities and derivatives. Current products include real-time data in live markets for U.S. Treasuries, European government bonds, eurobonds and U.S. dollar interest rate swaps. These market data services are available across a broad array of distribution channels, including Bloomberg, CQG, Reuters and Thomson ILX.

Interest

BGC Partners generates interest income primarily by the investment of its daily cash balances, interest earned on securities owned and reverse repurchase agreements. These investments and transactions are generally short-term in nature.

Other revenues

In Europe and Asia, BGC Partners earns fees from related parties for certain administrative and back office services it provides to Cantor and its affiliates. These services include office space, utilization of fixed assets, accounting services, operational support, human resources, legal services and information technology. Historically, fees for these services included a mark-up of 7.5% over cost.

Expenses

Compensation and employee benefits

The majority of BGC Partners’ operating costs consist of compensation and employee benefits, which include base salaries, broker bonuses based on broker production, guaranteed bonuses, other discretionary bonuses, forgivable loans and all related employee benefits and taxes. BGC Partners employees consist of brokers, market data salesmen, executives and other administrative support. The majority of BGC Partners’ brokers receive a base salary and a formula bonus based primarily on a pool of brokers’ production for a particular product or sales desk, as well as on the individual broker’s performance. BGC Partners’ market data salesmen either receive a base salary or a draw on commissions, with the less-experienced salesmen typically receiving base salaries. Compensation and employee benefits also include forgivable loans generally given to new or current employees as they sign new employment agreements with BGC Partners. These forgivable loans are amortized over their lifetime, which is generally for a period of three years or more, and typically include repayment clauses should the employee terminate his or her employment before the end of the term of the loan.

Other operating expenses

BGC Partners has various other operating expenses. BGC Partners incurs leasing, equipment and maintenance expenses for its affiliates worldwide. BGC Partners incurs selling and promotion expenses, which include entertainment, marketing and travel-related expenses. BGC Partners incurs communication expenses for voice and data connections with its clients, clearing agents and general usage. Primarily in the United States, BGC Partners pays fees to related parties for performing certain administrative and other support, including allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources, legal services and technology infrastructure support. It is believed that these allocations are a reasonable reflection of the utilization of services rendered. However, the expenses allocated for these services are not necessarily indicative of the expenses that would have been incurred if BGC Partners had been a separate independent entity. In addition, these allocations may not reflect the costs of services BGC Partners may receive from Cantor and its affiliates in the future. BGC Partners incurs commissions and floor brokerage fees for clearing, brokerage and other transactional expenses for clearing and settlement services. BGC Partners also incurs various other normal operating expenses during the course of running its business.

Provision for Income Taxes

BGC Partners incurs tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain BGC Partners entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax, which we refer to as “UBT,” in the City of New York. Therefore, the tax liability or benefit related to the partnership’s income or loss except for UBT rests with the partners, rather than the partnership entity. As such, the partner’s liability or benefit is not reflected in the BGC Partners combined financial statements. Certain of the operations that will be contributed to BGC Partners by Cantor in connection with the merger, including the Market Data division and the North American futures business, are part of partnerships that are subject to the UBT. Therefore BGC Partners has calculated taxes for these operations as if they were organized as partnerships subject to the UBT. The tax related assets, liabilities, provisions or benefits included in the BGC Partners combined financial statements also reflect the results of the entities that are taxed as corporations, either in the United States or in foreign jurisdictions. BGC Partners’ consolidated effective tax rate can vary from period to period, depending on, among other factors, the geographic and business mix of its earnings.

Financial Highlights

Total revenues were $728.1 million, $503.7 million and $327.8 million for the years ended December 31, 2006, 2005 and 2004, respectively, representing a 44.5% increase in 2006 as compared to 2005 and a 53.7% increase in 2005 as compared to 2004. Total revenues were $487.2 million and $365.5 million for the six months ended June 30, 2007 and 2006, respectively, representing a 33.3% increase in the first six months of 2007 as compared to the first six months of 2006. The main factors contributing to BGC Partners’ growth were:

•

an increase of brokerage desks since October 2004 (the commencement of Cantor’s reorganization of BGC Partners), which includes those desks acquired from Euro Brokers, ETC Pollak, Aurel Leven and AS Menkul. BGC Partners increased its brokerage desks from 58 in October 2004 to 127 brokerage desks as of June 30, 2007. In conjunction with the increased brokerage desks, BGC Partners increased broker headcount from 483 in October 2004 to 1,211 as of June 30, 2007;

•	a continued focus on, and investment in, growing and higher margin product areas that complement BGC Partners’ existing brokerage services:

•	overall volume growth in markets in which BGC Partners provides brokerage services;

•	the introduction and continued development and expansion of BGC Partners’ hybrid brokerage capabilities; and

•	the continued development, marketing and sale of BGC Partners’ data and analytical products.

BGC Partners’ net income declined from net income of $1.1 million for the year ended December 31, 2004 to a net loss of $96.1 million for the year ended December 31, 2005 to a net loss of $123.4 million for the year ended December 31, 2006. The decline in net income was driven primarily by charges associated with BGC Partners’ global restructuring and expansion efforts and the implementation of new accounting pronouncements in 2006. In the six months ended June 30, 2007, net income increased to $28.6 million from a net loss of $44.1 million in the same period of 2006. The increase was attributable to increased revenues, leveraging BGC Partners’ expense base and the non-recurrence of a charge in the first six months of 2006 relating to the initial adoption of Statement of Financial Accounting Standards, No. 123R, Share-Based Compensation, which we refer to as “SFAS 123R”. These variances are discussed in more detail under the discussion of “—Results of Operations.”

BGC Partners expects to continue to grow its revenues and to expand its global presence in 2007 through continued acquisition activity, the development and introduction of new products, organic growth and the hiring of additional highly qualified individuals of various experience levels.

Results of Operations

These historical results of operations include the activities of the majority-owned and wholly-owned entities of Cantor that were reorganized as part of the restructuring in 2004. In addition, these historical results of operations include the activities of certain divisions and businesses of Cantor that are expected to be transferred to BGC Partners as part of BGC Partners’ separation prior to its merger with eSpeed, including Cantor’s Market Data division, Cantor’s investment in Freedom International Brokerage and Cantor’s North American futures business.

The following tables set forth for the periods indicated, actual results, and the percentage relationship to total revenues of selected items in BGC Partners’ combined statements of operations (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Revenues:
Commissions	$337,028	$256,959	$512,075	$343,327	$165,410
Principal transactions	111,273	68,130	134,939	119,586	125,272

Total brokerage revenues	448,301	325,089	647,014	462,913	290,682

Fees from related parties	15,090	8,783	22,498	13,059	11,501
Market data	9,732	8,623	17,409	16,283	14,307
Interest	10,002	11,856	21,545	9,048	1,055
Other revenues	4,077	11,133	19,614	2,432	10,276

Total revenues	487,202	365,484	728,080	503,735	327,821

Expenses:
Compensation and employee benefits	292,478	244,219	510,893	386,752	193,405
Occupancy and equipment	32,026	28,992	70,790	43,890	18,805
Communications	23,963	23,546	47,712	37,214	20,330
Professional and consulting fees	16,959	19,378	43,906	30,603	11,329
Fees to related parties	29,699	23,126	47,842	33,277	28,001
Selling and promotion	24,530	19,057	43,912	33,550	26,189
Commissions and floor brokerage	6,208	3,644	8,593	7,000	3,571
Interest expense	18,748	17,169	30,069	13,875	6,124
Other expenses	8,905	16,822	38,861	21,158	16,421

Total expenses	453,516	395,953	842,578	607,319	324,175

Income (loss) from continuing operations before minority interest and income taxes	33,686	(30,469)	(114,498)	(103,584)	3,646
Minority interest	1,059	9	11	(16)	(54)
Provision (benefit) for income taxes	4,020	2,941	(1,843)	(7,634)	2,577

Income (loss) from continuing operations	28,607	(33,419)	(112,666)	(95,934)	1,123
Loss from discontinued operations	—	(646)	(646)	(145)	—
Income tax (provision) benefit from discontinued operations	—	(4)	(4)	28	—
Cumulative effect of a change in accounting principle	—	(10,080)	(10,080)	—	—

Net income (loss)	$28,607	$(44,149)	$(123,396)	$(96,051)	$1,123

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Revenues:
Commissions	69.2%	70.3%	70.3%	68.2%	50.5%
Principal transactions	22.8	18.6	18.6	23.7	38.2

Total brokerage revenues	92.0	88.9	88.9	91.9	88.7
Fees from related parties	3.1	2.4	3.1	2.6	3.5
Market data	2.0	2.4	2.4	3.2	4.4
Interest	2.1	3.2	3.0	1.8	0.3
Other revenues	0.8	3.1	2.6	0.5	3.1

Total revenues	100.0	100.0	100.0	100.0	100.0

Expenses:
Compensation and employee benefits	60.0	66.8	70.2	76.8	59.0
Occupancy and equipment	6.6	7.9	9.7	8.7	5.7
Communications	4.9	6.4	6.6	7.4	6.2
Professional and consulting fees	3.5	5.3	6.0	6.1	3.5
Fees to related parties	6.1	6.3	6.6	6.6	8.5
Selling and promotion	5.0	5.2	6.0	6.7	8.0
Commissions and floor brokerage	1.3	1.0	1.2	1.4	1.1
Interest expense	3.8	4.7	4.1	2.8	1.9
Other expenses	1.9	4.6	5.3	4.1	5.0

Total expenses	93.1	108.2	115.7	120.6	98.9
Income (loss) from continuing operations before minority interest and income taxes	6.9	(8.2)	(15.7)	(20.6)	1.1
Minority interest	0.2	—	—	—	—
Provision (benefit) for income taxes	0.8	0.8	(0.3)	(1.5)	0.8

Income (loss) from continuing operations	5.9	(9.0)	(15.4)	(19.1)	0.3
Loss from discontinued operations	—	(0.2)	(0.1)	—	—
Income tax (provision) benefit from discontinued operations	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	(2.9)	(1.4)	—	—

Net income (loss)	5.9%	(12.1)%	(16.9)%	(19.1)%	0.3%

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

Brokerage revenues

Total brokerage revenues increased by $123.2 million, or 37.9%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Commission revenues increased by $80.1 million, or 31.2%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Principal transactions revenues increased by $43.1 million, or 63.3%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Of the total increase in brokerage revenues of $123.2 million, approximately $64.0 million was attributable to revenues generated from new desks across all product areas. BGC Partners had revenue increases in each of its four product categories.

The increase in rates product revenues of $44.7 million was primarily attributable to growth in various brokerage desks covering futures, interest rate derivatives, interest rate swaps, dollar derivatives, repurchase agreements, non-deliverable forwards, non-deliverable swaps and U.S. swaps in the United Kingdom and the

United States. This contributed to approximately $36.0 million of the increase. The remaining increase was attributable to the addition of a new brokerage office and increased broker headcount in the Asia-Pacific region as well the introduction of new rates products since June 30, 2006.

The increase in credit product brokerage revenues of $27.4 million was driven primarily by the expansion of the credit business in the United States via the addition of three new desks since June 30, 2006. These new desks contributed $16.4 million of the increase. There was also growth in BGC Partners’ U.S. emerging market bonds business.

The increase in foreign exchange revenues of $20.0 million was driven primarily by increased brokerage revenues from brokerage desks covering retail foreign exchange, G10 currency, emerging market foreign exchange options and exotic foreign exchange options in both the United Kingdom and the United States, which contributed $13.1 million of the increase. The remaining increase was attributable to new foreign exchange products introduced since June 30, 2006.

The increase in other brokerage revenues of $31.0 million was driven by the addition of the Aurel Leven brokerage desk. Aurel Leven contributed $27.5 million of the total increase in other brokerage revenues. The remaining increase was driven by a new equity options desk in the amount $1.8 million and growth from existing desks.

Market data

Market data revenues increased by $1.1 million, or 12.9%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase was due to growth in existing customer usage.

Fees from related parties

Fees from related parties increased by $6.3 million, or 71.8%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase in revenues was primarily due to higher fees charged to affiliates for certain administrative and other support, including allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources, legal services and technology infrastructure support in the six months ended June 30, 2007. Fees from related parties are dependent upon both the costs incurred by BGC Partners and the amount of administrative services utilized by Cantor.

Interest

Interest revenues decreased by $1.9 million, or 15.6%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The decrease was due to decreased reverse repurchase transactions in the first six months of 2007 as compared to the first six months of 2006.

Other revenues

Other revenues decreased by $7.1 million, or 63.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The decrease was due to realized and unrealized gains on BGC Partners’ investment security shares in the London Stock Exchange Plc. of $7.6 million and a legal settlement received in the amount of $4.4 million that occurred in the first six months of 2006 that did not reoccur during the same period in 2007. This decrease was partially offset by losses in connection with BGC Partners’ terminated Silent Partnership Agreement and an Amended and Restated Business Alliance Agreement with Nittan Capital Group Limited and other entities in the Nittan Group in the amount of $1.2 million in the first six months of 2006 that did not recur during the same period in 2007.

Expenses

Compensation and employee benefits

Compensation and employee benefits expense increased $48.3 million, or 19.8%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase in these expenses was primarily due to increased performance bonuses. The increase in performance bonuses was driven by increased brokerage revenues. The brokerage revenues increase was driven by a combination of new desks and existing product growth. The most significant new desk added during the period came as a result of the acquisition of Aurel Leven. Incremental salary expense in connection with the Aurel Leven acquisition was $12.3 million. The increase in performance bonus expense for BGC Partners was $37.1 million. The remaining increase in compensation and employee benefits was attributable to normal merit increases and additional staff.

Total compensation and employee benefits as a percentage of total revenues decreased to 60.0% for the six months ended June 30, 2007 from 66.8% during the same period in 2006. The improvement in the compensation ratio was due to increased brokerage revenues realized as brokerage desks and individual brokers, hired and retained through BGC Partners’ acquisition and expansion activities improved their productivity over the period of time it takes for experienced brokers to establish themselves on a new platform.

Occupancy and equipment

Occupancy and equipment expense increased by $3.0 million, or 10.5%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The dollar increase was primarily due to incremental rental costs associated with the acquisition of Aurel Leven and increased depreciation expense. During the first six months of 2007, the acquisition of Aurel Leven added occupancy expense of $2.9 million.

Selling and promotion

Selling and promotion expense increased by $5.5 million, or 28.7%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. This expense as a percentage of total brokerage revenues decreased slightly for the six months ended June 30, 2007 to 5.5% from 5.9% for the six months ended June 30, 2006. This decrease was primarily due to BGC Partners’ efforts to lower these costs relative to total brokerage revenues.

Fees to related parties

Fees to related parties increased by $6.6 million, or 28.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. This was due to increased fees paid to eSpeed and Cantor, in the amount of $4.8 million, for providing back office support services for BGC Partners’ increased activity and headcount. Fees to related parties are dependent upon both the costs incurred by Cantor and eSpeed and the amount of administrative services BGC Partners utilizes. In addition, fees paid to eSpeed under revenue sharing arrangements which will terminate in the merger of BGC Partners into eSpeed increased by $1.8 million. This increase was consistent with BGC Partners’ brokerage revenues increase from 2006 to 2007.

Communications

Communications expense increased by $0.4 million, or 1.8%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. As a percentage of total revenues, communications decreased to 4.9% at June 30, 2007 from 6.4% at June 30, 2006. The percentage decrease in relation to total revenues was driven by efficiency gains in managing BGC Partners’ communication networks.

Professional and consulting fees

Professional and consulting fees decreased by $2.4 million, or 12.5%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The decrease in the expense was attributable to legal fees related to employment matters in the six months ended June 30, 2006 that did not recur during the same period in 2007.

Interest expense

Interest expense increased by $1.6 million, or 9.2%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase was primarily due to a higher level of outstanding intercompany long-term borrowings during the six months ended June 30, 2007 as compared to the same period in the prior year. Interest expense on long-term borrowings increased by $2.7 million in the first six months of 2007 compared to the same period in 2006. This increase was partially offset by lower intercompany short-term borrowings and repurchase agreement transactions during the first six months of 2007 compared to the same period in 2006.

Commissions and floor brokerage

Commissions and floor brokerage expense increased by $2.6 million, or 70.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase was primarily due to additional clearing costs associated with BGC Partners’ increased brokerage revenues. As a percentage of brokerage revenues, the commission and floor brokerage increased to 1.4% for the six months ended June 30, 2007 from 1.1% in the comparable period in 2006. The increase in the percentage in relation total brokerage revenues was due to BGC Partners’ principal transaction revenues growing at a faster rate than its commission revenues.

Other expenses

Other expenses decreased $7.9 million, or 47.1%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The decrease was primarily due to reduced foreign exchange charges of $3.6 million and reduced administrative and operating expenses of $3.0 million. BGC Partners also paid a legal settlement in the amount of $1.3 million in the six months ended June 30, 2006 that did not recur during the same period in 2007.

Provision for income taxes

Provision for income taxes increased by $1.1 million, or 36.7%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. BGC Partners’ effective tax rate was 11.9% for the six months ended June 30, 2007 as compared to an effective tax rate of 9.5% for the six months ended June 30, 2006. The increase in effective tax rate was due to BGC Partners’ geographic distribution and mix of earnings.

Cumulative effect of a change in accounting principle

The cumulative effect of a change in accounting principle represents a charge incurred as result of BGC Partners’ initial adoption of SFAS 123R in 2006. SFAS 123R requires BGC Partners to account for its grant units as a liability and record an expense for the liability awards at fair value at each reporting period. BGC Partners adopted the modified prospective method which does not require it to restate prior periods. As a result of implementation, BGC Partners recognized a non-cash charge of $10.1 million in the six months ended June 30, 2006 that did not reoccur during the same period in 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Brokerage revenues

Total brokerage revenues increased by $184.1 million, or 39.8%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Commission revenues increased by $168.7 million, or 49.2%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Principal transactions revenues increased by $15.4 million, or 12.8%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Of the total increase in brokerage revenues of $184.1 million, approximately $122.0 million was attributable to BGC Partners’ acquisitions of Euro Brokers and ETC Pollak. Revenues in 2005 reflected seven months and three months of revenues for Euro Brokers and ETC Pollak, respectively, while 2006 reflects a full year for both entities. The remaining increase was due to BGC Partners’ expansion in the European and Asian markets, as well as revenue growth in BGC Partners’ products groups.

Market data

Market data revenues increased by $1.1 million, or 6.9%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was due to both growth in existing customer usage and an expanded client base resulting from increased sales efforts and product enhancements.

Fees from related parties

Fees from related parties increased by $9.4 million, or 72.3%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was primarily due to higher fees charged to affiliates for certain administrative and other support, including allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources, legal services and technology infrastructure support in the year ended December 31, 2006. Fees from related parties are dependent upon both the costs incurred by BGC Partners and the amount of administrative services utilized by Cantor.

Interest

Interest revenues increased by $12.5 million, or 138.1%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was due to increased reverse repurchase agreement transactions during the year.

Other revenues

Other revenues increased by $17.2 million, or 706.5%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was due to an increase in gains on sales of investment securities of $6.8 million and legal settlements BGC Partners received in the amount of $4.5 million in 2006. There were no legal settlements received in 2005.

Expenses

Compensation and employee benefits

Compensation and employee benefits expense increased $124.1 million, or 32.1%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The dollar increase in these expenses was primarily due to increased staffing cost in connection with BGC Partners’ global expansion efforts and the acceleration of grant unit award payments to employees.

The increase in compensation and employee benefit expenses relating to BGC Partners’ global expansion costs dealt primarily with its acquisitions of Euro Brokers and ETC Pollak, and its operational expansion in Europe and Asia. In 2005, compensation and employee benefit expenses included seven months and three months of Euro Brokers and ETC Pollak, respectively, while 2006 included a full year for both entities. The incremental months of expense represented approximately $83.0 million of the increase.

In the third quarter of 2006, Cantor decided to pay out a majority of the grant unit liability accrued for BGC Partners’ employees in conjunction with BGC Partners’ planned separation from Cantor. As a result of that determination, Cantor fair valued the liability based on a pay-out assumption in the fourth quarter of 2006. The payout and revaluation resulted in a non-cash expense charge of $18.2 million.

The remaining increase was primarily attributable to increased commission expense on BGC Partners’ increased agency transaction revenues and normal merit increases, partially offset by the non-recurrence of Her Majesty’s Revenue and Customs, which we refer to as “HMRC,” settlement of tax liabilities arising from various compensation plans established by BGC Partners’ subsidiaries operated between 1998 and 2003. In 2005 and 2006, these charges were $11.2 million and $0.8 million, respectively.

Occupancy and equipment

Occupancy and equipment expense increased by $26.9 million, or 61.3%, for the year ended December 31, 2006 compared to the year ended December 31, 2005. The dollar increase was primarily due to increased costs associated with BGC Partners’ move to its new London offices and incremental costs associated with BGC Partners’ global expansion efforts. In 2006, BGC Partners moved to its new London offices at Canary Wharf. Charges included paying duplicate rent on BGC Partners’ prior space and breaking and/or subletting its current leases at One America Square and 133 Houndsditch in London, accelerated depreciation on the abandoned leasehold improvements and the costs of moving to and furnishing the new offices. For the year ended December 31, 2006, theses charges were $20.2 million compared to $8.5 million during the year ended December 31, 2005. Occupancy and equipment expense increases in connection with BGC Partners’ global expansion dealt primarily with its acquisitions of Euro Brokers and ETC Pollak and its operational expansion in Europe and Asia. In 2005, occupancy and equipment expenses included seven months of Euro Brokers and three months of ETC Pollak, while 2006 included a full year for both entities. The incremental months of expense for Euro Brokers and ETC Pollak represented $2.1 million and $1.8 million of the increase, respectively. The remaining increase was primarily attributable to BGC Partners’ expansion efforts in Europe and Asia.

Selling and promotion

The $10.4 million, or 30.9%, increase in selling and promotion expense for the year ended December 31,4 2006 compared to the year ended December 31, 2005 was largely due to the expanded cost of sales efforts by BGC Partners’ increased broker headcount from the Euro Brokers and ETC Pollak acquisitions. The acquisitions of Euro Brokers and ETC Pollak represented $11.2 million and $1.4 million of the increase, respectively. The remaining increase was driven substantially by BGC Partners’ expansion in Europe and Asia.

Fees to related parties

Fees to related parties increased by $14.6 million, or 43.8%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was due to increased fees paid to eSpeed and Cantor, in the amount of $9.3 million, for providing back office support services for BGC Partners’ increased activity and headcount resulting from the Euro Brokers acquisition. Fees to related parties are dependent upon both the costs incurred by Cantor and eSpeed and the amount of administrative services BGC Partners utilized. In addition, fees paid to eSpeed under revenue sharing arrangements increased by $5.3 million. This increase was consistent with BGC Partners’ revenues increase from 2005 to 2006.

Communications

Communications expense increased by $10.5 million, or 28.2%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was largely due to increased communication costs as BGC Partners’ front office headcount increased with its acquisitions of ETC Pollak and Euro Brokers, which represented $4.6 million and $3.5 million of the increase, respectively. The remaining increase was primarily due to the establishment of a significant operations presence in Asia.

Professional and consulting fees

Professional and consulting fees increased by $13.3 million, or 43.5%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This was due to fees paid to consultants working in-house on special projects and legal and accounting firms consulting on various proposed and/or enacted reorganizations, mergers, acquisitions and other projects.

Interest expense

Interest expense increased by $16.2 million, or 116.7%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The variance was primarily due to increased debt from related parties to finance other operations and expansion efforts. The average long term debt outstanding for the year ended December 31, 2006 and 2005 was $190.3 million and $99.5 million, respectively.

Commissions and floor brokerage

Commissions and floor brokerage expense increased by $1.6 million, or 22.8%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increase was due to increased brokerage revenues realized with the Euro Brokers and ETC Pollak acquisitions, along with the increased brokerage revenues worldwide. As a percentage of brokerage revenues, the commission and floor brokerage decreased to 1.2% for the year ended December 31, 2006 from 1.4% in the comparable period in 2005. The decrease in the percentage in relation to total brokerage revenues was due to BGC Partners’ commission revenues growing at a faster rate than its principal transactions.

Other expenses

The $17.7 million, or 83.7%, increase in other expenses for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was primarily due to increased operational expenses in connection with the acquisitions of Euro Brokers and ETC Pollak, increased litigation reserves, business taxes and charitable contributions.

Provision for income taxes

During 2006, BGC Partners recorded an income tax benefit of $1.8 million, corresponding to an effective tax rate of 1.6%, compared to a benefit for income taxes of $7.6 million, corresponding to an effective tax rate of 7.4% in 2005. The decrease in the effective tax rate from 2005 to 2006 was largely due to the inability to use the net operating losses.

Cumulative effect of a change in accounting principle

The cumulative effect of a change in accounting principle represents a charge incurred as result of BGC Partners’ initial adoption of SFAS 123R in 2006. SFAS 123R requires BGC Partners to account for grant units held by employees of the BGC business as a liability and record an expense for the liability awards at fair value at each reporting period. BGC Partners adopted the modified prospective method, which does not require it to restate prior periods. As a result of implementation, BGC Partners recognized a non-cash charge of $10.1 million in the first quarter of 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Brokerage revenues

Total brokerage revenues increased by $172.2 million, or 59.3%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Commission revenues increased by $177.9 million, or 107.6%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Principal transactions revenues decreased by $5.7 million, or 4.5%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Of the total increase in brokerage revenues of $172.2 million, approximately $113.0 million was attributable to BGC Partners’ acquisitions of Euro Brokers and ETC Pollak during 2005. BGC Partners acquired Euro Brokers in May 2005 and ETC Pollak in September 2005. The remaining increase was due to BGC Partners’ expansion in the European and Asian markets, as well as revenue growth across various products groups.

Market data

Market data revenues increased by $2.0 million, or 13.8%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was due to both growth in existing customer usage and an expanded client base resulting from increased sales efforts and product enhancements.

Fees from related parties

Fees from related parties increased by $1.6 million, or 13.5%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was primarily due to higher fees charged to affiliates for certain administrative and other support, including allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources, legal services and technology infrastructure support in the year ended December 31, 2005.

Interest

Interest revenues increased by $8.0 million, or 757.6%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was due to increased reverse repurchase agreement transactions, cash balances and higher interest rates.

Other revenues

Other revenues decreased by $7.8 million, or 76.3%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was primarily due to a decrease in the unrealized gain on investment securities and the non-recurrence of insurance proceeds related to the terrorist attacks of September 11, 2001 that were received in 2004.

Expenses

Compensation and employee benefits

Compensation and employee benefits expense increased $193.3 million, or 100.0%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. Approximately $100.0 million of the increase related to increased staff as part of BGC Partners’ restructuring, which significantly increased management and staff levels in Europe and Asia. BGC Partners also had increased compensation and employee benefit expense due to its acquisitions of Euro Brokers and ETC Pollak during 2005. The acquisition of Euro Brokers in May 2005 and ETC Pollak in September 2005 increased compensation and employee benefit expense by approximately $72.0 million and $9.0 million, respectively.

The remaining increase in compensation and employee benefits was due to increased commissions paid to brokers, increased agency transaction revenues and a settlement with HMRC in the amount of $11.2 million arising from various compensation plans established by BGC Partners’ subsidiaries operated between 1998 and 2003.

Occupancy and equipment expense

Occupancy and equipment expense increased $25.1 million, or 133.4%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The increase in expense was primarily due to the beginning of BGC Partners’ move to new London offices at Canary Wharf. Charges included breaking and/or subletting its current leases at One America Square and 133 Houndsditch in London and accelerated depreciation on the abandoned leasehold improvements. For the year ended December 31, 2005 these charges were $8.5 million. In 2005, BGC Partners acquired Euro Brokers and ETC Pollak. Occupancy costs for these two entities for the year ended December 31, 2005 were $6.5 million and $2.0 million, respectively. The remainder of the increase was primarily due to BGC Partners’ Asian expansion.

Selling and promotion

The $7.4 million, or 28.1%, increase in selling and promotion expense for the year ended December 31, 2005 as compared to the year ended December 31, 2004 was primarily due to the expanded cost of sales efforts by BGC Partners’ increased broker headcount from the Euro Brokers acquisition. Euro Brokers represented $6.3 million of the increase. The remaining increase was due to BGC Partners’ European and Asian expansion.

Fees to related parties

Fees to related parties increased by $5.3 million, or 18.8%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was due to increased fees paid to eSpeed and Cantor, in the amount of $3.4 million, for providing back office support services for BGC Partners’ increased activity and headcount resulting from the Euro Brokers acquisition. Fees to related parties are dependent upon both the costs incurred by Cantor and eSpeed and the amount of administrative services BGC Partners utilized. In addition, fees paid to eSpeed under revenue sharing arrangements increased by $1.9 million. This increase was consistent with BGC Partners’ revenues increase from 2004 to 2005.

Communications

Communications expense increased by $16.9 million, or 83.0%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was largely due to increased communication costs as BGC Partners’ front office headcount increased with the acquisitions of Euro Brokers and ETC Pollak. Euro Brokers and ETC Pollak represented approximately $8.0 million and $1.2 million of the increase, respectively. The remaining increase was primarily due to BGC Partners’ European and Asian expansion.

Professional and consulting fees

Professional and consulting fees increased by $19.3 million, or 170.1%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was due to fees paid to consultants working in-house on special projects and legal and accounting firms consulting on various proposed and/or enacted reorganizations, mergers, acquisitions and other projects.

Interest expense

Interest expense increased by $7.8 million, or 126.6%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was primarily due to the debt incurred to finance the Euro Brokers acquisition and subordinated debt from related parties to finance operations and other expansion efforts. Interest expense associated with the Euro Brokers acquisition was $5.6 million. The average long term debt outstanding for the year ended December 31, 2005 and 2004 was $99.5 million and $0.0 million, respectively.

Commissions and floor brokerage

Commissions and floor brokerage expense increased by $3.4 million, or 96.0%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This was largely due to the increased brokerage volume realized with the Euro Brokers and ETC Pollak acquisitions along with BGC Partners’ expansion in Europe and Asia.

Other expenses

The $4.7 million, or 28.8%, increase in other expenses for the year ended December 31, 2005 as compared to the year ended December 31, 2004 was due to increased operational expenses in connection with the acquisitions of Euro Brokers and ETC Pollak.

Provision for income taxes

During 2005, BGC Partners recorded a benefit for income taxes of $7.6 million, corresponding to an effective benefit of 7.4%, compared to an income tax provision of $2.6 million, corresponding to a 70.7% effective tax rate, in 2004. The decrease in the effective tax rate from 2004 to 2005 was primarily due to the utilization of net operating losses.

Liquidity and Capital Resources

Overview

BGC Partners has primarily financed its business through cash generated by operations, subordinated loans from Cantor and capital contributions from Cantor.

Liquidity is very important for financial services firms in general and for securities firms such as BGC Partners in particular, as the market’s confidence in the BGC business is integral to its success. Consequently, BGC Partners focuses on management of funding and liquidity risk. BGC Partners’ overall objective and general funding strategy seek to ensure liquidity and diversity of funding sources to meet its financing needs at all times and under all market environments. BGC Partners seeks to prudently manage its reliance on short term unsecured borrowings by maintaining an adequate total capital base and certain long term debt arrangements with Cantor. BGC Partners regularly monitors and analyzes the size, composition and liquidity characteristics of its asset base in the context of each asset’s ability to be used to obtain secured financing. This analysis helps us in determining its aggregate need for longer term funding sources (i.e., long term debt and equity). BGC Partners views long term debt as a stable source of funding, which effectively strengthens its overall liquidity profile and mitigates liquidity risk.

Cash Flows

Cash and cash equivalents consist of cash and highly liquid investments with maturities of 90 days or less at the date of acquisition. At June 30, 2007, BGC Partners had $115.1 million of cash and cash equivalents compared to $33.8 million at June 30, 2006. At December 31, 2006, BGC Partners had $109.1 million of cash and cash equivalents compared to $127.4 million at December 31, 2005 and $19.2 million at December 31, 2004.

The following table sets forth BGC Partners’ cash flows from operating activities, investing activities and financing activities (in thousands) for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Net cash provided by (used in) operating activities	$27,449	$(105,676)	$(67,902)	$(22,802)	$(21,946)
Net cash used in investing activities	(12,421)	(25,029)	(43,011)	(109,462)	(13,725)
Net cash (used in) provided by financing activities	(9,009)	37,156	92,596	240,416	37,469

Increase (decrease) in cash and cash equivalents	$6,019	$(93,549)	$(18,317)	$108,152	$1,798

Operating Activities

Net cash from operating activities primarily consists of net income or loss adjusted for certain non-cash items including depreciation and amortization and the effects of changes in working capital. Net cash provided by operating activities for the six months ended June 30, 2007 was $27.4 million and consisted of net income of $28.6 million adjusted for non-cash items of $35.0 million partially offset by $36.2 million utilized for working capital. Net cash used in operating activities for the six months ended June 30, 2006 was $105.7 million and consisted of a net loss of $44.1 million adjusted for non-cash items of $41.5 million and $103.0 million utilized for working capital. The increase in net cash provided by operating activities for the six months ended June 30, 2007 compared to the six months ended June 30, 2006 was due to the decreased cash utilized for working capital of $66.8 million and increased net income of $72.8 million.

Net cash used in operating activities for the year ended December 31, 2006 was $67.9 million and consisted of a net loss of $123.4 million adjusted for non-cash items of $90.6 million and $35.1 million utilized for working capital. Net cash used in operating activities for the year ended December 31, 2005 was $22.8 million and consisted of a net loss of $96.1 million adjusted for non-cash items of $48.3 million and $25.0 million provided by working capital. The increase for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily due to an increased net loss and increased utilization of working capital due to normal operating activities. This increase was partially offset by non-cash grant unit award expense as a result of the adoption of SFAS 123R and the acceleration of grant unit payments.

Net cash used in operating activities for the year ended December 31, 2004 was $21.9 million and consisted of net income of $1.1 million adjusted for non-cash items of $18.3 million and $41.4 million utilized for working capital. The increase for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily due to an increased net loss, partially offset by a decreased utilization of working capital.

Investing Activities

Net cash from investing activities primarily consists of purchases of fixed assets and investment securities and acquisitions. Net cash used in investing activities was $12.4 million for the six months ended June 30, 2007 compared to $25.0 million for the six months ended June 30, 2006. The decrease in net cash used in investing activities was due to reduced fixed asset spending of $12.6 million in the first six months of 2007 versus the same period in 2006.

Net cash used in investing activities was $43.0 million for the year ended December 31, 2006 compared to $109.5 million for the year ended December 31, 2005. The decrease in net cash used in investing activities was due primarily to larger acquisitions in 2005 versus 2006. In 2006, BGC Partners acquired Aurel Leven and AS Menkul for a combined amount of $6.7 million, net of cash acquired, compared to BGC Partners’ 2005 acquisitions of Euro Brokers and ETC Pollak for a combined amount of $70.9 million, net of cash acquired.

For the year ended December 31, 2004, cash used in investing activities was $13.7 million, which consisted of fixed asset purchases.

Financing Activities

Net cash from financing activities primarily consists of borrowings and repayments on loans and capital contributions and withdrawals. Net cash used in financing activities was $9.0 million for the first six months ended June 30, 2007 compared to a $37.2 million source of cash for the first six months ended June 30, 2006. In the first six months of 2006, BGC Partners increased intercompany long-term debt by $42.0 million, and experienced net capital contributions of $3.6 million. In the first six months of 2007, BGC Partners had net intercompany long-term debt repayments of $9.0 million.

Net cash provided from financing activities was $92.6 million for the year ended December 31, 2006 compared to $240.4 million for the year ended December 31, 2005. The decrease in net cash provided from financing activities was due primarily to larger capital contributions and intercompany borrowings in 2005 versus 2006. In 2006, BGC Partners borrowed $94.6 million from Cantor to finance its expansion efforts and operations. In 2005, BGC Partners borrowed a combined $108.3 million in fixed interest rate long term loans from Cantor to finance its acquisition of Euro Brokers. Additionally, BGC Partners borrowed $46.0 million from Cantor in the form of unsecured subordinated two year loans with interest rates of LIBOR plus a margin and received capital contributions from Cantor in the amount of $146.0 million to finance its expansion efforts and operations. This was partially offset by decreased repayments of short term debt obligations. In 2006, BGC Partners repaid short term loans in the amount of $8.5 million compared to repayments of $59.9 million in 2005.

In the year ended December 31, 2004, net cash provided from financing activities was $37.5 million. Included in the amounts were short term borrowings of $48.5 million offset by net capital withdrawals of $11.0 million.

BGC Partners anticipates, based on management’s experience and current industry trends, that its existing cash resources will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months. BGC Partners expects its operating activities going forward to generate adequate cash flows to fund its normal operations. However, BGC Partners believes that there are a significant number of capital intensive opportunities for it to maximize its growth and strategic position, including, among other things, acquisitions, strategic alliances and joint ventures potentially involving all types and combinations of equity, debt and acquisition alternatives. As a result, BGC Partners may need to raise additional funds to:

•	increase the regulatory net capital necessary to support its operations;

•	support continued growth in its business;

•	effect acquisitions;

•	develop new or enhanced services and markets;

•	respond to competitive pressures; and

•	respond to unanticipated requirements.

BGC Partners cannot guarantee that it will be able to obtain additional financing when needed on terms that are acceptable, if at all.

Regulatory Requirements

The financial services industry, including the BGC business, is subject to extensive regulation. BGC Partners and its subsidiaries are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which they operate around the world. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer. In addition, self-regulatory organizations such as the FINRA and the NFA, along with statutory bodies such as the FSA and the SEC, require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with BGC Partners and are not designed to specifically protect stockholders. These regulations often serve to limit BGC Partners’ activities, including through net capital, customer protection and market conduct requirements.

Changes in legislation and in the rules and regulations promulgated by the SEC, the Commodity Futures Trading Commission, the U.S. Treasury, the FSA and other domestic and international regulators and self-regulatory organizations, as well as changes in the interpretation or enforcement of existing laws and rules, often directly affect the method of operation and profitability of broker-dealers and could result in restrictions in the way BGC Partners conducts its business. For example, the U.S. Congress, the U.S. Treasury, the Board of Governors of the Federal Reserve System and the SEC are continuing to review the nature and scope of their regulation and oversight of the government securities markets and U.S. markets. In the European context, the implementation of the Markets in Financial Instruments Directive in November 2007 will involve wide-ranging changes to European financial services regulation. Since the implementing measures are not finalized, the full impact of the Markets in Financial Instruments Directive is not yet known. Future legislation and/or regulation and uncertainties resulting from the possibility of legislation and/or regulation, could adversely impact the BGC business. Failure to comply with any of these laws, rules or regulations could result in fines, limitations on business activity, suspension or expulsion from the industry, any of which could have a material adverse effect upon BGC Partners.

If BGC Partners fails to maintain the required capital in any of its regulated subsidiaries, it may be required to suspend its broker-dealer operations in that subsidiary during the period that it is not in compliance with its capital requirements and may be subject to suspension or revocation of registration by the SEC and FINRA or withdrawal of authorization or other disciplinary action from domestic and international regulators, which would have a material adverse effect on its business. In addition, if BGC Partners fails to maintain the capital required by clearing organizations of which it is a member, its ability to clear through those clearing organizations may be impaired, which may adversely affect its ability to process trades. If the capital rules are changed or expanded, or if there is an unusually large charge against capital, operations that require the intensive use of capital would be limited. BGC Partners’ ability to withdraw capital from its regulated subsidiaries is subject to restrictions, which, in turn, could limit its ability to pay dividends, repay debt and redeem or purchase shares of its common stock. In addition, BGC Partners may become subject to capital requirements in other foreign jurisdictions in which it currently operates or in which it may enter.

BGC Partners conducts business through companies which are subject to regulatory restrictions and requirements and accordingly must maintain minimum capital as defined in the applicable jurisdictions. These regulatory capital requirements may restrict BGC Partners’ ability to withdraw capital from its subsidiaries. Certain U.S. subsidiaries are registered with the SEC and are subject to the Uniform Net Capital Requirements under Rule 15c3-1 under the Securities and Exchange Act of 1934, as amended, and, accordingly, must maintain minimum net capital (as defined under Rule 15c3-1). Additionally, BGC Financial Inc. is registered as an Introducing Broker (IB) Futures Commissions Merchant with the NFA and is therefore subject to Regulation 1.17 of the Commodity Exchange Act, which requires the maintenance of minimum adjusted net capital to be greater than 4% of customer segregated funds. Certain U.K. subsidiaries of BGC Partners are regulated by the FSA and must maintain financial resources (as defined by the FSA) in excess of the total financial resources requirement of the FSA. Certain other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate.

BGC Partners’ European regulated group (which consists of Aurel Leven, BGC Brokers Limited, BGC Brokers L.P., BGCI, BGC International L.P., ETC Pollak, EPP Holdings, MIS Brokers Limited and other intermediate non-regulated holding entities) is subject to The Financial Groups Directive. To meet the FSA’s requirements under that directive, the current corporate structure of BGC Partners’ European regulated group was reorganized as of July 1, 2007. BGC Partners established a European Holdings which is the direct owner of its European operations. This restructuring allows the FSA to achieve its statutory obligations under The Financial Groups Directive and regulate this discrete group at a consolidated level from a capital adequacy perspective. This restructuring of the regulated European entities under European Holdings will not affect their day-to-day operations as European Holdings is a holding entity.

To improve regulatory capital efficiency, BGC Partners merged the businesses of MIS Brokers Limited into BGC Brokers L.P., with respect to the businesses in London, on March 1, 2007, and, with respect to the Danish businesses, on May 1, 2007.

The regulatory requirements referred to above may restrict BGC Partners’ ability to withdraw capital from its regulated subsidiaries. As of June 30, 2007, $190.1 million of net assets were held by regulated subsidiaries. These subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $59.5 million.

Contractual Obligations and Commitments

The following table summarizes certain of BGC Partners’ contractual obligations as of December 31, 2006 (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases (1)	$206,293	$22,227	$43,485	$38,793	$101,788
Long-term debt (2)	248,896	46,000	94,578	—	108,318
Interest in long-term debt	64,795	17,880	23,507	19,641	3,767

Total contractual obligations	$519,984	$86,107	$161,570	$58,434	$213,873

(1)	Operating leases are related to rental payments under various non-cancelable leases, principally for office space.
(2)	Long-term debt represents notes payable to Cantor subsidiaries (see Note 13, Long-term Notes Payable to Related Parties, to the accompanying notes to combined financial statements of BGC Partners for more information regarding this long-term debt, including timing of payments and acceleration clauses) as of December 31, 2006. In connection with the merger, BGC Partners will settle its long-term debt obligation with Cantor. In its place, BGC Partners expects to assume a portion of Cantor’s Senior Notes in an amount not to exceed $150 million. The debt will be at a fixed rate of 7.5% and will mature in April 2010.

Off-Balance Sheet Arrangements

As of June 30, 2007, BGC Partners did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. BGC Partners may be exposed to a risk of loss not reflected on the accompanying combined financial statements of BGC Partners for certain derivative contracts, including exchange-traded futures and foreign exchange options, which represent BGC Partners’ obligations to deliver the specified securities at the contracted price and thereby may create a liability to purchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as BGC Partners’ cost to liquidate such securities and futures and options contracts may exceed the amount reported on the accompanying combined statements of financial condition of BGC Partners. The majority of BGC Partners’ derivatives contracts are short term in nature.

Critical Accounting Policies and Estimates

The following discussion is based upon the BGC Partners combined financial statements and the accompanying notes thereto, which have been prepared in accordance with U.S. GAAP. The preparation of these combined financial statements requires BGC Partners to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. BGC Partners regularly evaluates its estimates and assumptions related to stock-based compensation expense, goodwill and purchased intangible asset valuations, strategic investments, deferred income tax asset valuation allowances, restructuring costs, litigation and other loss contingencies. BGC Partners bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by BGC Partners may differ materially and adversely from its estimates. To the extent there are material differences between BGC Partners’ estimates and the actual results, BGC Partners’ future results of operations will be affected.

BGC Partners believes that the following critical accounting policies affect its more significant estimates and judgments used in the preparation of its combined financial statements and the accompanying notes thereto.

Related Party Transactions

BGC Partners shares revenues with Cantor and its affiliates. BGC Partners provides certain administrative support services to Cantor and its affiliates and Cantor provides certain administrative services to BGC Partners. In addition, Cantor provides certain introducing, clearing and settlement services to BGC Partners.

Since Cantor holds a controlling interest in BGC Partners and holds a significant interest in eSpeed, such transactions among and between BGC Partners and Cantor and eSpeed are on a basis that might not be replicated if such services or revenue sharing arrangements were between, or among, unrelated parties.

Goodwill

BGC Partners reviews goodwill and indefinite lived intangible assets for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as a purchase. Goodwill is no longer amortized, but instead is subject to periodic testing for impairment. Goodwill impairment is determined using a two-step approach. The first step of the goodwill test compares the fair value of a reporting unit with its carrying amount, including goodwill. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that difference.

Determining the fair value of goodwill assets is judgmental in nature and involves the use of significant estimates and assumptions. BGC Partners bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Impairment of Long Lived Assets

BGC Partners reviews long-lived assets, such as property, plant and equipment, and definite lived intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Contingencies

In the normal course of business, BGC Partners has been named as a defendant in various lawsuits and proceedings and has been involved in certain regulatory examinations. Additional actions, investigations or proceedings may be brought from time to time in the future. BGC Partners is subject to the possibility of losses from these various contingencies. Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies. An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. BGC Partners accrues a liability for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date. BGC Partners has recorded reserves for certain contingencies to which it may have exposure, such as reserves for certain income tax and litigation contingencies and contingencies related to the employer portion of

National Insurance Contributions in the United Kingdom. BGC Partners discloses asserted claims when it is at least reasonably possible that an asset had been impaired or a liability had been incurred as of the date of the financial statements and unasserted claims when it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable. It is not presently possible to determine BGC Partners’ ultimate exposure to these matters and there is no assurance that the resolution of these matters will not significantly exceed the reserves BGC Partners has accrued. It is BGC Partners’ management’s opinion that the ultimate resolution of these matters, while not likely to have a material adverse effect on BGC Partners’ combined financial condition, could be material to its operating results for any particular period. See “Information About BGC Partners’ Business—Legal Proceedings.”

Income Taxes

SFAS No. 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Estimates and judgment are required in assessing the future tax consequences of events that have been recognized in BGC Partners’ combined financial statements or tax returns.

Recently Adopted Accounting Pronouncements

SFAS No. 123R: Effective January 1, 2006, BGC Partners adopted SFAS 123R using the modified prospective method.

FIN 47: In March 2005, the Financial Accounting Standards Board, which we refer to as the “FASB,” issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143, which we refer to as “FIN 47,” to clarify the timing of the recording of certain asset retirement obligations required by SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 was effective December 31, 2005. The adoption of FIN 47 did not have a material impact on BGC Partners combined statements of operations, financial condition and cash flows.

SFAS No. 154: BGC Partners adopted SFAS No. 154, Accounting Changes and Error Corrections, which we refer to as “SFAS 154,” which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28 effective January 1, 2006. SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. The adoption of SFAS 154 did not have a material impact on BGC Partners’ combined statements of operations, financial condition and cash flows.

SAB No. 108: In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, which we refer to as “SAB 108.” Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. BGC Partners applied SAB 108 in the fourth quarter of 2006, and SAB 108 did not have a material impact on BGC Partners’ combined statements of operations, financial condition and cash flows.

EITF 04-5: BGC Partners adopted Emerging Issues Task Force, which we refer to as “EITF,” Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights on June 29, 2005 for all newly-formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified and on January 1, 2006 for all other limited partnerships. The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without having to show cause or (b) substantive participating rights in managing the partnership. This guidance became effective upon ratification by the FASB. The adoption of EITF 04-5 did not have a material impact on BGC Partners’ combined statements of operations, financial condition and cash flows.

FIN 46(R)-6: In April 2006, the FASB issued FASB Staff Position, which we refer to as “FSP,” No. FIN 46(R)-6, Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R), which we refer to as “FSP FIN 46(R)-6.” FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FIN 46R be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. The adoption of FSP FIN 46(R)-6 on July 1, 2006 did not have a material impact on BGC Partners’ combined financial statements.

SFAS No. 158: In October 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R), which we refer to as “SFAS 158.” SFAS 158 requires a calendar year company with publicly traded equity securities that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan(s) in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006, for entities with publicly traded equity securities. SFAS 158 was required to be adopted by BGC Partners for the year ended December 31, 2006. The adoption of SFAS 158 did not have a material impact on BGC Partners’ combined financial statements.

New Accounting Pronouncements

SFAS No. 155: In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements 133 and 140, which we refer to as “SFAS 155.” SFAS 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on BGC Partners’ combined financial statements.

SFAS No. 157: In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which we refer to as “SFAS 157.” SFAS 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. SFAS 157 nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts where the firm cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model, if market participants would also include such an adjustment. In addition, SFAS 157 prohibits the recognition of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The provisions of SFAS 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. SFAS 157 will be effective for BGC Partners as of January 1, 2008. BGC Partners is currently evaluating the potential impact of adopting SFAS 157.

FIN 48: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, which we refer to as “FIN 48.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a division’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for BGC Partners as of January 1, 2007. The adoption of FIN 48 did not have a material impact on BGC Partners’ combined financial statements.

SFAS No. 159: In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, which we refer to as “SFAS 159.” SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for BGC Partners as of January 1, 2008. BGC Partners is currently evaluating the potential impact of adopting SFAS 159.

FSP FIN 39-1: In April 2007, the FASB issued FSP No. FIN 39-1, Amendment of FASB Interpretation No. 39, which we refer to as “FSP FIN 39-1.” FSP FIN 39-1 addresses the right of offset for derivative instruments under master netting agreements. FSP FIN 39-1 states that a reporting entity is permitted to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counter party under the same master netting arrangement. FSP FIN 39-1 will be effective for BGC Partners as of January 1, 2008. BGC Partners does not anticipate the adoption of FSP FIN 39-1 will have a material impact on its combined financial statements.

FSP FIN 48-1: In May 2007, the FASB issued FSP No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, which we refer to as “FSP FIN 48-1.” FSP FIN 48-1 amends FIN 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 states that a tax position could be effectively settled upon examination by a taxing authority. Assessing whether a tax position is effectively settled is a matter of judgment because examinations occur in a variety of ways. In determining whether a tax position is effectively settled, an enterprise should make the assessment on a position-by-position basis, but an enterprise could conclude that all positions in a particular tax year are effectively settled. FSP FIN 48-1 was effective for BGC Partners as of January 1, 2007. The adoption of FSP FIN 48-1 did not have a material impact on BGC Partners’ combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices or other factors will result in losses for a specified position. In the normal course of business, BGC Partners holds investment securities and equity investments which are recorded as assets on the accompanying combined statements of financial condition. BGC Partners is exposed to the risk that equity prices may fluctuate. BGC Partners enters into transactions to sell securities not yet purchased, which are recorded as liabilities on the accompanying combined statement of financial condition. BGC Partners is exposed to the risk that potential market price increases may cause the ultimate liability for such commitments to exceed the amount recognized on the accompanying combined statement of financial condition. BGC Partners holds derivative contracts and faces potential market risks related to fluctuations in the interest rates, foreign exchange rates and equity prices that these derivative contracts are tied to.

Foreign Currency Risk

BGC Partners is exposed to risks associated with changes in foreign exchange rates. As foreign currency exchange rates change, the U.S. dollar equivalent of revenues and expenses denominated in foreign currencies change. BGC Partners’ U.K. operations generate a majority of their revenues in the British Pound and Euros. On a daily basis, all cash balances except those necessary to pay short term expenses are converted to U.S. dollars. Changes in the translation of BGC Partners’ net assets are recorded as part of its results of operations and fluctuate with changes in foreign currency conversion rates.

BGC Partners does not consider the related economic risk to be material to its results of operations. BGC Partners estimates that a hypothetical 10% adverse change in foreign exchange rates would have resulted in a decrease in net income in its international operations of approximately $2.0 million.

A substantial part of BGC Partners’ foreign currency related business is on a name give-up basis resulting in no market or credit risks. BGC Partners runs a very small principal business in foreign currency. The focus in this business is not to take market risks but to facilitate customer flows with liquidity providers on the other side of the transaction, providing the offsets.

The majority of BGC Partners’ derivative business is concentrated in spot foreign currency transactions with a relatively minor portion in short-dated forwards and options contracts. Exposure to non-performance in BGC Partners’ foreign currency and derivative contracts is minor. BGC Partners’ counterparties can be either major banking institutions, small financial institutions or individual investors. For the small financial institutions and individual investors, the risk is mitigated through the following:

•

Customers are required to post cash margin in advance of trading. Any exceptions are specifically approved by management. All customers are reviewed for their credit status and are monitored periodically for potential default. Notional gross limits set on cumulative outstanding trades for a given customer. All customer positions are realized on a daily basis and rolled forward at market, any resulting profit or loss is credited or charged to their account;

•

Stop loss levels are set against customer positions and stop loss orders are placed with market liquidity providers to ensure that resulting market-driven credit exposure to customers is contained within margins posted. In the case of large institutional customers with unsecured credit limits, stop losses are used to minimize potential credit overages;

•

Any small residual market risk on the desk that may result primarily due to timing mismatches between customer trades and hedges is strictly controlled using value-at-risk, which we refer to as “VAR,” limits. All currency exposures are quantified, including value date mismatches. Exposures are aggregated and a VAR measure is calculated using a one year variance and covariance matrix. Extreme adverse market stresses are also calculated.

The accounting for derivative contracts is established in SFAS No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities, which we refer to as “SFAS 133.” SFAS 133 requires that an entity recognize all derivative contracts as either an asset or liability and measure those instruments at fair value. The fair values of BGC Partners’ derivative contracts are determined from quoted market prices or other public price sources. BGC Partners does not designate any of its derivative contracts as hedges for accounting purposes. The change in fair value of derivative contracts is reported as part of “Principal transactions” on the accompanying combined statements of operations. All derivative contracts are recorded on a net-by-counterparty basis where management believes a legal right of setoff exists under an enforceable netting agreement.

Interest Rate Risk

BGC Partners had $131.6 million in variable-rate debt outstanding as of June 30, 2007. These debt obligations are subject to fluctuations in interest rates, which impact the amount of interest BGC Partners must pay. If variable interest rates were to increase by 0.50% per annum, the annual impact to BGC Partners’ net income would be a reduction of approximately $0.7 million.

Credit Risk

Credit risk arises from potential non-performance by counterparties and customers. BGC Partners has established policies and procedures to manage its exposure to credit risk. BGC Partners maintains a thorough credit approval process to limit exposure to counterparty risk and employ stringent monitoring to control the market and counterparty risk from its matched principal and agency businesses. BGC Partners’ brokers may only execute transactions for clients that have been approved by its credit committee following review by its credit department. BGC Partners’ credit approval process generally includes verification of key financial information and operating data and anti-money laundering verification checks. BGC Partners’ credit review process includes consideration of independent credit agency reports and a visit to the entity’s premises, if necessary. BGC Partners has developed and utilizes a proprietary, electronic credit monitoring system.

Credit approval is granted by BGC Partners’ credit committee, which is comprised of senior management and representatives from its compliance, finance and legal departments. Credit approval is granted subject to certain trading limits and may be subject to additional conditions, such as the receipt of collateral or other credit support. Counterparties are reviewed for continued credit approval on at least an annual basis and the results are provided to the credit committee. Maintenance procedures include reviewing current audited financial statements and publicly available information on the client, collecting data from credit rating agencies, where available, and reviewing any changes in ownership, title or capital of the client.

Principal Transaction Risk

Through BGC Partners’ subsidiaries, it executes matched principal transactions in which it acts as a “middleman” by serving as counterparty to both a buyer and a seller in matching back-to-back trades. These transactions are then settled through a third-party clearing organization. Settlement typically occurs within one to three business days after the trade date. Cash settlement of the transaction occurs upon receipt or delivery of the underlying instrument that was traded. In a limited number of circumstances, BGC Partners may settle a principal transaction on a free of payment basis or by physical delivery of the underlying instrument.

The number of matched principal trades BGC Partners executes has continued to grow as compared to prior years. Matched principal trades in the less liquid markets on which BGC Partners focuses are less likely to settle on a timely basis than transactions in more liquid markets. Receivables from brokers, dealers and clearing organizations and payables to brokers, dealers and clearing organizations on BGC Partners’ combined statement of financial condition primarily represent the simultaneous purchase and sale of the securities associated with those matched principal transactions that have not settled as of their stated settlement dates. BGC Partners’ experience has been that substantially all of these transactions ultimately settle.

Matched principal transactions expose BGC Partners to risks. In executing matched principal transactions, BGC Partners is exposed to the risk that one of the counterparties to a transaction may fail to fulfill its obligations, either because it is not matched immediately or, even if matched, one party fails to deliver the cash or securities it is obligated to deliver. BGC Partners’ focus on less liquid and OTC markets exacerbates this risk because transactions in these markets are less likely to settle on a timely basis. Adverse movements in the prices of securities that are the subject of these transactions can increase risk. In addition, widespread technological, natural disasters (e.g. tsunamis and earthquakes) or communication failures, such as those which occurred as a result of the terrorist attacks on September 11, 2001 and the blackout in the eastern portion of the United States in August 2003, as well as actual or perceived credit difficulties or the insolvency of one or more large or visible market participants, could cause market-wide credit difficulties or other market disruptions. These failures, difficulties or disruptions could result in a large number of market participants not settling transactions or otherwise not performing their obligations.

BGC Partners is subject to financing risk in these circumstances because if a transaction does not settle on a timely basis, the resulting unmatched position may need to be financed, either directly by BGC Partners or through one of its clearing organizations, at BGC Partners’ expense. These charges may be recoverable from the failing counterparty, but sometimes are not. Finally, in instances where the unmatched position or failure to deliver is prolonged or widespread due to rapid or widespread declines in liquidity for an instrument, there may also be regulatory capital charges required to be taken by BGC Partners, which depending on their size and duration, could limit its business flexibility or even force the curtailment of those portions of its business requiring higher levels of capital. Credit or settlement losses of this nature could adversely affect its financial condition or results of operations.

In the process of executing matched principal transactions, miscommunications and other errors by BGC Partners’ clients or BGC Partners can arise whereby a transaction is not completed with one or more counterparties to the transaction, leaving BGC Partners with either a long or short unmatched position. These unmatched positions are referred to as “out trades,” and they create a potential liability for BGC Partners. If an out trade is promptly discovered and there is a prompt disposition of the unmatched position, the risk to BGC Partners is usually limited. If the discovery of an out trade is delayed, the risk is heightened by the increased possibility of intervening market movements prior to disposition. Although out trades usually become known at the time of, or later on the day of, the trade, it is possible that they may not be discovered until later in the settlement process. When out trades are discovered, BGC Partners’ policy is to have the unmatched position disposed of promptly, whether or not this disposition would result in a loss to BGC Partners. The occurrence of out trades generally rises with increases in the volatility of the market and, depending on their number and amount, such out trades have the potential to have a material adverse effect on BGC Partners’ financial condition and results of operations. Transactions done on an agency basis may also give rise to such risks.

In addition, liability for unmatched trades could adversely affect BGC Partners’ results of operations and balance sheet. BGC Partners allows certain of its brokerage desks to enter into unmatched principal transactions in the ordinary course of business, primarily for the purpose of facilitating clients’ execution needs, adding liquidity to a market or attracting additional order flow. As a result, BGC Partners has market risk exposure on these unmatched principal transactions. BGC Partners’ exposure varies based on the size of the overall positions, the terms of the instruments brokered and the amount of time the positions are held before it disposes of the position. BGC Partners does not track its exposure to unmatched positions on an intra-day basis; however, it attempts to mitigate its market risk on these positions by hedging its exposure. These unmatched positions are intended to be held short term. However, due to a number of factors, including the nature of the position and access to the market on which it trades, BGC Partners may not be able to match the position and it may be forced to hold the position overnight. To the extent these unmatched positions are not disposed of intra-day, BGC Partners marks these positions to market.

Adverse movements in the securities underlying these positions or a downturn or disruption in the markets for these positions could result in a substantial loss. In addition, principal gains and losses resulting from these positions could on occasion have a disproportionate effect, positive or negative, on BGC Partners’ financial condition and results of operations for any particular reporting period.

BGC Partners also attempts to mitigate the risks associated with principal transactions through its credit approval and credit monitoring processes. BGC Partners maintains a credit approval process as described above under the discussion of “Credit Risk” as a means of mitigating exposure to counterparty risk. In addition, BGC Partners’ credit risk department regularly monitors concentration of market risk to financial instruments, countries or counterparties and regularly monitors trades that have not settled within prescribed settlement periods or volume thresholds. BGC Partners has developed and utilizes a proprietary, electronic risk monitoring system, which provides management with twice daily credit reports that analyze credit concentration.

INFORMATION ABOUT THE COMBINED COMPANY

Overview

The Combined Company, which will be renamed “BGC Partners, Inc.,” will be a leading inter-dealer broker, offering integrated voice, hybrid and fully electronic execution and other brokerage services to banks, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data, analytics and financial technology solutions related to selected financial instruments and markets. The Combined Company will have offices in New York, London, Paris, Chicago, Toronto, Mexico City, Copenhagen, Nyon, Beijing (representative office), Tokyo, Hong Kong, Singapore, Sydney, Seoul and Istanbul.

Competitive Strengths

We believe that the following principal competitive strengths will help to establish the Combined Company as a leading global inter-dealer broker:

The Combined Company Will Be a Leading Inter-Dealer Broker with Specific Strengths in Key Markets. The Combined Company will be a leading global full-service inter-dealer broker with specific strengths in key markets. The businesses that will form the Combined Company have provided brokerage services for more than 30 years. The businesses comprising the Combined Company have displayed leadership in a multitude of markets globally, including the markets for certain interest rate derivatives, foreign exchange and commodity products, and have been recognized within the industry for their strong presence in interest rate products, including interest rate swaptions, exotic interest rate products, interest rate caps/floors, interest rate swaps and repurchase agreements. Based on the first six months of 2007 revenues and the Company’s growth outlook, we believe that the Combined Company will constitute the third largest inter-dealer broker in the world. Over the past several years, Risk and Asia Risk magazines have named the BGC businesses that will form a part of the Combined Company as a leading broker in numerous product categories, including interest rate swaps, currency derivatives, equity derivatives and credit derivatives. The Risk and Asia Risk magazine rankings are based on an annual survey of broker-dealers in the various markets covered by such magazines. We believe the leadership position the Combined Company will have in these markets and its access to a broad customer base will allow it to locate the best price and to deliver the best execution for its customers, in both liquid and illiquid markets.

The Combined Company Will Have Strong Core Brokerage Relationships. We believe that a key strength of the Combined Company’s business lies in eSpeed’s and BGC Partners’ long-established relationships with some of the world’s largest financial institutions. These relationships provide access to significant pools of liquidity, which is a key component of attracting new customers and enhancing the Combined Company’s role as a provider of liquidity, price discovery and efficient execution. These strong relationships also will allow the Combined Company to participate in growth opportunities as these institutions begin to use newer products for risk management and trading.

The Combined Company Will Have a Full Scale, Hybrid Brokerage Platform. The Combined Company’s position as a premier broker will be enhanced by its hybrid brokerage platform. We believe that the more complex, less liquid markets on which the Combined Company will focus often require significant amounts of personal and attentive service from brokers. In more mature markets, the Combined Company will offer electronic trading capabilities to its customers. The Combined Company’s hybrid platform will allow its customers to trade on a voice, screen-assisted, voice-assisted or, where available, fully electronic basis, regardless of whether the trade is OTC or exchange-based, and to benefit from the experience and market intelligence of its worldwide brokerage network. The Combined Company’s electronic capabilities will include clearing, settlement and other back office services as well as straight-through processing for its customers across several products. We believe the hybrid brokerage approach will provide the Combined Company with a competitive advantage over competitors who do not offer this range of technology.

The Combined Company Will Provide Quality Software, Market Data and Analytics Products. The Combined Company’s leading position and liquidity in brokerage markets will allow it to provide its customers with high quality market data and analytics products. The Combined Company’s data products will be for U.S. and European securities and derivatives and will be marketed as BGCantor Market Data. These products will be designed to serve the needs of certain markets for reliable data and trusted analytics tools. The Combined Company’s ability to offer these products not only will help to support its leadership in several key markets but will also provide it with a stable source of non-brokerage revenues.

In addition, the Combined Company’s proprietary software will leverage its global infrastructure, software and systems, portfolio of intellectual property and electronic trading expertise to provide customers with electronic marketplaces and exchanges and real-time auctions to enhance securities issuance and to customize trading interfaces. The Combined Company’s software solutions will takes advantage of the scalability, flexibility and functionality of the eSpeed system to enable its customers to distribute their branded products to their customers through online offerings and auctions, including private and reverse auctions, via its trading platform and global network. Using eSpeed Software Solutions, customers will be able to develop a marketplace, trade with their customers, issue securities, trade odd lots, access program trading interfaces and access the Combined Company’s network and its intellectual property. In addition to long term licensing agreements, the Combined Company will have software solutions agreements with a number of U.S. and international enterprises, including the World Bank and the Federal Home Loan Bank.

The Combined Company Will Have the Ability to Identify, Recruit and Retain Key Talent. In October 2004, BGC Partners employed 483 brokers. As of June 30, 2007, the number of BGC Partners brokers had increased by over two and a half times to 1,211. In a competitive environment, BGC Partners has demonstrated its ability to successfully build, attract and retain leading brokers, including through acquisitions of new businesses, in order to expand and solidify its brokerage staff. We believe the Combined Company’s ability to attract talent across the globe will enable it to grow its business and provide its customers with trading execution that is superior to that provided by many of its competitors.

The Combined Company’s Partnership Structure Will Create Long Term Incentives. As of June 30, 2007, BGC Partners had 316 founding partners. The Combined Company’s partnership structure will be one of the unique strengths of its business. We believe that it provides long term incentives and is an effective tool in recruiting, motivating and retaining key employees. Key professionals who are invited to be partners will be required to make a capital contribution to establish their partnership account. We believe that the ability to participate in the ongoing success of the enterprise acts as a strong motivator for brokers to perform and aligns their interests with stockholders.

Proven Acquisition Track Record. In 2005, BGC Partners acquired Euro Brokers and ETC Pollak, and has integrated these established brokerage companies into its business. In November 2006, BGC Partners acquired Aurel Leven, one of the leading independent inter-dealer brokers in France, active in the equities, equity derivatives and fixed income markets, and, in December 2006, BGC Partners acquired AS Menkul, an established broker in Turkey. More recently, in August 2007, BGC Partners acquired the emerging markets equities derivatives business of Marex Financial. These acquisitions allowed BGC Partners to expand its broker headcount, product offerings and geographic footprint. These acquisitions gave BGC Partners sufficient scale to compete effectively in a number of products, including U.S. Treasuries, U.S. securities repurchase agreements, U.S. agencies, eurobonds, interest rate options/swaps, cash markets and emerging market credit default swaps. We believe that this ability to successfully identify, acquire and integrate high quality brokerage companies will provide the Combined Company with the opportunity to strengthen and enhance its franchise and to continue the rebuilding of U.S. business and expand in local markets internationally.

The Combined Company Will Have An Experienced Senior Management. The Combined Company will be led by a core senior management team, each of whom has over 20 years of experience in or related to the securities industry. The Chairman of the Board of Directors and Chief Executive Officer of eSpeed and Cantor, Mr. Lutnick, who will serve as the Combined Company’s Chairman and Co-Chief Executive Officer, guided

BGC Partners, eSpeed and Cantor through the aftermath of the events of September 11, 2001 and was instrumental in the initial public offering of eSpeed in 1999. Prior to the events of September 11, 2001, Mr. Amaitis, who will serve as the Combined Company’s Co-Chief Executive Officer and as a member of its board of directors, led the inter-dealer brokerage business of Cantor, which we believe was one of the largest inter-dealer broker in the world. Since these events, Mr. Amaitis has successfully led the resurgence of the BGC business. Mr. Amaitis and the Combined Company’s President, Mr. Lynn, have presided over the addition of hundreds of new brokers and the expansion and growth of business in the United States, Europe and Asia. The Combined Company’s senior management team will be supported by a highly experienced and qualified team of managers. We believe that the Combined Company’s experienced senior management team will give it a competitive advantage in executing its business strategy.

Strategy

The Combined Company will seek to enhance its position as a leading global inter-dealer broker by increasing its market share in existing markets and expanding into new markets. The Combined Company intends to achieve this goal by employing the following strategies:

Regain Leadership Position and Selectively Explore Unique Growth Opportunities in the U.S. Market. BGC Partners has significantly rebuilt its presence in the U.S. market through the acquisition of established brokerage operations and the hiring of experienced brokers. Having made these investments, we believe that the Combined Company will be well-positioned to achieve additional growth in the U.S. market.

Achieve and Maintain Leading Positions in Targeted Traditional, Liquid Markets. The Combined Company intends to strengthen its position as a leading provider of inter-dealer brokerage services. technology, analytics and market data products in the markets on which it will focus. We believe that in these selected markets, the Combined Company will have the scale to be a top participant, and we believe underlying macro fundamentals allow additional room for growth.

Build and Develop Less Liquid, High-Growth Markets. The Combined Company plans to build and expand in markets for selected emerging asset classes. We believe that the Combined Company’s role as a top participant in certain underlying securities will be helpful in building liquidity in the higher growth, higher margin businesses associated with these underlying securities. The Combined Company intends to leverage its leading position in traditional markets to build these new businesses. For instance, BGC Partners launched a new credit derivatives platform that is currently being used by over 25 major banks. It is expected that BGC Partners’ position as a market leader and the relationships it has developed in the cash bond market will help the Combined Company grow this business. We believe there is a strong cross-selling opportunity as BGC Partners’ cash bond market brokers introduce their customers to the Combined Company’s new credit derivatives platform.

Expand in Attractive Markets Where Local Presence and Expertise Are Required. The Combined Company plans to continue to expand into new geographies and build local presence in such geographies. We believe that having local presence and expertise in targeted markets will provide the Combined Company with a competitive advantage. BGC Partners established local market presence in continental Europe through its acquisitions of ETC Pollak and Aurel Leven in France and in emerging markets through its acquisitions of AS Menkul in Turkey and the emerging markets equities derivatives business of Marex Financial in the U.K and South Africa . Additionally, BGC Partners has significantly built out its Asian platform from approximately 51 brokers as of January 2005 to 278 brokers as of June 30, 2007. BGC Partners has also recently added to its footprint in Asia by opening an office in Seoul.

Leverage Existing Developed Infrastructure to Drive Operational Leverage. BGC Partners has made substantial investments in brokers and technology in its targeted markets, as has eSpeed in its technology. This infrastructure is in place and immediately scalable to support the Combined Company’s future businesses and will give the Combined Company considerable operational leverage. Due to the fixed cost nature of the back office business, each additional transaction executed on the Combined Company’s hybrid system will add incremental margin to its business. Additionally, the Combined Company’s market data offerings, clearing, processing and back office services will provide opportunities for margin improvement as brokers increase production or as trading volumes continue to rise.

Expand the Combined Company’s Broker Workforce Through Acquisitions and Recruitment. Since August 2004, BGC Partners has expanded its workforce significantly and, as of June 30, 2007, BGC Partners had approximately 1,211 brokers. BGC Partners has a proven track record of growing the global network of brokers through business acquisitions and recruiting efforts, and we believe the Combined Company will be well-positioned to continue to do so. The Combined Company intends to continue to selectively acquire companies and to hire both experienced brokers and less experienced broker trainees with the goal of further developing its market position in various products, accelerating its growth and enhancing its profitability.

Grow and Expand the Combined Company’s Market Data and Analytics Services and Products. The Combined Company intends to further develop its market data services by integrating proprietary information generated by its inter-dealer brokerage business into new market data products designed to meet the needs of a greater number of customers. Sophisticated quantitative approaches to risk management as well as customer time sensitivity have created new needs, uses and demands for trading-related data and analytics. The Combined Company intends to create new value-added services to complement these products, including databases, analytical tools and other services to assist end-users.

Grow and Expand the Combined Company’s Software Solutions Services and Products. The Combined Company’s futures business comprises an order routing service that offers customers access to the futures markets over the eSpeed network and the Ecco-branded front-end trading software product that provides sophisticated trading tools such as automated spreading. The Combined Company plans to grow these complementary businesses by leveraging the current eSpeed customer base, while at the same time connecting new and existing Ecco customers to the eSpeed futures order routing service. More generally, the Combined Company plans to continue to market routing services through the alternative eSpeed front-end and via API access while independently targeting Ecco software products at the wider professional electronic futures trading community.

The Combined Company plans to capitalize on its global infrastructure, intellectual property and electronic trading expertise to provide a complete outsourced solution to customers to enable them to access exchanges and electronic markets and distribute their branded products to their customers through online offerings, auctions, including private and reverse auctions, direct dealing capabilities and customized trading interfaces. The Combined Company’s sales force will be focused on licensing eSpeed Software Solutions technology to existing and new customers worldwide.

Leverage the Combined Company’s Intellectual Property Portfolio. The Combined Company will have a strong intellectual property portfolio and will be committed to developing, maintaining and protecting its existing portfolio and developing and protecting new enhancements, products and inventions. The Combined Company will enter into long-term licensing agreements, with respect to its intellectual property, with a number of customers and exchanges and, from time to time, may be engaged in legal action to protect or defend its intellectual property. The Combined Company’s strategy may also include licensing such intellectual property for royalties, entering into joint ventures with other marketplaces or exchanges or exclusively using patents in its marketplaces.

Dividend Policy

The Combined Company will be a holding company with no direct operations and will be able to pay dividends only from its available cash on hand and funds received from distributions from BGC U.S. and BGC Global.

BGC U.S. and BGC Global intend to distribute to their limited partners, including the Combined Company, on a pro rata and quarterly basis, sufficient cash to cover all of the tax liabilities attributable to their interests in BGC U.S. and BGC Global. Each of BGC U.S. and BGC Global will generally also distribute to its limited partners any additional net income remaining after tax liabilities. Accordingly, generally 100% of BGC U.S.’s and BGC Global’s net income for each fiscal year will be distributed to the limited partners of BGC U.S. and

BGC Global, including the Combined Company. BGC U.S.’s and BGC Global’s ability to make any distributions to the Combined Company will also depend upon other factors, including operating results, cash flow from operations, capital requirements and contractual, legal, financial and regulatory restrictions.

BGC Holdings will distribute, from any cash distributed to it by BGC U.S. and BGC Global, to its limited partners, sufficient cash to cover all of the tax liabilities attributable to their interests in BGC Holdings. BGC Holdings will generally also distribute to its limited partners any excess cash remaining after tax liabilities. Accordingly, unless the Combined Company and Cantor otherwise agree, 100% of BGC Holdings’ net income for each fiscal year will be distributed to the limited partners of BGC Holdings.

It is the current non-binding intention of the Combined Company to either match the distribution policy of BGC Holdings, so that the Combined Company distributes, as dividends, a substantial portion of the cash it receives from BGC U.S. and BGC Global to the holders of Combined Company Class A common stock and Class B common stock or to purchase shares of its common stock. There is, however, no assurance that the Combined Company and BGC Holdings will distribute to their respective equity holders an equal proportion of their profits from BGC U.S. and BGC Global and we expect that in the future the Combined Company may reinvest in BGC U.S. and BGC Global, including for the business needs of BGC U.S. and BGC Global.

It is the non-binding intention of BGC Partners (and, after the merger, the Combined Company), BGC U.S. and BGC Global to maintain a Combined Company ratio (as defined below) equal to one. Accordingly, we expect that the Combined Company may make dividends, subdivisions, combinations, distributions or issuances in connection with certain reinvestments in BGC U.S. and BGC Global that the Combined Company may elect to make in the future, as described above. See “Related Agreements—Separation Agreement—Reinvestments in the Opcos; Pre-Emptive Rights; Distributions to Holders of BGC Partners Common Stock.”

Nothing prevents the Combined Company, as noted above, from reinvesting in BGC U.S. and BGC Global pursuant to its reinvestment right or requires Cantor to exercise its pre-emptive right, and, as also noted above, we expect that the Combined Company may reinvest in BGC U.S. and BGC Global, including for the business needs of BGC U.S. and BGC Global. However, the one-for-one exchange ratio of BGC Holdings limited partnership interests for Combined Company common stock will not be adjusted to the extent that the Combined Company has made a dividend, subdivision, combination, distribution or issuance to maintain the Combined Company ratio in connection with a reinvestment by the Combined Company pursuant to its reinvestment right.

If BGC Holdings distributes to its limited partners a greater share of income received from BGC U.S. and BGC Global than the Combined Company distributes to its stockholders, then as Cantor exercises its exchange right to acquire Combined Company Class B common stock or Combined Company Class A common stock, as applicable (or, (1) after Cantor determines that a BGC Holdings founding partner interest can be exchanged, a founding partner exchanges such interest for Combined Company Class A common stock, (2) once a restricted exchangeable interest has become exchangeable in accordance with terms and conditions of the grant of such restricted exchangeable interest, a restricted exchangeable partner exchanges such interest for Combined Company Class A common stock and (3) any working partner interests that are issued, after BGC Partners determines with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, that a working partner interest can be exchanged, a working partner exchanges such interest for Combined Company Class A common stock), then Cantor, such founding partners, such restricted exchangeable partners or such working partners, as the case may be, will have a proportionate interest in the excess cash held by the Combined Company to the extent the Combined Company retains excess cash balances or acquires assets with excess cash balances.

The Combined Company’s ability to pay dividends may also be limited by covenants contained in future financing or other agreements. In addition, under Delaware law, dividends may be payable only out of surplus, which is the Combined Company’s net assets minus its liabilities and its capital, or, if the Combined Company has no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Accordingly, any unanticipated accounting or other charges against net income may adversely affect the Combined Company’s ability to declare dividends. There can be no assurance that the Combined Company board of directors will declare dividends at all or on a regular basis.

For purposes of this section, the “Combined Company ratio” means, as of any date, the number equal to (a) the aggregate number of BGC U.S. units held by the Combined Company and its subsidiaries (other than BGC Holdings, BGC U.S. and BGC Global and their respective subsidiaries) as of such time divided by (b) the aggregate number of shares of Combined Company common stock issued and outstanding as of such time.

Competition

The Combined Company will encounter competition in all aspects of its brokerage business and compete primarily with other inter-dealer brokers.

Inter-Dealer Brokers. The Combined Company will primarily compete with four major, diversified inter-dealer brokers. These inter-dealer brokers are ICAP plc, Tullett Prebon plc, GFI Group Inc. and Compagnie Financière Tradition (which is majority owned by Viel & Cie), all of which are currently publicly traded companies. Other inter-dealer broker competitors will include a number of smaller, private firms that tend to specialize in specific product areas or geographies.

Demand for services of brokers is directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. We believe that other significant factors affecting competition in the brokerage industry are the quality and ability of professional personnel, the depth and pricing efficiency of the market displayed by a broker, the strength of the technology used to service and execute on those markets and the relative prices of services and products offered by the brokers and by competing markets and trading processes.

Exchanges. Although the Combined Company’s businesses will often use exchanges to execute transactions brokered in OTC markets, we believe that exchanges will continue to seek to migrate products traditionally traded in OTC markets by inter-dealer brokers to exchanges. However, we believe that when a product goes from OTC to exchange-traded, the underlying OTC market often continues to experience growth in line with the growth of the exchange-traded contract.

Market Data. The majority of the Combined Company’s inter-dealer broker competitors also sell proprietary market data which will compete with its market data offerings. In addition to direct sales, the Combined Company will resell its market data through large market data and information providers. These companies have significant established presences on virtually every trading desk in the Combined Company’s industry. Some of these companies have expanded their product mix to include electronic trading and execution in addition to their traditional market data offerings.

Fully Electronic Trading. The Combined Company’s competitors in fully electronic trading will be numerous and include other inter-dealer brokerage firms, multi-dealer trading companies, technology companies and market data and information vendors, securities and futures exchanges, electronic communications networks, crossing systems, software companies, consortia, business-to-business marketplace infrastructure companies and niche market energy and other commodity Internet-based trading systems.

For example, ICAP plc will be a significant competitor in the electronic trading of government securities and in the electronic spot foreign exchange markets, along with Reuters plc in the latter. There are also a number of smaller electronic trading platforms competing in the spot foreign exchange space. GFI Group Inc., Creditex Inc. and ICAP plc are currently active in the fully electronic trading of credit derivatives.

Software. The futures market also has a number of competing order-routing and Independent Software Vendor solutions for electronic trading, including Trading Technologies International, Inc., Patsystems plc, RTS Systems AG, Marex Financial Ltd, FFastFill plc and other providers.

Overall, we believe that the Combined Company may also face future competition from other large computer software companies, market data and technology companies and some securities brokerage firms, some of whom are currently our customers, as well as from any future strategic alliances, joint ventures or other partnerships created by one of more of our potential or existing competitors.

UNAUDITED PRO FORMA FINANCIAL DATA

The Unaudited Pro Forma Financial Data set forth below give effect to the transactions contemplated by the merger agreement as if they had been consummated on June 30, 2007, for purposes of the statement of financial condition, and on January 1, 2006, for purposes of the statements of operations, subject to the assumptions and adjustments in the accompanying Notes to Unaudited Pro Forma Financial Data, which we refer to as the “Notes.”

The pro forma adjustments reflecting the consummation of the transactions contemplated by the merger agreement are accounted for as a combination of entities under common control in accordance with U.S. GAAP, and upon the assumptions set forth in the Notes herein. You should read the following information in conjunction with “Structure of the Combined Company,” “eSpeed’s Selected Historical Financial Data,” “eSpeed’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BGC Partners’ Selected Historical Financial Data,” “BGC Partners’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the BGC Division Combined Financial Statements and the accompanying Notes thereto included elsewhere or incorporated by reference in this proxy statement.

The Combined Company pro forma adjustments principally give effect to the impact of the merger as well as the following matters:

•

Ownership Structure: The Combined Company will consolidate the worldwide interests of the Opcos and eSpeed. For financial reporting purposes under U.S. GAAP the ownership interest held in Combined Company common stock, the BGC Holdings founding/working partner interest and BGC Holdings limited partnership interest held by Cantor will be accounted for as described below. A reconciliation of the calculation of fully diluted earnings per share will be reflected in the footnotes to the combined financial statements. The details of this reconciliation are outlined in the tables below. For purposes of providing an explanation of the capital structure we have labeled the three economic ownerships: (1) Combined Company; (2) Founding/working partners; and (3) BGC Holdings limited partnership interests held by Cantor. The BGC Holdings interests held by the public (including Combined Company common stock held by Cantor) will be in the form of Combined Company Class A common stock and Class B common stock. The interest held by Cantor and the founding/working partners will be in the form of BGC Holdings limited partnership interests. The BGC Holdings exchangeable limited partnership interests received by Cantor may, in effect, be exchanged in the future for shares of Combined Company Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Combined Company Class B common stock, Combined Company Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). In addition, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. Cantor also expects to grant certain additional exchange rights to Messrs. Amaitis and Lynn. No working partner interests will be issued at the time of the separation and merger. Any working partner interests that are issued will not be exchangeable with the Combined Company unless otherwise determined by BGC Partners with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The accounting for the three economic ownership categories is described in the table below:

Economic Ownership	Statement of Operations Presentation	Statement of Financial Condition Presentation

Combined Company Combined Company Stockholders (Class A and B common stock holders)	The public stockholders’ (including Cantor) basic earnings per share (“EPS”) in the Combined Company is based on net income after allocations to the founding/working partners divided by the number of outstanding shares of Combined Company common stock.	Public stockholder (including Cantor) equity will be included in stockholders’ equity in the combined statement of financial condition.

Founding/working partners Founding/working partner interests (BGC Holdings limited partnership interests holders)	The founding/working partners may receive allocations of net income based on their pro rata share of the fully diluted shares in the Combined Company. This charge will be called “allocation of net income to BGC Holdings founding partner units” which will be a separate component listed in compensation expense.	The capital account balance, generally the amount of capital contributed by founding/working partners, will be classified on a separate liability line in the combined statement of financial condition called “mandatorily redeemable partnership interest.”

BGC Holdings limited partnership interests held by Cantor BGC Holdings limited partnership interests held by Cantor (BGC Holdings limited partnership interests holders)	Cantor’s pro rata share of the net income in the Combined Company will be reported as a minority interest charge in the combined statement of operations.	Cantor’s pro rata share of the capital held in BGC Division will be included as a component of minority interest in the combined statement of financial condition.

Consolidated BGC Partners, Inc.	EPS on a fully diluted basis for the Combined Company are presented as follows: Net income allocations to the founding/working partners and the minority interest to Cantor described above will be added back to net income. The number of units held in BGC Holdings by both the founding/working partners and Cantor will be added to the Combined Company common stock (plus common stock equivalents) to determine fully diluted shares outstanding. The adjusted net income will be divided by the adjusted fully diluted shares to calculate fully diluted EPS. Because basic EPS and fully diluted EPS (with the exception of the impact of stock option) are based on pro rata ownership in the Combined Company, there should not be any difference in the calculations.	The three economic ownership categories will be accounted for as components of the Combined Company’s liabilities and equity on the combined statement of financial condition. The founding/working partner interests will be recorded as mandatorily redeemable partnership interest; Cantor’s BGC Holdings limited partnership interests will be treated as a component of minority interest and the interests held by the public will be a component of stockholders’ equity in the Combined Company.

It is expected that after the merger the economic ownership structure percentages in the operating subsidiaries of the Combined Company will be 39.6% held by the public (including Combined Company common stock held by Cantor), 37.5% held by Cantor as BGC Holdings limited partnership interests, and 22.9% held by the founding partners as BGC Holdings limited partnership interests. In addition, concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings intends to issue certain restricted exchangeable interests and BGC Partners intends to issue certain restricted stock units to certain employees of BGC and other persons who provide services to BGC. The calculation of the economic ownership percentages is described in the following table (in thousands):

Ownership	Pre- Merger Common Stock (1)	Issued Common Stock (2)	Issued BGC Holding Units (3)	Total	Percentage (4)
Combined Company	51,495	21,969	—	73,464	39.6%
Founding/working partners	—	—	42,492	42,492	22.9
BGC Holdings limited partnership interests held by Cantor	—	—	69,399	69,399	37.5

Total common stock/BGC Holdings units	51,495	21,969	111,891	185,355	100.0%

(1)	Common stock amounts represent total eSpeed common stock including common stock options outstanding at June 30, 2007.
(2)	Reflects shares issued in return for Maxcor. Maxcor is an entity that was acquired by BGC Division in May 2005. Maxcor is being contributed to the Combined Company directly. A separate valuation was performed on Maxcor on May 25, 2007 to determine the amount of shares to be issued.
(3)	Reflects the issuance of BGC Holdings units to be held by the founding partners and Cantor upon completion of the merger. As part of the merger, founding partners will convert their Cantor units into two distribution rights for each unit and 10 founding partner exchangeable interests for each unit. Cantor partners will receive two distribution rights for each Cantor unit they hold. They will not receive the one for 10 exchangeable interests as they are not BGC Holdings founding partners. Included in Cantor’s portion of the BGC Holdings units are 7,349,068 of distribution rights Cantor is obligated to distribute to the founding partners.
(4)	The collective management of BGC, including founding partners and certain executives of Cantor who hold BGC management positions, are expected to own another 8.3% of the company, reflecting distribution and exchange rights. As a result, the Combined Company ownership held by management of BGC and eSpeed in the Combined Company is the founding partners’ BGC Holdings units representing 22.9% plus another approximately 8.3% or approximately 31.2%. This amount excludes any shares of Class A or Class B common stock or any options previously granted to, held directly by, or held beneficially by, or otherwise controlled by the executives of the Combined Company.

The economic ownership percentages calculated above determine certain income statement and balance sheet allocations in the Combined Company pro forma financial statements as of June 30, 2007. The allocations are calculated below (in thousands, except for per share data):

Statement of Operations		Amount

Net income allocations
Combined Company net income prior to allocations to founding partners and Cantor		$30,768
Founding/working partners net income allocation percentage and compensation charged based on a pro rata ownership in the Combined Company.	22.9%	(7,054)
Cantor minority interest allocation percentage and charge based on a pro rata ownership in the Combined Company.	37.5%	(11,521)

Public company net income after founding partner distributions and minority interest allocations		$12,193

Basic and Fully Diluted Share Calculations
Basic weighed average shares of common shares outstanding (1)		72,404
Stock option programs		1,045
BGC Holdings units held by founding partners		42,492
BGC Holdings units held by Cantor		69,399

Total fully diluted weighed average shares outstanding		185,340

Earnings Per Share Calculations	Amount

Basic earnings per share
Combined Company net income	$12,193
Basic weighed average shares outstanding	72,404
Basic earnings per share	$0.17

Fully diluted earnings per share
Combined Company net income adjusted to add back net income allocations to founding partners and Cantor minority interest allocations	$30,768
Total fully diluted weighed average shares outstanding	185,340
Fully diluted earnings per share	$0.17

Statement of Financial Condition

Mandatory redeemable interest
Value of BGC founding partner capital accounts at the time of the merger (2)	$171,724

Minority interest
BGC Division net assets	146,500
Cantor’s percentage interest in BGC’s operating companies (3)	62.0%

Cantor’s minority interest	$90,865

Public Company
eSpeed pre-merger stockholders’ equity	$249,466
BGC Division remaining net assets after the minority interest allocation to Cantor	55,635
Allocation of BGC Holdings founding partner capital accounts out of stockholders’ equity	(171,724)

Public company stockholders’ equity	$133,377

Total Ownership of the Combined Company
Total value of the ownerships in the Combined Company	$395,966

(1)	The weighted average basic common shares outstanding amounts were taken from eSpeed’s Quarterly Report on Form 10-Q for the six months ended June 30, 2007, filed with the SEC on August 23, 2007. The amount per the filing was 50,435. The pro forma Combined Company basic weighted average common shares takes the share amount per the eSpeed Form 10-Q and adds the contributed Maxcor Class A common stock of 21,969 assuming those shares were outstanding for the entire six-month period ended June 30, 2007.
(2)	The value of the BGC Holdings founding partner accounts reflects redemptions of partnership interest to settle loans to certain BGC executive officers.
(3)	The economic interest in BGC Opcos is determined by the amount of issued BGC Holding units held by the founding partners and Cantor. The total BGC Holdings units issued as part of the merger is 111,891. That interest is divided 42,492 (or 38.0%) to the founding partners and 69,399 (or 62.0%) to Cantor.

•

Separation: BGC Partners’ separation from Cantor, which is described in more detail in the “The Merger Agreement—Certain Actions Prior to the Merger” and “Related Agreements—Separation Agreement” sections of this proxy statement.

•

Sale of Partnership Interests: Prior to completion of the merger, Messrs. Amaitis, Lynn, Merkel, Saltzman and two other individuals who are employed by one or more of BGC’s affiliates will settle outstanding loans made or guaranteed by Cantor. The settlement of the loans will result in a reduction in pro forma equity and cash and cash equivalents on the Combined Company’s balance sheet as well as a one-time compensation charge. To settle the loan balances, Messrs. Lynn, Merkel and Saltzman and two other individuals who are employed by one or more of BGC’s affiliates will immediately after the separation sell to Cantor, for cash, distribution rights and founding partner interest provided to them in connection with the redemption of their Cantor limited partnership interests in connection with the separation at a price per interest or share equal to the closing price of eSpeed Class A common stock on the date of closing of the merger. The distribution rights and founding partner interests were derived by taking each of the identified partner’s Cantor partnership units and exchanging each of the Cantor units held for two distribution rights and 10 founding partner interests in the Combined Company. Mr. Merkel will not receive a founding partner interest. Cantor will redeem a portion of Mr. Amaitis’ Cantor limited partnership interests for $100.00 a unit at the same time. This price is based on a value determined by Cantor. The amount of the compensation charge is based on the closing price of eSpeed Class A common stock at the date of the transaction, or in Mr. Amaitis’ case the $100.00 value determined by Cantor, less the partner’s basis in their Cantor interest or distribution rights and founding partner interest required to settle the outstanding debt at such date. Partner basis is based on the value of each partner’s capital accounts at the time of the merger divided by their total units. The total amount of BGC executive officer debt at June 30, 2007 was $67.1 million. The closing price of eSpeed Class A common stock on June 29, 2007 of $8.64 was used for purposes of the below table. If the sale of the distribution rights, founding partner interest and Cantor interests occurred on June 29, 2007 it would have generated a compensation charge of $41.6 million for the six months ended June 30, 2007. Terms of the loan repayment are described in more detail in the “Certain Relationships and Related Transactions Before and After the Merger—Repayment of Existing Loans and Required Capital Contributions” section of this proxy statement.

Under SEC Regulation S-X, Rule 11-02 (b)(5), “The pro forma condensed income statement shall disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Material nonrecurring charges or credits and related tax effects which result directly from the transaction and which will be included in the income of the registrant within the 12 months succeeding the transaction shall be disclosed separately.” Therefore, this compensation charge will not be considered in the pro forma combined statement of operations for the Combined Company.

The following table shows the calculation of the projected compensation charge in connection with the redemption of the executive officers, Cantor interest or distribution rights and founding partner interest (in thousands, except for per share data):

Executive Officer	Total Loan Outstanding(1)(2)	Share Redemption Price	Cantor Interest	Distribution Rights and BGC Holdings Founding Partner Interest Required to Repay Outstanding Loan	Cost Basis(1)	Compensation Charge (Total Proceeds Less Cost Basis) From Sale
Lee Amaitis	$51,326	$100.00	513	—	$39.46	$31,072
Shaun Lynn	9,814	$8.64	—	1,136	$2.91	6,510
Stephen Merkel	1,190	$8.64	—	138	$2.89	792
Paul Saltzman	500	$8.64	—	58	$3.72	285
Other executives	4,281	$8.64	—	434	$2.61	2,985

Totals	$67,111		513	1,827		$41,644

(1)	Outstanding loan balances and partner cost basis were based on May 31, 2007 partnership data.
(2)	Loan balances include accrued interest.

•

Issuance of Additional Partnership Interest: Immediately after the redemption, Cantor will provide Messrs. Amaitis and Lynn with 1,100,000 and 200,000, respectively, of additional BGC Holdings founding partner interests, that will be immediately exchangeable into shares of Class A common stock in the Combined Company. Mr. Lynn will also have 400,000 units of his existing founding partner interests become immediately exchangeable into shares of Class A common stock in the Combined Company. The additional founding partner interests will be treated as 100% compensation and Mr. Lynn’s existing partnership interests that become immediately exchangeable will be treated as compensation to the extent the assumed share price exceeds his basis. The value of the interest is based on the closing price of eSpeed Class A common stock on the closing date of the merger. The closing price of eSpeed Class A common stock on June 29, 2007 of $8.64 is used for purposes of the below table. If the additional units were issued and Mr. Lynn’s existing founding partner interests became immediately exchangeable on June 29, 2007, it would have resulted in a compensation charge of $13.5 million for the six months ended June 30, 2007.

As described in the “—Sale of Partnership Interest” section above, this charge is one-time in nature; therefore under SEC Regulation S-X, Rule 11-02 (b)(5), the compensation charge will not be considered in the pro forma combined statement of operations for the Combined Company.

The following table shows the calculation of the projected compensation charge in connection with the issuance of additional founding partner interest (in thousands, except for per share data):

Executive Officer	Additional Exchangeable Rights	Share Price	Cost Basis(1)	Compensation Charge
Lee Amaitis	1,100	$8.64	$—	$9,504
Shaun Lynn	200	$8.64	$—	1,728
	400	$8.64	$2.91	2,292

Totals	1,700			$13,524

(1)	Partner cost basis was based on May 31, 2007 partnership data.

•

Merger Structure: The structure of the merger, which includes the issuance of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock and Cantor’s exchangeable interest, the founding partner interests and the restricted exchangeable interests. The structure of the merger is described in more detail in the “Proposal 1—The Merger—Structure of the Combined Company” section of this proxy statement.

•

Exchangeability of Partnership Interests: Upon the closing of the merger, Cantor intends to provide all founding partners with the right to immediately exchange 20% of their BGC Holdings founding partner interests for restricted shares of Combined Company Class A common stock, on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by a founding partner upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. In addition, prior to the merger, Cantor intends to enter into agreements with Messrs. Amaitis and Lynn pursuant to which Cantor will agree that an additional portion of the BGC Holdings founding partner interests held by each of them, 1,100,000 and 600,000 (200,000 of additional BGC Holdings founding partner interest and 400,000 of existing partnership interest), respectively, will be immediately exchangeable into restricted shares of Combined Company Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments), with one-third of the shares received by either of them upon exchange becoming saleable on each of the first, second and third anniversaries of the completion of the merger, subject to applicable law. From time to time, Cantor may provide founding partners with the right to exchange their remaining BGC Holdings founding partner interests on terms and conditions to be determined by Cantor, provided that such terms and conditions do not have an adverse effect on the Combined Company.

•

Restricted Exchangeable Interest: Concurrently with the merger, BGC Holdings will issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. The holder of such restricted exchangeable interests will have the right to exchange one-half of the units associated with such interest on August 31, 2008 and the remaining one-half on August 31, 2009 or according to such other vesting schedule as may be agreed, provided that he or she continues to hold the restricted exchangeable interests through the applicable vesting date and has not breached a partner obligation.

•

Finance Restructuring: As part of the separation and merger, the Combined Company will be relieved of existing long-term debt and demand note obligations to Cantor of approximately $250 million and allocated a portion of existing Cantor long-term debt, not to exceed $150 million at a fixed rate of 7.5%, which will mature in 2010. The Combined Company’s obligations are described in more detail in the “Related Agreements—Separation Agreement—Separation and Contribution” section of this proxy statement.

•

Accounting for the Combined Company: The transaction contemplated by the merger agreement will be accounted for as a combination of entities under common control. For this purpose, eSpeed will be deemed the acquirer and BGC Partners will be deemed the acquiree. SFAS No. 141 requires that in a transaction between entities under common control, the net assets of the acquiree, BGC Division, be recognized at their carrying amounts in the accounts of the transferring entity at the date of transfer; which for purposes of the statement of financial condition is assumed to be June 30, 2007.

•

Consolidation: The businesses of the Combined Company will be held under two subsidiaries: a partnership primarily holding the U.S. businesses called “BGC U.S.” and a partnership holding the non-U.S. businesses called “BGC Global.” These subsidiaries are collectively referred to as the “Opcos.” The Opcos will consolidated under Emerging Issues Task Force 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” as it has been determined there are no variable interest entities.

The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the transactions contemplated by the merger agreement. Therefore, the Unaudited Pro Forma Financial Data are not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that the Combined Company will experience after the transactions contemplated by the merger agreement are completed. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing the Unaudited Pro Forma Financial Data. Actual results could differ, perhaps materially, from these estimates and assumptions.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

(unaudited)

	eSpeed			BGC Division				BGC Partners, Inc.
	Historical eSpeed	Separation from Cantor (a)	Adjusted Stand Alone eSpeed	Historical BGC Division	Separation from Cantor		Adjusted Stand Alone BGC Division	eSpeed and BGC Division eliminations (d)		Distributions to Founding Partners/ Minority Interest		Combined BGC Partners, Inc. as Adjusted
Revenues:
Transaction revenues
Fully electronic transactions with related parties	$32,161	$(3,042)	$29,119	$—	$—		$—	$(29,119	)(1)(6)	$—		$—
Fully electronic transactions with unrelated parties	1,806	—	1,806	—	—		—	(1,806	)(6)	—		—

Total fully electronic transactions	33,967	(3,042)	30,925	—	—		—	(30,925)		—		—
Voice-assisted brokerage transactions with related parties	13,779	—	13,779	—	—		—	(13,779	)(1)(6)	—		—
Screen-assisted open outcry transactions with related parties	3,802	(508)	3,294	—	—		—	(3,294	)(1)	—		—

Total transaction revenues	51,548	(3,550)	47,998	—	—		—	(47,998)		—		—

Software Solutions fees from related parties	17,691	(5,872)	11,819	—	—		—	(11,819	)(2)(6)	—		—
Software Solutions and licensing fees from unrelated parties	6,342	—	6,342	—	—		—	(6,342	)(6)	—		—
Commissions	—	—	—	337,028	13,392	(b)	350,420	26,676	(6)	—		377,096
Principal transactions	—	—	—	111,273	—		111,273	—		—		111,273
Fees from related parties	—	—	—	15,090	—		15,090	7,420	(3)(6)	—		22,510
Interest income	5,010	—	5,010	10,002	—		10,002	—		—		15,012
Market data	—	—	—	9,732	—		9,732	—		—		9,732
Other revenues	—	—	—	4,077	—		4,077	6,332	(4)(6)	—		10,409

Total revenues	80,591	(9,422)	71,169	487,202	13,392		500,594	(25,731)		—		546,032

Expenses:
Compensation and employee benefits	29,212	(3,370)	25,842	292,478	—		292,478	—		—		318,320
Allocation of net income to BGC Holdings founding partner units	—	—	—	—	—		—	—		7,054	(e)	7,054

Total compensation and benefits	29,212	(3,370)	25,842	292,478	—		292,478	—		7,054		325,374
Occupancy and equipment	28,777	(1,773)	27,004	32,026	—		32,026	—		—		59,030
Fees to related parties	6,985	—	6,985	29,699	—		29,699	(25,721	)(5)	—		10,963

See accompanying Notes Unaudited Pro Forma Combined Statement of Operations.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS—(Continued)

SIX MONTHS ENDED JUNE 30, 2007

(in thousands, except per share data)

(unaudited)

	eSpeed			BGC Division				BGC Partners, Inc.
	Historical eSpeed	Separation from Cantor (a)	Adjusted Stand Alone eSpeed	Historical BGC Division	Separation from Cantor		Adjusted Stand Alone BGC Division	eSpeed and BGC Division eliminations(d)		Distributions to Founding Partners/ Minority Interest	Combined BGC Partners, Inc. as Adjusted
Professional and consulting fees	7,006	(111)	6,895	16,959	—		16,959	—		—	23,854
Communications and client networks	4,288	(183)	4,105	23,963	—		23,963	—		—	28,068
Selling and promotion	456	(1)	455	24,530	—		24,530	—		—	24,985
Interest expense	—	—	—	18,748	(4,585	)(c)	14,163	—		—	14,163
Commissions and floor brokerage	—	—	—	6,208	1,758	(b)	7,966	—		—	7,966
Other expenses	12,589	(594)	11,995	8,905	822	(b)	9,727	—		—	21,722

Total operating expenses	89,313	(6,032)	83,281	453,516	(2,005)		451,511	(25,721)		7,054	516,125

Income (loss) before minority interest and income taxes	(8,722)	(3,390)	(12,112)	33,686	15,397		49,083	(10)		(7,054)	29,907

Minority interest	—	—	—	1,059	—		1,059	(10	)(6)	11,521(f )	12,570
Provision (benefit) for income taxes	(3,236)	2,865 (g)	(371)	4,020	1,495	(g)	5,515	—		—	5,144

Net (loss) income	(5,486)	(6,255)	(11,741)	28,607	13,902		42,509	—		(18,575)	12,193
Allocation of net income to BGC Holdings founding partner units	—	—	—	—	—		—	—		7,054	7,054
Minority interest Cantor	—	—	—	—	—		—	—		11,521	11,521

Net income for fully diluted computation	$(5,486)	$(6,255)	$(11,741)	$28,607	$13,902		$42,509	$—		$—	$30,768

Per share data:
Basic earnings per share	$(0.11)		$(0.23)								$0.17

Fully diluted earnings per share	$(0.11)		$(0.23)								$0.17

Basic weighted average shares of common stock outstanding	50,435		50,435								72,404(h	)
Stock option programs	—		—								1,045(h	)
BGC Holding units held by founding partners	—		—								42,492(h	)
BGC Holding units held by Cantor	—		—								69,399(h	)

Fully diluted weighted average shares of common stock outstanding	50,435		50,435								185,340

See accompanying Notes Unaudited Pro Forma Combined Statement of Operations.

Notes to Unaudited Pro Forma Combined Statement of Operations—Six Months Ended June 30, 2007

(a)	Reflects adjustments necessary to remove the historical results from businesses included in eSpeed’s operations that will be transferred to Cantor upon completion of the merger. Pursuant to the terms of the merger agreement, the JSA and the existing administrative services agreement terminate upon the completion of the merger. The separation is described in more detail in the “Related Agreements—Separation Agreement” section of this proxy statement. As a result, eSpeed will no longer recognize revenue and expense from the Cantor Index and CO2e businesses. Additionally, certain employees who devote a substantial portion of their time to Cantor will become Cantor employees effective prior to completion of the merger. These adjustments reflect the termination of the JSA and the existing administrative services agreement and the removal of operational historical revenues and expenses of the Cantor Index and CO2e businesses as well as the compensation and operational expenses of the eSpeed employees transferring to Cantor as part of the merger.

(b)	To reflect North American fully electronic trading revenues as of January 1, 2007. As part of the separation, Cantor will transfer to BGC Partners all rights and obligations to receive revenue under this line of business. Under the JSA, these rights include the recognition of fulfillment revenues; fees paid to eSpeed under revenue share arrangements; and costs required to settle and clear the transactions. The separation is described in more detail in the “Related Agreements—Separation Agreement” section of this proxy statement. The adjustments include 35% recognition of fulfillment revenues (eSpeed recognizes 65%) and actual costs incurred by Cantor to support the business.

(c)	Reflects a net decrease in interest expense related to the separation and recapitalization transactions in connection with the merger. Per the separation agreement, as described in the “Related Agreements—Separation Agreement” section of this proxy statement, BGC Division’s existing long-term debt obligations in the amount of $239.9 million and a demand loan obligation of $4.5 million will be settled. In place of that obligation, Cantor will transfer a portion of its senior notes or newly acquired debt in an amount not to exceed $150 million at a fixed rate of 7.5%. For purposes of the pro forma statement of operations, it is assumed the debt will be $150 million.

The retirement of existing long-term debt and the assumption of new long-term debt will result in a net decrease in interest expense of $4.6 million. The details of the adjustment are as follows (in thousands):

	Principal Amount	Assumed Interest Rate	Months Outstanding During the Year	(Decrease) Increase in Interest Expense

Reduction in existing interest expense
Existing Notes
Cantor Notes	$131,570	7.37%	6.0	$(4,846)
Euro Brokers Promissory Note 1	75,000	9.22%	6.0	(3,458)
Euro Brokers Promissory Note 2	33,317	8.72%	6.0	(1,453)
Tower Bridge Demand Loan	4,500	7.30%	6.0	(164)

Subtotal	244,387			(9,921)
Retired Notes
Cantor Notes	9,000	7.32%	5.3	(289)
Addition of new interest expense
Cantor Senior Notes	150,000	7.50%	6.0	5,625

Net decrease in interest expense				$(4,585)

(d)	Elimination of related party transactions between eSpeed and BGC Division as of January 1, 2007. The above adjustments eliminate transactions that take both eSpeed and BGC Partners from stand alone entities to one consolidated entity. The nature of each elimination is described as follows:

(1)	Eliminate $28.7 million of revenue recognized under revenue share agreements between BGC Division and eSpeed.

(2)	Eliminate $6.3 million of software solutions services eSpeed charges to BGC Division.

(3)	Eliminate $2.3 million of revenue recognized by BGC Division for back office support services charged to eSpeed.

(4)	Eliminate $0.01 million of minority interest in Freedom International Brokerage that was recorded in the BGC Division stand alone financials as that minority interest relates to eSpeed’s share of Freedom’s profits and is recorded in the eSpeed historical financial statements.

(5)	Eliminate expenses related to the transactions discussed in notes 1, 2 and 3.

(6)	Adjustments to conform eSpeed revenue categories to BGC Division’s financial statement presentation. The adjustments are as follows:

•	$26.7 million of fulfillment revenue from fully electronic transactions (related and unrelated party) to commissions.

•	$0.4 million of fulfillment revenue from fully electronic transactions with related parties to fees from related parties.

•

$3.7 million and $5.5 million from voice-assisted brokerage transactions with related parties and software solutions and licensing fees from related parties, respectively, to fees from related parties.

•	$6.3 million from software solutions and licensing fees from unrelated parties to other revenues.

(e)	An adjustment to reflect BGC Holdings founding partners’ allocations of the Combined Company’s future net income based on their 22.9% proportionate share ownership share in the Combined Company. At the closing of the merger it is expected that there will be approximately 185,355,407 shares of Class A common stock and holding units outstanding as at June 30, 2007. The share/holding unit ownership is as follows:

	Shares/ Holding Units	Percentage Ownership
Class A common stock held by the public	73,464,478	39.6%
BGC Holdings limited partner exchangeable interests held by founding partners	42,491,821	22.9
BGC Holdings limited partner interests held by Cantor	69,399,108	37.5

Total assumed shares/holding units outstanding June 30, 2007	185,355,407	100.0%

The net income allocations to founding partners are based on U.S. GAAP net income as well as senior management’s discretion. Pro forma net income prior to allocations to founding partners and minority interest was $30.8 million. Applying the founding partners’ proportionate ownership share of 22.9% resulted in a compensation charge of $7.1 million for the six months ended June 30, 2007. Distributions to partners are also based on senior management discretion. For purposes of the pro forma statement of operations, that discretion was not assumed. Previously distributions to partners were accounted for as distributions of partners’ capital. After the merger, these distributions will be accounted for as compensation expense.

(f)	An adjustment to reflect a decrease in income of $11.5 million for the six months ended June 30, 2007 associated with Cantor’s assumed 37.5% share in the Combined Company net income. Under Accounting Research Bulletin (“ARB”) No. 51: 14-4 “Minority Interest in a Subsidiary Owned by the Parent or Affiliate of a Reporting Entity” (“ARB 51”), Cantor’s interest in the Combined Company’s net income is treated as minority interest where its proportionate share of net income will be shown as a deduction in a single line item between the deduction for income taxes and income from continuing operations. (see Note (e) for calculated ownership interest in the Combined Company).

(g)	To reflect tax adjustments had the merger taken place on January 1, 2007. Historically, certain U.S. entities included within the BGC Division are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in the City of New York for which they record an income tax provision. Also, under applicable U.S. federal and state laws, the taxable income or loss of a partnership is allocated to each partner based upon his or her ownership interest. Each partner’s tax status, in turn, determines the appropriate income tax for its allocated share of taxable income or loss. BGC’s subsidiary, BGC Financial Group, Inc. (“BGCFI”), and eSpeed, Inc. and its subsidiaries are subject to U.S., state and local corporate income tax. In addition, the BGC Division’s and eSpeed’s foreign subsidiaries are taxed as corporations in their local jurisdictions. Accordingly, the historical income tax provisions shown on BGC Partners, Inc.’s pro forma combined statement of operations is $0.8 million for the six months ended June 30, 2007.

Following this merger, BGC Holdings and its subsidiaries will operate in the U.S. as partnerships and generally as corporate entities in non-U.S. jurisdictions. Accordingly, several BGC U.S. entities, including eSpeed’s U.S. and U.K. entities and ultimately BGCFI, will be subject to UBT and the non-U.S. entities will be subject to corporate income tax in jurisdictions in which they operate. In addition, the newly formed entity BGC Partners, Inc. may be subject to additional entity level U.S., state, and local corporate income taxes.

In calculating the pro forma income tax provision for the periods, the following assumptions were made:

•

The amount of eSpeed’s historical net income before taxes was adjusted in the separation from the Cantor column to remove the results from businesses recognized in eSpeed’s operating results that will no longer be recognized upon completion of the merger. eSpeed’s tax provision was adjusted based on the $3.4 million adjustment for the six months ended June 30, 2007. In addition eSpeed was subject to foreign corporate income tax and UBT. Further the eSpeed historical tax provision was adjusted for the tax rate differences due to the eSpeed and BGC eliminations.

•

The amount of BGC Division’s historical net income (loss) before taxes was adjusted in the separation from Cantor column to reflect the transfer of the North American fully electronic trading business from Cantor to BGC Division. This adjustment includes 35% recognition of fulfillment revenues and actual costs required to support the business. BGC Division’s historical tax was adjusted upward to reflect this adjustment of $10.8 million for the six months ended June 30, 2007. This adjustment was subject only to UBT. In addition, BGC Division historical net income (loss) before taxes was adjusted to reflect the decrease in interest expense related to the separation and recapitalization transactions in connection with the merger. This adjustment was $4.6 million for the six months ended June 30, 2007. This increase in income resulted in no additional income tax due to the utilization of net operating loss carry forwards. Further, the BGC Division historical tax provision or benefit was adjusted for the tax rate differences due to the eSpeed and BGC Division eliminations.

(h)	To reflect weighted-average basic and fully diluted earnings per share for the Combined Company. Pro forma net income per common share was calculated by dividing pro forma net income available to common stockholders by the pro forma weighted-average shares outstanding as if the transactions contemplated by the merger agreement had occurred on January 1, 2007.

The adjustment to calculate pro forma weighted-average basic and diluted shares as of June 30, 2007 was as follows (in thousands):

	Public shares	Cantor Shares/ Units	Founding Partners Units	Total
eSpeed shares pre-merger (1)

Basic shares pre-merger:
Class A Shares	28,797	1,140	—	29,937
Class B Shares	—	20,498	—	20,498

Total basic shares pre-merger	28,797	21,638	—	50,435

Dilutive securities pre-merger:
Stock option programs (3)	—	—	—	—

Total dilutive shares pre-merger	28,797	21,638	—	50,435

Combined Company shares post-merger

Basic shares post-merger:
Total basic shares pre-merger	28,797	21,638	—	50,435
Issuance of additional Class A common stock (2)		21,969	—	21,969

Total basic shares post merger	28,797	43,607	—	72,404

Dilutive securities post-merger:
Stock option programs	1,045	—	—	1,045
BGC Holdings units held by Cantor (4)	—	69,399	—	69,399
BGC Holdings exchangeable units held by founding partners (5)	—	—	42,492	42,492

Total dilutive shares post-merger	29,842	113,006	42,492	185,340

(1)	Weighted-average share amounts were taken from eSpeed’s Quarterly Report on Form 10-Q for the six months ended June 30, 2007, filed with the SEC on August 23, 2007.
(2)	Reflects shares issued in return for BGCFI. BGCFI is an entity that was acquired by BGC Division in May 2005. BGCFI is being contributed to the public company directly. A separate valuation was performed on BGCFI to determine the amount of shares to be issued. The above assumes these shares were outstanding for the entire six-month period ended June 30, 2007.
(3)	Common stock equivalents resulting from the assumed exercise of stock options are not included in the historic eSpeeed diluted net loss per common share calculation for the six months ended June 30, 2007 because inclusion thereof would be antidilutive.
(4)	Reflects the issuance of 62.0 million of BGC Holdings units to be held by Cantor. Each unit shall be exchangeable with BGC Partners, Inc. into one share of BGC Partners, Inc. Class B common stock (or, at the option of Cantor or if there shall be an insufficient number of authorized but unissued BGC Partners, Inc. Class B common stock at the time of such exchange, one share of BGC Partners, Inc. Class A common stock.) Also includes 7.4 million distribution rights that will be distributed to the founding partners by Cantor. For the purposes of calculating pro forma earnings per share, it is assumed these units were outstanding for the entire six-month period ended June 30, 2007.
(5)	Reflects the issuance of BGC Holdings units to be held by the founding partners of which 20%, plus an additional 1.1 million for Mr. Amaitis and 200,000 for Mr. Lynn, of the units issued to the founding partners shall be immediately exchangeable with BGC Partners, Inc. for one share of BGC Partners, Inc. Class A common stock, which will become saleable ratably over a three-year vesting period. The remaining units are exchangeable at the discretion of Cantor. Each unit also carries the right to receive a distribution of shares. For the purposes of calculating pro forma earnings per share, it is assumed these units were outstanding for the entire six-month period ended June 30, 2007.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

(unaudited)

	eSpeed			BGC Division				BGC Partners, Inc.
	Restated- Historical eSpeed	Separation from Cantor (a)	Adjusted Stand Alone eSpeed	Restated- Historical BGC Division	Separation from Cantor		Adjusted Stand Alone BGC Division	eSpeed and BGC Division eliminations (d)		Minority Interest (e)	Combined BGC Partners, Inc. As Adjusted
Revenues:
Transaction revenues
Fully electronic transactions with related parties	$62,084	$(7,426)	$54,658	$—	$—		$—	$(54,658	)(1)(6)	$—	$—
Fully electronic transactions with unrelated parties	6,937	—	6,937	—	—		—	(6,937	)(6)	—	—

Total fully electronic transactions	69,021	(7,426)	61,595	—	—		—	(61,595)		—	—
Voice-assisted brokerage transactions with related parties	26,043	—	26,043	—	—		—	(26,043	)(1)(6)	—	—
Screen-assisted open outcry transactions with related parties	5,675	(1,294)	4,381	—	—		—	(4,540	)(1)	—	(159)

Total transaction revenues	100,739	(8,720)	92,019	—	—		—	(92,178)		—	(159)

Software Solutions fees from related parties	30,822	(10,172)	20,650	—	—		—	(20,650	)(2)(6)	—	—
Software Solutions and licensing fees from unrelated parties	16,981	—	16,981	—	—		—	(16,981	)(6)	—	—
Commissions	—	—	—	512,075	25,576	(b)	537,651	54,427	(6)	—	592,078
Principal transactions	—	—	—	134,939	—		134,939	—		—	134,939
Fees from related parties	—	—	—	22,498	—		22,498	12,524	(3)(6)	—	35,022
Interest income	9,541	—	9,541	21,545	—		21,545	—		—	31,086
Market data	—	—	—	17,409	—		17,409	—		—	17,409
Other revenues	6,600	—	6,600	19,614	—		19,614	16,970	(4)(6)	—	43,184

Total revenues	164,683	(18,892)	145,791	728,080	25,576		753,656	(45,888)		—	853,559

Expenses:
Compensation and employee benefits	52,765	(5,897)	46,868	510,893	—		510,893	—		—	557,761
Allocation of net income to founding partners holding units	—	—	—	—	—		—	—		—	—

Total compensation and benefits	52,765	(5,897)	46,868	510,893	—		510,893	—		—	557,761
Occupancy and equipment	61,091	(2,622)	58,469	70,790	26	( b )	70,816	—		—	129,285
Administrative fees to related parties	12,598	—	12,598	47,842	—		47,842	(45,877	)(5)	—	14,563

See accompanying Notes Unaudited Pro Forma Combined Statement of Operations.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS—(Continued)

YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

(unaudited)

	eSpeed				BGC Division				BGC Partners, Inc.
	Restated- Historical eSpeed	Separation from Cantor (a)		Adjusted Stand Alone eSpeed	Restated- Historical BGC Division	Separation from Cantor		Adjusted Stand Alone BGC Division	eSpeed and BGC Division eliminations (d)		Minority Interest (e)	Combined BGC Partners, Inc. As Adjusted
Professional and consulting fees	9,464	(369)		9,095	43,906	109	(b)	44,015	—		—	53,110
Communications and client networks	8,101	(334)		7,767	47,712	—		47,712	—		—	55,479
Selling and promotion	—	—		—	43,912	—		43,912	—		—	43,912
Interest expense	—	—		—	30,069	(4,619	)(c)	25,450	—		—	25,450
Commissions and floor brokerage	—	—		—	8,593	4,472	(b)	13,065	—		—	13,065
Other expenses	13,047	(872)		12,175	38,861	2,724	(b)	41,585	—		—	53,760

Total operating expenses	157,066	(10,094)		146,972	842,578	2,712		845,290	(45,877)		—	946,385

Income (loss) from continuing operations before minority interest and income taxes	7,617	(8,798)		(1,181)	(114,498)	22,864		(91,634)	(11)		—	(92,826)

Minority interest	—	—		—	11	—		11	(11	)(5)	(56,182)	(56,182)
Provision (benefit) for income taxes	2,965	(3,502	)(f)	(537)	(1,843)	2,590	(f)	747	—		—	210

Net income (loss) from continuing operations	4,652	(5,296)		(644)	(112,666)	20,274		(92,392)	—		56,182	(36,854)
Minority interest Cantor	—	—		—	—	—		—	—		(56,182)	(56,182)

Net income for fully diluted computation	$4,652	$(5,296)		$(644)	$(112,666)	$20,274		$(92,392)	$—		$—	$(93,036)

Per share data:
Basic earnings per share	$0.09			$(0.01)								$(0.51)

Fully diluted earnings per share	$0.09			$(0.01)								$(0.51)

Basic weighted average shares of common stock outstanding	50,214			50,214								72,183 (g)
Stock option programs	1,044			—								— (g)
BGC Holding units held by founding partners	—			—								42,492 (g)

BGC Holding units held by Cantor	—			—								69,399 (g)

Fully diluted weighted average shares of common stock outstanding	51,258			50,214								184,074

See accompanying Notes Unaudited Pro Forma Combined Statement of Operations.

Notes to Unaudited Pro Forma Combined Statement of Operations—Year Ended December 31, 2006

(a)	Reflects adjustments necessary to remove the historical results from businesses included in eSpeed’s operations that will be transferred to Cantor upon completion of the merger. Pursuant to the terms of the merger agreement, the JSA and the existing administrative services agreement terminate upon the completion of the merger. The separation is described in more detail in the “Related Agreements—Separation Agreement” section of this proxy statement. As a result, eSpeed will no longer recognize revenue and expense from the Cantor Index and CO2e businesses. Additionally, certain employees who devote a substantial portion of their time to Cantor will become Cantor employees effective prior to the completion of the merger. These adjustments reflect the termination of JSA and the existing administrative services agreement and the removal of operational historical revenues and expenses of the Cantor Index and CO2e businesses as well as the compensation and operational expenses of the eSpeed employees transferring to Cantor as part of the merger.

(b)	To reflect North American fully electronic trading revenues as of January 1, 2006. As part of the separation, Cantor will transfer to BGC Division all rights and obligations to receive revenue under this line of business. Under the JSA, these rights include the recognition of fulfillment revenues; fees paid to eSpeed under revenue share arrangements; and costs required to settle and clear the transactions. The separation is described in more detail in the “Related Agreements—Separation Agreement” section of this proxy statement. The adjustments include 35% recognition of fulfillment revenues (eSpeed recognizes 65%) and actual costs incurred by Cantor to support the business.

(c)	Reflects a net decrease in interest expense related to the separation and recapitalization transactions in connection with the merger. Per the separation agreement, as described in the “Related Agreements—Separation Agreement” section of this proxy statement, BGC Partners’ existing long-term debt obligations in the amount of $248.9 million will be settled. In place of that obligation, Cantor will transfer a portion of its senior notes or newly acquired debt in an amount not to exceed $150 million at a fixed rate of 7.5%. For purposes of the pro forma statement of operations, it is assumed the debt will be $150 million.

The retirement of existing long-term debt and the assumption of new long-term debt will result in a net decrease in interest expense of $4.6 million. The details of the adjustment are as follows (in thousands):

	Principal Amount	Assumed Interest Rate	Months Outstanding During the Year	Decrease (Increase) in Interest Expense
Reduction of existing interest expense
Cantor Notes	$46,000	7.38%	12.0	$(3,399)
Cantor Notes	42,000	7.36%	8.9	(2,283)
Cantor Notes	27,500	7.38%	1.6	(270)
Cantor Notes	14,500	7.35%	1.0	(92)
Cantor Notes	9,000	7.37%	0.1	(5)
Cantor Notes	1,598	7.36%	0.1	—
Euro Brokers Promissory Note 1	75,000	9.22%	12.0	(6,915)
Euro Brokers Promissory Note 2	33,318	8.72%	12.0	(2,905)

Subtotal	248,916			(15,869)
Addition of new interest expense
CFLP Senior Notes	150,000	7.50%	12.0	11,250

Net decrease in interest expense				$(4,619)

(d)	Elimination of related party transactions between eSpeed and BGC Division as of January 1, 2006. The above adjustments eliminate transactions that take both eSpeed and BGC Division from stand alone entities to one consolidated entity. The nature of each elimination is described as follows:

(1)	Eliminate $6.8 million of revenue recognized under revenue share agreements between BGC Division and eSpeed.

(2)	Eliminate $10.7 million of software solutions services eSpeed charges to BGC Division.

(3)	Eliminate $5.2 million of revenue recognized by BGC Division for back office support services charged to eSpeed.

(4)	To eliminate $0.01 million of minority interest in Freedom International Brokerage that was recorded in the BGC Division stand alone financials as that minority interest relates to eSpeed’s share of Freedom’s profits and is recorded in the eSpeed historical financial statements.

(5)	Eliminate expenses relating to the transactions discussed in notes 1, 2 and 3.

(6)	Adjustments to conform eSpeed revenue categories to BGC Division’s financial statement presentation. The adjustments are as follows:

•	$54.4 million of fulfillment revenue from fully electronic transactions (related and unrelated party) to commissions.

•	$0.3 million of fulfillment revenue from fully electronic transactions with related parties to fees from related parties.

•

$7.4 million and $10.0 million from, voice-assisted brokerage transactions with related parties and software solutions and licensing fees from related parties, respectively; to fees from related parties.

•	$17.0 million from software solutions and licensing fees from unrelated parties to other revenues.

(e)	An adjustment to reflect a decrease in the loss of $56.2 million for the year ended December 31, 2006 attributable to minority interest holders. When the Combined Company generates income, it is assumed founding partners will receive quarterly distributions based on U.S. GAAP net income. These distributions can be adjusted up or down based on senior management discretion. The Combined Company also recognizes a minority interest charge to Cantor for its proportionate ownership in the company. When there are net losses, the founding partners can still receive quarterly distributions based on senior management’s discretion. In the pro forma statement of operations for the year ended December 31, 2006, there was a net loss, due primarily to BGC Division’s global restructuring and expansion efforts and the implementation of a new accounting pronouncement, resulting in no earnings to distribute. For purposes of the December 31, 2006 pro forma combined statement of operations, management discretion was not assumed for determining distributions to founding partners. Minority interest in the case of a net loss is based on the founding partners’ and Cantor’s proportionate ownership in the Combined Company. If the merger closed on January 1, 2006, it is assumed that there would be 185,307,865 shares of Class A common stock and holding units outstanding as at December 31, 2006. The combined founding partners’ and Cantor’s assumed proportionate ownership would be 60.4%. The assumed share/holding unit ownership is as follows:

	Shares/ Holding Units	Percentage Ownership
Class A common stock held by the public	73,416,936	39.6%
BGC Holdings founding partner units	42,491,821	22.9
BGC Holdings limited partner interest held by Cantor	69,399,108	37.5

Total assumed shares/holding units outstanding December 30, 2006	185,307,865	100.0%

(f)	To reflect tax adjustments had the merger taken place on January 1, 2006. Historically, certain U.S. entities included within BGC Division are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in the City of New York for which they record an income tax provision. Also, under applicable U.S. federal and state laws, the taxable income or loss of a partnership is allocated to each partner based upon their ownership interest. Each partner’s tax status, in turn, determines the appropriate income tax for its allocated share of taxable income or loss. BGCFI and eSpeed, Inc. and its subsidiaries are subject to U.S., state and local corporate income tax. In addition, BGC Division’s and eSpeed’s foreign subsidiaries are taxed as corporations in their local jurisdictions. Accordingly, the historical income tax provisions shown on BGC Partners, Inc.’s pro forma combined statement of income are $1.1 million for the year ended December 31, 2006.

Following the merger, BGC Holdings and its subsidiaries will operate in the U.S. as partnerships and generally as corporate entities in non-U.S. jurisdictions. Accordingly, several BGC U.S. entities, including eSpeed’s U.S. and U.K. entities and ultimately BGCFI will be subject to UBT and the non-U.S. entities will be subject to corporate income tax in jurisdictions in which they operate. In addition, the newly formed entity BGC Partners, Inc. may be subject to additional entity level U.S., state, and local income taxes.

In calculating the pro forma income tax provision for the periods, the following assumptions were made:

•

The amount of eSpeed’s historical net income before taxes was adjusted in the separation from the Cantor column to remove the results from businesses recognized in eSpeed’s operating results that will no longer be recognized upon completion of the merger. eSpeed’s tax provision was adjusted based on the $8.8 million adjustment for the year ended December 31, 2006. In addition eSpeed was subject to foreign corporate income tax and UBT. It was not subject to U.S., state and local corporate tax. Further, the eSpeed historical tax provision was adjusted for the tax rate differences due to the eSpeed and BGC eliminations.

•

The amount of BGC Division’s historical net loss before taxes was adjusted in the separation from Cantor column to reflect the transfer of the North American fully electronic trading business from Cantor to BGC Division. This adjustment includes 35% recognition of fulfillment revenues, and actual costs required to support the business. BGC’s historical tax was adjusted up to reflect this adjustment of $18.2 million for the period ended December 31, 2006. This adjustment was subject to UBT and not U.S., state, local or foreign corporate income taxes. In addition, BGC’s historical net loss before taxes was adjusted to reflect the decrease in interest expense related to the separation and recapitalization transactions in connection with the merger. This adjustment was $4.6 million for the year ended December 31,2006. This increase in income resulted in no additional income tax due to the utilization of net operating loss carry forwards. Further, the BGC historical tax provision or benefit was adjusted for the tax rate differences due to the eSpeed and BGC eliminations.

(g)	To reflect weighted-average basic and fully diluted earnings per share for the Combined Company. Pro forma net income per common share was calculated by dividing pro forma net income available to common stockholders by the pro forma weighted-average shares outstanding as if the transactions contemplated by the merger agreement had occurred on January 1, 2006.

The adjustment to calculate pro forma basic and diluted shares was as follows (in thousands):

	Public shares	Cantor Shares/units	Founding Partners Units	Total
eSpeed shares pre-merger (1)

Basic shares pre-merger:
Class A Shares	28,576	1,140	—	29,716
Class B Shares	—	20,498	—	20,498

Total basic shares pre-merger	28,576	21,638	—	50,214

Dilutive securities pre-merger:
Stock option programs	1,044	—	—	1,044

Total dilutive shares pre-merger	29,620	21,638	—	51,258

Combined Company shares post-merger

Basic shares post-merger:
Total basic shares pre-merger	28,576	21,638	—	50,214
Issuance of additional Class A common stock (2)	—	21,969	—	21,969

Total basic shares post merger	28,576	43,607	—	72,183

Dilutive securities post-merger:
Stock option programs (3)	—	—	—	—
BGC Holdings units held by Cantor (4)	—	69,399	—	69,399
BGC Holdings exchangeable units held by founding partners (5)	—	—	42,492	42,492

Total dilutive shares post-merger	28,576	113,006	42,492	184,074

(1)	Share amounts were taken from eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on August 23, 2007.
(2)	Reflects shares issued in return for BGCFI. BGCFI is an entity that was acquired by BGC Division in May 2005. BGCFI is being contributed to the public company directly. A separate valuation was performed on BGCFI to determine the amount of shares to be issued.
(3)	Common stock equivalents resulting from the assumed exercise of stock options are not included in the pro forma Combined Company diluted net loss per common share calculation for the year ended December 31, 2006 because inclusion thereof would be antidilutive.
(4)	Reflects the issuance of 62.0 million of BGC Holdings units to be held by Cantor. Each unit shall be exchangeable with BGC Partners, Inc. into one share of BGC Partners, Inc. Class B common stock (or, at the option of Cantor or if there shall be an insufficient number of authorized but unissued shares of BGC Partners, Inc. Class B common stock at the time of such exchange, one share of BGC Partners, Inc. Class A common stock). Also includes 7.4 million distribution rights that will be distributed to the founding partners by Cantor. For the purposes of calculating pro forma earnings per share it is assumed these units were outstanding for the entire year ended December 31, 2006.
(5)	Reflects the issuance of BGC Holdings units to be held by the founding partners of which 20%, plus an additional 1.1 million for Mr. Amaitis and 200,000 for Mr. Lynn, of the units issued to the founding partners shall be immediately exchangeable with BGC Partners, Inc. for one share of BGC Partners, Inc. Class A common stock, which will become saleable ratably over a three-year vesting period. The remaining units are exchangeable at the discretion of Cantor. Each unit also carries the right to receive a distribution of shares. For the purposes of calculating pro forma earnings per share, it is assumed these units were outstanding for the entire year ended December 31, 2006.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2007

(in thousands)

(unaudited)

	eSpeed	BGC Division						BGC Partners, Inc.
	Historical eSpeed	Historical BGC Division	Settlement of Intercompany Balances with Cantor (a)	Assumption of Debt (b)	Redemption of Partnership Units (c)	Capital Contribution (d)	Adjusted BGC Division	eSpeed and BGC Division eliminations		Capitalization (g)	Mandatory Redeemable Interest/ Minority Interest (h)	Combined BGC Partners, Inc. As Adjusted
Assets
Cash and cash equivalents	$3,624	$115,069	$—	$—	$(65,743)	$(7,331)	$41,995	$—		$—	$—	$45,619
Reverse repurchase agreements with related parties	184,897	—	—	—	—	—	—	—		—	—	184,897

Total cash and cash equivalents	188,521	115,069	—	—	(65,743)	(7,331)	41,995	—		—	—	230,516
Securities purchased under agreements to resell	—	44,829	—	—	—	—	44,829	—		—	—	44,829
Securities owned	—	34,270					34,270	—		—	—	34,270
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	—	819,149	—	—	—	—	819,149	—		—	—	819,149
Accrued commissions receivable	—	145,306	—	—	—	—	145,306	—		—	—	145,306
Forgivable and other loans receivable from employees and partners	—	64,188	—	—	(1,368)	—	62,820	—		—	—	62,820
Marketable securities	2,357	—	—	—	—	—	—	—		—	—	2,357
Fixed assets, net	53,064	77,418	—	—	—	—	77,418	—		—	—	130,482
Investments	9,012	9,840	—	—	—	—	9,840	(7,053	)(e)	—	—	11,799
Goodwill	12,184	55,044	—	—	—	—	55,044	—		—	—	67,228
Other intangible assets, net	5,981	8,358	—	—	—	—	8,358	—		—	—	14,339
Receivable from related parties	10,371	82,420	(79,180)	—	—	—	3,240	(9,121	)(f)	—	—	4,490
Other assets	12,732	47,330	—	—	—	—	47,330	—		—	—	60,062

Total assets	$294,222	$1,503,221	$(79,180)	$—	$(67,111)	$(7,331)	$1,349,599	$(16,174)		$—	$—	$1,627,647

Liabilities, Minority Interest, Net Assets and Stockholders' Equity
Current liabilities:
Accrued compensation	$—	$96,424	$—	$—	$—	$—	$96,424	$—		$—	$—	$96,424
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	—	745,035	—	—	—	—	745,035	—		—	—	745,035
Securities loaned to related parties	—	19,696	—	—	—	—	19,696	—		—	—	19,696
Securities sold not yet purchased		1,081	—				1,081					1,081
Current portion of long-term debt to related parties	—	42,000	(42,000)	—	—	—	—	—		—	—	—
Payable to related parties	6,666	114,592	(108,711)	—	—	—	5,881	(9,121	)(f)	—	—	3,426
Accounts payable and accrued liabilities	30,613	176,880	—	—	—	—	176,880	—		—	—	207,493

Total current liabilities	37,279	1,195,708	(150,711)	—	—	—	1,044,997	(9,121)		—	—	1,073,155
Long-term notes to related parties	—	197,887	(197,887)	150,000	—	—	150,000	—		—	—	150,000
Deferred revenue	7,477	—	—	—	—	—	—	—		—	—	7,477

Total long-term liabilities	7,477	197,887	(197,887)	150,000	—	—	150,000	—		—	—	157,477

Total liabilities	44,756	1,393,595	(348,598)	150,000	—	—	1,194,997	(9,121)		—	—	1,230,632

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition.

BGC PARTNERS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2007

(in thousands)

(unaudited)

	eSpeed	BGC Division						BGC Partners, Inc.
	Historical eSpeed	Historical BGC Division	Settlement of Intercompany Balances with Cantor (a)	Assumption of Debt (b)	Redemption of Partnership Units (c)	Capital Contribution (d)	Adjusted BGC Division	eSpeed and BGC Division eliminations		Capitalization (g)	Mandatory Redeemable Interest/ Minority Interest (h)	Combined BGC Partners, Inc. As Adjusted
Commitments, contingencies and guarantees	—	—	—	—	—	—	—	—		—	—	—
Mandatory redeemable partnership interest	—	—	—	—	—	—	—	—		—	171,724	171,724
Minority interest	—	8,102	—	—	—	—	8,102	(7,053	)(e)	—	90,865	91,914
Net assets	—	101,524	269,418	(150,000)	(67,111)	(7,331)	146,500	—		(146,500)	—	—
Stockholders' equity:
Class A common stock, par value $0.01 per share; 200,000 shares
authorized; 36,455 shares issued and outstanding at June 30, 2007	365	—	—	—	—	—	—	—		—	—	365
Issuance of Class A common stock in connection with inclusion of BGC Financial, Inc.
(Maxcor) in the merger. Par value $0.01 per share; 21,969 shares outstanding at March 31, 2007	—	—	—	—	—	—	—	—		220	—	220
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 20,498
shares outstanding at June 30, 2007 convertible to Class A common stock	205	—	—	—	—	—	—	—		—	—	205
Issuance of 111,891 holding units at June 30, 2007; convertible to shares of Class A
and Class B common stock.	—	—	—	—	—	—	—	—		1,119	(1,119)	—
Additional paid-in capital	301,741	—	—	—	—	—	—	—		145,161	(261,470)	185,432
Treasury stock, at cost; 6,502 shares of Class A common stock at June 30, 2007	(62,597)	—	—	—	—	—	—	—		—	—	(62,597)
Retained earnings	9,728	—	—	—	—	—	—	—		—	—	9,728
Accumulated other comprehensive loss	24	—	—	—	—	—	—	—		—	—	24

Total stockholders' equity	249,466	—	—	—	—	—	—	—		146,500	(262,589)	133,377

Total liabilities, minority interest, stockholders' equity, and net assets	$294,222	$1,503,221	$(79,180)	$—	$(67,111)	$(7,331)	$1,349,599	$(16,174)		$—	$—	$1,627,647

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition.

Notes to Unaudited Pro Forma Combined Statement of Financial Condition—June 30, 2007

(a)	To reflect the settlement of intercompany receivables and payables with Cantor had BGC Partners separated from Cantor at June 30, 2007. As part of the separation agreement, the JSA and the existing administrative services agreements terminate. All intercompany balances with Cantor subsidiaries with the exception of eSpeed would be settled. Included in the intercompany balances are long term debt obligations of $239.9 million and a demand loan obligation of $4.5 million. The settlement results in a net intercompany payable balance to Cantor that will be treated as a capital contribution to BGC Division.

(b)	To reflect the assumption of a portion of Cantor debt, in the amount of $150 million, per the separation agreement. The allocated indebtedness will be some portion of Cantor’s senior notes, or new debt to Cantor, on terms similar to the senior notes.

“Senior Notes” means the following:

(1)	Cantor Fitzgerald, L.P. $250,000,000 5.19% Senior Notes, due April 1, 2010, as provided in a Note Purchase Agreement dated as of March 15, 2005; and

(2)	Cantor Fitzgerald, L.P. $123,000,000 5.95% Senior Notes, Series A, due January 27, 2009 and $7,000,000 6.0% Senior Notes, Series B, due April 1, 2010, as provided in a Note Purchase Agreement dated as of July 27, 2005.

The Combined Company shall pay a fixed interest rate of 7.5% on the allocated debt.

(c)	To reflect the sale of a portion of distribution rights and/or Cantor or BGC Holdings founding partner interests held by Messrs. Amaitis, Lynn, Merkel, Saltzman and two other individuals who are employed by one or more of BGC’s affiliates in order to settle outstanding loans with Cantor. Cantor will immediately sell the units underlying such distribution rights to BGC Partners for the same amount paid by Cantor to these individuals. In addition, upon acquiring such BGC Holdings founding partner interests, Cantor will exchange them for BGC Partners units, which will be redeemed by BGC Partners prior to the merger for cash equal to the amount paid by Cantor to these individuals in respect of such interests.

The loan balances at June 30, 2007 were as follows (in thousands):

Executive Officer	Total Loan Outstanding (1)
Lee Amaitis	$51,326
Shaun Lynn	9,814
Stephen Merkel	1,190
Paul Saltzman	500
Other executives	4,281

Total	$67,111

(1)	Loan amount includes accrued interest.

These transactions will be accounted for in the pro forma statement of financial condition as a reduction of cash for the purchase of the partnership units from Cantor, and a reduction in forgivable and other loans receivable from employees and partners; as well as, to settle a portion of Mr. Lynn’s outstanding debt which was recorded on BGC’s historical balance sheet with an offsetting reduction in net assets in the BGC Division stand alone entity.

(d)	To reflect an adjustment to decrease the BGC Division stand-alone net asset balance after completion of all separation adjustments to arrive at the targeted BGC Division net asset balance of at least $146.5 million and cash and cash equivalents of at least $25.0 million per the separation and merger agreement. The adjustment for the shortfall in the net asset balance will be treated as a capital contribution by Cantor.

(e)	To reflect the elimination of BGC Partners’ minority interest in Freedom LP, a limited partnership formed by Cantor with eSpeed, to acquire an interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company. As part of a global reorganization, Cantor’s share in Freedom LP was transferred to BGC Division. BGC Division consolidates Freedom LP and recognizes minority interest for eSpeed’s share of Freedom. With the merger, Freedom minority interest in the amount $7.1 million recorded on BGC Partners’ books will be eliminated against the investment recorded on eSpeed.

(f)	To reflect the elimination of intercompany receivables and payables balance of $9.1 million between BGC Division and eSpeed assuming the entities were merged at June 30, 2007. At June 30, 2007, eSpeed had a receivable balance from and a payable balance to BGC Division of $5.9 million and $3.2 million, respectively.

(g)	To reflect eSpeed’s issuance of additional stock and BGC Holdings limited partnership interests to acquire BGC Partners. To acquire BGC Partners, eSpeed has agreed to issue a total of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. These shares include 21,969,071 shares associated with the direct contribution of BGCFI to the public entity. The remaining 111,890,929 shares will be in the form of BGC Holdings limited partnership interests. These BGC Holdings limited partnership interests will be held by both Cantor and the founding partners. The BGC Holdings limited partnership interests held by Cantor are assumed to be 69,399,108. This interest is exchangeable into Combined Company Class A common stock or Combined Company Class B common stock on a one-for-one basis (subject to customary anti-dilution adjustments), subject to the limitation of 100,000,000 authorized Combined Company Class B shares. The BGC Holdings limited partnership interests held by the founding partners are assumed to be 42,491,821. This interest is not exchangeable by the partners unless Cantor provides that they are exchangeable into Combined Company Class A common stock, as Cantor intends to provide for 20% of such founding partner interests, the 1,100,000 and 200,000 additional founding partner interests for Lee Amaitis and Shaun Lynn, respectively, and an additional 400,000 units of existing partnership interest for Mr. Lynn.

The adjustment assumes taking the net assets in the Adjusted BGC Partners entity and converting those net assets to equivalent stockholders’ equity in the combined entity. The shares and units are assumed to be valued at $0.01 a share/unit. The remaining difference is allocated to additional paid in capital.

(h)	Reflects adjustments to record projected capital interest due to the BGC Holdings founding partners and Cantor’s minority interest allocation of $171.7 million and $90.9 million, respectively as of June 30, 2007. The capital interest due to the BGC Holdings founding partners will be reclassified from stockholders’ equity to separate liability line on the statement of financial condition called mandatorily redeemable partnership interest and the Cantor minority interest will also be reclassified from stockholders’ equity and recorded as minority interest on the consolidated balance sheet.

The mandatorily redeemable partnership interest adjustment is based on partner capital balances as of June 30, 2007, adjusted for any pro forma redemptions and/or adjustments in connection with the separation and merger. Under the Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”), a “mandatorily redeemable financial instrument” is any of various financial instruments issued in the form of shares that embody an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. For example, an equity share that is required to be redeemed by the issuer upon the death of the holder would be classified as a liability under SFAS 150. The capital interest of the founding partners is redeemable to the partners upon termination from the partnership; therefore, under SFAS 150, that interest should be classified as mandatorily redeemable partnership interest.

The minority interest adjustment is based on the projected 69,399,108 BGC Holdings limited partner interest to be held by Cantor after the merger. This interest represents Cantor’s proportionate share of BGC Holdings outstanding partnership interest. This amount includes 7,375,120 of founding partner distribution rights. Under Accounting Research Bulletin No. 51: 14-4 “Minority Interest in a Subsidiary Owned by the Parent or Affiliate of a Reporting Entity” (“ARB 51”), the Combined Company will record Cantor’s interest in a manner similar to a traditional minority interest based on Cantor’s assumed ownership percentage. The interest held by Cantor will be presented as a component of minority interest between the Combined Company’s liabilities and equity.

DESCRIPTION OF THE COMBINED COMPANY CAPITAL STOCK

The following summary is a description of the material terms of the Combined Company capital stock. The Combined Company certificate of incorporation and the Combined Company by-laws are attached to this proxy statement as Annex K and Annex L, respectively.

Combined Company Capital Stock

The surviving corporation in the merger will be renamed “BGC Partners, Inc.” The following description of the Class A common stock, Class B common stock, preferred stock and the relevant provisions of the Combined Company certificate of incorporation and by-laws are summaries thereof and are qualified in their entirety by reference to the Combined Company certificate of incorporation and by-laws, copies of which are attached to this proxy statement as Annex K and Annex L, respectively, and applicable law. The Combined Company certificate of incorporation is an amendment and restatement of the eSpeed certificate of incorporation.

The Combined Company’s authorized capital stock will consist of 600 million shares of common stock, if the proposed increase in the amount of authorized Class A common stock described in Proposal 2 of this proxy statement is approved by the stockholders, of which 500 million shares will be Class A common stock, par value $0.01 per share, and 100 million shares will be Class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

To acquire BGC Partners, eSpeed has agreed to issue in the merger in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act an aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire shares of Combined Company common stock. Of these shares and rights to acquire shares, 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of eSpeed Class A common stock or rights to acquire eSpeed Class A common stock. Current stockholders of eSpeed will hold the same number and class of shares of Combined Company common stock that they held in eSpeed prior to the merger.

As a result of the merger:

•	stockholders of eSpeed as of immediately prior to the merger (including Cantor) will own equity interests representing approximately 27.8% of the economics of the Opcos after the merger; and

•

the equity owners of BGC U.S. and BGC Global as of immediately prior to the merger (including Cantor, the founding partners) will own equity interests representing approximately 72.2% of the economics of the Opcos after the merger.

In addition, concurrently with the merger, BGC Holdings will issue certain restricted exchangeable interests to certain employees of BGC and to other persons who provide services to BGC, After the merger, the equity interests in the Opcos will be held by the Combined Company and by BGC Holdings. Immediately after the merger, the Combined Company will hold approximately 40% of the equity in the Opcos, and BGC Holdings will hold approximately 60% of the equity in the Opcos.

The stockholders of eSpeed as of immediately prior to the merger will hold their interests in the Opcos after the merger through the Combined Company. Cantor, which is currently the sole stockholder of BGC Partners, will hold its interests in the Opcos through a combination of Combined Company Class A common stock and Class B common stock and interests in BGC Holdings. In addition, prior to the merger, Cantor will provide a portion of its interest in BGC Partners to certain employees of BGC Partners and to other persons who provide services to BGC who will hold their interests in the Opcos through interests in BGC Holdings.

Given that Cantor is an existing stockholder of the eSpeed, immediately after the merger (and assuming no exchange of BGC Holdings exchangeable limited partnership interests for Combined Company capital stock as described below):

•

the public stockholders of the Combined Company (which will be the public stockholders of eSpeed as of immediately prior to the merger) will hold an indirect stake in the Opcos (through the Combined Company) representing approximately a 16% economic stake in the Opcos and approximately 11.2% of the voting power of the Combined Company;

•

Cantor will hold an indirect stake in the Opcos (through BGC Holdings and the Combined Company) representing approximately 61% of the economics of the Opcos and approximately 88.8% of the voting power of the Combined Company;

•	the founding partners will hold an indirect stake in the Opcos (through BGC Holdings) representing approximately 23% of the economics of the Opcos and no voting power of the Combined Company;

In addition, concurrently with the merger, and, in the future, as part of its compensation process, BGC Holdings will issue certain restricted exchangeable interests to certain employees of BGC and other persons who provide services to BGC. In addition, BGC will issue to certain employees and other persons who provide services to BGC certain BGC RSUs. The aggregate value of such restricted exchangeable interests and BGC RSUs granted prior to the consummation of the merger will be no greater than $22,000,000 (with each such right to receive one restricted exchangeable unit or BGC RSU valued for these purposes at the closing price of eSpeed Class A common stock on the date of the grant of the right). Cantor also intends to distribute to its partners, including founding partners and restricted exchangeable partners, rights to receive certain of the shares of the Combined Company that Cantor receives in the merger.

As with existing eSpeed common stock, the holders of Combined Company Class A common stock will be entitled to one vote per share, while the holders of Combined Company Class B common stock will be entitled to 10 votes per share. Cantor will be the only holder of Combined Company Class B common stock. The Combined Company Class B common stock generally will vote together with the Combined Company Class A common stock on all matters submitted to a vote of the Combined Company stockholders.

Each share of Combined Company Class A common stock will be equivalent to a share of Combined Company Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Combined Company Class A common stock and the Class B common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Combined Company board of directors out of funds legally available therefrom.

The Combined Company certificate of incorporation will provide that each share of the Class B common stock is convertible at any time, at the option of the holder, into one share of the Class A common stock. Each share of the Class B common stock will automatically convert into a share of the Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick and (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

Any holder of shares of the Class B common stock may pledge his, her or its shares of Class B common stock as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of the Class A common stock. If the pledged shares of the Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A common stock upon the occurrence of that action. The automatic conversion provisions in the Combined Company certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of the common stock.

Shares of the Class A common stock are not subject to any conversion right. None of the Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable, and the shares of Class A common stock and the Class B common stock to be issued in the merger will be fully paid and non-assessable.

Preferred Stock

The Combined Company board of directors will have the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Combined Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Combined Company common stock. At present, there are no plans for the Combined Company to issue any preferred stock.

Anti-Takeover Effects of the Combined Company Certificate of Incorporation and By-laws and Delaware Law

Some provisions of the DGCL and the Combined Company certificate of incorporation and by-laws could make the following more difficult:

•	acquisition of the Combined Company by means of a tender offer;

•	acquisition of the Combined Company by means of a proxy contest or otherwise; or

•	removal of the Combined Company’s incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Combined Company to first negotiate with the Combined Company board of directors. We believe that the benefits of increased protection give the Combined Company the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Combined Company and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Combined Company Certificate of Incorporation and By-laws

The Combined Company certificate of incorporation and by-laws will provide that special meetings of stockholders may be called only by the Chairman of the Combined Company board of directors. If the Chairman is unavailable, then any Chief Executive Officer of the Combined Company or the holders of a majority of the voting power of Combined Company Class B common stock, which will be held by Cantor, our controlling stockholder, may call a special meeting.

In addition, the Combined Company certificate of incorporation will permit the Combined Company to issue “blank check” preferred stock.

The Combined Company by-laws will require advance written notice prior to a meeting of stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by the Combined Company’s Secretary not later than 120 days prior to the first anniversary of the date of the Combined Company’s proxy statement for the preceding year’s annual meeting. The Combined Company by-laws will provide that all amendments to its by-laws must be approved by either the holders of a majority of the voting power or by a majority of the Combined Company board of directors.

Delaware Anti-Takeover Law

The Combined Company will be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time the Class A common stock was quoted on the NASDAQ Global Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Combined Company board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.

Corporate Opportunity

The Combined Company certificate of incorporation will provide that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor shall any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, the Combined Company or any of its stockholders. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as the Combined Company and its representatives, or doing business with any of Combined Company’s or its representatives’ clients or customers.

If a third-party presents a corporate opportunity (as defined below) to a person who is a representative of the Combined Company and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representatives of the Combined Company, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to the Combined Company, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to the Combined Company;

•

will not be liable to the Combined Company, any of its stockholders or any of its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to the Combined Company and its stockholders, and not have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if the Combined Company decides not to.

If a corporate opportunity is not presented to a person who is both a representative of the Combined Company and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of the Combined Company, such person will not be obligated to present the corporate opportunity to the Combined Company or to act as if such corporate opportunity belongs to the Combined Company, and such person:

•

will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Combined Company as a representative of the Combined Company with respect to such corporate opportunity;

•

will not be liable to the Combined Company, any of its stockholders or its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached a duty of loyalty to the Combined Company and its stockholders and not have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Combined Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

•

“corporate opportunity” means any business opportunity that the Combined Company is financially able to undertake, that is, from its nature, in the Combined Company’s lines of business, is of practical advantage to the Combined Company and is one in which the Combined Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with the Combined Company’s self-interest.

Corporate Governance

See “The Merger Agreement—Corporate Governance Matters,” “The Merger Agreement—Amendment and Waiver” and “Related Agreements—Separation Agreement—Amendment.”

Other Rights

See “Related Agreements—Separation Agreement—New BGC Partners.”

Registration Rights

For a description of the registration rights available to Cantor, see “Certain Relationships and Related Transactions Before and After the Merger—Registration Rights Agreements—Formation Registration Rights Agreement” and “Related Agreements—Separation Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company and will continue to be after the merger.

PROPOSAL 2—APPROVAL OF AMENDMENT TO CERTIFICATE OF

INCORPORATION REGARDING AUTHORIZED CLASS A COMMON STOCK

In connection with the merger and the transactions contemplated thereby, the eSpeed board of directors deems it advisable to amend eSpeed certificate of incorporation, effective upon completion of the merger, to increase the authorized number of shares of its Class A common stock to 500 million. The eSpeed certificate of incorporation currently authorizes eSpeed to issue up to 200 million shares of Class A common stock. The eSpeed certificate of incorporation also authorizes eSpeed to issue up to 100 million shares of Class B common stock and 50 million shares of preferred stock. This proposed amendment would not change the number of authorized shares of Class B common stock or preferred stock.

An aggregate of 133,860,000 shares of Combined Company common stock and rights to acquire Combined Company common stock will be issued in connection with the merger, as described above. Of these shares and rights to acquire shares, 56,000,000 will be in the form of Combined Company Class B common stock or rights to acquire Combined Company Class B common stock, and the remaining 77,860,000 will be in the form of Combined Company Class A common stock or rights to acquire Combined Company Class A common stock. After the merger, if there were to be a full exercise of all outstanding rights to acquire Combined Company Class A common stock (including a conversion of all shares of outstanding Class B common stock), the Combined Company would have limited authorized and unissued shares of Class A common stock. As such, the eSpeed board of directors deems it advisable to amend the eSpeed certificate of incorporation, effective upon completion of the merger, to increase the authorized shares of Class A common stock from 200 million to 500 million. The proposed increase in authorized Class A common stock has been recommended by the eSpeed board of directors to assure that an adequate supply of authorized, unissued shares of Class A common stock is available for general corporate needs and to provide the Combined Company board of directors, following the merger, with the necessary flexibility to issue Class A common stock in connection with potential financings without the expense and delay incidental to obtaining stockholder approval of an amendment to the certificate of incorporation at the time of such action, except as may be required for a particular issuance by applicable law or the NASDAQ rules.

When issued, any additional shares of Class A common stock authorized by the proposed amendment will have the same rights and privileges as shares of Class A common stock currently authorized and outstanding. Holders of Class A common stock will have no pre-emptive rights and, accordingly, such stockholders would not have any preferential rights to purchase any of the additional shares of Class A common stock when such shares are issued.

Other than in connection with the merger and the transactions contemplated thereby, there are not presently any definitive plans, arrangements or understandings with respect to the issuance of any shares of Class A common stock. However, as stated above, the proposed increase in the authorized Class A common stock has been recommended by the eSpeed board of directors to assure that an adequate supply of authorized, unissued shares of Class A common stock is available for general corporate needs and to provide the Combined Company board of directors, following the merger, with the necessary flexibility to issue Class A common stock in connection with potential financings without the expense and delay incidental to obtaining stockholder approval of an amendment to the certificate of incorporation at the time of such action, except as may be required for a particular issuance by applicable law or the NASDAQ rules.

The issuance of additional shares of Class A common stock may, depending on the circumstances under which such shares are issued, reduce stockholders’ equity per share and may reduce percentage ownership of Class A common stock by existing stockholders. It is not the present intention of the eSpeed board of directors to seek stockholder approval prior to any issuance of shares of Class A common stock that would become authorized by the proposed amendment unless otherwise required by applicable law or the NASDAQ rules. Frequently, opportunities arise that require prompt action, and it is the belief of the eSpeed board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Combined Company and its stockholders following the merger.

This proposed amendment is conditioned upon the completion of the merger.

The proposed amendment to the eSpeed certificate of incorporation would, effective upon completion of the merger, amend the first sentence of Article IV of the certificate of incorporation to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Hundred Fifty Million (650,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”), and (ii) Six Hundred Million (600,000,000) shares of Common Stock (the “Common Stock”), of which Five Hundred Million (500,000,000) shares are designated as Class A Common Stock, par value one cent ($.01) per share (the “Class A Common Stock”), and One Hundred Million (100,000,000) shares are designated as Class B Common Stock (the “Class B Common Stock”), par value one cent ($.01) per share.”

The amended first sentence of Article IV of the certificate of incorporation is included in the Combined Company certificate of incorporation attached to this proxy statement as Annex K. The Combined Company certificate of incorporation attached hereto as Annex K is an amendment and restatement of the eSpeed certificate of incorporation that also gives effect to the proposed amendment to the certificate of incorporation described in “Proposal 3—Approval of Amendment to Certificate of Incorporation Regarding Corporate Opportunities” and to the change of the Company’s name from “eSpeed, Inc.” to “BGC Partners, Inc.” effective upon completion of the merger. If the merger is completed, the certificate of incorporation attached to this proxy statement as Annex K will be the certificate of incorporation of the Combined Company following the merger. Please note that the Combined Company certificate of incorporation attached hereto as Annex K assumes that all proposals in this proxy statement will be adopted or approved, as the case may be, by stockholders. If the stockholders do not approve this proposal, the language reflecting this proposal will not be included in the certificate of incorporation filed with the Secretary of State of Delaware in connection with the merger.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the amendment to the eSpeed certificate of incorporation to authorize 300 million additional shares of Class A common stock.

Recommendation of the Board of Directors

THE eSPEED BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE eSPEED CERTIFICATE OF INCORPORATION TO AUTHORIZE 300 MILLION ADDITIONAL SHARES OF CLASS A COMMON STOCK.

PROPOSAL 3—APPROVAL OF AMENDMENT TO

CERTIFICATE OF INCORPORATION REGARDING CORPORATE OPPORTUNITIES

Currently, the eSpeed certificate of incorporation does not directly address potential conflicts of interest between itself and Cantor and its representatives. As such, in connection with the merger and the transactions contemplated thereby, the eSpeed board of directors deems it advisable to amend and restate the eSpeed certificate of incorporation, effective upon completion of the merger, to resolve such potential conflicts of interest. In particular, the amended and restated eSpeed certificate of incorporation will provide that, effective upon completion of the merger, no Cantor Company (as defined below) or any of the representatives of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, the Combined Company or any of its stockholders. In addition, effective upon completion of the merger, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as the Combined Company and its representatives, or doing business with any of the Combined Company’s or its representatives’ clients or customers.

The amended and restated certificate of incorporation will further provide that, effective upon completion of the merger, if a third party presents a corporate opportunity to a person who is a representative of the Combined Company and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representatives of the Combined Company, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to the Combined Company, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to the Combined Company;

•

will not be liable to the Combined Company, any of its stockholders or any of its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to the Combined Company and its stockholders, and not have derived an improper personal benefit therefrom.

Under the amended and restated certificate of incorporation, effective upon completion of the merger, a Cantor Company may pursue such a corporate opportunity if the Combined Company decides not to.

Furthermore, the amended and restated certificate of incorporation will provide that, effective upon completion of the merger, if a corporate opportunity is not presented to a person who is both a representative of the Combined Company and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of the Combined Company, such person will not be obligated to present the corporate opportunity to the Combined Company or to act as if such corporate opportunity belongs to the Combined Company, and such person:

•

will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Combined Company as a representative of the Combined Company with respect to such corporate opportunity;

•

will not be liable to the Combined Company, any of its stockholders or its representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Combined Company’s best interests; and

•	will be deemed not to have breached a duty of loyalty to the Combined Company and its stockholders and not have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Combined Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

•

“corporate opportunity” means any business opportunity that the Combined Company is financially able to undertake, that is, from its nature, in the Combined Company’s lines of business, is of practical advantage to the Combined Company and is one in which the Combined Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective representatives will be brought into conflict with the Combined Company’s self-interest.

This proposed amendment is conditioned upon the completion of the merger.

The proposed amendment to the eSpeed certificate of incorporation would add Article IX, “Corporate Opportunity.” The form of Article IX, “Corporate Opportunity,” is included in the Combined Company certificate of incorporation attached to this proxy statement as Annex K. The Combined Company certificate of incorporation attached hereto as Annex K is an amendment and restatement of the eSpeed certificate of incorporation that also gives effect to the proposed amendment to the certificate of incorporation described in “Proposal 2—Approval of Amendment to Certificate of Incorporation Regarding Authorized Class A Common Stock” and to the change of the Company’s name from “eSpeed, Inc.” to “BGC Partners, Inc.” effective upon completion of the merger. If the merger is completed, the certificate of incorporation attached to this proxy statement as Annex K will be the certificate of incorporation of the Combined Company following the merger. Please note that the Combined Company certificate of incorporation attached hereto as Annex K assumes that all proposals in this proxy statement will be adopted or approved, as the case may be, by stockholders. If the stockholders do not approve this proposal, the language reflecting this proposal will not be included in the certificate of incorporation filed with the Secretary of State of Delaware in connection with the merger.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the amendment to the eSpeed certificate of incorporation effecting changes regarding corporate opportunities.

Recommendation of the Board of Directors

THE eSPEED BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE eSPEED CERTIFICATE OF INCORPORATION EFFECTING CHANGES REGARDING CORPORATE OPPORTUNITIES.

PROPOSAL 4—APPROVAL OF AMENDED AND RESTATED

BGC PARTNERS, INC. INCENTIVE BONUS COMPENSATION PLAN

Our Incentive Bonus Compensation Plan, which we refer to as the “Incentive Plan,” was initially adopted in 2003 as the “eSpeed 2003 Incentive Bonus Compensation Plan.” The eSpeed board of directors has amended and restated the Incentive Plan, subject to the approval of our stockholders, to (1) increase the maximum bonus payable under the Incentive Plan to any one individual in any one calendar year from $5 million to $10 million, and (2) rename the Incentive Plan, effective upon stockholder approval of the merger agreement, the “BGC Partners, Inc. Incentive Bonus Compensation Plan.”

We are submitting the Incentive Plan, as amended and restated to incorporate these changes, to our stockholders for approval so that the compensation attributable to awards under the Incentive Plan may continue to qualify for an exemption from the $1,000,000 federal income tax deduction limit under Section 162(m) of the Code. See the discussion of Section 162(m) of the Code under “— Material Federal Income Tax Consequences” below.

If this proposal is approved by our stockholders, the new $10 million annual maximum bonus payable under the Incentive Plan to any one individual will apply to the bonus opportunities for our key employees participating in the Plan for 2007. In the first quarter of 2007, our board of directors amended the Incentive Plan, subject to stockholder approval, to provide for the new $10 million annual per-person limit. At that time, our compensation committee determined that our executive officers, including Messrs. Lutnick, Amaitis, Merkel, Saltzman and Saracino, would be participating key employees for 2007 in the Incentive Plan, set each of their maximum bonus opportunities at the new $10 million annual per-person limit, subject to stockholder approval of the amendment to the Plan, and set the performance criteria and targets for each of them as described above under “Management Before and After the Merger – Compensation Discussion and Analysis – Incentive Bonus Compensation Targets for 2007.” If our stockholders do not approve the increase in the Incentive Plan’s annual per-person limit to $10 million, the old $5 million limit will apply to those 2007 bonus opportunities.

The Incentive Plan is designed to attract, retain and reward key employees on a market-competitive basis in which their annual incentives are closely linked with the accomplishment of financial and strategic objectives. Our board of directors believes that the increase in the annual per-person limit under the Incentive Plan is important to allow us to continue to attract, retain and reward present and prospective key employees, and to continue to have the ability to compensate these individuals at a competitive level.

The Incentive Plan, as amended and restated, is set forth in Annex M to this proxy statement, and the following description of the Incentive Plan is only intended to be a summary of the key provisions of the Plan as proposed to be amended by this proposal. Such summary is qualified in its entirety by the actual text of the Incentive Plan to which reference is made.

Description of the Incentive Plan as Proposed to be Amended

The purpose of the Incentive Plan is to (i) attract, retain and reward key employees by providing them with the opportunity to earn bonus awards that are based on the achievement of specified performance goals, and (ii) structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Code so that we will be entitled to a federal income tax deduction for the payment of such incentive awards to such employees.

The Incentive Plan is administered by a committee, which we refer to as the “Incentive Plan Committee,” consisting of at least two non-employee directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. The Incentive Plan Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the timing of the payment of bonuses and interpret and administer the Incentive Plan. Currently, our compensation committee serves as the Incentive Plan Committee.

Participants in the Incentive Plan for any given performance period may include any of our key employees, including those of our subsidiaries, operating units and divisions, who is designated as a participant for such period by the Incentive Plan Committee. The participants in the Incentive Plan for any given performance period will be designated by the Incentive Plan Committee, in its sole discretion, before the end of the 90th day of such performance period or the date on which 25% of such performance period has been completed, which we refer to as the “Applicable Period.” This determination may vary from period to period. Awards under the Incentive Plan may be made in the form of cash, or in shares of our Class A common stock or other stock-based awards under our Equity Plan.

Within the Applicable Period, the Incentive Plan Committee will specify the applicable performance criteria and targets to be used under the Incentive Plan for such performance period. These performance criteria may vary from participant to participant and will be based on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flows; (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. These performance criteria or goals may be: (a) expressed on an absolute or relative basis, including comparisons to the performance of other companies; (b) based on internal targets; (c) based on comparisons with prior performance; and (d) based on comparisons to capital, stockholders’ equity, shares outstanding, assets or net assets. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant, without regard to extraordinary items, changes in accounting, unless the Incentive Plan Committee determines otherwise, or non-recurring acquisition expenses and restructuring charges, including various charges related to the merger. However, in connection with any goal that is based on operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period, as specified by the Incentive Plan Committee. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share or return on equity, and with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as a prior year’s performance or current or previous peer group performance. The Incentive Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and awards are subject to the Incentive Plan Committee’s right to reduce the amount of any award payable as a result of such performance, as discussed below.

The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or by reference to a formula, such as a percentage share of a bonus pool to be created under the Incentive Plan or a multiple of annual base salary. If a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool. In all cases, the Incentive Plan Committee has the sole discretion to reduce (but not to increase) the actual bonuses awarded under the Incentive Plan. The actual bonus awarded to any given participant at the end of a performance period will be based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the Incentive Plan Committee. Upon stockholder approval of this proposal, the maximum bonus payable under the Incentive Plan to any one individual in any one calendar year will be $10 million, including with respect to the 2007 bonus opportunities.

Our board of directors may at any time amend or terminate the Incentive Plan, provided that: (i) without the participant’s written consent, no such amendment or termination may adversely affect the annual bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) the board will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Section 162(m) of the Code. Amendments to the Incentive Plan will require stockholder approval only if required under Section 162(m) of the Code or other applicable law or regulation.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Incentive Plan. This discussion is intended for the information of our stockholders considering how to vote at the special meeting and not as tax guidance to individuals who may participate in the Incentive Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Section 162(m) of the Code generally disallows a publicly-held corporation’s federal income tax deduction in excess of $1,000,000 for compensation paid to its chief executive officer and certain of its other most highly compensated executive officers, subject to an exception for compensation paid under a stockholder-approved plan that is “performance-based” within the meaning of Section 162(m) of the Code. The Incentive Plan provides a means for us to pay performance-based bonuses to certain of our key employees while preserving our tax deduction with respect to the payment of such bonuses.

Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the award received under the Incentive Plan in the year of such receipt. We will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the participant’s total compensation is below the limit established by Section 162(m) of the Code or the Incentive Plan award satisfies the requirements of the performance-based exception of Section 162(m) of the Code. We intend that the Incentive Plan be adopted and administered in a manner that preserves the deductibility of Plan compensation under Section 162(m) of the Code.

Under Section 409A of the Code, an award under the Incentive Plan may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time the award becomes vested, plus interest and penalties, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Incentive Plan provides that we have the right to withhold from any amounts payable to a participant an amount necessary to satisfy our federal, state and local tax withholding obligations.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the BGC Partners, Inc. Incentive Bonus Compensation Plan, as amended and restated.

Recommendation of the Board of Directors

THE eSPEED BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BGC PARTNERS, INC. INCENTIVE BONUS COMPENSATION PLAN, AS AMENDED AND RESTATED.

PROPOSAL 5—APPROVAL OF AMENDED AND

RESTATED BGC PARTNERS, INC. LONG TERM INCENTIVE PLAN

Our Long Term Incentive Plan, which we refer to as the “Equity Plan,” was initially adopted in 1999 as the “eSpeed, Inc. 1999 Long Term Incentive Plan,” and was subsequently amended and restated in 2003. The eSpeed board of directors has further amended and restated the Equity Plan, subject to the approval of our stockholders, to (1) increase the number of our shares of Class A common stock that may be subject to outstanding awards under the Plan from the greater of 18.5 million shares or 30% of the number of outstanding shares of all classes of our common stock to the greater of 40 million shares or 15% of the number of outstanding shares of all classes of common stock, and increase the overall limit on the number of shares of Class A common stock that may be issued pursuant to the exercise or settlement of all awards granted under the Plan from 30 million shares to 60 million shares, all of which shares may be subject to incentive stock options, which we refer to as “ISOs”; (2) provide that the price per share at which our Class A common stock may be purchased upon the exercise of a stock option may not be less than 100% of the fair market value of such shares on the date of grant; (3) prohibit “repricing” of stock options and stock appreciation rights, which we refer to as “SARs,” without prior stockholder approval to the extent required by applicable law and regulation; (4) provide that we may not, in connection with any award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any participant who is our director or executive officer (within the meaning of the Exchange Act); (5) provide that “Other Stock-Based Awards”, as defined in the Equity Plan, includes BGC Holdings limited partnership interests issued under the BGC Holdings Participation Plan that are exchangeable for or otherwise represent the right to receive Combined Company common stock; (6) make certain other changes to clarify the meaning and operation of various provisions of the Equity Plan, conform the Plan to recent regulatory developments, and remove outdated references in the Plan; and (7) rename the Equity Plan the “Amended and Restated BGC Partners, Inc. Long Term Incentive Plan.”

We are submitting the Equity Plan, as amended and restated to incorporate these changes, to our stockholders for approval pursuant to the terms of the Plan. Also, stockholder approval is being sought (i) so that the compensation attributable to certain awards under the Equity Plan may continue to qualify for an exemption from the $1,000,000 federal income tax deduction limit under Section 162(m) of the Code (see the discussion of Section 162(m) of the Code under “—Material Federal Income Tax Consequences” below), (ii) so that ISOs may continue to meet the requirements of the Code and (iii) to meet the published listing requirements of the NASDAQ Global Market.

If this proposal is approved by our stockholders, the increase in the number of shares of our Class A common stock provided for under the Equity Plan, the inclusion within “Other Stock-Based Awards” of BGC Holdings limited partnership interests issued under the BGC Holdings Participation Plan that are exchangeable for or otherwise represent the right to receive Combined Company common stock and the renaming of the Plan will be effective only if our stockholders approve the merger agreement. All other amendments to the Equity Plan, and the restatement of the Plan, will be effective whether or not our stockholders approve the merger agreement.

The eSpeed board of directors believes that the number of shares of our Class A common stock provided for under the Equity Plan will not be sufficient in view of our significantly increased size after the merger. The board has concluded that our ability to attract, retain and motivate top quality employees, officers, directors and consultants is material to our success, and would be enhanced by our continued ability to grant equity compensation under the Equity Plan and facilitate the grant of BGC Holdings limited partnership interests that are exchangeable for or otherwise represent the right to receive Combined Company common stock. Thus, the board believes that our interests and the interests of our stockholders will be advanced if employees, officers, directors and consultants can continue to be offered the opportunity to acquire or increase their proprietary interests in us. The board, therefore, believes that the availability of more shares under the Equity Plan will ensure that there will continue to be a sufficient number of shares with which to achieve the compensation strategy of the Combined Company.

The other proposed amendments, which will be effective whether or not the merger agreement is approved, are intended to limit, clarify, and update the Equity Plan in various respects. These proposed amendments to the Equity Plan expressly prohibit the granting of options at less than 100% of the fair market value of a share of our Class A common stock on the date of grant, the repricing of options and SARs without prior stockholder approval, and the provision of personal loans to directors and executive officers in connection with awards under the Plan. The proposed amendments also clarify the treatment of awards if a participant takes an approved leave of absence, the entity to which the participant provides services is no longer our subsidiary, parent or affiliate, a participant is terminated for “cause” as defined in his or her employment agreement, or awards are adjusted or cancelled in connection with certain corporate transactions, including being cashed out at their intrinsic (i.e., in-the-money) value, if any. The proposed amendments also provide that it is our intention that, where applicable, awards conform to Sections 162(m), 409A, and 280G of the Code and Rule 16b-3 under the Exchange Act. Finally, the proposed amendments remove various outdated provisions of the Plan, including references to eSpeed’s initial public offering and to certain deceased employees’ awards that are no longer outstanding.

The Equity Plan, as amended and restated, is set forth in Annex N to this proxy statement, and the following description of the Plan is only intended to be a summary of the key provisions of the Plan as proposed to be amended by this proposal. Such summary is qualified in its entirety by the actual text of the Equity Plan to which reference is made.

Description of the Equity Plan as Proposed to be Amended

The purpose of the Equity Plan is to provide a means for us to attract, retain, motivate and reward present and prospective directors, officers, employees and consultants by increasing their ownership interests in us. Under the Equity Plan, individual awards may take the form of: (i) options to purchase shares of our Class A common stock, including ISOs, non-qualified stock options or both; (ii) SARs; (iii) restricted stock, consisting of shares of our stock that are subject to forfeiture based upon the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of our stock in the future; (v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of our stock; or (vii) other awards, not otherwise provided for, denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, our stock, including BGC Holdings limited partnership interests issued under the BGC Holdings Participation Plan that are exchangeable for or otherwise represent the right to receive Combined Company common stock, or that of our subsidiaries. The shares available to be the subject of awards under the Equity Plan will be the source of shares with respect to any awards made under the BGC Holdings Participation Plan that are exchangeable for or otherwise represent a right to receive Combined Company common stock. In the case of such an award under the BGC Holdings Participation Plan, the corresponding award under the Equity Plan will be an Other Stock-Based Award. Dividend Equivalents may be paid, distributed or accrued in connection with any award issued under the Equity Plan, whether or not vested. Awards granted under the Equity Plan are generally not assignable or transferable, except by the laws of descent and distribution, unless permitted by our compensation committee.

The Equity Plan is generally administered by our compensation committee, except that our board of directors will perform the committee’s functions under the Equity Plan for purposes of grants of awards to members of the committee, and, to the extent permitted under applicable law and regulation, may perform any other function of the committee as well. The compensation committee has the authority, among other things, to: (i) select the present or prospective directors, officers and other employees and consultants entitled to be granted awards under the Equity Plan; (ii) determine the types of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of our Class A common stock or units or rights covered by an award; and (iv) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof. The exercise price at which shares of our Class A common stock may be purchased pursuant to the grant of stock options under the Equity

Plan may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of the Class A common stock on such date. The compensation committee’s authority with respect to awards to employees who are not directors or executive officers may be delegated to our officers or managers, including our Chief Executive Officer. This delegation may be revoked at any time.

Our present and prospective directors, officers, employees and consultants and those of our parent, subsidiaries and affiliates are eligible for awards under the Equity Plan. As of                  , 2007, we estimate that approximately              individuals were eligible to participate in the Equity Plan, including our              executive officers and              non-employee directors. If the merger agreement is approved, we estimate that approximately              individuals will be eligible to participate in the Equity Plan, including all of our              executive officers and              non-employee directors. Since the selection of participants and their awards are to be determined in the discretion of the compensation committee, such individuals and their awards are not presently determinable.

The flexible terms of the Equity Plan are intended to, among other things, permit our compensation committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of an award if performance objectives are not met, or linking the time of exercisability or settlement of an award to the achievement of performance conditions. The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based solely on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flows; (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant. However, in connection with any goal that is based upon operating income or operating earnings, the calculation may be made on the same basis as reflected in an release of earnings for a previously completed period as specified by the compensation committee.

As noted above, the maximum number of shares of our Class A common stock that may be subject to outstanding awards under the Equity Plan, as proposed to be amended, may not exceed the greater of 15% of the aggregate number of shares of all classes of our common stock outstanding, determined immediately after each award is granted, or 40 million shares. The Equity Plan, as proposed to be amended, contains an overall limit on the number of shares of Class A common stock that may be issued pursuant to the exercise or settlement of all awards granted under the Plan of 60 million shares, all of which may be shares of Class A common stock subject to ISOs.

As of                  , 2007,              shares of our Class A common stock were subject to outstanding awards under the Equity Plan, and an aggregate of              shares of Class A common stock had been issued pursuant to the exercise or settlement of all awards granted under the Plan since its inception in 1999. Accordingly, as of such date, under the current Equity Plan              additional shares could be the subject of new awards, and              shares would remain to be issued in settlement or exercise of outstanding (             shares) and new (             shares) awards. Under the Equity Plan as proposed to be amended, and assuming no new grants or settlements or exercises of awards before this proposal becomes effective and an increase of              issued and outstanding shares of our common stock as a result of the merger, upon the effectiveness of the merger              additional shares would be subject to awards as set forth in the above table,              additional shares could be the subject of new awards, and              shares would remain to be issued in settlement or exercise of outstanding (             shares) and new (             shares) awards. The number and kind of shares of our common stock provided for under the Equity Plan is subject to adjustment, as discussed below.

The Equity Plan also provides that, during any calendar year, no participant may be granted awards that may be settled by delivery of more than five million shares of our Class A common stock, subject to adjustment. In addition, with respect to awards that may be settled in cash (in whole or in part), no participant may be paid during any calendar year cash amounts relating to such awards that exceed the greater of the fair market value of the number of shares of Class A common stock set forth in the preceding sentence at the date of grant or the date of settlement of award. We are not proposing any changes to these per-participant limits in this proposal. The last sales price of our Class A common stock on                  , 2007 was $[            ] per share.

In the event that our compensation committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock reserved and available for awards under the Plan, including shares reserved for ISOs; (ii) the number and kind of shares of stock specified in the annual per-participant limitations under the Plan; (iii) the number and kind of shares of outstanding restricted stock or other outstanding awards in connection with which shares have been issued; (iv) the number and kind of shares that may be issued in respect of other outstanding awards; and (v) the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award). In addition, the compensation committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence and events constituting a change in control) affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Except as otherwise provided in individual award agreements, all conditions and restrictions relating to the continued performance of services with respect to the exercisability or full enjoyment of an award will accelerate or otherwise lapse immediately prior to a “change in control” (as defined in the Equity Plan). Upon the consummation of any transaction whereby we become a wholly-owned subsidiary of any corporation, all options outstanding under the Equity Plan will terminate (after taking into account any accelerated vesting), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value of such options, as determined by the committee, unless such other corporation continues or assumes the Equity Plan as it relates to options then outstanding (in which case such other corporation will be treated as us for all purposes under the Equity Plan, and, the compensation committee of such other corporation shall make appropriate adjustment in the number and kind of shares of stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Equity Plan is not to be so assumed, we will notify the participant at least ten days in advance of the consummation of such transaction.

As to any award granted as a stock option or SAR, the Equity Plan includes a restriction providing that the compensation committee may not, without prior stockholder approval to the extent required under applicable law or regulation, subsequently reduce the exercise price or grant price relating to such award, or take such other actions as may be considered a “repricing” of such award under U.S. GAAP. Adjustments to the exercise price or number of shares of our Class A common stock subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

We may not, in connection with any award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any participant who is our director or executive officer (within the meaning of the Exchange Act). With the consent of the compensation committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to us, we may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a participant who is not our director or executive officer in connection with any award, including the payment by such participant of any or all federal, state or local income or other taxes due in connection with any award.

The Equity Plan may be amended, altered, suspended, discontinued or terminated by our board of directors without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the rules of any stock exchange or automated quotation system on which our Class A common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable. The compensation committee may waive any conditions or amend, alter, suspend, discontinue or terminate any award under the Equity Plan. No such change to the Equity Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the Plan or applicable award agreement.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Equity Plan. This discussion is intended for the information of our stockholders considering how to vote at the special meeting and not as tax guidance to individuals who may participate in the Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of an option or SAR will create no tax consequences for the participant or us. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock received. In each case, we will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of an option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to us in connection with a disposition of stock acquired upon the exercise of an option or other award, except that we will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Equity Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. We will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of the stock or other property.

As discussed above, in certain cases the tax deduction to which we otherwise are entitled may be limited by application of Section 162(m) of the Code, which generally disallows a publicly-held corporation’s federal income tax deduction for compensation paid to its chief executive officer and certain of its other most highly compensated executive officers in excess of $1,000,000 in any year; however, compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap. We intend that options and SARs granted under the Equity Plan at the fair market value of our Class A common stock on the date of grant will qualify as performance-based compensation. Stock units, performance units, stock awards, dividend equivalents and other stock-based awards granted under the Equity Plan will qualify as “performance-based compensation” only when our compensation committee or board of directors conditions such grants on the achievement of specified performance goals in accordance with the requirements of Section 162(m) of the Code.

Under Section 409A of the Code, an award under the Equity Plan may be taxable to the participant at 20 percentage points above ordinary income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code, and the requirements of Section 409A of the Code are not satisfied.

The Equity Plan provides that we have the right to require participants under the Equity Plan to pay us an amount necessary for us to satisfy our federal, state and local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the compensation committee determines otherwise, a participant may satisfy our withholding obligation by having shares acquired pursuant to the grant withheld, or by transferring to us previously acquired shares of Class A common stock.

Vote Required for Approval

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the special meeting and entitled to vote is required to approve the BGC Partners, Inc. Long Term Incentive Plan, as amended and restated.

Recommendation of the Board of Directors

THE eSPEED BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BGC PARTNERS, INC. LONG TERM INCENTIVE PLAN, AS AMENDED AND RESTATED.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the eSpeed board of directors is made up solely of independent directors, as defined in the NASDAQ rules, and it operates under a written charter adopted by the eSpeed board of directors most recently revised by the audit committee and the eSpeed board of directors in August 2004. The composition of the audit committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on eSpeed’s website at http://www.espeed.com under the heading “Investor Info.”

As described more fully in its charter, the primary function of the audit committee is to assist the eSpeed board of directors in its general oversight of eSpeed’s financial reporting, internal control and audit process. Management is responsible for the preparation, presentation and integrity of eSpeed’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP, an independent registered public accounting firm, which we refer to as the “Auditor,” is responsible for performing an independent audit of eSpeed’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of eSpeed’s management’s annual report on the Company’s internal control over financial reporting and on the effectiveness of such control.

The audit committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The audit committee regularly evaluated the performance and independence of Deloitte & Touche LLP and, in addition, reviewed and pre-approved all services provided by Deloitte & Touche LLP during 2006.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the audit committee certify that our Auditor is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee has an annual agenda that includes reviewing eSpeed’s financial statements, internal control and audit matters, as well as related-party transactions. The audit committee meets each quarter with management and our Auditor to review eSpeed’s interim financial results before the publication of eSpeed’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the audit committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with audit committee policy and the more recent requirements of the law, all services to be provided by Deloitte & Touche LLP and its affiliates are subject to pre-approval by the audit committee. This includes audit services, audit-related services and any tax services and other services.

In fulfilling its responsibilities, the audit committee has met and held discussions with management and Deloitte & Touche LLP regarding the fair and complete presentation of eSpeed’s financial results. The audit committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The audit committee has met to review and discuss the annual audited and quarterly consolidated financial statements for eSpeed for the fiscal year ended December 31, 2006 (including the disclosures contained in eSpeed’s Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with eSpeed’s management and Deloitte & Touche LLP. The audit committee also reviewed and discussed with management, the internal auditors and Deloitte & Touche LLP the reports required by Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche LLP’s report thereon and on the effectiveness of such control.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Deloitte & Touche LLP its independence from eSpeed and its management. The audit committee also has considered whether the provision of permitted non-audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence. The audit committee recommended to the eSpeed board of directors, and the eSpeed board of directors approved, the inclusion of the audited financial statements in eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 for filing with the SEC.*

THE AUDIT COMMITTEE

Albert M. Weis, Chairman
John H. Dalton
Barry M. Sloane

*	The Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 was approved for filing within the SEC on August 21, 2007 by the eSpeed Audit Committee as of such date, consisting of John H. Dalton, Barry M. Gosin, Barry M. Sloane and Albert M. Weis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by eSpeed for audit and other services rendered by Deloitte & Touche LLP during the fiscal years ended December 31, 2006 and December 31, 2005:

	Fiscal Year Ended December 31,
	2006	2005
Audit fees (a)	$1,040,547	$957,953
Audit-related fees (b)	20,000	65,000
Tax fees	—	—
All other fees	—	—

Total	$1,060,547	$1,022,953

(a)	Audit fees consisted of: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K; (ii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; (iii) the audit of the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates; and (iv) statutory and regulatory audits and other services related to SEC matters. Audit fees for 2006 and 2005 also include the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.
(b)	Fees for audit-related services consisted of financial accounting and reporting consultations.

In considering the nature of the services provided by Deloitte & Touche LLP, eSpeed’s audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with Deloitte & Touche LLP and management and determined that they are permitted under the rules and regulations concerning auditor independence. All of the services provided above were pre-approved by the audit committee pursuant to policies set forth in the audit committee charter.

A representative of Deloitte & Touche LLP will be present at the special meeting and will be afforded the opportunity to make a statement if he or she decides to do so. The representative will also be available to respond to appropriate questions from stockholders at the special meeting.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by eSpeed. In addition to the mails, proxies may be solicited by eSpeed’s directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Class A common stock and Class B common stock entitled to vote at the special meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s proxy statement, the proposal must be submitted in writing to eSpeed for receipt not later than [•], 2008. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and eSpeed’s by-law provisions. Stockholders who wish to submit a proposal for consideration at eSpeed’s 2008 annual meeting, but who do not wish to submit a proposal for inclusion in eSpeed’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to eSpeed a copy of their proposal no later than [•], 2008. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to eSpeed, Inc., Attention: Secretary, 110 East 59th Street, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, eSpeed’s directors, executive officers and any person holding more than 10% of its Class A common stock are required to file initial forms of ownership of its Class A common stock and reports of changes in that ownership with the SEC. Based solely on eSpeed’s review of the copies of such forms received by it with respect to the fiscal year ending December 31, 2006, to the best of our knowledge, all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, eSpeed adopted the eSpeed Code of Business Conduct and Ethics, which we refer to as the “Code of Ethics,” a code of ethics that applies to members of the eSpeed board of directors, the Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer, the Controller, the other executive officers and eSpeed’s other employees. The Code of Ethics is publicly available on eSpeed’s website at http://www.espeed.com under the heading “Investor Info.” If eSpeed makes any substantive amendments to the Code of Ethics or grants any waiver, including any implicit waiver, from a provision of the Code of Ethics to its directors or executive officers, it will disclose the nature of such amendment or waiver on its website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the audit committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

The eSpeed board of directors knows of no other business to be presented at the special meeting. If, however, other matters properly do come before the special meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and periodic reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference the documents listed below:

•	eSpeed’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on August 23, 2007;

•	eSpeed’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2007, filed with the SEC on August 23, 2007;

•	eSpeed’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 23, 2007; and

•

eSpeed’s Current Reports on Form 8-K, filed with the SEC on January 3, 2007, February 6, 2007, April 19, 2007, May 2, 2007, May 30, 2007, June 4, 2007, July 31, 2007, August 21, 2007, August 30, 2007, October 1, 2007 and October 12, 2007.

You should rely only on the information provided in this proxy statement and the annexes hereto, as well as the information incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement, the annexes hereto or any documents incorporated herein by reference is accurate as of any date other than the date of the applicable document or any earlier date indicated in such document.

You may request a copy of these filings, at no cost, by writing us at eSpeed, Inc., Attention: Secretary, 110 East 59th Street, New York, New York 10022.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL
Executive Vice President,
General Counsel and Secretary

New York, New York

[•], 2007

BGC DIVISION

INDEX TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS DECEMBER 31, 2006, 2005 AND 2004

Audited Historical Combined Financial Statements—Restated:
Report of Independent Registered Public Accounting Firm	FIN-2
Combined Statements of Financial Condition	FIN-3
Combined Statements of Operations	FIN-4
Combined Statements of Cash Flows	FIN-5
Combined Statements of Changes in Net Assets	FIN-6
Notes to Combined Financial Statements	FIN-7

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

Unaudited Historical Condensed Combined Financial Statements:
Condensed Combined Statements of Financial Condition	FIN-39
Condensed Combined Statements of Operations	FIN-40
Condensed Combined Statements of Cash Flows	FIN-41
Condensed Combined Statement of Changes in Net Assets	FIN-42
Notes to Condensed Combined Financial Statements	FIN-43

These historical Combined Financial Statements reflect the historical results of operations and financial position of the BGC Division (the “Division” or “BGC”) for all periods presented. Accordingly, these historical Combined Financial Statements do not reflect what the results of operations and financial position of the Division would have been had the Division been a stand-alone, public company for the periods presented. Specifically, the historical results of operations do not give effect to the following matters:

•	Revenues earned by the Division under the joint services agreement for providing clearing, settlement and other back office services in the U.S. for trades that are fully-electronic.

•

The impact of U.S. federal income taxes to which the Division, as part of a public company, will be subject. The Division, except for BGC Financial Group Inc., has operated in the U.S. as part of a partnership for U.S. federal income tax purposes. As a result, the Division’s income has not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., the Division historically has operated principally through subsidiary corporations and has been subject to local income taxes. Income taxes shown on the Division’s historical Combined Statements of Operations are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax (“UBT”) attributable to the Division’s operations apportioned to New York City.

•

In the first quarter of 2007 there was a transfer of the Division’s U.K. back office support services to a separate service company which is owned 52% by the Division and 48% by Cantor Fitzgerald, L.P. Prior period historical results of operations do not give effect to the transfer.

FIN-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the management of BGC Division,

We have audited the accompanying combined statements of financial condition of BGC Division (the “Division”) as of December 31, 2006 and 2005, and the related combined statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Division’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 21, the combined financial statements have been restated.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of BGC Division at December 31, 2006 and 2005, and the results of its operations, its cash flows and its net assets for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the Combined Financial Statements, in 2006 the Division changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/ Deloitte & Touche LLP

New York, New York April 30, 2007 (November 2, 2007 as to Note 21)

FIN-2

BGC DIVISION

COMBINED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	December 31,
	2006	2005
	Restated see Note 21
Assets
Cash and cash equivalents	$109,050	$127,367
Cash segregated under regulatory requirements	4,119	2,378
Securities purchased under agreements to resell	34,046	16,120
Securities owned:
Pledged as collateral	28,234	19,289
Unencumbered	40,767	40,206
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	452,925	309,509
Accrued commissions receivable, net of allowance for doubtful accounts	113,783	91,899
Receivables from related parties	82,104	42,665
Forgivable loans and other receivables from employees	53,012	57,520
Fixed assets, net	78,114	59,180
Investment	9,776	9,702
Goodwill	55,044	47,007
Other intangibles, net	9,621	12,069
Other assets	47,271	40,148

Total assets	$1,117,866	$875,059

Liabilities and Net Assets
Accrued compensation	$49,319	$44,136
Securities loaned to related parties	—	8,201
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	410,834	283,591
Payables to related parties	112,710	87,971
Securities sold under agreements to repurchase	25,313	—
Short-term borrowings	—	8,470
Current portion of long-term debt to related parties	46,000	—
Accounts payable, accrued and other liabilities	191,078	123,116

Total current liabilities	835,254	555,485
Long-term notes to related parties	202,896	154,318

Total liabilities	1,038,150	709,803
Commitments, contingencies and guarantees (Note 15)	—	—
Minority interest	7,043	7,032
Net assets	72,673	158,224

Total liabilities and net assets	$1,117,866	$875,059

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

FIN-3

BGC DIVISION

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
	Restated see Note 21
Revenues:
Commissions	$512,075	$343,327	$165,410
Principal transactions	134,939	119,586	125,272
Fees from related parties	22,498	13,059	11,501
Market data	17,409	16,283	14,307
Interest income	21,545	9,048	1,055
Other revenues	19,614	2,432	10,276

Total revenues	728,080	503,735	327,821

Expenses:
Compensation and employee benefits	510,893	386,752	193,405
Occupancy and equipment	70,790	43,890	18,805
Communications	47,712	37,214	20,330
Professional and consulting fees	43,906	30,603	11,329
Fees to related parties	47,842	33,277	28,001
Selling and promotion	43,912	33,550	26,189
Commissions and floor brokerage	8,593	7,000	3,571
Interest expense	30,069	13,875	6,124
Other expenses	38,861	21,158	16,421

Total expenses	842,578	607,319	324,175

(Loss) income from continuing operations before income taxes and minority interest	(114,498)	(103,584)	3,646
Minority interest	11	(16)	(54)
(Benefit) provision for income taxes	(1,843)	(7,634)	2,577

(Loss) income from continuing operations	(112,666)	(95,934)	1,123
Loss from discontinued operations	(646)	(145)	—
Income tax (provision) benefit from discontinued operations	(4)	28	—
Cumulative effect of a change in accounting principle	(10,080)	—	—

Net (loss) income	$(123,396)	$(96,051)	$1,123

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

FIN-4

BGC DIVISION

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
	Restated see Note 21	Restated see Note 21
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(123,396)	$(96,051)	$1,123
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	24,584	22,192	6,605
Forgivable loan amortization	37,158	28,397	10,088
Distributions on grant units	3,125	1,089	2,222
Recognition of fair market value of grant options upon initial adoption of SFAS 123R	10,080	—	—
Fair market value adjustment of grant units	18,152	—	—
Minority interest	11	(16)	(54)
Decrease in deferred income tax liability	(2,347)	(3,409)	(531)
Other	(156)	—	—
Changes in operating assets and liabilities:
(Increase) decrease in cash segregated under regulatory requirements	(1,741)	1,156	(2,132)
(Increase) decrease in securities purchased under agreements to resell	(17,926)	(16,120)	3,612
(Increase) decrease in securities owned	447	5,151	(29,961)
Increase in receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	(143,416)	(129,686)	(99,407)
Increase in accrued commissions receivable, net of allowance for doubtful accounts	(19,016)	(15,149)	(36,459)
(Increase) decrease in receivables from related parties	(39,439)	39,411	(39,576)
Increase in forgivable loans and other receivables from employees	(32,650)	(64,387)	(16,716)
(Increase) decrease in other assets	(8,190)	2,196	(3,010)
Increase (decrease) in accrued compensation	5,183	(4,412)	4,935
(Decrease) increase in securities loaned to related parties	(8,201)	8,201	—
Increase in securities sold under agreements to repurchase	20,490	—	—
Increase in payable to brokers, dealers, clearing organizations, customers and related broker-dealers	125,861	109,897	166,450
Increase (decrease) in payables to related parties	24,739	70,286	(13,208)
Increase in accounts payable, accrued and other liabilities	58,746	18,452	24,073

Net cash used in operating activities	(67,902)	(22,802)	(21,946)

CASH FLOWS FROM INVESTING ACTIVITIES :
Purchases of fixed assets	(38,853)	(38,599)	(13,725)
Payments for acquisitions, net of cash acquired	(6,714)	(70,863)	—
Proceeds from the sale of equities brokerage business to related parties	2,556	—	—

Net cash used in investing activities	(43,011)	(109,462)	(13,725)

CASH FLOWS FROM FINANCING ACTIVITIES :
Capital contributions	8,098	145,978	4,456
Capital withdrawals	(1,610)	—	(15,495)
(Decrease) increase in short-term borrowings	(8,470)	(59,880)	48,508
Increase in notes payable to related parties	94,578	154,318	—

Net cash provided by financing activities	92,596	240,416	37,469

Net increase (decrease) in cash and cash equivalents	(18,317)	108,152	1,798
Cash and cash equivalents at beginning of period	127,367	19,215	17,417

Cash and cash equivalents at end of period	$109,050	$127,367	$19,215

Supplemental cash information:
Cash paid during the period for taxes	$3,313	$2,911	$7,368

Cash paid during the period for interest	$33,165	$10,680	$5,574

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

FIN-5

BGC DIVISION

COMBINED STATEMENTS OF CHANGES IN NET ASSETS

(in thousands)

Net Assets:

Balance, January 1, 2004	$114,902
Net income	1,123
Capital contributions	4,456
Capital withdrawals	(15,495)
Distributions on grant units	2,222

Balance, December 31, 2004	107,208
Net loss	(96,051)
Capital contributions	145,978
Distributions on grant units	1,089

Balance, December 31, 2005	158,224
Net loss (Restated—see Note 21)	(123,396)
Capital contributions	8,098
Capital withdrawals deemed dividends (Restated—see Note 21)	(1,610)
Distribution on grant units	3,125
Grant units—impact of SFAS 123R	28,232

Balance, December 31, 2006 (Restated—see Note 21)	$72,673

The accompanying Notes to Combined Financial Statements are an integral part of these financial statements.

FIN-6

BGC DIVISION

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004

1. Organization

The BGC Division (“BGC” or “the Division”) is comprised of various wholly-owned subsidiaries, as well as businesses and divisions, of Cantor Fitzgerald, L.P. (“Cantor”). BGC is a leading full-service inter-dealer broker specializing in the trading of over-the-counter financial instruments and related derivative products. BGC provides integrated voice and electronic execution and other brokerage services to many of the world’s largest and most creditworthy banks that are regularly trading in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments.

In August 2004, Cantor announced the restructuring of its inter-dealer brokerage business, renaming it “BGC” in honor of B. Gerald Cantor, Cantor’s founder and a pioneer in screen brokerage services and fixed income market data products.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation: These Combined Financial Statements include the financial statements of wholly-owned entities of Cantor that will be transferred to BGC for all periods presented. The major entities consist of:

•	BGC Administrative Services, L.L.C.,

•	BGC Brokers GP Limited,

•	BGC Brokers, L.P.

•	BGC Capital Markets (Japan), L.L.C.,

•	BGC Capital Markets (Switzerland) L.L.C.,

•	BGC Financial Group, Inc. formerly known as Maxcor Financial Group, Inc. (“Euro Brokers”) (included since date of acquisition, May 20, 2005),

•	BGC Holdings Turkey L.L.C.,

•	BGC International Holdings, L.P., with the exception of the clearance and settlement business known as Clearspeed, which will remain in Cantor,

•	BGC Partners (Australia) Pty Limited,

•	BGC Securities (Hong Kong) L.L.C.,

•	BGC Shoken Kaisha Limited,

•	BGC USA, L.P.,

•	BGCCMLP Holdings L.L.C., and

•	MIS Holdings, L.L.C.

In addition, these Combined Financial Statements include the assets and liabilities and results of operations of certain divisions and businesses of Cantor that will be transferred to BGC as part of the global restructuring. These businesses or divisions include:

•

Cantor’s Market Data division, which is the source of real-time proprietary pricing and data currently derived through eSpeed, Inc. (“eSpeed”) and BGC for U.S. and European securities and derivatives. Current products include real-time, tradable prices for U.S. Treasuries, European government bonds, Eurobonds and U.S. dollar interest rate swaps;

FIN-7

•	Cantor’s investment in Freedom International Brokerage, a Canadian broker-dealer; and

•	Cantor’s North American futures business, which provides execution services for futures and options contracts on the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”).

The restructuring of Cantor’s and BGC’s businesses has been accounted for as a reorganization of entities under common control and, accordingly, the Combined Financial Statements of BGC reflect the historical combined revenues and expenses, assets and liabilities and cash flows of Cantor’s inter-dealer brokerage businesses while operating both as BGC and as part of Cantor in the corporate structure that existed as of the date of these Combined Financial Statements. These Combined Financial Statements have been presented to reflect the historical results of BGC as it was managed as a division within the Cantor organization.

These Combined Financial Statements include allocations of certain expenses, including occupancy of office space, utilization of fixed assets, accounting and operations services and information technology from various affiliates, which are included as part of “Fees paid to related parties” on the accompanying Combined Statements of Operations. These service expense allocations may be higher or lower than the amounts that would be charged by third parties if the Division did not obtain these services from Cantor. All allocations and estimates in these Combined Financial Statements were based on assumptions that management believes were reasonable under the circumstances.

The accompanying Combined Financial Statements include the accounts of the Division, its majority- and wholly-owned subsidiaries and all variable interest entities for which the Division is the primary beneficiary. Investments in which the Division does not have a controlling interest or is not the primary beneficiary are accounted for under the equity method.

Intercompany transactions and account balances within BGC and the divisions or businesses to be transferred to BGC have been eliminated.

Use of Estimates: The preparation of these Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in these Combined Financial Statements. Management believes that the estimates utilized in preparing these Combined Financial Statements are reasonable and prudent. Estimates, by their nature, are based on judgment and available information. Actual results could differ materially from the estimates included in these Combined Financial Statements.

Revenue Recognition: The Division derives its revenues primarily through commissions from brokerage services, fees from certain information products and fees from related parties.

Commissions: Commissions revenues are derived from agency brokerage transactions, whereby the Division connects buyers and sellers in the over-the-counter (“OTC”) and exchange markets and assists in the negotiation of the price and other material terms of transactions. Commission revenues and the related expenses are recognized on a trade date basis.

Principal Transactions: Principal transactions revenues are primarily derived from matched principal transactions, whereby the Division simultaneously agrees to buy securities from one customer and sell them to another customer. A very limited number of trading businesses are allowed to enter into unmatched principal transactions to facilitate a customer’s execution needs for transactions initiated by such customers, or for the purpose of proprietary trading. Revenues earned from principal transactions represent the spread between the buy and sell price of the brokered security, commodity or derivative. Principal transaction revenues and related expenses are recognized on a trade date basis. Positions held as part of a principal transaction are marked to market on a daily basis.

FIN-8

Market Data: Market data revenues primarily consist of subscription fees and fees from customized one-time sales provided to customers either directly or via third-party vendors. Market data revenues are recognized ratably over the contract term, except for revenues derived from customized one-time sales, which are recognized as services are rendered.

Fees from Related Parties: Fees from related parties primarily consist of allocations for back office services provided to Cantor and its affiliates including occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services and information technology. Revenues are recognized as earned on an accrual basis.

Cash and Cash Equivalents: The Division considers all highly liquid investments with original maturity dates of 90 days or less at the date of acquisition, other than those used for trading purposes, to be cash equivalents.

Cash Segregated Under Regulatory Requirements: Cash segregated under regulatory requirements represents funds received in connection with customer activities that the Division is obligated to segregate or set aside to comply with regulations mandated by the Financial Services Authority in the U.K. (the “FSA”) that have been promulgated to protect customer assets.

Securities Purchased under Agreements to Resell: Securities purchased under agreements to resell (“Reverse Repurchase Agreements”) are accounted for as collateralized financing transactions and are recorded at the contractual amount for which the securities will be resold, including accrued interest. It is the policy of the Division to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under reverse repurchase agreements. Collateral is valued daily and the Division may require counterparties to deposit additional collateral or return collateral pledged when appropriate. Certain of the Division’s reverse repurchase agreements are with Cantor (see Note 4, Related Party Transactions, for more information regarding these agreements). As of December 31, 2006, the Division had received government securities as collateral with a fair value of $34.5 million, of which $29.3 million was repledged to exchanges or clearing organizations to fulfill the Division’s deposit requirements and $5.2 million to collateralize repurchase agreements. As of December 31, 2005, the Division had received U.S. Treasury or other fixed income securities as collateral with a fair value of $16.1 million, of which $6.1 million was repledged to exchanges or clearing organizations to fulfill the Division’s deposit requirements

Securities Sold under Agreements to Repurchase: Securities sold under agreements to repurchase (“Repurchase Agreements”) are accounted for as collateralized financing transactions and are recorded at the contractual amount for which the securities will be repurchased, including accrued interest. The Division is generally required to provide collateral with a market value equal to or in excess of the principal amount borrowed under Repurchase Agreements. As of December 31, 2006, the Division used securities owned and reverse repurchase agreements with a total fair market value of $25.4 million to collateralize the repurchase agreements.

Securities Owned: Securities owned are comprised of positions held in connection with customer facilitation and liquidity trading, as well as securities held for investment purposes. Securities owned are classified as trading and are marked to market daily based on current listed market prices or broker quotes with the resulting gains and losses included in earnings in the current period. Unrealized and realized gains/losses from securities owned in connection with customer facilitation and liquidity trading are included as part of “Principal transactions” on the accompanying Combined Statements of Operations. Unrealized and realized gains/losses from securities held for investment purposes are included as part of “Other revenues” on the accompanying Combined Statements of Operations.

The Division can pledge securities it owns in order to satisfy deposit requirements at various exchanges or clearing organizations, to collateralize secured short-term borrowings to finance inventory positions and to collateralize securities lending arrangements.

FIN-9

Receivables from and Payables to Brokers, Dealers, Clearing Organizations, Customers and Related Broker-Dealers: Receivables from and payables to brokers, dealers, clearing organizations, customers and related broker-dealers primarily represent principal transactions which have not settled as of their stated settlement dates. Also included are amounts related to open derivative contracts executed on behalf of the Division’s customers, as well as cash deposited with various clearing organizations to conduct ongoing clearance activities. A portion of the unsettled principal transactions and open derivative contracts that constitute receivables from and payables to brokers, dealers, clearing organizations, customers and related broker-dealers are with related parties (see Note 4, Related Party Transactions, for more information regarding these receivables and payables).

Accrued Commissions Receivable: Accrued commissions receivable represent amounts due from brokers, dealers, banks and other financial and non-financial institutions for the execution of securities, foreign exchange and derivative agency transactions. Accrued commissions receivable are presented net of allowance for doubtful accounts of approximately $0.8 million and $1.7 million as of December 31, 2006 and 2005, respectively. The allowance is based on management’s estimate and is reviewed periodically based on the facts and circumstances of each outstanding receivable.

Forgivable Loans and Other Receivables from Employees: Forgivable loans and other receivables from employees primarily consist of loan contracts between the Division and the employee that provide for the return of the loan if employment is severed prior to the termination of the contract. The forgivable loans are stated at historical value net of amortization, which is calculated using the straight-line method over the term of the contract, which is generally two or three years. Also included in forgivable loans and other receivables are advances on bonuses and salaries and other loan contracts that the Division may, from time to time, execute with employees. The Division expects to fully recover the forgivable loans if employees terminate their employment prior to the expiration of the contract, and expects to fully recover other advances and loans as agreed under the contracts. As such, the Division does not have an allowance related to forgivable loans and other receivables from employees (see Note 4, Related Party Transactions, for more information regarding these loans and other receivables).

Fixed Assets: Fixed assets are carried at cost net of accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Internal and external direct costs of application development and obtaining software for internal use is capitalized and amortized over three years. Computer equipment is depreciated over lives of three to five years. Leasehold improvements are depreciated over the shorter of their estimated economic useful lives or the remaining lease term. Routine repairs and maintenance are expensed as incurred. When fixed assets are retired or otherwise disposed of, the related gain or loss is included in operating income. The Division has asset retirement obligations related to certain of its leasehold improvements, which it accounts for using the guidance in Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”); which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the long-term composite risk-free interest rate in effect when the liability was initially recognized. None of the Division’s assets are legally restricted for the purpose of settling asset retirement obligations.

Long-Lived Assets: The Division periodically evaluates potential impairment of long-lived assets and amortizable intangibles, when a change in circumstances occurs, by applying the concepts of SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS 144”), and assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets. If the undiscounted future cash flows were less than the carrying value of the asset, an impairment charge would be recorded. The impairment charge would be measured as the excess of the carrying value of the asset over the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. See Note 9, Fixed Assets, for information regarding asset impairment charges recognized by the Division.

FIN-10

Goodwill and Indefinite Lived Intangible Assets: Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as a purchase. As prescribed in SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and other indefinite lived intangible assets are no longer amortized, but instead are periodically tested for impairment. The Division reviews goodwill and other indefinite lived intangible assets for impairment on an annual basis during the fourth quarter of each fiscal year or whenever an event occurs or circumstances change that could reduce the fair value of a reporting unit below its carrying amount. The Division performed impairment evaluations for the years ended December 31, 2006, 2005 and 2004, and concluded that there was no impairment of its goodwill or indefinite lived intangible assets.

Income Taxes: The Division accounts for income taxes using the asset and liability method pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Certain of the Division’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in the City of New York. Therefore, the tax liability or benefit related to the partnership’s income or loss except for UBT rests with the partners, rather than the partnership entity. As such, the partner’s liability or benefit is not reflected in the Division’s Combined Financial Statements. Certain of the operations that will be contributed to the Division by Cantor, including the Market Data division and the North American futures business, are part of partnerships that are subject to the UBT. Therefore the Division has calculated taxes for these operations as if they were organized as partnerships subject to the UBT. The tax related assets, liabilities, provisions or benefits included in the Division’s Combined Financial Statements also reflect the results of the entities that are taxed as corporations, either in the U.S. or in foreign jurisdictions.

Grant Unit Awards: Prior to January 1, 2006, the Division accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under that guidance, the Division recorded compensation expense for the quarterly distribution of net income by Cantor for the grant unit awards. Cantor also has the liability and obligation to pay out grant awards over the four year period after a partner terminates his or her employment and fulfils their obligations under Cantor’s partnership agreement.

Effective January 1, 2006, the Division adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (“SFAS 123R”), using the modified prospective method. Accordingly, grant units are accounted for as liability awards and the Division is required to record an expense for the liability awards at fair value each reporting period. The change in fair value of that liability of Cantor is reflected as non-cash stock-based compensation expense in the Division’s Combined Statement of Operations. In addition, quarterly distributions on such grant units are included in the Division’s compensation expense as a non-cash charge. Under the modified prospective method, the Combined Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

Foreign Currency Transactions: The functional currency for the Division’s non-U.S. based operations is the U.S. dollar. Revenues and expenses of the Division’s foreign subsidiaries are remeasured at the average rates of exchange for the period, and assets and liabilities are remeasured at end-of-month-rates of exchange. Gains or losses resulting from these foreign currency remeasurements are included as part of “Other revenues” on the accompanying Combined Statements of Operations.

Derivative Financial Instruments: Derivative contracts are instruments, such as futures, forwards or swaps contracts that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be listed and traded on an exchange, or they may be privately negotiated contracts, which are often referred to as OTC derivatives. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities, currencies or indices.

FIN-11

The accounting for derivative contracts is established in SFAS No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). SFAS 133 requires that an entity recognize all derivative contracts as either assets or liabilities in the Combined Statements of Financial Condition and measure those instruments at fair value. The fair value of all derivative contracts is recorded on a net-by-counterparty basis on the accompanying Combined Statements of Financial Condition where management believes a legal right of setoff exists under an enforceable netting agreement.

    Recently Adopted Accounting Pronouncements:

SFAS No. 123R: Effective January 1, 2006, the Division adopted SFAS 123R using the modified prospective method.

FIN 47: In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”), to clarify the timing of the recording of certain asset retirement obligations required by SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 was effective December 31, 2005. The adoption of FIN 47 did not have a material impact on the Division’s Combined Statements of Operations, Financial Condition and Cash Flows.

SFAS No. 154: The Division adopted SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28 effective January 1, 2006. SFAS 154 provides guidance on the accounting for, and reporting of, accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. The adoption of SFAS 154 did not have a material impact on the Division’s Combined Statements of Operations, Financial Condition and Cash Flows.

SAB No. 108: In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (“SAB 108”). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. The Division applied SAB 108 in the fourth quarter of 2006, and SAB 108 did not have a material impact on the Division’s Combined Statements of Operations, Financial Condition and Cash Flows.

EITF 04-5: The Division adopted Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights on June 29, 2005 for all newly-formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified and on January 1, 2006 for all other limited partnerships. The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without having to show cause or (b) substantive participating rights in managing the partnership. This guidance became effective upon ratification by the FASB. The adoption of EITF 04-5 did not have a material impact on the Division’s Combined Statements of Operations, Financial Condition and Cash Flows.

FIN 46(R)-6: In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R), (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FIN 46R be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity,

FIN-12

regardless of its legal form or accounting classification. The Division’s adoption of FSP FIN 46(R)-6 on July 1, 2006 did not have a material impact on the Division’s Combined Financial Statements.

SFAS No. 158: In October 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R) (“SFAS 158”). SFAS 158 requires a calendar year company with publicly traded equity securities that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan(s) in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006, for entities with publicly traded equity securities. SFAS 158 was required to be adopted by the Division for the year ended December 31, 2006. The adoption of SFAS 158 did not have a material impact on the Division’s Combined Financial Statements.

    New Accounting Pronouncements:

SFAS No. 155: In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements 133 and 140 (“SFAS 155”). SFAS 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The Division does not expect the adoption of SFAS 155 to have a material impact on the Division’s Combined Financial Statements.

SFAS No. 157: In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. SFAS 157 nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts where the firm cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model, if market participants would also include such an adjustment. In addition, SFAS 157 prohibits the recognition of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The provisions of SFAS 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. SFAS 157 will be effective for the Division as of January 1, 2008. The Division is currently evaluating the potential impact of adopting SFAS 157.

FIN 48: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a division’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for the Division as of January 1, 2007. The Division does not anticipate that the adoption of FIN 48 will have a material impact on the Division’s Condensed Combined Financial Statements.

SFAS No. 159: In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities, ( “SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Division as of January 1, 2008. The Division is currently evaluating the potential impact of adopting SFAS 159.

FIN-13

3. Financial Instruments and Off-Balance Sheet Risks

Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices or other factors will result in losses for a specified position. The Division holds securities and equity investments which are recorded as assets on the accompanying Combined Statements of Financial Condition. The Division is exposed to the risk that securities prices may fluctuate. The Division holds derivative contracts and faces potential market risks related to fluctuations in the interest rates and foreign exchange rates that those derivative contracts are tied to.

Fair Value

Substantially all of the Division’s financial instruments are carried at fair value or amounts which approximate fair value. The fair values of the Division’s financial instruments are based on listed market prices or broker quotes. Changes in the fair value of the Division’s financial instruments are recorded in the Division’s earnings. Declines in the fair market value of the Division’s financial instruments impact the Division’s earnings and could have a material impact on the Division’s financial condition, results of operations and/or cash flows.

Counterparty Credit Risk

Credit risk arises from the possibility that a counterparty to a transaction might fail to perform its contractual obligations, which could result in the Division incurring losses. As a securities broker and dealer, the Division is engaged in various securities trading and brokerage activities, servicing a diverse group of domestic and foreign corporations, governments and institutional and individual investors. A substantial portion of the Division’s transactions are fully collateralized and are executed with, and on behalf of, institutional investors including major brokers and dealers, money center and other commercial banks, insurance companies, pension plans and other financial institutions. The Division’s exposure to the risk of incurring losses associated with the non-performance of these counterparties in fulfilling their contractual obligations pursuant to securities and currencies transactions can be directly impacted by volatile trading markets, which may impair the counterparties’ ability to satisfy their obligations to the Division.

The Division has a credit approval process that generally includes verification of key financial information and operating data and anti-money laundering verification checks. Credit approval is granted by a Global Credit Committee, which is comprised of senior management representatives across the Division’s legal, risk, finance, operations and compliance departments. Additionally, counterparty activity is monitored daily, and it is the Division’s policy to periodically review the credit worthiness of each counterparty it conducts business with.

The Division’s principal transactions are cleared through various clearing organizations. These activities may expose the Division to off-balance-sheet risk in the event a customer or other broker is unable to fulfill its contractual obligations and the Division has to purchase or sell the financial instrument underlying the contract at a loss. In the event of non-performance, the Division may seek reimbursement for losses from the contracted counterparty. The Division does not anticipate non-performance by counterparties. The Division monitors its credit risk on a daily basis and has a policy of regularly reviewing the credit worthiness of counterparties with which it conducts business.

In 2006, the Division began allowing customers to transact foreign exchange (“FX”) derivatives contracts on margin. The Division requires cash collateral for these transactions. In permitting customers to transact on margin, the Division takes the risk of a market decline that would require a customer to alter the amount of collateral to be deposited. The value of cash collateral held at December 31, 2006 of $52.9 million is included as part of “Payables to brokers, dealers, clearing organization, customers and related broker-dealers” on the accompanying Combined Statements of Financial Condition.

FIN-14

Off-Balance Sheet Risk

The Division may be exposed to a risk of loss not reflected on these Combined Financial Statements for certain derivative contracts, including exchange-traded futures and FX options, which represent obligations of the Division to deliver the specified securities at the contracted price; therefore, these derivative contracts may create a liability to purchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Division’s cost to liquidate such securities and futures and options contracts may exceed the amount reported on the accompanying Combined Statements of Financial Condition. The majority of the Division’s derivative contracts are short-term in nature.

4. Related Party Transactions

Administrative Services and Joint Services Agreements

Cantor provides BGC with administrative services and other support for which Cantor charges BGC based on the cost of Cantor providing such services. Such support includes allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources and legal services. In addition, under the Amended and Restated Joint Services Agreement which was amended as of October 1, 2005 (the “Joint Services Agreement”), between Cantor, and its affiliate eSpeed, a subsidiary of Cantor, eSpeed provides network, data center and other technology services to BGC. eSpeed charges BGC for these services commensurate with the cost of providing them. For the years ended December 31, 2006, 2005 and 2004, BGC was charged $18.0 million, $8.8 million and $5.4 million, respectively. These charges are included as part of “Fees paid to related parties” on the accompanying Combined Statements of Operations.

Under various administrative services agreements, BGC provides certain international subsidiaries of Cantor with administrative services and other support for which BGC charges Cantor based on the cost of providing such services plus a mark-up currently at 7.5%. Such support includes allocations for occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services. For the years ended December 31, 2006, 2005 and 2004, BGC received $22.5 million, $13.1 million and $11.5 million, respectively. These charges are included as part of “Fees from related parties” on the accompanying Combined Statements of Operations.

The services provided under both the Joint Services Agreement and the administrative services agreement dated as of December 15, 1999, by and among Cantor, Cantor Fitzgerald International, eSpeed, eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited (the “Administrative Services Agreement”) are related party services because Cantor controls the Division. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if the Division did not obtain such services from Cantor. The cost of these services is not determinable on a stand-alone basis.

The Division has payables to related parties which represent amounts due to Cantor for administrative services and other support provided, and amounts payable for net assets transferred from Cantor. The Division also has receivables from related parties which represent uncollateralized advances and amounts due from affiliates as reimbursement for support services provided. The Division has outstanding receivables from related parties as of December 31, 2006 and 2005 of $82.1 million and $42.7 million, respectively, and payables to related parties as of December 31, 2006 and 2005 of $112.7 million and $88.0 million, respectively. Included in the payable to Cantor at December 31, 2006 was a demand loan from Cantor in the amount of $4.5 million. The loan to Tower Bridge International L.P. was used to purchase the services of the back office employees. Interest on the advance is US LIBOR plus 2%.

eSpeed owns and operates electronic trading systems and under the joint services agreement is responsible for providing trading technology to support BGC. The Division and eSpeed share selected revenues under the joint services agreement on a pre-determined schedule based on various factors, including the kind of brokerage services provided by the Division, the nature of the marketplace in which a transaction is effected, and the kind

FIN-15

of financial product. For fully-electronic transactions in U.S. Treasuries, Japanese Government Bonds and Foreign Exchange, eSpeed receives 65% of the transaction revenues. For fully-electronic transactions in European Government Bonds, eSpeed receives 65% of the first $1.5 million in transaction revenues and up to 50% of subsequent transaction revenues in a calendar year. For electronic transactions in other products, eSpeed receives 7% of the transaction revenues. For voice-assisted transactions, eSpeed receives 2.5% of the transaction revenues. The Division recognized commission and principal transaction revenues of $647.0 million, $462.9 million and $290.7 million, of which 98.6%, 99.4% and 99.5% related to revenue sharing arrangements with eSpeed for the years ended December 31, 2006, 2005 and 2004, respectively. These revenues are included as part of “Commissions” and “Principal transactions” on the accompanying Combined Statement of Operations. The Division recognized expenses of $29.8 million, $24.5 million and $22.6 million in relation to these revenue sharing arrangements with eSpeed for the years ended December 31, 2006, 2005 and 2004, respectively. These expenses are included as part of “Fees to related parties” on the accompanying Combined Statements of Operations.

The services provided under the administrative services and joint services agreements are related party services because Cantor controls the Division. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if the Division did not obtain such services from Cantor.

Receivables from and Payables to Brokers, Dealers, Clearing Organizations, Customers and Related Broker-Dealers

In Europe and in the U.S., the Division executes trades on behalf of its customers for financial futures products. These products trade and are settled on the CME and the CBOT. As no BGC entity is a clearing member of either futures exchange, the executed transactions are cleared and settled on behalf of BGC customers by Cantor. Additionally, in the U.S., equity and corporate and mortgage-backed debt securities brokered by BGC are cleared and settled by Cantor.

In the U.K., BGC acts as the intermediary for derivative trades between Cantor and its affiliates and various securities exchanges, including Eurex and LCM (LIFFE/LME) clearing organizations. BGC has memberships in these exchanges and places the trades at the exchanges on the behalf of Cantor and its affiliates.

Amounts due from or to Cantor for undelivered securities or open derivative contracts are included as part of “Receivables from and payables to brokers, dealers, clearing organizations, customers and related broker- dealers” on the accompanying Combined Statements of Financial Condition. As of December 31, 2006 and 2005, the Division had receivables from Cantor of $13.0 million and $2.4 million, respectively. Additionally, as of December 31, 2006 and 2005, the Division had payables to Cantor of $13.1 million and $2.9 million, respectively.

Forgivable Loans and Other Receivables from Employees

The Division has entered into various agreements with certain of its employees whereby these employees receive forgivable loans. As of December 31, 2006 and 2005, the unamortized balance of these forgivable loans was $46.0 million and $55.0 million, respectively. These forgivable loans are included as part of “Forgivable loans and other receivables from employees” on the accompanying Combined Statements of Financial Condition. Amortization expense for these forgivable loans for the years ended December 31, 2006, 2005 and 2004 was $37.2 million, $28.4 million and $10.1 million, respectively. Amortization expense for forgivable loans is included as part of “Compensation and employee benefits” on the accompanying Combined Statements of Operations.

Additionally, from time to time, the Division enters into agreements with employees whereby the Division grants bonus and salary advances or other types of loans that are non-forgivable. These advances and loans are

FIN-16

repayable to the Division in the timeframes outlined in the underlying agreements. As of December 31, 2006 and 2005, the balance of these advances and non-forgivable loans was $7.0 million and $2.5 million, respectively. These advances and non-forgivable loans are included as part of “Forgivable loans and other receivables from employees” on the accompanying Combined Statements of Financial Condition.

Securities Purchased Under Agreements to Resell

From time to time, the Division enters into overnight reverse repurchase agreements with Cantor, whereby BGC receives government securities as collateral. As of December 31, 2006 and 2005, the fair value of the collateral received from Cantor was $20.7 million and $6.1 million, respectively.

Notes Payable

The Division had various notes payable outstanding to Cantor for the years ended December 31, 2006 and 2005 (see Note 13, Long-term notes payable to related parties, for more information regarding these loans).

Grant Units

Cantor provides awards to certain employees of the Division in the form of grant units in Cantor (“grant units”). Grant units entitle the employees to participate in quarterly distributions of Cantor’s net income and to receive certain post-termination payments. Grant units vest immediately upon receipt by the employee. (See Note 16, Grant Units, for more information regarding the Division’s treatment of the grant units).

Dispositions

In May 2006, BGC transferred its ownership interest in BGC Markets L.P. to Cantor, which was accounted for by the Division as a deemed dividend. Prior to the transfer to Cantor, all operations within BGC Markets L.P., including its assets and liabilities, were transferred to other BGC entities.

In June 2006, the Division sold the equities brokerage business of ETC Pollak to Cantor (see Note 5, Acquisitions, for more information regarding the sale of this business).

Municipal Partners

In July 2000, the Division purchased the U.S. municipal bond brokerage business and certain other assets of Municipal Partners Inc. (“MPI”). In January 2002, the Division sold its municipal bond brokerage business, including assets associated with the MPI acquisition, to Municipal Partners, LLC (“MP LLC”), a company organized by former employees of the Division in exchange for, among other things, a special membership interest in MP LLC. No gain or loss was recognized at the time of this transaction. In addition, the Division loaned $1.0 million to MP LLC, bearing interest at 6%, which is due upon maturation of the loan in 2007. The Division suspended accruing interest on the loan receivable. The Division received the first and second installments on the loan in January 2004 and February 2005, respectively, of $0.1 million each. The balance of the loan receivable as of December 31, 2005 was $0.8 million. The full outstanding balance of the MP LLC loan was repaid during the year ended December 31, 2006.

FIN-17

5. Acquisitions

    2006 Acquisitions

Aurel Leven Securities, S.A.S.

On November 24, 2006, the Division acquired Aurel Leven Securities S.A.S. (“Aurel Leven”), an independent inter-dealer broker in Paris, France, active in the equities, equity derivatives and fixed income markets. Under the terms of the agreement, the Division paid approximately $18.2 million to acquire the net assets of Aurel Leven.

The following table summarizes the components of the net assets acquired (in thousands):

Cash and cash equivalents	$12,600
Securities owned	9,953
Accrued commissions receivable, net of allowance for doubtful accounts	2,824
Fixed assets, net	1,724
Other assets	1,289
Other intangibles, net	65
Goodwill	7,195

Total assets acquired	35,650

Securities sold under agreements to repurchase	4,823
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	1,382
Accounts payable, accrued and other liabilities	11,287

Total liabilities assumed	17,492

Net assets acquired	$18,158

The purchase price allocation is preliminary and is dependent on our final analysis of the net assets, including intangibles; which is expected to be completed within the one-year period following the consummation of the acquisition. The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations (“SFAS 141”), and accordingly, the assets and liabilities acquired were recorded at their fair value at the date of acquisition. The results of operations of Aurel Leven have been included in the Division’s Combined Financial Statements subsequent to the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Goodwill will not be amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142.

As part of the Aurel Leven acquisition, the Division recorded $7.2 million of goodwill and $0.07 million of purchased trademark related intangibles. The purchased trademark related intangibles will be amortized over their estimated useful lives at the date of purchase using the straight-line method.

Also as part of the Aurel Leven acquisition, BGC paid acquisition costs of $0.09 million. These expenses are included in operating income on the accompanying Combined Statement of Operations for the year ended December 31, 2006. These expenses were not included in the purchase price as they did not qualify for inclusion.

AS Menkul Kiymetler A.S.

On December 29, 2006, BGC acquired AS Menkul Kiymetler A.S. (“AS Menkul”), an established broker in Turkey. AS Menkul is a member of the Istanbul Stock Exchange and, as such, has direct access to the Turkish equities market and the Turkish electronic bond market. Under the terms of the agreement, the Division paid approximately $1.6 million to acquire the net assets of AS Menkul.

FIN-18

The following table summarizes the components of the net assets acquired (in thousands):

Cash and cash equivalents	$425
Accrued commission receivables, net of allowance for doubtful accounts	43
Fixed assets, net	30
Other assets	276
Goodwill	842

Total assets acquired	1,616

Accounts payable, accrued and other liabilities	35

Total liabilities assumed	35

Net assets acquired	$1,581

The purchase price allocation is preliminary and is dependent on our final analysis of the net assets, including intangibles; which is expected to be completed within the one-year period following the consummation of the acquisition. The acquisition was accounted for as a purchase transaction in accordance with SFAS 141, and accordingly, the assets and liabilities acquired were recorded at their fair value at the date of acquisition. The results of operations of AS Menkul have been included in the Division’s Combined Financial Statements subsequent to the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Goodwill will not be amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142.

Results of the acquired business are included in the Division’s Combined Financial Statements from acquisition date, onward. Unaudited pro forma information related to these acquisitions are not included, as the impact of these transactions were not material to the combined results of the Division.

    2005 Acquisitions

Euro Brokers

On May 20, 2005, BGC completed its acquisition of Euro Brokers, a leading U.S. and international inter-dealer brokerage firm. The acquisition integrated the brokerage firms and enhanced BGC’s existing operations. Under the terms of the agreement, the stockholders of Euro Brokers received $14 per share in cash. Based on the approximately 7.7 million shares and vested stock options outstanding as of the date of the close, the total purchase price was approximately $97.3 million.

BGC entered into the acquisition of Euro Brokers to enhance its current operations and add several new desks to its operations. Important factors that contributed to the purchase price included the following: Euro Brokers had geographic concentration in the U.S., which complemented BGC’s strategic initiative to regain its position in the U.S. inter-dealer broker market after the events of September 11, 2001, Euro Brokers had experienced brokers with a proven track record of revenue production and lasting relationships with their clients, Euro Brokers had in-house developed systems in place for accurate and timely transaction recording (i.e. trade capture, categorizations; receivable billing and collection); and possessed reporting systems capable of processing and producing financial results.

FIN-19

The following table summarizes the components of the net assets acquired (in thousands):

Cash and cash equivalents	$37,689
Securities owned, at market value	7,566
Receivables from brokers, dealers, clearing organizations and customers	37,764
Fixed assets, net	11,514
Other assets	16,020
Intangible assets
Customer-related intangibles	5,200
Internally-developed software	2,300
Trademark related intangibles	600
Goodwill	45,031

Total assets acquired	163,684

Securities sold, not yet purchased	76
Payables to brokers, dealers, clearing organizations and customers	2,975
Accounts payable, accrued and other liabilities	63,301

Total liabilities assumed	66,352

Net assets acquired	$97,332

The acquisition was accounted for as a purchase transaction in accordance with SFAS 141, and accordingly, the assets and liabilities acquired were recorded at their fair value at the date of acquisition. The results of operations of Euro Brokers have been included in the Division’s Combined Financial Statements from the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Goodwill will not be amortized but will be reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with SFAS 142.

As part of the Euro Brokers acquisition, BGC recorded $45.0 million of goodwill and $8.1 million of purchased intangibles. The purchased intangibles consist of $5.2 million of customer related intangibles, $2.3 million of internally developed software and $0.6 million of trademark related intangibles, which will be amortized over their estimated useful lives at the date of purchase using the straight-line method (see Note 11, Goodwill and Other Intangible Assets, for further discussion of the acquired intangible assets).

In connection with the Euro Brokers acquisition, the Division offered forgivable loans to certain Euro Brokers employees. The Division is amortizing the forgivable loans over a two year period. If an employee leaves the Division before the retention period has ended, they are required to re-pay the unamortized portion of their forgivable loan. As of December 31, 2005 there was $15.8 million included as part of “Forgivable loans and other receivables from employees” related to the forgivable loans extended to retained Euro Brokers employees. For the year ended December 31, 2005, approximately $6.0 million had been amortized related to these pre-paid retention bonuses and is included as part of “Compensation and employee benefits” on the accompanying Combined Statement of Operations.

Also in connection with the Euro Brokers acquisition, the Division paid $8.3 million in severance costs and other acquisition related costs of $10.7 million. These expenses are included in operating income on the accompanying Combined Statement of Operations for the year ended December 31, 2005. These expenses were not included in the purchase price as they did not qualify for inclusion.

FIN-20

ETC Pollak

On September 30, 2005, the Division completed its acquisition of ETC Pollak SAS (“ETC Pollak”), a leading inter-dealer broker in Paris, France. Under the terms of the agreement, the Division paid approximately $13.1 million to acquire the net assets of ETC Pollak. The operations of ETC Pollak included both government bonds and equities brokerage businesses. The Division purchased ETC Pollak with the intention to sell the equities brokerage business to Cantor. The fair value of the equities brokerage business to be sold to Cantor was determined to be approximately $2.5 million and was classified as “Assets available for sale” on the accompanying Combined Statements of Financial Condition. In connection with the acquisition, the Division recorded $2.0 million of goodwill and $5.6 million of purchased intangibles. The purchased intangibles consist primarily of customer related intangibles, which will be amortized over their estimated useful lives using the straight-line method (see Note 11, Goodwill and Other Intangible Assets, for further discussion of the acquired intangible assets).

The following table summarizes the components of the net assets acquired (in thousands):

Cash	$1,852
Receivables	8,044
Fixed assets, net	3,118
Assets available for sale	2,540
Intangible assets
Trademarks and trade names	649
Customer-related intangibles	2,732
Internally-developed software	590
Covenant not-to-compete	1,628
Goodwill	1,976

Total assets acquired	23,129

Accounts payable, accrued and other liabilities	10,057

Total liabilities assumed	10,057

Net assets acquired	$13,072

The acquisition was accounted for as a purchase transaction in accordance with SFAS 141, and accordingly, the assets and liabilities acquired were recorded at their fair value at the date of acquisition. The results of operations of ETC Pollak have been included in the Division’s Combined Financial Statements from the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Goodwill will not be amortized but will be reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with SFAS 142.

In June 2006, the Division sold the equities brokerage business of ETC Pollak to Cantor for $2.6 million. The difference between the amount paid by Cantor and the fair value of the assets sold was recorded by the Division as a capital contribution from Cantor. The operations of the equities brokerage business sold to Cantor are presented as discontinued operations on the accompanying Combined Statements of Operations from the time of acquisition through the time of sale.

FIN-21

Unaudited Pro Forma Financial Information 2005

The following unaudited pro forma information for the year ended December 31, 2005 assumes the acquisition of Euro Brokers and ETC Pollak occurred on January 1, 2005 (in thousands):

Revenues:
Commissions	$446,867
Principal transactions	120,578
Market data	16,283
Fees from related parties	13,059
Interest	10,461
Other revenues	1,440

Total revenues	608,688

Expenses:
Compensation and employee benefits	488,890
Occupancy and equipment	50,336
Selling and promotion	33,550
Fees to related parties	33,277
Communications	43,269
Professional and consulting fees	30,603
Interest expense	15,909
Commissions and floor brokerage	7,000
Other expenses	31,351

Total expenses	734,185

Loss from continuing operations before minority interest and income taxes	(125,497)
Gain applicable to minority interest	(16)
Benefit for income taxes	(7,634)

Loss from continuing operations	(117,847)
Loss from discontinued operation, net of income tax	(117)

Net loss	$(117,964)

6. Securities Owned

We allow certain of our brokerage desks to enter into unmatched principal transactions in the ordinary course of business for the purpose of facilitating transactions, adding liquidity, improving customer satisfaction, increasing revenue opportunities, attracting additional order flow and, in a limited number of instances and subject to risk management limits, for the purpose of proprietary trading. Unmatched principal transactions were $69.0 million at December 31, 2006 and $50.4 million at December 31, 2005.

The Division’s securities owned consisted of the following (in thousands):

	December 31,
	2006	2005
Government debt	$8,020	$10,162
Corporate bonds	60,676	40,170
Other	305	36

	69,001	50,368
Investment securities	—	9,127

	$69,001	$59,495

FIN-22

As of December 31, 2006 the Division had pledged $28.2 million of securities owned as collateral; of these pledged securities, $8.0 million was pledged to satisfy deposit requirements at various exchanges or clearing organizations and $20.2 million was used as collateral in repurchase agreements. As of December 31, 2005 the Division had pledged $19.3 million of securities owned as collateral; of these pledged securities, $10.2 million was pledged to satisfy deposit requirements at various exchanges or clearing organizations and $9.1 million was pledged to collateralize a securities lending transaction with Cantor, which is included as part of “Securities loaned to related parties” on the accompanying Combined Statements of Financial Condition.

Investment securities represent shares in the London Stock Exchange Plc. (“LSE”) and NASDAQ Stock Market, Inc. carried at fair value. The Division sold its investment in the NASDAQ Stock Market, Inc., recognizing a gain of $2.1 million, which is included as part of “Other revenues” on the accompanying Combined Statements of Operations, for the year ended December 31, 2005. During the year ended December 31, 2006, BGC sold the shares it owned in LSE and realized a gain of $8.9 million, which is included as part of “Other revenues” on the accompanying Combined Statements of Operations.

As of December 31, 2006 and 2005, there were no impairments to the securities owned by the Division.

7. Receivables from and Payables to Brokers, Dealers, Clearing Organizations, Customers and Related Broker-Dealers

Receivables from and payables to brokers, dealers, customers and related broker-dealers primarily represent amounts due for undelivered securities and amounts related to open derivative contracts. Receivables from clearing organizations primarily represent cash on deposit with various exchanges and clearing organizations to facilitate the settlement and clearance of certain of the Division’s brokerage activities.

The receivables and payables consisted of the following (in thousands):

	December 31,
	2006	2005
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers:
Contract value of fails to deliver	$266,770	$212,182
Net pending trades	10,115	—
Open derivatives contracts	43,635	5,195
Receivables from clearing organizations	95,027	48,468
Other receivables from brokers, dealers and customers	37,378	43,664

Total	$452,925	$309,509

Payables to brokers, dealers, clearing organizations, customers and related broker-dealers:
Contract value of fails to receive	$246,005	$212,863
Net pending trades	—	4,544
Open derivatives contracts	44,431	4,309
Payables to clearing organizations	30,985	56,436
Other payables to brokers, dealers and customers	89,413	5,439

Total	$410,834	$283,591

A portion of these receivables and payables are with Cantor (see Note 4, Related Party Transactions, for additional information related to these receivables and payables).

Substantially all open fail to deliver and fail to receive transactions as of December 31, 2006 have subsequently settled at the contracted amounts.

FIN-23

8. Derivatives

The Division has both OTC and exchange-traded derivative contracts. These derivative contracts primarily consist of bond futures, commodities, interest rate and FX futures, options, forwards and swaps. The Division enters into derivative contracts to facilitate client transactions, to hedge principal positions and to facilitate hedging activities of affiliated companies. The Division’s open derivative contracts are recognized at the fair value of the related assets and liabilities as part of “Receivables from or payables to brokers, dealers, clearing organizations, customers and related broker dealers” on the accompanying Combined Statements of Financial Condition.

Fair values of the Division’s derivative contracts are determined from quoted market prices or other public price sources. The Division does not designate any of its derivative contracts as hedges for accounting purposes. The change in fair value of derivative contracts is reported as part of “Principal transactions” on the accompanying Combined Statements of Operations.

The fair value of derivative financial instruments, computed in accordance with the firm’s netting policy, is set forth below (in thousands):

	December 31, 2006		December 31, 2005
	Assets	Liabilities	Assets	Liabilities
Forward settlement contracts	$5,367	$5,337	$54	$53
Swap agreements	37,359	37,584	5,141	1,450
Futures	280	72	—	2,806
Option contracts	629	1,438	—	—

Total	$43,635	$44,431	$5,195	$4,309

The Division’s transactions with off-balance-sheet risk are primarily short-term in duration. At December 31, 2006 and 2005 the notional amounts of derivative instruments used for trading purposes were $3.1 billion and $1.0 billion, respectively. These contracts had remaining maturities of less than one year.

A portion of the Division’s derivative contracts are with Cantor. The fair value of derivative financial instruments with Cantor is set forth below (in thousands):

	December 31, 2006		December 31, 2005
	Assets	Liabilities	Assets	Liabilities
Forward settlement contracts	$5,282	$5,314	$22	$38
Swap agreements	7,684	7,823	352	91
Futures	9	2	—	2,806
Option contracts	—	—	—	—

Total	$12,975	$13,139	$374	$2,935

At December 31, 2006 and 2005 the notional amounts outstanding for derivative contracts with Cantor totaled $252.3 million and $374.3 million, respectively.

The following table summarizes the credit quality of the Division’s trading-related derivatives by showing counterparty credit ratings for the replacement cost of contracts in a gain position at December 31, 2006.

Rating(a)	Net Replacement Cost
(in thousands)
A	$1,827
Other (b)	20,191

FIN-24

(a)	Credit ratings based on Standard & Poors
(b)	“Other” indicates counterparties for which no credit was available from an independent third-party source. It does not necessarily indicate the counterparties credit is below investment grade.

9. Fixed Assets

Fixed assets consisted of the following (in thousands):

	December 31,
	2006	2005
Computer and communication equipment	$79,808	$72,491
Leasehold improvements and other	92,676	65,501
Computer software	18,095	16,708

	190,579	154,700
Less: Accumulated depreciation and amortization	(112,465)	(95,520)

Fixed assets, net of accumulated depreciation	$78,114	$59,180

Depreciation expense was $22.1 million, $20.7 million and $6.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Depreciation is included as part of “Occupancy and equipment” on the accompanying Combined Statements of Operations. During the years ended December 31, 2006 and 2005, the Division capitalized $38.9 million and $38.6 million of costs related to fixed assets, respectively. For the years ended December 31, 2005 there is approximately $3.2 million of accelerated depreciation included in depreciation expense related to the disposal of certain fixed assets in London in conjunction with the Division’s move to its new London offices. For the year ended December 31, 2006 the Division wrote off fully depreciated assets of approximately $12.9 million.

In accordance with the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”), Euro Brokers capitalized qualifying computer software costs incurred during the application development stage until they were acquired by the Division in May 2005. Since the date of acquisition, eSpeed has provided all necessary technology services to Euro Brokers under the joint services agreement (see Note 4, Related Party Transactions, for more information regarding the technology services provided by eSpeed). The computer software costs capitalized prior to the acquisition are being amortized over their estimated useful life of three years on a straight-line basis. For the year ended December 31, 2006 the Division did not capitalize any costs relating to software development. In 2005 the Division capitalized $0.3 million of costs related to software development. For the years ended December 31, 2006 and 2005, the accompanying Combined Statements of Operations include $0.5 million and $0.3 million, respectively, in relation to the amortization of software development costs. Amortization of software development costs is included as part of “Occupancy and equipment” on the accompanying Combined Statements of Operations.

The following table details the Division’s liability for its asset retirement obligations primarily relating to operating leases (in thousands):

	December 31,
	2006	2005
Asset retirement obligation at the beginning of the period	$1,980	$—
Increased obligations	459	2,072
Accretion expense (income)	625	(92)

Asset retirement obligation at the end of the period	$3,064	$1,980

Accretion expense or income is included as part of “Occupancy and equipment” on the accompanying Combined Statements of Operations.

FIN-25

10. Investment and Joint Venture

Freedom

Cantor formed a limited partnership (the “Freedom LP”) to acquire an interest in Freedom International Brokerage (“Freedom”), a Canadian government securities broker-dealer and Nova Scotia unlimited liability company with eSpeed. eSpeed contributed 310,769 shares of its Class A common stock, valued at approximately $7.0 million, to the Freedom LP as a limited partner. eSpeed shares in 15.0% of the Freedom LP’s cumulative profits but not in cumulative losses. Cantor contributed 103,588 shares of eSpeed’s Class A common stock, valued at approximately $2.3 million, as the general partner. Cantor is allocated all of the Freedom LP’s cumulative losses or 85.0% of the cumulative profits. The Freedom LP exchanged the 414,357 shares for a 66.7% interest in Freedom.

Cantor contributed its share of the Freedom LP to the Division as part of the global reorganization. The Division consolidates Freedom LP. As of December 31, 2006 and 2005 the Division’s investment in Freedom was $9.8 million and $9.7 million, respectively. Accordingly the Division recognizes minority interest for the remaining investment held by eSpeed. For both years ended December 31, 2006 and 2005, minority interest was $7.0 million. Freedom LP’s sole operations consist of its investment in Freedom, which Freedom LP accounts for as an equity method investee.

For the years ended December 31, 2006, 2005 and 2004, Freedom LP’s share of Freedom’s net income (loss) was approximately $0.1 million, $(0.1) million and $(0.4) million, respectively. The Division’s share of Freedom’s income and losses are included as part of “Other revenues” on the accompanying Combined Statements of Operations.

Tokyo Venture

As part of the Division’s acquisition of Euro Brokers in May 2005, it acquired Euro Brokers Switzerland SA (“EBS”), a subsidiary of Euro Brokers. In July 2001, EBS entered into a Silent Partnership Agreement (the “Tokyo Venture”) and an Amended and Restated Business Alliance Agreement with Nittan Capital Group Limited and other entities in the Nittan Group (“Nittan”). Under the terms of the Agreement, EBS invested $0.2 million in the Tokyo Venture in return for 57.25% of its profits (and losses). The Division accounts for its share of the results of operations of the Tokyo Venture as part of “Other revenues” on the accompanying Combined Statements of Operations as non-equity income or loss for contractual arrangements.

On February 6, 2006, the Division gave notice of termination of the Agreement, side letters and other agreements to Nittan. The Division stated the notice would take effect on May 31, 2006. Nittan accepted the Division’s entitlement to terminate but stated that the termination would not be effective until August 7, 2006. The Division is working on a settlement arrangement with Nittan regarding the termination, and does not believe the final settlement will be material to the Division’s results of operations or cash flows (see Note 15, Commitments, Contingencies and Guarantees, for more information regarding this dispute).

11. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and December 31, 2005 are as follows (in thousands):

Balance at December 31, 2004	$—
Euro Brokers acquisition	45,031
ETC Pollak acquisition	1,976

Balance at December 31, 2005	47,007
Aurel Leven acquisition	7,195
AS Menkul acquisition	842

Balance at December 31, 2006	$55,044

FIN-26

The goodwill related to the Aurel Leven, AS Menkul Euro Brokers and ETC Pollak, acquisitions is more fully discussed in Note 5, Acquisitions.

Other intangible assets consisted of the following (in thousands):

	December 31,
	2006	2005
Acquired customer relationships, contracts and technology	$13,765	$13,699
Less: accumulated amortization	(4,144)	(1,630)

Other intangible assets, net	$9,621	$12,069

For the years ended December 31, 2006, 2005 and 2004 the Division recorded intangible amortization expense of $2.5 million, $1.6 million and $0, respectively. Intangible amortization expense is included as part of “Occupancy and equipment” on the accompanying Combined Statements of Operations. In the fourth quarter of 2005, the Division decided not to utilize one of the trademarks acquired with Euro Brokers. Accordingly, intangible amortization expense for the year ended December 31, 2005 includes accelerated amortization of approximately $0.6 million, relating to the trademark. The Division did not have any accelerated amortization expense related to other intangible assets for the years ended December 31, 2006 and 2004.

The estimated aggregate intangible amortization expense for each of the next five fiscal years is as follows: $2.3 million in 2007, $1.7 million in 2008, $1.7 million in 2009, $1.3 million in 2010 and $1.0 million in 2011.

The weighted-average amortization period for intangible assets subject to amortization is as follows, in years:

	2006	2005	2004
Trademark and trade names	5	5	—
Customer-related intangible	8	8	—
Internally developed software	5	5	—
Covenant not-to-compete	2	2	—

Total definite-lived intangible assets	4.8	4.8	—

12. Short-term Borrowings

Short-term borrowings represent unsecured and secured borrowings from banks that bear interest at fluctuating rates based on prevailing interbank funds rates. Secured borrowings are collateralized by firm-owned securities. As of December 31, 2006 the Division did not have any secured short-term borrowings. As of December 31, 2005, the Division had unsecured short-term borrowings of $8.5 million. For the years ended December 31, 2006, 2005 and 2004, the Division recorded $0.02 million, $0.6 million and $1.1 million of interest expense on short-term borrowings, respectively. Interest expense on short-term borrowings is included as part of “Interest expense” on the accompanying Combined Statements of Operations.

13. Long-term Notes Payable to Related Parties

Long-term notes payable to related parties are summarized as follows (in thousands):

		December 31,
	Maturity	2006	2005
Euro Brokers Promissory Notes (a)	2012	$108,318	$108,318
Other CFLP Notes (b)	2007-8	140,578	46,000

		248,896	154,318
Less: current portion (c)		(46,000)	—

		$202,896	$154,318

FIN-27

(a)	On May 20, 2005 the Division borrowed $75.0 million with a fixed interest rate of 9.22% from Cantor and an additional $33.3 million with a fixed interest rate of 8.72% from Cantor to provide financing for its acquisition of Euro Brokers (see Note 5, Acquisitions, for more details regarding the Euro Brokers acquisition). The Euro Brokers Promissory Notes are due May 20, 2012 and can be repaid at any time with no pre-payment penalties. Debt payment may be accelerated for failure to make payments when due or as a result of bankruptcy.
(b)	Other CFLP Notes, which were issued to finance expansion efforts and ongoing operations, are subordinated notes that bear interest at the six-month LIBOR rate plus an additional 2%. The interest rates are reset semi-annually. As of December 31, 2006, the rates range from 7.32% to 7.42%. The maturity of Other CFLP Notes range from March 2007 to December 2008 and no principal payments are due to be paid until maturity. Debt payment may be accelerated for failure to make payments when due or as a result of bankruptcy. Debt maturities are as follows:

Period	Amount
1 Q 2007	$18.0 million
2 Q 2007	$28.0 million
2 Q 2008	$42.0 million
4 Q 2008	$52.6 million

(c)	Current portion represents principal payments due in the next 12 months.

The Division incurred gross interest expense related to long-term notes payable to related parties of approximately $16.0 million, $7.9 million and $0.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. Interest expense for long-term notes payable to related parties is recorded as part of “Interest expense” on the accompanying Combined Statements of Operations. The Division’s long-term notes payable to related parties do not contain financial or operating covenants.

14. Income Taxes

Certain of the Division’s entities are taxed as U.S. partnerships and are subject to UBT in the City of New York. Therefore, the tax liability or benefit related to the partnership’s income or loss, except for UBT, rests with the partners, rather than the partnership entity. As such, the partner’s liability or benefit is not reflected in the Division’s Combined Financial Statements. Certain of the operations that will be contributed to the Division by Cantor, including the Market Data division and the North American futures business, are part of partnerships that are subject to the UBT. Therefore, the Division has calculated taxes for these operations as if they were organized as partnerships subject to the UBT. The tax related assets, liabilities, provisions or benefits included in the Division’s Combined Financial Statements also reflect the results of the entities that are taxed as corporations, either in the U.S. or in foreign jurisdictions.

The components of the income tax (benefit) provision are summarized below (in thousands):

	Year Ended December 31,
	2006	2005	2004
Current:
Foreign	$136	$(4,834)	$2,557
U.S. state and local	22	100	—
UBT/Capital	350	481	551

	508	(4,253)	3,108
Deferred:	(2,347)	(3,409)	(531)

(Benefit) provision for income taxes	$(1,839)	$(7,662)	$2,577

FIN-28

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse.

Differences between the Division’s income tax expense (benefit) and the amount calculated utilizing the U.S. federal statutory rate is as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Federal income tax benefit at 34% statutory rate	$(4,679)	$(5,576)	$—
State corporate income tax (benefit) expense	(109)	100	—
Foreign income tax (benefit) expense, net of federal benefit	(885)	(8,418)	2,026
State capital and City UBT taxes	350	481	551
Other non-deductible/(taxable) items	1,081	1,017	—
Tax benefit of foreign and federal net operating loss not currently recognized	3,597	4,734	—
Tax benefit of foreign and federal net operating loss currently recognized	(774)	—	—
Other benefit	(420)	—	—

(Benefit) provision for income taxes	$(1,839)	$(7,662)	$2,577

Significant components of the Division’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2006	2005	2004
Deferred tax assets:
Fixed assets	$916	$924	$—
Net operating loss carry-forwards	38,252	19,061	6,195

Total deferred tax assets	39,168	19,985	6,195
Valuation allowance	(35,690)	(16,500)	(6,021)

Net deferred tax assets	3,478	3,485	174

Deferred tax liability:
Unrealized gain on investment	—	1,803	1,803
Fixed assets	2,380	2,931	800

Total deferred tax liabilities	2,380	4,734	2,603

Net deferred income tax asset (liability)	$1,098	$(1,249)	$(2,429)

The valuation allowance against deferred tax assets was primarily related to currently non-deductible net operating loss carry-forwards where it appears, more likely than not, that such item will not be realized in the future.

FIN-29

15. Commitments, Contingencies and Guarantees

Leases

The Division is obligated for minimum rental payments under various non-cancelable operating leases, principally for office space, expiring at various dates through 2021. As of December 31, 2006 minimum lease payments under these arrangements are as follows (in thousands):

	Minimum Lease Payments	Projected Sub-lease Receipts	Net Lease Commitment
2007	$22,227	$—	$22,227
2008	23,360	1,936	21,424
2009	20,125	3,872	16,253
2010	19,654	3,872	15,782
2011	19,138	3,872	15,266
2012 and Thereafter	101,789	18,394	83,395

Total	$206,293	$31,946	$174,347

Certain of the leases contain escalation clauses that require payment of additional rent to the extent of increases in certain operating and other costs. Rent expense for the years ended December 31, 2006, 2005 and 2004 was $19.3 million, $11.0 million and $4.8 million, respectively. Rent expense is included as part of “Occupancy and equipment” on the accompanying Combined Statements of Operations.

In 2006, the Division established new U.K. offices at One Churchill Place in London. In connection with the London move, the amortization of the leasehold improvements of the current London office was accelerated so as to be fully amortized when the Division finalized the move in 2006. For the years ended December 31, 2006 and 2005, the Division recorded $3.1 million and $3.2 million, respectively, in accelerated depreciation and $11.7 million and $5.3 million, respectively, in net future lease commitments in conjunction with the London office moves.

The Division entered into a sub-lease agreement for the leasehold it vacated at One America Square in July 2005. The Division will not receive any sub-lease rental payments under this arrangement until 2008.

Letter of Credit Agreements

The Division has irrevocable uncollateralized letters of credit with various banks that are used in lieu of margin and deposits with clearing organizations. As of December 31, 2006, the Division is contingently liable for $43.2 million under these letters of credit. The Division pays an average fee of .38% on its letters of credit. As of December 31, 2006, the Division did not have any funds available under these letters of credit. Additionally, as an affiliate of Cantor, the Division has the ability to utilize irrevocable uncollateralized letters of credit facilities, which are guaranteed by Cantor and are available to certain of Cantor’s affiliates. The Division can only draw down on these facilities to the extent that there are portions not utilized by other Cantor affiliates.

Legal Matters

In the ordinary course of business, various legal actions are brought and are pending against the Division. In some of these actions, substantial amounts are claimed. The Division is also involved, from time to time, in other reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the Division’s business, judgments, settlements, fines, penalties, injunctions or other relief.

Legal reserves are established in accordance with SFAS No. 5, “Accounting for Contingencies” when a material legal liability is both probable and reasonably estimable. Once established, reserves are adjusted when

FIN-30

there is more information available or when an event occurs requiring a change. As of December 31, 2006, the Division had legal reserves of approximately $16.5 million pertaining to the employment and competitor-related litigation matters discussed below.

Employment and Competitor-Related Litigation

From time to time, BGC Partners and its affiliates are involved in litigation, claims and arbitrations, in the U.S. and internationally, relating to various employment matters, including with respect to termination of employment, hiring of employees currently or previously employed by its competitors or with respect to terms and conditions of employment and other matters. In light of the competitive nature of the brokerage industry, litigation, claims, and arbitration between competitors regarding employee hiring is not uncommon.

ICAP Australia Pty Ltd., (“ICAP Australia”), brought proceedings against BGC Partners (Australia) Pty Ltd., which we refer to as BGC Australia, and certain of its employees in Federal Court of Australia, New South Wales District Registry, Australia. In January 2005, ICAP Australia obtained an injunction that restrained BGC Australia from utilizing the services of the ICAP Australia employees hired by BGC Australia, and also restrained it from inducing any breach of a contract of employment between ICAP Australia, and any other employees that were providing services to ICAP Australia on January 28, 2005. ICAP Australia also brought proceedings against its former employees for breach of contract and against BGC Australia for inducing breach of contract and conspiring with certain of its employees to intentionally cause injury to ICAP Australia. Expert evidence has been disclosed by the parties, although this may be revised following further disclosure of documents by the parties on quantum, which took place in March 2007. The parties are currently agreeing the remaining timetable to trial. The trial has been provisionally listed to take place between September 10 and September 28, 2007. The Division reserved an amount it believes to be sufficient to cover the final settlement of the case. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying Combined Statements of Financial Condition.

In April 2005, ICAP (Hong Kong) Limited, (“ICAP Hong Kong”), commenced proceedings against BGC Securities (Hong Kong) LLC, BGC Capital Markets (Hong Kong) Limited and thirty-seven other defendants in the High Court of the Hong Kong SAR. In accordance with Hong Kong law, following the resignation of these brokers from ICAP Hong Kong (one of whom later returned to work for ICAP Hong Kong) on March 22, 2005 and certain back office staff on April 1, 2005, BGC Securities (Hong Kong) LLC tendered certain amounts to ICAP Hong Kong to buy out the notice periods under such employees’ contracts, which ICAP Hong Kong had accepted. ICAP Hong Kong has failed in their injunction applications against the broker defendants and BGC, although it obtained specific undertakings directly from BGC and one of its employees. ICAP Hong Kong has also brought proceedings for damages against BGC and certain of its former employees for a number of claims, including for soliciting and procuring an en masse resignation of employees of ICAP Hong Kong, wrongful receipt and misuse by BGC of information disclosed by two former employees of ICAP Hong Kong relating to the remuneration and personnel details of other employees of ICAP Hong Kong, and conspiracy between BGC and two former employees of ICAP Hong Kong with the intent to injure or cause loss by unlawful means to ICAP Hong Kong. The High Court of the Hong Kong SAR refused a request on December 6, 2005 from ICAP Hong Kong for a split trial between quantum and liability. In addition, ICAP Hong Kong sought to obtain summary judgment against BGC. The High Court of the Hong Kong SAR refused the summary judgment application on November 8, 2006 and ordered that costs be awarded to BGC and the employee defendants. An appeal of the split trial decision was scheduled to take place on December 14, 2006. However, the appeal by ICAP Hong Kong of the split trial decision and the appeal by ICAP Hong Kong of an application for further and better particulars were withdrawn on November 29, 2006, with costs to be awarded to BGC and the employee defendants. An appeal by ICAP Hong Kong of the summary judgment decision is pending. The Division reserved an amount it believes to be sufficient to cover the final settlement of the case. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying Combined Statements of Financial Condition.

Tullett Prebon (Singapore) Limited (formerly known as Prebon Yamane (Singapore) Limited) and two related companies brought a consolidated action in the Singapore High Court against BGC International

FIN-31

(Singapore Branch) and fifty-five of its brokers who left Tullett Prebon (Singapore) Limited and had started to work with the Division. Tullett Prebon (Singapore) Limited alleged that BGC International (Singapore Branch) breached certain contracts with Tullett Prebon (Singapore) Limited in February 2005 (and some at a later date in 2005) and that BGC International (Singapore Branch) and certain of its employees conspired together to induce those broker defendants to breach their contracts. Injunction proceedings were brought in February 2005 and although interim injunctions were obtained, these were overturned shortly thereafter. Tullett Prebon (Singapore) Limited sought damages for breach of contract and conspiracy. The trial commenced on October 30, 2006 and finished on November 23, 2006. The claims of Tullett Prebon (Singapore) Limited were settled by agreement on November 23, 2006 (the “settlement agreement”). Since the settlement was reached, BGC International (Singapore Branch) believes that there have been breaches by Tullett Prebon (Singapore) Limited of the settlement agreement. Tullett Prebon (Singapore) Limited denies committing any breaches of the settlement agreement and seeks as alternative relief reinstatement of its original claims seeking $42 million. On December 22, 2006, the same parties who brought the consolidated action referred to above brought an action in the Singapore High Court against BGC International (Singapore Branch) and the other parties to the settlement agreement. The claim alleges that such parties have breached their obligations under the settlement agreement. BGC International (Singapore Branch) denies these allegations and has issued a defense and counterclaim to pursue its rights in respect of what it believes to be breaches of the settlement agreement by Tullett Prebon (Singapore) Limited. The Division reserved an amount it believes to be sufficient to cover the final settlement of the case. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying Combined Statements of Financial Condition.

Other Litigation

The National Australia Bank Limited (“NAB”) has threatened and is expected to soon file a claim against BGCI and BGC Capital Markets (Japan) LLC (formerly known as Cantor Fitzgerald LLC), (“BGC Capital Markets (Japan)”). From September 2001 through January 2004, NAB employees who traded in foreign exchange options allegedly lost substantial money and allegedly overstated the positions which they held. NAB claims that it was the object of conduct by BGCI and BGC Capital Markets (Japan) and certain traders on NAB’s currency options desk, whereby BGCI and BGC Capital Markets (Japan) allegedly provided misleading and deceptive independent revaluation rates to NAB’s middle office, which were then purportedly relied upon by NAB. NAB alleges that the supply of these revaluation rates prevented NAB from discovering the true position of the currency options portfolio and that it subsequently sustained trading losses of AUD 311 million (or, based on an exchange rate of 0.7893 at December 31, 2006, approximates $246 million). The 2006 NAB annual report claims that NAB’s total loss amounted to AUD 539 million (or, based on an exchange rate of 0.7893 at December 31, 2006, approximately $426 million), implying that its consequential losses amounted to AUD 228 million (or, based on an exchange rate of 0.7893 at December 31, 2006, approximately $180 million). No proceedings have been filed to date. BGCI and BGC Capital Markets (Japan) have investigated and are investigating the legal and factual basis of the NAB allegations. At this time, based on the information provided, BGCI and BGC Capital Markets (Japan) believe that they have substantial defenses in respect of the losses claimed by NAB. Accordingly, BGCI and BGC Capital Markets (Japan) do not believe that they are responsible for the losses claimed by NAB. Nevertheless, if NAB were to bring an action against BGCI and BGC Capital Markets (Japan) and BGCI and BGC Capital Markets (Japan) did not prevail, BGCI and BGC Capital Markets (Japan) could be subject to substantial liability, and in any event, would likely incur significant legal and other costs in connection with the defense of any such action, however, at this time, the Division is unable to estimate a loss or range of losses. The impact of such a loss could be material to the Division’s results of operations, financial condition or cash flows.

On February 15, 2006, the SEC issued a formal order of investigation into trading by certain inter-dealer brokers in the government and fixed income securities markets. The formal order alleges that the broker-dealers named therein, including us, (1) may have made fictitious quotations or made false or misleading statements about the prices at which U.S. Treasury or other fixed income securities would be purchased or sold, (2) may have fabricated market quotations or trading activity in U.S. Treasury or other fixed income securities to

FIN-32

stimulate trading and to generate commissions, (3) may have engaged in “front running” or “interpositioning,” (4) may have engaged in fraudulent, deceptive or manipulative acts to induce the purchase or sale of government securities, (5) may have failed to keep and preserve certain books and records as required by the SEC and/or the Treasury and (6) may have failed to supervise with a view to preventing violations of applicable rules and regulations as required by the Exchange Act. BGC is cooperating in the investigation. The Division’s general counsel and management are of the opinion that the possibility of loss is remote; therefore no reserve was established for this matter.

In December 2006, Nittan Capital Group Limited (“Nittan”) threatened a claim against Euro Brokers (Switzerland) S.A. (“EBS”) arising out of a Tokyo-based derivatives brokering arrangement entered into between them pursuant to a written agreement dated as of July 1, 2001. EBS, which had a 57.25% interest in the venture, terminated the agreement by written notice of termination; Nittan and EBS dispute the effective date of termination. Nittan claims that termination of the agreement cannot be effective prior to August 7, 2006, and claims that EBS owes Nittan JPY 149 million (or, based on an exchange rate of .0084020 at December 31, 2006 approximately $1.3 million) for the period October 1, 2005 through March 31, 2006, and indicated that it will also seek to collect additional sums from EBS for the period April 1, 2006 through August 7, 2006. EBS is investigating Nittan’s claim and evaluating EBS’s defenses, offsets and counterclaims. Nittan have claimed $0.7 million for the period through August 7, 2006. The Division believes that an adequate amount has been reserved for the complete resolution of the matter. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying Combined Statements of Financial Condition. On March 29, 2007, the Division’s lawyers were notified in writing by Nittan’s lawyers that they have issued proceedings in the Japanese courts for JPY 216 million (approximately $2.0 million) plus 6% interest accruing from December 9, 2006. They are currently serving EBS in Switzerland with proceedings under the Hague Convention.

In addition to the matters discussed above, the Division is a party to several pending legal proceedings and claims that have arisen during the ordinary course of business. The outcome of such items cannot be determined with certainty; therefore the Division can not predict what the eventual loss or range of loss related to such matters will be. The Division’s general counsel and management believe that, based on currently available information, the final outcome on the current pending matters will not have a material effect on the Division’s cash flow, results of operations or financial position.

Tax Matters

HMRC has made claims against certain of BGC U.K. subsidiaries for tax liabilities arising from various compensation plans established by the subsidiaries and operated between 1998 and 2003. At the end of 2005, HMRC indicated that it was prepared to settle the claims relating to adjustable option plans. BGC has agreed to settle liabilities for $2.2 million in respect of claims for 1998-1999 and 2000-2001. These subsidiaries settled the conditional share plans claims for 1999-2000 and 2002-2003 for an anticipated net cost of $9.8 million. In April 2006, HMRC offered to settle the remaining potential claims in connection with further conditional share plans for 2003-2004 on the same terms, for an anticipated net cost of $3.1 million. The Division has reserved for liabilities related to the remaining claims against its subsidiaries. The Division believes such reserved amounts to be sufficient. These reserves are included as part of “Accounts payable, accrued and other liabilities” on the accompanying Combined Statements of Financial Condition.

Risk and Uncertainties

The Division generates revenues by providing securities trading and brokerage activities to institutional customers and by executing, and in some cases, clearing transactions for institutional counterparties. Revenues for these services are transaction based. As a result, the Division’s revenues could vary based on the transaction volume of global financial markets. Additionally, the Division’s financing is sensitive to interest rate fluctuations which could have an impact on the Division’s overall profitability.

FIN-33

Guarantees

The Division provides guarantees to securities clearing houses and exchanges which meet the definition of a guarantee under FASB Interpretations No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under these standard securities and clearinghouse and exchange membership agreements, members are required to guarantee, collectively, the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the clearinghouse or exchange, all other members would be required to meet the shortfall. In the opinion of management, the Division’s liability under these agreements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the potential for the Division to be required to make payments under these arrangements is remote. Accordingly, no contingent liability was recorded in the Combined Statements of Financial Condition for these agreements.

The Division also unconditionally guarantees certain liabilities to a company under common control in relation to customer receivables for financial and sports spread bets. The potential for the Division to be required to make payments under this arrangement is remote. No contingent liability is carried on the accompanying Combined Statements of Financial Condition for this arrangement. This guarantee expired on December 31, 2006 and was not renewed.

16. Grant Units

Cantor provides grant units to certain employees that entitle the employees to participate in quarterly distributions of Cantor’s income and to receive post-termination payments equal to the notional value of the grant in four equal yearly installments after the employee’s termination, provided that the employee has not breached the Cantor Partnership Agreement. The notional amount is determined at the discretion of Cantor’s senior management. Grant units are accounted for by Cantor as liability awards under SFAS 123R. The liability incurred for such grant units is re-measured at the end of every reporting period. The Division is allocated its share of such expense by Cantor relating to grant units that are held by employees of the Division.

As a result of adopting SFAS 123R on January 1, 2006, the Division incurred a non-cash expense of $10.1 million in the first quarter of 2006 in conjunction with the fair value of the liability incurred by Cantor for the grant units that were held by BGC employees. There was no tax impact associated with this charge. Fair value was determined by utilizing the age of each grant unit holder, the expected retirement age and forfeiture rate and discounted using the U.S. Treasury rate zero coupon yield curve at measurement date. The impact of the initial adoption of SFAS 123R is recorded as “Cumulative effect of a change in accounting principle” on the accompanying Combined Statements of Operations. During the year ended December 31, 2006, Cantor redeemed substantially all of the grant units that were held by BGC employees and the Division recorded non-cash compensation expense of $16.0 million due to the acceleration of the grant award payment of substantially all of the grant awards plus the fair value of the remaining unpaid grant awards. As of December 31, 2006, the remaining fair value of the grant units held by BGC employees was $2.1 million. For the year ended December 31, 2006, the Division recorded total non-cash compensation expense of $28.2 million. As of December 31, 2006 and 2005, the notional amount of grant units outstanding was $6.4 million and $24.7 million, respectively.

For the years ended December 31, 2006, 2005 and 2004, the Division recorded an expense of $3.1 million, $1.1 million and $2.2 million, respectively, relating to grant unit distributions. Grant unit distributions are included as part of “Compensation and employee benefits” on the accompanying Combined Statements of Operations.

FIN-34

17. Balance Sheet Components

The components of certain balance sheet accounts are as follows (in thousands):

	December 31,
	2006	2005
Other Assets
Prepaid expenses	$17,930	$15,203
Taxes receivable	13,834	12,314
Rent and other deposits	7,113	3,795
Assets available for sale	—	2,540
Other	8,394	6,296

Total other assets	$47,271	$40,148

Accounts Payable, Accrued and Other Liabilities
Taxes payable	$86,535	$68,085
Vacant property provision	13,518	5,253
Accounts payable	15,059	15,562
Accrued expenses	36,760	11,552
Accrued professional fees	9,987	10,519
Litigation reserve	16,462	4,618
Accrued clearance and settlement fees	2,607	2,019
Asset retirement obligation	3,064	1,980
Other	7,086	3,528

Total accounts payable, accrued and other liabilities	$191,078	$123,116

18. Employee Benefit Plans

Employees of the Division are eligible to participate in the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Plan”) whereby eligible employees may elect to defer a portion of their salary by directing the Division to contribute withheld amounts to the Plan. The Plan is available to all employees of BGC meeting certain eligibility requirements and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The administration of the Deferred Compensation Plan is performed by Cantor. The Division pays its proportionate share of such administrative costs under the Administrative Services Agreement. Also, effective January 1, 2006, all employees of Euro Brokers are eligible to contribute to the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P.

The Division incurred a de minimus amount of expenses associated with its retirement plans for the years ended December 31, 2006, 2005 and 2004.

19. Regulatory Requirements

Many of the Division’s businesses are subject to regulatory restrictions and minimum capital requirements. These regulatory capital requirements may restrict the Division’s ability to withdraw capital from its subsidiaries. Certain U.S. subsidiaries are registered as a U.S. broker-dealer or Futures Commissions Merchant subject to Rule 15c3-1 of the SEC and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants, and also require a significant part of the registrants’ assets be kept in relatively liquid form. As of December 31, 2006, the U.S. subsidiaries had net capital in excess of its minimum capital requirements.

FIN-35

Certain U.K. subsidiaries of BGC are regulated by the FSA and must maintain financial resources (as defined by the FSA) in excess of the total financial resources requirement of the FSA. As of December 31, 2006, BGCI had financial resources in excess of its requirement. Certain other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate.

The regulatory requirements referred to above may restrict the Division’s ability to withdraw capital from its regulated subsidiaries. As of December 31, 2006, $199.4 million of net assets, were held by regulated subsidiaries. These subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $75.3 million.

20. Geographic Information

Segment information

The Division currently operates its business in one reportable segment, that of providing integrated voice and electronic brokerage services to the wholesale, inter-dealer markets in a broad range of products and services, including brokerage services for global fixed income securities, equities, futures, foreign exchange, derivatives and other instruments including complementary proprietary market data offerings.

Geographic information

The Division offers its products and services in the North America (primarily in the United States), Europe (primarily in the United Kingdom) and the Asia-Pacific region.

Revenue attribution for purposes of preparing geographic data is principally based upon the marketplace where the financial product is traded, which, as a result of regulatory jurisdiction constraints in most circumstances, may also be representative of the location of the customer generating the transaction resulting in commissionable revenue. Long-lived assets are defined as forgivable loans, fixed assets, net of accumulated depreciation, investment, goodwill, other intangible assets, net of accumulated amortization and rent and other deposits. The information that follows, in management’s judgment, provides a reasonable representation of the activities of each region as of and for the periods indicated.

Revenues by geographic area are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Revenues:
United Kingdom	$344,342	$232,798	$218,503
United States	203,496	131,160	50,501
Other international (1)	180,242	139,777	58,817

Total revenues	$728,080	$503,735	$327,821

Long-lived assets by geographic area are as follows (in thousands):

	December 31,
	2006	2005
Assets:
United States	$83,687	$81,865
United Kingdom	76,234	62,949
Other international (1)	49,291	47,047

Total assets	$209,212	$191,861

(1)	Other international primarily reflects revenues and long-lived assets in other European countries and Asia-Pacific.

FIN-36

21. Restatement

Subsequent to the issuance of the Division’s combined financial statements for the year ended December 31, 2006 management became aware of errors in the accounting for certain intercompany transactions between the Division and certain affiliates of Cantor. Management performed a comprehensive review of the Division’s intercompany relationships and activity and determined the combined financial statements required restatement. In addition, the combined statements of cash flows for the years ended December 31, 2006 and 2005 were restated to correct errors related to classifications of forgivable loan amortization and investment securities.

A summary of the restatements are reflected the in the tables below (in thousands):

	Combined Statement of Financial Condition
December 31, 2006	Previously Reported	Adjustment	Restated
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	$466,820	$(13,895)	$452,925
Receivables from related parties	76,529	5,575	82,104
Forgivable loans and other receivables from employees	53,111	(99)	53,012
Other assets	47,053	218	47,271
Total assets	1,126,067	(8,201)	1,117,866

Accounts payable, accrued and other liabilities	191,640	(562)	191,078
Payables to related parties	112,987	(277)	112,710
Total current liabilities	836,093	(839)	835,254
Total liabilities	1,038,989	(839)	1,038,150
Net assets	80,035	(7,362)	72,673
Total liabilities and net assets	1,126,067	(8,201)	1,117,866

	Combined Statement of Operations
Year Ended December 31, 2006	Previously Reported	Adjustment	Restated
Commission	$511,124	$951	$512,075
Other revenues	19,113	501	19,614
Total revenues	726,628	1,452	728,080

Compensation and employee benefits	503,473	7,420	510,893
Occupancy and equipment	62,116	8,674	70,790
Communications	47,063	649	47,712
Professional and consulting fees	42,539	1,367	43,906
Fees to related parties	47,575	267	47,842
Selling and promotion	50,285	(6,373)	43,912
Commissions and floor brokerage	8,590	3	8,593
Interest expense	29,921	148	30,069
Other expenses	40,588	(1,727)	38,861
Total expenses	832,150	10,428	842,578

Loss from continuing operations before income taxes and minority interest	(105,522)	(8,976)	(114,498)
Benefit for income taxes	(1,717)	(126)	(1,843)
Loss from continuing operations	(103,816)	(8,850)	(112,666)
Net loss	(114,546)	(8,850)	(123,396)

FIN-37

	Combined Statement of Cash Flows
Year Ended December 31, 2006	Previously Reported	Adjustment	Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(114,546)	$(8,850)	$(123,396)
Forgivable loan amortization	24,313	12,845	37,158
Decrease in deferred tax liability	(2,346)	(1)	(2,347)
Gain on sale of investment securities	(8,940)	8,940	—
Other	(157)	1	(156)
Decrease in securities owned	(8,680)	9,127	447

Increase in receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	(157,311)	13,895	(143,416)
Increase in receivables from related parties	(33,864)	(5,575)	(39,439)
Increase in forgivable loans and other receivables from employees	(19,904)	(12,746)	(32,650)
Increase in other assets	(7,972)	(218)	(8,190)
Increase in accounts payable, accrued and other liabilities	59,308	(562)	58,746
Increase in payables to related parties	25,016	(277)	24,739
Net cash used in operating activities	(84,481)	16,579	(67,902)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investment securities	18,067	(18,067)	—
Net cash used in investing activities	(24,944)	(18,067)	(43,011)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital withdrawals	(3,098)	1,488	(1,610)
Net cash provided by financing activities	91,108	1,488	92,596

Year Ended December 31, 2005	Previously Reported	Adjustment	Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Forgivable loan amortization	$21,395	$7,002	$28,397
Unrealized loss on securities owned	494	(494)	—
Gain on sale of investment securities	(2,114)	2,114	—
Decrease in securities owned	2,104	3,047	5,151
Increase in forgivable loans and other receivables from employees	(57,385)	(7,002)	(64,387)
Net cash used in operating activities	(27,469)	4,667	(22,802)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investment securities	4,667	(4,667)	—
Net cash used in investing activities	(104,795)	(4,667)	(109,462)

	Combined Statement of Changes in Net Assets
Year Ended December 31, 2006	Previously Reported	Adjustment	Restated
Net loss	$(114,546)	$(8,850)	$(123,396)
Capital withdrawals deemed dividends	(3,098)	1,488	(1,610)
Balance, December 31, 2006	80,035	(7,362)	72,673

*                *                *                 *                *                 *                *                *                 *                *                 *

FIN-38

BGC DIVISION

CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006

Assets
Cash and cash equivalents	$115,069	$109,050
Cash segregated under regulatory requirements	4,858	4,119
Securities purchased under agreements to resell	44,829	34,046
Securities owned	34,270	69,001
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	819,149	452,925
Accrued commissions receivable, net of allowance for doubtful accounts	145,306	113,783
Receivables from related parties	82,420	82,104
Forgivable loans and other receivables from employees	64,188	53,012
Fixed assets, net	77,418	78,114
Investment	9,840	9,776
Goodwill	55,044	55,044
Other intangibles, net	8,358	9,621
Other assets	42,472	47,271

Total assets	$1,503,221	$1,117,866

Liabilities and Net Assets
Accrued compensation	$96,424	$49,319
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	745,035	410,834
Payables to related parties	114,592	112,710
Securities sold under agreements to repurchase	—	25,313
Securities loaned to related parties	19,696	—
Securities sold, not yet purchased	1,081	—
Current portion of long-term debt to related parties	42,000	46,000
Accounts payable, accrued and other liabilities	176,880	191,078

Total current liabilities	1,195,708	835,254
Long-term notes to related parties	197,887	202,896

Total liabilities	1,393,595	1,038,150
Commitments, contingencies and guarantees (Note 12)	—	—
Minority interest	8,102	7,043
Net assets	101,524	72,673

Total liabilities and net assets	$1,503,221	$1,117,866

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these financial statements

FIN-39

BGC DIVISION

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Revenues:
Commissions	$337,028	$256,959
Principal transactions	111,273	68,130
Fees from related parties	15,090	8,783
Market data	9,732	8,623
Interest income	10,002	11,856
Other revenues	4,077	11,133

Total revenues	487,202	365,484
Expenses:
Compensation and employee benefits	292,478	244,219
Occupancy and equipment	32,026	28,992
Communications	23,963	23,546
Professional and consulting fees	16,959	19,378
Fees to related parties	29,699	23,126
Selling and promotion	24,530	19,057
Commissions and floor brokerage	6,208	3,644
Interest expense	18,748	17,169
Other expenses	8,905	16,822

Total expenses	453,516	395,953

Income (loss) from continuing operations before income taxes and minority interest	33,686	(30,469)
Minority interest	1,059	9
Provision for income taxes	4,020	2,941

Income (loss) from continuing operations	28,607	(33,419)
Loss from discontinued operations	—	(646)
Income tax provision from discontinued operations	—	(4)
Cumulative effect of a change in accounting principle	—	(10,080)

Net income (loss)	$28,607	$(44,149)

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these financial statements.

FIN-40

BGC DIVISION

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$28,607	$(44,149)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,484	12,878
Forgivable loan amortization	19,471	16,015
Distributions on grant units	109	2,401
Recognition of fair market value of grant options upon initial adoption of SFAS 123R	—	10,080
Fair market value adjustment of grant units	136	97
Minority interest	1,059	9
Decrease in deferred income tax liability	(276)	(276)
Other	31	277
Changes in operating assets and liabilities:
Increase in cash segregated under regulatory requirements	(739)	(1,709)
Increase in securities purchased under agreements to resell	(10,783)	(51,839)
Decrease (increase) in securities owned	34,731	59
Increase in receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	(366,224)	(1,358,640)
Increase in accrued commissions receivable, net of allowance for doubtful accounts	(31,523)	(26,434)
Increase in receivables from related parties	(316)	(116,397)
Increase in forgivable loans and other receivables from employees	(30,647)	(23,999)
Decrease in other assets	4,799	8,255
Increase in accrued compensation	47,105	27,674
Increase (decrease) in securities loaned to related parties	19,696	(8,201)
Increase in securities sold, not yet purchased	1,081	—
(Decrease) increase in securities sold under agreements to repurchase	(25,313)	5,396
Increase in payable to brokers, dealers, clearing organizations, customers and related broker-dealers	334,201	1,382,281
Increase in payables to related parties	1,882	44,888
(Decrease) increase in accounts payable, accrued and other liabilities	(14,122)	15,658

Net cash provided by (used in) operating activities	27,449	(105,676)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(12,421)	(25,029)

Net cash used in investing activities	(12,421)	(25,029)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	—	3,750
Capital withdrawals	—	(124)
Intercompany long-term debt borrowings	36,991	42,000
Intercompany long-term debt repayments	(46,000)	—
Short-term borrowing repayments	—	(8,470)

Net cash (used in) provided by financing activities	(9,009)	37,156

Net decrease in cash and cash equivalents	6,019	(93,549)
Cash and cash equivalents at beginning of period	109,050	127,367

Cash and cash equivalents at end of period	$115,069	$33,818

Supplemental cash information:
Cash paid during the period for taxes	$3,541	$2,229

Cash paid during the period for interest	$18,530	$17,157

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these financial statements.

FIN-41

BGC DIVISION

CONDENSED COMBINED STATEMENT OF CHANGES IN NET ASSETS

(in thousands)

(unaudited)

Net Assets:
Balance, December 31, 2006	$72,673
Net income	28,607
Distribution of grant earnings	108
Fair market value adjustment of grant units	136

Balance, June 30, 2007	$101,524

The accompanying Notes to Condensed Combined Financial Statements are an integral part of these financial statements.

FIN-42

BGC DIVISION

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation and Organization

The BGC Division (“BGC” or “the Division”) is comprised of various wholly-owned subsidiaries, as well as businesses and divisions, of Cantor Fitzgerald, L.P. (“Cantor”). BGC is a leading full-service inter-dealer broker specializing in the trading of over-the-counter financial instruments and related derivative products. BGC provides integrated voice and electronic execution and other brokerage services to many of the world’s largest and most creditworthy banks that are regularly trading in capital markets, brokerage houses and investment banks for a broad range of global financial products, including fixed income securities, foreign exchange, equity derivatives, credit derivatives, futures, structured products and other instruments, as well as market data products for selected financial instruments.

The Division’s condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from this report as is permitted by SEC rules and regulations. However, the Division believes that the disclosures are adequate to make the information presented not misleading. This report should be read in conjunction with the audited combined financial statements and notes for the year ended December 31, 2006 included in this proxy filing.

In the opinion of management, the accompanying unaudited condensed combined financial statements contain all normal and recurring adjustments necessary to present fairly the combined financial condition, results of operations, changes in cash flows and changes in net assets of the Division for the interim periods presented. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of results to be expected for the entire fiscal year, which will end on December 31, 2007.

2. Recent Accounting Developments

SFAS No. 155: In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements 133 and 140 (“SFAS 155”). SFAS 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired or issued after the beginning of an entitys fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on the Division’s condensed combined financial statements.

FIN 48: In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a divisions financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for the Division as of January 1, 2007. The adoption of FIN 48 did not have a material impact on the Division’s condensed combined financial statements.

The Division files income tax returns in the U.S. federal jurisdiction and various states, local and foreign jurisdictions. The Division is no longer subject to U.S. federal, state, local or non-U.S. income tax examination by tax authorities for the years prior to 2003, 1999 and 2000, respectively.

FIN-43

SFAS No. 157: In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. SFAS 157 nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts where the firm cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model, if market participants would also include such an adjustment. In addition, SFAS 157 prohibits the recognition of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The provisions of SFAS 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. SFAS 157 will be effective for the Division as of January 1, 2008. The Division is currently evaluating the potential impact of adopting SFAS 157 on its condensed combined financial statements.

SFAS No. 159: In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Division as of January 1, 2008. The Division is currently evaluating the potential impact of adopting SFAS 159 on its condensed combined financial statements.

FSP FIN 39-1: In April 2007, the FASB issued FASB Staff Position (“FSP”) No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 addresses the right of offset for derivative instruments under master netting agreements. FSP FIN 39-1 states that a reporting entity is permitted to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counter party under the same master netting arrangement. FSP FIN 39-1 will be effective for the Division as January 1, 2008. The Division does not anticipate the adoption of FSP FIN 39-1 will have a material impact on its condensed combined financial statements.

FSP FIN 48-1: In May 2007, the FASB issued FSP No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FSP FIN 48-1 amends FIN 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 states that a tax position could be effectively settled upon examination by a taxing authority. Assessing whether a tax position is effectively settled is a matter of judgment because examinations occur in a variety of ways. In determining whether a tax position is effectively settled, an enterprise should make the assessment on a position-by-position basis, but an enterprise could conclude that all positions in a particular tax year are effectively settled. FSP FIN 48-1 was effective for the Division as of January 1, 2007. The adoption of FSP FIN 48-1 did not have a material impact on the Division’s condensed combined financial statements.

FIN-44

3. Securities Owned and Securities Sold not yet Purchased

Unmatched principal transactions were $35.4 million at June 30, 2007 and $69.0 million at December 31, 2006.

The Divisions securities owned consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Government debt	$8,182	$8,020
Corporate bonds	23,981	60,676
Other	2,107	305

	$34,270	$69,001

The Division’s securities sold not yet purchased consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Corporate Bonds	$681	$—
Other	400	$—

	$1,081	$—

As of June 30, 2007, the Division had pledged $9.2 million of securities owned as collateral. These securities were pledged to satisfy deposit requirements at various exchanges or clearing organizations. As of December 31, 2006 the Division had pledged $28.2 million of securities owned as collateral; of these pledged securities, $8.0 million was pledged to satisfy deposit requirements at various exchanges or clearing organizations and $20.2 million was used as collateral in Repurchase Agreements (as defined below).

As of June 30, 2007 and December 31, 2006, there were no impairments to the securities owned by the Division.

4. Collateralized Transactions

Securities purchased under agreements to resell (“Reverse Repurchase Agreements”) and securities sold under agreements to repurchase (“Repurchase Agreements”) are accounted for as collateralized financing transactions and are recorded at the contractual amount for which the securities will be resold or repurchased, including accrued interest.

For Reverse Repurchase Agreements it is the policy of the Division to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under Reverse Repurchase Agreements. Collateral is valued daily and the Division may require counterparties to deposit additional collateral or return collateral pledged when appropriate. Certain of the Division’s Reverse Repurchase Agreements are with Cantor (see Note 7, Related Party Transactions, for more information regarding these agreements). As of June 30, 2007, the Division had received government securities as collateral with a fair value of $45.1 million, of which $36.0 million was repledged to exchanges or clearing organizations to fulfill the Divisions deposit requirements, and $9.1 million was used to meet trade settlement obligations. Of the $36.0 million repledged to exchanges or clearing organization, $28.5 million of the Reverse Repurchase Agreements was with Cantor. As of December 31, 2006, the Division had received government securities as collateral with a fair value of $34.5 million, of which $29.3 million was repledged to exchanges or clearing organizations to fulfill the Divisions deposit and $5.2 million to collateralize repurchase agreements.

FIN-45

The Division is generally required to provide collateral with a market value equal to or in excess of the principal amount borrowed under Repurchase Agreements. As of June 30, 2007 the Division did not enter into any Repurchase Agreements. As of December 31, 2006, the Division used securities owned and Reverse Repurchase Agreements with a total fair market value of $25.4 million to collateralize the Repurchase Agreements.

From time to time, the Division enters into securities loaned transactions with Cantor as a means of financing inventory positions, At June 30, 2007 the Division entered into a transaction with Cantor to finance a pending inventory sales transaction. Securities loaned are recorded at the contractual amount for which the securities were loaned, including accrued interest, which at June 30, 2007 was $19.7 million. The fair value of the collateral loaned to Cantor was $19.4 million. As of December 31, 2006 the Division did not enter into any Securities Loaned transactions with Cantor.

5. Receivables from and Payables to Brokers, Dealers, Clearing Organizations, Customers and Related Broker-Dealers

The receivables from and payables to brokers, dealer, clearing organizations, customers and related broker-dealers consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers:
Contract value of fails to deliver	$646,666	$266,770
Net pending trades	—	10,115
Open derivative contracts	7,893	43,635
Receivables from clearing organizations	133,332	95,027
Other receivables from brokers, dealers and customers	31,258	37,378

Total	$819,149	$452,925

Payables to brokers, dealers, clearing organizations, customers and related broker-dealers:
Contract value of fails to receive	$612,926	$246,005
Net pending trades	2,244	—
Open derivative contracts	9,383	44,431
Payables to clearing organizations	36,068	30,985
Other payables to brokers, dealers and customers	84,414	89,413

Total	$745,035	$410,834

A portion of these receivables and payables is with Cantor (see Note 7, Related Party Transactions, for additional information related to these receivables and payables).

Substantially all open fail to deliver and fail to receive transactions as of June 30, 2007 have subsequently settled at the contracted amounts.

FIN-46

6. Derivatives

The fair value of derivative financial instruments, computed in accordance with the firms netting policy, is set forth below (in thousands):

	June 30, 2007		December 31, 2006
	Assets	Liabilities	Assets	Liabilities
Forward settlement contracts	$76	$72	$5,367	$5,337
Swap agreements	6,331	6,786	37,359	37,584
Futures	32	140	280	72
Option contracts	1,454	2,385	629	1,438

Total	$7,893	$9,383	$43,635	$44,431

The Division’s transactions with off-balance-sheet risk are primarily short-term in duration. At June 30, 2007 and December 31, 2006, the notional amounts of derivative instruments used for trading purposes were $375.1 million and $3.1 billion, respectively. These contracts had remaining maturities of less than one year.

A portion of the Division’s derivative contracts is with Cantor. The fair value of derivative financial instruments with Cantor is set forth below (in thousands):

	June 30, 2007		December 31, 2006
	Assets	Liabilities	Assets	Liabilities
Forward settlement contracts	$11	$—	$5,282	$5,314
Swap agreements	566	374	7,684	7,823
Futures	13	22	9	2
Option contracts	—	—	—	—

Total	$590	$396	$12,975	$13,139

At June 30, 2007 and December 31, 2006, the notional amounts outstanding for derivative contracts with Cantor totaled $1.0 million and $252.3 million, respectively.

The following table summarizes the credit quality of the Division’s trading-related derivatives by showing counterparty credit ratings, excluding derivative contracts with Cantor, for the replacement cost of contracts in a gain position at June 30, 2007.

Rating (a)	Net Replacement Cost (in thousands):
A	$5,416
Other (b)	6,476

(a)	Credit ratings based on Standard & Poors
(b)	“Other” indicates counterparties’ for which no credit rating was available from an independent third-party source. It does not necessarily indicate that the counterparties’ credit is below investment grade.

7. Related Party Transactions

The Division shares revenues with Cantor and its affiliates. The Division provides certain administrative support services to Cantor and its affiliates and Cantor provides certain administrative services to us. In addition, Cantor provides certain introducing, clearing and settlement services to the Division and the Division may provide clearing and execution services to Cantor in the future.

FIN-47

Since Cantor holds a controlling interest in the Division and holds a significant interest in eSpeed, Inc. (“eSpeed”), such transactions among and between the Division and Cantor and eSpeed are on a basis that might not be replicated if such services or revenue sharing arrangements were between, or among, unrelated parties.

Administrative Services and Joint Services Agreements

In the United States, Cantor provides BGC with administrative services and other support for which Cantor charges BGC based on the cost of Cantor providing such services. Such support includes allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources and legal services. In addition, under the Amended and Restated Joint Services Agreement which was amended as of October 1, 2005 (the “Joint Services Agreement”), between Cantor and eSpeed, eSpeed provides network, data center and other technology services to BGC. eSpeed charges BGC for these services commensurate with the cost of providing them. For the six months ended June 30, 2007 and 2006, BGC was charged $12.5 million and $7.6 million, respectively. These charges are included as part of “Fees to related parties” on the accompanying condensed combined statements of operations.

On December 21, 2006 the Division established Tower Bridge International Services L.P. (“Tower Bridge”) into which it transferred, as of the beginning of January 2007, all of its current U.K. administrative employees and operations. The Division owns 52% of the Tower Bridge and consolidates it. Cantor owns 48% of and pays Tower Bridge actual costs for the services provided to it and a mark-up currently at 7.5%. The Division recognizes minority interest for the investment held by Cantor. Similar to previous administrative service agreements, BGC provides certain international subsidiaries of Cantor with administrative services and other support for which BGC charges Cantor based on the cost of providing such services plus a mark-up currently at 7.5%. Such support includes allocations for occupancy of office space, utilization of fixed assets, accounting, operations, human resources and legal services. For the six months ended June 30, 2007 and 2006, BGC recognized related party revenues of $15.1 million and $8.8 million respectively. These revenues are included as part of “Fees from related parties” on the accompanying condensed combined statements of operations. At June 30, 2007 minority interest for Cantor’s share of the cumulative net income in Tower Bridge was $1.0 million. Cantor’s minority interest is included as part of “Minority interest” on the accompanying condensed combined statements of financial condition.

The services provided under the Joint Services Agreement and by the Tower Bridge are related party services because Cantor controls the Division. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if the Division did not obtain such services from Cantor. The cost of these services is not determinable on a stand-alone basis.

eSpeed owns and operates electronic trading systems and under the Joint Services Agreement is responsible for providing trading technology to support BGC. The Division and eSpeed share selected revenues under the Joint Services Agreement on a pre-determined schedule based on various factors, including the kind of brokerage services provided by the Division, the nature of the marketplace in which a transaction is effected, and the kind of financial product. For fully-electronic transactions in U.S. Treasuries, Japanese Government Bonds and Foreign Exchange, eSpeed receives 65% of the transaction revenues. For fully-electronic transactions in European Government Bonds, eSpeed receives 65% of the first $1.5 million in transaction revenues and up to 50% of subsequent transaction revenues in a calendar year. For electronic transactions in other products, eSpeed receives 7% of the transaction revenues. For voice-assisted transactions, eSpeed receives 2.5% of the transaction revenues. The Division recognized commission and principal transaction revenues of $448.3 million and $325.1 million, of which 92.9% and 99.2% related to revenue sharing arrangements with eSpeed for the six months ended June 30, 2007 and 2006, respectively. These revenues are included as part of “Commissions” and “Principal transactions” on the accompanying condensed combined statement of operations. The Division recognized expenses of $17.2 million and $15.5 million in relation to these revenue sharing arrangements with eSpeed for the six months ended June 30, 2007 and 2006, respectively. These expenses are included as part of “Fees to related parties” on the accompanying condensed combined statements of operations.

FIN-48

The Division has payables to related parties which represent amounts due to Cantor for administrative services and other support provided, and amounts payable for net assets transferred from Cantor. The Division also has receivables from related parties which represent uncollateralized advances and amounts due from affiliates as reimbursement for support services provided. The Division has outstanding receivables from related parties as of June 30, 2007 and December 31, 2006 of $94.0 million and $82.1 million, respectively, and payables to related parties as of June 30, 2007 and December 31, 2006 of $114.6 million and $112.7 million, respectively. Included in payables to related parties at June 30, 2007 and December 31, 2006 was a demand loan to Tower Bridge from Cantor in the amount of $4.5 million with an interest rate of U.S. London Interbank Offered Rate (“LIBOR”) plus 2%. The proceeds of the loan were used to establish the Tower Bridge.

Receivables from and Payables to Brokers, Dealers, Clearing Organizations, Customers and Related Broker-Dealers

In Europe and in the U.S., the Division executes trades on behalf of its customers for financial futures products. These products trade and are settled on the CME and the CBOT. As no BGC entity is a clearing member of either futures exchange, the executed transactions are cleared and settled on behalf of BGC customers by Cantor. Additionally, in the U.S., equity and corporate and mortgage-backed debt securities brokered by BGC are cleared and settled by Cantor.

In the U.K., BGC acts as the intermediary for derivative trades between Cantor and its affiliates and various securities exchanges, including Eurex and LCM (LIFFE/LME) clearing organizations. BGC has memberships in these exchanges and places the trades at the exchanges on behalf of Cantor and its affiliates.

Amounts due from or to Cantor for undelivered securities or open derivative contracts are included as part of “Receivables from and payables to brokers, dealers, clearing organizations, customers and related broker- dealers” on the accompanying Combined Statements of Financial Condition. As of June 30, 2007 and December 31, 2006, the Division had receivables from Cantor of $0.6 million and $13.0 million, respectively. Additionally, as of June 30, 2007 and December 31, 2006, the Division had payables to Cantor of $11.7 million and $13.1 million, respectively.

Forgivable Loans and Other Receivables from Employees

The Division has entered into various agreements with certain of its employees whereby these employees receive forgivable loans. As of June 30, 2007 and December 31, 2006, the unamortized balance of these forgivable loans was $55.7 million and $46.0 million, respectively. These forgivable loans are included as part of “Forgivable loans and other receivables from employees” on the accompanying condensed combined statements of financial condition. Amortization expense for these forgivable loans for the six months ended June 30, 2007 and 2006 was $19.5 million and $15.6 million, respectively. Amortization expense for forgivable loans is included as part of “Compensation and employee benefits” on the accompanying condensed combined statements of operations.

Additionally, from time to time, the Division enters into agreements with employees whereby the Division grants bonus and salary advances or other types of loans that are non-forgivable. These advances and loans are repayable to the Division in the timeframes outlined in the underlying agreements. As of June 30, 2007 and December 31, 2006, the balance of these advances and non-forgivable loans was $8.5 million and $7.0 million, respectively. These advances and non-forgivable loans are included as part of “Forgivable loans and other receivables from employees” on the accompanying condensed combined statements of financial condition.

Securities Purchased Under Agreements to Resell

From time to time, the Division enters into overnight Reverse Repurchase Agreements with Cantor, whereby BGC receives government securities as collateral. As of June 30, 2007 and December 31, 2006, the Division had $28.2 million and $20.2 million, respectively, of Reverse Repurchase Agreements with Cantor, of which the fair value of the collateral received from Cantor was $28.2 million and $20.7 million, respectively.

FIN-49

Securities Loaned

Periodically the Division enters into securities loaned transactions with Cantor as a means of financing inventory positions. (See Note 4, Collateralized Transactions for more information on these transactions.)

Notes Payable

The Division had various notes payable outstanding to Cantor at June 30, 2007 and December 31, 2006 (see Note 10, Long-term Notes to Related Parties, for more information regarding these loans).

Grant Units

Cantor provides awards to certain employees of the Division in the form of grant units in Cantor (“grant units”). Grant units entitle the employees to participate in quarterly distributions of Cantors net income and to receive certain post-termination payments. Grant units vest immediately upon receipt by the employee. (See Note 11, Grant Units, for more information regarding the Division’s treatment of the grant units).

8. Investment and Joint Venture

Freedom

Cantor formed a limited partnership (the “Freedom LP”) to acquire an interest in Freedom International Brokerage (“Freedom”), a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, with eSpeed. eSpeed contributed 310,769 shares of its Class A common stock, valued at approximately $7.0 million, to the Freedom LP as a limited partner. eSpeed shares in 15.0% of the Freedom LPs cumulative profits but not in cumulative losses. Cantor contributed 103,588 shares of eSpeed Class A common stock, valued at approximately $2.3 million, as the general partner. Cantor is allocated all of the Freedom LPs cumulative losses or 85.0% of the cumulative profits. The Freedom LP exchanged the 414,357 shares for a 66.7% interest in Freedom.

Cantor contributed its share of the Freedom LP to the Division as part of the global reorganization. The Division consolidates Freedom LP. As of June 30, 2007 and December 31, 2006, the Divisions investment in Freedom was $9.8 million for both periods. Accordingly, the Division recognizes minority interest for the remaining investment held by eSpeed. At June 30, 2007 and December 31, 2006, minority interest for eSpeed share of Freedom was $7.1 million and $7.0 million, respectively. Freedom LP’s sole operations consist of its investment in Freedom, which Freedom LP accounts for as an equity method investee.

For the six months ended June 30, 2007 and 2006, Freedom LP’s share of Freedoms net income was approximately $64,000 and $0.2 million respectively. The Division’s share of Freedom’s income and losses is included as part of “Other revenues” on the accompanying condensed combined statements of operations.

Tokyo Venture

As part of the Division’s acquisition of Maxcor Financial Group, Inc. (“Euro Brokers”) in May 2005, it acquired Euro Brokers Switzerland SA (“EBS”), a subsidiary of Euro Brokers. In July 2001, EBS entered into a Silent Partnership Agreement (the “Tokyo Venture”) and an Amended and Restated Business Alliance Agreement with Nittan Capital Group Limited and other entities in the Nittan Group (“Nittan”). Under the terms of those Agreements, EBS invested $0.2 million in the Tokyo Venture in return for 57.25% of its profits (and losses). The Division accounts for its share of the results of operations of the Tokyo Venture as part of “Other revenues” on the accompanying condensed combined statements of operations as non-equity income or loss for contractual arrangements.

On February 6, 2006, the Division gave notice of termination of the Agreements and side letters to Nittan. The termination became effective on August 7, 2006. The Division is working on a settlement arrangement with Nittan regarding the termination, and does not believe the final settlement will be material to the Division’s results of operations, financial condition or cash flows.

FIN-50

9. Goodwill and Other Intangible Assets

The carrying amount of goodwill at June 30, 2007 and December 31, 2006 were $55.0 million. Other intangible assets consisted of the following (in thousands):

	June 30, 2007	December 31, 2006
Gross intangible assets
Customer base/relationships	$7,932	$7,932
Internally developed software	2,890	2,890
Covenant not to compete	1,628	1,628
Trademarks	1,315	1,315

Total gross intangible assets	13,765	13,765
Accumulated amortization	(5,407)	(4,144)

Net intangible assets	$8,358	$9,621

10. Long-term Notes to Related Parties

On May 20, 2005, the Division borrowed $75.0 million with a fixed interest rate of 9.22% and an additional $33.3 million with a fixed interest rate of 8.72% from Cantor to provide financing for its acquisition of Euro Brokers. The Euro Brokers Promissory Notes are due May 20, 2012 and can be repaid at any time with no pre-payment penalties. Debt payment may be accelerated for failure to make payments when due or as a result of bankruptcy.

To finance expansion efforts and ongoing operations, the Division borrows from Cantor. These loans are long-term subordinated notes that bear interest at the six-month LIBOR rate plus an additional 2%. The interest rates are reset semi-annually. As of June 30, 2007, the rates range from 7.30% to 7.38%. The maturities of these notes range from April 2008 to April 2009 and no principal payments are due to be paid until maturity. Debt payment may be accelerated for failure to make payments when due or as a result of bankruptcy. Debt maturities are as follows: $42.0 million is due during the second quarter of 2008; $52.6 million is due during the fourth quarter of 2008; $18.0 million is due in the first quarter of 2009 and $19.0 million due during the second quarter of 2009.

Long-term notes payable to related parties are summarized as follows (in thousands):

	Maturity	June 30, 2007	December 31, 2006
Euro Brokers Promissory Notes	2012	$108,318	$108,318
Other Cantor Notes	2007-2009	131,569	140,578

		239,887	248,896
Less: current portion		(42,000)	(46,000)

Total long-term notes to related parties		$197,887	$202,896

The Division incurred interest expense related to long-term notes payable to related parties of $10.0 million and $7.3 million for the six months ended June 30, 2007 and 2006, respectively. Interest expense for long-term notes payable to related parties is recorded as part of “Interest expense” on the accompanying Combined Statements of Operations. The Division’s long-term notes payable to related parties do not contain financial or operating covenants.

11. Grant Units

As a result of adopting SFAS No. 123R, Share Based Payment (“ SFAS 123R”) on January 1, 2006, the Division incurred a non-cash expense of $10.1 million in the first six months of 2006 in conjunction with the fair

FIN-51

value of the liability incurred by Cantor for the grant units that were held by BGC employees. There was no tax impact associated with this charge. Fair value was determined by utilizing the age of each grant unit holder, the expected retirement age and forfeiture rate and discounted using the U.S. Treasury rate zero coupon yield curve at measurement date. The impact of the initial adoption of SFAS 123R is recorded as “Cumulative effect of a change in accounting principle” on the accompanying condensed combined statements of operations. During the third quarter of 2006, Cantor redeemed substantially all of the grant units that were held by BGC employees and the Division recorded non-cash compensation expense of $16.0 million due to the acceleration of the grant award payment of substantially all of the grant awards plus the fair value of the remaining unpaid grant awards. As of June 30, 2007 and December 31, 2006, the fair value of the grant units held by BGC employees was $2.3 million and $2.1 million, respectively. For the six months ended June 30, 2007 and 2006, the Division recorded total non-cash compensation expense of $0.1 million to account for fair value adjustments. As of June 30, 2007 and December 31, 2006, the notional amount of grant units outstanding was $7.9 million and $6.4 million, respectively.

For the six months ended June 30, 2007 and 2006, the Division recorded expenses relating to grant unit distributions of $0.1 million and $2.4 million, respectively. Grant unit distributions are included as part of “Compensation and employee benefits” on the accompanying condensed combined statements of operations.

12. Commitments, Contingencies and Guarantees

Contingencies

In the ordinary course of business, various legal actions are brought and are pending against the Division in the United States and internationally. In some of these actions, substantial amounts are claimed. The Division is also involved, from time to time, in other reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the Division’s business, judgments, settlements, fines, penalties, injunctions or other relief.

Legal reserves are established in accordance with SFAS No. 5, “Accounting for Contingencies” when a material legal liability is both probable and reasonably estimable. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. As of June 30, 2007, the Division had legal reserves of approximately $9.6 million pertaining to the employment and competitor-related litigation matters discussed below.

Employment and Competitor-Related Litigation

From time to time, BGC and its affiliates are involved in litigation, claims and arbitrations, in the U.S. and internationally, relating to various employment matters, including with respect to termination of employment, hiring of employees currently or previously employed by its competitors or with respect to terms and conditions of employment and other matters. In light of the competitive nature of the brokerage industry, litigation, claims, and arbitration between competitors regarding employee hiring is not uncommon.

In 2005, ICAP Australia Pty Limited (“ICAP Australia”) commenced legal proceedings against BGC Partners (Australia) Pty Limited (“BGC Australia”), and twenty-two former employees of ICAP Australia in Federal Court of Australia, New South Wales District Registry, Australia in relation to the circumstances of the departure of those employees from their former employment by ICAP Australia and the commencement of their employment with and by BGC Australia. In June 2007, the proceedings were settled without any admission of liability by any of the parties involved and a sum was paid by the Division to ICAP Australia. The outcome of these proceedings did not have a material effect on the Division’s condensed combined financial statements.

In April 2005, ICAP (Hong Kong) Limited (“ICAP Hong Kong”) commenced legal proceedings against BGC Securities (Hong Kong) LLC, BGC Capital Markets (Hong Kong) Limited (together, “BGC Hong Kong”) and thirty-seven former employees of ICAP Hong Kong in the High Court of the Hong Kong SAR in relation to the circumstances of the departure of those employees from their former employment by ICAP Hong Kong and

FIN-52

the commencement of their employment with and by BGC Hong Kong. In June 2007, the proceedings were settled without any admission of liability by any of the parties involved and a sum was paid by the Division to ICAP Hong Kong. The outcome of these proceedings did not have a material effect on the Division’s condensed combined financial statements.

Tullett Prebon (Singapore) Limited (formerly known as Prebon Yamane (Singapore) Limited) and two related companies brought a consolidated action in the Singapore High Court against BGC International (Singapore Branch) and fifty-five of its brokers who left Tullett Prebon (Singapore) Limited and had started to work with the Division. Tullett Prebon (Singapore) Limited alleged that BGC International (Singapore Branch) breached certain contracts with Tullett Prebon (Singapore) Limited in February 2005 (and some at a later date in 2005) and that BGC International (Singapore Branch) and certain of its employees conspired together to induce those broker defendants to breach their contracts. Injunction proceedings were brought in February 2005 and although interim injunctions were obtained, these were overturned shortly thereafter. Tullett Prebon (Singapore) Limited sought damages for breach of contract and conspiracy. The trial commenced on October 30, 2006 and finished on November 23, 2006. The claims of Tullett Prebon (Singapore) Limited were settled by agreement on November 23, 2006 (the “settlement agreement”). Since the settlement was reached, BGC International (Singapore Branch) believes that there have been breaches by Tullett Prebon (Singapore) Limited of the settlement agreement. Tullett Prebon (Singapore) Limited denies committing any breaches of the settlement agreement and seeks as alternative relief reinstatement of its original claims seeking $42 million. On December 22, 2006, the same parties who brought the consolidated action referred to above brought an action in the Singapore High Court against BGC International (Singapore Branch) and the other parties to the settlement agreement. The claim alleges that such parties have breached their obligations under the settlement agreement. BGC International (Singapore Branch) denies these allegations and has issued a defense and counterclaim to pursue its rights in respect of what it believes to be breaches of the settlement agreement by Tullett Prebon (Singapore) Limited. In July 2007, the parties settled this dispute. The Division had previously reserved an amount that was sufficient to cover the final settlement of the case. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying condensed combined statements of financial condition.

In May 2007, ICAP Corporates LLC (formerly known as Garban Corporates LLC) (“ICAP”) commenced an arbitration before the NASD against BGC Partners, Inc., BGC Securities, BGC Financial Inc. (together, “BGC”) and certain of its employees, as well as two former employees of ICAP, in relation to the circumstances of the departure of ten brokers from their former employment by ICAP and the commencement of their employment with and by BGC. ICAP purports to allege claims based on, among others, tortious interference with contract, tortious interference with prospective economic advantage, unlawful raiding and mass piracy, conversion, misappropriation of confidential information and unfair competition. On July 6, 2007, the BGC Respondents served their Answer with affirmative defenses, denying all the allegations. BGC Partners entities is not a NASD member firm and it advised that it would not submit to the jurisdiction of the NASD. It is expected that the NASD will circulate a list of prospective arbitrators shortly.

Other Litigation

The National Australia Bank Limited (“NAB”) has filed a claim against BGCI and BGC Capital Markets (Japan) LLC (formerly known as Cantor Fitzgerald LLC) (“BGC Capital Markets (Japan)”). From September 2001 through January 2004, NAB employees who traded in foreign exchange options allegedly lost substantial money and allegedly overstated the positions which they held. NAB claims that it was the object of conduct by BGCI and BGC Capital Markets (Japan) and certain traders on NAB’s currency options desk, whereby BGCI and BGC Capital Markets (Japan) allegedly provided misleading and deceptive independent revaluation rates to NAB’s middle office, which were then purportedly relied upon by NAB. NAB alleges that the supply of these revaluation rates prevented NAB from discovering the true position of the currency options portfolio and that it subsequently sustained trading losses of AUD 311 million (or, based on an exchange rate of 0.8488 at June 30, 2007, approximates $264 million). The 2006 NAB annual report claims that NAB’s total loss amounted to

FIN-53

AUD 539 million (or, based on an exchange rate of 0.8488 at June 30, 2007, approximately $458 million), implying that its consequential losses amounted to AUD 228 million (or, based on an exchange rate of 0.8488 at June 30, 2007, approximately $194 million). BGCI and BGC Capital Markets (Japan) have investigated and are investigating the legal and factual basis of the NAB allegations. At this time, based on the information provided, BGCI and BGC Capital Markets (Japan) believe that they have substantial defenses in respect of the losses claimed by NAB. Accordingly, BGCI and BGC Capital Markets (Japan) do not believe that they are responsible for the losses claimed by NAB. While no specific request for damages is alleged, the amount claimed is expected to be in excess of $600 million. If BGCI and BGC Capital Markets (Japan) do not prevail, BGCI and BGC Capital Markets (Japan) could be subject to substantial liability, and in any event, would likely incur significant legal and other costs in connection with the defense of any such action, however, at this time, the Division is unable to estimate a loss or range of losses. From and after the closing date of the merger, any such losses of the Opcos will be allocated to BGC Holdings pursuant to the BGC U.S. limited partnership agreement and BGC Global limited partnership agreement. The impact of such a loss could be material to the Division’s results of operations, financial condition or cash flows.

On February 15, 2006, the SEC issued a formal order of investigation into trading by certain inter-dealer brokers in the government and fixed income securities markets. The formal order alleges that the broker-dealers named therein, including the Division, (1) may have made fictitious quotations or made false or misleading statements about the prices at which U.S. Treasury or other fixed income securities would be purchased or sold, (2) may have fabricated market quotations or trading activity in U.S. Treasury or other fixed income securities to stimulate trading and to generate commissions, (3) may have engaged in “front running” or “interpositioning,” (4) may have engaged in fraudulent, deceptive or manipulative acts to induce the purchase or sale of government securities, (5) may have failed to keep and preserve certain books and records as required by the SEC and/or the Treasury and (6) may have failed to supervise with a view to preventing violations of applicable rules and regulations as required by the Exchange Act. BGC is cooperating in the investigation. The Division’s general counsel and management are of the opinion that the possibility of loss is remote; therefore no reserve was established for this matter.

In December 2006, Nittan Capital Group Limited (“Nittan”) threatened a claim against Euro Brokers (Switzerland) S.A. (“EBS”) arising out of a Tokyo-based derivatives brokering arrangement entered into between them pursuant to a written agreement dated as of July 1, 2001. EBS, which had a 57.25% interest in the venture, terminated the agreement by written notice of termination; Nittan and EBS dispute the effective date of termination. Nittan claims that termination of the agreement cannot be effective prior to August 7, 2006, and claims that EBS owes Nittan JPY 149 million (or, based on an exchange rate of 0.008110 at June 30, 2007 approximately $1.2 million) for the period October 1, 2005 through March 31, 2006, and indicated that it will also seek to collect additional sums from EBS for the period April 1, 2006 through August 7, 2006. EBS is investigating Nittan’s claim and evaluating EBS’s defenses, offsets and counterclaims. Nittan have claimed $0.7 million for the period through August 7, 2006. The Division believes that an adequate amount has been reserved for the complete resolution of the matter. The reserve is reflected as part of “Accounts payable, accrued and other liabilities” on the accompanying condensed combined statements of financial condition. On August 17, 2007, EBS was served with proceedings issued in Japanese courts on behalf of Nittan seeking JPY 216 million (approximately $2.0 million) plus 6% interest accruing from December 9, 2006.

In addition to the matters discussed above, the Division is a party to several pending legal proceedings and claims that have arisen during the ordinary course of business. The outcome of such items cannot be determined with certainty; therefore the Division can not predict what the eventual loss or range of loss related to such matters will be. The Division’s general counsel and management believe that, based on currently available information, the final outcome on the current pending matters will not have a material effect on the Division’s cash flow, results of operations or financial position.

Letter of Credit Agreements

The Division has irrevocable uncollateralized letters of credit with various banks that are used in lieu of margin and deposits with clearing organizations. As of June 30, 2007, the Division is contingently liable for $58.4 million under these letters of credit. The Division pays an average fee of .38 % on its letters of credit. As of

FIN-54

June 30, 2007, the Division did not have any funds available under these letters of credit. Additionally, as an affiliate of Cantor, the Division has the ability to utilize irrevocable uncollateralized letter of credit facilities, which are guaranteed by Cantor and are available to certain of Cantor’s affiliates. The Division can only draw down on these facilities to the extent that there are portions not utilized by other Cantor affiliates.

Risk and Uncertainties

The Division generates revenues by providing securities trading and brokerage activities to institutional customers and by executing and, in some cases, clearing transactions for institutional counterparties. Revenues for these services are transaction-based. As a result, the Division’s revenues could vary based on the transaction volume of global financial markets. Additionally, the Division’s financing is sensitive to interest rate fluctuations, which could have an impact on the Division’s overall profitability.

Guarantees

The Division provides guarantees to securities clearing houses and exchanges which meet the definition of a guarantee under FASB Interpretations No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Under these standard securities and clearinghouse and exchange membership agreements, members are required to guarantee, collectively, the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the clearinghouse or exchange, all other members would be required to meet the shortfall. In the opinion of Management, the Division’s liability under these agreements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the potential for the Division to be required to make payments under these arrangements is remote. Accordingly, no contingent liability was recorded in the condensed combined statements of financial condition for these agreements.

13. Employee Benefit Plans

Employees of the Division are eligible to participate in the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Plan”) whereby eligible employees may elect to defer a portion of their salary by directing the Division to contribute withheld amounts to the Plan. The Plan is available to all employees of BGC meeting certain eligibility requirements and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The administration of the Deferred Compensation Plan is performed by Cantor. The Division pays its proportionate share of such administrative costs under the Administrative Services Agreement.

14. Regulatory Requirements

Many of the Division’s businesses are subject to regulatory restrictions and minimum capital requirements. These regulatory capital requirements may restrict the Division’s ability to withdraw capital from its subsidiaries. Certain U.S. subsidiaries are registered as a U.S. broker-dealer or Futures Commissions Merchant subject to Rule 15c3-1 of the SEC and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants, and also require a significant part of the registrants’ assets be kept in relatively liquid form. As of June 30, 2007, the U.S. subsidiaries had net capital in excess of its minimum capital requirements.

Certain U.K. subsidiaries of BGC are regulated by the FSA and must maintain financial resources (as defined by the FSA) in excess of the total financial resources requirement of the FSA. As of June 30, 2007, BGCI had financial resources in excess of its requirement. Certain other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate.

The regulatory requirements referred to above may restrict the Division’s ability to withdraw capital from its regulated subsidiaries. As of June 30, 2007, $190.1 million of net assets were held by regulated subsidiaries. These subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $59.5 million.

FIN-55

15. Geographic Information

Segment information

The Division currently operates its business in one reportable segment, that of providing integrated voice and electronic brokerage services to the wholesale, inter-dealer markets in a broad range of products and services, including brokerage services for global fixed income securities, equities, futures, foreign exchange, derivatives and other instruments, including complementary proprietary market data offerings.

Geographic information

The Division offers its products and services in the North America (primarily in the United States), Europe (primarily in the United Kingdom) and the Asia-Pacific region. Revenue attribution for purposes of preparing geographic data is principally based upon the marketplace where the financial product is traded, which, as a result of regulatory jurisdiction constraints in most circumstances, may also be representative of the location of the customer generating the transaction resulting in commissionable revenue. Long-lived assets are defined as forgivable loans, fixed assets, net of accumulated depreciation, investment, goodwill, other intangible assets, net of accumulated amortization and rent and other deposits. The information that follows, in management’s judgment, provides a reasonable representation of the activities of each region as of and for the periods indicated.

Revenues by geographic area were as follows (in thousands):

	Six Months Ended June 30,
	2007	2006
Revenues:
United Kingdom	$220,078	$185,770
United States	132,672	103,002
France	59,254	23,092
Other international(1)	75,198	53,620

Total revenues	$487,202	$365,484

Long-lived assets by geographic area were as follows (in thousands):

	June 30, 2007	December 31, 2006
Long-lived assets:
United States	$95,147	$83,687
United Kingdom	70,117	76,234
France	16,088	17,415
Other international(1)	32,992	31,876

Total long-lived assets	$214,344	$209,212

(1)	Other international primarily reflects revenues and long-lived assets in other European countries and

Asia-Pacific.

16. Merger

On May 29, 2007 eSpeed and BGC announced that the two companies will merge, and the combined company will be named BGC Partners, Inc. To acquire BGC, eSpeed will issue an aggregate of 133,860,000 shares of its common stock and rights to acquire shares of its common stock. In the transaction, eSpeed’s shares are being valued at $9.75 per share, a 6.09% premium to the closing price of eSpeed Class A common stock on

FIN-56

May 29, 2007. The merger, which was recommended by eSpeed’s Special Committee and unanimously approved by eSpeed’s board of directors, is subject to eSpeed stockholder approval, Financial Services Authority, FINRA, other regulatory approvals, and customary closing conditions, and is expected to close in the fourth quarter of 2007 or early first quarter of 2008.

17. Subsequent Event

On August 16, 2007 BGC acquired the emerging markets equity derivatives business of Marex Financial for a nominal amount. Based in London and Johannesburg, the acquisition provides BGC with increased strength in Central and Eastern Europe and South Africa, providing clients with greater access to emerging market equity derivative products.

FIN-57

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

Contents Page

FIN-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

And Stockholders of

Maxcor Financial Group Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Maxcor Financial Group Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 31, 2005

FIN-59

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$52,075,105	$67,170,247
Securities purchased under agreements to resell	123,649,872	1,446,677,977
Deposits with clearing organizations	8,315,307	8,848,729
Receivable from broker-dealers, customers and clearing organizations	24,024,898	22,324,106
Securities failed-to-deliver	31,441,349	90,669,388
Securities owned, held at clearing firm	22,229,002	6,687,124
Prepaid expenses and other assets	6,685,303	7,003,794
Deferred tax asset	826,020	734,408
Fixed assets	12,172,222	13,010,863

Total assets	$281,419,078	$1,663,126,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Securities sold under agreements to repurchase	$123,608,555	$1,470,461,908
Payable to broker-dealer	11,578,831
Securities failed-to-receive	31,433,246	66,544,835
Securities sold, not yet purchased	36,255	22,428
Accounts payable and accrued liabilities	18,568,916	21,137,048
Accrued compensation payable	27,007,632	30,198,757
Income tax liability	178,107	1,469,456
Deferred taxes payable	3,650,414	5,043,758
Obligations under capitalized leases	210,636	703,944
Revolving credit facility	5,000,000	7,500,000

Total liabilities	221,272,592	1,603,082,134

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized; none issued at December 31, 2004 and December 31, 2003
Common stock, $.001 par value, 30,000,000 shares authorized; 12,885,376 and 12,794,626 shares issued at December 31, 2004 and December 31, 2003, respectively	12,885	12,795
Additional paid-in capital	39,279,303	38,718,445
Treasury stock at cost; 6,018,772 and 5,655,903 shares of common stock held at December 31, 2004 and December 31, 2003, respectively	(20,430,471)	(16,771,571)
Retained earnings	38,953,787	36,178,583
Accumulated other comprehensive income:
Foreign currency translation adjustments	2,330,982	1,906,250

Total stockholders’ equity	60,146,486	60,044,502

Total liabilities and stockholders’ equity	$281,419,078	$1,663,126,636

The accompanying notes are an integral part of these consolidated financial statements.

FIN-60

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Revenues:
Commission income	$182,660,338	$176,497,549	$149,428,132
Interest income	14,852,760	6,280,695	2,147,274
Principal transactions, net	8,164,167	6,122,442	8,720,422
Insurance recoveries		11,106,063	11,098,135
Other	(1,547,084)	(1,140,241)	(843,142)

Gross revenues	204,130,181	198,866,508	170,550,821
Interest expense on securities indebtedness	13,752,951	4,117,319	147,865

Net revenues	190,377,230	194,749,189	170,402,956

Costs and expenses:
Compensation and related costs	131,033,218	126,323,608	107,024,194
Communication costs	13,778,854	12,989,853	10,597,126
Travel and entertainment	10,824,107	9,833,755	7,406,116
Occupancy and equipment rental	10,698,360	6,623,731	4,490,356
Clearing and execution fees	3,804,372	3,865,514	3,311,759
Depreciation and amortization	3,082,439	3,220,577	2,405,834
Charity Day contributions	1,042,864	982,300	1,219,233
Other interest expense	181,221	406,772	151,214
Costs related to World Trade Center attacks			3,204,468
General, administrative and other expenses	7,500,398	7,220,567	4,933,483

	181,945,833	171,466,677	144,743,783

Income before provision for income taxes, minority interest and extraordinary item	8,431,397	23,282,512	25,659,173
Provision for income taxes	3,895,581	9,749,282	12,130,758

Income before minority interest and extraordinary item	4,535,816	13,533,230	13,528,415
Minority interest in income of consolidated subsidiary		(175,985)	(981,791)

Income before extraordinary item	4,535,816	13,357,245	12,546,624
Extraordinary gain on purchase of minority interest		2,957,547

Net income	$4,535,816	$16,314,792	$12,546,624

Basic earnings per share:
Income before extraordinary item	$.64	$1.91	$1.72
Extraordinary gain on purchase of minority interest		.42

Net income	$.64	$2.33	$1.72

Diluted earnings per share:
Income before extraordinary item	$.58	$1.62	$1.53
Extraordinary gain on purchase of minority interest		.36

Net income	$.58	$1.98	$1.53

Cash dividends per share of common stock	$.25	$.125	$0

The accompanying notes are an integral part of these consolidated financial statements.

FIN-61

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2001		$11,613	$33,731,266	($8,992,281)	$8,195,155	$1,371,150	$34,316,903
Comprehensive income
Net income for the year ended December 31, 2002	$12,546,624				12,546,624		12,546,624
Foreign currency translation adjustment (inclusive of income tax benefit of $148,909)	158,983					158,983	158,983

Comprehensive income	$12,705,607

Exercise of common stock purchase warrants (492,795 shares)		493	2,463,482				2,463,975
Exercise of stock options, including tax benefit of $53,749 (111,643 shares, net)		127	323,160	(96,525)			226,762
Acquisition of treasury stock (375,507 shares)				(2,120,161)			(2,120,161)

Balance at December 31, 2002		12,233	36,517,908	(11,208,967)	20,741,779	1,530,133	47,593,086
Comprehensive income
Net income for the year ended December 31, 2003	$16,314,792				16,314,792		16,314,792
Foreign currency translation adjustment (inclusive of income tax benefit of $2,712)	376,117					376,117	376,117

Comprehensive income	$16,690,909

Exercise of stock options, including tax benefit of $763,293 (499,863 shares, net)		562	2,200,537	(826,303)			1,374,796
Acquisition of treasury stock (616,300 shares)				(4,736,301)			(4,736,301)
Common stock dividends					(877,988)		(877,988)

Balance at December 31, 2003		12,795	38,718,445	(16,771,571)	36,178,583	1,906,250	60,044,502
Comprehensive income
Net income for the year ended December 31, 2004	$4,535,816				4,535,816		4,535,816
Foreign currency translation adjustment (inclusive of income tax benefit of $193,856)	424,732					424,732	424,732

Comprehensive income	$4,960,548

Exercise of stock options, including tax benefit of $233,131 (89,844 shares, net)		90	560,858	(8,063)			552,885
Acquisition of treasury stock (361,963 shares)				(3,650,837)			(3,650,837)
Common stock dividends					(1,760,612)		(1,760,612)

Balance at December 31, 2004		$12,885	$39,279,303	($20,430,471)	$38,953,787	$2,330,982	$60,146,486

The accompanying notes are an integral part of these consolidated financial statements.

FIN-62

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net income	$4,535,816	$16,314,792	$12,546,624
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,082,439	3,220,577	2,405,834
Provision for doubtful accounts	148,094	(63,348)	(77,136)
Gain on purchase of minority interest		(2,957,547)
Net loss on disposal of fixed assets	24,203
Unfunded losses of contractual arrangements	603,627	1,030,933	1,001,552
Minority interest in net earnings of consolidated subsidiaries		175,985	981,791
Deferred income taxes	(1,451,316)	4,303,936	(22,517)
Income tax benefit on stock options exercised	233,131	763,293	53,749

Change in assets and liabilities:
Decrease (increase) in securities purchased under agreements to resell	1,323,028,105	(1,446,677,977)
Decrease (increase) in deposits with clearing organizations	533,422	(2,530,200)	17,551
Increase in receivable from broker-dealers and customers	(1,213,395)	(2,086,906)	(807,736)
Decrease (increase) in securities failed-to-deliver	59,228,039	(90,669,388)	184,768,776
(Increase) decrease in securities owned, held at clearing firm	(15,453,752)	22,847,012	(17,431,495)
Decrease (increase) in prepaid expenses and other assets	511,843	(2,574,640)	(418,766)
(Decrease) increase in securities sold under agreements to repurchase	(1,346,853,353)	1,470,461,908
Increase (decrease) in payable to broker-dealer	11,578,831	(17,337,560)	10,698,736
(Decrease) increase in securities failed-to-receive	(35,111,589)	66,544,835	(183,649,730)
Increase (decrease) in securities sold, not yet purchased	13,827	(121,725)	144,153
Decrease in accounts payable and accrued liabilities	(3,799,931)	(5,303,226)	(4,413,181)
(Decrease) increase in accrued compensation payable	(4,072,379)	1,943,438	4,631,660
(Decrease) increase in income taxes payable	(1,270,336)	794,857	(511,862)

Net cash (used in) provided by operating activities	(5,704,674)	18,079,049	9,918,003

Cash flows from investing activities:
Purchase of fixed assets	(2,380,029)	(9,742,244)	(7,611,516)
Purchase of minority interest		(2,613,156)
Proceeds from the sale of fixed assets	55,333

Net cash used in investing activities	(2,324,696)	(12,355,400)	(7,611,516)

Cash flows from financing activities:
Proceeds from exercise of options	319,754	611,503	173,013
Proceeds from exercise of warrants			2,463,975
Common stock dividends	(1,760,612)	(877,988)
(Repayments) borrowings under revolving credit facility, net	(2,500,000)	7,500,000
Repayment of notes payable			(447,978)
Proceeds from asset sales under sale-leaseback transactions		5,220,658
Repayment of obligations under capitalized leases	(296,910)	(208,276)	(137,559)
Acquisition of treasury stock	(3,650,837)	(4,736,301)	(2,120,161)

Net cash (used in) provided by financing activities	(7,888,605)	7,509,596	(68,710)

Effect of exchange rate changes on cash	822,833	1,155,386	978,555

Net (decrease) increase in cash and cash equivalents	(15,095,142)	14,388,631	3,216,332
Cash and cash equivalents at beginning of year	67,170,247	52,781,616	49,565,284

Cash and cash equivalents at end of year	$52,075,105	$67,170,247	$52,781,616

Supplemental disclosures of cash flow information:
Interest paid	$13,481,393	$4,456,755	$229,750
Income taxes paid	6,162,719	5,309,227	10,639,955
Non-cash financing activities:
Capital lease obligations incurred			706,094
Capital lease obligations cancelled	203,148
Receipt of shares in treasury for exercise price of stock options	8,063	826,303	96,525

The accompanying notes are an integral part of these consolidated financial statements.

FIN-63

MAXCOR FINANCIAL GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:

Maxcor Financial Group Inc. (“MFGI”) is a publicly-held financial services holding company that was incorporated in Delaware in 1994. In August 1996, MFGI acquired Euro Brokers Investment Corporation (“EBIC”), a privately held international and domestic inter-dealer broker.

EBIC, incorporated in December 1986 in connection with a management buyout of predecessor operations dating to 1970, through its subsidiaries and businesses is primarily an inter-dealer broker of money market instruments, derivative products and selected securities, with principal offices in New York, London and Tokyo, other offices in Stamford (CT), Switzerland and Mexico, as well as correspondent relationships with other brokers throughout the world. Maxcor Financial Inc. (“MFI”), a U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in various fixed income and equity securities.

The consolidated financial statements include the accounts of MFGI and its majority-owned subsidiaries and other entities over which it exercises control (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES:

Revenue recognition:

Commission income, principal transactions and related expenses are recorded on a trade date basis.

Principal transactions represent the net gains generated from the Company’s securities transactions that involve the assumption of market risk for a period of time and include unrealized mark-to-market gains and losses on positions held. Revenues derived from matched riskless principal transactions are included in commission income.

Revenue from the sale of pricing and volume data sourced from the Company’s brokerage business is included in other income and is recognized on a pro-rata basis over the terms of the respective agreements. Any payments received in advance are deferred and are included in accounts payable and accrued liabilities.

Securities:

Transactions in securities are recorded on a trade date basis.

Securities are carried at market value, generally based upon quoted dealer prices. To the extent quoted prices are not available, securities are valued at fair value as determined by management generally based upon quoted prices of securities with similar characteristics.

Cash and cash equivalents:

The Company considers all short-term investments with an initial maturity of three months or less to be cash equivalents.

Allowance for doubtful accounts:

The Company maintains an allowance for doubtful accounts to reduce its billed receivables on name give-up brokerage transactions to the amount expected to be collected on such receivables.

FIN-64

Fixed assets:

Depreciation and amortization of furniture, equipment and software is computed on a straight-line basis using estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the lesser of the terms of the related leases or the estimated useful lives of the improvements.

Foreign currencies:

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using exchange rates at the end of the year. Revenues and expenses are translated at average monthly rates during the year.

Gains and losses on foreign currency translation of the financial statements of foreign operations whose functional currency is other than the U.S. dollar, together with related hedges and tax effects and the effect of exchange rate changes on intercompany transactions of a long-term investment nature, are reflected as foreign translation adjustments in the accumulated other comprehensive income section of stockholders’ equity. Foreign currency exchange gains and losses from transactions and balances denominated in a currency other than the related foreign operation’s functional currency are recorded in operations.

Fair value of financial instruments:

The financial instruments of the Company are reported in the consolidated statements of financial condition at fair values, or at carrying amounts that management estimates approximate fair values as such financial instruments are short-term in nature or bear interest at rates approximating current market.

Income taxes:

Income taxes are accounted for using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences between the recognition of tax effects for financial statement purposes and income tax reporting purposes by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is recorded to reduce the deferred tax asset to only that portion that is judged more likely than not to be realized.

FIN-65

Stock-based compensation:

The Company accounts for stock-based compensation using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, the Company has not recognized any compensation cost associated with stock-based compensation since the market prices of the underlying stock on the option and warrant grant dates were not greater than the exercise prices. As required by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123,” the Company has disclosed below its estimated pro forma net income and earnings per share if compensation for awards issued under its option and warrant plans had been recognized using the fair value method of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” with such fair value estimated using the Black Scholes option pricing model. For further information on the assumptions used and the resulting amounts, see Note 18.

	2004	2003	2002
Net income, as reported	$4,535,816	$16,314,792	$12,546,624
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	390,330	956,048	813,362

Pro forma net income	$4,145,486	$15,358,744	$11,733,262

Earnings per share:
Basic, as reported	$.64	$2.33	$1.72
Basic, pro forma	$.59	$2.20	$1.61
Diluted, as reported	$.58	$1.98	$1.53
Diluted, pro forma	$.53	$1.87	$1.43

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Recently issued accounting standards:

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). FIN 46(R) addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through a means other than voting rights and accordingly should consolidate the entity. FIN 46(R) replaced FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which was issued in January 2003. Prior to FIN 46, variable interest entities were commonly referred to as special purpose entities. The adoption of FIN 46(R) in 2004 had no impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued a revision to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Statement of Financial Accounting Standards No. 123(R) “Shared Based Payment” (“SFAS 123(R)”). SFAS 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. SFAS 123(R) replaces SFAS 123 and supersedes APB No. 25. SFAS No. 123(R) will be effective for the Company’s third quarter of 2005. Management is currently evaluating the effect of adopting SFAS 123(R).

FIN-66

NOTE 3—ATTACKS ON WORLD TRADE CENTER:

On September 11, 2001, the Company’s headquarters on the 84th Floor of Two World Trade Center in downtown New York were destroyed when two commercial jet planes hijacked by terrorists crashed into the World Trade Center towers. As a result of these attacks, 61 employees and staff members, out of a New York work force approximating 300, were killed. The Company also lost all of the property and technological infrastructure maintained at Two World Trade Center and experienced a total disruption of its New York based operations. On September 18, 2001, the Company relocated its entire New York-based operations to temporary facilities provided by Prudential Securities, the parent company of one of the Company’s clearing firms, at One New York Plaza in lower Manhattan.

The Company maintained insurance coverages that mitigated the financial impacts of the attacks. Its U.S. insurance policies, underwritten by Kemper Insurance Companies (“Kemper”), covered replacement costs of destroyed property and losses from interruption of business operations, including lost revenues (net of saved expenses) and extra expenses incurred in New York. Its U.K. policy, underwritten by Norwich Union (“Norwich”), covered lost revenues (net of saved expenses) and extra expenses incurred in London.

During 2002 the Company settled its claims against Kemper and Norwich for lost revenues (net of saved expenses) and extra expenses incurred for an aggregate amount of $20 million. The portion of these settlements relating to lost revenues (net of saved expenses) is reflected on the consolidated statements of operations in revenues as insurance recoveries. In 2002, the amount recorded as insurance recoveries of $11,098,135 represents the gross settlements relating to lost revenues (net of saved expenses) of $15,596,279, less the $4,498,144 amount recorded in 2001.

The portion of the settlements described above relating to extra expenses incurred has been reflected on the consolidated statement of operations in 2002 as reductions to costs related to World Trade Center attacks. These offsets were recorded as the extra expenses were incurred and the related recovery was considered probable or had been recovered. The gross amount of the extra expenses in 2002 of $7,020,331 has been reduced by an offset of $3,815,863 resulting in a net charge of $3,204,468. Included in gross costs during 2002 was the cost of foregoing an extension of a sublease on additional space in London that was re-allocated for potential use by New York employees. This gross cost of $2.7 million ($2.4 million net after applying the portion of insurance proceeds from Norwich Union allocable to this cost) was based upon the portion of this space that management intended to sublet (10,000 square feet) and was based upon management’s estimate of the length of time it will take to generate sublet income and the difference between the amount management believed it would then be able to sublet the space for and the Company’s cost associated with the space. In the 2004 consolidated statements of operations, occupancy and equipment rental include an additional $3.1 million of expenses relating to excess office space in London to reflect management’s intent to sublet the entire space previously occupied by the former subtenant (15,739 square feet) and to amend management’s estimate of the length of time it will take to generate sublet income and the amount management believes it will then be able to sublet the space for. Other gross extra expenses incurred in 2002 related to the attacks on the World Trade Center include additional occupancy costs in New York, the purchase of equipment solely compatible with the Company’s temporary facilities in New York, the use of outside professionals, interest on failed securities settlements, recruitment fees and benefits for the families of deceased employees.

During 2003, the Company settled in full its property insurance claim against Kemper resulting in a net gain recognized of $11,106,063, which is reflected on the consolidated statements of operations in revenues as insurance recoveries. This net gain reflected the gross insurance proceeds of $13,868,210 received for the property claim since the September 11th attacks, less $2,762,147, representing the aggregate of the net book value of owned property destroyed in the attacks, termination costs associated with operating leases of equipment destroyed in the attacks and claim-related expenses.

FIN-67

NOTE 4—CHARITY DAY CONTRIBUTIONS:

During 2004, 2003 and 2002, the Company held Charity Days for which all the revenues generated by the New York, Stamford, London, Switzerland and Mexico offices were donated to designated charities. All participating brokerage employees waived any entitlement to commissions from such revenues. The proceeds of $1,042,864 raised on the 2004 Charity Day were designated for The Euro Brokers Relief Fund, Inc., which provides charitable aid to the families and other financial dependents of the Company’s 61 employees and staff members killed as a result of the September 11th attacks, and the firm’s Maxcor Foundation Inc. The Maxcor Foundation Inc. in turn designated four recipients: Marine Corps-Law Enforcement Foundation, Inc., Columbia University Medical Center, Duke University’s Fuqua/Coach K Center for Leadership and Ethics and The Royal Mardsden Hospital in London. The 2003 Charity Day raised a total of $982,300, which was contributed to The Euro Brokers Relief Fund, Inc. and various charities supported by the Maxcor Foundation Inc., and the $1,219,233 raised on the 2002 Charity Day was contributed entirely to the Euro Brokers Relief Fund, Inc.

NOTE 5—REPURCHASE AND REVERSE REPURCHASE AGREEMENTS:

Transactions involving the purchase of U.S. Treasury and U.S. federal agency securities under agreements to resell (reverse repurchase agreements) and the sale of U.S. Treasury and U.S. federal agency securities under agreements to repurchase (repurchase agreements) are treated as collateralized financings and are recorded at contracted amounts, plus accrued interest. These amounts are presented on a net-by-counterparty basis when the requirements of Financial Accounting Standards Board (FASB) Interpretation No. 41 are satisfied. Income and expense on these agreements are recognized as interest over the life of the transaction.

The Company monitors the fair value of the securities purchased and sold under these agreements daily and obtains additional collateral or returns excess collateral when appropriate. Securities received as collateral for reverse repurchase agreements are used to secure repurchase agreements. As of December 31, 2004, the fair value of securities pledged as collateral under reverse repurchase agreements of $286.8 million was repledged under repurchase agreements.

NOTE 6—EARNINGS PER SHARE:

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Numerator (basic and diluted calculation):
Net income	$4,535,816	$16,314,792	$12,546,624
Denominator:
Weighted average common shares outstanding—basic calculation	7,051,720	6,987,415	7,304,284
Dilutive effect of stock options and warrants	746,943	1,241,184	906,354
Weighted average common shares outstanding—diluted calculation	7,798,663	8,228,599	8,210,638
Basic earnings per share:
Income before extraordinary item	$.64	$1.91	$1.72
Extraordinary gain on purchase of minority interest		.42

Net income	$.64	$2.33	$1.72

Diluted earnings per share:
Income before extraordinary item	$.58	$1.62	$1.53
Extraordinary gain on purchase of minority interest		.36

Net income	$.58	$1.98	$1.53

Antidilutive common stock equivalents Options	270,000	190,000	270,000

FIN-68

NOTE 7—DEPOSITS WITH CLEARING ORGANIZATIONS:

The following is a summary of deposits with clearing organizations at December 31, 2004 and 2003:

	December 31, 2004	December 31, 2003
Cash	$811,135	$810,803
U.S. Treasury obligations	7,504,172	8,037,926

	$8,315,307	$8,848,729

Pursuant to its membership in the Government Securities Division of the Fixed Income Clearing Corporation (“GSD-FICC”), MFI is required to maintain a clearing deposit with GSD-FICC based upon its level of trading activity (with a minimum deposit of $5,000,000). At December 31, 2004 and 2003, MFI’s clearing deposit with GSD-FICC approximated $7,000,000 and $7,520,000, respectively. The remaining collateral deposits reflect requirements from MFI’s clearing brokers.

NOTE 8—RECEIVABLE FROM AND PAYABLE TO BROKER-DEALERS, CUSTOMERS AND CLEARING ORGANIZATIONS:

The following is a summary of receivable from and payable to broker-dealers, customers and clearing organizations at December 31, 2004 and 2003:

	December 31, 2004			December 31, 2003
	Receivable	Payable		Receivable
Commissions receivable	$22,640,010	$		$21,487,492
Receivable from clearing firms	1,334,408			836,614
Receivable from clearing organization	50,480
Payable to clearing firm			11,578,831

	$24,024,898		$11,578,831	$22,324,106

The Company clears its matched riskless principal brokerage transactions and its securities sales and trading transactions through other broker-dealers on a fully-disclosed basis pursuant to clearing agreements. The receivable from clearing firms primarily represents commissions due on matched riskless principal brokerage transactions, net of transaction fees, while the payable to clearing firm at December 31, 2004 represents the net amount owed for financing the Company’s securities positions. This clearing firm provides a range of borrowing availability on securities positions from 0% for certain corporate bonds to 93% for municipal securities. Commissions receivable represent amounts billed on the Company’s name give-up brokerage transactions, net of allowances for doubtful accounts of approximately $613,000 and $483,000 at December 31, 2004 and 2003, respectively.

FIN-69

NOTE 9—SECURITIES OWNED, HELD AT CLEARING FIRM AND SECURITIES SOLD, NOT YET PURCHASED:

The following is a summary of securities owned, held at clearing firm and securities sold, not yet purchased at December 31, 2004 and 2003:

	December 31, 2004			December 31, 2003
	Owned, Held at Clearing Firm	Sold, Not Yet Purchased		Owned, Held at Clearing Firm	Sold, Not Yet Purchased
Municipal obligations	$10,772,112	$		$6,028,680	$
Foreign sovereign debt				551,850
Corporate bonds	11,096,725
Corporate stocks	360,165		36,255	106,594		22,428

	$22,229,002		$36,255	$6,687,124		$22,428

Securities positions held by the Company’s clearing firms may be rehypothecated by them.

NOTE 10—MINORITY INTEREST:

Euro Brokers Finacor Limited:

On January 1, 1999, Euro Brokers International Limited (“EBIL”), a U.K. subsidiary, completed a Sale and Purchase Agreement with Monecor (London) Limited (“Monecor”), issuing 50% of its share capital to Monecor in exchange for net assets approximating $5.4 million, consisting of all the shares of Monecor’s subsidiary, Finacor Limited, and the assets and undertaking of its Finacor Peter branch in Paris. This transaction combined the existing interest rate options, U.S. dollar deposit and the euro, British pound sterling and Japanese yen swaps operations of EBIL with the euro and Scandanavian swaps businesses of Finacor Limited and the euro swaps business of Finacor Peter. Simultaneously, EBIL changed its name to Euro Brokers Finacor Limited (“EBFL”). The Company was deemed to have management control of EBFL because of the Company’s mandated 3 to 2 majority on EBFL’s Board of Directors and the fact that the day-to-day operations of EBFL were principally run by the Chief Executive Officer of Euro Brokers Holdings Ltd. (“EBHL”), the Company’s U.K. based holding company. Accordingly, the assets and liabilities and results of operations of EBFL were consolidated in the Company’s consolidated financial statements, with Monecor’s interest presented as minority interest.

In May 2002, EBHL obtained a judgment of the London High Court of Justice entitling EBHL to purchase Monecor’s 50% shareholding in EBFL at a 30% discount to the book value attributable to this shareholding as of December 2000. The Company had sought this judgment under the terms of the EBFL shareholders agreement as a result of Monecor’s failure to provide certain requested funding to EBFL in late 2000. In February 2003, the London Court of Appeals dismissed Monecor’s appeal of the May 2002 judgment, enabling EBHL to proceed with the acquisition of Monecor’s shareholding at the discounted price. Upon completion of the purchase in February 2003, EBFL was renamed as Euro Brokers Limited (“EBL”), and the Company recorded a one-time extraordinary gain of $2,957,547, representing the excess of the $5,570,703 amount recorded for Monecor’s interest in EBFL over the purchase price of $2,613,156.

NOTE 11—TOKYO-BASED VENTURE:

Since 1994, the Company has held an interest in a Tokyo-based derivatives brokering venture (the “Tokyo Venture”) structured under Japanese law as a Tokumei Kumiai (“TK”). A TK is a contractual arrangement in which an investor invests in a business of a TK operator by making a capital contribution to the TK operator and, in return, becomes entitled to a specified percentage of the profits of the business while also becoming obligated to fund a specified percentage of the losses of the business. The Company has a 57.25% interest in the Tokyo Venture, with Nittan Capital Group Limited (“Nittan”), the TK operator, holding a 42.75% interest. Although the operations of the Tokyo Venture have always been run and managed by persons appointed by the Company, it

FIN-70

does not operate in a legal entity separately distinguishable from Nittan, which has other substantial operations, and, accordingly, the Company accounts for its share of the results of operations of the Tokyo Venture in other income as non-equity income or loss from contractual arrangement.

Summarized operating results of the Tokyo Venture for the years ended December 31, 2004, 2003 and 2002, along with the Company’s share of those results, are presented below:

	2004	2003	2002
Revenues	$4,399,108	$4,891,281	$10,405,376
Expenses	7,112,062	7,616,662	12,473,906

Loss	$(2,712,954)	$(2,725,381)	$(2,068,530)

Company’s share	$(1,553,166)	$(1,560,281)	$(1,184,233)

NOTE 12—FIXED ASSETS:

Fixed assets at December 31, 2004 and 2003 are summarized below:

	December 31, 2004	December 31, 2003
Furniture and telephone equipment	$12,207,583	$11,000,473
Leasehold improvements	13,372,118	12,834,635
Computer and related equipment	7,438,965	6,380,616
Software	9,318,625	8,541,527
Automobiles	1,135,137	1,393,961

	43,472,428	40,151,212
Less—Accumulated depreciation and amortization	(31,300,206)	(27,140,349)

	$12,172,222	$13,010,863

NOTE 13—OBLIGATIONS UNDER CAPITALIZED LEASES:

The Company, primarily in the U.K., has purchased automobiles under capitalized leases. The lease terms generally do not exceed three years. The following is a schedule of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments as of December 31, 2004:

For the Year Ending December 31, 2005	$231,578
Less—Amount representing interest	(20,942)

Present value of total minimum lease payments	$210,636

The gross amounts of assets under capitalized leases are approximately $409,000 and $1,046,000 at December 31, 2004 and 2003, respectively. Such amounts are included in fixed assets in the consolidated statements of financial condition. The charges to income resulting from the amortization of assets recorded under capitalized leases were approximately $20,000, $375,000 and $219,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 14—REVOLVING CREDIT FACILITY:

In March 2003, Euro Brokers Inc. (“EBI”), a U.S. subsidiary, entered into a Credit Agreement with The Bank of New York for a three-year revolving credit facility of up to $15 million. This facility is secured by EBI’s receivables and the stock issued by EBI to its direct parent and initially had mandatory reductions to availability of $5 million on each of the eighteenth and thirtieth months following the closing date. In November 2003, this facility was amended to expand the permitted use of borrowings and to establish a fixed availability of

FIN-71

$10 million through maturity. This agreement contains certain covenants which require EBI separately, and the Company as a whole, to maintain certain financial ratios and conditions. Borrowings under this facility bear interest at a variable rate based upon two types of borrowing options, (1) an “alternate base rate” option which incurs interest at the prime rate plus a margin or (2) a Eurodollar option which incurs interest at rates quoted in the London interbank market plus a margin. Commitment fees of .35% per annum are charged on the unused portion of this new facility. MFGI has executed an agreement to guarantee the payment of amounts due under this facility. At December 31, 2004 and 2003, the Company had borrowings outstanding under this facility of $5,000,000 and $7,500,000, respectively.

NOTE 15—EMPLOYEE BENEFIT PLAN:

The Company maintains a 401(k) defined contribution plan for the Company’s U.S. operations covering substantially all salaried employees. The Company’s contributions to the 401(k) plan are, subject to a maximum limit, based upon a percentage of employee contributions. Total 401(k) plan expense approximated $247,000, $235,000 and $213,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 16—INCOME TAXES:

Income before provision for income tax, minority interest and extraordinary item is subject to tax under the following jurisdictions:

	For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Domestic	$5,549,849	$16,742,077	$22,801,450
Foreign	2,881,548	6,540,435	2,857,723

Total	$8,431,397	$23,282,512	$25,659,173

The components of the provision for income taxes are as follows:

	For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Current
Federal	$3,037,564	$1,759,517	$7,980,966
State and local	867,025	345,553	2,291,478
Foreign	1,403,140	3,340,276	1,880,831

	5,307,729	5,445,346	12,153,275

Deferred
Federal	(245,388)	2,760,376	(746,432)
State and local	(1,072,923)	1,913,063	906,825
Foreign	(93,837)	(369,503)	(182,910)

	(1,412,148)	4,303,936	(22,517)

Total	$3,895,581	$9,749,282	$12,130,758

FIN-72

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2004		December 31, 2003
Assets
Bad debt reserve		$180,046	$171,529
Occupancy reserves		88,158	70,926
Fixed assets		558,492	620,188
Net operating losses (“NOLs”)		483,689	383,733
Foreign tax credits		183,529	103,520
Capital loss carryforwards		322,049	387,609
Unrealized losses		250,148
Other		347,258	298,851
Deferred tax asset valuation allowance		(989,267)	(857,555)

Gross deferred tax asset, after valuation allowance		1,424,102	1,178,801
Jurisdictional deferred taxes payable offset		(598,082)	(444,393)

Deferred tax asset		$826,020	$734,408

Liabilities
Unrealized gains	$		$(648,835)
Fixed assets		(4,051,315)	(4,565,128)
Other		(197,181)	(274,188)

Gross deferred tax liability		(4,248,496)	(5,488,151)
Jurisdictional deferred tax asset offset		598,082	444,393

Deferred tax liability		$(3,650,414)	$(5,043,758)

The valuation allowance for deferred tax assets has been established for assets arising from various foreign timing differences to reduce the amounts to only that portion that is judged more likely than not to be realized. Foreign tax credit carryforwards of approximately $73,000, $24,000, $2,000 and $85,000 expire in 2005, 2007, 2008 and 2009, respectively. Foreign NOLs approximating $710,000, $228,000, $1,505,000, $665,000 and $117,000 expire in 2007, 2008, 2009, 2010 and 2011, respectively.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income from continuing operations as a result of the following differences:

	For the Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002
Tax at U.S. statutory rate	$2,866,675	$7,916,054	$8,724,119
Increase (decrease) in tax resulting from:
Higher effective rates on earnings of foreign operations and tax benefit of foreign losses not recognized, net	292,213	508,896	610,115
Nondeductible meals and entertainment	1,276,561	1,087,118	955,536
Reduction of income tax reserves	(391,922)	(500,000)
Non-taxable interest income	(102,809)	(540,607)	(336,974)
Decrease to deferred tax asset valuation allowance	(82,110)	(290,210)
State and local taxes, net	354,940	1,820,720	2,110,880
Other	(317,967)	(252,689)	67,082

	$3,895,581	$9,749,282	$12,130,758

FIN-73

NOTE 17—STOCKHOLDERS’ EQUITY:

Dividends:

During 2003, the Company declared and paid its first two quarterly common stock dividends, each at the rate of $.0625 per share ($.25 per share on an annualized basis), for aggregate payments of $877,988. During 2004, the Company declared and paid four quarterly common stock dividends, each at the rate of $.0625, for aggregate payments of $1,760,612.

Preferred stock:

Pursuant to the Company’s adoption of a shareholder rights plan (the “Plan”) in December 1996, the Company authorized the creation of Series A Junior Participating Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), and reserved 300,000 shares thereof for issuance upon exercise of the preferred stock purchase rights (each, a “Right”) that, pursuant to the Plan, were at the time dividended to holders of common stock on the basis of one Right, expiring December 6, 2006, for each share of common stock. Each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock for $22.50, subject to adjustment. The Rights, however, generally do not become exercisable until ten days after a person or group acquires (or commences a tender or exchange offer to acquire) 15% or more beneficial ownership of the common stock. Upon occurrence of such event (subject to certain conditions and exceptions more fully described in the Plan), and subject to the Rights no longer being redeemable, each Right would entitle the holder thereof (other than the person or group triggering such exercisability) to buy (with certain limited exceptions) common stock of the Company (or, if the Company is acquired, common shares of the surviving entity) having a market value equal to twice the exercise price of the Right. The Rights may be redeemed by the Company, generally at any time prior to the triggering events described above, at a price of $.01 per Right. At December 31, 2004 and 2003, there were no shares of preferred stock outstanding.

Common stock and warrants:

At December 31, 2001, the Company had outstanding 7,026,229 shares of common stock and held 4,586,540 shares of common stock in treasury. The Company also had outstanding 685,948 redeemable purchase warrants issued in connection with the Company’s 1994 initial public offering (the “IPO Warrants”) and 49,032 Series B redeemable common stock purchase warrants issued in connection with the acquisition of EBIC (the “Acquisition Warrants”). Both series of warrants entitled the holder to purchase from the Company one share of common stock at an exercise price of $5.00 per share.

In April 2002, the Company issued 492,795 shares of common stock upon the exercise of an aggregate like number of IPO Warrants and Acquisition Warrants and received total proceeds of $2,463,975. The remaining IPO Warrants and Acquisition Warrants expired on April 12, 2002.

During the year ended December 31, 2002, the Company purchased 375,507 shares under its repurchase program at an aggregate purchase price of $2,120,161. This program was authorized by the Board of Directors in July 2001 for 709,082 shares, representing 10% of the then-outstanding common stock, and was expanded by 490,918 shares, to 1,200,000 shares, by the Board of Directors in late September 2001 (214,000 shares had been purchased under this authorization in 2001 at an aggregate purchase price of $810,725). The Company also issued 127,000 shares in 2002 pursuant to options exercised under the Company’s 1996 Stock Option Plan. In connection with certain exercises, the Company received 15,357 shares into treasury as consideration for exercise prices aggregating $96,525.

During the year ended December 31, 2003, the Company’s Board of Directors increased the July 2001 repurchase program authorization by an additional 700,000 shares, to an authorization of 1,900,000 shares, and purchased an additional 616,300 shares under this expanded authorization at an aggregate purchase price of $4,736,301. The Company also issued an aggregate of 562,062 shares in 2003 pursuant to options exercised under the Company’s 1996 Stock Option Plan and the Company’s 2002 Stock Option Plan (collectively, the

FIN-74

“Option Plans”). In connection with certain exercises, the Company received 62,199 shares into treasury as consideration for exercise prices and income tax withholding payments aggregating $826,303.

During the year ended December 31, 2004, the Company’s Board of Directors again increased the July 2001 repurchase program authorization by an additional 500,000 shares to a total authorization of 2,400,000 shares, and purchased 361,963 shares under this expanded authorization at an aggregate purchase price of $3,650,837. The Company also issued an aggregate of 90,750 shares in 2004 under the Option Plans. In connection with certain exercises, the Company received 906 shares into treasury as consideration for exercise prices and income tax withholding payments aggregating $8,063.

As a result of the foregoing activity, at December 31, 2004 and 2003, the Company had outstanding 6,866,604 and 7,138,723 shares of common stock, respectively, and held 6,018,772 and 5,655,903 shares of common stock in treasury, respectively.

At December 31, 2004, the Company had 2,299,688 shares of common stock reserved for issuance upon exercise of options pursuant to the Option Plans.

NOTE 18—STOCK OPTION AND WARRANT PLANS:

Stock Options:

The Company’s 1996 Stock Option Plan, as amended, provides for the granting of stock options to directors, executive officers and key employees of the Company and its subsidiaries, generally as determined by the compensation committee of the Company’s Board of Directors. Options to purchase a maximum of 1,800,000 shares of common stock are available under the 1996 Stock Option Plan. The Company’s 2002 Stock Option Plan provides for incentive awards to directors, officers, employees and consultants of the Company and its subsidiaries, including the granting of stock options, stock appreciation rights, restricted stock and stock bonus awards as determined by the compensation committee of the Company’s Board of Directors. A total of 1,500,000 shares were authorized for awards under the 2002 Stock Option Plan. Options under the Option Plans may be in the form of incentive stock options (“ISOs”) and non-qualified stock options. In the case of ISOs, the duration of the option may not exceed 10 years (five years for a 10% or more stockholder) and the exercise price must be at least equal to the fair market value of a share of common stock on the date of grant (110% of the fair market value for a 10% or more stockholder). Employee options granted to date vest and become exercisable in equal installments on each anniversary of the date of grant for periods of four or five years. Non-employee director grants granted to date vest in equal 50% installments on the dates that are six and twelve months following the date of grant. Upon a change in control of the Company, as defined in the Option Plans, all unvested options automatically vest. Under the Option Plans, unless otherwise determined by the compensation committee, options may only be exercised during the period of employment or service with the Company or the 30-day period thereafter (or, in the case of death, disability or retirement, the one-year period thereafter).

FIN-75

A summary of the Company’s stock option activity follows:

	December 31, 2004		December 31, 2003		December 31, 2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,547,938	$5.22	1,700,000	$3.14	1,470,750	$2.29
Granted	240,000	10.43	485,000	9.68	426,250	5.79
Exercised	(90,750)	3.61	(562,062)	2.52	(127,000)	2.12
Canceled	(105,000)	9.70	(75,000)	6.95	(70,000)	3.23

Outstanding at end of year	1,592,188	$5.80	1,547,938	$5.22	1,700,000	$3.14

Exercisable at end of year	972,813	$4.06	735,750	$2.74	1,030,625	$2.20

Weighted average fair value of options granted during the year	$5.51		$6.26		$4.47

At December 31, 2004 there were 741,250 options outstanding with exercise prices ranging from $2.00 to $3.00, 245,938 options outstanding with exercise prices ranging from $5.14 to $6.00 and 605,000 options outstanding with exercise prices ranging from $8.95 to $12.67. The weighted-average remaining contractual life of all options outstanding approximates 6.5 years.

During 2002, the Company issued 500,000 common stock purchase warrants to employees under a newly established warrant program to provide inducements and incentives in connection with the formation of a new leveraged finance department (the “Leveraged Finance Warrants”). The Leveraged Finance Warrants were issued at an exercise price of $5.875 with vesting at the rate of 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries. This warrant program also included the granting of up to an additional 500,000 common stock purchase warrants upon the achievement of specific performance goals, with the same vesting schedule and with exercise prices equal to the higher of book value per share or the fair market value per share of the Company’s common stock at the time of grant. During 2003, 75,000 of the Leveraged Finance Warrants were cancelled and the remaining 425,000 were cancelled in 2004.

The Company has elected to continue to follow APB 25 in accounting for the Option Plans and the Leveraged Finance Warrants. Accordingly, the Company has not recognized any compensation cost associated with the Option Plans and the Leveraged Finance Warrants since the market prices of the underlying stock on the option and warrant grant dates were not greater than the exercise prices. As required by SFAS 123, however, the Company has disclosed below its estimated pro forma net income and earnings per share if compensation costs under the Option Plans and the Leveraged Finance Warrants had been recognized using the fair value method of SFAS 123. Because stock options under the Option Plans and the Leveraged Finance Warrants have characteristics significantly different from those of traded options and warrants and because changes in subjective assumptions can materially affect the fair value estimated, the Company used the Black-Scholes pricing model for grants in 2004, 2003 and 2002 with the following weighted average assumptions: expected volatility of 73%, 98% and 101%, respectively; risk-free interest rate of 3.5%, 3.1% and 4.5%, respectively; expected annual dividends of $.25, $.23 and $0; and an expected option life of five years. The pro forma expense for stock-based compensation during 2004 includes the impact of reversing the aggregate pro forma expense of $444,153 previously determined for prior periods for the 425,000 Leveraged Finance Warrants cancelled in 2004.

FIN-76

		For the Year Ended
		December 31, 2004	December 31, 2003	December 31, 2002
Net income	As reported	$4,535,816	$16,314,792	$12,546,624
	Pro forma	4,145,486	15,358,744	11,733,262
Basic earnings per share	As reported	.64	2.33	1.72
	Pro forma	.59	2.20	1.61
Diluted earnings per share	As reported	.58	1.98	1.53
	Pro forma	.53	1.87	1.43

NOTE 19—COMMITMENTS:

The Company is obligated under certain non-cancelable leases for office space and equipment and under telecommunication services contracts. Operating leases for office space contain escalation clauses for base rent, maintenance and real estate tax increases.

Future minimum rental commitments for operating leases that have initial or remaining terms in excess of one year approximate the following:

Year
2005	$13,231,573
2006	8,432,691
2007	5,758,998
2008	5,630,021
2009	5,570,791
Thereafter (through 2018)	37,938,350

$76,562,424

Rental expense amounted to approximately $6,027,000, $5,539,000 and $3,642,000 in 2004, 2003 and 2002, respectively.

NOTE 20—CONTINGENCIES:

Counterparty Risk and Guarantees:

The Company clears certain of its securities transactions with its institutional counterparties through clearing firms on a fully disclosed basis. Pursuant to the terms of the agreements between the Company and the clearing firms, the clearing firms may have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. At December 31, 2004 and 2003, the Company has recorded no liabilities with respect to this risk. During 2004 and 2003, the Company made no payments to its clearing firms related to these rights.

The Company has the right to pursue collection or performance from counterparties who do not perform under their contractual obligations. The Company and its clearing firms have a policy of reviewing, on an ongoing basis, the credit standing of the Company’s counterparties.

NTL When-issued Equity Trades:

On January 10, 2003, NTL Inc. (“NTL”) emerged from Chapter 11 bankruptcy under an amended plan of reorganization providing for the issuance of 50 million shares of common stock. MFI and other participants in the when-issued trading market for NTL shares, which began in September 2002 after confirmation of NTL’s prior plan of reorganization that contemplated the issuance of 200 million shares, expected the settlement of their when-issued trades would be adjusted to reflect the equivalent of a one-for-four reverse stock split. A number of buyers of NTL when-issued shares, seizing upon a Nasdaq advisory issued on January 14, 2003 that Nasdaq

FIN-77

would neither cancel nor adjust such trades, either have retained the full, unadjusted number of shares delivered to them as a result of certain automated settlement processes or are demanding compensation for the remaining unadjusted number of shares not delivered to them if settlement was made on an adjusted basis.

In February 2003, MFI filed a suit in the New York State Supreme Court (the “Court”), naming all of its counterparties to its NTL when-issued trades, in order to seek a uniform, adjusted settlement of these trades. Similar proceedings, some seeking settlement on an adjusted basis, others on an unadjusted basis, also were commenced by other parties to NTL when-issued trades against their counterparties, including MFI, both in the Court and before NASD.

During 2003 MFI recorded a net loss of $5.1 million on the settlement of its NTL when-issued trades. This loss included the estimated damages payable if the above proceedings were to conclude that all of MFI’s NTL when-issued trades, other than permanently adjusted settlements by mutual agreement, should have settled on an unadjusted basis, and was net of a partially offsetting $800,000 principal transaction gain recorded on NTL shares subsequently determined no longer to constitute a hedge against such an outcome.

In March 2004, the Court granted a summary judgment motion made by MFI and issued a decision stating that all NTL when-issued trades among the parties before the Court should be settled on an adjusted and uniform basis. In July 2004, based upon this decision, MFI obtained a judgment from the Court entitling MFI to collect a total of $3.6 million (inclusive of interest) from those counterparties that received and retained unadjusted deliveries of NTL shares from MFI. The judgment remains subject to collection, however, as both it and the underlying decision have been appealed by a number of MFI’s counterparties.

Following the Court’s favorable decision, MFI has been able to reach permanent, negotiated resolutions of its NTL when-issued trades with certain of its counterparties during 2004. These resolutions resulted in the dismissal of the sole proceeding before NASD (leaving the remaining disputes centralized in one forum—the Court) and the reversal of $3.3 million of estimated damages payable recorded in 2003. This $3.3 million net loss reversal in 2004 is reflected on the statement of operations as gains on principal transactions.

Because of the pending appeals and their associated uncertainties, MFI only intends to record gains related to the $3.6 million judgment if and when permanent resolutions, whether by negotiation, completion of the appeals process or otherwise, are reached with counterparties.

General, administrative and other expenses include legal fees related to this matter during 2004 and 2003 of $290,000 and $700,000, respectively.

U.K. National Insurance:

The Company has unsettled demands from the Inland Revenue in the United Kingdom for the employer portion of National Insurance Contributions (“NIC”) related to certain employee bonuses paid during the period from August 1995 to February 2001 in the amount of approximately (pound)1.7 million (approximately $3.2 million at December 31, 2004), plus interest estimated at approximately (pound)642,000 through December 31, 2004 (approximately $1.2 million). The Company has formally challenged these demands as it believes the respective bonus payment methods used did not require NIC payments under existing legislation. At December 31, 2004, the Company had reserved approximately (pound)1.5 million (approximately $2.9 million) against these demands from the Inland Revenue for NIC related to employee bonuses paid. Based upon this level of reserves, management does not anticipate the ultimate outcome of this will have a material adverse effect on its consolidated financial condition or results of operations.

FIN-78

NOTE 21—NET CAPITAL REQUIREMENTS:

MFI, as a U.S. broker-dealer, is subject to the Uniform Net Capital Rule (rule 15c3-1) of the Securities and Exchange Commission (“SEC”), which requires the maintenance of minimum regulatory net capital. MFI has elected to use the alternative method, as permitted by the rule, which requires that MFI maintain minimum regulatory net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit items arising from customer transactions, as defined; or 4% of the funds required to be segregated pursuant to the Commodity Exchange Act and regulations thereunder. MFI’s membership in the Government Securities Division of the Fixed Income Clearing Corporation (“GSD-FICC”) requires it to maintain minimum excess regulatory net capital of $10,000,000 and minimum net worth of $25 million. At December 31, 2004, MFI had regulatory net capital of $40.1 million, a regulatory net capital requirement of $250,000 and net worth of $56.0 million. Euro Brokers Ltd. (“EBL”), a U.K. brokerage subsidiary of the Company, is a Type D registered firm of the Financial Services Authority (“FSA”), required to maintain a financial resources requirement generally equal to six weeks’ average expenditures plus the amount of less liquid assets on hand. At December 31, 2004, EBL had financial resources in accordance with FSA’s rules of (pound)4.6 million ($8.9 million) and a financial resources requirement of (pound)3.5 million ($6.7 million).

NOTE 22—SEGMENT REPORTING:

In accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company is reporting certain information relating to its operating segments. For the purpose of this disclosure, operating revenues include commission income, principal transactions and information sales revenue. The Company has defined its operating segments based upon geographic location as such units are managed separately to reflect their unique market, employment and regulatory environments. The reportable segments, as defined by SFAS 131, consist of the United States, United Kingdom, Japan and Switzerland. United States amounts are principally derived from the Company’s New York office, but include all U.S.-based operations. In the U.S. segment in 2003, net income reflects the $11.1 million pre-tax insurance gain on property destroyed in the September 11th attacks, and operating revenues and net income reflect the net loss of $5.1 million pre-tax recorded on the NTL when-issued trades (see Note 20). For 2004 operating revenues and net income reflect a partial reversal of the 2003 NTL pre-tax loss of $3.3 million. In the U.K. segment 2003 net income reflects the $3.0 million extraordinary gain realized on the February 2003 purchase of the minority interest in EBL and includes the results for EBL, for periods prior to the purchase, net of such minority interest (see Note 10). Japan amounts primarily reflect the non-equity earnings (loss) from contractual arrangement (Tokyo Venture). See Note 11 for additional disclosure of the revenues and expenses of the Tokyo Venture. Other geographic segments that do not meet the SFAS 131 materiality thresholds for reportable segments have been included in “All Other.”

FIN-79

The accounting policies of the segments are the same as those described in Note 2.

	United States	United Kingdom	Japan		Switzerland	All Other	Total
2004
Operating revenues	$106,607,925	$75,638,952	$		$4,278,841	$4,298,787	$190,824,505
Interest income	14,564,129	697,039			2,429	360	15,263,957
Interest expense on securities indebtedness	13,752,951						13,752,951
Other interest expense	541,459	50,959					592,418
Depreciation and amortization	2,256,217	738,921			23,568	63,733	3,082,439
Provision for income taxes	2,586,279	979,840			48,661	280,801	3,895,581
Non-equity loss from contractual arrangement				(1,553,166)			(1,553,166)
Net income (loss)	2,963,571	1,299,360		(1,553,166)	1,416,534	409,517	4,535,816
Assets	268,711,769	31,458,442		185,013	5,697,366	2,302,533	308,355,123
Capital expenditures	1,414,049	741,398			77,888	146,694	2,380,029

2003
Operating revenues	$106,290,191	$70,358,981	$		$2,269,812	$3,992,674	$182,911,658
Interest income	5,895,773	555,351			833	346	6,452,303
Interest expense on securities indebtedness	4,117,319						4,117,319
Other interest expense	438,327	140,053					578,380
Depreciation and amortization	1,998,890	1,139,711			11,724	70,252	3,220,577
Provision for income taxes	6,778,509	2,728,526			17,071	225,176	9,749,282
Non-equity loss from contractual arrangement				(1,560,281)			(1,560,281)
Net income (loss)	9,963,568	6,898,667		(1,517,882)	706,826	263,613	16,314,792
Assets	1,649,597,122	33,182,725		179,899	3,370,315	1,771,417	1,688,101,478
Capital expenditures	8,816,779	843,213			26,819	55,433	9,742,244

2002
Operating revenues	$101,096,048	$52,717,957	$		$1,076,945	$3,519,537	$158,410,487
Interest income	1,781,994	411,917		18	1,446	391	2,195,766
Interest expense on securities indebtedness	147,865						147,865
Other interest expense	144,372	55,334					199,706
Depreciation and amortization	1,413,595	905,006			8,635	78,598	2,405,834
Provision for income taxes	10,432,832	1,549,168			13,553	135,205	12,130,758
Non-equity loss from contractual arrangement				(1,184,233)			(1,184,233)
Net income (loss)	12,368,617	1,064,250		(1,287,064)	226,240	174,581	12,546,624
Assets	111,571,666	28,297,516		196,825	1,417,682	1,363,614	142,847,303
Capital expenditures	6,839,528	664,444			8,897	98,647	7,611,516

FIN-80

Included below are reconciliations of reportable segment items to the Company’s consolidated totals as reported in the consolidated financial statements.

	2004	2003	2002
Interest income:
Total for reportable segments	$15,263,597	$6,451,124	$2,193,929
Other interest	360	1,179	1,837
Elimination of intersegment interest income	(411,197)	(171,608)	(48,492)

Consolidated total	$14,852,760	$6,280,695	$2,147,274

Other interest expense:
Total for reportable segments	$592,418	$578,380	$199,706
Elimination of intersegment interest expense	(411,197)	(171,608)	(48,492)

Consolidated total	$181,221	$406,772	$151,214

Assets:
Total for reportable segments	$306,052,590	$1,686,330,061	$141,483,689
Other assets	2,302,533	1,771,417	1,363,614
Elimination of intersegment receivables	(13,840,061)	(11,878,858)	(6,273,360)
Elimination of investments in other segments	(13,095,984)	(13,095,984)	(13,095,984)

Consolidated total	$281,419,078	$1,663,126,636	$123,477,959

NOTE 23—SELECTED QUARTERLY FINANCIAL DATA (Unaudited):

The following table reflects the unaudited quarterly results of operations of the Company for 2004 and 2003.

	For the Three Months Ended
	March 31	June 30	September 30	December 31
2004
Net revenues	$51,406,884	$48,477,378	$45,476,213	$45,016,755
Costs and expenses	46,474,882	46,668,518	44,272,623	44,529,810
Income before provision for income taxes	4,932,002	1,808,860	1,203,590	486,945
Net income	2,605,440	1,006,316	523,082	400,978
Weighted average common shares outstanding—basic	7,153,981	7,113,784	6,993,230	6,947,668
Weighted average common shares outstanding—diluted	8,082,514	7,876,356	7,660,510	7,586,803
Basic earnings per share	$.36	$.14	$.07	$.07
Diluted earnings per share	.32	.13	.07	.06

2003
Net revenues	$37,342,741	$52,214,646	$57,535,450	$47,656,352
Costs and expenses	39,422,765	44,489,548	42,942,881	44,611,483
(Loss) income before provision for income taxes, minority interest and extraordinary item	(2,080,024)	7,725,098	14,592,569	3,044,869
(Loss) income before extraordinary item	(1,176,090)	4,544,074	8,448,306	1,540,955
Extraordinary gain on purchase of minority interest	2,957,547
Net income	1,781,457	4,544,074	8,448,306	1,540,955
Weighted average common shares outstanding—basic	7,130,991	6,875,169	6,889,677	7,055,723
Weighted average common shares outstanding—diluted	7,130,991	8,046,794	8,154,004	8,214,608
Basic (loss) earnings per share:
(Loss) income before extraordinary item	$(.16)	$.66	$1.23	$.22
Extraordinary gain on purchase of minority interest	.41
Net income	.25	.66	1.23	.22
Diluted (loss) earnings per share:
(Loss) income before extraordinary item	(.16)	.56	1.04	.19
Extraordinary gain on purchase of minority interest	.41
Net income	.25	.56	1.04	.19

FIN-81

NOTE 24—SUBSEQUENT EVENT

On March 4, 2005, the Company announced that it was holding preliminary business combination discussions with a potential acquirer. As of March 30, 2005, the parties had made substantial progress towards a transaction. However, there are still issues remaining to be resolved and, accordingly, there can be no assurance as to whether the Company will be successful in reaching agreement on or completing a transaction.

FIN-82

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005

(Unaudited)

FIN-83

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2005		December 31, 2004
ASSETS
Cash and cash equivalents		$35,802,869	$52,075,105
Securities purchased under agreements to resell		8,497,559	123,649,872
Deposits with clearing organizations		6,318,053	8,315,307
Receivable from broker-dealers, customers and clearing organizations		28,901,583	24,024,898
Securities failed-to-deliver		10,885,734	31,441,349
Securities owned, held at clearing firm		22,133,384	22,229,002
Prepaid expenses and other assets		9,070,783	6,685,303
Deferred tax asset		596,224	826,020
Fixed assets		11,689,174	12,172,222

Total assets		$133,895,363	$281,419,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Securities sold under agreements to repurchase	$		$123,608,555
Payable to broker-dealer		8,628,430	11,578,831
Securities failed-to-receive		19,356,358	31,433,246
Securities sold, not yet purchased		4,182	36,255
Accounts payable and accrued liabilities		18,599,650	18,568,916
Accrued compensation payable		17,534,869	27,007,632
Income taxes payable		1,242,983	178,107
Deferred tax liability		3,391,425	3,650,414
Obligations under capitalized leases		190,809	210,636
Revolving credit facility		5,000,000	5,000,000

Total liabilities		73,948,706	221,272,592

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized; none issued at March 31, 2005 and December 31, 2004 Common stock, $.001 par value, 30,000,000 shares authorized; 12,885,376 shares issued at March 31, 2005 and December 31, 2004		12,885	12,885
Additional paid-in capital		39,279,303	39,279,303
Treasury stock at cost; 6,073,144 and 6,018,772 shares of common stock held at March 31, 2005 and December 31, 2004, respectively		(20,917,083)	(20,430,471)
Retained earnings		39,440,426	38,953,787
Accumulated other comprehensive income:
Foreign currency translation adjustments		2,131,126	2,330,982

Total stockholders’ equity		59,946,657	60,146,486

Total liabilities and stockholders’ equity		$133,895,363	$281,419,078

The accompanying notes are an integral part of these consolidated financial statements.

FIN-84

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Commission income	$48,508,433	$48,050,301
Principal transactions, net	459,372	3,500,510
Interest income	1,270,933	1,926,968
Other	(544,540)	(375,616)

Gross revenues	49,694,198	53,102,163
Interest expense on securities indebtedness	958,199	1,695,279

Net revenues	48,735,999	51,406,884

Costs and expenses:
Compensation and related costs	34,492,877	33,975,005
Communication costs	3,793,173	3,373,424
Travel and entertainment	2,525,740	2,774,983
Occupancy and equipment rental	1,862,145	2,571,920
Clearing and execution fees	973,566	1,012,354
Depreciation and amortization	850,847	809,143
Other interest expense	32,561	53,249
General, administrative and other expenses	2,341,318	1,904,804

	46,872,227	46,474,882

Income before provision for income taxes	1,863,772	4,932,002
Provision for income taxes	951,369	2,326,562

Net income	$912,403	$2,605,440

Basic earnings per share	$.13	$.36
Diluted earnings per share	$.12	$.32
Cash dividends per share of common stock	$.0625	$.0625

The accompanying notes are an integral part of these consolidated financial statements.

FIN-85

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIODS ENDED DECEMBER 31, 2004 AND MARCH 31, 2005

(Unaudited)

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2003		$12,795	$38,718,445	$(16,771,571)	$36,178,583	$1,906,250	$60,044,502
Comprehensive income
Net income for the year ended December 31, 2004	$4,535,816				4,535,816		4,535,816
Foreign currency translation adjustment (inclusive of income tax benefit of $193,856 )	424,732					424,732	424,732

Comprehensive income	$4,960,548

Exercise of stock options, including tax benefit of $ 233,131 (89,844 shares, net)		90	560,858	(8,063)			552,885
Acquisition of treasury stock (361,963 shares)				(3,650,837)			(3,650,837)
Common stock dividends					(1,760,612)		(1,760,612)

Balance at December 31, 2004		12,885	39,279,303	(20,430,471)	38,953,787	2,330,982	60,146,486
Comprehensive income
Net income for the three months ended March 31, 2005	$912,403				912,403		912,403
Foreign currency translation adjustment (net of income tax benefit of $ 54,968 )	(199,856)					(199,856)	(199,856)

Comprehensive income	$712,547

Acquisition of treasury stock (54,372 shares)				(486,612)			(486,612)
Common stock dividends					(425,764)		(425,764)

Balance at March 31, 2005		$12,885	$39,279,303	$(20,917,083)	$39,440,426	$2,131,126	$59,946,657

The accompanying notes are an integral part of these consolidated financial statements.

FIN-86

MAXCOR FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net income	$912,403	$2,605,440
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	850,847	809,143
Provision for doubtful accounts	3,423	11,064
Gain on disposal of fixed assets		(37,267)
Unfunded losses of contractual arrangements	527,197	318,561
Deferred income taxes	(35,139)	(158,090)
Income tax benefit on stock options exercised		63,619
Change in assets and liabilities:
Decrease in securities purchased under agreements to resell	115,152,313	1,095,000,816
Decrease (increase) in deposits with clearing organizations	1,997,254	(2,474,166)
Increase in receivable from broker-dealers, customers and clearing organizations	(5,048,023)	(14,851,496)
Decrease in securities failed-to-deliver	20,555,615	8,234,863
Decrease (increase) in securities owned, held at clearing firm	79,947	(35,654,326)
(Increase) decrease in prepaid expenses and other assets	(2,441,522)	599,668
Decrease in securities sold under agreements to repurchase	(123,608,555)	(1,128,125,472)
(Decrease) increase in payable to broker-dealers and customers	(2,950,401)	6,270,471
(Decrease) increase in securities failed-to-receive	(12,076,888)	10,834,530
(Decrease) increase in securities sold, not yet purchased	(32,073)	47,351,642
Decrease in accounts payable and accrued liabilities	(287,503)	(1,614,896)
Decrease in accrued compensation payable	(9,278,349)	(10,915,804)
Increase in income taxes payable	1,067,216	827,963

Net cash used in operating activities	(14,612,238)	(20,903,737)

Cash flows from investing activities:
Purchase of fixed assets	(397,179	(866,567)
Proceeds from the sale of fixed assets		220,593

Net cash used in investing activities	(397,179	(645,974)

Cash flows from financing activities:
Proceeds from exercise of options		190,711
Repayments under revolving credit facility, net		(2,500,000)
Repayment of obligations under capitalized leases	(16,809)	(29,510)
Common stock dividends	(425,764)	(447,389)
Acquisition of treasury stock	(486,612)	(281,250)

Net cash used in financing activities	(929,185)	(3,067,438)

Effect of exchange rate changes on cash	(333,634)	406,374

Net decrease in cash and cash equivalents	(16,272,236)	(24,210,775)
Cash and cash equivalents at beginning of period	52,075,105	67,170,247

Cash and cash equivalents at end of period	$35,802,869	$42,959,472

Supplemental disclosures of cash flow information:
Interest paid	$1,547,365	$1,667,619
Income taxes paid	409,031	990,612

The accompanying notes are an integral part of these consolidated financial statements.

FIN-87

MAXCOR FINANCIAL GROUP INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:

Maxcor Financial Group Inc. (“MFGI”) is a publicly-held financial services holding company that was incorporated in Delaware in 1994. In August 1996, MFGI acquired Euro Brokers Investment Corporation (“EBIC”), a privately held international and domestic inter-dealer broker.

EBIC, incorporated in December 1986 in connection with a management buyout of predecessor operations dating to 1970, through its subsidiaries and businesses is primarily an inter-dealer broker of money market instruments, derivative products and selected securities, with principal offices in New York, London and Tokyo, other offices in Stamford (CT), Switzerland and Mexico, as well as correspondent relationships with other brokers throughout the world. Maxcor Financial Inc. (“MFI”), a U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in various fixed income and equity securities.

The consolidated financial statements include the accounts of MFGI and its majority-owned subsidiaries and other entities over which it exercises control (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Certain reclassifications have been made to previously reported balances to conform with the current presentation. Operating results for the interim period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. For further information, refer to the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 Form 10-K”).

NOTE 2—EARNINGS PER SHARE:

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the three month periods respectively ended March 31, 2005 and March 31, 2004:

	Three Months Ended
	March 31, 2005	March 31, 2004
Net income	$912,403	$2,605,440
Weighted average common shares outstanding—basiccalculations	6,823,760	7,153,981
Dilutive effect of stock options and warrants	686,961	928,533

Weighted average common shares outstanding—dilutedcalculations	7,510,721	8,082,514
Basic earnings per share	$.13	$.36
Diluted earnings per share	$.12	$.32
Antidilutive common stock equivalents:
Options	220,000

FIN-88

NOTE 3—SIGNED MERGER AGREEMENT:

In April 2005, the Company entered into a definitive merger agreement with BGC Partners, L.P. (“BGC Partners”) and Magnet Acquisition Corp., a wholly-owned subsidiary of BGC Partners, pursuant to which Magnet Acquisition Corp. will merge with and into MFGI following satisfaction or waiver of the conditions to closing set forth in the merger agreement. These conditions include adoption of the merger agreement by a vote of the holders of a majority of the Company’s outstanding shares of common stock at a special meeting of stockholders, which has been scheduled for May 18, 2005, and the receipt of certain regulatory approvals.

Following completion of the merger, MFGI will become a wholly-owned subsidiary of BGC Partners, and the Company’s common stock will no longer be quoted on The Nasdaq Stock Market and will no longer be publicly traded or held. BGC Partners is a subsidiary of Cantor Fitzgerald, L.P. and owns entities engaged in the inter-dealer brokering of various fixed income securities and derivatives.

Pursuant to the terms of the merger agreement, upon completion of the merger the Company’s stockholders (other than dissenting stockholders who perfect their appraisal rights in accordance with Delaware law) will be entitled to receive $14.00 per share in cash, without interest, for each share of the Company’s common stock owned by them. In addition, each holder of an outstanding option to acquire the Company’s common stock, whether or not exercisable, will be entitled to receive a cash amount (net of applicable withholdings) equal to the excess of $14.00 over the per share exercise price of the option, multiplied by the number of remaining unexercised shares that are subject to the option.

NOTE 4—STOCKHOLDERS’ EQUITY:

Preferred stock:

Pursuant to the Company’s adoption of a shareholder rights plan (the “Plan”) in December 1996, the Company authorized the creation of Series A Junior Participating Preferred Stock and reserved 300,000 shares thereof for issuance upon exercise of the rights that, pursuant to the Plan, were at the time dividended to holders of common stock. In April 2005, the Plan was amended to exclude BGC Partners as an Acquiring Person (as defined).

Common stock, options and warrants:

At December 31, 2004, the Company had 6,866,604 shares of common stock outstanding and held 6,018,772 shares in treasury.

During the three months ended March 31, 2005, the Company repurchased 54,372 shares under its existing share repurchase program for an aggregate purchase price of $486,612. This program was authorized by the Board of Directors in July 2001 and was expanded in each of September 2001, April 2003 and July 2004.

As a result of these activities, at March 31, 2005, the Company had 6,812,232 shares of common stock outstanding and held 6,073,144 shares in treasury.

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its option and warrant plans. Accordingly, the Company has not recognized any compensation cost associated with these instruments since the market prices of the underlying stock on the option and warrant grant dates were not greater than the option exercise prices. As required by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123,” the Company has disclosed below its estimated pro forma net income and earnings per share if compensation for awards issued under its option and warrant plans had been recognized using the fair value method of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” with such fair value estimated using the Black-Scholes option

FIN-89

pricing model. The pro forma benefit for stock-based compensation during the three months ended March 31, 2004 includes the reversal of the aggregate pro forma expense of $444,153 previously determined for prior periods for cancelled warrants that were issued to employees under a warrant program to provide inducements and incentives in connection with the formation of a leveraged finance department.

	Three Months Ended
	March 31, 2005	March 31, 2004
Net income, as reported	$912,403	$2,605,440
Total stock-based compensation (expense)
Benefit determined under fair value based method for all awards, net of related tax effects	(174,727)	212,516

Pro forma net income	$737,676	$2,817,956

	Three Months Ended
	March 31, 2005	March 31, 2004
Earnings per share:
Basic, as reported	$.13	$.36
Basic, pro forma	$.11	$.39
Diluted, as reported	$.12	$.32
Diluted, pro forma	$.10	$.35
Dividends:

On March 15, 2005, the Company paid a quarterly common stock dividend of $.0625 per share to holders of record on February 25, 2005. Based upon 6,812,232 shares outstanding on February 25, 2005, this payment totaled $425,764.

NOTE 5—NTL WHEN-ISSUED EQUITY TRADES:

On January 10, 2003, NTL Inc. (“NTL”) emerged from Chapter 11 bankruptcy under an amended plan of reorganization providing for the issuance of 50 million shares of common stock. MFI and other participants in the when-issued trading market for NTL shares, which began in September 2002 after confirmation of NTL’s prior plan of reorganization that contemplated the issuance of 200 million shares, expected the settlement of their when-issued trades would be adjusted to reflect the equivalent of a one-for-four reverse stock split. A number of buyers of NTL when-issued shares, seizing upon a Nasdaq advisory issued on January 14, 2003 that Nasdaq would neither cancel nor adjust such trades, either have retained the full, unadjusted number of shares delivered to them as a result of certain automated settlement processes or are demanding compensation for the remaining unadjusted number of shares not delivered to them if settlement was made on an adjusted basis.

In February 2003, MFI filed a suit in the New York State Supreme Court (the “Court”), naming all of its counterparties to its NTL when-issued trades, in order to seek a uniform, adjusted settlement of these trades. Similar proceedings, some seeking settlement on an adjusted basis, others on an unadjusted basis, also were commenced by other parties to NTL when-issued trades against their counterparties, including MFI, both in the Court and before NASD.

During 2003 MFI recorded a net loss of $5.1 million on the settlement of its NTL when-issued trades. This loss included the estimated damages payable if the above proceedings were to conclude that all of MFI’s NTL when-issued trades, other than permanently adjusted settlements by mutual agreement, should have settled on an unadjusted basis, and was net of a partially offsetting $800,000 principal transaction gain recorded on NTL shares subsequently determined no longer to constitute a hedge against such an outcome.

FIN-90

In March 2004, the Court granted a summary judgment motion made by MFI and issued a decision stating that all NTL when-issued trades among the parties before the Court should be settled on an adjusted and uniform basis. In July 2004, based upon this decision, MFI obtained a judgment from the Court entitling MFI to collect a total of $3.6 million (inclusive of interest through the date of the judgment) from those counterparties that received and retained unadjusted deliveries of NTL shares from MFI. However, both the judgment and the underlying decision have been appealed by a number of MFI’s counterparties. As a result, the judgment remains subject to collection (although it continues to accrue interest). MFI therefore only intends to record gains related to the judgment if and when permanent resolutions, whether by negotiation, completion of the appeals process or otherwise, are reached with the relevant judgment debtor counterparties.

Following the Court’s favorable decision, MFI has been able to reach permanent, negotiated resolutions of its NTL when-issued trades with certain of its counterparties. Included as a gain in principal transactions for the three months ended March 31, 2004, is a reversal of $625,000 of the estimated damages payable previously recorded by MFI in 2003. This reversal was the result of a settlement with MFI’s one NTL counterparty who had brought a claim before NASD. MFI subsequently has reached permanent settlements with additional counterparties, resulting in the reversal during the balance of 2004 of an additional $2.7 million of the estimated damages payable. Because of these settlements, MFI no longer has any remaining estimated damages payable balance and, instead, were the pending appeals to conclude that all NTL when-issued trades should have settled on an unadjusted basis (the opposite of what the judgment provides and what MFI has contended), MFI would expect to be able to collect an estimated net amount of approximately $900,000 (not including interest) from counterparties with whom it settled on an adjusted basis. This result, however, would presumably be mutually exclusive with collection of the $3.6 million judgment (and vice versa).

General, administrative and other expenses for the three months ended March 31, 2005 and March 31, 2004 include legal fees related to the NTL when-issued trade disputes of $16,000 and $118,000, respectively.

NOTE 6—TOKYO BASED VENTURE:

Since 1994, the Company has held an interest in a Tokyo-based derivatives brokering venture (the “Tokyo Venture”) structured under Japanese law as a Tokumei Kumiai (“TK”). A TK is a contractual arrangement in which an investor invests in a business of a TK operator by making a capital contribution to the TK operator and, in return, becomes entitled to a specified percentage of the profits of the business while also becoming obligated to fund a specified percentage of the losses of the business. The Company has a 57.25% interest in the Tokyo Venture, with Nittan Capital Group Limited (“Nittan”), the TK operator, holding a 42.75% interest. Although the operations of the Tokyo Venture have always been run and managed by persons appointed by the Company, it does not operate in a legal entity separately distinguishable from Nittan, and accordingly, the Company accounts for its share of the results of operations of the Tokyo Venture in other income as non-equity income or loss from contractual arrangement.

FIN-91

Summarized operating results of the Tokyo Venture for the three month periods ended March 31, 2005 and March 31, 2004, along with the Company’s share of those results, are presented below:

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues	$1,555,831	$1,074,965
Expenses	2,476,699	1,631,404

Loss	$(920,868)	$(556,439)

Company’s share	$(527,197)	$(318,561)

NOTE 7—NET CAPITAL REQUIREMENTS:

MFI, as a U.S. broker-dealer, is subject to the Uniform Net Capital Rule (rule 15c3-1) of the Securities and Exchange Commission (“SEC”), which requires the maintenance of minimum regulatory net capital. MFI has elected to use the alternative method, as permitted by the rule, which requires that MFI maintain minimum regulatory net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit items arising from customer transactions, as defined; or 4% of the funds required to be segregated pursuant to the Commodity Exchange Act and regulations thereunder. MFI’s membership in the Government Securities Division of the Fixed Income Clearing Corporation (“GSD-FICC”) requires it to maintain minimum excess regulatory net capital of $10 million and minimum net worth of $25 million. At March 31, 2005, MFI had regulatory net capital of $32.5 million, a regulatory net capital requirement of $250,000 and net worth of $55.7 million. Euro Brokers Ltd. (“EBL”), a U.K. brokerage subsidiary of the Company, is a Type D registered firm of the Financial Services Authority (“FSA”), required to maintain a financial resources requirement generally equal to six weeks’ average expenditures plus the amount of less liquid assets on hand. At March 31, 2005, EBL had financial resources in accordance with FSA’s rules of (pound) 5.0 million ($9.4 million) and a financial resources requirement of (pound) 3.8 million ($7.1 million).

FIN-92

NOTE 8—SEGMENT REPORTING:

In accordance with the requirements for interim period reporting under Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company is reporting the operating revenues (commission income and principal transactions) and net income (loss) attributable to its operating segments. The Company has defined its operating segments based upon geographic location. Although all segments are engaged in the brokerage business, they are managed separately to reflect their unique market, employment and regulatory environments. The reportable segments for the three-month periods respectively ended March 31, 2005 and March 31, 2004 as defined by SFAS 131 consist of the United States, United Kingdom, Japan and Switzerland. United States amounts are principally derived from the Company’s New York office, but include all U.S. based operations. Japan amounts primarily reflect the non-equity losses from contractual arrangement (Tokyo Venture). See Note 6 for additional disclosure of the revenues and expenses of the Tokyo Venture. Other geographic segments which did not meet the SFAS 131 materiality thresholds for the year ended December 31, 2004 and which are not expected to meet these thresholds for the year ended December 31, 2005 have been included in “All Other.”

	United States	United Kingdom	Japan		Switzerland	All Other	Total
Three months ended March 31, 2005
Operating revenues	$25,527,575	$21,708,658	$		$794,432	$937,140	$48,967,805
Net income (loss)	89,167	934,310		(527,197)	238,388	177,735	912,403
Assets	122,079,935	29,521,124		179,975	5,258,743	1,900,115	158,939,892
Three months ended March 31, 2004
Operating revenues	$27,790,960	$21,242,184	$		$1,392,256	$1,125,411	$51,550,811
Net income (loss)	1,469,343	755,534		(318,560)	552,118	147,005	2,605,440
Assets	575,318,487	31,565,404		183,190	4,639,756	1,932,347	613,639,184

Included below are reconciliations of reportable segment assets to the Company’s consolidated totals as reported in the Consolidated Statements of Financial Condition in this report and in the Company’s Form 10-Q for the quarterly period ended March 31, 2004.

	As of March 31,
	2005	2004
Total for reportable segments	$157,039,777	$611,706,837
Other assets	1,900,115	1,932,347
Elimination of intersegment receivables	(11,948,545)	(12,499,659)
Elimination of investments in other segments	(13,095,984)	(13,095,984)

	$133,895,363	$588,043,541

References in this report to “we,” “us” and “our” mean Maxcor Financial Group Inc. and its subsidiaries and other businesses, unless the context requires otherwise.

FIN-93

EXECUTION COPY

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

BGC PARTNERS, INC.,

CANTOR FITZGERALD, L.P.,

ESPEED, INC.,

BGC PARTNERS, L.P.,

BGC GLOBAL HOLDINGS, L.P.,

and

BGC HOLDINGS, L.P.

Dated as of May 29, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2007 (this “Agreement”), is by and among BGC Partners, Inc., a Delaware corporation ( “BGC Partners”), Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), eSpeed, Inc., a Delaware corporation (“eSpeed”), BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”) and BGC Holdings, L.P., a Delaware limited partnership (“Holdings” and together with BGC Partners, Cantor, eSpeed, U.S. Opco and Global Opco, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of eSpeed, upon the recommendation of the eSpeed Special Committee, and the Board of Directors of BGC Partners have each determined that it is in the best interests of their respective companies and stockholders to consummate a strategic business combination transaction between eSpeed and BGC Partners, on the terms and conditions set forth in this Agreement, pursuant to which, among other things, BGC Partners and eSpeed shall engage in the Merger;

WHEREAS, the Board of Directors of eSpeed, upon recommendation of the eSpeed Special Committee, and the Board of Directors of BGC Partners have (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of eSpeed and BGC Partners, respectively, and their respective stockholders, and (iii) in the case of the Board of Directors of eSpeed, resolved to recommend that the holders of shares of eSpeed Common Stock adopt this Agreement in accordance with Section 251 of the DGCL;

WHEREAS, Cantor, as the sole stockholder of BGC Partners, has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, it is intended that the Merger will qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following terms have the meanings indicated:

“Acquired Entities” has the meaning set forth in Section 4.15(c) of this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Adjusted Closing Balance Sheet” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Cash” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Indebtedness” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Net Equity” has the meaning set forth in Section 2.8(b) of this Agreement.

“Administrative Services Agreements” means, collectively the Administrative Services Agreements attached to the Separation Agreement substantially in the forms of Exhibits A and G.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allocable Losses” has the meaning set forth in Section 10.2(b) of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Applicable Law” means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, properties or Assets.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Balance Sheet” has the meaning set forth in Section 4.8 of this Agreement.

“BGC Business” means the “Transferred Businesses” as defined in the Separation Agreement.

“BGC Division” means the BGC Division of Cantor.

“BGC Equity Interests” has the meaning set forth in Section 4.7(b) of this Agreement.

“BGC Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the business, financial condition or results of operations of BGC Partners and its Subsidiaries, taken as a whole; provided, however, that in no event shall any the following be deemed, either alone or in combination, to constitute, and nor shall any of the following be taken into account in determining whether there has been or will be, a BGC Material Adverse Effect: (a) changes in general economic or political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general; (b) changes adversely and generally affecting the industry in which BGC Partners and its Subsidiaries operates, (c) any failure, in and of itself, by BGC Partners and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a BGC Material Adverse Effect), (d) changes in laws, statutes, rules or regulations of Governmental Entities applicable to BGC Partners and its Subsidiaries or any of their respective properties or Assets, or in applicable accounting regulations or principles or interpretations thereof, or (e) changes resulting from consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Transaction Documents, in each case in accordance with the terms thereof, or resulting from any action or omission required pursuant to the terms of this Agreement or pursuant to the written request of eSpeed, except in the case of the foregoing clause (a) or (b), to the extent such change has a materially disproportionate impact on BGC Partners and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which BGC Partners and its Subsidiaries conduct their businesses after taking into account the collective size of BGC Partners and its Subsidiaries relative to such other for-profit participants.

“BGC Partners” has the meaning set forth in the preamble to this Agreement.

“BGC Partners Common Stock” means, collectively, BGC Partners Class A Common Stock, BGC Partners Class B Common Stock and the BGC Partners Class C Common Stock.

“BGC Partners Class A Common Stock” means the class A common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class B Common Stock” means the class B common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class C Common Stock” means the class C common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class A Units” means the limited liability company interests in BGC Partners, following the Conversion, designated as “Class A Units” in the New Limited Liability Company Agreement.

“BGC Partners Class B Units” means the limited liability company interests in BGC Partners, following the Conversion, designated as “Class B Units” in the New Limited Liability Company Agreement.

“BGC Partners Class C Unit” means the limited liability company interest in BGC Partners, following the Conversion, designated as the “Class C Unit” in the New Limited Liability Company Agreement.

“BGC Partners Disclosure Schedule” means the disclosure schedules of BGC Partners and Cantor, dated as of the date of this Agreement, and delivered by Cantor to eSpeed prior to execution of this Agreement.

“BGC Partners Plans” has the meaning set forth in Section 4.13(a) of this Agreement.

“BGC Partners Units” means, collectively, the BGC Partners Class A Units, the BGC Partners Class B Units and the BGC Partners Class C Unit.

“Board of Directors” means the Board of Directors of BGC Partners, eSpeed or the Surviving Corporation, as the case may be.

“Broker-Dealer Subsidiary” has the meaning set forth in Section 4.6(e).

“Burdensome Condition” has the meaning set forth in Section 7.2(a) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law or executive order to close.

“Cantor” has the meaning set forth in the preamble to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.3 of this Agreement.

“Claims” has the meaning set forth in Section 4.5 of this Agreement.

“Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Cash” means the aggregate amount of cash, cash equivalents and marketable securities of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than Opcos and their Subsidiaries) as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Closing Indebtedness” means the aggregate amount of Indebtedness of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than the Opcos and their Subsidiaries), as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Closing Net Equity” means the net equity of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than the Opcos and their Subsidiaries), as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Code” has the meaning set forth in the recitals to this Agreement.

“Contract” means any agreement, contract, obligation, promise or undertaking.

“Contractual Obligation” means, as to any Person, any provision of any security issued by or to such Person or of any agreement, undertaking, Contract, indenture, mortgage, real property lease, real property sublease, real property license, deed of trust or other instrument to which such Person is a Party or by which it or any of its property is bound.

“Contribution” has the meaning set forth in Section 2.7 of this Agreement.

“Conversion” has the meaning set forth in Section 2.1(a) to this Agreement.

“Copyrights” means any foreign or U.S. copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Covered Information” has the meaning set forth in Section 11.10(a) of this Agreement.

“Customer Information” has the meaning set forth in Section 4.16 of this Agreement.

“Deductible Amount” has the meaning set forth in Section 10.5(a) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dispute Notice” has the meaning set forth in Section 2.8(c) of this Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Time” has the meaning set forth in Section 2.4 of this Agreement.

“Employee/Partner Contracts” has the meaning set forth in Section 4.9(a) of this Agreement.

“Environmental Laws” means federal, state, local and foreign Laws, principles of common Laws, civil Laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“eSpeed” has the meaning set forth in the preamble to this Agreement.

“eSpeed Common Stock” means, collectively, the eSpeed Class A Common Stock and the eSpeed Class B Common Stock.

“eSpeed Class A Common Stock” means the class A common stock, par value $0.01 per share, of eSpeed (and, after the Effective Time, the Surviving Corporation).

“eSpeed Class B Common Stock” means the class B common stock, par value $0.01 per share, of eSpeed (and, after the Effective Time, the Surviving Corporation).

“eSpeed Disclosure Schedule” means the schedules of eSpeed, dated as of the date of this Agreement, and delivered by eSpeed to Cantor prior to execution of this Agreement.

“eSpeed Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the business, financial condition or results of operations of eSpeed and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, and nor shall any of the following be taken into account in determining whether there has been or will be, an eSpeed Material Adverse Effect: (a) changes in general economic or political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general; (b) changes adversely and generally affecting the industry in which eSpeed and its Subsidiaries operates, (c) any failure, in and of itself, by eSpeed and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, an eSpeed Material Adverse Effect), (d) changes in laws, statutes, rules or regulations of governmental entities applicable to eSpeed and its Subsidiaries or any of their respective properties or Assets, or in applicable accounting regulations or principles or interpretations thereof, or (e) changes resulting from consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Transaction Documents, in each case in accordance with the terms thereof, or resulting from any action or omission required pursuant to the terms of this Agreement or pursuant to the written request of BGC Partners, except in the case of the foregoing clause (a) or (b), to the extent such change has a materially disproportionate impact on eSpeed and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which eSpeed and its Subsidiaries conduct their businesses after taking into account the collective size of eSpeed and its Subsidiaries relative to such other for-profit participants.

“eSpeed Special Committee” means the special committee of the Board of Directors of eSpeed established to evaluate and make its recommendation to the stockholders of eSpeed (other than Cantor and its Affiliates) concerning this Agreement and the Merger.

“eSpeed Stockholder Approval” has the meaning set forth in Section 5.2 of this Agreement.

“eSpeed Stockholder Meeting” has the meaning set forth in Section 7.8(a) of this Agreement.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.8(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.8(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Closing Net Equity” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Bylaws” means the Bylaws of BGC Partners in effect on the date of this Agreement and attached as Exhibit A.

“Existing Certificate of Incorporation” means the Certificate of Incorporation of BGC Partners, as amended, in effect on the date of this Agreement and attached as Exhibit B.

“Form S-1” means BGC Partners’ Registration Statement on Form S-1 filed with the SEC on February 8, 2007, as it may be amended prior to the date hereof.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.8(h)(i).

“Final Closing Cash” has the meaning set forth in Section 2.8(h)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.8(h)(ii).

“Final Closing Net Equity” has the meaning set forth in Section 2.8(h)(iv).

“Financial Statements” has the meaning set forth in Section 4.8.

“Global Opco” has the meaning set forth in the preamble.

“Global Opco General Partner Interest” means the “General Partnership Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Unit” means a “Unit” as defined in the New Global Opco Limited Partnership Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, the NASD, all applicable stock exchanges and any other SROs having jurisdiction over eSpeed or BGC Partners and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Exchangeable Limited Partnership Interest” means an “Exchangeable Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Founding Partner Interest” means a “Founding Partner Interest,” as defined in the New Holdings Limited Partnership Agreement.

“Holdings General Partner Interest” means a “General Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Units” means a “Unit” as defined in the New Holdings Limited Partnership Agreement.

“HSR Act” has the meaning set forth in Section 4.2 of this Agreement.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions).

“Indemnified Parties” has the meaning set forth in Section 10.2 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.3 of this Agreement.

“Indemnity Period” has the meaning set forth in Section 10.1 of this Agreement.

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Injunction” has the meaning set forth in Section 8.1(d) of this Agreement.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Trade Secrets, Internet Assets, Software and other proprietary rights.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Joint Services Agreement” means the Amended and Restated Joint Services Agreement, dated as of October 1, 2005, by and between Cantor and eSpeed, as amended.

“Knowledge of BGC Partners” means the actual knowledge of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel or Douglas R. Barnard.

“Knowledge of eSpeed” means the actual knowledge of Howard W. Lutnick, Lee M. Amaitis, Stephen M. Merkel, Paul Saltzman and Frank V. Saracino.

“Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liabilities” means any and all Losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all Contractual Obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action or threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License” has the meaning set forth in Section 7.4 of this Agreement.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Losses” means all Liabilities incurred by an Indemnitee, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided, that “Losses” shall not include any Special Damages except if and to the extent awarded against such Indemnitee in an Action involving a Third-Party Claim against such Indemnified Party and shall be calculated after giving effect to any related Tax benefit and amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts.

“Market Price” means the average of the closing price per share of eSpeed Class A Common Stock on each of the 10 consecutive trading days ending on the Closing Date.

“Material Contract” has the meaning set forth in Section 4.9(a) of this Agreement.

“Material Employment Arrangement” has the meaning set forth in Section 4.9(b) of this Agreement.

“Merger” has the meaning set forth in Section 2.2 of this Agreement.

“Merger Consideration” means the shares of eSpeed Common Stock issued in the Merger pursuant to Section 3.1.

“NASD” means the National Association of Securities Dealers, Inc.

“NASD Regulations” means all of the rules and regulations promulgated by the NASD.

“New Bylaws” has the meaning set forth in Section 2.5 of this Agreement.

“New Certificate of Incorporation” has the meaning set forth in Section 2.5 of this Agreement.

“New Global Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Global Holdings, L.P., substantially in the form attached as Exhibit C.

“New Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, substantially in the form attached as Exhibit D.

“New Limited Liability Company Agreement” has the meaning set forth in Section 2.1(a) of this Agreement.

“New U.S. Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Partners, L.P., substantially in the form attached as Exhibit E.

“Opcos” shall mean U.S. Opco and Global Opco.

“Orders” has the meaning set forth in Section 4.2 of this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means any foreign or U.S. patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permits” has the meaning set forth in Section 4.6(b) of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of Section 3(3) of ERISA), including, any employment or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA.

“Privacy Policy” has the meaning set forth in Section 4.16 of this Agreement.

“Proxy Statement” has the meaning set forth in Section 7.8(a) of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit F.

“Representatives” has the meaning set forth in Section 11.11(a) of this Agreement.

“Required Governmental Approvals” means all consents or approvals required from any Governmental Authority, stock exchange or SRO listed on Schedule 4.3(g).

“Requirements of Law” means, as to any Person, any Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court, any other Governmental Authority, stock exchange or SRO, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Resolution Date” has the meaning set forth in Section 2.8(d) of this Agreement.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees or their spouses or dependents beyond their retirement or other termination of service (other than severance benefits, coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA,” or benefits the cost of which is fully paid by the current or former employee or his or her dependents).

“Review Period” has the meaning set forth in Section 2.8(c) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreement” means the Separation Agreement in the form attached hereto as Exhibit G, as it may be amended from time to time pursuant to the terms of this Agreement and the terms of the Separation Agreement.

“Separation” shall mean the separation of the BGC Business from the other business and operations of Cantor on the terms and subject to the conditions set forth in the Separation Agreement.

“Significant Subsidiaries” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X under the Exchange Act, as in effect on the date of this Agreement.

“Software” means any computer software programs, source code, object code, data and documentation, including, any computer software programs that incorporate and run BGC Partners’ pricing models, formulae and algorithms.

“Special Damages” means any special, exemplary, indirect, incidental, punitive or consequential damages whatsoever, including damages for lost profits and lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Special Item” has the meaning set forth on Section 10.2(a) of this Agreement.

“SRO” has the meaning set forth in Section 4.2 of this Agreement.

“Stock Equivalents” of a Person means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock, equity or other capital stock of such Person, and any option, warrant or other subscription or purchase right with respect to common stock, equity or other capital stock of such Person.

“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person; provided, however, that, for purposes of the representations and warranties set forth in this Agreement, references to “Subsidiaries” of BGC Partners shall be deemed to include (i) all Persons that will be “Subsidiaries” of BGC Partners after giving effect to the Closing (as defined in the Separation Agreement) under the Separation Agreement and (ii) Cantor, to the extent engaged in the business of the BGC Division or the Transferred Businesses.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Target Closing Cash” means $25 million.

“Target Closing Indebtedness” means $150 million.

“Target Closing Net Equity” means $146.5 million.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, income, profits, windfall profits, alternative or add-on, minimum, accumulated earnings, environmental, personal holding company, capital stock, capital gains, premium, estimated, excise, stamp, registration, sales, use, license, occupancy, occupation, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security (or similar), payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Tax Receivable Agreement” means the tax receivable agreement to be entered into pursuant to the term sheet set forth on Exhibit H.

“Third-Party Claim” has the meaning set forth in Section 10.4(a) of this Agreement.

“Trade Secrets” means any trade secrets, research records, business methods, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transaction Documents” means, collectively, this Agreement, the Tax Receivable Agreement, the Administrative Services Agreements, the Separation Agreement and the Registration Rights Agreement.

“Transferred Assets” has the meaning set forth in Section 2.01(a) of the Separation Agreement.

“Transferred Businesses” has the meaning set forth in the recitals of the Separation Agreement.

“U.S. GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“U.S. Opco” has the meaning set forth in the preamble.

“U.S. Opco General Partner Interest” means a “General Partnership Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Unit” means a “Unit” as defined in the New U.S. Opco Limited Partnership Agreement.

1.2 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

1.3 Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

1.4 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles or Schedules contained herein mean Sections, Articles or Schedules of this Agreement unless otherwise stated.

ARTICLE II

THE MERGER AND CONTRIBUTION

2.1 Certain Actions Prior to the Merger.

(a) Conversion. Prior to the Separation, BGC Partners shall file a Certificate of Conversion under the DGCL and DLLCA to convert from a Delaware corporation to a Delaware limited liability company that is disregarded as an entity separate from Cantor for U.S. federal income tax purposes (the “Conversion”). In the Conversion, (i) each share of BGC Partners Class A Common Stock will be converted into one BGC Partners Class A Unit, (ii) each share of BGC Partners Class B Common Stock will be converted into one BGC Partners Class B Unit and (iii) each share of BGC Partners Class C Common Stock will be converted into one BGC Partners Class C Unit. In connection with the Conversion, BGC Partners shall be renamed “BGC Partners, LLC”, and the limited liability company agreement of BGC Partners shall be in substantially the form set forth on Exhibit I (the “New Limited Liability Company Agreement”).

(b) Separation. Cantor, BGC Partners, the Opcos and Holdings agree that, prior to the Merger, they shall execute the Separation Agreement and take such actions as are necessary to cause the Closing (as defined in the Separation Agreement) to occur prior to the Closing hereunder. None of Cantor, BGC Partners or the Opcos shall amend, modify or waive any provision of the form of Transaction Documents, the Exhibits to the Transaction Documents or the Exhibits to this Agreement without the prior written consent of eSpeed following approval of (i) if prior to the Closing, the eSpeed Special Committee or (ii) if after the Closing, the Audit Committee of the Surviving Corporation; provided that (1) if the proposed amendment, modification or waiver is not adverse to eSpeed, then such consent and approval by eSpeed and the eSpeed Special Committee or the Audit Committee of the Surviving Corporation, as the case may be, shall not be unreasonably withheld; or (2) if the proposed amendment, modification or waiver is adverse to eSpeed, then eSpeed and the eSpeed Special Committee or the Audit Committee of the Surviving Corporation, as the case may be, shall consider such amendment, modification or waiver in good faith, but shall have sole discretion as to whether to approve such amendment, modification or waiver.

(c) Contribution of Cash. Following the Separation and prior to the Merger, Cantor or its Subsidiaries shall contribute an amount of cash to Holdings equal to the Target Closing Cash, and Holdings shall contribute such cash to the Opcos in exchange for the issuance to Holdings of U.S. Opco Units and Global Opco Units (it being understood that the U.S. Opco Units and Global Opco Units so issued shall not cause the issued and outstanding U.S. Opco Units and Global Opco Units as of immediately prior to the Effective Time to be in excess of the amounts set forth in Section 6.6).

2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, BGC Partners shall merge with and into eSpeed (the “Merger”), and the separate existence of BGC Partners shall cease. eSpeed shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. At the Effective Time, the separate limited liability company existence of BGC Partners shall cease to exist. The Merger shall have the effects set forth in the DGCL and the DLLCA.

2.3 Closing. The closing of the Merger (the “Closing”) shall take place in the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. on the third Business Day (unless BGC Partners and eSpeed agree to another time, date or place) after satisfaction or waiver of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, on the Closing Date, BGC Partners and eSpeed shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with, and shall make all other filings or recording and take all such other action required with respect to, the Merger under relevant provisions of the DGCL and the DLLCA. The Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as BGC Partners and eSpeed specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.5 Constituent Documents of the Surviving Corporation. Effective as of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read substantially in the form attached as Exhibit J (the “New Certificate of Incorporation”), and the bylaws of the Surviving Corporation shall be substantially in the form attached as Exhibit K (the “New Bylaws”), in each case, until thereafter amended as permitted by Law.

2.6 Directors and Officers. The directors of eSpeed immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and Howard W. Lutnick and Lee M. Amaitis shall be Co-Chief Executive Officers of the Surviving Corporation. Such directors and officers shall hold office in accordance with and subject to the New Certificate of Incorporation and the New Bylaws.

2.7 The Contribution. Concurrently with, or immediately after the Effective Time, the Surviving Corporation shall, and shall cause each of its Subsidiaries (other than Holdings or any of its Subsidiaries and other than the Opcos or any of their respective Subsidiaries) to, contribute, convey, transfer, assign and deliver to the Opcos, and the Opcos shall acquire, accept and assume from the Surviving Corporation and its applicable Subsidiaries, all of the right, title and interest of the Surviving Corporation and its applicable Subsidiaries in, to and under all of the Assets and Liabilities of the Surviving Corporation and its Subsidiaries (other than Holdings or any of its Subsidiaries and other than the Opcos or any of their respective Subsidiaries) (such transaction, the “Contribution”). In exchange for the Contribution, (a) U.S. Opco shall issue to the Surviving Corporation and its applicable Subsidiaries U.S. Opco Limited Partnership Interests consisting of an aggregate number of U.S. Opco Units equal to the number of outstanding shares of eSpeed Common Stock immediately prior to the Effective Time and (b) Global Opco shall issue to the Surviving Corporation and its applicable Subsidiaries Global Opco Limited Partnership Interests consisting of an aggregate number of Global Opco Units equal to the number of outstanding shares of eSpeed Common Stock immediately prior to the Effective Time.

2.8 Closing Cash; Closing Indebtedness Closing Net Equity.

(a) No later than five Business Days prior to the Closing, Cantor shall deliver, or cause to be delivered, to eSpeed a balance sheet (the “Preliminary Closing Balance Sheet”) setting forth Cantor’s good-faith estimates of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), and (iii) the Closing Net Equity (the “Estimated Closing Net Equity”). Cantor shall give, and shall cause its advisors, accountants and representatives to give, eSpeed, the eSpeed Special Committee and their respective advisors, accountants and representatives access to such books, records, work papers and personnel of Cantor as may be reasonably necessary to understand the calculations set forth in the Preliminary Closing Balance Sheet.

(b) Within ninety (90) calendar days following the Closing Date, Cantor shall prepare, or cause to be prepared, and deliver to the Surviving Corporation a statement (the “Adjusted Closing Balance Sheet”) setting forth Cantor’s calculation of (i) the Closing Cash (the “Adjusted Closing Cash”), (ii) the Closing Indebtedness (the “Adjusted Closing Indebtedness”), and (iii) the Closing Net Equity (the “Adjusted Closing Net Equity”). Cantor shall give, and shall cause its advisors, accountants and representatives to give, the Surviving Corporation, the Audit Committee of the Surviving Corporation and their respective advisors, accountants and representatives access to such books, records, work papers and personnel of Cantor as may be reasonably necessary to understand the calculations set forth in the Adjusted Closing Balance Sheet.

(c) The Surviving Corporation shall have thirty (30) calendar days from the date on which the Adjusted Closing Balance Sheet is delivered to it to assess the preparation and confirm the accuracy of the Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Cash, Adjusted Closing Indebtedness and the Adjusted Closing Net Equity (the “Review Period”). If the Surviving Corporation believes in good faith that the Adjusted Closing Balance Sheet (or the calculation of the Adjusted Closing Cash, the Adjusted Closing Indebtedness or the Adjusted Closing Net Equity) is inaccurate, the Surviving Corporation may, on or prior to the last day of the Review Period, deliver a written notice to Cantor setting forth, in reasonable detail, each disputed item or amount and the basis for the Surviving Corporation’s disagreement therewith, together with supporting calculations and documentation (the “Dispute Notice”). The Surviving Corporation and the Audit Committee of the Surviving Corporation shall give, and shall cause their respective advisors, accountants and representatives to give, Cantor and its advisors, accountants and representatives access to such books, records, work papers and personnel of the Surviving Corporation and the Audit Committee of the Surviving Corporation as may be reasonably necessary to understand the calculations set forth in the Dispute Notice.

(d) If the Surviving Corporation delivers to Cantor a Dispute Notice on or prior to the last day of the Review Period, the Surviving Corporation and Cantor shall negotiate in good faith to resolve any disputes properly identified in such Dispute Notice. If Cantor and the Surviving Corporation agree in writing on resolution of all disputes properly identified in such Dispute Notice, then the Adjusted Closing Balance Sheet, the Adjusted Closing Cash, the Adjusted Closing Indebtedness and the Adjusted Closing Net Equity, each as modified by such agreement of the Surviving Corporation and Cantor, shall be and become final and binding on the Parties. If the Parties are unable to resolve all disputed items in such Dispute Notice within fifteen (15) calendar days after the Surviving Corporation’s delivery of such Dispute Notice to Cantor, they shall promptly thereafter cause an Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Indebtedness and Closing Net Equity. In making such calculation, the Accounting Referee shall consider only those items or amounts as to which Cantor and the Surviving Corporation have disagreed. The Accounting Referee shall deliver to Cantor and the Surviving Corporation a report setting forth such calculation. Cantor and the Surviving Corporation shall use their reasonable best efforts to cause the Accounting Referee to deliver such report within 30 days following appointment of the Accounting Referee. Such report shall be final and binding upon Cantor and the Surviving Corporation. The cost of such review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Referee) bears to the total amount of the disputed items. Cantor and the Surviving Corporation shall promptly reimburse the other to the extent that the other paid more than the amount so required pursuant to the preceding sentence. “Accounting Referee” shall mean an internationally recognized independent accounting firm mutually agreeable to Cantor and the Audit Committee of the Surviving Corporation.

(e) Cantor and the Surviving Corporation will, and will cause their respective independent accountants to, cooperate and assist in the calculation of Closing Cash, Closing Indebtedness and Closing Net Equity and in the conduct of the review by the Accounting Referee referred to in this Section 2.8, including the making available to the extent necessary of books, records, work papers and personnel.

(f) If (i) the Final Net Equity differs from the Target Closing Net Equity, (ii) the Final Closing Cash differs from the Target Closing Cash and/or (iii) the Final Closing Indebtedness differs from the Target Closing Indebtedness, then Cantor, on the one hand, and the Opcos, on the other hand, shall pay an amount of cash to the other as is necessary so that the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account such payment of cash) is equal to the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively; provided, however, that, to the extent that the payment of cash is not sufficient to cause the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account such payment of cash) to equal the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively, then Cantor and the Opcos shall take such other additional actions (including the transfer of assets, incurrence of Indebtedness, the creation of intercompany receivables or payables) as mutually agreed between Cantor and the Surviving Corporation so that the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account the payment of cash and such other additional actions) is equal to the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively.

(g) If the Opcos shall be obligated to make any payment to Cantor, or if any payments shall be owed from the Opcos to Cantor, pursuant to Sections 2.8(f), then the Surviving Corporation shall determine the proportion of such payment that shall be made by U.S. Opco, on the one hand, and Global Opco, on the other hand, and the proportion of such payment that shall be owed by U.S. Opco, on the one hand, and Global Opco, on the other hand (it being understood that such determination shall not change the fact that the Opcos shall be jointly and severally liable for any obligation pursuant to Sections 2.8(f)).

(h) For purposes of this Agreement:

(i) “Final Closing Balance Sheet” means the Adjusted Closing Balance Sheet, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(ii) “Final Closing Cash” means the Adjusted Closing Cash, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(iii) “Final Closing Indebtedness” means the Adjusted Closing Indebtedness, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(iv) “Final Closing Net Equity” means the Adjusted Closing Net Equity, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to

Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(i) All actions taken by the Surviving Corporation under this Section 2.8 shall be taken under the supervision of the Audit Committee of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION

3.1 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any limited liability company interests in BGC Partners or of any eSpeed Common Stock and subject to Section 3.3:

(i) each BGC Partners Class A Unit issued and outstanding immediately prior to the Effective Time shall be converted into one share of eSpeed Class A Common Stock;

(ii) each BGC Partners Class B Unit issued and outstanding immediately prior to the Effective Time shall be converted into one share of eSpeed Class B Common Stock; and

(iii) each BGC Partners Class C Unit issued and outstanding immediately prior to the Effective Time shall be converted into 100 shares of eSpeed Class B Common Stock.

(b) The shares of eSpeed Class A Common Stock and shares of eSpeed Class B Common Stock issued and outstanding immediately prior to the Effective Time will, at the Effective Time, remain outstanding as shares of eSpeed Class A Common Stock and shares of eSpeed Class B Common Stock, respectively.

(c) On and after the Effective Time, (i) the holders of Holdings Exchangeable Limited Partnership Interests shall have a right to exchange such Holdings Exchangeable Limited Partnership Interests with the Surviving Corporation for eSpeed Class B Common Stock in accordance with the terms of the New Holdings Limited Partnership Agreement; provided, however, that, if there shall remain no authorized but unissued eSpeed Class B Common Stock at the time of such exchange, such Holdings Limited Partnership Interests shall be exchanged for eSpeed Class A Common Stock in accordance with the terms of the New Holdings Limited Partnership Agreement; and (ii) the holders of Holdings Founding Partner Interests shall not have a right to exchange such Holdings Founding Partner Interests with the Surviving Corporation for BGC Partners Common Stock unless otherwise determined by Cantor in accordance with the terms of the New Holdings Limited Partnership Agreement.

3.2 Cancellation of BGC Partners Units. At the Effective Time, all of the outstanding BGC Partners Units (which shall represent all of the outstanding limited liability company interests in BGC Partners) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Certificates representing such BGC Partners Units, if any, prior to the Effective Time shall be deemed for all purposes to represent the number and class of shares of eSpeed Common Stock into which such BGC Partners Units were converted in the Merger pursuant to Section 3.1. Holders of BGC Partners Units as of immediately prior to the Effective Time will, as of the Effective Time, cease to be, and will have no rights as, members of BGC Partners, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such BGC Partners Units having a record date before the Effective Time and (b) receive the Merger Consideration provided under this Article III. After the Effective Time, there will be no transfers of BGC Partners Units on the books of BGC Partners.

3.3 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of eSpeed Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Surviving Corporation will pay to each holder of a BGC Partners Unit who would otherwise be entitled to a fractional share of eSpeed Common Stock an amount in cash (without interest) determined by multiplying such fraction of a share of eSpeed Common Stock by the Market Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BGC PARTNERS

Except as disclosed in the BGC Partners Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the BGC Partners Disclosure Schedule in any one or more sections of the BGC Partners Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the BGC Partners Disclosure Schedule solely to the extent that the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference) or in the Form S-1 solely to the extent that the relevance of such disclosure is readily apparent (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the Form S-1 solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), BGC Partners hereby represents and warrants to eSpeed as follows:

4.1 Corporate Existence and Power. Each of BGC Partners and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a BGC Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that BGC Partners or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein. BGC Partners has made available to eSpeed complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

4.2 Authorization; No Contravention. BGC Partners has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by BGC Partners of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by BGC Partners, and no corporate, limited partnership or other action on the part of BGC Partners is necessary. Except for approval, (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or as set forth on Schedule 4.2 of the BGC Partners Disclosure Schedule, the execution, delivery and performance by BGC Partners of this Agreement and each of the other Transaction Documents to which BGC Partners is a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of BGC Partners or its Subsidiaries, any organizational document, instrument or certificate of BGC Partners or its Subsidiaries or any material Requirement of Law applicable to BGC Partners or its Subsidiaries and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, or as set forth on Schedule 4.2 of the BGC Partners Disclosure Schedule do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, BGC Partners or its Subsidiaries.

4.3 Governmental Approvals; Third-Party Consents. Except (a) for the filings with the Delaware Secretary of State to effect the Conversion, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the NASD, (d) for the filing of the Certificate of Merger, (e) for such filings with the NASDAQ Global Market to obtain the authorizations for listing contemplated by this agreement, (f) for any approval, consent, authorization of filing that if not obtained would not be material to the BGC Partners and its Subsidiaries, taken as a whole, and (g) as set forth in Schedule 4.3 of the BGC Partners Disclosure Schedule (for each of (a) through (g), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchanges, Governmental Authority, quasi-governmental entities or SROs having jurisdiction or supervision over BGC Partners or any of its Subsidiaries, no consent or approval of any third parties and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by BGC Partners of this Agreement and each of the other Transaction Documents to which it will be party or the transactions contemplated hereby and thereby.

4.4 Binding Effect. This Agreement has been duly executed by BGC Partners and, as of the Closing Date, each of the other Transaction Documents to which it will be a party shall have been duly executed and delivered by BGC Partners, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of BGC Partners, enforceable against BGC Partners in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

4.5 Litigation. Except as set forth on Schedule 4.5 of the BGC Partners Disclosure Schedule, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or, to the Knowledge of BGC Partners, investigations (collectively, “Claims”) which, individually or in the aggregate, would reasonably be expected to be material to BGC Partners and its Subsidiaries taken as a whole pending or, to the Knowledge of BGC Partners, threatened, at Law, in equity, in arbitration or before any Governmental Authority against BGC Partners or any of its Subsidiaries. No Order has been issued by any court or other Governmental Authority against BGC Partners or any its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which BGC Partners is a party.
4.6 Compliance with Laws.

(a) Except as set forth on Schedule 4.6(a) of the BGC Partners Disclosure Schedule, (i) each of BGC Partners and its Subsidiaries have been since December 31, 2004 and are in compliance in all material respects with all Requirements of Law and all Orders of any Governmental Authority applicable to BGC Partners and its Subsidiaries except as would not be reasonably expected to be material to BGC Partners and its Subsidiaries, taken as a whole, as of the date of this Agreement or as of the Closing and (ii) there is no existing or, to the Knowledge of BGC Partners, proposed Requirement of Law that would reasonably be expected to prohibit or restrict BGC Partners or its Subsidiaries from, or otherwise affect BGC Partners or its Subsidiaries in, conducting its businesses in any jurisdiction in which it now conducts such businesses which would reasonably be expected to be material to BGC Partners and its Subsidiaries, taken as a whole, as of the date of this Agreement or as of the Closing.

(b) BGC Partners and its Subsidiaries hold all material authorizations, licenses, permits, certificates, easements, exemptions, orders, consents, registrations, clearances and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for ownership, leasing, and operation of each of their properties and other assets and the conduct of each of their businesses as each such business is being conducted as of the date hereof and all such Permits are valid and in full force and effect.

(c) Since December 31, 2004, (i) neither BGC Partners nor any of its Subsidiaries has received (and does not otherwise have any BGC Partners Knowledge of) any written notice from any Governmental Entity that (x) alleges any noncompliance (or that BGC Partners or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged noncompliance) with any applicable Law, (y) asserts any deficiency in required legal capital or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit, in each of cases (x), (y) and (z), that is material to BGC Partners and its Subsidiaries, taken as a whole, and (ii) neither BGC Partners nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Entity with respect to its non-compliance with, or violation of, any applicable Law.

(d) Each Subsidiary of BGC Partners that is a U.S. broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, except as would not be expected to be material to BGC Partners and its Subsidiaries taken as a whole.

4.7 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of BGC Partners consists of Three Hundred Fifty Million and One (350,000,001) shares, consisting of (a) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share, and (b) Three Hundred Million and One (300,000,001) shares of Common Stock, of which Two Hundred Million (200,000,000) shares will be designated as Class A Common Stock, par value $0.01 per share, One Hundred Million (100,000,000) shares will be designated as Class B Common Stock, par value $0.01 per share, and one share will be designated as Class C Common Stock, par value $0.01 per share, of which 1,000 shares of Class A Common Stock are issued and outstanding. On the Closing Date, immediately prior to the Effective Time, (i) the authorized equity interests of BGC Partners shall consist of (A) 200,000,000 BGC Partners Class A Units, of which zero (0) shall be issued and outstanding, (B) 100,000,000 BGC Partners Class B Units, of which 21,968,971 shall be issued and outstanding, and (C) one (1) BGC Partners Class C Unit, which BGC Class C Unit shall be issued and outstanding; and (ii) there shall be 111,890,929 issued and outstanding Holdings Units, each of which, if held by a member of the Cantor Group, shall be exchangeable with BGC Partners into one BGC Partners Class B Unit (or, at the option of Cantor or if there shall be an insufficient number of authorized but unissued BGC Partners Class A Units at the time of such exchange, one BGC Partners Class A Unit) and, if not held by a member of Cantor Group, may or may not be exchangeable with BGC Partners into one BGC Partners Class A Unit. Except as set forth on Schedule 4.7(a) of the BGC Partners Disclosure Schedule and the prior sentence, as of the Closing Date immediately prior to the Closing, there shall be no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire by or from BGC Partners, (i) any authorized but unissued equity of BGC Partners, (ii) any Stock Equivalents or (iii) any other securities of BGC Partners and there are no commitments, Contracts, agreements, arrangements or understandings by BGC Partners to issue any shares of BGC Partners’ capital stock or any Stock Equivalents or other securities of BGC Partners.

(b) Schedule 4.7(b)(i) of the BGC Partners Disclosure Schedule sets forth for each Subsidiary of BGC Partners as of the Closing Date, a list of (i) the jurisdiction of organization of such Subsidiary; (ii) the capitalization as of the Closing of such Subsidiary (collectively, the “BGC Equity Interests”); and (iii) the ownership (direct or indirect) as of the Closing of all outstanding BGC Equity Interests of such Subsidiary; provided that, notwithstanding the above, as of the closing of the Separation, all businesses contemplated to be contributed to the BGC Partners and its Subsidiaries in connection with the Separation will be so contributed. As of the Closing Date, all of the outstanding BGC Equity Interests will be duly authorized, validly issued, fully paid and non-assessable (if applicable), and will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities Laws and will be owned free and clear of all Liens, except for immaterial Liens. Except as set forth on Schedule 4.7(b)(ii) of the BGC Partners Disclosure Schedule and except for the Holdings Exchangeable Interests and, in certain circumstances, the Holdings Founding Partner Interests, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by BGC Partners or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of BGC Partners or any of its Subsidiaries, and there is no outstanding security of any kind issued or granted by BGC Partners or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity. Except as set forth on Schedule 4.7(b)(ii) of the BGC Partners Disclosure Schedule, neither BGC Partners nor any of its Subsidiaries owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary of such entity.

4.8 Financial Statements. BGC Partners shall have delivered or made available to the eSpeed Special Committee copies of the combined statements of financial condition of the BGC Division as of December 31, 2006, 2005 and 2004 (the statement of financial condition for the year ended December 31, 2006, the “Balance Sheet”), and the related combined statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 2006 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, and (b) fairly present in all material respects the financial condition, operating results and cash flows of BGC Partners and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with U.S. GAAP. Except as set forth on Schedule 4.8 of the BGC Partners Disclosure Schedule, the books and records of BGC Partners and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements.

4.9 Material Contracts.

(a) Schedule 4.9(a) of the BGC Partners Disclosure Schedule sets forth a list as of the date of this Agreement of all Contracts (excluding any employment, compensation, partnership arrangements or agreements (“Employee/Partner Contracts”)), in any case, of the following types, or which are otherwise material to BGC Partners and its Subsidiaries, taken as a whole after giving effect to the Separation, which have not been fully performed and for which after giving effect to the Merger, BGC Partners or any of its Subsidiaries has any continuing rights, obligations or liabilities thereunder (to which BGC Partners or any of its Subsidiaries is a party or by which any member, any of their respective Subsidiaries or any of their respective Assets is bound) (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract containing a covenant restricting the ability of BGC Partners or any of its Subsidiaries (or that, following the Closing, would restrict the ability of the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to hire any individual or group of individuals;

(ii) any joint venture, partnership, strategic alliance or other similar Contract (including any franchising agreement but in any event excluding introducing broker agreements); and any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of BGC Partners or any of its Subsidiaries;

(iii) any Contract with any Governmental Authority (other than Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on BGC Partners or its Subsidiaries;

(iv) any Contract relating to Indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $5,000,000; and

(v) any Contract the termination or breach of which, or the failure to obtain consent in respect of is reasonably likely to have a BGC Material Adverse Effect.

(b) The Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Neither BGC Partners nor any of its Subsidiaries is, in any material respect, in violation or breach of or default under (or, to the Knowledge of BGC Partners, is alleged to be in default or breach in any material respect under) any Material Contract or under any Employee/Partner Contract in any case, material to BGC Partners and its Subsidiaries, and after giving effect to the Merger (each, a “Material Employment Arrangement”) nor, to the Knowledge of BGC Partners, is any other party to any such Material Contract or such Material Employment Arrangement. Except as set forth on Schedule 4.9(b) of the BGC Partners Disclosure Schedule, to the Knowledge of BGC Partners, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit that is material to BGC Partners and its Subsidiaries, taken as a whole.

4.10 No Material Adverse Change. Since December 31, 2006 and except as set forth on Schedule 4.10 of the BGC Partners Disclosure Schedule and except as expressly contemplated by this Agreement or the transactions contemplated by this Agreement and the Transaction Documents (including the Separation and the Merger) or as expressly consented to in writing by the eSpeed Special Committee, (a) there has not been any change, event or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to have a BGC Material Adverse Effect, (b) neither BGC Partners nor any of its Subsidiaries has acted outside the ordinary course of business in accordance with past practice, (c) neither BGC Partners nor any of its Subsidiaries has increased the compensation of any of their officers or the rate of pay of any of their employees taken as a whole or amended or implemented any plan, in any such case, in any material respect, except as part of regular compensation increases in the ordinary course of business, and (d) there has not occurred a material change in the accounting principles or practice of BGC Partners or any of its Subsidiaries except as required by reason of a change in U.S. GAAP.

4.11 Taxes. Except as set forth on Schedule 4.11 of the BGC Partners Disclosure Schedule (a) BGC Partners and its Subsidiaries have timely filed or caused to be filed all material returns for Taxes that they are required to file on and through the date of this Agreement (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (b) BGC Partners and its Subsidiaries have paid in full, or made adequate provision on the Balance Sheet (in accordance with U.S. GAAP) for, all material Taxes with respect to periods ending on or before the date of the Balance Sheet; (c) with respect to all material Tax returns of BGC Partners and its Subsidiaries, (i) there is no material unpaid Tax deficiency proposed in writing against BGC Partners or its Subsidiaries, and (ii) no audit is in progress with respect to any material return for Taxes, no extension of time is in force with respect to any date on which any material return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) BGC Partners and its Subsidiaries have paid in full or made adequate provision on their books and records for all material Taxes with respect to periods ending after the date of the Balance Sheet (including any such Taxes arising in connection with the transactions effected pursuant to the Separation Agreement or in connection therewith); and (e) there are no material Liens for Taxes on the material Assets of BGC Partners or its Subsidiaries other than Liens for Taxes not yet due and payable.

4.12 Labor Relations. Except as set forth in Schedule 4.12 of the BGC Partners Disclosure Schedule, (a) neither BGC Partners nor any of its Subsidiaries is engaged in any unfair labor practice material to BGC Partners and its Subsidiaries, taken as a whole; (b) there is (i) no material grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or any of its Subsidiaries and (ii) no strike, material labor dispute (other than employment disputes), slowdown or stoppage pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or any of its Subsidiaries, (c) neither BGC Partners nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; (d) there is no union representation question existing with respect to the employees of BGC Partners or any of its Subsidiaries, and (e) no union organizing activities are taking place.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 of the BGC Partners Disclosure Schedule lists each material Plan (excluding any employment agreements) that BGC Partners or its Subsidiaries sponsors, maintains or to which BGC Partners or any of its Subsidiaries contributes or is obligated to contribute or has any liability (the “BGC Partners Plans”) and specifies if such Plan is sponsored at BGC Partners or its Subsidiaries. Each BGC Partners Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. BGC Partners has made available to eSpeed copies of all such BGC Partner Plans and to the extent applicable financial (including FASB 106 with respect to any Retiree Welfare Plan) or actuarial reports. For purposes of this Agreement, in no event shall the term BGC Partners Plans include any Plan that is sponsored or maintained by eSpeed or its Subsidiaries.

(b) No Claim with respect to any BGC Partners Plan (other than routine claims for benefits) is pending, which could reasonably be expected to result in a material liability to BGC Partners.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each BGC Partners Plan that is intended to be qualified under Section 401(a) of the Code stating that such plan is so qualified and to the Knowledge of BGC Partners no events have occurred that would reasonably be expected to result in the revocation of such determination.

(d) No BGC Partners Plan is a Retiree Welfare Plan or an unfunded pension plan.

(e) Except as set forth in Schedule 4.13(e) of the BGC Partners Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or together with any other event, shall not accelerate the time of the payment or vesting of compensation due to, increase the amount of compensation due to, or result in severance payable to any employee or former employee of BGC Partners and its Subsidiaries whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

(f) No BGC Partners Plan is subject to Title IV of ERISA or Section 412 of the Code. As a result of the consummation of the transactions contemplated by this Agreement, neither BGC Partners nor any of its Subsidiaries is reasonably expected to have any direct or contingent obligation (other than for premiums payable to the Pension Benefit Guaranty Corporation under Title IV of ERISA) with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code that is due to the affiliation of BGC Partners or any of its Subsidiaries with any entity that, together with BGC Partners or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414(b) or (c) of the Code (and with respect to Section 412 of the Code and Section 302 of ERISA, including Sections 414(m) and (o) of the Code), that is in addition to any direct or contingent obligation that the BGC Partners and its Subsidiaries had or could reasonably have had prior to the Closing Date as a result of the direct or indirect ownership (based on value or voting control) of Howard W. Lutnick.

(g) Neither BGC Partners nor any of its Subsidiaries has any liability to participants or unitholders with respect to the CFLP Incentive Unit Bonus Plan or any units otherwise granted pursuant to the Amended and Restated Agreement of Limited Partnership of Cantor, as it may be amended from time to time, other than arising under the New Holdings Limited Partnership Agreement.

4.14 No Undisclosed Liabilities. Except as set forth in Schedule 4.14 of the BGC Partners Disclosure Schedule, neither BGC Partners nor any of its Subsidiaries has any direct or indirect Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due other than (a) Liabilities fully and adequately reflected in or reserved against on the Balance Sheet, (b) Liabilities incurred since the Balance Sheet in the ordinary course of business, (c) Liabilities that are permitted or are contemplated by this Agreement, (d) Liabilities that would not reasonably be expected to have a BGC Material Adverse Effect, and

(f) Liabilities with respect to any Contractual Obligation entered into by BGC Partners or any of its Subsidiaries (other than any Contractual Obligation that BGC Partners failed to disclose to eSpeed in breach of any representation or warranty under this Article IV).

4.15 Intellectual Property.

(a) (i) As of the Closing, BGC Partners and its Subsidiaries, collectively, will own all, or have the enforceable and sufficient license or right to use, sell or license, as applicable, all of the material Intellectual Property used by BGC Partners and its Subsidiaries in connection with their businesses as presently conducted or as otherwise contemplated by the Merger, free and clear of any Liens that would materially interfere with the use or materially impair the value of such Intellectual Property.

(ii) Schedule 4.15(a)(ii) of the BGC Partners Disclosure Schedule sets forth all of the material filings, registrations and applications for any Intellectual Property owned by BGC Partners or any of its Subsidiaries. Except as set forth on Schedule 4.15(a)(v) of the BGC Partners Disclosure Schedule, none of the Intellectual Property owned by BGC Partners, Cantor or their respective Subsidiaries and used by the Transferred Businesses (as defined in the Separation Agreement) is subject to any outstanding Order and there are no Claims pending or, to the Knowledge of BGC Partners, threatened at Law, in equity, in arbitration or before any Governmental Authority against BGC Partners or any of its Subsidiaries with respect to such Intellectual Property. BGC Partners has taken all actions within its power or authority reasonably necessary to ensure protection of the Intellectual Property listed on Schedule 4.15(a) under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).

(iii) Schedule 4.15(a)(iii) of the BGC Partners Disclosure Schedule sets forth all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which BGC Partners or its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of BGC Partners or its Subsidiaries. BGC Partners and its Subsidiaries are not, nor to the Knowledge of BGC Partners is any other party thereto, in material breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All such material Intellectual Property licenses are valid, enforceable and in full force and effect in all material respects, and shall continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

(iv) Other than as set forth on Schedule 4.15(a)(iv) of the BGC Partners Disclosure Schedule, none of the Intellectual Property, products or services currently sold, provided or licensed by BGC Partners or its Subsidiaries to any Person or, to the Knowledge of BGC Partners, used by or licensed to BGC Partners or its Subsidiaries by any Person materially infringes upon or otherwise materially violates any Intellectual Property rights of others, in a manner that would be expected to result in a material liability to BGC Partners and its Subsidiaries or prohibit BGC Partners or its Subsidiaries from using Intellectual Property that is material to BGC Partners and its Subsidiaries.

(v) Except as set forth on Schedule 4.15(a)(v) of the BGC Partners Disclosure Schedule, no material litigation is pending and no Claim has been made against BGC Partners or its Subsidiaries or, to the Knowledge of BGC Partners, is threatened, contesting the right of BGC Partners or its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by BGC Partners or its Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) of the BGC Partners Disclosure Schedule, to the Knowledge of BGC Partners, no Person is infringing upon or otherwise violating the Intellectual Property rights of BGC Partners or its Subsidiaries.

(c) Since January 1, 2002, no former employer of any employee of BGC Partners or its Subsidiaries (excluding ETC Pollak SAS, AS Menkul Kiymetler A.S., Aurel Leven Securities SA , BGC Brokers Investment Corporation and any of their Subsidiaries (collectively, the “Acquired Entities”)), and to the Knowledge of BGC Partners, no former employer of any employee of any of the Acquired Entities, has made a Claim against BGC Partners or its Subsidiaries, that such employee is utilizing Intellectual Property of such former employer.

(d) To the Knowledge of BGC Partners, none of the Trade Secrets of BGC Partners or its Subsidiaries, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person who is not required to maintain such confidentiality, except as required pursuant to the filing of a patent application by BGC Partners or its Subsidiaries.

(e) Schedule 4.15(e)(i) of the BGC Partners Disclosure Schedule sets forth the Intellectual Property owned by any Affiliate or any officer, employee or consultant of BGC Partners or its Subsidiaries that is material to the business of BGC Partners and its Subsidiaries, taken as a whole.

(f) All individuals named as an inventor in any of the pending Patent applications listed on Schedule 4.15(a)(ii) of the BGC Partners Disclosure Schedule have executed and delivered proprietary invention agreements with BGC Partners or its Subsidiaries, and are obligated under the terms thereof to assign all inventions subject to such Patent applications to BGC Partners or its Subsidiaries, except as would not be material to BGC Partners and its Subsidiaries, taken as a whole.

(g) None of BGC Partners nor any of its Subsidiaries is using any material owned Intellectual Property in a manner that would be expected to result in the cancellation or unenforceability of such owned Intellectual Property.

4.16 Privacy of Customer Information. BGC Partners and each of its U.S. Subsidiaries abides by the privacy policies set forth on Schedule 4.16 (each a “Privacy Policy”) and all applicable Laws with respect to non-public financial Information that it collects from its customers (the “Customer Information”).

4.17 Potential Conflicts of Interest. Except for transactions related to the clearing of securities or futures in the ordinary course of business, or as set forth on Schedule 4.17 of the BGC Partners Disclosure Schedules, no officer or director set forth on Schedule 4.17(a) of the BGC Partners Disclosure Schedule, no spouse of any such officer or director and, to the Knowledge of BGC Partners, no Person that is controlled (as defined in Regulation 12b-2 promulgated under the Exchange Act) by any of the foregoing (a) owns, directly or indirectly, any interest in (excepting (i) less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies or (ii) passive investments in hedge funds, private equity funds or other similar investments), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business having a material relationship as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, BGC Partners or any of its Subsidiaries; or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, asset or right material to the conduct of the businesses of BGC Partners or its Subsidiaries. No stockholder, partner or other equity-holder of Cantor or BGC Partners (a) is a lender to or borrower from BGC Partners or any of its Subsidiaries, except for such transactions as would not be required to be disclosed by BGC Partners pursuant to Item 404 of Regulation S-K under the Securities Act, or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, asset or right material to the conduct of the BGC Business.

4.18 Environmental Matters. BGC Partners and its Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a BGC Material Adverse Effect. There is no civil, criminal or administrative Action, notice or demand letter pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or its Subsidiaries pursuant to Environmental Laws which would reasonably be expected to have a BGC Material Adverse Effect. To the Knowledge of BGC Partners, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance with, or which have given rise to or shall give rise to liability that is material to BGC Partners and its Subsidiaries, taken as a whole, under Environmental Laws.

4.19 Insurance. BGC Partners and its Subsidiaries maintain those insurance policies or binders of insurance identified on Schedule 4.19 of the BGC Partners Disclosure Schedule. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect.

4.20 Controls. BGC Partners has heretofore made available to the other Parties a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any employee of BGC Partners or its Subsidiaries to its independent auditors relating to (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of BGC Partners or any of its Subsidiaries to record, process, summarize to the Knowledge of BGC Partners, and report financial data and any material weaknesses in internal controls and (y) to the Knowledge of BGC Partners, any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of BGC Partners or any of its Subsidiaries.

4.21 Sufficiency of Assets. Except as set forth on Schedule 4.21 of the BGC Partners Disclosure Schedule, at the Closing, BGC Partners will, taking into account all of the Ancillary Agreements and the Transaction Documents, own or have the right to use all of the assets, rights and properties necessary to conduct in all material respects the business of the BGC Division immediately following the Closing substantially as it has been conducted immediately prior to the date hereof.

4.22 Investment Company. Neither BGC Partners nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.23 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by BGC Partners or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

4.24 Proxy Statement. None of the information supplied or to be supplied by BGC Partners or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by BGC Partners with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by eSpeed specifically for inclusion or incorporation by reference in the Proxy Statement.

4.25 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of BGC Partners to the other Parties, and BGC Partners hereby disclaims any such representation or warranty, whether by or on behalf of BGC Partners, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ESPEED

Except as disclosed in the eSpeed Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the eSpeed Disclosure Schedule in any one or more sections of the eSpeed Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the eSpeed Disclosure Schedule solely to that the extent the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference) or in the eSpeed SEC Documents solely to the extent that the relevance of such disclosure is readily apparent (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the eSpeed SEC Documents solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), eSpeed hereby represents and warrants to BGC Partners as follows:

5.1 Corporate Existence and Power. Each of eSpeed and its Significant Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an eSpeed Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that eSpeed or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein.

5.2 Authorization; No Contravention. eSpeed has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by eSpeed of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by eSpeed, and no corporate, limited partnership or other action on the part of eSpeed is necessary other than the receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of eSpeed Common Stock, voting together as a single class (the “eSpeed Stockholder Approval”). Except for approval, if required, of the NASD, the applicable stock exchanges or any other SRO having jurisdiction over the transactions contemplated hereby or the Parties, expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, receipt of the eSpeed Stockholder Approval, the execution, delivery and performance by eSpeed of this Agreement and each of the other Transaction Documents to which eSpeed is a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of eSpeed or its Subsidiaries or any organizational document, instrument or certificate of eSpeed or any of its Subsidiaries or any material Requirement of Law applicable to eSpeed or its Subsidiaries and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act do not violate any Orders of any Governmental Authority against, or binding upon, eSpeed or its Subsidiaries.

5.3 Governmental Approvals; Third-Party Consents. Except (a) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws as set forth in Schedule 5.3 of the eSpeed Disclosure Schedule, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the NASD, (d) the filing of the Proxy Statement with the SEC, (e) receipt of the eSpeed Stockholder Approval, (f) the filing of the Certificate of

Merger, (g) such filings with the NASDAQ Global Market to obtain the authorizations for listing contemplated by this agreement, and (h) for any approval, consent, authorization of filing that if not obtained would not be material to eSpeed or its Subsidiaries (for each of (a) through (h), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchanges, Governmental Authority, quasi-governmental entity or SROs with jurisdiction or supervision over eSpeed or any of its Subsidiaries, no consent or approval of any third parties, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, eSpeed of this Agreement (including, effectiveness of the New Certificate of Incorporation and the Merger), each of the other Transaction Documents to which it will be a party or the transactions contemplated hereby and thereby.

5.4 Binding Effect. This Agreement has been duly executed by eSpeed and, as of the Closing Date, each of the other Transaction Documents to which it will be a party shall have been duly executed and delivered by eSpeed, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of eSpeed, enforceable against eSpeed in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

5.5 Litigation. There are no Claims pending or, to the Knowledge of eSpeed, threatened, at Law, in equity, in arbitration or before any Governmental Authority against eSpeed or any of its Subsidiaries which would be reasonably expected to prevent eSpeed from performing its obligations under this Agreement (including the Merger) or the other Transaction Documents to which it will be a party or consummating the transactions contemplated hereby or thereby. No Order has been issued by any court or other Governmental Authority against eSpeed or any its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which eSpeed is a party.

5.6 Capitalization.

(a) As of May 25, 2007, the authorized capital stock of eSpeed consists of (i) 200,000,000 shares of Class A Common Stock, of which 36,452,117 are issued and 29,949,887 are outstanding, (ii) 100,000,000 shares of Class B Common Stock, of which 20,497,800 are issued and outstanding and (iii) 50,000,000 shares of preferred stock, none of which are issued or outstanding. Except as set forth on Schedule 5.6(a) of the eSpeed Disclosure Schedule or issued or issuable pursuant to the 1999 Long-Term Incentive Plan of eSpeed, as amended in 2003, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding as of May 25, 2007 to purchase or otherwise acquire by or from eSpeed (i) any authorized but unissued, unauthorized or treasury shares of eSpeed’s capital stock, (ii) any Stock Equivalents or (iii) any other securities of eSpeed and there are no commitments, Contracts, agreements, arrangements or understandings by eSpeed to issue any shares of eSpeed’s capital stock or any Stock Equivalents or other securities of eSpeed. On the Closing Date, all of the issued and outstanding shares of eSpeed Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and will be issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities Laws.

(b) Schedule 5.6(b)(i) of the eSpeed Disclosure Schedule sets forth for each of its Subsidiaries, as the case may be, as of the Closing Date, a list of the jurisdiction of organization of such Subsidiary; (ii) the capitalization of such eSpeed Subsidiary. As of the Closing Date, all of the outstanding interests in such eSpeed Subsidiaries will be duly authorized, validly issued, fully paid and non-assessable (if applicable), and will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities Laws and will be owned free and clear of all Liens, except for immaterial Liens. Except as set forth on Schedule 5.6(b)(ii) of the eSpeed Disclosure Schedule, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by eSpeed or any of its

Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries of eSpeed, and there is no outstanding security of any kind issued or granted by eSpeed or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity.

5.7 eSpeed SEC Documents. eSpeed has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by eSpeed since January 1, 2004 (such documents, together with any documents filed during such period by eSpeed to the SEC on a voluntary basis on Current Reports on Form 8-K, the “eSpeed SEC Documents”). As of their respective filing dates, eSpeed SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such eSpeed SEC Documents. Except to the extent that information contained in any eSpeed SEC Document has been revised, amended, supplemented or superseded by a later-filed eSpeed SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of eSpeed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such eSpeed SEC Documents. Each of the financial statements (including the related notes) of eSpeed included in eSpeed SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of eSpeed and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of eSpeed are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

5.8 No Undisclosed Liabilities. Except as set forth on Schedule 5.8 of the eSpeed Disclosure Schedule, neither eSpeed nor any of its Subsidiaries has any direct or indirect Liabilities that would be required to be disclosed in the liability column of a balance sheet prepared in accordance with U.S. GAAP, other than (a) Liabilities fully and adequately reflected in or reserved against on the latest audited balance sheet included in the eSpeed SEC Documents, (b) Liabilities incurred since December 31, 2006 in the ordinary course of business, (c) Liabilities that are permitted or are contemplated by this Agreement, (d) Liabilities that have been discharged or paid off, (e) Liabilities that would not reasonably be expected to have an eSpeed Material Adverse Effect, and (f) Liabilities with respect to any Contractual Obligation entered into by eSpeed or any of its Subsidiaries (other than any Contractual Obligation that eSpeed failed to disclose to BGC Partners in breach of any representation or warranty under this Article V).

5.9 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 5.9 of the eSpeed Disclosure Schedule, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by eSpeed or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

5.10 Proxy Statement. None of the information supplied or to be supplied by eSpeed or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy

Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by eSpeed with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Cantor or BGC Partners specifically for inclusion or incorporation by reference in the Proxy Statement.

5.11 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of eSpeed to the other Parties, and eSpeed hereby disclaims any such representation or warranty, whether by or on behalf of eSpeed, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CANTOR,

U.S. OPCO, GLOBAL OPCO AND HOLDINGS

Except as disclosed in the Cantor Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the Cantor Disclosure Schedule in any one or more sections of the Cantor Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Cantor Disclosure Schedule solely to the extent the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference), Cantor, U.S. Opco, Global Opco and Holdings each represents and warrants to eSpeed with respect to itself as follows:

6.1 Corporate Existence and Power. Each of Cantor, U.S. Opco, Global Opco and Holdings (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) except as set forth on Schedule 6.1(c) of the Cantor Disclosure Schedule is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a BGC Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that U.S. Opco, Global Opco or Holdings or any of their Subsidiaries is required to qualify as a foreign corporation or other entity therein. Cantor has made available complete and correct copies of the organizational documents of each of U.S. Opco, Global Opco and Holdings, in each case as amended to the date of this Agreement.

6.2 Authorization; No Contravention. Each of Cantor, U.S. Opco, Global Opco and Holdings has all requisite power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of Cantor, U.S. Opco, Global Opco and Holdings of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by Cantor, U.S. Opco, Global Opco and Holdings, and no corporate, limited partnership or other action on the part of Cantor, U.S. Opco, Global Opco or Holdings is necessary. Except for approval of the NASD, any applicable stock exchanges or any other SRO having jurisdiction over the transactions contemplated hereby or the parties (in each case, if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, the execution, delivery and performance by each of Cantor, U.S. Opco, Global Opco and Holdings of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of Cantor, U.S. Opco, Global Opco or Holdings, any organizational document, instrument or certificate of Cantor, U.S. Opco, Global Opco or Holdings or any Requirement of Law applicable to it and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act do not violate any Orders of any Governmental Authority against, or binding upon, Cantor, U.S. Opco, Global Opco or Holdings.

6.3 Governmental Approvals; Third-Party Consents. Except (a) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, and (d) for any approval, consent, authorization of filing that if not obtained would not be material to U.S. Opco, Global Opco or Holdings (for each of (a) through (d), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchange, Governmental Authority, quasi-governmental entities or SROs having jurisdiction or supervision over BGC Partners or any of its Subsidiaries, Cantor, U.S. Opco, Global Opco or Holdings, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Cantor, U.S. Opco, Global Opco and Holdings of this Agreement, each of the other Transaction Documents to which will be a party or the transactions contemplated hereby and thereby.

6.4 Binding Effect. This Agreement has been duly executed by each of Cantor, U.S. Opco, Global Opco and Holdings and, as of the Closing Date, each of the other Transaction Documents to which Cantor, U.S. Opco, Global Opco or Holdings is a party shall have been duly executed and delivered by Cantor, U.S. Opco, Global Opco or Holdings, as applicable, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of each of Cantor, U.S. Opco, Global Opco and Holdings, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

6.5 Litigation. There are no Claims pending or, to the Knowledge of BGC Partners, threatened, at Law, in equity, in arbitration or before any Governmental Authority against any of Cantor, U.S. Opco, Global Opco or Holdings which would be reasonably expected to prevent Cantor, U.S. Opco, Global Opco or Holdings from performing its obligations under this Agreement or the other Transaction Documents to which will be is a party or consummating the transactions contemplated hereby or thereby. No order has been issued by any court or other Governmental Authority against any of Cantor, U.S. Opco or Holdings or any of their Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which any of Cantor, U.S. Opco, Global Opco or Holdings is a party.

6.6 Capitalization. As of immediately prior to the Effective Time, (i) the authorized equity of U.S. Opco shall consist of (A) U.S. Opco Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (B) one U.S. Opco General Partnership Interest consisting of 1 Unit, which Unit shall be issued and outstanding; (ii) the authorized equity of Global Opco shall consist of (A) Global Opco Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (iii) the authorized equity of Holdings shall consist of (A) Holdings Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding (including 77,797,939 Units underlying Holdings Exchangeable Limited Partnership Interests and 34,092,996 Units underlying Holdings Founding Partner Interests). As of immediately prior to the Effective Time, and except as set forth in this Agreement, the Separation Agreement or the Transaction Documents, there shall be no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire by or from U.S. Opco, Global Opco or Holdings any authorized but unissued limited partnership or general partnership interests in U.S. Opco, Global Opco or Holdings. On the Closing Date, all of the issued and outstanding U.S. Opco Limited Partnership Interests, the U.S. Opco General Partnership Interest, the Global Opco Limited Partnership Interests, the Global Opco General Partnership Interest, the Holdings General Partner Interest, and the Holdings Limited Partnership Interest shall be duly authorized and validly issued, and will be issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities Laws.

6.7 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Cantor or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

6.8 Proxy Statement. None of the information supplied or to be supplied by any of Cantor, U.S. Opco, Global Opco or Holdings specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by any of Cantor, U.S. Opco, Global Opco or Holdings with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by BGC Partners or eSpeed specifically for inclusion or incorporation by reference in the Proxy Statement.

6.9 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VI, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of any of Cantor, U.S. Opco, Global Opco or Holdings to the other Parties, and each of Cantor, U.S. Opco, Global Opco and Holdings hereby disclaims any such representation or warranty, whether by or on behalf of it, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VII

COVENANTS

7.1 Conduct of Business.

(a) Conduct of Business of BGC Business. Except as contemplated by this Agreement (including, for the avoidance of doubt, the Conversion, Section 7.7 or Schedule 7.1 of the BGC Partners Disclosure Schedule), or with the prior written consent of eSpeed, which consent shall not be unreasonably withheld or delayed, or as contemplated by the Separation, during the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement in accordance with its terms, Cantor and BGC Partners shall conduct the BGC Business in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organization of the BGC Business and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the BGC Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Separation, the Separation Agreement, the Conversion and the Merger, prior to the Closing Date, Cantor and BGC Partners shall not with respect to the BGC Business do any of the following without the prior written consent of eSpeed’s Special Committee, which consent shall not be unreasonably withheld or delayed:

(i) engage in any material transaction (including, capital expenditures) out of the ordinary course of business that would require expenditures by the Opcos after the Closing in excess of $10 million per annum or $20 million in the aggregate;

(ii) issue, reissue, sell, grant, pledge or otherwise encumber or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of capital stock of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings) or any class, or securities convertible into capital stock of any class of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings), or any rights, warrants or options to acquire any convertible securities or capital stock of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings);

(iii) except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including capital stock of any of its Subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business;

(iv) declare, set aside or pay any dividends on or make any other distributions (whether in case, stock or property) in respect of any of its capital stock, other than (A) cash dividends or (B) dividends or distributions declared, set aside, paid or made by a direct or indirect wholly owned Subsidiary to BGC Partners or a wholly owned Subsidiary of BGC Partners, or (y) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock;

(v) enter into transactions with Affiliates of BGC Partners or any of its Subsidiaries (other than transactions (A) in the ordinary course of business, (B) set forth on Schedule 7.1(a)(iv) or (C) on arm’s length terms having a value of $500,000 or less);

(vi) knowingly take any action or omit to take any action or enter into any transaction which has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;

(vii) except in the ordinary course of business consistent with past practice, (i) enter into, modify, amend or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract or (iii) enter into, modify, amend or terminate any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to BGC Partners and its Subsidiaries, taken as a whole;

(viii) incur any indebtedness for borrowed money on terms that are not on an arm’s length basis;

(ix) merge or consolidate with any other Person;

(x) change any significant method of accounting or accounting principles or practices by BGC Partners or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xi) terminate, cancel, amend or modify any material insurance policies maintained by it covering BGC Partners or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BGC Partners or any of its Subsidiaries;

(xiii) other than with respect to the Special Item, institute, compromise, settle or agree to settle any Claims (A) involving amounts in excess of $100,000 individually or $500,000 in the aggregate for which the Surviving Corporation would be responsible after the Closing or (B) that would impose any material, non-monetary obligation on the Transferred Business that would continue after the Effective Time; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Conduct of Business of eSpeed. Except as contemplated by this Agreement (including, for the avoidance of doubt, transactions contemplated by Schedule 7.1 of the eSpeed Disclosure Schedule), or with the prior written consent of Cantor, which consent shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement in accordance with its terms, eSpeed shall (and shall cause each of its Subsidiaries to) conduct its and its Subsidiaries’ operations only in the ordinary course of business consistent with past practice and shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to preserve intact the business organization of eSpeed and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with eSpeed and its Subsidiaries. In addition, eSpeed shall take the actions set forth on Schedule 7.1 of the eSpeed Disclosure Schedule during such period. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement and the Merger, prior to the Closing Date, eSpeed shall not (and shall cause each of its Subsidiaries not to) do any of the following without the prior written consent of Cantor, which consent shall not be unreasonably withheld or delayed:

(i) adopt or propose any change in its organizational documents;

(ii) engage in any material transaction (including, capital expenditures) out of the ordinary course of business that would require expenditures by the Opcos after the Closing in excess of $10 million per annum or $20 million in the aggregate;

(iii) issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of capital stock of eSpeed, or securities convertible into capital stock of any class of eSpeed, or any rights, warrants or options to acquire any convertible securities or capital stock of eSpeed;

(iv) except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including the capital stock of its Subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business;

(v) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions declared, set aside, paid or made by a direct or indirect wholly owned Subsidiary of eSpeed to eSpeed or a wholly owned Subsidiary of eSpeed, (y) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees;

(vi) make, change or revoke any material Tax election, file any material amended Tax return, settle or compromise any material claim for Taxes, change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes;

(vii) knowingly take any action or omit to take any action or enter into any transaction which has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;

(viii) except in the ordinary course of business consistent with past practice, (i) enter into, modify, amend or terminate any material Contract, (ii) enter into any successor agreement to an expiring material Contract that changes the terms of the expiring material Contract or (iii) enter into, modify, amend or terminate any new agreement that would have been considered a material Contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to eSpeed and its Subsidiaries, taken as a whole;

(ix) incur any indebtedness for borrowed money in excess of $10 million in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the obligations of any Person (other than its wholly-owned Subsidiaries) for borrowed money or make or authorize any material loan to any Person (other than a Subsidiary of the Company);

(x) merge or consolidate with any other Person or acquire an amount of assets or equity of an other Person in excess of $25 million;

(xi) change any significant method of accounting or accounting principles or practices by eSpeed or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xii) terminate, cancel, amend or modify any material insurance policies maintained by it covering eSpeed or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of eSpeed or any of its Subsidiaries;

(xiv) change any method of accounting or accounting principles or practices by eSpeed or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xv) terminate, cancel, amend or modify any material insurance policies maintained by it covering eSpeed or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of eSpeed or any of its Subsidiaries;

(xvii) institute, compromise, settle or agree to settle any Claims (a) involving amounts in excess of $100,000 individually or $500,000 in the aggregate for which eSpeed would be responsible after the Closing or (b) that would impose any material, non-monetary obligation on eSpeed that would continue after the Effective Time; or

(xviii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

7.2 Efforts.

(a) Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including the Merger, and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all consents, approvals, rulings or authorizations that are required to be obtained under any Requirement of Law, (ii) to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby, including the Merger, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional Information or documentary material from a Governmental Authority, if any, (v) to fulfill all conditions to this Agreement (including ensuring that the Estimated Closing Net Equity and Estimated Closing Cash shall be equal to or greater than equal to or greater than the Target Closing Net Equity and Target Closing Cash, and that the

Estimated Closing Indebtedness is equal to or less than the Target Closing Indebtedness) and (vi) in the event that eSpeed waives the condition set forth in Section 8.2(c), to ensure that as promptly as practicable after Closing, (A) the Closing Net Equity (excluding the net equity of eSpeed as of immediately prior to the Closing), shall be equal to or greater than the Target Closing Net Equity, (B) the Closing Cash (excluding the cash, cash equivalents and marketable securities of eSpeed as of immediately prior to the Closing), shall be equal to or greater than the Target Closing Cash and (C) the aggregate Closing Indebtedness (excluding the Indebtedness of eSpeed as of immediately prior to the Closing) shall be equal to or less than the Target Closing Indebtedness. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by the Parties to consummate the Merger and the other transactions contemplated by this Agreement, in no event shall the Parties or any of their Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (x) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (y) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of eSpeed and its Subsidiaries taken as a whole) to eSpeed and its Subsidiaries or BGC Partners and its Subsidiaries, either before or after giving effect to the Merger (a “Burdensome Condition”).

(b) Further, and without limiting the generality of the rest of this Section 7.2, each of the Parties shall promptly (i) furnish to the other such necessary Information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other Information supplied by such Party and such Party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby and as necessary to comply with contractual arrangements. The Parties shall, subject to Applicable Law, permit the counsel to the other Parties to review in advance, and consider in good faith the views of such other Parties in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated hereby.

7.3 Transaction Documents; Termination of the Joint Services Agreement.

(a) On or prior to the Closing Date, the Parties will, or will cause their applicable Subsidiaries to, enter into and execute the Transaction Documents other than this Agreement.

(b) The Parties agree that, effective as of the Effective Time, the Surviving Corporation shall assume all of the rights and obligations of BGC Partners under the Separation Agreement and the Ancillary Agreements, and shall execute such agreements, documents or instruments as is necessary to effect the assumption of these rights and obligations.

(c) Concurrently with the Effective Time, each of (i) the Joint Services Agreement, (ii) the Administrative Services Agreement dated as of December 15, 1999 by and among Cantor Fitzgerald, L.P., Cantor Fitzgerald International, eSpeed, Inc., eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited, and (iii) the CO2e.com/eSpeed Services Agreement, dated as of October 1, 2002, by and between eSpeed and CO2e.com, LLC, shall automatically terminate.

7.4 License. The Surviving Corporation for itself and on behalf of its Subsidiaries that own any right, title or interest in the software, technology and Intellectual Property that Cantor or its Subsidiaries (a) owned and contributed to BGC Partners pursuant to the Separation Agreement or (b) Cantor had a right to use, or that was used by eSpeed for or on behalf of Cantor and its Subsidiaries, prior to the Effective Time under the Joint Services Agreement (other than any software, technology or Intellectual Property exclusively used by eSpeed as of the date of this Agreement for fully electronic brokerage of U.S. Treasuries and foreign exchange) shall grant Cantor and its Subsidiaries, effective as of the Effective Time, a non-exclusive, perpetual, irrevocable, worldwide, non-transferable (except as described below), and royalty-free license (the “License”) to all such software, technology and Intellectual Property in connection with the operation of the business of Cantor and its Subsidiaries on and after the Closing Date. Notwithstanding the foregoing, the License shall not constitute an assignment or transfer of any software, technology or Intellectual Property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a Contract without the approval or consent of a third party, and (b) such approval or consent is not obtained; provided, however, that the Surviving Corporation agrees to use its commercially reasonable efforts to obtain any such approval or consent (it being understood that such efforts shall not require the Surviving Corporation to pay to the third party any compensation or other remuneration to obtain such approval or consent). Any enhancements and upgrades of the software, technology and Intellectual Property provided under the License shall be provided free of charge to any licensee under the License for one year following the Closing Date. The License shall not be transferable except to any purchaser of (a) all or substantially all of the business or assets of Cantor or its Subsidiaries; or (b) a business, division or subsidiary of Cantor or its Subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its Subsidiaries; provided, further, that, as a condition to any transfer pursuant to clause (b) of this sentence, (i) such purchaser must agree not to use the software, technology and Intellectual Property provided under the License (or grant any right or authority to any other Person to use the software, technology and Intellectual Property provided under the License) to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange; (ii) BGC Partners shall be a third-party beneficiary of the transferee’s agreement under clause (i); and (iii) Cantor shall enforce its rights against the purchaser to the extent that it breaches its obligations under clause (i). Cantor agrees that neither Cantor nor its Subsidiaries shall use the License (or grant any right or authority to any other Person to use the software, technology and Intellectual Property provided under the License) to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange.

7.5 Corporate Governance Matters.

(a) From and after the Closing Date until six months after Cantor and its Subsidiaries cease to hold 5% of the Surviving Corporation’s voting power, transactions or arrangements between the Surviving Corporation and Cantor and their Subsidiaries shall be subject to prior approval by a majority of the Board of Directors of the Surviving Corporation that the Surviving Corporation has found qualify as “independent” in accordance with the published listing requirements of the NASDAQ Global Market.

(b) From and after the Closing Date until six months after Cantor and its Subsidiaries cease to hold 5% of the Surviving Corporation’s voting power, neither Cantor or its Affiliates, on the one hand, nor the Surviving Corporation and its Affiliates, on the other hand, shall, directly or indirectly, without the other Party’s prior written consent, employ or otherwise engage any officer or employee of the other Party; provided, however, that such Party may employ or otherwise engage any Person who responds to a general solicitation for employment; provided, further, however, that Cantor or its Subsidiaries may hire any persons employed by eSpeed or its Subsidiaries who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee (provided that Cantor and its Subsidiaries may not hire any such person if, as a result and without hiring additional personnel, BGC Partners and its Subsidiaries would not be able to continue to maintain and develop their Intellectual Property in a manner consistent with past practice). Cantor and its Subsidiaries shall provide a list of such persons promptly following the Closing Date).

7.6 Exchange Listing. eSpeed will use reasonable best efforts to cause the shares of eSpeed Common Stock to be issued in the Merger and shares reserved for issuance pursuant to the exchange of eSpeed Class B Common Stock, Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

7.7 Loan from eSpeed. At the request of Cantor, eSpeed shall fund the Pre-Contribution Loan (as defined in the Separation Agreement) on or prior to the Closing Date (as defined in the Separation Agreement). Any amounts borrowed from eSpeed pursuant to this Section 7.7 shall be repaid in full on the Closing Date.

7.8 Preparation of Proxy Statement; eSpeed Stockholder Meeting.

(a) As promptly as practicable after the date of this Agreement, eSpeed shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of eSpeed relating to the meeting of the eSpeed stockholders (the “eSpeed Stockholder Meeting”) to be held to consider adoption of this Agreement. Cantor, BGC Partners, U.S. Opco, Global Opco and Holdings shall furnish all information as may be reasonably requested by eSpeed in connection with any such action and the preparation, filing and distribution of the Proxy Statement, and each of Cantor, BGC Partners, U.S. Opco, Global Opco and Holdings, and its legal, financial and accounting advisors shall have the right to review in advance and approve the Proxy Statement prior to its filing and mailing to stockholders. As promptly as practicable following the earliest date on which it is permitted under the applicable SEC rules and regulations to do so (or, if later, the date on which any SEC staff comments on the Proxy Statement have been resolved), eSpeed shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by eSpeed, without providing Cantor and BGC Partners a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the any of the Parties should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of eSpeed. eSpeed shall notify Cantor and BGC Partners promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information.

(b) eSpeed shall use reasonable best efforts to cause the Proxy Statement to be mailed to the eSpeed stockholders and shall take, in accordance with Applicable Law and its certificate of incorporation and bylaws, all action necessary to convene the eSpeed Stockholder Meeting on a date determined in accordance with the mutual agreement of BGC Partners and eSpeed. The Board of Directors of eSpeed and the eSpeed Special Committee shall recommend that the eSpeed stockholders adopt this Agreement, and shall take all lawful action to solicit such adoption and approval. Notwithstanding the foregoing, in the event that subsequent to the date of this Agreement, the Board of Directors of eSpeed or the eSpeed Special Committee determines in good faith after consultation with outside counsel that its fiduciary duties to eSpeed or its stockholders under Applicable Law require it to withdraw, revoke, modify or qualify its recommendation, the Board of Directors of eSpeed and the eSpeed Special Committee may do so; provided, however, that, unless this Agreement is earlier terminated in accordance with its terms, eSpeed’s obligation to convene the eSpeed Stockholder Meeting in accordance with this Section 7.8 shall not be limited to or otherwise affected by any such change in recommendation. So long as the Board of Directors of eSpeed and the eSpeed Special Committee recommend in favor of the adoption of this Agreement, at every eSpeed Stockholder Meeting called with respect to the adoption of this Agreement and at every adjournment and postponement thereof, Cantor and its each of its Subsidiaries shall vote or cause to be voted all shares of eSpeed Common Stock owned by it or its Subsidiaries in favor of the adoption of this Agreement.

7.9 Public Announcements. Cantor and the eSpeed Special Committee have agreed upon the text of a press release to be issued with respect to the execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. None of Cantor, eSpeed, or the eSpeed Special Committee shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without prior consultation with of eSpeed (in the case of Cantor) or Cantor (in the case of eSpeed and the eSpeed Special Committee), except as may be required by law or any listing agreement with a national securities exchange to which Cantor or eSpeed is a party.

7.10 Notification of Certain Matters. BGC Partners and Cantor shall give prompt notice to eSpeed and eSpeed shall give prompt notice to BGC Partners and Cantor, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of BGC Partners or Cantor, on the one hand, or eSpeed, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the Parties or the conditions to the performance by the Parties hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of either the condition in Section 8.2(b) or 8.3(b).

7.11 Actions Post-Signing. Cantor shall not have the right to claim under this Agreement that eSpeed has breached any representation, warranty, covenant or other agreement of eSpeed contained in any Transaction Document to the extent that such breach was caused by Cantor.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of BGC Partners and eSpeed to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Cantor and eSpeed of each of the following:

(a) eSpeed Stockholder Approval. eSpeed shall have duly obtained the eSpeed Stockholder Approval.

(b) NASDAQ Listing. The shares of eSpeed Common Stock to be issued in the Merger and to be issued upon exchange of eSpeed Class B Common Stock, Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests shall have been authorized for listing on the NASDAQ Global Market or such other market on which the eSpeed Common Stock is then listed or quoted, subject to official notice of issuance.

(c) Required Governmental Approvals. All of the Required Governmental Approvals shall have been obtained and shall remain in full force and effect, and there shall not be any action taken, regulatory or governmental approval granted or issued or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Transaction that imposes any Burdensome Condition. The waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints; Illegality. No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; provided, however, that the Parties shall use all commercially reasonable efforts to cause any such order, injunction, ruling, decree or judgment. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by this Agreement.

(e) Separation. The Separation shall have occurred in accordance with the terms and conditions set forth in the Separation Agreement.

8.2 Conditions to eSpeed’s Obligation to Effect the Merger. The obligation of eSpeed to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by eSpeed of each of the following:

(a) Representations and Warranties. (i) Each of the representations and warranties of BGC Partners, Cantor, U.S. Opco and Global Opco set forth in this Agreement that are qualified by BGC Partners Material Adverse Effect shall be true and correct, (ii) each of the representations and warranties of BGC Partners Cantor, U.S. Opco and Global Opco set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a BGC Partners Material Adverse Effect and (iii) notwithstanding anything to the contrary set forth in (i) and (ii) of this Section 8.2(a), the representations and warranties of BGC Partners set forth in Sections 4.7 (Capitalization) and the representation of Cantor, U.S. Opco and Global Opco set forth in Section 6.6 (Capitalization) each shall be true and correct (except for any de minimis inaccuracy), in either case made as if neither of such representations or warranties contained any qualification or limitation as to materiality or BGC Partners Material Adverse Effect, in each cases (i), (ii) and (iii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements. The covenants and agreements of each of BGC Partners, Cantor, U.S. Opco and Global Opco to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Closing Net Equity, Closing Cash and Closing Indebtedness. The Estimated Closing Net Equity and the Estimated Closing Cash, as set forth on the Estimated Closing Balance Sheet, shall be equal to or greater than the Target Closing Net Equity and the Target Closing Cash, respectively, and the Estimated Closing Indebtedness, as set forth on the Estimated Closing Balance Sheet, shall be equal to or less than the Target Closing Indebtedness.

(d) Officer’s Certificate. eSpeed shall have received a certificate from BGC Partners, dated as of the Closing Date and signed on behalf of BGC Partners by an executive officer of BGC Partners, stating that the conditions specified in Sections 8.2(a), 8.2(b) and have been satisfied.

8.3 Conditions to BGC Partners’ Obligation to Effect the Merger. The obligation of BGC Partners to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by BGC Partners of each of the following:

(a) Representations and Warranties. (i) The representations and warranties of eSpeed set forth in this Agreement that are qualified by eSpeed Material Adverse Effect shall be true and correct, and (ii) the representations and warranties of eSpeed set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an eSpeed Material Adverse Effect, in each cases (i) and (ii), as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements. The covenants and agreements of eSpeed to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate. BGC Partners shall have received a certificate from eSpeed, dated as of the Closing Date and signed on behalf of eSpeed by an executive officer of eSpeed, stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Tax Opinion. BGC Partners shall have received an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effect that the Merger will qualify as an exchange described in Section 351(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Cantor, BGC Partners and eSpeed.

8.4 Frustration of Closing Conditions. None of Cantor, BGC Partners or eSpeed may rely on the failure of any condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement in accordance with Section 7.2.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after receipt of the eSpeed Stockholder Approval as follows:

(a) by mutual written consent of BGC Partners and eSpeed (acting at the direction of the eSpeed Special Committee);

(b) by either BGC Partners or eSpeed (with the prior approval of the eSpeed Special Committee), if:

(i) the Closing shall not have occurred on or before April 30, 2008 (the “Outside Date”); provided, however, that (i) either BGC Partners or eSpeed shall have the option to extend the Outside Date for an additional period of time not to exceed 120 days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that one or more conditions set forth in Section 8.1(c) (Required Government Approvals) have not been satisfied and (ii) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; or

(ii) if any Injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and such Injunction becomes effective (and final and nonappealable).

(c) by BGC Partners, if there has been a material breach of any representation, warranty, covenant or agreement on the part of eSpeed contained in this Agreement, which breach by its nature is not curable or has not been cured within forty-five (45) days of written notice to eSpeed of such breach; or

(d) by eSpeed, if there has been a material breach of any representation, warranty, covenant or agreement on the part of BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings contained in this Agreement, which breach by its nature is not curable or has not been cured within forty-five (45) days of written notice to BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings, as applicable, of such breach.

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of BGC Partners and eSpeed pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

9.3 Effect of Termination. In the event of termination of this Agreement by either or both of BGC Partners and eSpeed pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, except that the provisions of this Section 9.3 and Sections 11.6 and 11.9 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party to this Agreement of any liability for any willful and material breach of this Agreement which gave rise to a termination of this Agreement pursuant to Section 9.1(c) or 9.1(d).

ARTICLE X

INDEMNIFICATION AND ALLOCATION OF CERTAIN LOSSES

10.1 Survival Periods. All representations and warranties contained in Articles IV or VI of this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement shall survive the Closing and continue to be in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.7 (Capitalization) shall survive the Closing and continue to be in full force and effect indefinitely (each such period, as applicable the “Indemnity Period”). None of the representations and warranties contained in Article V of this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, including the officer’s certificate to be delivered by eSpeed pursuant to Section 8.3(c), shall survive the Effective Time. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

10.2 Indemnification; Allocation of Certain Losses.

(a) Except as otherwise provided in this Article X, from and after the Closing Date, Cantor shall indemnify and hold harmless Opco and its Subsidiaries, and each of their heirs, executors, successors and assigns (collectively, the “Indemnified Parties”) from and out of any Losses to the extent resulting from or arising out of: (i) any breach of any representation or warranty of BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings contained in this Agreement or in any certificate delivered hereunder (but only if a claim therefor is presented to Cantor in accordance with this Agreement before the Indemnity Period terminates in accordance with this Agreement) (it being understood that (x) in determining the amount of Loss under this Section 10.2(a)(i) from any breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to “material,” “Company Material Adverse Effect” or similar qualifications as to materiality shall be deleted therefrom, and (y) in determining the amount of Loss under this Section 10.2(a)(i) from any breach or inaccuracy of any representation or warranty contained in Sections 4.5, and for purposes of determining whether there has been a breach or inaccuracy in any such representation or warranty for purposes of this Article X, the Actions marked with an asterisk on Schedule 4.5 of the BGC Partners Disclosure Schedule shall not be taken into account); or (ii) any breach of any covenant or agreement contained in this Agreement to be performed by BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings; provided, however, that (1) Cantor shall not be obligated to indemnify the Indemnified Parties for any Losses resulting from or arising out of the any matter set forth on Schedule 10.2 of the BGC Partners Disclosure Schedule (such matter, the “Special Items”); and (2) Cantor’s indemnification obligations with respect to the Actions marked with an asterisk on Schedule 4.5 of the BGC Partners Disclosure Schedule shall be limited to Losses resulting from the imposition of any fine or other monetary penalty, or the payment of any amount in settlement, resulting from such Actions.

(b) Allocation of Certain Losses. From and after the Closing, any Losses of U.S. Opco and Global Opco and its Subsidiaries to the extent resulting from or arising out of the Special Items (the “Allocable Losses”) shall be allocated to Holdings pursuant to terms of the New U.S. Opco Limited Partnership Agreement and the New Global Opco Limited Partnership Agreement, which allocated Losses of Holdings shall be allocated to the capital accounts of the Limited Partnership Interests of Holdings held by Cantor and the Founding Partners (each as defined in the New Holdings Limited Partnership Agreement) pursuant to the terms of the New Holdings Limited Partnership Agreement.

10.3 Notification.

(a) Any Indemnified Party entitled to indemnification under this Agreement may seek indemnification for any Loss by giving written notice to Cantor (the “Indemnifying Party”), specifying (i) the basis for such indemnification claim and (ii) if known, the aggregate amount of Loss for which a claim is being made under this

Article X. Written notice to such Indemnifying Party of the event giving rise to such claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided, however, that any failure to provide such written notice of the event giving rise to such claim shall not affect the Indemnified Party’s right to indemnification or relieve the Indemnifying Party of its obligations under this Article X except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

(b) The Surviving Corporation may seek to have an Allocable Loss allocated to Holdings by giving written notice to Cantor, specifying (i) the basis for its claim of breach and (ii) if known, the aggregate amount of Allocable Losses for which a claim of breach is being made. Written notice to such Indemnifying Party of the event giving rise to such claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided, however, that any failure to provide such written notice of the event giving rise to such claim shall not affect the Indemnified Party’s right to have such Allocable Losses allocated pursuant to this Article X except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such indemnification claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

10.4 Third-Party Claims.

(a) If a claim by a third party is made against an Indemnified Party, or with respect to which U.S. Opco or Global Opco may incur an Allocable Loss pursuant to this Agreement, and if the Indemnified Party intends to seek indemnity (or U.S. Opco or Global Opco intends to allocate an Allocable Loss) with respect thereto under this Article X, such Indemnified Party, shall promptly notify Cantor of such claims (collectively, a “Third-Party Claim”) (and in any event not more than 30 days after receiving such actual notice of such Third-Party Claim). The failure to provide such notice in accordance with Section 11.2 shall not result in a waiver of any right to indemnification or right to allocate such Allocable Loss hereunder except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such indemnification claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

(b) Cantor may elect (but is not required) to assume the defense of and defend such Third-Party Claim solely at its own expense; provided, however, that if Indemnity Period has not expired at the time of such Third-Party Claim, Cantor may only exercise its rights pursuant to this sentence if Cantor acknowledges in writing to the Indemnified Party that such Third-Party Claim is indemnifiable or allocable under this Agreement or another Transaction Agreement. Within 30 days after the receipt of notice from an Indemnified Party (or the Surviving Corporation in the case of an Allocable Loss) in accordance with Section 11.2, Cantor shall notify the Indemnified Party or the Surviving Corporation, as applicable, of its election whether it will assume responsibility for defending such Third-Party Claim. If Cantor elects to assume the defense of any such Third-Party Claim, the Indemnified Party may participate in such defense, but, as long as Cantor pursues such defense with reasonable diligence, the expenses of the Indemnified Party incurred in participating in such defense shall be paid by the Indemnified Party.

(c) Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Loss or Allocable Losses or a good faith estimate thereof. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice within the 30-day period shall not prohibit indemnification under this Article X or the allocation of any Allocable Losses pursuant to this Agreement except to the extent that the failure to provide such notice results in a lack of actual notice of the event giving rise to such claim to the Person to whom such Allocable Losses are to be allocated pursuant to this Agreement and such Person incurs and incremental expense or otherwise has been materially prejudiced.

(d) Cantor shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to this Section 10.4 and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article X shall be binding on the Indemnified Party or the Surviving Corporation, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, Cantor shall not have the right to admit Liability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim in each case without the express prior consent of the Indemnified Party or, in the case of an Allocable Loss, the Surviving Corporation (not to be unreasonably withheld or delayed); provided that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of all Indemnified Parties or, in the case of an Allocable Loss, U.S. Opco and Global Opco from all liability with respect to such Third-Party Claim and does not require any Indemnified Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco to make any payment that is not fully indemnified or not allocated under this Agreement or to be subject to any non-monetary remedy. The Indemnified Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco shall not pay or settle any claim without the prior written consent of the Indemnifying Party or, in the case of an Allocable Loss, the Surviving Corporation (in each case, not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco shall have the right to pay or settle any such claim; provided that, in such event, it shall waive any right to indemnity therefor by Cantor.

10.5 Limits on Indemnifiable Losses.

(a) No indemnification shall be made by Cantor with respect to any claim made pursuant to Section 10.2(a)(i) unless and until the aggregate of all Losses indemnifiable pursuant to Section 10.2(a) shall exceed $20 million (the “Deductible Amount”), in which event Cantor shall be responsible only for such Losses in excess of the Deductible Amount; provided that that no indemnification shall be made by Cantor with respect to any claim made pursuant to Section 10.2(a)(i) to the extent that the aggregate amount of Losses indemnifiable pursuant to Section 10.2(a) (taking into account for these purposes any Losses excluded as a result of the Deductible Amount or Section 10.5(b)) is in excess of an amount equal to (x) $170 million (it being agreed that the Indemnified Parties shall bear the first $20 million of such Losses), minus (y) the amount of indemnification payments that have been made pursuant to Section 10.2(a) prior to the time of such claim, minus (z) the lesser of (A) $85 million and (B) the amount of Allocable Losses that have been allocated to Holdings pursuant to Section 10.2(b) prior to the time of the final resolution of such claim.

(b) Notwithstanding anything to the contrary contained in this Agreement, Cantor shall not be required to indemnify any Indemnified Party with respect to any Loss (or series of related Losses) pursuant to Section 10.2(a) if such Loss (or series of related Losses) from such breach is less than $50,000 or included or reflected as a liability in the Final Closing Balance Sheet, and such Loss (or series of related Losses) shall not be included in the calculation of the amounts specified in this Section 10.5.

(c) Cantor shall be obligated to indemnify any Indemnified Party pursuant to Section 10.2(a) only for those claims giving rise to any Loss as to which such Indemnified Party has given Cantor written notice prior to the end of the applicable Indemnity Period, in the event that such Indemnity Period applies to such Loss in accordance with Section 10.3.

10.6 Mitigation. The Indemnified Parties (and, in the case of any Allocable Loss, the Surviving Corporation) shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article X or that the Surviving Corporation seeks to allocate to Holdings under this Article X.

10.7 Exclusive Remedies. Notwithstanding any other provision contained in this Agreement, except in the case of a fraud or willful misconduct on the part of a Party hereto and except as specifically set forth in this Article X, there shall be no rights, claims or remedies (whether in Law or in equity) available to any Indemnified Party after the Closing for breaches by any of the representations, warranties, covenants or other agreements of

BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby; provided that the Parties hereto shall each have and retain all rights and remedies to bring actions for specific performance and/or injunctive relief existing in their favor under this Agreement, at Law or equity, to enforce or prevent a breach or violation of any provision of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment and Waiver.

(a) This Agreement may not be modified or amended and no waiver, consent or approval by or on behalf of eSpeed (if prior to the Effective Time) or BGC Partners (if after the Effective Time) may be granted except by an instrument or instruments in writing signed by each Party to this Agreement and by the eSpeed Special Committee (if prior to the Effective Time) or the Audit Committee of the Surviving Corporation (on or after the Effective Time). No failure or delay on the part of BGC Partners or eSpeed in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by BGC Partners or eSpeed from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by BGC Partners and eSpeed and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on BGC Partners or eSpeed in any case shall entitle BGC Partners or eSpeed, respectively, to any other or further notice or demand in similar or other circumstances.

(c) Waiver by any Party of any default by any other Party of any provision hereof or of any Transaction Documents shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

11.2 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

if to BGC Partners:

BGC Partners, Inc.

199 Water Street

New York, New York 10038

Attention: General Counsel

Fax No.:    (212) 829-4708

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Craig M. Wasserman, Esq.

                  Gavin D. Solotar, Esq.

Fax No:     (212) 403-2000

if to Cantor:

Cantor Fitzgerald, L.P.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Fax No.:   (212) 829-4708

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Craig M. Wasserman, Esq.

                  Gavin D. Solotar, Esq.

Fax No:    (212) 403-2000

if to eSpeed:

eSpeed, Inc.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No.:    (212) 829-4708

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: William D. Regner, Esq.

Fax No:     (212) 909-6836

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any Party may by notice given in accordance with this Section 11.2 designate another address or Person for receipt of notices hereunder.

11.3 Successors and Assigns; Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Cantor or the Surviving Corporation may assign its rights to a wholly owned Subsidiary of Cantor or the Surviving Corporation, as the case may be, without the prior written consent of the other Parties; provided, further, that no such assignment shall relieve Cantor or the Surviving Corporation of any of its obligations hereunder.

(b) This Agreement is solely for the benefit of the Parties to this Agreement and their respective successors and permitted assigns and is not intended to confer upon any other Persons any rights or remedies hereunder.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Specific Performance. The Parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties to this Agreement hereby agree that any Party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such Party may be entitled at Law or in equity.

11.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts-of-law principles of such State.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.8 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

11.9 Expenses. Each Party shall bear its own costs and expenses (including attorneys’ and other advisors’ fees) incurred in connection with this Agreement and the transactions contemplated hereby (it being understood that the costs and expenses of BGC Partners or Cantor and its Subsidiaries incurred prior to the Effective Time shall be, if applicable, reflected in the calculation of the Closing Cash and Closing Net Equity).

11.10 Publicity; Confidentiality.

(a) Subject to Section 11.11 and unless otherwise agreed by the Party to whom such Covered Information relates, each of the Parties agrees to hold, and to cause each member of its respective Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to Cantor’s confidential and proprietary Information pursuant to policies in effect as of the date of this Agreement, all Information concerning each such other Party (including such Person’s clients, transactions, business, Assets, Liabilities, performance or operations) that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by any such other Party or its Representatives at any time pursuant to this Agreement, any Transaction Document or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: any such Information to the extent that (i) at the time of disclosure such Information is generally available to and known by the public (other than as a result of a disclosure by the disclosing Party or by any of its Representatives in breach of this Section 11.10) or (ii) such Information has after the Effective Time been lawfully acquired from other sources by such Party on a non-public basis which sources are, to the knowledge of the Party acquiring such Information, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit disclosure of such Information.

(b) Subject to Section 11.11 and unless otherwise agreed by the Party to whom such Covered Information relates, each Party agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Transaction Document and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other Person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information), except in compliance with Section 11.11. Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Transaction Document, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Covered Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon). Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

11.11 Protective Arrangements. In the event that any Party determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any member of such other Party’s Subsidiaries) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any member of such other Party’s Subsidiaries), such Party shall, to the extent practicable and unless otherwise required by Law, notify the other Party prior to disclosing or providing such Covered Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Covered Information if and to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, that the Person shall only disclose such portion of the Covered Information so required to be disclosed or provided.

11.12 Action by eSpeed. In order for any consent or waiver provided by eSpeed under this Agreement, or for any amendment or modification to this Agreement executed by eSpeed, to be valid, such consent, waiver, amendment or modification must be approved by the eSpeed Special Committee (if such consent, waiver, amendment or modification shall be made prior to the Closing) or by the Audit Committee of the Surviving Corporation (if such consent, waiver, amendment or modification shall be made after the Closing).

11.13 Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement and Plan of Merger on the date first written above.

BGC PARTNERS, INC.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Vice President, General Counsel and Secretary

ESPEED, INC.

By:	/S/ HOWARD W. LUTNICK
Name:	Howard W. Lutnick
Title:	Chairman, Chief Executive Officer and President

CANTOR FITZGERALD, L.P.

By:	/S/ HOWARD W. LUTNICK
Name:	Howard W. Lutnick
Title:	Chairman, Chief Executive Officer and President

BGC PARTNERS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Managing Director

BGC GLOBAL HOLDINGS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Director

BGC HOLDINGS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Managing Director

[Signature Page to Agreement and Plan of Merger, dated as of May 29, 2007, by and among BGC Partners, Cantor, eSpeed, U.S. Opco, Global Opco and Holdings]

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among

BGC PARTNERS, INC.,

CANTOR FITZGERALD, L.P.,

ESPEED, INC.,

BGC PARTNERS, L.P.,

BGC GLOBAL HOLDINGS, L.P.,

and

BGC HOLDINGS, L.P.

Amendment dated as of November 5, 2007

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of November 5, 2007 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 29, 2007 (the “Merger Agreement”), is by and among BGC Partners, Inc., a Delaware corporation (“BGC Partners”), Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), eSpeed, Inc., a Delaware corporation (“eSpeed”), BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”) and BGC Holdings, L.P., a Delaware limited partnership (“Holdings” and together with BGC Partners, Cantor, eSpeed, U.S. Opco and Global Opco, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties to the Merger Agreement desire to amend and supplement certain terms of the Merger Agreement as described herein; and

WHEREAS, all terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1. Exhibits.

(a) Exhibit C to the Merger Agreement (Form of New Global Opco Limited Partnership Agreement) is amended and restated to be in the form attached as Annex A to this Amendment.

(b) Exhibit D to the Merger Agreement (Form of New Holdings Limited Partnership Agreement) is amended and restated to be in the form attached as Annex B to this Amendment.

(c) Exhibit E to the Merger Agreement (Form of New U.S. Opco Limited Partnership Agreement) is amended and restated to be in the form attached as Annex C to this Amendment.

(b) Exhibit G to the Merger Agreement (Form of Separation Agreement) is amended and restated to be in the form attached as Annex D to this Amendment.

(c) Exhibit J to the Merger Agreement (Form of New Certificate of Incorporation) is amended and restated to be in the form attached as Annex E to this Amendment.

(d) Exhibit I to the Merger Agreement (Form of Limited Liability Company Agreement) is amended and restated to be in the form attached as Annex F to this Amendment.

2. Definitions.

(a) Section 1.1 of the Merger Agreement is amended to include the following definitions:

“‘BGC Partners Restricted Stock Units’ means “BGC Partners Restricted Stock Units” as defined in the eSpeed,”

“‘eSpeed LTIP’ means the eSpeed, Inc. 1999 Long Term Incentive Plan, as amended and restated, as amended from time to time.”

“‘Holdings Restricted Exchangeable Interest’ means a ‘Restricted Exchangeable Interest’ as defined in the New Holdings Limited Partnership Agreement.”

“‘Holdings Restricted Exchangeable Unit’ means a ‘Restricted Exchangeable Unit’ as defined in the New Holdings Limited Partnership Agreement.”

3. Merger Consideration.

(a) Section 3.1(a)(ii) of the Merger Agreement is amended and restated to read as follows:

“(ii) each BGC Partners Class B Unit issued and outstanding immediately prior to the Effective Time shall be converted into one share of eSpeed Class B Common Stock or, at Cantor’s election prior to the Effective Time, one share of eSpeed Class A Common Stock; and”

(b) Section 3.1(a)(iii) of the Merger Agreement is amended and restated to read as follows:

“(iii) each BGC Partners Class C Unit issued and outstanding immediately prior to the Effective Time shall be converted into 100 shares of eSpeed Class B Common Stock or, at Cantor’s election prior to the Effective Time, 100 shares of eSpeed Class A Common Stock.”

4. Representations and Warranties of BGC Partners Regarding Capitalization.

(a) The second sentence of Section 4.7(a) of the Merger Agreement is amended and restated to read as follows:

“On the Closing Date, immediately prior to the Effective Time, (i) the authorized equity interests of BGC Partners shall consist of (A) 500,000,000 BGC Partners Class A Units, of which zero (0) shall be issued and outstanding, (B) 100,000,000 BGC Partners Class B Units, of which 21,968,971 shall be issued and outstanding, and (C) one (1) BGC Partners

A-2

Class C Unit, which BGC Class C Unit shall be issued and outstanding; and (ii) there shall be (A) 111,890,929 issued and outstanding Holdings Units, each of which, if held by a member of the Cantor Group, shall be exchangeable with BGC Partners into one BGC Partners Class B Unit (or, at the option of Cantor or if there shall be an insufficient number of authorized but unissued BGC Partners Class A Units at the time of such exchange, one BGC Partners Class A Unit) and, if not held by a member of Cantor Group, may or may not be exchangeable with BGC Partners into one BGC Partners Class A Unit and (B) issued and outstanding rights to receive concurrently with the Merger up to $22,000,000 of Holdings Restricted Exchangeable Units (with each Holdings Restricted Exchangeable Unit valued for these purposes at the closing price of eSpeed Class A Common Stock on the date of the grant of the right to receive such Holdings Restricted Exchangeable Unit), each of which Holdings Restricted Exchangeable Unit shall be exchangeable with the Surviving Corporation into BGC Partners Class A Common Stock on the terms and subject to the conditions set forth in the New Holdings Limited Partnership Agreement and the eSpeed LTIP.”

(b) The third sentence of Section 4.7(b) of the Merger Agreement is amended and restated to read as follows:

“Except as set forth on Schedule 4.7(b)(ii) of the BGC Partners Disclosure Schedule and except for the Holdings Exchangeable Interests and, in certain circumstances, the Holdings Founding Partner Interests and rights to receive Holdings Restricted Exchangeable Interests, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by BGC Partners or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of BGC Partners or any of its Subsidiaries, and there is no outstanding security of any kind issued or granted by BGC Partners or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity.”

5. Representations and Warranties of Cantor, U.S. Opco, Global Opco and Holdings Regarding Capitalization. The first sentence of Section 6.6 of the Merger Agreement is amended and restated to read as follows:

“As of immediately prior to the Effective Time, (i) the authorized equity of U.S. Opco shall consist of (A) U.S. Opco Limited Partnership Interests consisting of 600,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (B) one U.S. Opco General Partnership Interest consisting of 1 Unit, which Unit shall be issued and outstanding; (ii) the authorized equity of Global Opco shall consist of (A) Global Opco Limited Partnership Interests

A-3

consisting of 600,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (iii) the authorized equity of Holdings shall consist of (A) Holdings Limited Partnership Interests consisting of 600,000,000 Units, of which (x) 111,890,929 Units underlying Holdings Exchangeable Limited Partnership Interests and Holdings Founding Partner Interests shall be issued and outstanding and (y) rights to receive up to $22,000,000 of Holdings Restricted Exchangeable Units (with each Holdings Restricted Exchangeable Unit valued for these purposes at the closing price of eSpeed Class A Common Stock on the date of the grant of the right to receive such Holdings Restricted Exchangeable Unit) shall be issued and outstanding.”

6. Exchange Listing. Section 7.6 of the Merger Agreement is amended and restated to read as follows:

“7.6 Exchange Listing. eSpeed will use reasonable best efforts to cause the shares of eSpeed Class A Common Stock to be issued in the Merger and shares reserved for issuance pursuant to the exchange of Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests, the Holdings Restricted Exchangeable Interests and the Holdings Working Partner Interests and conversion of eSpeed Class B Common Stock to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.”

7. NASDAQ Listing. Section 8.1(b) of the Merger Agreement is amended and restated as follows:

“(b) NASDAQ Listing. The shares of eSpeed Class A Common Stock to be issued in the Merger and to be issued upon exchange Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests, the Holdings Restricted Exchangeable Interests and the Holdings Working Partner Interests and conversion of eSpeed Class B Common Stock shall have been authorized for listing on the NASDAQ Global Market or such other market on which the eSpeed Class A Common Stock is then listed or quoted, subject to official notice of issuance.”

8. Termination. Section 9.1(b)(i) of the Merger Agreement is amended to replace “January 31, 2008” with “April 30, 2008.”

9. Governmental Approvals; Third-Party Consents; Conduct of Business.

(a) Schedule 4.3 of the BGC Partners Disclosure Schedule is revised as set forth on Schedule 4.3 to this Amendment.

(b) Schedule 5.3 of the eSpeed Disclosure Schedule is revised as set forth on Schedule 5.3 to this Amendment.

10. Consent for Grant of BGC Partners Restricted Stock Units and Holdings Restricted Exchangeable Interests. For all purposes of the Merger Agreement, including Section 7.1, the eSpeed Special Committee consents to the grant of rights to receive BGC Partners

A-4

Restricted Stock Units, with each BGC Partners Restricted Stock Unit exchangeable with the Surviving Corporation for eSpeed Class A Common Stock in accordance with the terms and subject to the conditions set forth in the eSpeed LTIP, and the rights to receive Holdings Restricted Exchangeable Interests, with each Holdings Restricted Exchangeable Unit exchangeable with the Surviving Corporation for eSpeed Class A Common Stock in accordance with the terms and subject to the conditions set forth in the New Holdings Limited Partnership Agreement and the eSpeed LTIP. The aggregate value of such rights granted prior to the Effective Time shall be no greater than $22,000,000 (with each such right to receive one BGC Partners Restricted Stock Unit or Holdings Restricted Exchangeable Unit valued for these purposes at the closing price of eSpeed Class A Common Stock on the date of the grant of the right).

11. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that it has all requisite power and authority to enter into this Amendment and to consummate the transactions contemplated hereby, and that the execution, delivery and performance by it of this Amendment has been duly authorized and approved by it.

12. Miscellaneous. Article XI of the Merger Agreement is restated herein in full, with the exception that references to “this Agreement” shall be references to “this Amendment” and, in the case of Section 11.8 of the Merger Agreement, “this Agreement” shall be references to “the Merger Agreement and this Amendment.”

13. Remainder of Merger Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue to be in full force and effect.

[Remainder of page left intentionally blank]

A-5

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BGC PARTNERS, INC.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Vice President, General Counsel and Secretary

ESPEED, INC.

By:	/S/ HOWARD W. LUTNICK
Name:	Howard W. Lutnick
Title:	Chairman, Chief Executive Officer and President

CANTOR FITZGERALD, L.P.

By:	/S/ HOWARD W. LUTNICK
Name:	Howard W. Lutnick
Title:	Chairman, Chief Executive Officer and President

BGC PARTNERS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Managing Director

BGC GLOBAL HOLDINGS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Director

BGC HOLDINGS, L.P.

By:	/S/ STEPHEN M. MERKEL
Name:	Stephen M. Merkel
Title:	Executive Managing Director

[Signature Page to Amendment No. 1, dated as of November 5, 2007, to the Merger Agreement,

by and among BGC Partners, Cantor, eSpeed, U.S. Opco, Global Opco and Holdings]

A-6

Annex B

FORM OF

SEPARATION AGREEMENT

by and among

CANTOR FITZGERALD, L.P.,

BGC PARTNERS, LLC,

BGC PARTNERS, L.P.,

BGC GLOBAL HOLDINGS, L.P.,

and

BGC HOLDINGS, L.P.

Dated as of [•], 2007

B-i

B-ii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of [•], 2007 (this “Agreement”), is by and among Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), BGC Partners, LLC, a Delaware limited liability company (“BGC Partners”), BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”), BGC Holdings, L.P., a Delaware limited partnership (“Holdings,” and together with Cantor, BGC Partners, U.S. Opco and Global Opco, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, Cantor is engaged through certain of its Subsidiaries in the Inter-Dealer Brokerage Business, the Market Data Business, and the Fulfillment Business (such businesses, collectively referred to as the “Transferred Businesses” and each, a “Transferred Business”);

WHEREAS, the general partner of Cantor has determined that it is in the best interests of Cantor and its partners to separate the Transferred Businesses from the other businesses of Cantor (the “Retained Businesses”) so that, as of the Closing Date, the Transferred Businesses are held by BGC Partners through its two operating subsidiaries, U.S. Opco and Global Opco, and the Subsidiaries of U.S. Opco and Global Opco, and so that the Retained Businesses are held by Cantor and its Subsidiaries (other than BGC Partners and its Subsidiaries);

WHEREAS, to effect such separation, Cantor desires to (and to cause its applicable Subsidiaries to) contribute, convey, transfer, assign and deliver to BGC Partners and its applicable Subsidiaries, and BGC Partners desires to (and to cause its applicable Subsidiaries to) accept and assume from Cantor and its applicable Subsidiaries, all of Cantor’s and its Subsidiaries’ right, title and interest in, to and under certain of the Assets and Liabilities relating to the Transferred Businesses, in each case on the terms and subject to the conditions of this Agreement (the “Contribution”); and

WHEREAS, the Parties are entering into this Agreement to set forth the principal transactions required to effect, and the principal terms and conditions of, the Contribution.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, for purposes of this Agreement, as of and after the Closing, no member of a Group shall be deemed to be an Affiliate of any member of another Group as a result of the control relationship between such members.

“Agreement” has the meaning set forth in the preamble, and includes any amendments or modifications to this Agreement after the date hereof.

“Ancillary Agreements” means, collectively, the New U.S. Opco Limited Partnership Agreement, the New Global Opco Limited Partnership Agreement, the New Holdings Limited Partnership Agreement, the Cantor Administrative Services Agreement, the Tower Bridge Administrative Services Agreement, Registration Rights Agreement and the Tax Receivable Agreement.

“Applicable Law” means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, properties or Assets.

“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“BGC Partners” has the meaning set forth in the preamble (it being understood that, after the Merger, each reference to BGC Partners in this Agreement shall refer to the Surviving Company).

“BGC Partners Class A Common Stock” means the Class A common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class B Common Stock” means the Class B common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class C Common Stock” means the Class C common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Common Stock” means (a) prior to the Merger, the limited liability company interests of BGC Partners; and (b) on and after the Merger, the BGC Partners Class A Common Stock, the BGC Partners Class B Common Stock and BGC Partners Class C Common Stock, as applicable.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Holdings and its Subsidiaries and the Opcos and their respective Subsidiaries).

“BGC Partners Indemnitees” has the meaning set forth in Section 5.02(a).

“BGC Partners Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the BGC Partners Group as of such time divided by (b) the aggregate number of shares of BGC Partners Common Stock issued and outstanding as of such time.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by Applicable Law or other governmental action to be closed.

“Business Employee” means any individual who, immediately prior to the Closing, is employed by, engaged directly and primarily in or, after taking into account the services to be provided under the Cantor Administrative Services Agreement and the Tower Bridge Administrative Services Agreement, necessary for the conduct of a Transferred Business (including any such individuals on short-term or long-term disability leave or another approved leave of absence), other than any individual employed by the Cantor Companies primarily in a corporate function or executive level position who performs services for the Cantor Companies, eSpeed and BGC Partners Group.

“Cantor” has the meaning set forth in the preamble.

“Cantor Administrative Services Agreement” means the Administrative Services Agreement between Cantor and BGC Partners, substantially in the form attached as Exhibit A.

“Cantor Companies” means Cantor and its Subsidiaries (other than BGC Partners and any of its Subsidiaries). For the avoidance of doubt, any Transferred Entity shall not be treated as a Cantor Company after the Contribution.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the Holdings Group or the BGC Partners Group).

“Cantor Indemnitees” has the meaning set forth in Section 5.03(a).

“Change of Control of Cantor” means the consummation of any transaction involving any purchase or acquisition (by merger, recapitalization or otherwise) by a Person of (a) securities or contractual rights entitling such Person to elect the general partner or a majority of the governing body of Cantor, (b) the general partnership interest of Cantor, or (c) all or substantially all of the assets of Cantor and its Subsidiaries, taken together as a whole; provided, however, that any such purchase or acquisition shall not constitute a “Change of Control of Cantor” if and so long as (i) any entity controlled by Howard W. Lutnick shall be (or be entitled to elect) the general partner or governing body of Cantor following such purchase or acquisition, (ii) Howard W. Lutnick shall be the chief executive officer or head of any division constituting or containing substantially all of Cantor’s businesses following such purchase or acquisition, or (iii) such purchase or acquisition is by Howard W. Lutnick’s spouse, estate, descendants, relatives or trust established for Howard W. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contract” means any agreement, contract, obligation, license, lease, promise or undertaking (whether written or oral and whether express or implied).

“Contribution” has the meaning set forth in the recitals.

“Copyrights” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Covered Information” has the meaning set forth in Section 4.04(a).

“Current Market Price” means, as of any date: (a) if shares of BGC Partners Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of BGC Partners Class A Common Stock on each of the 10 consecutive trading days ending on such date, (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such 10-consecutive-trading-day period) or (b) if shares of BGC Partners Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of BGC Partners Class A Common Stock as agreed in good faith by Cantor and the Audit Committee of BGC Partners.

“Effective Time” has the meaning set forth in Section 2.05.

“Election” has the meaning set forth in Section 4.11(b)(iv).

“eSpeed” means eSpeed, Inc., a Delaware corporation.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Founding Partners” has the meaning set forth in Section 2.7(c).

“Fulfillment Business” means the business of providing Clearance, Settlement and Fulfillment Services (as defined in the Joint Services Agreement).

“Global Opco” has the meaning set forth in the preamble.

“Global Opco Capital” means “Capital” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco General Partner” means “General Partner” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Group Percentage Interest” means “Group Percentage Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Limited Partnership Interest” means the “Limited Partnership Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Regular Limited Partnership Interests” means “Regular Limited Partnership Interests” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Regular Partnership Units” means “Regular Partnership Units” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Units” means “Units” as defined in the New Global Opco Limited Partnership Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, the National Association of Securities Dealers, Inc. and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group” means the Cantor Group, the BGC Partners Group, the Opco Group and the Holdings Group, as applicable.

“Holdings” has the meaning set forth in the preamble.

“Holdings Capital” means “Capital” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Exchangeable Limited Partnership Interest” means an “Exchangeable Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Founding Partner Interests” has the meaning set forth in Section 2.7(c).

“Holdings Group” means Holdings and its Subsidiaries (other than any member of the Opco Group).

“Holdings Indemnitees” has the meaning set forth in Section 5.02(c).

“Holdings Limited Partnership Interest” means “Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the Holdings Group as of such time divided by (b) the aggregate number of Holdings Units issued and outstanding as of such time.

“Holdings Units” means “Units” as defined in the New Holdings Limited Partnership Agreement.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

“Indebtedness Guarantee” has the meaning set forth in Section 2.02(b)(iii).

“Indemnifiable Losses” means all after-Tax Liabilities suffered or incurred by an Indemnitee, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided, however, that “Indemnifiable Losses” shall not include any Special Damages except if and to the extent awarded in an Action involving a Third Party Claim against such Indemnitee.

“Indemnitee” means any of the Cantor Indemnitees, the BGC Partners Indemnitees, the U.S. Opco Indemnitees, the Global Opco Indemnitees and the Holdings Indemnitees, as the case may be.

“Indemnity Payment” has the meaning set forth in Section 5.08(a).

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Insurance Proceeds” means amounts (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability, in each of cases (a), (b) and (c), net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights.

“Inter-Dealer Brokerage Business” means the voice brokerage services of Cantor and the Cantor Subsidiaries, including the business of providing voice brokerage services to wholesale, inter-dealer markets in a broad range of products and services, including brokerage services for fixed income securities, foreign exchange, asset-backed securities, interest rate swaps and derivatives and access to trading services from eSpeed, Cantor’s U.S.-based electronic trading platform, the non-U.S. business of acting as a broker in sovereign debt securities, Eurobonds, securities repurchase agreements, interest rate swaps, interest rate options, asset swaps, spot and forward foreign exchange, currency options, credit derivatives, base metal derivatives, equity derivatives and exchange traded financial futures and option Contracts for dealers and institutions worldwide, the business of acting as an introducing broker, name-passing broker or in a principal activity, and the business of certain limited dealing (proprietary trading services); provided, however, that “Inter-Dealer Brokerage Business” shall not include (i) the business of transactions in environmental brokerage services and the businesses conducted by Cantor CO2e, LLC, a Delaware limited liability company, and CantorCO2e Brokerage, L.P., a Delaware limited partnership, and their respective Subsidiaries (including the business of delivering market-based solutions in environmental brokerage, emissions neutral solutions, trading and risk management tolls and advice and market making information and the business of operating electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and providing brokerage information, and the business of providing consulting services relating to the emission or mitigation of greenhouse gasses, renewable energy and related issues), and (ii) the equity derivatives inter-dealer brokerage business of the Equities Division of Cantor.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Joint Services Agreement” means the Amended and Restated Joint Services Agreement, dated as of October 1, 2005, by and between Cantor and eSpeed, as amended.

“Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liabilities” means any and all losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action or threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License” has the meaning set forth in Section 4.13.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Market Data Business” means the market data services of Cantor, BGC Partners and their respective Subsidiaries with respect to the business of providing market data arising from transactions (other than transactions executed on a futures or securities exchange or other market) in the Inter-Dealer Brokerage Business.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 29, 2007, among BGC Partners, Holdings, eSpeed, U.S. Opco and Global Opco.

“Merger” means the merger of BGC Partners and eSpeed set forth in the Merger Agreement.

“New BGC Partners” has the meaning set forth in Section 4.10.

“New BGC Partners Merger” has the meaning set forth in Section 4.10.

“New BGC Sub” has the meaning set forth in Section 4.10.

“New Global Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Global Holdings, L.P., substantially in the form attached as Exhibit B.

“New Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P., substantially in the form attached as Exhibit C.

“New U.S. Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Partners, L.P., substantially in the form attached as Exhibit D.

“Notice” has the meaning set forth in Section 4.11(b)(iii).

“Opco Group” means U.S. Opco, Global Opco and their respective Subsidiaries (including, after the Closing, any Transferred Entities that are Subsidiaries of U.S. Opco and Global Opco).

“Opco Indemnitees” has the meaning set forth in Section 5.02(b).

“Opcos” means, jointly and severally, U.S. Opco and Global Opco.

“Parties” and “Party” have the meanings set forth in the preamble.

“Patents” means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Percentage Adjustment” has the meaning set forth in Section 4.11(b)(i).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Per Unit Price” means, as of any time, the quotient obtained by dividing the Current Market Price as of such time by the BGC Partners Ratio as of such time.

“Pre-Contribution Loan” has the meaning set forth in Section 2.07(e).

“Purchase Consideration” has the meaning set forth in Section 4.11(b)(iv).

“Purchase Right” has the meaning set forth in Section 4.11(b)(i).

“Purchase Right Party” has the meaning set forth in Section 4.11(b)(i).

“Receiving Party” has the meaning set forth in Section 4.11(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit E.

“Representatives” has the meaning set forth in Section 4.04(a).

“Retained Business” has the meaning set forth in recitals.

“Select Persons” has the meaning set forth in Section 2.07(d).

“Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the BGC Partners’ pricing models, formulae and algorithms.

“Special Allocation Losses” means all out-of-pocket Liabilities actually suffered or incurred by a Party, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder.

“Special Damages” means any special, indirect, incidental, punitive or consequential damages whatsoever, including damages for lost profits and lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person.

“Surviving Company” means the surviving entity in the Merger.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative or add-on, minimum, accumulated earnings, environmental, personal holding company, capital stock, capital gains, premium, estimated, excise, stamp, registration, sales, use, license, occupancy, occupation, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security (or similar), payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Tax Receivable Agreement” means the Tax Receivable Agreement between Cantor and BGC Partners, to be entered into pursuant to the terms set forth on Exhibit F.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 5.07(a).

“Tower Bridge” shall mean Tower Bridge International Services L.P., a U.K. limited partnership.

“Tower Bridge Administrative Services Agreement” means the Administrative Services Agreement between Tower Bridge and BGC Partners, substantially in the form attached as Exhibit G.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Trade Secrets” means any trade secrets, research records, business methods, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Transferred Assets” has the meaning set forth in Section 2.01(a).

“Transferred Business” and “Transferred Businesses” have the meanings set forth in the recitals.

“Transferred Business Employees” has the meaning set forth in Section 6.01.

“Transferred Entities” means any Person, where a majority of the equity interest of such Person is part of the Transferred Assets, and any Subsidiary of such Person.

“Transferred Liabilities” has the meaning set forth in Section 2.02(a).

“U.S. GAAP” means United States generally accepted accounting principles in effect from time to time.

“U.S. Opco” has the meaning set forth in the preamble.

“U.S. Opco Capital” means “Capital” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco General Partner” means “General Partner” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Group Percentage Interest” means “Group Percentage Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Limited Partnership Interest” means the “Limited Partnership Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Regular Limited Partnership Interests” means “Regular Limited Partnership Interests” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Regular Partnership Units” means “Regular Partnership Units” as defined in the New Global Opco Limited Partnership Agreement.

“U.S. Opco Units” means “Units” as defined in the New U.S. Opco Limited Partnership Agreement.

Section 1.02 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

Section 1.03 Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 1.04 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

ARTICLE II

CONTRIBUTION

Section 2.01 Contribution of Transferred Assets. (a) At the Closing, and subject to the terms and conditions set forth herein, including Section 2.01(b), Cantor will contribute, convey, transfer, assign and deliver, or cause one or more of its Subsidiaries to contribute, convey, transfer, assign and deliver, to BGC Partners or one or more of its Subsidiaries in a manner that is expected to be Tax-free to each of BGC Partners, its Subsidiaries and the Transferred Entities, and BGC Partners or one or more of its Subsidiaries will acquire and accept from Cantor or its applicable Subsidiaries, all of the right, title and interest of Cantor or its applicable Subsidiaries in, to and under the following Assets (collectively, the “Transferred Assets”) (other than any of the following to the extent it is an Excluded Asset):

(i) Equity Interests. The equity interests set forth on Schedule 2.01(a)(i);

(ii) Contracts. The Contracts set forth on Schedule 2.01(a)(ii) and employment agreements with any Transferred Business Employee;

(iii) Certain Rights under the Joint Services Agreement. All of Cantor’s rights and obligations under Sections 3 and 4 of the Joint Services Agreement to the extent related to the Inter-Dealer Brokerage Business, including its rights and obligations in respect of Clearance, Settlement and Fulfillment Services to the extent related to the Inter-Dealer Brokerage Business;

(iv) Intellectual Property. All Intellectual Property primarily related to the Transferred Business, including the Intellectual Property set forth on Schedule 2.01(a)(iv);

(v) Books and Records. All books and records (other than Tax Returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent available and primarily related to the Transferred Business; and

(vi) Permits and Licenses. All permits or licenses issued by any Governmental Authority to the extent primarily related to the Transferred Business and permitted by Applicable Law to be transferred.

(b) Notwithstanding anything to the contrary contained in this Agreement, Cantor and its Subsidiaries will retain ownership of the following Assets, which Assets shall be excluded from the Transferred Assets and shall not be contributed, conveyed, transferred, assigned or delivered hereunder (collectively, the “Excluded Assets”):

(i) Cash and Cash Equivalents. All cash, cash equivalents and marketable securities (including any cash, cash equivalents and marketable securities held by any Transferred Entity), except for cash borrowed pursuant to the Pre-Contribution Loan;

(ii) Litigation Claims; Insurance Recoveries. Any litigation claim or insurance recovery relating to the matters set forth on Schedule 2.01(b)(ii), and any insurance policy and proceeds covering any Excluded Asset or any Excluded Liability;

(iii) Equity Interests. Any equity interest set forth on Schedule 2.01(b)(iii);

(iv) Intellectual Property. All Intellectual Property or hardware of Cantor and any of its Subsidiaries not primarily used in the Transferred Business, including any rights (ownership, licensed or otherwise) to use the mark “Cantor” or “Cantor Fitzgerald” name and any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, and any derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, in each case, not primarily related to the Transferred Business, and all goodwill associated with and symbolized by the foregoing;

(v) Books and Records. All books, records and other data that cannot, without unreasonable effort or expense, be separated from books and records maintained by Cantor or any of its Subsidiaries in connection with businesses other than the Transferred Businesses or to the extent that such books, records and other data relate to Excluded Assets, Excluded Liabilities or Business Employees who do not become Transferred Business Employees, and all personnel files and records; and

(vi) Retained Business. Any Asset relating to a Retained Business (other than any Asset set forth in clauses (i) through (vi) of Section 2.01(a)).

Section 2.02 Assumption of Transferred Liabilities. (a) From and after the Closing, BGC Partners and its applicable Subsidiaries will assume and be liable for (or cause the appropriate member or members of the Opco Group to assume and be liable for), and will pay, perform and discharge (or will cause the appropriate member or members of the Opco Group to pay, perform and discharge) as they become due, all of the Liabilities set forth in this Section 2.02(a), other than any Excluded Liability (collectively, the “Transferred Liabilities”):

(i) Transferred Assets; Transferred Business. All Liabilities primarily relating to, arising from or in connection with any Transferred Business or any Transferred Asset, regardless of when or where such Liability arose, whether the facts on which they are based occurred prior to or subsequent to the Closing Date, and regardless of where or against whom such Liability is asserted or determined;

(ii) Certain Obligations under the Joint Services Agreement. All of Cantor’s Liabilities under Sections 3 and 4 of the Joint Services Agreement primarily related to the Inter-Dealer Brokerage Business, including Liabilities related to its rights and obligations in respect of Clearance, Settlement and Fulfillment Services primarily related to the Inter-Dealer Brokerage Business;

(iii) Employee Liabilities. All Liabilities primarily relating to, arising from or in connection with the Transferred Business Employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims (it being understood that Liabilities under (A) insured welfare benefit arrangements maintained by the Cantor Companies in which the BGC Partners and its subsidiaries participate and (B) the eSpeed, Inc. Deferred Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates) shall be assumed (1) on the same basis as such Liabilities have historically been allocated to the BGC Partners and its subsidiaries in the ordinary course prior to the Closing Date and (2) otherwise to the same extent as applied to BGC Partners and its subsidiaries in their capacity as participating employers under such arrangements prior to the Closing Date) and other employment-related Liabilities primarily arising from or relating to the conduct of any Transferred Business; and

(iv) Indebtedness. The Indebtedness set forth on Schedule 2.02(a)(iv).

BGC Partners’ obligations under this Section 2.02(a) shall in no way derogate from the obligations of Cantor under the Merger Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Cantor and its Subsidiaries will retain and be liable for, and will pay, perform and discharge as they become due, the following Liabilities and obligations, and such Liabilities and obligations shall not be assumed by BGC Partners or any of its Subsidiaries pursuant to this Agreement and shall be excluded from the Transferred Liabilities (collectively, the “Excluded Liabilities”):

(i) Liabilities Relating to Excluded Assets or Retained Business. Any Liability of Cantor or any of its Subsidiaries to the extent relating to any Excluded Asset or any Retained Business (other than any Liability set forth in clauses (i) through (v) of Section 2.02(a));

(ii) Indebtedness Guarantee. Any guarantee by a member of the Cantor Group to a third party in respect of the Indebtedness set forth on Schedule 2.02(b)(ii) (such guarantee, the “Indebtedness Guarantees”); and

(iii) Other Excluded Liabilities. The Liabilities set forth on Schedule 2.02(b)(iii).

Section 2.03 Actions to Effect the Contribution. The Parties acknowledge and agree that the Contribution shall be effected in accordance with the steps set forth on Schedule 2.03, and that effecting the Contribution in accordance with such steps is intended to result in a Tax-free transfer to each of BGC Partners, its Subsidiaries and the Transferred Entities. If, prior to such Contribution, either Cantor or BGC Partners concludes that any of the steps set forth on Schedule 2.03 will result in a material amount of Taxes to any of BGC Partners, its Subsidiaries or the Transferred Entities, Cantor shall restructure such Contribution to minimize any such Taxes to each of BGC Partners, its Subsidiaries and the Transferred Entities in respect of each of the steps set forth on Schedule 2.03.

Section 2.04 Closing. The closing of the Contribution (the “Closing”) shall take place at              a.m., New York, New York time, on                     , 2007 (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019.

Section 2.05 Title; Risk of Loss. Title, risk of loss and/or responsibility with respect to, each Transferred Asset and Transferred Liability shall transfer from Cantor and its applicable Subsidiaries to BGC Partners and its applicable Subsidiaries at              a.m., New York time, on the Closing Date (the “Effective Time”).

Section 2.06 Further Documentation. At the Closing, the Parties shall execute and deliver, and shall cause their appropriate Subsidiaries to execute and deliver, one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as Cantor may request for the purpose of effectuating the Contribution.

Section 2.07 Other Actions in Connection with the Contribution.

(a) Transfer of Assets to Tower Bridge. Concurrently with, prior to or after the Effective Time, Cantor shall have or will contribute, convey, transfer, assign and deliver, or cause one or more of its Subsidiaries to contribute, convey, transfer, assign and deliver, to Tower Bridge, and Tower Bridge shall have acquired and accepted or will acquire and accept from Cantor or its applicable Subsidiaries, all of the right, title and interest of Cantor or its applicable Subsidiaries in, to and under the Assets set forth on Schedule 2.07(a), and Tower Bridge will provide certain services to Cantor and BGC Partners and their respective Subsidiaries on the terms and subject to the conditions set forth in the Tower Bridge Administrative Services Agreement.

(b) Ancillary Agreements. Concurrently with or prior to the Effective Time, the Parties will, or will cause their applicable Subsidiaries to, enter into and execute each of the other Ancillary Agreements. Each Ancillary Agreement that is an amended and restated agreement shall replace the existing version of the agreement that it amends and restates.

(c) Redemption of Cantor Partners. The Parties acknowledge that, prior to, concurrently with and after the Effective Time, Cantor may redeem certain limited partnership interests in Cantor held by certain of its limited partners for (1) new limited partnership interests and/or other interests or rights in Cantor, including distribution rights to receive BGC Partners Common Stock held by Cantor or its Subsidiaries (the “Distribution Rights”), (2) BGC Partners Common Stock, cash and/or other property or assets held by Cantor or its Subsidiaries and/or (3) limited partnership interests in Holdings, in each case, on terms and subject to the conditions to be determined by Cantor (the Persons who receive limited partnership interests in Holdings pursuant to this redemption, the “Founding Partners” and the limited partnership interests in Holdings held by such Founding Partners, which may be one or more different classes of interests in Holdings, the “Holdings Founding Partner Interests”); provided, however, that no action may be taken pursuant to this Section 2.07(c) if such action would (i) adversely affect the Surviving Company’s economic interest in the Opcos (ii) adversely affect the Surviving Company’s governance rights over the Opcos or (iii) impose additional material Tax on the Surviving Company, in each case as compared to the Surviving Company’s position if such action had not been taken.

(d) Repurchase of Certain BGC Common Stock and Repayment by Select Persons of Certain Obligations. The Parties acknowledge that, prior to, concurrently with and after the Effective Time, but prior to the Merger, certain limited partners of Cantor and certain Founding Partners (the “Select Persons”) may (1) sell to a Cantor Company for cash all or a portion of the Distribution Rights and/or Holdings Founding Partner Interests held by such Select Persons, (2) have some or all of their limited partnership interest in Cantor redeemed by a Cantor Company for cash, BGC Partners Common Stock and/or other property or assets held by Cantor or its Subsidiaries and/or (3) sell to BGC Partners for cash all or a portion of the BGC Partners Common Stock held by such Select Persons (including BGC Partners Common Stock that such Select Persons hold as a result of the Distribution Rights). The aggregate net proceeds that each Select Person shall receive as a result of such sale may be used by such Select Persons to (i) repay certain loans made from Cantor or its Subsidiaries to such Select Persons, (ii) eliminate certain obligations owed to Cantor or its Subsidiaries in respect of existing partnership interests issued to such Select Persons, (iii) repay certain loans made from third-parties to such Select Persons, which loans are guaranteed by Cantor or its Subsidiaries, and/or (iv) pay for Taxes that may be incurred as a result of the transactions contemplated by this Section 2.07(d), including the grant of such Distribution Rights or Holdings Founding Partner Interests, the issuance of BGC Partners Common Stock, and/or the sale of the BGC Partners Common Stock. The Cantor Company acquiring such Holdings Founding Partner Interests (which shall become Holdings Exchangeable Limited Partnership Interests) may then exchange such Holdings Exchangeable Limited Partnership Interests for shares of BGC Partners Common Stock, which shares shall be redeemed by BGC Partners prior to the Merger for an amount of cash equal to the cash paid by the Cantor Companies to the Select Persons in respect of such interests; and the Cantor Company acquiring such Distribution Rights may then have the shares of BGC Partners Common Stock underlying such distribution rights redeemed by BGC Partners prior to the Merger for an amount of cash equal to the cash paid by the Cantor Companies to the Select Persons in respect of such Distribution Rights.

(e) The Pre-Contribution Loan. Prior to the Contribution, one or more members of the BGC Partners Group may borrow an amount of cash up to the aggregate amount of cash in the BGC Partners Group prior to the Contribution (the “Pre-Contribution Loan”).

ARTICLE III

NO REPRESENTATIONS OR WARRANTIES

Section 3.01 No Representations or Warranties. BGC Partners, on behalf of itself and all of its Subsidiaries (including, after the Effective Time, the Transferred Entities) and their respective Representatives, understands and agrees that none of Cantor, any other Cantor Company or any of their respective Representatives or any other Person is, in this Agreement or in any other agreement, document or instrument, making any representation or warranty of any kind whatsoever, express or implied, to BGC Partners, any of its Subsidiaries (including, after the Effective Time, the Transferred Entities) or their respective Representatives in any way with respect to any of the transactions contemplated hereby or regarding the Transferred Assets, the Transferred Liabilities or the Transferred Businesses or as to any consents or approvals required in connection with the consummation of the transactions contemplated hereby, it being agreed and understood that BGC Partners and each of its Subsidiaries shall take all of the Transferred Assets, the Transferred Liabilities and the Transferred Businesses on an “AS IS, WHERE IS” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed by Cantor, on behalf of itself and each other Cantor Company and their respective Representatives; provided, however, that this Section 3.01 shall in no way derogate from the obligations of Cantor under the Merger Agreement.

Section 3.02 BGC Partners to Bear Risk. Except as expressly set forth herein, BGC Partners and its Subsidiaries shall bear the economic and legal risk that conveyances of the Transferred Assets shall prove to be insufficient or that the title of Cantor or any other Cantor Company to any Transferred Asset shall be other than good and marketable and free from encumbrances; provided, however, that this Section 3.02 shall in no way derogate from the obligations of Cantor under the Merger Agreement.

ARTICLE IV

COVENANTS

Section 4.01 Further Assurances.

(a) In addition to the actions specifically provided for in this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law, regulations and agreements to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, each Party shall cooperate with the other Party, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms hereof, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. The Parties agree that, as of the Effective Time, BGC Partners shall be deemed to have acquired complete and sole beneficial ownership of all of the Transferred Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Transferred Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or required to assume pursuant to the terms hereof.

(b) Subject to Section 4.01(c) hereof, if at any time or from time to time after the Closing Date, (i) Cantor or any of its Subsidiaries shall possess a Transferred Asset or (ii) BGC Partners or any of its Subsidiaries shall possess an Excluded Asset, then Cantor or BGC Partners, as the case may be, shall promptly transfer, or cause to be transferred, such Asset to BGC Partners or Cantor, as the case may be. Prior to any such transfer, the Party possessing such Asset shall hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and shall take such other actions as may be reasonably requested by the Party to which such Asset is to be transferred in order to place such Party, insofar as reasonably possible, in the same position it would have been had such Asset been transferred at the Effective Time.

(c) Without limiting the generality of Section 4.01(a) or Section 4.01(b), if the valid, complete and perfected assignment or transfer to BGC Partners of any Transferred Assets or Transferred Liabilities to be transferred under this Agreement or any Ancillary Agreement requires the consent, agreement or approval of or any filing or registration with any Person or Governmental Authority, and as a result of the failure to make or obtain any such consent, agreement, approval, filing or registration such transfer is not effected as contemplated hereby or thereby despite the provisions hereof purporting to effect such assignment or transfer, then, (i) the Parties shall cooperate to effect such transfer as promptly following the Closing as is practicable, and (ii) until such time as any impediment to the validity, completeness or perfection of such assignment or transfer shall have been removed, nullified or waived, the Person possessing such Transferred Asset or Transferred Liability shall hold such Transferred Asset or Transferred Liability in trust for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto), and shall take such other action as may be reasonably requested by the Person to whom such Transferred Asset or Transferred Liability is to be transferred in order to place such Person, insofar as reasonably possible, in the same position it would have been had such Transferred Asset or Transferred Liability been transferred on the Effective Time.

(d) Without limiting the generality of Section 4.01(a), prior to the Effective Time, Cantor, as the sole stockholder of BGC Partners, shall ratify any actions that are necessary, proper or desirable to be taken by BGC Partners to effectuate the transactions contemplated hereby in a manner consistent with the terms hereof.

Section 4.02 Information.

(a) At any time before, on or after the Effective Time (i) Cantor, on behalf of each of its Subsidiaries, agrees to provide, or cause to be provided, to BGC Partners and its Representatives, and (ii) BGC Partners, on behalf of each of its Subsidiaries, agrees to provide, or cause to be provided, to each of Cantor and its Representatives, in each case as soon as reasonably practicable after written request therefor from such other Party, any Information (including the Information described in Section 2.01(b)(v)) in the possession or under the control of such respective Person, if applicable, that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, (C) for use in the conduct of the Transferred Business in accordance with past practice or (D) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any of its Subsidiaries, if applicable, violate any Law or agreement to which such Party or any of its Subsidiaries, if applicable, is a Party, or waive any attorney-client privilege applicable to such Party or any of its Subsidiaries, if applicable, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 4.02(a) in a manner that avoids any such harm or consequence (including, if appropriate, by entering into joint defense or similar arrangements); provided, further, that in the event, after taking all such reasonable measures, the Party subject to such Law or agreement is unable to provide any Information without violating such law or agreement, such Party shall not be obligated to provide such Information to the extent it would violate such Law or agreement. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(b) Notwithstanding anything to the contrary in Section 4.02(a), after the Effective Time, Cantor shall provide, or cause to be provided, to BGC Partners in such form as BGC Partners shall request, at no charge to BGC Partners, all financial and other data and Information in the possession or under the control of Cantor or any of its Subsidiaries as BGC Partners determines necessary or advisable in order to prepare BGC Partners’ and its Subsidiaries’ financial statements or any other reports, filings or submissions of BGC Partners and its Subsidiaries with any Governmental Authority.

(c) Any Information owned by one Person that is provided to a requesting Party pursuant to this Section 4.02 shall be deemed to remain the property of the providing Person (or Person on whose behalf such Information is being provided). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) The Party requesting Information, consultant or witness services under this Agreement agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party or its Representatives or Subsidiaries, if applicable. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(e) To facilitate the possible exchange of Information pursuant to this Section 4.02 and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control at the Effective Time in accordance with the policies of Cantor as in effect at the Effective Time.

(f) No Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any Liability to the other Party if any Information is destroyed after using its reasonable best efforts in accordance with the provisions of Section 4.02(e).

(g) The rights and obligations granted under this Section 4.02 and Sections 4.03 and 4.04 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Section 4.03 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action by one Party (or, if applicable, any of its Subsidiaries) against another Party (or, if applicable, any of its Subsidiaries) (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such Party during normal business hours, in each case to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(b) If an indemnifying party chooses to defend or to seek to compromise or settle any Third-Party Claim, each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party and, if applicable, its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available during normal business hours, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such Person, for reasonable periods of time) in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be, in each case at the indemnifying party’s expense. The indemnifying party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and, if applicable, cause each of its Subsidiaries to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 4.03, each of the Parties agrees to cooperate, and, if applicable, to cause each of their respective Subsidiaries to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any of their respective Subsidiaries to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 4.03 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether any such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.03(a)).

(f) For a period of three years from the Closing Date, Cantor agrees to retain and not destroy or dispose of books, records and other data of the BGC Business prior to the Closing to the extent not transferred to BGC Partners or its Subsidiaries and, prior to destroying or disposing of such books, records and other data, to notify BGC Partners and, at the request of BGC Partners, to transfer such books, records and other data to BGC Partners to the extent that such books, records and other data can, without unreasonable effort or expense, be separated from books and records maintained by Cantor or any of its Subsidiaries in connection with businesses other than the Transferred Businesses (unless BGC Partners shall pay for the full amount of the costs and expenses associated with such separation).

(g) In connection with any matter contemplated by this Section 4.03, the applicable Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Party or, if applicable, any of its Subsidiaries.

Section 4.04 Confidentiality.

(a) Subject to Section 4.05 and unless otherwise agreed by the Party to whom such Covered Information relates, each of the Parties agrees to hold, and to cause each member of its respective Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to Cantor’s confidential and proprietary Information pursuant to policies in effect as of the date hereof, all Information concerning each such other Party (including such Person’s clients, transactions, business, Assets, Liabilities, performance or operations) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by any such other Party or its Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: any such Information to the extent that (i) at the time of disclosure such Information is generally available to and known by the public (other than as a result of a disclosure by the disclosing Party or by any of its Representatives in breach of this Section 4.04) or (ii) such Information has after the Effective Time been lawfully acquired from other sources by such Party on a non-public basis which sources are, to the knowledge of the Party acquiring such Information, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit disclosure of such Information.

(b) Subject to Section 4.05 and unless otherwise agreed by the Party to whom such Covered Information relates, each Party agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Ancillary Agreement and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other Person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information), except in compliance with Section 4.05. Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Covered Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon). Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

Section 4.05 Protective Arrangements. In the event that any Party or any of its Subsidiaries determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any of such Party’s Subsidiaries) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any of such Party’s Subsidiaries), such Party shall, to the extent practicable and unless otherwise required by Applicable Law, notify the other Party prior to disclosing or providing such Covered Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Covered Information if and to the extent required by such Applicable Law (as so advised by counsel) or by lawful process of such Governmental Authority; provided, however, that the Person shall only disclose such portion of the Covered Information so required to be disclosed or provided.

Section 4.06 Intercompany Agreements. All Contracts, licenses, commitments or other arrangements, formal or informal, written or oral and whether express or implied, between any of Cantor or any other Cantor Company, on the one hand, and any Transferred Entity, on the other hand, set forth on Schedule 4.06, shall terminate effective as of the Effective Time, and no Persons party to any such Contract, license, commitment or other arrangement shall have any rights under such Contract, license, commitment or arrangement.

Section 4.07 Guarantee Obligations. The Parties shall cooperate, and shall cause their respective Subsidiaries to cooperate, to terminate, or to cause BGC Partners or its Subsidiaries (or a Transferred Entity) to be substituted in all respects for Cantor or a Cantor Company in respect of all obligations of Cantor or a Cantor Company under any of the Transferred Liabilities for which Cantor or a Cantor Company may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for the Indebtedness Guarantees and any Excluded Liability. If such a termination or substitution is not effected by the Effective Time, (i) BGC Partners and its Subsidiaries shall indemnify and hold harmless Cantor and the other Cantor Companies for any Indemnifiable Losses arising from or relating thereto, and (ii) without the prior written consent of Cantor, from and after the Effective Time, BGC Partners shall not, and, without Cantor’s prior written consent, shall not permit any of its Subsidiaries to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation for which Cantor or any other Cantor Company is or may be liable.

Section 4.08 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated herein.

Section 4.09 New BGC Partners. In order to facilitate Tax-free exchanges of the Holdings Exchangeable Limited Partnership Interests (as defined in the New Holdings Limited Partnership Agreement), Cantor shall have a one-time right, at Holdings’ sole expense, (a) to incorporate, or cause the incorporation of, a newly formed wholly owned Subsidiary of BGC Partners (“New BGC Partners”), (b) to incorporate, or cause the incorporation of, a newly formed wholly owned Subsidiary of New BGC Partners (“New BGC Partners Sub”), and then (c) to cause the merger (the “New BGC Partners Merger”) of New BGC Partners Sub with BGC Partners, with the surviving corporation being a wholly owned Subsidiary of New BGC Partners. In connection with the New BGC Partners Merger, the shares of BGC Partners Class A Common Stock and BGC Partners Class B Common Stock shall each hold equivalent common stock in New BGC Partners, with identical rights to the applicable class of shares held prior to the New BGC Partners Merger. As a condition of the New BGC Partners Merger, (i) BGC Partners shall have received an opinion of counsel, reasonably satisfactory to the Audit Committee of BGC Partners, to the effect that the New BGC Partners Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Cantor shall indemnify BGC Partners to the extent that BGC Partners incurs any material income Taxes as a result of the transactions effected pursuant to this Section 4.09.

Section 4.10 Commissions and Market Data; Clearing. (a) The Parties agree that (i) Cantor shall have a right to be a customer of BGC Partners and its Subsidiaries and to pay the lowest commission paid by any other customer of BGC Partners or its Affiliates, whether by volume, dollar or other applicable measurement; provided, however, that this right shall terminate upon the earlier of (i) a Change of Control of Cantor and (ii) the last day of the calendar quarter during which Cantor shall have represented one of the fifteen largest customers of BGC Partners and its Subsidiaries in terms of transaction volume; and (ii) Cantor shall have an unlimited right to internally use market data from BGC Market Data without any cost; provided, however, that Cantor shall have no right to furnish such data to any third party.

(b) From the Closing until the third anniversary of the Closing, (i) Cantor shall cause its applicable Subsidiary or Subsidiaries to provide to BGC Partners or its applicable Subsidiary or Subsidiaries all such services as BGC Partners reasonably determines are reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by BGC Partners, and (ii) BGC Partners shall be entitled to receive from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services; provided, however, that BGC Partners shall use its commercially reasonable efforts to reduce and eliminate its need for such services from Cantor and/or its applicable Subsidiary or Subsidiaries.

Section 4.11 Reinvestments in the Opcos; Pre-Emptive Rights. (a) (i) Mandatory Reinvestment by BGC Partners. After the Closing, in the event of any issuance of shares of BGC Partners Common Stock (including any issuance in connection with a merger or other acquisition by BGC Partners, but excluding any issuance of shares of BGC Partners Common Stock upon exchange of Holdings Exchangeable Limited Partnership Interests), BGC Partners shall contribute, directly or indirectly through its Subsidiaries, the net proceeds, if any, received in respect of such issuance to the Opcos in exchange for (A) a U.S. Opco Limited Partnership Interest consisting of a number of U.S. Opco Units equal to (1) the number of additional shares of BGC Partners Common Stock so issued multiplied by (2) the BGC Partners Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock and (B) a Global Opco Limited Partnership Interest consisting of a number of Global Opco Units equal to (1) the number of additional shares of BGC Partners Common Stock so issued multiplied by (2) the BGC Partners Ratio as of immediately prior to the issuance of such shares of BGC Partners Common Stock. BGC Partners shall determine the proportion of the net proceeds that shall be paid to U.S. Opco, on the one hand, and Global Opco, on the other hand. Such determination shall be based on BGC Partners’ reasonable judgment as to the proportion of the total fair value, as of the date of issuance of the U.S. Opco Limited Partnership Interest and Global Opco Limited Partnership Interest pursuant to this Section 4.11(a)(i), represented by U.S. Opco or Global Opco, respectively, as of such date.

(ii) Mandatory Reinvestment by Holdings. After the Closing, in the event of any issuances of Holdings Limited Partnership Interests pursuant to the BGC Holdings, L.P. Participation Plan as such plan is amended from time to time, Holdings shall contribute, directly or indirectly through its Subsidiaries, the net proceeds, if any, received in respect of such issuance to the Opcos in exchange for (A) a U.S. Opco Limited Partnership Interest consisting of (1) a number of U.S. Opco Units equal to the number of additional Holdings Units underlying such Holdings Limited Partnership Interests so issued multiplied by (2) the Holdings Ratio as of immediately prior to the issuance of Holdings Limited Partnership Interest and (B) a Global Opco Limited Partnership Interest consisting of a number of Global Opco Units equal to (1) the number of additional Holdings Units underlying such Holdings Limited Partnership Interests so issued multiplied by (2) the Holdings Ratio as of immediately prior to the issuance of Holdings Limited Partnership Interest. BGC Partners shall determine the proportion of the net proceeds that shall be paid to U.S. Opco, on the one hand, and Global Opco, on the other hand. Such determination shall be based on BGC Partners’ reasonable judgment as to the proportion of the total fair value, as of the date of issuance of the U.S. Opco Limited Partnership Interest and Global Opco Limited Partnership Interest pursuant to this Section 4.11(a)(ii), represented by U.S. Opco or Global Opco, respectively, as of such date.

(iii) Voluntary Reinvestment by BGC Partners. After the Closing, BGC Partners (with the consent of the board of directors of BGC Partners) may elect to have a member of the BGC Partners Group purchase from the Opcos an equal number of U.S. Opco Units and Global Opco Units for a price equal to the Per Unit Price for each set of one U.S. Opco Unit and one Global Opco Unit. Such member of the BGC Partners Group may use cash and/or other assets to make such purchases. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the general partner of U.S. Opco and Global Opco, as the case may be, taking into account, if relevant, the acquisition cost thereof. BGC Partners shall determine the proportion of the amount that it receives for such purchase that shall be paid to U.S. Opco, on the one hand, and Global Opco, on the other hand. Such determination shall be based on BGC Partners’ reasonable judgment as to the proportion of the total fair value, as of the date of issuance of the U.S. Opco Limited Partnership Interest and Global Opco Limited Partnership Interest pursuant to this Section 4.11(a)(iii), represented by U.S. Opco or Global Opco, respectively, as of such date.

(b) Pre-Emptive Rights. (i) In the event of any issuance of U.S. Opco Units and Global Opco Units to any member of the BGC Partners Group pursuant to Section 4.11(a)(i) or 4.11(a)(iii) (the member of the BGC Partners Group receiving such U.S. Opco Units and Global Opco Units, the “Receiving Party”), Cantor shall have the right (the “Purchase Right”) to cause any member of the Holdings Group (such Person designated by Cantor, the “Purchase Right Party”) to acquire and be issued, on the terms and subject to the conditions set forth in this Section 4.11(b), an aggregate number of additional U.S. Opco Units and Global Opco Units that would restore the U.S. Opco Group Percentage Interest and Global Opco Percentage Interest that the Cantor Group indirectly holds through the Holdings Group to that which it held immediately prior to such issuance to the Receiving Party (assuming for purposes of this calculation that (A) the Purchase Right were exercised and the related sale were closed immediately after the related issuance of the applicable U.S. Opco Units and Global Opco Units to the Receiving Party and (B) the Purchase Right Party shall have been issued any U.S. Opco Units and Global Opco Units for which such Purchase Right Party shall be entitled to receive pursuant to any exercised, but not yet closed, outstanding Election; provided, however, that, if such other Election shall not close in accordance with this Section 4.11(b) prior to the closing of this Purchase Right, the calculation shall be re-calculated excluding such Election) (the “Percentage Adjustment”). In any exercise of a Purchase Right, the Purchase Right Party may elect to acquire less than the aggregate number of additional U.S. Opco Units and Global Opco Units that such Purchase Right Party shall be entitled to purchase pursuant to such Purchase Right (in which case, the Purchase Right with respect to the unexercised portion of the additional U.S. Opco Units and Global Opco Units shall survive and continue in effect on the terms contemplated by this Section 4.11(b)); provided, however, that, in all cases, the number of U.S. Opco Units so purchased shall equal the number of Global Opco Units so purchased.

(ii) Any U.S. Opco Units and Global Opco Units issued to a Receiving Party or a Purchase Right Party shall be in the form of U.S. Opco Regular Limited Partnership Interests (including the associated U.S. Opco Regular Partnership Units) and Global Opco Regular Limited Partnership Interests (and the associated Global Opco Regular Partnership Units), as the case may be.

(iii) In the event of the approval or authorization of any issuance of U.S. Opco Units and Global Opco Units to the Receiving Party that shall give rise to the Purchase Right in accordance with this Section 4.11(b), the general partners of U.S. Opco and Global Opco shall promptly provide separate written notice thereof (but in any event no later than three (3) Business Days prior to the issuance thereof unless waived by the applicable Purchase Right Party), to Holdings, which notice shall state the number of U.S. Opco Units or Global Opco Units issuable to such Purchase Right Party, the date of issuance and the Per Unit Price payable by the Purchase Right Party (which shall be equal the Per Unit Price paid by the Receiving Party) (the “Notice”).

(iv) In the event that Cantor elects to exercise its Purchase Right (an “Election”), Cantor shall deliver a written notice of exercise to each of U.S. Opco and Global Opco on or prior to ten (10) days after the related issuance of U.S. Opco Regular Partnership Interests and Global Opco Regular Partnership Interests to the Receiving Party, which notice of exercise shall include (A) an irrevocable commitment by the Purchase Right Party to purchase as promptly as practicable an amount of U.S. Opco Units and Global Opco Units equal to the amount specified in the Notice (or, if Cantor shall so elect, an irrevocable commitment to purchase an amount of U.S. Opco Units and Global Opco Units less than that amount specified in the Notice (provided, however, that the number of U.S. Opco Units and Global Opco Units so purchased consist of the same number of units)) at the Per Unit Price specified in the Notice, (B) a statement detailing which Purchase Right Party member(s) will purchase the U.S. Opco Units and Global Opco Units (and, if more than one Purchase Right Party member shall purchase such U.S. Opco Units and Global Opco Units, a statement including the amounts that each such Purchase Right Party member shall purchase) and (C) a guarantee by Holdings of the obligations of the Purchase Right Party to complete the purchase and pay the Purchase Consideration therefor. The irrevocable commitment and the issuance of the additional U.S. Opco Units and Global Opco Units pursuant to the Purchase Right will be conditioned upon the closing of the related issuance of U.S. Opco Units and Global Opco Units to the Receiving Party, the absence of any injunction, order, law, regulation or similar matter that prohibits the consummation of such issuance and the receipt of all regulatory or governmental approvals (including of self regulatory approvals) that shall be required for the applicable Purchase Right Party to acquire the U.S. Opco Units and Global Opco Units; provided, however, that any such purchase shall close no later than 120 days following the Election to exercise its Purchase Right. At the closing of the Purchase Right, (x) the Purchase Right Party shall pay to (1) U.S. Opco an amount in cash and/or other assets equal to the product of the Per Unit Price specified in the Notice and the number of U.S. Opco Units being issued to such Purchase Right Party’s Group pursuant to the exercise of such Purchase Right and (2) Global Opco an amount in cash and/or other assets equal to the product of the Per Unit Price specified in the Notice and the number of Global Opco Units being issued to such Purchase Right Party’s Group pursuant to the exercise of such Purchase Right (such amount in clauses (1) and (2), the “Purchase Consideration”), and (y) in exchange therefor (1) U.S. Opco shall issue a U.S. Opco Regular Limited Partnership Interest consisting of the applicable number of U.S. Opco Regular Limited Partnership Units and (2) Global Opco shall issue a Global Opco Regular Limited Partnership Interest consisting of the applicable number of Global Opco Regular Limited Partnership Units. In the event that non-cash consideration is used to make such purchases, the value of the aggregate non-cash consideration shall be determined in good faith by the Audit Committee of BGC Partners, taking into account, if relevant, the acquisition cost thereof.

(v) In the event that U.S. Opco or Global Opco, as the case may be, shall: (A) pay a dividend on U.S. Opco Interests or Global Opco Interests, as the case may be, in the form of U.S. Opco Units or Global Opco Units, as the case may be, or make a distribution on U.S. Opco Interests or Global Opco Interests, as the case may be, in the form of U.S. Opco Units or Global Opco Units, as the case may be, (B) subdivide the outstanding U.S. Opco Units or Global Opco Units, as the case may be, into a greater number of U.S. Opco

Units or Global Opco Units, as the case may be; (C) combine the outstanding U.S. Opco Units or Global Opco Units, as the case may be, into a smaller number of U.S. Opco Units or Global Opco Units, as the case may be; (D) make a distribution on U.S. Opco Interests or Global Opco Interests, as the case may be, in limited partnership interests other than U.S. Opco Units or Global Opco Units, as the case may be; or (E) issue by reclassification of the outstanding U.S. Opco Units or Global Opco Units, as the case may be, any limited partnership interests, then the U.S. Opco Units or Global Opco Units, as the case may be, issuable pursuant to each outstanding and unexercised Purchase Right immediately prior to such action (including any Purchase Right for which a notice of exercise shall have been delivered but shall not close prior to such action) shall be adjusted so that the applicable Purchase Right Party that thereafter elects to exercise, or closes, such Purchase Right in accordance with this Section shall receive the number of U.S. Opco Units or Global Opco Units, as the case may be, that it would have owned immediately following such action if it had exercised such Purchase Right in full, and been issued the U.S. Opco Units or Global Opco Units, as the case may be, underlying the Purchase Right, immediately prior to such action.

(c) Concurrent Issuance of Holdings Exchangeable Units Upon Reinvestment by the Holdings Group. Concurrently with the issuance of U.S. Opco Units and Global Opco Units to the Purchase Right Party, Cantor or any member of the Cantor Group designated by Cantor shall contribute to Holdings the Purchase Consideration, and in exchange therefor, subject to Section 4.11(e), simultaneously with the issuance of U.S. Opco and Global Opco Units to the Purchase Right Party pursuant to Section 4.11(b), Holdings shall issue to Cantor or the designated member of the Cantor Group, a Holdings Exchangeable Limited Partnership Interest consisting of a number of Holdings Exchangeable Units equal to the number of U.S. Opco Units issued to the Purchase Right Party.

(d) Parity Between U.S. Opco Units and Global Opco Units; Intention for Ratios To Equal One. To the extent that any U.S. Opco Units or Global Opco Units are issued pursuant to this Section 4.11, an equal number of Global Opco Units or U.S. Opco Units, respectively, shall be issued. It is the non-binding intention of the Parties that the BGC Partners Ratio and the Holdings Ratio shall in each case equal one (1). In furtherance of the foregoing, (i) in the event of any issuance of U.S. Opco Units and Global Opco Units to any member of the BGC Partners Group pursuant to Section 4.11(a)(iii), immediately following such an issuance, BGC Partners shall declare a pro rata stock dividend so that the number of issued and outstanding shares of BGC Partners Common Stock shall be increased by a number equal to (x) the additional U.S. Opco Units issued to the BGC Partners Group pursuant to Section 4.11(a)(iii), multiplied by (y) the BGC Partners Ratio as of immediately prior to the issuance of such U.S. Opco Units; and (ii) in the event of any issuance of U.S. Opco Units and Global Opco Units to any member of the Holdings Group pursuant to Section 4.11(b), immediately following such an issuance, Holdings shall declare a pro rata dividend so that the number of issued and outstanding Holdings Units shall be increased by a number equal to (x) the additional U.S. Opco Units issued to the Holdings Group pursuant to Section 4.11(b), multiplied by (y) the Holdings Ratio as of immediately prior to the issuance of such U.S. Opco Units; provided, however, that, in each of cases (a) and (b), no fractional share of BGC Partners Common Stock or fractional Holdings Unit shall be issued and, in lieu thereof, BGC Partners and Holdings, as the case may be, shall be entitled to pay cash to the Person who otherwise would have received such fractional share of BGC Partners Common Stock or fractional Holdings Unit based on the market price of BGC Partners Common Stock as determined by BGC Partners or Holdings, as the case may be.

(e) No Fractional Units or Common Stock. Notwithstanding anything to the contrary herein, U.S. Opco, Global Opco, Holdings and BGC Partners shall not transfer or issue any fractional U.S. Opco Units, Global Opco Units, Holdings Units or BGC Partners Common Stock, as the case may be. In lieu thereof, upon any issuance of additional U.S. Opco Units, Global Opco Units, Holdings Units or BGC Partners Common Stock pursuant to this Section 4.11, the applicable Person shall transfer U.S. Opco Units, Global Opco Units, Holdings Units or BGC Partners Common Stock, as the case may be, rounded to the nearest whole unit or share.

Section 4.12 Distributions to Holders of BGC Partners Common Stock. It is the non-binding intention of BGC Partners to match the distribution policy of Holdings, so that BGC Partners uses a substantial portion of the cash that it receives from the Opcos to distribute as dividends to the holders of BGC Partners Common Stock; provided, however, that nothing in this Section shall prohibit BGC Partners from reinvesting in the Opcos pursuant to Section 4.11(a) or shall require Cantor to exercise its Purchase Right pursuant to Section 4.11(b).

Section 4.13 Intellectual Property License. Cantor for itself and on behalf of those of its Subsidiaries that own any right, title or interest in those Intellectual Property assets which are currently used or currently contemplated to be used in the conduct of the business of BGC Partners or its Subsidiaries hereby grants to BGC Partners and/or one or more of its Subsidiaries a non-exclusive, perpetual, irrevocable, worldwide, non-transferable (except as described below) and royalty-free license (the “License”) to all such Intellectual Property in connection with the operation of the business of BGC Partners and its Subsidiaries on and after the Closing Date. Notwithstanding the foregoing, the License shall not constitute an assignment or transfer of any Intellectual Property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a Contract without the approval or consent of a third party, and (b) such approval or consent is not obtained; provided, however, that Cantor agrees to use its commercially reasonable efforts to obtain any such approval or consent (it being understood that such efforts shall not require Cantor to pay to the third party any compensation or other remuneration to obtain such approval or consent). The License shall not be transferable except to any purchaser of (a) all or substantially all of the business or assets of BGC Partners and its Subsidiaries; or (b) a business, division or subsidiary of BGC Partners or its Subsidiaries pursuant to a bona fide acquisition of a line of business of BGC Partners and its Subsidiaries.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.01 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive in accordance with their terms.

Section 5.02 Indemnification by Cantor. From and after the Closing Date, Cantor shall indemnify, defend and hold harmless (a) BGC Partners and its Affiliates and each of their directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of BGC Partners or its Affiliates), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “BGC Partners Indemnitees”), (b) the Opcos and their respective Affiliates each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of the foregoing), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Opco Indemnitees”), and (c) Holdings and each of its Affiliates and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of Holdings), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Holdings Indemnitees”), from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i) any breach of any covenant or agreement of Cantor made in this Agreement; or

(ii) any Excluded Asset or any Excluded Liability.

Section 5.03 Indemnification by BGC Partners. From and after the Closing Date, BGC Partners shall indemnify, defend and hold harmless (a) Cantor and its Affiliates and each of their respective directors, officers, general partners, managers and employees (in their capacity as directors, officers, general partners, managers and employees of Cantor or its Affiliates), and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Cantor Indemnitees”), (b) the Opco Indemnitees, and (c) the Holdings Indemnitees, from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication) any breach of any covenant or agreement of BGC Partners made in this Agreement.

Section 5.04 Indemnification by the Opcos. From and after the Closing Date, the Opcos shall indemnify, defend and hold harmless (a) the Cantor Indemnitees, (b) the BGC Partners Indemnitees, and (c) the Holdings Indemnitees, from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication):

(i) any breach of any covenant or agreement of U.S. Opco and/or Global Opco made in this Agreement; or

(ii) any Transferred Asset, any Transferred Liability or any of the Transferred Businesses.

If the Opcos shall be obligated to make any payment pursuant to this Section 5.04, BGC Partners shall determine the proportion of such payment that shall be made by U.S. Opco, on the one hand, and Global Opco, on the other hand (it being understood that such determination shall not change the fact that the Opcos shall be jointly and severally liable for any obligation pursuant to this Section 5.04).

Section 5.05 Indemnification by Holdings. From and after the Closing Date, Holdings shall indemnify, defend and hold harmless (a) the Cantor Indemnitees, (b) the U.S. Opco Indemnitees, and (c) the Global Opco Indemnitees, from and against any and all Indemnifiable Losses of such Persons to the extent relating to, arising out of or resulting from (without duplication) any breach of any covenant or agreement of Holdings made in this Agreement.

Section 5.06 Notice of Indemnity Claim. Any Indemnitee entitled to indemnification under this Agreement may seek indemnification for any Indemnifiable Loss by giving written notice to the indemnifying party, specifying (a) the basis for such indemnification claim and (b) if known, the aggregate amount of Indemnifiable Loss for which a claim is being made under this Article V. Written notice to such indemnifying party of the existence of such claim shall be given by the Indemnitee as soon as practicable after the Indemnitee first receives notice of the potential claim; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification or relieve the indemnifying party of its obligations under this Article V except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim and such indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

Section 5.07 Third-Party Claims. (a) If an Indemnitee shall receive notice of the assertion by a third-party of any claim, or of the commencement by any such Person of any Action, with respect to which an indemnifying party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (collectively, a “Third-Party Claim”), such Indemnitee shall give such indemnifying party prompt written notice thereof; provided, however, that any failure to provide such prompt notice of the event giving rise to such claim to the indemnifying party shall not affect the Indemnitee’s right to indemnification pursuant to this Article V or relieve the indemnifying party of its obligations under this Article V except to the extent that such failure results in a lack of actual notice of the event giving rise to such claim to the indemnifying party and such indemnifying party actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Indemnifiable Loss for which indemnification may be available or a good faith estimate thereof.

(b) An indemnifying party may elect (but is not required) to assume the defense of and defend, at such indemnifying party’s own expense and by such indemnifying party’s own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.07(a), the indemnifying party shall notify the Indemnitee of its election whether the indemnifying party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an indemnifying party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to participate in the defense, compromise, or settlement thereof, but, as long as the indemnifying party pursues such defense, compromise or settlement with reasonable diligence, the fees and expenses of such Indemnitee incurred in participating in such defense shall be paid by the Indemnitee.

Notwithstanding the foregoing, the Indemnitee shall be entitled to engage one separate counsel of its own choosing to participate in such defense, compromise or settlement.

(c) If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.07(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the indemnifying party; provided, however, that the indemnifying party may thereafter assume the defense of and defend such Third-Party Claim upon notice to the Indemnitee (but the cost and expense of such Indemnitee in defending such Third-Party Claim incurred from the last day of the notice period under Section 5.07(b) until such date as the indemnifying party shall assume the defense of such Third-Party Claim shall be paid by the indemnifying party).

(d) If an indemnifying party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.07(b), and has not thereafter assumed such defense as provided in Section 5.07(c), such Indemnitee shall have the right to settle or compromise such Third-Party Claim, and any such settlement or compromise made or caused to be made of such Third-Party Claim in accordance with this Article V shall be binding on the indemnifying party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnitee shall not compromise or settle a Third-Party Claim without the express prior consent of the indemnifying party (not to be unreasonably withheld or delayed); provided, however, that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee and the indemnifying party from all Liability with respect to such Third-Party Claim and does not require the indemnifying party to be subject to any non-monetary remedy.

(e) The indemnifying party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 5.07(b) or Section 5.07(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the indemnifying party shall not have the right to admit Liability on behalf of the Indemnitee and shall not compromise or settle a Third-Party Claim in each case without the express prior consent of the Indemnitee (not to be unreasonably withheld or delayed); provided, however, that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee from all Liability with respect to such Third-Party Claim and does not require the Indemnitee to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy.

Section 5.08 Mitigation. Each Indemnitee claiming a right to indemnification shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under this Article V.

Section 5.09 Allocation of Loss for Certain Matters. Any Special Allocation Losses to the extent relating to, arising out of or resulting from the Actions set forth on Schedule 5.09 shall be allocated to Holdings pursuant to terms of the New U.S. Opco Limited Partnership Agreement and the New Global Opco Limited Partnership Agreement and allocated to the capital accounts of the Limited Partnership Interests of BGC Holdings held by the Cantor Group, the Founding Partners and the Working Partners (each as defined in the New Holdings Limited Partnership Agreement) pursuant to the terms of the New Holdings Limited Partnership Agreement. Any such Action set forth on Schedule 5.09 shall be subject to Section 5.07 as if such Action were a Third-Party Claim.

Section 5.10 Exclusive Remedies. Notwithstanding any other provision contained in this Agreement, except in the case of a fraud or willful misconduct on the part of a Party hereto and except as specifically set forth in this Article V, there shall be no rights, claims or remedies (whether in Law or in equity) available to any Indemnitee for breaches by any indemnifying party of representations, warranties, covenants or other agreements under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby; provided, however, that the Parties hereto shall each have and retain all rights and remedies to bring actions for specific performance and/or injunctive relief existing in their favor under this Agreement, at Law or equity, to enforce or prevent a breach or violation of any provision of this Agreement.

Section 5.11 Merger Agreement Indemnification. Nothing contained in this Article V shall in any way derogate from Cantor’s obligation to provide indemnification on the terms and subject to the conditions set forth in the Merger Agreement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 Transfer of Business Employees. No later than immediately prior to the Closing Date, the employment of each Business Employee shall be transferred to BGC Partners, any of its Subsidiaries or a Transferred Entity to the extent that such Business Employees shall not already be employed by any such entity; provided, however, that any such Business Employee who is on an approved leave of absence (including disability leave) on the Closing Date shall not be transferred as of the Closing Date if such transfer would result in the loss of healthcare or disability insurance coverage and, in such event, the Business Employee shall commence employment with BGC Partners, one of its Subsidiaries or a Transferred Entity as of the date such employee returns from such leave. Each Business Employees who becomes employed by BGC Partners, one of its Subsidiaries or a Transferred Entity in accordance with the preceding sentence, together with the Business Employees, shall be referred to herein collectively as the “Transferred Business Employees”.

Section 6.02 Termination of Founding Partners.

(a) As promptly as practicable following each fiscal quarter of BGC Partners, management of BGC Partners shall provide a report to the Audit Committee of the Board of Directors of BGC Partners specifying all of the Founding Partners whose employment with BGC Partners and its Subsidiaries has been terminated.

(b) To the extent reasonably practicable, management of BGC Partners shall provide notice to the Audit Committee of the Board of Directors of BGC Partners prior to the termination by BGC Partners or its Subsidiaries of employment of any Founding Partner, if the capital account underlying the Holdings Founding Partner Interests held by such Founding Partner (or in the case of a series of related terminations of a group of Founding Partners, the capital account underlying the Holdings Founding Partner Interests held by such group of Founding Partners) is in excess of $2 million on the date of termination.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Upon a termination of the Merger Agreement, this Agreement shall terminate automatically and without notice.

Section 7.02 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.01, no Party (or any of its Subsidiaries or any of their respective Representatives) shall have any Liability or further obligation to any other Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Entire Agreement. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.02 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts-of-law principles of such State.

(b) Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.03 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties; provided, however, that any such amendment, modification or supplement shall require the prior written approval of the Special Committee of the Board of Directors of eSpeed, if prior to the effective time of the Merger, or the Audit Committee of the Board of Directors of the Surviving Company, if after the effective time of the Merger.

Section 8.04 Successors and Assigns; No Third-Party Beneficiaries. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld); provided, however, that BGC Partners may assign its rights and obligations to a wholly owned subsidiary of BGC Partners without the prior written consent of the other Party; provided, further, that no such assignment shall relieve BGC Partners of any of its obligations hereunder.

(b) This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder, except that prior to the effective time of the Merger, eSpeed shall be a third-party beneficiary of this Agreement and shall be entitled to enforce the rights of BGC Partners under this Agreement.

Section 8.05 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to Cantor:

Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax  No:   (212) 829-4708

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Craig M. Wasserman, Esq.

                                         Gavin D. Solotar, Esq.

Fax No:   (212) 403-2000

(b)	If to BGC Partners, U.S. Opco, Global Opco or Holdings:

c/o BGC Partners, LLC

199 Water Street

New York, New York 10038

Attention: General Counsel

Fax  No:   (212) 829-4708

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: William D. Regner, Esq.

Fax  No:   (212) 909-6836

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any Party may by notice given in accordance with this Section 8.05 designate another address or Person for receipt of notices hereunder.

Section 8.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.07 Waivers of Default. Waiver by any Party of any default by any other Party of any provision hereof or of any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CANTOR FITZGERALD, L.P.

By:
Name:
Title:

BGC PARTNERS, LLC

By:
Name:
Title:

BGC PARTNERS, L.P.

By:
Name:
Title:

BGC GLOBAL HOLDINGS, L.P.

By:
Name:
Title:

BGC HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Separation Agreement, dated as of [•], 2007,

by and among Cantor, BGC Partners, U.S. Opco, Global Opco and Holdings]

Annex C

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

BGC HOLDINGS, L.P.1

Amended and Restated as of [•], 2007

[1]	THE TRANSFER OF THE PARTNERSHIP INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

C-i

C-ii

C-iii

This AGREEMENT OF LIMITED PARTNERSHIP (together with all exhibits, annexes and schedules hereto, this “Agreement”) of BGC Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated as of [•], 2007, is by and among BGC Holdings II, LLC, a Delaware limited liability company (the “Withdrawing General Partner”), BGC GP Limited, a private company organized under the laws of the United Kingdom (“BGC GP Limited”), as the general partner of the Partnership, Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), as a limited partner, BGC Partners, LLC, a Delaware limited liability company (“BGC Partners”), and the Persons to be admitted as Partners (as defined below) or otherwise parties hereto as set forth herein.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, §17-101, et seq., as amended from time to time (the “Act”), pursuant to an Agreement of Limited Partnership, dated as of August 24, 2004, by and among the Withdrawing General Partner and Cantor, as limited partner (as amended and restated on July 15, 2004, the “Original Limited Partnership Agreement”); and

WHEREAS, Cantor, BGC Partners, BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands limited partnership (“Global Opco”), and the Partnership have entered into that certain Separation Agreement, dated as of [•], 2007 (the “Separation Agreement”), pursuant to which, among other things, Cantor has agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners and its applicable Subsidiaries, including U.S. Opco and Global Opco, in the manner and on the terms and conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, as part of the Separation, the Withdrawing General Partner is withdrawing as general partner of the Partnership;

WHEREAS, as part of the Separation, BGC GP Limited is accepting the General Partnership Interest and is being admitted as the General Partner and is continuing the Partnership without dissolution;

WHEREAS, as part of the Separation, certain partners of Cantor associated with the BGC Businesses are having their limited partner interests in Cantor redeemed (the “Cantor Redemption”) for, among other things, Limited Partnership Interests held by Cantor and are being admitted as Founding Partners, and such interests shall be designated as Founding Partner Interests when held by such Persons and as Exchangeable Limited Partnership Interests when held by Cantor;

WHEREAS, as a part of the compensation of certain employees of the BGC Businesses, concurrently with the Merger, the Parntership is issuing Restricted Exchangeable Interests to such employees of the BGC Business, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain of the Limited Partnership Interests designated as Exchangeable Limited Partnership Interests, Founding Partner Interests or Restricted Exchangeable Interests will be exchangeable with BGC Partners for shares of BGC Partners Common Stock, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Partners are amending and restating the Original Limited Partnership Agreement in order to, among other things, provide for or attest to the foregoing transactions contemplated by the Separation Agreement, effective immediately.

NOW, THEREFORE, the parties hereto hereby adopt the following as the amended and restated “partnership agreement” of the Partnership within the meaning of the Act:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Period” means (a) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (b) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Acquired Global Opco Interest” has the meaning set forth in Section 8.07.

“Acquired Interests” has the meaning set forth in Section 8.07.

“Acquired U.S. Opco Interest” has the meaning set forth in Section 8.07.

“Additional Amounts” shall have the meaning set forth in Section 12.02(c)(ii).

“Adjusted Capital Account” means, with respect to the Founding/Working Partner Interest of a Founding/Working Partner or the Restricted Exchangeable Interest of a Restricted Exchangeable Partner, as the case may be, and subject to Section 6.01(c), the Capital Account balance with respect to such Interest determined without regard to (a) any adjustment pursuant to the penultimate sentence of Section 5.03 or, unless otherwise deemed appropriate by the General Partner in its sole and absolute discretion, the provisions of Exhibit D or (b) the balance of any Extraordinary Account and adjusted to reflect, to the extent deemed appropriate by the General Partner in its sole and absolute discretion, any special allocations to such Interest pursuant to Section 5.04(b) not otherwise reflected in the Capital Account of such Interest. Any gain recognized or deemed recognized as a result of such distribution shall not affect any Adjusted Capital Account unless otherwise deemed appropriate by the General Partner in its sole and absolute discretion. The Adjusted Capital Account is used for calculating amounts payable to certain Founding/Working Partners or Restricted Exchangeable Partners, as the case may be, upon termination or redemption of their Founding/Working Partner Interest or the Restricted Exchangeable Interest, as the case may be.

“Adjusted Capital Account Surplus” means, with respect to the Working Partner Interest of a Working Partner, the Adjusted Capital Account with respect to such Working Partner Interest less the Capital Return Account with respect to such Working Partner Interest.

“Adjustment Amount” means, with respect to the Founding/Working Partner Interest of a Founding/Working Partner or the Restricted Exchangeable Interest of a Restricted Exchangeable Partner, the sum of (a) the amounts of all distributions, if any, paid to any such Partner with respect to such Partner’s Founding/Working Partner Interest or Restricted Exchangeable Interest, as the case may be, subsequent to the Calculation Date or such other date as is provided herein for calculating the amount payable to such Partner, and (ii) the outstanding principal of any loan and accrued and unpaid interest thereon or any other indebtedness (including negative participations, if any) of such Partner owed to the Partnership or any Affiliated Entity, whether or not actually reflected on the books of the Partnership or any Affiliated Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Affiliated Entities” shall mean the limited and general partnerships, corporations or other entities owned, controlled by or under common control with the Partnership.

“AFR” means the applicable federal rate pursuant to Section 1274 of the Code as in effect from time to time. Unless otherwise determined by the General Partner, AFR shall mean the short term AFR.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means “Ancillary Agreements” as defined in the Separation Agreement.

“Applicable Tax Rate” means the estimated highest aggregate marginal statutory U.S. federal, state and local income, franchise and branch profits tax rates (determined taking into account the deductibility of state and local income taxes for federal income tax purposes and the creditability or deductibility of foreign income taxes for federal income tax purposes) (“Tax Rate”) applicable to any Partner on income of the same character and source as the income allocated to such Partner pursuant to Sections 5.04(a) and (b) for such fiscal year, fiscal quarter or other period, as determined by the tax matters partner in its discretion; provided that, in the case of a Partner that is a partnership, grantor trust or other pass-through entity under U.S. federal income tax law, the Tax Rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the Tax Rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the tax matters partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other pass-through entity similar principles shall be applied by the tax matters partner in its discretion to determine the Tax Rate of such member, grantor-owner or other beneficial owner.

“Article XI Term” has the meaning set forth in Section 11.01(b).

“Assumed Tax Amount” shall mean, with respect to any Units held by a Partner, the product of all items of income or gain allocated to a Partner with respect to such Units (reduced, but not below zero (0), by all items of loss or deduction allocated to such Partner with respect to such Units) times the Assumed Tax Rate.

“Assumed Tax Rate” shall mean 50%.

“Bankruptcy” (including the form “Bankrupt”) means, with respect to a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, (a) the making of an assignment for the benefit of creditors by such Partner, (b) the filing of a voluntary petition in bankruptcy by such Partner, (c) the adjudication of such Partner as a bankrupt or insolvent, or the entry against such Partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such Partner of a petition or answer seeking for itself or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, or (e) the filing by such Partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature. With respect to a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, “Bankruptcy” shall also include the appointment of or the seeking of the appointment of (in each case by any person), a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such Partner. With respect to a corporate Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, Bankruptcy shall also include the occurrence of any of the aforementioned events with respect to the beneficial owner of a majority of the stock of such Partner. Notwithstanding the foregoing, no event shall constitute the “Bankruptcy” of a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, unless the General Partner so determines in its sole and absolute discretion.

“Base Amount” shall have the meaning set forth in Section 12.02(b)(iii).

“BGC Business” has the meaning set forth in the recitals to this Agreement.

“BGC GP Limited” has the meaning set forth in the preamble to this Agreement.

“BGC Partners” has the meaning set forth in the preamble to this Agreement; provided that, after the effective time of the Merger, “BGC Partners” shall refer to the surviving company in the Merger.

“BGC Partners Class A Common Stock” means (1) prior to the Merger, the Class A Units of BGC Partners; and (2) after the Merger, the Class A common stock, par value $0.01 per share, of BGC Partners (it being understood that if the BGC Partners Class A Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of a merger, consolidation or otherwise) or the right to receive such security, each reference to BGC Partners Class A Common Stock in this Agreement shall refer to such other security into which the BGC Partners Class A Common Stock was reclassified, exchanged or converted).

“BGC Partners Class B Common Stock” means (1) prior to the Merger, the Class B Units of BGC Partners; and (2) after the Merger, the Class B common stock, par value $0.01 per share, of BGC Partners (it being understood that if the BGC Partners Class B Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of a merger, consolidation or otherwise) or the right to receive such security, each reference to BGC Partners Class B Common Stock in this Agreement shall refer to such other security into which the BGC Partners Class B Common Stock was reclassified, exchanged or converted).

“BGC Partners Common Stock” means (1) prior to the Merger, the limited liability company interests of BGC Partners; and (2) after the Merger, the BGC Partners Class A Common Stock or the BGC Partners Class B Common Stock, as applicable.

“BGC Partners Company” means any member of the BGC Partners Group.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than the Partnership and its Subsidiaries, U.S. Opco and its Subsidiaries and Global Opco and its Subsidiaries).

“BGC Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the BGC Partners Group as of such time divided by (b) the aggregate number of shares of BGC Partners Common Stock issued and outstanding as of such time.

“Book Value” of an asset shall mean the value of an asset on the books and records of the Partnership (as adjusted pursuant to the penultimate sentence of Section 5.03) except that the initial Book Value of an asset contributed to the Partnership shall be the amount credited to the Capital Account of the contributing Partner with respect to such contribution.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by applicable Law or other governmental action to be closed.

“Calculation Date” means, at the election of the General Partner, (a) the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, becomes a Terminated or Bankrupt Founding/

Working Partner or a Terminated or Bankrupt Restricted Exchangeable Partner, as the case may be; (b) the 120th day preceding the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, becomes a Terminated or Bankrupt Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be (provided, however, that if such day is not the last day of a calendar month, the Calculation Date shall be the last day of the month preceding the month in which such 120th preceding day occurs), or (c) any date between the dates described in clause (a) and (b) above.

“Cantor” has the meaning set forth in the preamble to this Agreement.

“Cantor Company” means any member of the Cantor Group.

“Cantor Group” means Cantor and its Subsidiaries (other than the Partnership and its Subsidiaries or any member of the BGC Partners Group).

“Cantor HDIV Tax Payment Account” shall have the meaning set forth in Section 12.01(d).

“Cantor Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Cantor, as it may be amended from time to time.

“Cantor Redemption” has the meaning set forth in the recitals to this Agreement.

“Cantor Redemption Date” shall mean the effective date of the Cantor Redemption.

“Capital” means, with respect to any Partner, such Partner’s capital in the Partnership as reflected in such Partner’s Capital Account.

“Capital Account” means, with respect to any Partner, such Partner’s capital account established on the books and records of the Partnership.

“Capital Return Account” shall mean, with respect to any Partner’s Interest, the excess, if any, of (i) the initial Capital Account with respect to such Interest, increased by any subsequent capital contributions with respect to such Interest and reduced by the amount of any losses or deductions (or items thereof) allocated to such Partner with respect to such Interest in excess of income or gain allocated to such Partner with respect to such Interest, over (ii) the aggregate of all distributions made to such Partner with respect to such Interest pursuant to Section 6.01 less the Assumed Tax Amount with respect to such Interest; provided that in no event shall a Capital Return Account be negative.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on August 24, 2004.

“CFLP 2007 BGC Unit” shall have the meaning ascribed to the term “2007 BGC Unit” in the Cantor Partnership Agreement.

“CFLP HDII Account” shall have the meaning ascribed to the term “HDII Account” in the Cantor Partnership Agreement.

“CFLP HDII Special Allocation Rate” shall have the meaning ascribed to the term “HDII Special Allocation Rate” in Cantor Partnership Agreement.

“CFLP HDII Account Reduction Obligation” shall have the meaning ascribed to the term “HDII Account Reduction Obligation” in the Cantor Partnership Agreement.

“Closing of the Books Event” means any of (a) the close of the last day of each calendar year and each calendar quarter, (b) the dissolution of the Partnership, (c) the acquisition of an additional interest in the

Partnership by any new or existing Partner in exchange for more than a de minimis amount of property, (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, or (e) any other time that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Competing Business” shall have the meaning set forth in Section 12.02(c)(iii).

“Competing Owner” shall have the meaning set forth in Section 12.02(c)(vi).

“Competitive Activities” shall have the meaning set forth in Section 12.02(c)(iii).

“Contribution” means “Contribution” as defined in the Separation Agreement.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in any of the Partnership’s lines of business, is of practical advantage to the Partnership and is one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor, BGC Partners or their respective Representatives will be brought into conflict with the Partnership’s self-interest.

“Current Market Price” means, as of any date: (a) if shares of BGC Partners Class A Common Stock are listed on an internationally recognized stock exchange, the average of the closing price per share of BGC Partners Class A Common Stock on each of the 10 consecutive trading days ending on such date (it being understood that such price shall be appropriately adjusted in the event that there is a stock dividend or stock split during such 10-consecutive-trading-day period), or (b) if shares of BGC Partners Class A Common Stock are not listed on an internationally recognized stock exchange, the fair value of a share of BGC Partners Class A Common Stock as agreed in good faith by Cantor and the Audit Committee of BGC Partners.

“DGCL” has the meaning set forth in Section 10.02(a).

“Disinterested Director” has the meaning set forth in Section 10.02(i)(i).

“Effective Date” has the meaning set forth in Section 13.19.

“Electing Partner” has the meaning set forth in Section 8.01(e).

“Eligible Recipient” means (a) any Limited Partner, (b) any Cantor Company or any Affiliate, employee or partner of a Cantor Company, or (c) any other Person selected by the Exchangeable Limited Partners (by Majority in Interest); provided that such Person in this clause (c) shall not be primarily engaged in any business that competes with any business conducted directly by the Partnership or any of its Subsidiaries in each case at the time of issuance of the Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, to such Person.

“Encumbrance” has the meaning set forth in Section 7.05.

“Estimated Proportionate Quarterly Tax Distribution” means the Proportionate Quarterly Tax Distribution calculated using the Tax Matters Partner’s estimate of the aggregate amount of taxable income or gain to be allocated to the Partners pursuant to Section 5.04(a) for the applicable period (excluding any item of income, gain, loss or deduction allocated in respect of any Special Item).

“Estimated Tax Due Date” means (a) in the case of a Partner that is not an individual, the 15th day of each April, June, September and December or (b) in the case of a Partner that is an individual, the 15th day of each April, June, September and January.

“Excess Prior Distributions” means, with respect to any Working Partner Interest of a Working Partner, the excess, if any, of (a) the aggregate of all distributions made to such Working Partner with respect to such Working Partner Interest pursuant to Section 6.01 less the Assumed Tax Amount with respect to such Working Partner Interest, over (b) such Working Partner’s initial Capital Account with respect to such Working Partner Interest, increased by any Capital contributions with respect to such Working Partner Interest and reduced by the amount of any net loss or deduction (or items thereof) allocated pursuant to Section 5.04 to such Working Partner with respect to such Working Partner Interest in excess of net income or gain allocated pursuant to Section 5.04 to such Working Partner in respect of such Working Partner Interest. In no event shall Excess Prior Distributions be negative.

“Exchange” means an exchange of all or a portion of an Exchange Right Interest with BGC Partners for BGC Partners Common Stock, on the terms and subject to the conditions set forth in this Agreement.

“Exchange Effective Date” has the meaning set forth in Section 8.01(e).

“Exchange Effective Time” has the meaning set forth in Section 8.01(e).

“Exchange Ratio” means, with respect to each Exchange, one (1) Exchange Right Unit shall be exchangeable for one (1) share of BGC Partners Common Stock, subject to adjustment as provided in Section 8.06.

“Exchange Request” has the meaning set forth in Section 8.01(e).

“Exchange Right” means the right of a holder of an Exchange Right Interest to exchange all or a portion of such Exchange Right Interest with BGC Partners for BGC Partners Common Stock, on the terms and subject to the conditions set forth in this Agreement.

“Exchange Right Interest” means any of (a) an Exchangeable Limited Partnership Interest, (b) if and to the extent that Cantor shall so determine with respect to all or a portion of a Founding Partner Interest pursuant to Section 8.01(b)(ii), such Founding Partner Interest or portion thereof, (c) if and to the extent that all or a portion of a Restricted Exchangeable Interest shall have become exchangeable pursuant to Section 8.01(b)(iii), such Restricted Exchangeable Interest or portion thereof and (d) if and to the extent that the General Partner shall so determine (with the consent of a Majority in Interest of the Exchangeable Limited Partnership Interest) with respect to all or a portion of a Working Partner Interest pursuant to Section 8.01(b)(iv), such Working Partner Interest or portion thereof.

“Exchange Right Unit” means (a) any Unit designated as an Exchangeable Limited Partner Unit, (b) if and to the extent that Cantor shall have determined that a Founding Partner Unit shall be exchangeable pursuant to Section 8.01(b)(ii), such Founding Partner Unit, (c) if and to the extent that a Restricted Exchangeable Unit shall have become exchangeable pursuant to Section 8.01(b)(iii), such Restricted Exchangeable Unit or (d) if and to the extent that the General Partner shall have determined (with the consent of a Majority in Interest of the Exchangeable Limited Partnership Interest) that a Working Partner Unit shall be exchangeable pursuant to Section 8.01(b)(iv), such Working Partner Unit.

“Exchangeable Limited Partner” means (a) any Cantor Company that holds an Exchangeable Limited Partnership Interest and that has not ceased to hold such Exchangeable Limited Partnership Interest and (b) any Person to whom a Cantor Company has Transferred an Exchangeable Limited Partner and, prior to or at the time of such Transfer, whom Cantor has agreed shall be designated as an Exchangeable Limited Partner for purposes of this Agreement.

“Exchangeable Limited Partnership Interest” means, with respect to any Exchangeable Limited Partner, such Partner’s Exchangeable Limited Partner Units and Capital designated as an “Exchangeable Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Exchangeable Limited Partner Units and having such Capital. For the avoidance of doubt, except as otherwise set forth in Section 4.03(c)(iii), Founding/Working Partner Interests, Working Partner Interests and Restricted Exchangeable Interests shall be deemed not to be Exchangeable Limited Partnership Interests.

“Exchangeable Limited Partner Unit” means any Unit designated as an Exchangeable Limited Partner Unit.

“Exempt Organization” means a charitable organization, private foundation or other similar organization that is exempt from federal income tax under Section 501 of the Code.

“Extraordinary Account” has the meaning set forth in Section 11.01(a).

“Extraordinary Expenditures” has the meaning set forth in Section 11.01(a).

“Extraordinary Income Items” has the meaning set forth in Section 11.01(a).

“Extraordinary Percentage Interest” has the meaning set forth in Section 11.01(d)(ii).

“Final Adjudication” has the meaning set forth in Section 13.19.

“Final Adjudication Date” has the meaning set forth in Section 13.19.

“Five Year Units” means any Working Partner Units acquired by a Working Partner who becomes a Terminated or Bankrupt Partner after the 60-month anniversary of the later of the date on which such Partner acquired such Working Partner Units from the Partnership, but on or prior to the 120-month anniversary of such date.

“Founding Partner” means a holder of Founding Partner Interests; provided that any member of the Cantor Group and Howard W. Lutnick (including any entity directly or indirectly controlled by Howard W. Lutnick or any trust of which he is a grantor, trustee or beneficiary) shall not be a Founding Partner.

“Founding Partner Interest” means, with respect to any Founding Partner, such Partner’s Founding Partner Units and Capital designated as “Founding Partner Interest” on Schedule 4.02 and Schedule 5.01 (such Schedule to include the Adjusted Capital Account of such Founding Partner immediately following the Cantor Redemption, which shall reflect the “adjusted capital account” (as such term was then defined in the Cantor Partnership Agreement) of such Founding Partner’s units in Cantor which were redeemed in the Cantor Redemption) in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Founding Partner Unit” means any Unit (High Distribution Units, High Distribution II Units, High Distribution III Units, High Distribution IV Units, Grant Units or Matching Grant Units) that are received by such Partner in the Cantor Redemption or received by such Partner from a Cantor Company and, in each case, designated as a Founding Partner Unit in accordance with this Agreement.

“Founding/Working Partner” means any holder of a Founding Partner Interest and/or a Working Partner Interest.

“Founding/Working Partner Interest” means a Founding Partner Interest or a Working Partner Interest.

“Founding/Working Partner Unit” means any Unit underlying a Founding/Working Partner Interest.

“General Partner” means BGC GP Limited or any Person who has been admitted, as herein provided, as an additional or substitute general partner, and who has not ceased to be a general partner, each in its capacity as a general partner of the Partnership.

“General Partnership Interest” means, with respect to the General Partner, such Partner’s Unit and Capital designated as the “General Partner Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner being a General Partner and having such Unit and Capital.

“Global Opco” has the meaning set forth in the recitals to this Agreement.

“Global Opco Capital” means “Capital” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco General Partner” means the “General Partner” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco General Partner Interest” means the “General Partner Interest” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco Interest” means an “Interest” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco Limited Partnership Agreement” means the amended and restated limited partnership agreement of Global Opco, in the form attached hereto as Exhibit A.

“Global Opco Limited Partnership Interest” means the “Limited Partnership Interest” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco Special Voting Limited Partnership Interest” means the “Special Voting Limited Partnership Interest” as defined in the Global Opco Limited Partnership Agreement.

“Global Opco Units” means “Units” as defined in the Global Opco Limited Partnership Agreement.

“Grant Tax Payment Account” shall have the meaning set forth in Section 12.02(g)(i).

“Grant Units” means any Unit designated as a Grant Unit in accordance with this Agreement.

“Group” means the Cantor Group or the BGC Partners Group, as applicable.

“HDII Account” means, with respect to any Founding/Working Partner holding High Distribution II Units, such Founding/Working Partner’s HDII account established on the books and records of the Partnership.

“HDII Account Reduction Obligation” shall have the meaning set forth in Section 12.01(b)(iv).

“HDII Contributions” shall have the meaning set forth in Section 12.01(b)(ii)(A).

“HDII Special Allocation” shall have the meaning set forth in Section 12.01(b)(iii).

“HDII Special Allocation Rate” shall have the meaning set forth in Section 12.01(b)(iii).

“HDIII Account” means, with respect to any Founding/Working Partner holding High Distribution III Units, such Founding/Working Partner’s HDIII account established on the books and records of the Partnership.

“HDIII Account Reduction Obligation” shall have the meaning set forth in Section 12.01(c) of this Agreement.

“High Distribution Units” means any Unit designated as a High Distribution Unit in accordance with this Agreement.

“High Distribution II Units” means any Unit designated as a High Distribution II Unit in accordance with this Agreement.

“High Distribution III Units” means any Unit designated as a High Distribution III Unit in accordance with this Agreement.

“High Distribution IV Units” means any Unit designated as a High Distribution IV Unit in accordance with this Agreement.

“Holdings Group” means the Partnership and its Subsidiaries (other than U.S. Opco, Global Opco and their respective Subsidiaries).

“Holdings Ratio” means, as of any time, the number equal to (a) the aggregate number of U.S. Opco Units held by the Holdings Group as of such time divided by (b) the aggregate number of Units issued and outstanding as of such time.

“Hypothetical Unit” has the meaning set forth in Section 11.01(d)(iii).

“Independent Counsel” has the meaning set forth in Section 10.02(i).

“Initial Vesting Date” has the meaning set forth in Section 11.01(d)(i).

“Interest” means the General Partnership Interest and any Limited Partnership Interest (including, for the avoidance of doubt, a Regular Limited Partnership Interest, an Exchangeable Limited Partnership Interest, the Special Voting Limited Partnership Interest, the Founding Partner Interest, the Restricted Exchangeable Interest and the Working Partner Interest).

“Limited Partner” means a Regular Limited Partner (including, for the avoidance of doubt, the Exchangeable Limited Partners and the Special Voting Limited Partners), a Founding Partner, the Restricted Exchangeable Partner or a Working Partner, each in its capacity as a limited partner of the Partnership.

“Limited Partnership Interests” means the Regular Limited Partnership Interests, the Exchangeable Limited Partnership Interests, the Special Voting Limited Partnership Interest, the Founding Partner Interests, the Restricted Exchangeable Interests and the Working Partner Interests.

“Majority in Interest” means the Exchangeable Limited Partner(s) holding a majority of the Units underlying the Exchangeable Limited Partnership Interests outstanding as of the applicable record date.

“Matching Grant Tax Payment Account” shall have the meaning set forth in Section 12.02(i)(i).

“Matching Grant Units” means any Unit designated as a Matching Grant Unit in accordance with this Agreement.

“Matching Post-Termination Payment” shall have the meaning set forth in Section 12.02(h)(i).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 29, 2007, among BGC Partners, the Partnership, eSpeed, Inc., U.S. Opco and Global Opco.

“Merger” means the merger of BGC Partners and eSpeed, Inc. set forth in the Merger Agreement.

“Opcos” means U.S. Opco and Global Opco.

“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Cantor Businesses” means “Other Cantor Businesses” as defined in the Separation Agreement.

“Participation Plan” means the participation plan of the Partnership, as amended from time to time, in the form attached hereto as Exhibit B.

“Partner Obligations” has the meaning set forth in Section 3.03(a).

“Partners” means the Limited Partners (including, for the avoidance of doubt, the Regular Limited Partners, the Exchangeable Limited Partners, the Special Voting Limited Partner, the Founding Partners, the Restricted Exchangeable Partners and the Working Partners) and the General Partner, and “Partner” means any of the foregoing.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Payment Date” shall have the meaning set forth in Section 12.02(b)(ii).

“Percentage Interest” means, as of the applicable calculation time, with respect to a Partner, the ratio, expressed as a percentage, of the number of Units held by such Partner over the number of Units held by all Partners.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Personal Representative” shall mean the executor, administrator or other personal representative of any deceased or disabled Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, or any trustee of the estate of any bankrupt or deceased Founding/Working Partner or Restricted Exchangeable Partner, as the case may be.

“Post-Termination Payment” shall have the meaning set forth in Section 12.02(f)(i).

“Pre Five Year Units” means any Working Partner Units acquired by a Working Partner who becomes a Terminated or Bankrupt Partner on or prior to the 60-month anniversary of the date on which such Partner acquired such Working Partner Units.

“Proceeding” has the meaning set forth in Section 10.02(a).

“Proportionate Quarterly Tax Distribution” means, for each Partner for each fiscal quarter or other applicable period, such Partner’s Proportionate Tax Share for such fiscal quarter or other applicable period.

“Proportionate Tax Share” means, with respect to a Partner, the product of (a) the Tax Distribution for the fiscal year, fiscal quarter or other period, as applicable, and (b) the Percentage Interest of such Partner for such fiscal year, fiscal quarter or other period. In the event that the Percentage Interest of a Partner changes during any fiscal year, fiscal quarter or other period, the Proportionate Tax Share of such Partner and the other Partners, as the case may be, for such fiscal year, fiscal quarter or other period shall be appropriately adjusted to take into account the Partners’ varying interests.

“Publicly Traded Shares” means shares of BGC Partners Common Stock (if listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act) and any shares of capital stock of any other entity, if such shares are of a class that is listed on any national securities exchange or included for quotation in any quotation system in the United States (even if such shares are restricted securities under the Securities Act).

“Reduction Date” shall have the meaning set forth in Section 12.01(c).

“Regular Limited Partner” means any Person who has acquired a Regular Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Regular Limited Partner in accordance with this Agreement and shall not have ceased to be a Regular Limited Partner under the terms of this Agreement.

“Regular Limited Partnership Interest” means, with respect to any Regular Limited Partner, such Partner’s Units (including, any Units designated as Exchange Right Units), Capital, designated as a “Regular Limited Partnership Interest” (including, for the avoidance of doubt, designation as an “Exchangeable Limited Partnership Interest” and the “Special Voting Limited Partnership Interest”) on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Requested Exchange Effective Date” has the meaning set forth in Section 8.01(e).

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person.

“Restricted Competition Period” shall mean the period from the date on which a Person first becomes a Founding/Working Partner or a Restricted Exchangeable Partner (or, with respect to a Partner holding Founding Partner Units the date on which such Person first became a partner of Cantor), through the one-year period immediately following the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, ceases, for any reason, to be a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be.

“Restricted Exchangeable Interest” means, with respect to any Restricted Exchangeable Partner, such Partner’s Restricted Exchangeable Units and Capital designated as “Restricted Exchangeable Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Restricted Exchangeable Units and having such Capital.

“Restricted Exchangeable Partner” means a holder of Restricted Exchangeable Interests.

“Restricted Exchangeable Unit” means any Unit designated as a Restricted Exchangeable Unit in accordance with the terms of this Agreement.

“Restricted Period” shall mean the period from the date on which a Person first becomes a Founding/Working Partner or Restricted Exchangeable Partner (or, with respect to a Partner holding Founding Partner Units, the date on which such Person first became a partner of Cantor), through the four-year period immediately following the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, ceases, for any reason, to be a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be.

“Restricted Solicitation Period” shall mean the period from the date on which a Person first becomes a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be (or, with respect to a Partner holding Founding Partner Units, the date on which such Person first became a partner of Cantor), through the two-year period immediately following the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, ceases, for any reason, to be a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be.

“Securities Act” has the meaning set forth in Section 7.06 of this Agreement.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Item” means the matters set forth on Schedule A.

“Special Voting Limited Partner” means the Regular Limited Partner holding the Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Regular Limited Partner designated as the Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Regular Limited Partner designated as the Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to the Special Voting Limited Partner, such Partner’s Unit and Capital designated as the “Special Voting Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Unit and having such Capital.

“Special Voting Partnership Unit” means the Unit designated as the Special Voting Partnership Unit in accordance with this Agreement.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Distribution” means, for any fiscal quarter or fiscal year or other period of the Partnership during the term of the Partnership, the product of (a) the aggregate amount of taxable income or gain allocated to the Partners pursuant to Section 5.04(a) for such period (excluding any item of income, gain, loss or deduction allocated in respect of any Special Item) and (b) the Applicable Tax Rate for such period.

“Ten Year Units” means any Working Partner Units acquired by a Working Partner who becomes a Terminated or Bankrupt Partner after the 120-month anniversary of the date on which such Partner acquired such Units.

“Termination” (including the form “Terminated”) shall mean, with respect to any Founding/Working Partner or Restricted Exchangeable Partner, (a) the actual termination of the employment of such Partner, such that such Partner is no longer an employee of the Opcos or any Affiliated Entities, for any reason whatsoever, including termination by the employer with or without cause, by such Partner or by reason of death, or (b) in the sole and absolute discretion of the General Partner, the termination by the General Partner, which may occur without termination of a Partner’s employment, of the Partner’s status as a Partner by reason of the determination by the General Partner that such Partner has breached this Agreement or that such Partner has otherwise ceased to provide substantial services to the Partnership or any Affiliated Entity (such as by going or being placed on “garden leave” or entering into a similar type of arrangement), even if such cessation is at the direction of the Partnership or any Affiliated Entity. Termination shall also include the date on which a Founding/Working Partner or Restricted Exchangeable Partner ceases to be a Partner for any other reason including the date on which all of a Partner’s Units are redeemed pursuant to Section 12.03. With respect to a corporate or other entity Partner, Termination shall also include the Termination of the beneficial owner, grantor, beneficiary or trustee of such Partner. A Partner shall be considered to be Terminated immediately upon the occurrence of the events described above (or, in the sole and absolute discretion of the General Partner, as of the first day of the fiscal quarter in which the event giving rise to such Termination occurs); provided, however, that such Partner (or in the case of a deceased Partner, the Personal Representative of such Partner), and the General Partner may agree in writing that such Partner shall not become a Terminated Partner until such later time as selected at any time by the General Partner or as is set forth in such written agreement.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Transferor” means the transferor in a Transfer or proposed Transfer.

“UCC” has the meaning set forth in Section 4.07.

“Under Three-Year Units” means any Working Partner Units acquired by a Working Partner who becomes a Terminated or Bankrupt Working Partner prior to the 36 month anniversary of the date such Partner acquired such Units.

“Unit” means, with respect to any Partner, such Partner’s partnership interest in the Partnership entitling the holder to a share in the Partnership’s profits, losses and operating distributions as provided in this Agreement (including any Unit designated as an Exchange Right Unit, a Founding Partner Unit, a Restricted Exchangeable Unit or a Working Partner Unit).

“U.S. Opco” means BGC Partners, L.P., a Delaware limited partnership.

“U.S. Opco Capital” means “Capital” as defined in the U.S. Opco Limited Partnership Agreement.

“U.S. Opco General Partner” means the “General Partner” as defined in the Global Opco Limited Partnership Agreement.

“U.S. Opco General Partner Interest” means the “General Partner Interest” as defined in the U.S. Opco Limited Partnership Agreement.

“U.S. Opco Interest” means an “Interest” as defined in the U.S. Opco Limited Partnership Agreement.

“U.S. Opco Limited Partnership Agreement” means the amended and restated limited partnership agreement of U.S. Opco, in the form attached hereto as Exhibit C.

“U.S. Opco Limited Partnership Interest” means the “Limited Partnership Interest” as defined in the U.S. Opco Limited Partnership Agreement.

“U.S. Opco Special Voting Limited Partnership Interest” means the “Special Voting Limited Partnership Interest” as defined in the U.S. Opco Limited Partnership Agreement.

“U.S. Opco Units” means “Units” as defined in the U.S. Opco Limited Partnership Agreement.

“Vested Percentage” has the meaning set forth in Section 11.01(d)(i).

“Withdrawing General Partner” has the meaning set forth in the preamble to this Agreement.

“Working Partner” means a holder of Working Partner Interests.

“Working Partner Interest” means, with respect to any Working Partner, such Partner’s Working Partner Units and Capital designated as “Working Partner Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Working Partner Units and having such Capital.

“Working Partner Unit” means any Unit (including High Distribution Units, High Distribution II Units, High Distribution III Units, High Distribution IV Units, Grant Units or Matching Grant Units) designated as a Working Partner Unit in accordance with the terms of this Agreement.

SECTION 1.02. Other Definitional Provisions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, appendix, annex and schedule references not attributed to a particular document shall be references to such exhibits, appendixes, annexes and schedules to this Agreement.

SECTION 1.03. References to Schedules. The General Partner shall maintain and revise from time to time all schedules referred to in this Agreement in accordance with this Agreement. Notwithstanding anything in Section 13.02 to the contrary, any such revision shall not be deemed an amendment to this Agreement, and shall not require any further act, vote or approval of any Person.

ARTICLE II

FORMATION, CONTINUATION AND POWERS

SECTION 2.01. Formation. Effective as of 8:01 p.m., Wilmington, Delaware time, on August 24, 2004, the Partnership was formed pursuant to the laws of the State of Delaware pursuant to a Certificate of Limited Partnership. The Original Limited Partnership Agreement was entered into on August 24, 2004 and amended on July 15, 2005 and, prior to the effectiveness of this Agreement, constituted the partnership agreement (as defined in the Act) of the parties thereto. The Original Limited Partnership Agreement shall be amended and restated in its entirety to be this Agreement effective immediately prior to the closing of the Contribution pursuant to the Separation Agreement, and this Agreement shall thereafter constitute the partnership agreement (as defined in the Act) of the parties hereto.

SECTION 2.02. Name. The name of the Partnership is “BGC Holdings, L.P.”

SECTION 2.03. Purpose and Scope of Activity. The purposes of the Partnership shall be to perform its obligations under the Ancillary Agreements; to hold, directly or indirectly, U.S. Opco General Partner Interest, the U.S. Opco Special Voting Limited Partnership Interest, U.S. Opco Limited Partnership Interests, the Global Opco General Partner Interest, the Global Special Voting Limited Partnership Interest and Global Opco Limited Partnership Interests; to administer the exchanges of Exchange Right Units in accordance with this Agreement and the Separation Agreement; to administer and manage the Partnership’s relationship with Cantor, the Founding/Working Partners, the Restricted Exchangeable Partners, BGC Partners and the Opcos and its rights and obligations under the Ancillary Agreements to which it is a party (including by exercising its rights thereunder); and to engage in any activity, and to take any action, necessary, appropriate, proper, advisable, convenient or incidental to carrying out the foregoing purposes to the extent consistent with applicable laws (including entering into agreements, opening bank accounts, making filings, applications and reports, consenting to service of process, appointing an attorney to receive service of process and executing any other papers and instruments which may be necessary, convenient or accidental thereto).

SECTION 2.04. Principal Place of Business. For purposes of the Act, the principal place of business of the Partnership shall be located in New York, New York or at such other place as may hereafter be designated from time to time by the General Partner. The Partnership, committee and officer meetings shall take place at the Partnership’s principal place of business unless decided otherwise for any particular meeting.

The Partnership may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in such jurisdictions in which the Partnership may conduct or cease to conduct business, as applicable.

SECTION 2.05. Registered Agent and Office. The registered agent for service of process is, and the mailing address of the registered office of the Partnership in the State of Delaware is in care of, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware. At any time, the Partnership may designate another registered agent and/or registered office.

SECTION 2.06. Authorized Persons. The execution and causing to be filed of the Certificate of Limited Partnership by the applicable authorized Persons on behalf of the General Partner are hereby specifically ratified, adopted and confirmed. The officers of the Partnership and the General Partner are hereby designated as authorized Persons to act in connection with executing and causing to be filed, when approved by the appropriate governing body or bodies hereunder, any certificates required or permitted to be filed with the Secretary of State of the State of Delaware and any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to file in any jurisdiction in which the Partnership is required to make a filing.

SECTION 2.07. Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership became effective, and the Partnership shall have perpetual existence unless sooner dissolved as provided in Article IX.

SECTION 2.08. Treatment as Partnership. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, the parties shall treat the Partnership as a partnership for United States federal income tax purposes and agree not to take any action or fail to take any action which action or inaction would be inconsistent with such treatment.

SECTION 2.09. Compliance with Law; Offset Rights. (a) The Partnership shall use its best efforts to comply with any and all governmental requirements applicable to it, including the making of any and all necessary or advisable governmental registrations.

(b) Each Founding/Working Partner and each Restricted Exchangeable Partner agrees to use his, her or its best efforts to comply with any and all governmental requirements applicable to the Partnership and the Affiliated Entities. Each Founding/Working Partner and each Restricted Exchangeable Partner agrees to indemnify the Partnership and the Affiliated Entities against any loss, claim, damage or cost, including attorneys’ fees resulting from a failure to comply with any such requirement occasioned by such Partner’s willful misconduct or gross negligence.

(c) Upon a breach of this Agreement by, or the Termination or Bankruptcy of, a Founding/Working Partner or a Restricted Exchangeable Partner that is subject to the Partner Obligations, or in the event that any such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, owes any amount to the Partnership or to any Affiliated Entity or fails to pay any amount to any other Person with respect to which amount the Partnership or any Affiliated Entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), the Partnership shall have the right to set off the amount that such Partner owes to the Partnership or any Affiliated Entity or any such other Person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by the Partnership in connection with such breach, such Termination or Bankruptcy or such indebtedness (including attorneys’ fees and any diminution in value of any Partnership assets and including in each case both monetary obligations and the fair market value of any non-cash item and amounts not yet due or incurred) against any amounts that it owes to such Partner under this Agreement or otherwise, or to reduce the Capital Account, the Base Amount and/or the distributions (quarterly or otherwise) of such Partner by any such amount.

ARTICLE III

MANAGEMENT

SECTION 3.01. Management by the General Partner. (a) Subject to the terms and provisions of this Agreement, the management and control of the business and affairs of the Partnership shall be vested solely in, and directed and exercised solely by, the General Partner. In furtherance of the activities of the Partnership, subject to the terms and provisions of this Agreement, the General Partner shall have all rights and powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware.

(b) Except as otherwise expressly provided herein, the General Partner has full and exclusive power and authority to do, on behalf of the Partnership, all things that are deemed necessary, appropriate or desirable by the General Partner to conduct, direct and manage the business and other affairs of the Partnership and is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the

Partnership. Without limiting the foregoing, and notwithstanding other provisions contained in this Agreement, the General Partner shall have the authority to waive the application of any provision of this Agreement with respect to a Founding/Working Partner or Restricted Exchangeable Partner or all or a portion of a Founding/Working Partner’s or Restricted Exchangeable Partner’s Units; provided that no waiver shall be enforceable as against the General Partner and the Partnership unless in writing and signed by the General Partner. Unless expressly otherwise provided in this Agreement, all determinations, judgments and/or actions, that may be made or taken, or not made or not taken, with respect to the Founding/Working Partners or the Restricted Exchangeable Partners by the General Partner in its discretion pursuant to or in connection with this Agreement, shall be in the sole and absolute discretion of the General Partner. All determinations and judgments made by the General Partner with respect to the Founding/Working Partners or the Restricted Exchangeable Partners, as the case may be, in good faith and not in violation of the terms of the Agreement shall be conclusive and binding on all Founding/Working Partners or the Restricted Exchangeable Partners, as the case may be.

(c) The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the Internal Revenue Service to ensure that the Partnership will be classified for United States federal income tax purposes as a partnership.

(d) The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement (without limitation on the General Partner’s ability to exercise such powers, authorities or responsibilities directly at any time); provided that, notwithstanding anything herein or in any other agreement to the contrary, the General Partner may remove any such officer, manager or agent, and may revoke any or all such powers, authorities and responsibilities so delegated to any such person, in each case at any time with or without cause. The officers of the Partnership shall consist of such positions and titles that the General Partner may in its discretion designate or create, including a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary or one or more Assistant Secretaries. A single person may hold more than one office. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

Each of such officers shall have such powers and duties with respect to the business and other affairs of the Partnership, and shall be subject to such restrictions and limitations, as are prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(e) Notwithstanding anything to the contrary herein, without the prior written consent of Cantor, the General Partner shall not take any action that may adversely affect Cantor’s Purchase Rights (as defined in the Separation Agreement) in Section 4.11 of the Separation Agreement.

SECTION 3.02. Role and Voting Rights of Limited Partners; Authority of Partners. (a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act (including Section 17-303 thereof), Limited Partners (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person (including, if applicable, the general partner of the General Partner) with respect to any matter, including the business of the Partnership, (ii) may, or may cause the General Partner or any other Person (including, if applicable, the general partner of the General Partner) to, take or to refrain from taking any action, including by proposing, approving, consenting or disapproving, by voting or otherwise, with respect to any matter, including the business of the Partnership, (iii) may transact business with the General Partner (including, if applicable, the general partner of the General Partner) or the Partnership, and (iv) may be an officer, director, partner or stockholder of the General Partner (including, if applicable, the general partner of the General Partner) or have its Representatives serve as officers or directors of the General Partner (including, if applicable, of the general partner of the General Partner) without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by Section 17-302(f) of the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise provided in this Agreement.

(c) Authority of Partners. Except as set forth herein with respect to the General Partner, no Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, except as set forth herein with respect to the General Partner, no Limited Partner, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner. Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for Partnership and will not attempt to act for or bind the Partnership.

(d) Consent Rights. Notwithstanding anything to the contrary herein, the General Partner shall not take any of the following actions without the written consent of a Majority in Interest of the Exchangeable Limited Partnership Interests:

(i) decreasing the amount distributed to Partners pursuant to Article VI or Section 12.03 with respect to any fiscal quarter or other period;

(ii) amending this Agreement pursuant to Section 13.01, or direct the Partnership in its capacity as the U.S. Opco General Partner and/or Global Opco General Partner, as the case may be, to amend or consent to an amendment of the U.S. Opco Limited Partnership Agreement and/or Global Opco Limited Partnership Agreement, as the case may be;

(iii) take any other action, or directing the Partnership in its capacity as the U.S. Opco General Partner and/or Global Opco General Partner, as the case may be, to take any other action, that may adversely affect any member of the Cantor Group’s exercise of its rights under Article XII or its right to exchange certain Exchange Right Units, together with Limited Partnership Interests and related Capital for shares of BGC Partners Common Stock under Article VIII; and/or

(iv) Transfer any U.S. Opco Units or Global Opco Units beneficially owned, directly or indirectly, by the Partnership or its Subsidiaries.

(e) Founding/Working Partners. Each of the Founding/Working Partners shall have the rights and obligations set forth in this Agreement, including Article XII, and each of the Founding/Working Partners shall remain a Founding/Working Partner until he, she or it ceases to be a Limited Partner pursuant to this Agreement.

(f) Restricted Exchangeable Partners. Each of the Restricted Exchangeable Partners shall have the rights and obligations set forth in this Agreement, including Article XII, and each of the Restricted Exchangeable Partners shall remain a Restricted Exchangeable Partner until he, she or it ceases to be a Limited Partner pursuant to this Agreement.

SECTION 3.03. Partner Obligations. (a) Each Founding/Working Partner and each Restricted Exchangeable Partner agrees that, in addition to any other obligations that he, she or it may have under this Agreement, he, she or it shall have a duty of loyalty to the Partnership and further agrees during the Restricted Period (or, in the case of (i) below, the Restricted Competition Period, or in the case of (ii) below, the Restricted Solicitation Period) not to, either directly or indirectly (including by or through an Affiliate) (collectively, clauses (i) through (vi), the “Partner Obligations”):

(i) engage in any activity of the nature set forth in clauses (B) through (E) of the definition of Competitive Activity or take any action that results directly or indirectly in revenues or other benefit for that Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (B) through (E) of the definition of Competitive Activity, except as otherwise agreed to in writing by the General Partner, in its sole and absolute discretion;

(ii) engage in any activity of the nature set forth in clause (A) of the definition of Competitive Activity;

(iii) breach the Founding/Working Partner’s or Restricted Exchangeable Partner’s, as the case may be, duty of loyalty to the Partnership;

(iv) make or participate in the making of (including through the Founding/Working Partner’s or Restricted Exchangeable Partner, as the case may be, or any of its Affiliates’ respective Representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding (A) BGC Partners, any of the Affiliated Entities or any of their Affiliates, or (B) the senior executive officers of BGC Partners, any Affiliated Entity, or any of their Affiliates, or are otherwise contrary to the interests of BGC Partners, any Affiliated Entity or any of their Affiliates, as determined by the General Partner in its sole and absolute discretion;

(v) except as otherwise permitted in Section 13.15, take advantage of, or provide another person with the opportunity to take advantage of, a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation) including opportunities related to intellectual property, which for this purpose shall require granting BGC Partners a right of first refusal for BGC Partners to acquire any assets, stock or other ownership interest in a business being sold by any Partner or Affiliate of such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, if an investment in such business would constitute a “corporate opportunity” (as such term would apply to the Partnership if it were a corporation), that has not been presented to and rejected by BGC Partners, or that BGC Partners rejects but reserves for possible further action by BGC Partners in writing, unless otherwise consented to by the General Partner in writing in its sole and absolute discretion; or

(vi) otherwise take any action to harm, that harms, or that reasonably could be expected to harm BGC Partners, any of the Affiliated Entities or any of their Affiliates, or any Affiliated Entity, including, without limitation, any breach of the provisions of Section 13.06 hereof.

The determination of whether a Founding/Working Partner or Restricted Exchangeable Partner has breached its Partner Obligations will be made in good faith by the General Partner in its sole and absolute discretion, which determination will be final and binding.

(b) If a Founding/Working Partner or Restricted Exchangeable Partner breaches his, her or its Partner Obligations as determined by the General Partner in its sole and absolute discretion, then, in addition to any other rights or remedies that the General Partner may have, and unless otherwise determined by the General Partner in its sole and absolute discretion, (i) upon and for each and/or any Partnership fiscal quarter (as determined in accordance with the customary business practices of the Partnership) during any portion of which such breach has occurred or is continuing, the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall not be allocated any Partnership income for such fiscal quarter, and shall not receive any Partnership distributions for such fiscal quarter, that the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, otherwise would be entitled to receive, and, if any such allocations or distributions are made after the breach occurs, the Founding/Working Partner’s or Restricted Exchangeable Partner’s, as the case may be, right to future allocations and distributions (including for periods after the breach has ceased and including redemption or similar payments) shall be offset accordingly; and (ii) if there shall be two or more breaches of such Partner Obligations, in the sole and absolute discretion of the General Partner, such Founding/Working Partner’s or Restricted Exchangeable Partner’s, as the case may be, Units shall be redeemed for their Base Amount, which shall be zero (0) dollars, and the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall have no right to receive any consideration therefore or any further distributions, including any Additional Amounts, or any other distributions or payments of cash, stock or property, to which the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, otherwise might be entitled. The General Partner, in its sole and absolute discretion, may determine not to apply some or all of the remedies for a breach of the Partner Obligations described in this Section 3.03(b).

(c) Without limiting any of the foregoing, for all purposes of this Agreement, any Founding/Working Partner or Restricted Exchangeable Partner that breaches any Partner Obligation shall be subject to all of the consequences (including the consequences provided for in Sections 12.02 and 12.03 applicable to a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, that engages in a Competitive Activity).

(d) Any Founding/Working Partner or Restricted Exchangeable Partner that breaches his, her or its Partner Obligations shall indemnify the Partnership for and pay any resulting attorneys’ fees of the Partnership, as well as any and all damages resulting from such breach.

(e) Notwithstanding anything to the contrary, and unless Cantor shall determine otherwise, none of the obligations, limitations, restrictions or other provisions set forth in Sections 3,03(a), 3.03(b), 3.03(c) or 3.03(d) shall apply to any Founding/Working Partner or Restricted Exchangeable Partner that is also a Cantor Company or any of its Affiliates or any partner or member of a Cantor Company or any of its Affiliates.

ARTICLE IV

PARTNERS; CLASSES OF PARTNERSHIP INTERESTS

SECTION 4.01. Partners. The Partnership shall have (a) a General Partner; (b) one or more Regular Limited Partners (including, for the avoidance of doubt, the Exchangeable Limited Partners and the Special Voting Limited Partner); (c) one or more Founding/Working Partners; and (d) one or more Restricted Exchangeable Partners. Schedule 4.01 sets forth the name and address of the Partners. Schedule 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

SECTION 4.02. Interests. (a) Generally. (i) Classes of Interests. Interests in the Partnership shall be divided into two classes: (A) a General Partnership Interest and (B) Limited Partnership Interests (including, for the avoidance of doubt, the Regular Limited Partnership Interests, the Exchangeable Limited Partner Interests, the Special Voting Limited Partnership Interest, the Founding Partner Interests, the Restricted Exchangeable Interests and the Working Partner Interests). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units and Capital (with all of the Units associated with the Exchangeable Limited Partnership Interests designated as Exchangeable Limited Partner Units; with all of the Units associated with the Founding Partner Interests designated as Founding Partner Units; with all of the Units associated with the Restricted Exchangeable Interests designated as Restricted Exchangeable Units; and with all of the Units associated with the Working Partner Interests designated as Working Partner Units). The aggregate number of authorized Units is 600,000,000. The aggregate number of authorized Units shall not be changed, modified or adjusted from that set forth in the immediately preceding sentence; provided that, in the event that the total number of authorized Units of U.S. Opco under the U.S. Opco Limited Partnership Agreement shall be increased or decreased after the date of this Agreement, then the total number of authorized Units shall be correspondingly increased or decreased by the same number. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(ii) Issuances of Additional Units. Any authorized but unissued Units may be issued:

(1) pursuant to the Contribution and Schedule 2.03 of the Separation Agreement;

(2) to members of the Cantor Group in connection with an investment in the Partnership by the members of the Cantor Group as provided in Section 4.11 of the Separation Agreement;

(3) with respect to Founding/Working Partner Units, to an Eligible Recipient, in each case as directed by the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest);

(4) as otherwise agreed by each of the General Partner and the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest);

(5) pursuant to the Participation Plan or in connection with the Merger;

(6) to any Founding/Working Partner or Restricted Exchangeable Partner pursuant to Section 5.01(c); and

(7) to any Partner in connection with a conversion of an issued Unit and Interest into a different class or type of Unit and Interest in accordance with this Agreement;

provided that each Person to be issued additional Units pursuant to clause (1), (2), (3), (4) or (5) of this sentence shall, as a condition to such issuance, execute and deliver to the Partnership an agreement in which such Person agrees to be admitted as a Partner with respect to such Units and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Person (A) is at the time of such issuance a Partner of the applicable class of Interests being issued or (B) has previously entered into an agreement pursuant to which such Person shall have agreed to become a Partner and be bound by this Agreement with respect to the applicable class of Interests being issued (which agreement is in effect at the time of such issuance), such Person shall not be required to enter into any such agreements unless otherwise determined by the General Partner. Upon any such issuance, any such Person not already a Partner shall be admitted as a limited partner with respect to the issued Interests.

(b) General Partnership Interest. The Partnership shall have one General Partnership Interest. The Unit issued to the General Partner in respect of such Partner’s General Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Unit in respect of such Partner’s General Partnership Interest in accordance with this Agreement.

(c) Regular Limited Partnership Interests. (i) The Partnership may have one or more Regular Limited Partnership Interests. The number of Units issued to each Regular Limited Partner in respect of such Partner’s Regular Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Units in respect of such Partner’s Regular Limited Partnership Interest in accordance with this Agreement.

(ii) The Partnership shall have one Regular Limited Partnership Interest designated as the Special Voting Limited Partnership Interest, as provided in Section 4.03(b). There shall only be one (1) Unit associated with the Special Voting Limited Partnership Interest.

(d) Exchangeable Limited Partnership Interests. The Partnership may have one or more Regular Limited Partnership Interests designated as Exchangeable Limited Partnership Interests. The number of Exchangeable

Limited Partner Units issued to each Exchangeable Limited Partner in respect of such Partner’s Exchangeable Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Exchangeable Limited Partner Units in respect of such Partner’s Exchangeable Limited Partnership Interest in accordance with this Agreement.

(e) Founding Partners. The Partnership may have one or more Founding Partner Interests. The Founding Partner Interests shall be sub-divided into six classes: (A) Grant Units, (B) Matching Grant Units, (C) High Distribution Units, (D) High Distribution II Units, (E) High Distribution III Units, and (F) High Distribution IV Units. Each class shall be governed by the terms and conditions of this Agreement, including Article XII. The number and class of Founding Partner Units Transferred or issued to each Founding Partner in respect of such Founding Partner Units is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Founding Partner Units in respect of such Partner’s Founding Partner Interest in accordance with this Agreement.

(f) Working Partners. The Partnership may have one or more Working Partner Interests. The Working Partner Interests shall be sub-divided into six classes: (A) Grant Units, (B) Matching Grant Units, (C) High Distribution Units, (D) High Distribution II Units, (E) High Distribution III Units, and (F) High Distribution IV Units. Each class shall be governed by the terms and conditions of this Agreement, including Article XII. The number and class of Working Partner Units Transferred or issued to each Working Partner in respect of such Working Partner Units is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Working Partner Units in respect of such Partner’s Working Partner Interest in accordance with this Agreement.

(g) Restricted Exchangeable Partners. The Partnership may have one or more Restricted Exchangeable Interests. Each Restricted Exchangeable Interests shall be governed by the terms and conditions of this Agreement, including Article XII, and the terms and conditions of the grant of such Restricted Exchangeable Interest, which terms and conditions shall be determined by the General Partner in its sole discretion. The number and class of Restricted Exchangeable Units Transferred or issued to each Restricted Exchangeable Partner in respect of such Restricted Exchangeable Units is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Restricted Exchangeable Units in respect of such Partner’s Restricted Exchangeable Interest in accordance with this Agreement.

(h) No Additional Classes of Interests. There shall be no additional classes of partnership interests in the Partnership.

SECTION 4.03. Admission and Withdrawal of Partners. (a) General Partner. (i) The initial General Partner is the Withdrawing General Partner. On the date of this Agreement, in connection with the Separation, BGC GP Limited acquired the General Partnership Interest, which shall have the Units and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively, and was admitted as the General Partner and hereby continues the Partnership without dissolution, with the Withdrawing General Partner withdrawing effective immediately thereafter.

(ii) The admission of a Transferee as a General Partner, and resignation or withdrawal of any General Partner, shall be governed by Section 7.02.

(iii) Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in Section 7.02(f), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such General Partnership Interest and shall cease to be the General Partner.

(b) Regular Limited Partners. (i) The initial Limited Partners are BGC GP Limited, Cantor and BGC Partners, and the initial Special Voting Limited Partner is BGC GP Limited. On the date of this Agreement, immediately following the Separation, the Limited Partners shall have the Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest), which shall have the Units (including those designated as Exchangeable Limited Partnership Units) and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a Regular Limited Partner pursuant to any Transfer permitted by Section 7.02(a), 7.02(b), 7.02(c), or 7.02(d) as applicable, shall be governed by Section 7.02, and the admission of a Person as a Regular Limited Partner in connection with the issuance of additional Regular Limited Partnership Interests and Units pursuant to Section 4.02(a)(ii) shall be governed by such applicable Section.

(iii) Effective immediately upon the Transfer of a Regular Limited Partner’s entire Regular Limited Partnership Interest as provided in Section 7.02(a), 7.02(b), 7.02(c) or 7.02(d), as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Regular Limited Partnership Interest and shall cease to be a Regular Limited Partner.

(c) Founding Partners. (i) On the date of this Agreement, immediately following the Separation and pursuant to the Cantor Redemption, the Founding Partners shall receive the Founding Partner Interests, which shall have the Units (including the class designation) and the Capital and Adjusted Capital Account set forth on Schedule 4.02 and Schedule 5.01, respectively. Upon the Transfer of such Founding Partner Interests to the Founding Partners by Cantor, pursuant to the Cantor Redemption, the Founding Partners are hereby deemed automatically admitted as Limited Partners with respect to such Interests and bound by this Agreement.

(ii) Effective immediately upon the Transfer of the Founding Partner’s entire Founding Partner Interest as provided in Section 7.02(c) or Article XII, as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Founding Partner Interest, and shall cease to be a Founding Partner.

(iii) Any Founding Partner Interest Transferred to any Cantor Company pursuant to a right of first refusal as set forth in Section 12.02 or 12.03 shall cause such Founding Partner Interest and related Units (or portion thereof) to automatically be designated as an Exchangeable Limited Partnership Interest and the related Units (or portion thereof) shall automatically be designated as Exchangeable Limited Partnership Units, and the Cantor Company acquiring such Interest shall have all rights and obligations of a holder of Exchangeable Limited Partnership Interest with respect to such Interest.

(d) Working Partners. (i) On the date of this Agreement, immediately following the Separation, there shall be no Working Partners.

(ii) The admission of a Person as a Working Partner in accordance with the issuance of additional Working Partner Units shall be governed by Section 4.02 and Article XII.

(iii) Effective immediately upon the Transfer of the Working Partner’s entire Working Partner Interest as provided in Section 7.02(d) or Article XII, as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Working Partner Interest, and shall cease to be a Working Partner.

(e) Restricted Exchangeable Partners. (i) On the date of this Agreement, concurrently with the Merger, the Restricted Exchangeable Partners shall receive the Restricted Exchangeable Interests, which shall have the Units set forth on Schedule 4.02 and Schedule 5.01, respectively, and shall be admitted as limited partners with respect to such Interests and bound by this Agreement. Upon the issuance of such Restricted Exchangeable Interests to the Restricted Exchangeable Partners, such Restricted Exchangeable Partners shall be deemed automatically admitted as limited partners with respect to such Interests and bound by this Agreement. Each Restricted Exchangeable Interests shall initially have zero (0) dollars in Capital.

(ii) The admission of a Person as a Restricted Exchangeable Partner after the date of this Agreement in accordance with the issuance of additional Restricted Exchangeable Units shall be governed by Section 4.02 and Article XII and the terms and conditions of the grant of such additional Restricted Exchangeable Units, which shall be determined by the General Partner in its sole discretion.

(iii) Effective immediately upon the Transfer of the Restricted Exchangeable Partner’s entire Restricted Exchangeable Partner Interest as provided in Section 7.02(e) or Article XII, as applicable, or upon a Restricted Exchangeable Redemption as provided in Section 12.03(c)(iii), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Restricted Exchangeable Partner Interest, and shall cease to be a Restricted Exchangeable Partner.

(f) No Additional Partners. No additional Partners shall be admitted to the Partnership except in accordance with this Article IV; provided that additional Working Partners and additional Restricted Exchangeable Partners shall be admitted in accordance with this Article IV or Article XII.

SECTION 4.04. Liability to Third Parties; Capital Account Deficits. (a) Except as may otherwise be expressly provided by the Act, the General Partner shall have unlimited personal liability for the satisfaction and discharge of all debts, liabilities, contracts and other obligations of the Partnership. The General Partner shall not be personally liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from the Partnership’s assets.

(b) Except as may otherwise be expressly provided by the Act or this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Each Limited Partner shall be liable only to make its capital contributions as provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Partnership or to lend any funds to the Partnership except as otherwise expressly provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement. No Limited Partner shall be required to repay the Partnership, any Partner or any creditor of the Partnership any negative balance in such Limited Partner’s Capital Account, except as provided in Section 12.01(b)(x).

(c) No Partner shall be liable to make up any deficit in its Capital Account; provided that nothing in this Section 4.04(c) shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which the Partnership or such Partner may be a party (including Section 12.01(b)(x)).

SECTION 4.05. Classes. Any Person may own one or more classes of Interests. Except as otherwise specifically provided herein, the ownership of other classes of Interests shall not affect the rights or obligations of a Partner with respect to other classes of Interests. As used in this Agreement, the General Partner, the Limited Partners (including the Special Voting Limited Partner, the Exchangeable Limited Partners, the Founding Partners, the Restricted Exchangeable Partners and the Working Partners) shall be deemed to be separate Partners even if any Partner holds more than one class of Interest. References to a certain class of Interest with respect to any Partner shall refer solely to that class of Interest of such Partner and not to any other class of Interest, if any, held by such Partner.

SECTION 4.06. Certificates. The Partnership may, in the discretion of the General Partner, issue any or all Units in certificated form, which certificates shall be held by the Partnership as custodian for the applicable Partners. The form of any such certificates shall be approved by the General Partner and include the legend required by Section 7.06. If certificates are issued, a transfer of Units will require delivery of an endorsed certificate.

SECTION 4.07. Uniform Commercial Code Treatment of Units. Each Unit in the Partnership shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C.

§ 8-101, et seq.) (the “UCC”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control. The Partnership shall maintain books for the purpose of registering the transfer of Units. Any transfer of Units shall be effective as of the registration of the transfer of such Units in the books and records of the Partnership.

SECTION 4.08. Priority Among Partners. No Partner shall be entitled to any priority or preference over any other Partner either as to return of capital contributions or as to profits, losses or distributions, except to the extent that this Agreement may be deemed to establish such a priority or preference.

ARTICLE V

CAPITAL AND ACCOUNTING MATTERS

SECTION 5.01. Capital. (a) Capital Accounts. There shall be established on the books and records of the Partnership a Capital Account for each Partner. Schedule 5.01 sets forth the names and the Capital Account of the Partners as of the date of this Agreement. Schedule 5.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or Capital Accounts in accordance with this Agreement.

(b) Capital Contributions. (i) On the date of this Agreement, contributions of assets, property and/or cash shall be made by or on behalf of the Partners listed on Schedule 4.01 in connection with the Contribution, pursuant to the terms set forth in the Separation Agreement.

(ii) In return for such initial contributions, Interests shall be issued or Transferred to the Partners as provided on Schedule 5.01.

(iii) The parties shall treat the contributions described in this Section 5.01(b) as contributions pursuant to Section 721 of the Code in which no gain or loss is recognized to any extent, except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code.

(iv) Except as otherwise provided in Section 5.01(b)(i) or, with respect to the Founding/Working Partners or Restricted Exchangeable Partners, as the case may be, only, in Article XII, no capital contributions shall be required (A) unless otherwise determined by the General Partner and agreed to by the contributing Partner, or (B) unless otherwise determined by the General Partner in connection with the admission of a new Partner or the issuance of additional Interests to a Partner.

(v) The Partnership may invest or cause to be invested all amounts received by the Partnership as capital contributions in its sole and absolute discretion.

(c) Additional Contributions. Subject to Section 4.02(a)(ii) and Article XII, at any time and from time to time, subject to the prior written consent of the compensation committee of BGC Partners (or its designee), the Partnership may offer and grant additional Working Partner Units or Restricted Exchangeable Units in the Partnership to existing or new Founding/Working Partners or Restricted Exchangeable Partners, in each case, at a price per Working Partner Unit or Restricted Exchangeable Unit, as the case may be, determined by the General Partner in its sole and absolute discretion and for such other consideration or for no consideration determined by the General Partner in its sole and absolute discretion; provided that no offeree shall be obligated to accept such offer; provided, further, that solely for the purposes of this Section 5.01(c), the price per Working Partner Unit of a High Distribution II Unit or High Distribution III Unit shall be deemed to include the associated HDII Account or HDIII Account, respectively. Any payment for Working Partner Units or Restricted Exchangeable Units purchased by a new or existing Partner pursuant to this Section 5.01(c) may be made, in the General Partner’s sole and absolute discretion, in the form of Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or such other fair and reasonable pricing method as may be reasonably selected by the General Partner), or in the form of other property valued at its then-fair market value, as reasonably determined by the General Partner in its sole and absolute discretion. Any net proceeds for any such Working Partner Units or Restricted Exchangeable Units purchased by a new or existing Partner pursuant to this Section 5.01(c) shall be contributed by the Partnership to U.S. Opco and Global Opco, as the case may be, in exchange for U.S. Opco Units and Global Opco Units from each of U.S. Opco and Global Opco, as the case may be, in an amount equal to the number of Working Partner Units or Restricted Exchangeable Units, as the case may be, being so issued or Transferred, in accordance with the terms and conditions set forth in Section 4.11 of the Separation Agreement.

SECTION 5.02. Withdrawals; Return on Capital. No Partner shall be entitled to withdraw or otherwise receive any distributions in respect of any Interest (including the associated Units or Capital), except as provided in Section 6.01 or 9.03. The Partners shall not be entitled to any return on their Capital.

SECTION 5.03. Maintenance of Capital Accounts. As of the end of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 5.04(a)) and (ii) the amount of cash or the fair market value (or book value, if so agreed by the applicable Partner and the General Partner) of other property (determined in accordance with Section 5.05) contributed to the Partnership by such Partner in respect of such Partner’s related Interest during such Accounting Period, net of liabilities assumed by the Partnership with respect to such other property, and (b) decreasing such balance by (i) the amount of cash or the fair market value (or book value, if so agreed by the applicable Partner and the General Partner) of other property (determined in accordance with Section 5.04) distributed to such Partner in respect of such class of Interest associated with such Capital Account pursuant to this Agreement, net of liabilities (if any) assumed by such Partner with respect to such other property, and (ii) such Partner’s allocable share of each item of the Partnership’s deduction and loss for such Accounting Period (allocated in accordance with Section 5.04(a)). The balances in each Partner’s Capital Account shall also be adjusted at the time and in the manner permitted by the capital accounting rules of the Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

SECTION 5.04. Allocations and Tax Matters. (a) Book Allocations. After giving effect to the allocations set forth in Section 2 of Exhibit D hereto and Section 6.01(d), for purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, with respect to each Accounting Period, all items of income, gain, loss or deduction of the Partnership shall be allocated among the Capital Accounts of the Partners in proportion to their Percentage Interest as of the end of such Accounting Period; provided that any and all items of income, gain, loss or deduction to the extent resulting from a Special Item will be allocated entirely to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest), pro rata in proportion to the number of Units underlying such Interests or in other proportion as determined by a Majority in Interest of the Exchangeable Limited Partnership Interests (it being the intention that, in all cases, BGC Partners, as the holder of the Special Voting Limited Partner Interest or otherwise, shall not bear the benefits and burdens of the Special Item). For purposes of the foregoing, except as may be otherwise agreed by the General Partner and the holders of a Majority in Interest of the Exchangeable Limited Partnership Interests, items of income, gain, loss and deductions of the Partnership allocable to the Partners shall be calculated in the same manner in which such items are calculated for federal income tax purposes with the following adjustments: (i) items of gain, loss and deduction shall be computed based on the Book Values of the Partnership’s assets rather than upon the assets’ adjusted bases for federal income tax purposes; (ii) the amount of any adjustment to the Book Value of any assets of the Partnership pursuant to Section 743 of the Code shall not be taken into account; (iii) any tax exempt income received by the Partnership shall be taken into account as an item of income; and (iv) any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations under Section 704(b) of the Code shall be treated as a deductible expense. The General Partner may, with the consent of a Majority in Interest of the Exchangeable Limited Partnership Interest, make such other adjustments to the calculation of items of income, gain, loss and deduction as it deems appropriate to more properly reflect the income or loss of the Partnership.

(b) Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, the Partnership shall cause each item of income, gain, loss or deduction recognized by the Partnership to be allocated among the Partners for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein. Allocations required by Section 704(c) of the Code shall be made using the “traditional method” described in Treasury Regulation Section 1.704-3(b).

SECTION 5.05. General Partner Determinations. All determinations, valuations and other matters of judgment required to be made for purposes of this Article V, allocations to Capital Accounts and accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds, contribution or distributions hereunder shall be made by the General Partner in good faith. In the event that an additional Partner is admitted to the Partnership and contributes property to the Partnership, or an existing Partner contributes additional property to the Partnership, pursuant to this Agreement, the value of such contributed property shall be the fair market value (or book value, if so agreed by the applicable Partner and the General Partner) of such property as reasonably determined by the General Partner.

SECTION 5.06. Books and Accounts. (a) The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (at such reasonable times as the General Partner shall determine) for any purpose reasonably related to their Interests. The Partnership’s accounts shall be maintained in U.S. dollars.

(b) The Partnership’s fiscal year shall begin on the first day of January and end on the thirty-first day of December of each year, or shall be such other period designated by the General Partner. At the end of each fiscal year, the Partnership’s accounts shall be prepared, presented to the General Partner and submitted to the Partnership’s auditors for examination.

(c) The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner. The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership.

SECTION 5.07. Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership, in accordance with the Treasury Regulations promulgated pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. The General Partner shall have the authority, in its sole and absolute discretion, to (a) make an election under Section 754 of the Code on behalf of the Partnership, and each Partner agrees to provide such information and documentation as the General Partner may reasonably request in connection with any such election, (b) determine the manner in which “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) are allocated among the Partners and (c) make any other election or determination with respect to taxes (including with respect to depreciation, amortization and accounting methods).

SECTION 5.08. Tax Information. The Partnership shall use commercially reasonable efforts to prepare and mail as soon as reasonably practicable after the end of each taxable year of the Partnership, to each Partner (and each other Person that was such a Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

SECTION 5.09. Withholding. Notwithstanding anything herein to the contrary, the Partnership is authorized to withhold from distributions and allocations to the Partners, and to pay over to any federal, state, local or foreign governmental authority any amounts believed in good faith to be required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts (together with any amounts that are withheld from payments to the Partnership or any of its Subsidiaries attributable to a direct or indirect Partner of the Partnership) as distributed to those Partners with respect to which such amounts were withheld. If the Partnership is obligated to pay any amount to a taxing authority on behalf of (or in respect of an obligation of) a Partner (including, federal, state and local or other withholding taxes), then such Partner shall indemnify the Partnership in full for the entire amount of any Tax (but not any interest, penalties and expenses associated with such payment). If the Partnership elects to withhold or make any payment to any federal, state, local or foreign governmental authority in respect of a payment that otherwise would be made to any Founding/Working Partner or Restricted Exchangeable Partner, such Founding/Working Partner or Restricted Exchangeable Partner shall cooperate with the General Partner by providing such information or forms as are reasonably requested by the General Partner in connection with such withholding or the making of such payments. Each Founding/Working Partner or Restricted Exchangeable Partner who is an employee of the Partnership or of an Affiliated Entity (or whose stock or other beneficial interest is owned by such an employee) authorizes the Partnership to withhold additional amounts for payment on behalf of such Founding/Working Partner or Restricted Exchangeable Partner of federal, state and local income tax from the compensation paid to such Founding/Working Partner or Restricted Exchangeable Partner (or owner of stock or other beneficial interest of a corporate or other entity Founding/Working Partner or Restricted Exchangeable Partner).

ARTICLE VI

DISTRIBUTIONS

SECTION 6.01. Distributions in Respect of Partnership Interests. (a) Subject to the remaining sentence of this Section 6.01(a), the Partnership shall distribute to each Partner from such Partner’s Capital Account (i) on or prior to each Estimated Tax Due Date such (y) Partner’s Estimated Proportionate Quarterly Tax Distribution for such fiscal quarter, plus (z) with respect to Partners who are members of the Cantor Group, the Founding/Working Partners and the Restricted Exchangeable Limited Partners, an amount (positive or negative) calculated using the methodology contemplated by the definition “Estimated Proportionate Quarterly Tax Distribution” (taking into account for this purpose items of income, gain, loss or deduction allocated in respect of any Special Item and disregarding all other items) for such fiscal quarter in respect of any items of income, gain, loss or deduction allocated in respect of any Special Item, and (ii) as promptly as practicable after the end of each fiscal quarter of the Partnership (but otherwise on such date and time as determined by the General Partner) an amount equal to all amounts allocated to such Partner’s Capital Account with respect to such quarter (reduced by the amount of any prior distributions pursuant to this Section 6.01(a)), with such distribution to occur on such date and time as determined by the General Partner; provided that distributions pursuant to this clause (ii) shall be made to a Partner only to the extent of the positive balance in such Partner’s Capital Account unless otherwise determined by the General Partner; provided, however, that in each case appropriate adjustments shall be made to reflect any amounts treated as distributed pursuant to Section 5.09; provided, further, however, that with the prior written consent of the holders of a Majority in Interest of the Exchangeable Limited Partnership Interests, the Partnership may decrease the amount distributed from such Partners’ Capital Accounts; provided, further, that the Partnership shall not be obligated to make distributions in excess of its cash available for such distributions. Notwithstanding anything to the contrary set forth in this Section 6.01, if the Partnership is unable to make the distributions contemplated by the foregoing as a result of any Special Item, then the Partnership shall use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners Group in the absence of any such Special Item and to make the Estimated Proportionate Quarterly Tax Distributions to the Cantor Group and to Founding/Working Partners, and the costs of any such costs borrowing shall be treated as a Special Item. No distributions shall be made by the Partnership except as expressly contemplated by Sections 6.01 and 9.03(a) and Article XII.

(b) In accordance with Article XI, the General Partner may determine to withhold from distributions pursuant to this Section 6.01 amounts reflecting an Extraordinary Income Item or an Extraordinary Expenditure with respect to Founding/Working Partner Interests or Restricted Exchangeable Interests.

(c) The General Partner, with the consent of a Majority in Interest of the Exchangeable Limited Partnership Interest, may direct the Partnership to distribute all or part of any amount that is otherwise distributable to a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, under this Section 6.01 in the form of a distribution of Publicly Traded Shares, valued at the average of the closing prices of such shares, as reported by the national securities exchange or quotation system upon which such shares are then listed or quoted, during the 10-trading-day period immediately preceding the distribution (or such other fair and reasonable pricing method as may be selected by the General Partner), or in other property valued at its then-fair market value, as determined by the General Partner in its sole and absolute discretion. The distribution of Publicly Traded Shares or other property to a Partner pursuant to this Section 6.01(c) shall result in a reduction in such Partner’s Capital Account and Adjusted Capital Account by an amount equal to the value of such distributed shares or property determined as provided in this Section 6.01(c). Any gain recognized or deemed recognized as a result of such distribution shall not affect any Adjusted Capital Account unless otherwise deemed appropriate by mutual agreement of the General Partner and the holder of a Majority in Interest of the Exchangeable Limited Partnership Interest, in their sole and absolute discretion.

(d) The General Partner, with the consent of a Majority in Interest of the Exchangeable Limited Partnership Interest, in its sole and absolute discretion, may direct the Partnership, upon a Founding/Working Partner’s or Restricted Exchangeable Partner’s death, retirement, withdrawal from the Partnership or other full or partial redemption of Units, to distribute to such Partner (or to his or her Personal Representative, as the case may be) a number of Publicly Traded Shares or an amount of other property that the General Partner determines is appropriate in light of the goodwill associated with such Partner and his, her or its Units, such Partner’s length of service, responsibilities and contributions to the Partnership and/or other factors deemed to be relevant by the General Partner. Notwithstanding Sections 5.01 and 5.04, the distribution of Publicly Traded Shares or other property to a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, pursuant to this Section 6.01(d) shall result in a net reduction in such Partner’s Capital Account and Adjusted Capital Account, unless otherwise determined by the General Partner in its sole and absolute discretion. To the extent necessary or appropriate to give effect to the intent of this provision, as determined by the General Partner in its sole and absolute discretion, the Partnership shall make a special allocation to the distributee Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, of gain, if any, that arises on any such distribution of the Publicly Traded Shares or other property.

(e) Notwithstanding any other provision of this Agreement, no amount shall be distributed to any Founding/Working Partner or Restricted Exchangeable Partner in respect of income or gain allocable to such Founding/Working Partner or Restricted Exchangeable Partner pursuant to Section 2(d) of Exhibit D to this Agreement except to the extent the General Partner determines in its sole and absolute discretion that such a distribution is consistent with the intent of this Agreement.

SECTION 6.02. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

TRANSFERS OF INTERESTS

SECTION 7.01. Transfers Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Interest, except as permitted by the terms and conditions set forth in this Article VII (and, with respect to the Founding/Working Partners and the Restricted Exchangeable Partners only, Article XII). The Schedules shall be deemed to be amended from time to time to reflect any change in the Partners or Interests to reflect any Transfer permitted by this Article VII.

SECTION 7.02. Permitted Transfers. (a) Regular Limited Partnership Interests. No Regular Limited Partner (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)) may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Regular Limited Partnership Interest (other than the Special Voting Limited Partnership Interest, which shall be governed by Section 7.02(b)), except any such Transfer (i) pursuant to Section 4.03(b)(i) in connection with the Contribution and the Separation or Section 4.03(b)(iv) or 8.01, (ii) if such Regular Limited Partner shall be a member of the Cantor Group, to any Person; or (iii) for which the General Partner and the Exchangeable Limited Partners (with such consent to require the affirmative vote of a Majority in Interest) shall have provided their respective prior written consent (which consent shall not be unreasonably withheld or delayed). With respect to any Exchangeable Limited Partnership Interest Transferred by a Cantor Company to another Person, Cantor may elect, prior to or at the time of such Transfer, either (1) that such Person shall receive such Interest in the form of an Exchangeable Limited Partnership Interest and that such Person shall thereafter be an Exchangeable Limited Partner for purposes of this Agreement so long as such Person continues to hold such Interest or (2) that such Person shall receive such Interest in the form of a Regular Limited Partnership Interest (other than an Exchangeable Limited Partnership Interest or a Special Voting Limited Partnership Interest), and that such Person shall not be an Exchangeable Limited Partner for purposes of this Agreement as a result of holding such Interest. For the avoidance of doubt, if Cantor shall not so elect, such Transferred Interest shall not be designated as an Exchangeable Limited Partnership Interest.

(b) Special Voting Limited Partnership Interest. The Special Voting Limited Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Special Voting Limited Partnership Interest, except any such Transfer (i) to a wholly owned Subsidiary of BGC Partners; provided that, in the event that such transferee shall cease to be a wholly owned Subsidiary of BGC Partners, the Special Voting Limited Partnership Interest shall automatically be Transferred to BGC Partners, without the requirement of any further action on the part of the Partnership, BGC Partners or any other Person; or (ii) pursuant to Section 4.03(b)(i) in connection with the Contribution and the Separation. Upon removal of any Special Voting Limited Partner, notwithstanding anything herein to the contrary, the Special Voting Limited Partnership Interest shall be transferred to the Person being admitted as the new Special Voting Limited Partner, simultaneously with admission and without the requirement of any action on the part of the Special Voting Limited Partner being removed or any other Person.

(c) Founding Partner Interest. No Founding Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Founding Partner Interest, except any such Transfer (i) pursuant to a redemption or right of first refusal as set forth in Section 12.03; (ii) pursuant to Section 4.03(c)(i) in connection with the Contribution and the Separation or Section 4.03(c)(iii) or 8.01; (iii) to any Cantor Company; provided that in the event that such transferee shall cease to be a Cantor Company, such Founding Partner Interest shall automatically Transfer to Cantor; (iv) with the consent of a Majority in Interest of the Exchangeable Limited Partners, to any other Founding Partner; or (v) with the mutual consent of the General Partner and a Majority in Interest of the Exchangeable Limited Partners (which consent may be withheld for any reason or for no reason whatsoever), to any other Person.

(d) Working Partner Interest. No Working Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Working Partner Interest, except any such Transfer (i) pursuant to a redemption as set forth in Section 12.03; (ii) pursuant to Section 4.03(d)(iii) or 8.01;

(iii) to any Cantor Company; provided that in the event that such transferee shall cease to be a Cantor Group Company, such Working Partner Interest shall automatically Transfer to Cantor; or (iv) with the mutual consent of the General Partner and a Majority in Interest of the Exchangeable Limited Partners (which consent may be withheld for any reason or for no reason whatsoever), to any other Person.

(e) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, except any such Transfer (i) to a new General Partner in accordance with this Section; (ii) with the prior written consent (not to be unreasonably withheld or delayed) of the Special Voting Limited Partner, to any other Person; or (iii) pursuant to Section 4.03(a)(i) in connection with the Contribution and the Separation. Any General Partner may be removed at any time, with or without cause, by the Special Voting Limited Partner in its sole and absolute discretion, and the General Partner may resign from the Partnership for any reason or for no reason whatsoever; provided, however, that, as a condition to any such removal or resignation, (A) the Special Voting Limited Partner shall first appoint another Person as the new General Partner; (B) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (C) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner, and shall otherwise have the effects set forth in Section 4.03(a)(iii). Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person.

(f) Restricted Exchangeable Interest. No Restricted Exchangeable Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Restricted Exchangeable Interest, except any such Transfer (i) pursuant to a redemption as set forth in Section 12.03; (ii) pursuant to Section 4.03(e)(i) concurrently with the Merger or Section 4.03(e)(iii) or 8.01; (iii) to any Cantor Company; provided that in the event that such transferee shall cease to be a Cantor Company, such Restricted Exchangeable Interest shall automatically Transfer to Cantor; or (iv) with the mutual consent of the General Partner and a Majority in Interest of the Exchangeable Limited Partners (which consent may be withheld for any reason or for no reason whatsoever), to any other Person.

SECTION 7.03. Admission as a Partner Upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee who has otherwise satisfied the requirements of Section 7.02 shall become a Partner, and shall be listed as a “Regular Limited Partner,” “Exchangeable Limited Partner,” “Special Voting Limited Partner,” “Founding Partner,” “Restricted Exchangeable Partner,” “Working Partner” or “General Partner” as applicable, on Schedule 4.01, and shall be deemed to receive the Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner and such agreements (when applicable) shall have been duly executed by the General Partner; provided, however, that if such Transferee (a) is at the time of such Transfer a Partner of the applicable class of Interests being Transferred, (b) receives Interests in the Cantor Redemption or (c) has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner; provided, further, that the Transfers, admissions to and withdrawals from the Partnership as Partners, contemplated by Sections 4.03(a)(i), 4.03(b)(i) or 4.03(c)(i) shall not require the execution or delivery of any further agreements or other documentation hereunder.

SECTION 7.04. Transfer of Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary, each Partner who Transfers an Interest shall be deemed to have Transferred the entire

Interest, including the associated Units and Capital of such Interest, or, if a portion of an Interest is being Transferred, each Partner who Transfers a portion of an Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of Capital with respect to such Interest, to the Transferee.

SECTION 7.05. Encumbrances. No Partner may charge or encumber its Interest or otherwise subject its Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation (an “Encumbrance”), except in each case for those created by this Agreement; provided, however, that, notwithstanding anything herein to the contrary, an Exchangeable Limited Partner may Encumber its Exchangeable Limited Partnership Interest in connection with any bona fide bank financing transaction.

SECTION 7.06. Legend. Each Partner agrees that any certificate issued to it to evidence its Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN BGC HOLDINGS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE LIMITED PARTNERSHIP AGREEMENT OF BGC HOLDINGS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

SECTION 7.07. Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article VII (and, in the case of the Founding/Working Partner Interests or Restricted Exchangeable Interests, Article XII) shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE VIII

EXCHANGE RIGHTS

SECTION 8.01. Exchange Rights. (a) An Exchange Right Interest shall be exchangeable, at the option of such Limited Partner holding such Interest, with BGC Partners for BGC Partners Common Stock, on the terms, and subject to the conditions, set forth in this Article VIII.

(b) (i) An Exchangeable Limited Partner shall be entitled to exchange all or a portion of its Exchangeable Limited Partnership Interest; provided that, in the case of the Exchangeable Limited Partnership Interest issued on the date of this Agreement or prior to the first anniversary of the Closing Date (as defined in the Separation Agreement), such Exchangeable Limited Partnership Interest may be exchanged hereunder only on or after the first anniversary of the Closing Date (as defined in the Separation Agreement) or for exchanges that occur prior to the Merger or pursuant to the next sentence. Notwithstanding the foregoing or anything else to the contrary in this Agreement, prior to the first anniversary of the Closing Date (as defined in the Separation Agreement),

Cantor or any Cantor Company shall be entitled to exchange from time to time a portion of its Exchangeable Limited Partnership Interests for up to an aggregate of 20 million shares of BGC Partners Class A Common Stock; provided that any such exchange shall be conditioned upon the consummation of a broad-based public offering including all shares of BGC Partners Class A Common Stock received upon such exchange, where such offering is underwritten by a nationally recognized investment banking firm.

(ii) A Founding Partner shall not be entitled to exchange any portion of its Founding Partner Interest; provided, however, that the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest) may, in their sole discretion, cause all or a portion of the outstanding Founding Partner Units to be exchangeable with BGC Partners for shares of BGC Partners Class A Common Stock pursuant to Section 8.01(c)(ii); provided, however, that BGC Partners shall not be required to effectuate such an exchange if such Founding Partner Interest shall be subject to any Encumbrance. The terms and conditions on which such Founding Partner Units shall become exchangeable (including the circumstances in which such Founding Partner Units shall cease to be exchangeable) shall be determined by the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest). Notwithstanding the foregoing, Cantor shall not be able to make a Founding Partner Unit exchangeable if the terms and conditions of such exchange would in any way diminish or adversely affect the rights of BGC Partners or its Subsidiaries (it being understood that an obligation by BGC Partners to deliver shares of BGC Partners Class A Common Stock upon exchange shall not be deemed to diminish or adversely affect the rights of BGC Partners or its Subsidiaries).

(iii) A Restricted Exchangeable Partner shall not be entitled to exchange any portion of its Restricted Exchangeable Interest unless and until such Restricted Exchangeable Interest (or portion thereof) shall have become exchangeable in accordance with the terms and conditions of the grant of such Restricted Exchangeable Interests, which terms and conditions shall be determined by BGC Partners in its sole discretion. To the extent that a Restricted Exchangeable Interest shall have become exchangeable pursuant to the terms and conditions of the grant of such Restricted Exchangeable Interest, such Restricted Exchangeable Interest shall be exchangeable with BGC Partners for shares of BGC Partners Class A Common Stock pursuant to Section 8.01(c)(iii); provided, however, that BGC Partners shall not be required to effectuate such an exchange if the applicable Restricted Exchangeable Interest or Restricted Exchangeable Unit shall be subject to any Encumbrance.

(iv) A Working Partner shall not be entitled to exchange any portion of its Working Partner Interest; provided, however, that BGC Partners may, with the written consent of a Majority in Interest of the Exchangeable Limited Partners, cause all or a portion of the outstanding Working Partner Units to be exchangeable with BGC Partners for shares of BGC Partners Class A Common Stock pursuant to Section 8.01(c)(iv); provided, however, that BGC Partners shall not be required to effectuate such an exchange if such Working Partner Interest shall be subject to any Encumbrance. The terms and conditions on which such Working Partner Units shall become exchangeable (including the circumstances in which such Founding Partner Units shall cease to be exchangeable) shall be determined by BGC Partners, with the written consent of a Majority in Interest of the Exchangeable Limited Partners.

(v) Provisions of this Article VIII that apply to the exchange of an entire Exchange Right Interest shall also apply to an exchange of a portion of an Exchange Right Interest. Each Exchange shall be expressed in terms of a number of Units underlying the Exchange Right Interest being exchanged. Cantor may, on one occasion, designate any Exchange or Exchanges made as of a single date or as part of a series of related transactions as being intended to qualify for tax-deferred treatment under Section 351 of the Code, in which case BGC Partners shall take such actions, at BGC Partners’ expense, as may be reasonably requested by Cantor to achieve such tax treatment.

(c) (i) Exchangeable Limited Partnership Interests issued on the date of this Agreement pursuant to the Contribution and any Exchangeable Limited Partnership Interests issued after the date of this Agreement shall be exchangeable for a number of shares of BGC Partners Class B Common Stock equal to the Exchange Ratio multiplied by the Units so exchanged; provided that, in the event that (A) the Electing Partner elects to receive

BGC Partners Class A Common Stock and/or (B) there shall be not be any authorized and unissued shares of BGC Partners Class B Common Stock, such Exchangeable Limited Partnership Interests shall be exchangeable for a number of shares of BGC Partners Class A Common Stock equal to the Exchange Ratio multiplied by the Units so exchanged.

(ii) If a Founding Partner Interest shall have become exchangeable pursuant to Section 8.01(b)(ii), such Founding Partner Interest shall be exchangeable for a number of shares of BGC Partners Class A Common Stock equal to the Exchange Ratio multiplied by the Units so exchanged.

(iii) If a Restricted Exchangeable Interest shall have become exchangeable pursuant to Section 8.01(b)(iii), such Restricted Exchangeable Interest shall be exchangeable for a number of shares of BGC Partners Class A Common Stock equal to the Exchange Ratio multiplied by the Units so exchanged.

(iv) If a Working Partner Interest shall have become exchangeable pursuant to Section 8.01(b)(iv), such Working Partner Interest shall be exchangeable for a number of shares of BGC Partners Class A Common Stock equal to the Exchange Ratio multiplied by the Units so exchanged.

(d) A holder of an Exchange Right Interest is not entitled to any rights of a holder of BGC Partners Common Stock with respect to such Exchange Right Interest until such Interest shall have been exchanged therefor in accordance with this Article VIII.

(e) To exercise the Exchange Right, a holder of an Exchange Right Interest who elects to exercise its Exchange Right (an “Electing Partner”) shall prepare and deliver to BGC Partners and the Partnership a written request signed by such Electing Partner (i) stating the amount of Exchange Right Units, together with the Exchange Right Interests and a proportionate amount of Capital (or portion thereof), that such Electing Partner desires to exchange, (ii) stating the Business Day on which the Electing Partner shall elect to have such Exchange consummated in accordance with this Article VIII (the date so selected by the Electing Partner, the “Requested Exchange Effective Date”), (iii) solely in the case of Exchangeable Limited Partnership Interests, stating, whether such Electing Partner desires to receive BGC Partners Class A Common Stock in lieu of all or a portion of the BGC Partners Class B Common Stock otherwise issuable (and if so, the number of shares of BGC Partners Class A Common Stock such Electing Partner desires to receive), and (iv) representing, warranting and certifying to each of BGC Partners and Partnership that, as of the date of such notice and as of the Exchange Effective Date, (A) such Electing Partner is entitled to exchange the portion of the Exchange Right Units that the Electing Partner desires to exchange pursuant to this Article VIII, (B) such Electing Partner is the sole record and beneficial owner of such Exchange Right Units, together with Exchange Right Interests and a proportionate amount of Capital, free and clear of all Encumbrances other than those created by this Agreement and (C) upon consummation of the Exchange, BGC Partners will have all right, title and interest in and to the Exchange Right Interest and related Unit received in such exchange, free and clear of all Encumbrances (other than any created by this Agreement or under any agreement, contract, law or order to which BGC Partners is a party or otherwise subject) (each such request, an “Exchange Request”). The General Partner shall effectuate such Exchange on the Requested Exchange Effective Date or otherwise promptly effectuate such Exchange (such date, the “Exchange Effective Date”). Each of BGC Partners and the General Partner shall have the right to determine whether any Exchange Request is proper or to waive any infraction, or any requirement, of these procedures. Once delivered, an Exchange Request shall be irrevocable.

(f) Each Exchange shall be consummated effective as of the close of BGC Partners’ business on the applicable Exchange Effective Date (such time, the “Exchange Effective Time”), and the Electing Partner shall be deemed to have become the holder of record of the applicable number of shares of BGC Partners Common Stock at such Exchange Effective Time, and all rights of the Electing Partner in respect of the portion of the Exchange Right Units, together with the Exchange Right Interest, and a proportionate amount of Capital as determined pursuant to Section 8.01(h) so exchanged shall terminate at such Exchange Effective Time; provided, however, that the obligation of BGC Partners to consummate any Exchange shall be conditioned upon (i) the absence of any injunction, order, law or regulation of any governmental or regulatory authority of competent jurisdiction that prohibits the consummation of such Exchange or the redemption contemplated by Section 8.07 in accordance with its terms, (ii) the receipt of all material regulatory and governmental approvals (including registration under the Securities Act, or the availability of an exemption from the requirements for such registration and self regulatory approvals) that are required to consummate such Exchange and the redemption contemplated by Section 8.07 in accordance with its terms (and each of the parties involved in such Exchange shall use its reasonable best efforts to obtain all such approvals), (iii) the certifications set forth in Section 8.01(e) shall be true and correct when made and as of the Exchange Effective Time, and (iv) the redemption contemplated by Section 8.07 shall be capable of being consummated in accordance with the terms thereof.

(g) Upon receipt by BGC Partners of an Exchange Right Interest and related Exchange Right Units (or portion thereof) pursuant to any Exchange, the Exchange Right Interest and related Exchange Rights Units (or portion thereof) being so exchanged shall automatically be designated as a Regular Limited Partnership Interest and related Units (or portion thereof), shall have all rights and obligations of a holder of Regular Limited Partnership Interests and shall cease to be designated as an Exchange Right Interest (and for the avoidance of doubt, shall not be exchangeable pursuant to this Section 8.01).

(h) (i) In the case of an Exchange of an Exchangeable Limited Partnership Interest (or portion thereof) pursuant to Section 8.01(b)(i) or a Founding Partner Interest (or portion thereof) pursuant to Section 8.01(b)(ii), and subject to any additional adjustment as may be required under Section 8.01(i), the aggregate Capital Account of the Units so exchanged shall equal a pro rata portion of the total aggregate Capital Account of all Exchangeable Limited Partner Units and Founding Partner Units then outstanding, reflecting the portion of all such Exchangeable Limited Partner Units and Founding Partner Units then outstanding represented by the Units so exchanged. The aggregate Capital Account of the Electing Partner in such Partner’s remaining Units shall be reduced by an equivalent amount. If the aggregate Capital Account of such Electing Partner is insufficient to permit such a reduction without resulting in a negative Capital Account, the amount of such insufficiency shall be satisfied by reallocating Capital from the Capital Accounts of the Exchangeable Limited Partners and the Founding Partners to the Capital Account of the Units so exchanged, pro rata based on the number of Units underlying the outstanding Exchangeable Limited Partnership Interests and the Founding Partner Interests or based on other factors as determined by a Majority in Interest of the Exchangeable Limited Partnership Interests.

(ii) In the case of an Exchange of a Restricted Exchangeable Interest (or portion thereof) pursuant to Section 8.01(b)(iii) or a Working Partner Interest (or portion thereof) pursuant to Section 8.01(b)(iv), and subject to any additional adjustment as may be required under Section 8.01(i), the aggregate Capital Account of the Units so exchanged shall equal the Capital Account of the Restricted Exchangeable Interest (or portion thereof) or Working Partner Interest (or portion thereof), as the case may be, represented by such Units.

(i) If, prior to an Exchange of an Exchange Right Interest, there has been an allocation of items of income, gain, loss or deduction resulting from a Special Item, then (A) the Capital Account of the Units so exchanged shall be further adjusted so that Units received by BGC Partners in the Exchange shall not reflect any such allocation; and (B) any increase or decrease in the remaining Capital for all issued and outstanding Interests as a result of clause (A) of this sentence shall be allocated to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest), pro rata in proportion to the number of Units underlying such Interests or in other proportion as determined by a Majority in Interest of the Exchangeable Limited Partnership Interests (it being the intention that, in all cases, BGC Partners, as the holder of the Special Voting Limited Partner Interest or otherwise, shall not bear the benefits and burdens of the Special Item). Such reallocation shall be effected in the manner determined by the General Partner with the written consent of a Majority in Interest of the Exchangeable Limited Partnership Interests.

SECTION 8.02. No Fractional Shares of BGC Partners Common Stock. Notwithstanding anything to the contrary herein, BGC Partners will not transfer any fractional shares of BGC Partners Common Stock upon any Exchange. In lieu thereof, in each Exchange, BGC Partners will transfer shares of BGC Partners Common Stock rounded to the nearest whole share.

SECTION 8.03. Taxes in Respect of an Exchange. In any Exchange, BGC Partners shall pay any documentary, stamp or similar issue or transfer tax due on the issue of the BGC Partners Common Stock upon such Exchange; provided that the Electing Partner shall pay any such tax that is due because such Electing Partner requests the shares of BGC Partners Common Stock to be issued in a name other than the holder’s name. BGC Partners may refuse to deliver the certificate representing BGC Partners Common Stock being transferred to a Person other than the Electing Partner until BGC Partners receives a sum sufficient to pay any tax that will be due because the shares are to be transferred to a Person other than the Electing Partner. Nothing herein shall preclude any tax withholding required by law or regulation.

SECTION 8.04. Reservation of BGC Partners Common Stock. BGC Partners covenants and agrees that it shall from time to time as may be necessary reserve, out of its authorized but unissued BGC Partners Class B Common Stock and BGC Partners Class A Common Stock, a sufficient number of shares of BGC Partners Class B Common Stock and BGC Partners Class A Common Stock solely to effect the exchange of all then outstanding Exchange Right Units together with the Exchange Right Interests and a proportionate amount of Capital into shares of BGC Partners Class B Common Stock and BGC Partners Class A Common Stock pursuant to the Exchanges (subject, in the case of BGC Partners Class B Common Stock, to the maximum number of shares authorized but unissued under the Certificate of Incorporation of BGC Partners as then in effect) and a sufficient number of shares of BGC Partners Class A Common Stock to effect the exchange of shares of BGC Partners Class B Common Stock issued or issuable in respect of Exchange Right Units together with the Limited Partnership Interests and a proportionate amount of Capital. BGC Partners covenants and agrees that all shares of BGC Partners Class B Common Stock and BGC Partners Class A Common Stock issued in the Exchange will be duly authorized, validly issued, fully paid and nonassessable and will be free from pre-emptive rights and free of any Encumbrances. BGC Partners acknowledges and agrees that each additional issuance of Exchange Right Limited Partnership Interests in accordance with this Agreement will be entitled to Exchange Right Units under this Article VIII.

SECTION 8.05. Compliance with Applicable Laws in the Exchange. BGC Partners shall use its reasonable best efforts promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of BGC Partners Class B Common Stock (or, if applicable, BGC Partners Class A Common Stock) upon Exchange of Exchange Right Units, together with the Exchange Right Interests and a proportionate amount of Capital, if any, and (to the extent BGC Partners Class A Common Stock is listed on a national securities exchange) to list or cause to have quoted such shares of BGC Partners Class A Common Stock (including BGC Partners Class A Common Stock issuable in exchange for any shares of BGC Partners Class B Common Stock to be issued hereunder) on each national securities exchange or on the Nasdaq Global Market or other over-the-counter market or such other market on which the BGC Partners Class A Common Stock is then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit BGC Partners to defer the listing of such BGC Partners Class A Common Stock until the first exchange of the Exchange Right Interests into BGC Partners Class A Common Stock (or, if applicable, BGC Partners Class B Common Stock exchangeable for BGC Partners Class A Common Stock) in accordance with the provisions of this Article VIII, BGC Partners shall use its reasonable best efforts to list such BGC Partners Class A Common Stock issuable upon Exchange of the Exchange Right Units together with the Exchange Right Interests and a proportionate amount of Capital or the BGC Partners Class B Common Stock issued in exchange for such Exchange Right Units together with the Exchange Right Interests and a proportionate amount of Capital in accordance with the requirements of such automated quotation system or exchange at such time.

SECTION 8.06. Adjustments to Exchange Ratio. (a) In the event that BGC Partners shall:

(i) pay a dividend in the form of shares of BGC Partners Common Stock or make a distribution on shares of BGC Partners Common Stock in the form of shares of BGC Partners Common Stock;

(ii) subdivide the outstanding shares of BGC Partners Common Stock into a greater number of shares;

(iii) combine the outstanding shares of BGC Partners Common Stock into a smaller number of shares;

(iv) make a distribution on shares of BGC Partners Common Stock in shares of its share capital other than BGC Partners Common Stock; or

(v) issue by reclassification of the outstanding shares of BGC Partners Common Stock any shares of its share capital;

for which there shall not be a corresponding adjustment in the number of Exchange Right Units (including pursuant to Section 4.11 of the Separation Agreement), then the Exchange Ratio in effect immediately prior to such action shall be adjusted so that the holder of an Exchange Right Unit who thereafter exchanged in accordance with this Article VIII shall receive the number of shares of share capital of BGC Partners that it would have owned immediately following such action if it had exchanged its Exchange Right Units in full for shares of BGC Partners Common Stock immediately prior to such action; provided, however, that no such adjustment to the Exchange Ratio shall be made to the extent that such dividend, subdivision, combination, distribution or issuance pursuant to clauses (i) through (v) above was made to maintain the existing BGC Ratio pursuant to a reinvestment by BGC Partners or its Subsidiaries pursuant to Section 4.11(a)(iii) of the Separation Agreement.

(b) In the event of (i) any reclassification or change of shares of BGC Partners Common Stock issuable upon exchange of the Exchange Right Units (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 8.06(a)); (ii) any consolidation or merger or combination to which BGC Partners is a party other than a merger in which BGC Partners is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of BGC Partners Common Stock; or (iii) any sale, transfer or other disposition of all or substantially all of the assets of BGC Partners, directly or indirectly, to any Person as a result of which holders of BGC Partners Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for BGC Partners Common Stock, then BGC Partners shall take all necessary action such that the Exchange Right Units then outstanding shall be exchangeable into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition by a holder of the number of shares of BGC Partners Common Stock deliverable upon exchange of such Exchange Right Units immediately prior to such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition. The provisions of this Section 8.06(b) shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.

(c) In the event that the Partnership shall combine the outstanding Exchange Right Units into a smaller number of Exchange Right Units, the Exchange Ratio in effect immediately prior to such action shall be adjusted so that the holder of Exchange Right Units thereafter exchanged in accordance with this Article VIII may receive the number of shares of BGC Partners Common Stock that it would have owned immediately following such action if it had exchanged its Exchange Right Units in full for shares of BGC Partners Common Stock immediately prior to such action.

SECTION 8.07. Redemption for Opco Units. (a) Immediately following an Exchange of an Exchange Right Interest, the Partnership shall redeem the Exchange Right Interest and related Exchange Right Units received in the Exchange by BGC Partners (or any member of the BGC Partners Group to whom BGC Partners Transfers such Interests and related Units) in exchange for (A) a U.S. Opco Limited Partnership Interest (the “Acquired U.S. Opco Interest”) consisting of a number of U.S. Opco Units equal to (1) the number of shares of BGC Partners Common Stock issued in such Exchange multiplied by (2) the BGC Ratio as of immediately prior to the redemption of such Units and (B) a Global Opco Limited Partnership Interest (the “Acquired Global Opco Interest” and collectively with the Acquired U.S. Opco Interest, the “Acquired Interests”) consisting of a number of Global Opco Units equal to (1) the number of shares of BGC Partners Common Stock issued in the Exchange multiplied by (2) the BGC Ratio as of immediately prior to the redemption of such Unit.

(b) In the case of an Exchange of an Exchangeable Limited Partnership Interest or a Founding Partner Interest, (i) the Acquired U.S. Opco Interest shall consist of U.S. Opco Capital equal to (1) the total U.S. Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding U.S. Opco Units that were issued in connection with the issuance of any outstanding Exchangeable Limited Partnership Interest or Founding Partner Interest, divided by (2) the total number of issued and outstanding U.S. Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Exchangeable Limited Partnership Interest or Founding Partner Interest, multiplied by (3) the number of U.S. Opco Units underlying such Acquired U.S. Opco Interest; (ii) the Acquired Global Opco Interest shall consist of Global Opco Capital equal to (1) the total Global Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding Global Opco Units that were issued in connection with the issuance of any outstanding Exchangeable Limited Partnership Interest or Founding Partner Interest, divided by (2) the total number of issued and outstanding Global Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Exchangeable Limited Partnership Interest or Founding Partner Interest, multiplied by (3) the number of Global Opco Units underlying such Acquired Global Opco Interest; and (iii) the U.S. Opco Capital and Global Opco Capital of such Acquired U.S. Opco Interest and Global Opco Interest, as the case may be, shall be appropriately adjusted to reflect the impact of any Special Item (as defined in the U.S. Opco Limited Partnership Agreement and the Global Opco Limited Partnership Agreement, as the case may be) and the intention of the Parties for the Partnership (and not BGC Partners, as the holder of the Special Voting Limited Partner Interest or otherwise) to realize the economic benefits and burdens of such Special Item.

(c) In the case of an Exchange of a Restricted Exchangeable Interest, (i) the Acquired U.S. Opco Interest shall consist of U.S. Opco Capital equal to (1) the total U.S. Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding U.S. Opco Units that were issued in connection with the issuance of any outstanding Restricted Exchangeable Interest, divided by (2) the total number of issued and outstanding U.S. Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Restricted Exchangeable Interest, multiplied by (3) the number of U.S. Opco Units underlying such Acquired U.S. Opco Interest; (ii) the Acquired Global Opco Interest shall consist of Global Opco Capital equal to (1) the total Global Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding Global Opco Units that were issued in connection with the issuance of any outstanding Restricted Exchangeable Interest, divided by (2) the total number of issued and outstanding Global Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Restricted Exchangeable Interest, multiplied by (3) the number of Global Opco Units underlying such Acquired Global Opco Interest; and (iii) the U.S. Opco Capital and Global Opco Capital of such Acquired U.S. Opco Interest and Global Opco Interest, as the case may be, shall be appropriately adjusted to reflect the impact of any Special Item (as defined in the U.S. Opco Limited Partnership Agreement and the Global Opco Limited Partnership Agreement, as the case may be) and the intention of the Parties for the Partnership (and not BGC Partners, as the holder of the Special Voting Limited Partner Interest or otherwise) to realize the economic benefits and burdens of such Special Item.

(d) In the case of an Exchange of a Working Partner Interest, (i) the Acquired U.S. Opco Interest shall consist of U.S. Opco Capital equal to (1) the total U.S. Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding U.S. Opco Units that were issued in connection with the issuance of any outstanding Working Partner Interest, divided by (2) the total number of issued and outstanding U.S. Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Working Partner Interest, multiplied by (3) the number of U.S. Opco Units underlying such Acquired U.S. Opco Interest; (ii) the Acquired Global Opco Interest shall consist of Global Opco Capital equal to (1) the total Global Opco Capital as of immediately prior to the applicable Exchange for all issued and outstanding Global Opco Units that were issued in connection with the issuance of any outstanding Working Partner Interest, divided by (2) the total number of issued and outstanding Global Opco Units as of immediately prior to the applicable Exchange that were issued in connection with the issuance of any outstanding Working Partner Interest, multiplied by (3) the number of Global Opco Units underlying such Acquired Global Opco Interest; and

(iii) the U.S. Opco Capital and Global Opco Capital of such Acquired U.S. Opco Interest and Global Opco Interest, as the case may be, shall be appropriately adjusted to reflect the impact of any Special Item (as defined in the U.S. Opco Limited Partnership Agreement and the Global Opco Limited Partnership Agreement, as the case may be) and the intention of the Parties for the Partnership (and not BGC Partners, as the holder of the Special Voting Limited Partner Interest or otherwise) to realize the economic benefits and burdens of such Special Item.

ARTICLE IX

DISSOLUTION

SECTION 9.01. Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) an election to dissolve the Partnership made by the General Partner; provided that such dissolution shall require the prior approval of (x) a majority vote of a quorum consisting of Disinterested Directors and (y) the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest);

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(d) entry of a decree of judicial dissolution under Section 17-802 of the Act.

None of the Partners shall have any right to terminate, dissolve or have redeemed their class of Interests or, except for the General Partner and otherwise to the fullest extent permitted by law, to terminate, windup or dissolve the Partnership.

SECTION 9.02. Liquidation. Upon a dissolution pursuant to Section 9.01, the Partnership’s business and assets shall be wound up promptly in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership. In performing its duties, the General Partner is authorized to sell, exchange or otherwise dispose of the Partnership’s business and assets in accordance with the Act in any reasonable manner that the General Partner determines to be in the best interests of the Partners. Upon completion of the winding-up of the Partnership, the General Partner shall prepare and submit to each Limited Partner a final statement with respect thereto.

SECTION 9.03. Distributions. (a) In the event of a dissolution of the Partnership pursuant to Section 9.01, the Partnership shall apply and distribute the proceeds of the dissolution as provided below:

(i) first, to the creditors of the Partnership, including Partners that are creditors of the Partnership to the extent permitted by law, in satisfaction of the liabilities of the Partnership (by payment or by the making of reasonable provision for payment thereof, including the setting up of any reserves which the General Partner determines, in its sole and absolute discretion, are necessary therefor);

(ii) second, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership;

(iii) third, to the Partners in proportion to (and to the extent of) the positive balances in their respective Capital Accounts; and

(iv) thereafter, to the Partners in proportion to their respective Percentage Interests.

(b) Cancellation of Certificate of Limited Partnership. Upon completion of a liquidation and distribution pursuant to Section 9.03(a) following a dissolution of the Partnership pursuant to Section 9.01, the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware.

SECTION 9.04. Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

SECTION 9.05. Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore any negative balance in his, her or its Capital Account to the Partnership except that any Founding/Working Partner holding High Distribution II Units shall be required to restore any negative balance in his, her or its Capital Account but only to the extent of such Founding/Working Partner’s HDII Account. Any amount contributed by a Founding/Working Partner holding High Distribution II Units pursuant to this Section 9.05 shall be considered an HDII Contribution for purposes of Section 12.01(b)(ii)(A). The General Partner shall be required to contribute to the Partnership an amount equal to its respective deficit Capital Account balances within the period prescribed by Treasury Regulation Section 1.704-1(b)(2)(ii)(c).

ARTICLE X

INDEMNIFICATION AND EXCULPATION

SECTION 10.01. Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

SECTION 10.02. Indemnification. (a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment), as if the Company were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.02(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 10.02 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if the applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director for officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 10.02 or otherwise. The Partnership may, by action of the General Partner, provide indemnification to employees and agents of the Partnership with the same scope and effect as the foregoing indemnification of directors and officers.

(b) To obtain indemnification under this Section 10.02, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.02(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (x) by the board of directors of BGC Partners by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (y) if a quorum of the board of directors of BGC Partners consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors of BGC Partners, a copy of which shall be delivered to the claimant, or (z) if a quorum of Disinterested Directors so directs, by the affirmative vote of a Majority in Interest. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors of BGC Partners unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the 1999 Long-Term Incentive Plan of eSpeed, as amended in 2003, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors of BGC Partners. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under Section 10.02(a) is not paid in full by the Partnership within thirty (30) days after a written claim pursuant to Section 10.02(b) has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the board of directors of BGC Partners, independent legal counsel or its holders of Interests) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Partnership (including the board of directors of BGC Partners or independent legal counsel or its holders of Interests) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to Section 10.02(b) that the claimant is entitled to indemnification, the Partnership shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.02(c).

(e) The Partnership shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.02(c) that the procedures and presumptions of this Section 10.02 are not valid, binding and enforceable and shall stipulate in such proceeding that the Partnership is bound by all the provisions of this Section 10.02.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10.02 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest) or Disinterested Directors or otherwise. No amendment or other modification of this Section 10.02 shall in any way diminish or adversely affect the rights of a General Partner, a Limited Partner or any directors, officers, employees or agents of the General Partner in respect of any occurrence or matter arising prior to any such repeal or modification.

(g) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 10.02 with respect to the indemnification and advancement of expenses of a General Partner, a Limited Partner or any directors and officers of the General Partner.

(h) If any provision or provisions of this Section 10.02 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 10.02 (including each portion of this Section 10.02 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 10.02 (including each such portion of this Section 10.02 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) For purposes of this Article X:

(ii) “Disinterested Director” means a director of BGC Partners who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(iii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any Person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Partnership or the claimant in an action to determine the claimant’s rights under this Section 10.02.

(j) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 10.02 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

SECTION 10.03. Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Act if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 10.02 shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

SECTION 10.04. Subrogation. In the event of payment of indemnification to a Person described in Section 10.02, the Partnership shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

SECTION 10.05. No Duplication of Payments. The Partnership shall not be liable under this Article X to make any payment in connection with any claim made against a person described in Section 10.02 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

SECTION 10.06. Survival. This Article X shall survive any termination of this Agreement.

ARTICLE XI

EXTRAORDINARY ITEMS

SECTION 11.01. Certain Arrangements Regarding Extraordinary Items. (a) The Partnership may, from time to time, receive extraordinary income items from non recurring events, including but not limited to (i) items that would be considered “extraordinary items” under U.S. generally accepted accounting principles and (ii) recoveries, by settlement, judgment, insurance reimbursement or otherwise, with respect to claims for expenses, costs and damages (including lost profits, but not including any recovery that does not result in monetary payments to the Partnership) attributable to extraordinary events affecting the Partnership (collectively, “Extraordinary Income Items”). Without limiting the foregoing, except as otherwise determined by the General Partner in its sole and absolute discretion, all after-tax income to the Partnership resulting from any transaction relating to shares of capital stock of any Affiliate owned by the Partnership, whether or not recurring in nature and whether hereafter arising or occurring prior to the date of this Agreement, including gains from the Partnership’s sale or deemed sale of such stock, may be treated by the General Partner as an Extraordinary Income Item (except to the extent that the transaction results in an offsetting item of expense or deduction to the Partnership or in items that are specially allocated pursuant to Sections 6.01(c) and 6.01(d)). The General Partner may determine, in its sole and absolute discretion, that all or a portion of any extraordinary expenditures from non-recurring events are to be treated for purposes of this Article XI as extraordinary expenditures (the “Extraordinary Expenditures”), including: (A) any distribution or other payment (including a redemption payment) to a Partner, (B) the purchase price or other cost of acquiring any asset, (C) any other non-recurring expenditure of the Partnership, (D) items that would be considered “extraordinary items” under U.S. generally accepted accounting principles and (E) expenses, damages or costs attributable to extraordinary events affecting the Partnership (including actual, pending or threatened litigation). The General Partner may, in its sole and absolute discretion, establish one or more separate accounts for part or all of the after tax-portion of Extraordinary Income Items and Extraordinary Expenditures (each, an “Extraordinary Account”), which shall be maintained separately from the Capital Account of each Founding/Working Partner or Restricted Exchangeable Partner, on Schedule 5.01; provided, however, that the General Partner shall not deduct any Extraordinary Expenditure from any Extraordinary Account to the extent that doing so would result in a negative balance in such Extraordinary Account. To the extent that an item is treated as an Extraordinary Income Item or Extraordinary Expenditure, that item shall not directly or indirectly be included in the computation of the Partnership’s net income, gain, loss or deduction.

(b) Each Founding/Working Partner and each Restricted Exchangeable Partner shall have an Article XI term (the “Article XI Term”) with respect to each Unit held by such Partner and each Extraordinary Account. A Article XI Term of a Partner for any Extraordinary Account with respect to a Unit shall commence on the later of the date on which such Partner acquires such Unit or the date on which such Extraordinary Account is first created and ending on the date such Partner becomes a Terminated or Bankrupt Partner.

(c) A Terminated or Bankrupt Founding/Working Partner or Restricted Exchangeable Partner will receive a payment from each Extraordinary Account for each Unit held by such Partner on the date such Partner becomes a Terminated or Bankrupt Partner equal to the sum of: (i) the balance in each Extraordinary Account, (ii) the Extraordinary Percentage Interest in the Partnership represented by such Unit at the time such Partner becomes a Terminated or Bankrupt Partner and (iii) such Partner’s Vested Percentage with respect to such Extraordinary Account for such Unit.

(d) For purposes of this Article XI:

(i) “Vested Percentage” shall mean the amount equal to with respect to any Founding/Working Partner or Restricted Exchangeable Partner, 0% until (i) (A) such Partner’s Article XI Term with respect to such Extraordinary Account class for the Unit equals three (3) years or (B) with respect to a Founding/Working Partner holder of Grant Units only, the later of clause (A) or the continuous employment of such Founding/Working Partner for his, her or its Term of Employment (as defined in such Founding/Working Partner’s employment agreement with such Person, if any, entered into in connection with the issuance of the Matching Grant Units but excluding any automatic renewals thereof) (the later of the date specified in clause (A) or (B) being the “Initial Vesting Date”), (ii) 30% as of the Initial Vesting Date and increasing by 10% on each yearly anniversary of such date until such Partner’s Vested Percentage for such Extraordinary Account for such Unit equals 100%; provided that the General Partner in its sole and absolute discretion may accelerate the vesting of a Founding/Working Partner’s or Restricted Exchangeable Partner’s Extraordinary Account and may accelerate the distribution of such vested amounts.

(ii) At any time of determination, “Extraordinary Percentage Interest” shall mean the amount equal to with respect to any Founding/Working Partner or Restricted Exchangeable Partner, the percentage calculated by dividing the number of Units (including Hypothetical Units treated as being outstanding) held by such Partner by the number of Units (including Hypothetical Units treated as being outstanding) of the Partnership then outstanding. Such payments will be made in up to five (5) equal annual installments, as determined by the General Partner, commencing within one (1) year of the date on which a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, becomes a Terminated or Bankrupt Partner; provided that the Terminated or Bankrupt Partner has not violated its Partner Obligations or engaged in any Competitive Activity, prior to the date such payments are completed, and shall be subject to prepayment (including payment prior to the Termination of a Partner) at the sole and absolute discretion of the General Partner at any time.

(iii) Upon the Termination of any Founding/Working Partner or Restricted Exchangeable Partner, there shall be treated as issued to Cantor a number of Founding/Working Partner Units or Restricted Exchangeable Partner Units, as the case may be (the “Hypothetical Units”), equal to the product of (1) the number of Units held by such Partner immediately prior to such Termination and (2) 100% minus such Partner’s Vested Percentage at the time of such Termination; provided that such Partner’s Vested Percentage shall be adjusted (but not below zero (0)) to reflect the portion of the Vested Percentage that is actually paid to such Partner in connection with its Termination.

(e) Nothing in this Article XI shall affect the amount of money or property distributable to a Partner upon the liquidation of the Partnership.

(f) Notwithstanding anything to the contrary contained herein or otherwise, the General Partner is authorized (upon the approval of the Exchangeable Limited Partners (by affirmative vote of a Majority in Interest)) to amend this Agreement without the consent of the Limited Partners to the extent reasonably necessary to carry out the purposes of this Article XI.

ARTICLE XII

FOUNDING PARTNERS, WORKING PARTNERS AND RESTRICTED EXCHANGEABLE PARTNERS

SECTION 12.01. Units. (a) General.

(i) Grant Units. Grant Units shall represent Founding/Working Partner Interests in the Partnership. Except as specifically provided to the contrary herein or in the agreements or other written materials executed by the General Partner relating to the grant of any Grant Units, it is intended that, for all purposes under this Agreement, Grant Units and the holders thereof shall have the same rights, privileges and obligations and shall be subject to the same restrictions, as High Distribution Units and the holders thereof; provided, however, that subject to the other provisions of this Agreement, the Partnership may issue Grant Units and create a Grant Tax Payment Account with other rights and limitations (including performance criteria, earnings limitations, and vesting requirements), upon the written consent of the General Partner and the holders of such Units. Any such rights and limitations shall be taken into account in applying the provisions of this Agreement.

(ii) Matching Grant Units. Matching Grant Units shall represent Founding/Working Partner Interests in the Partnership. Matching Grant Units may be issued, at the sole and absolute discretion of the General Partner, in connection with the purchase of Units by any Partner and in such amounts that the General Partner shall determine in its sole and absolute discretion. Except as specifically provided to the contrary herein or as in the agreements or other written materials executed by the General Partner relating to the grant of any Matching Grant Units, it is intended that, for all purposes under this Agreement, Matching Grant Units and the holders thereof shall have the same rights, privileges, and obligations and shall be subject to the same restrictions, as High Distribution Units and the holders thereof; provided, however, that subject to the other provisions of this Agreement, the Partnership may issue Matching Grant Units and create a Matching Grant Tax Payment Account with other rights and limitations (including performance criteria, earnings limitations, and vesting requirements), upon the written consent of the General Partner and the holders of such Units. Any such rights and limitations shall be taken into account in applying the provisions of the Agreement.

(iii) High Distribution Units. High Distribution Units shall represent Founding/Working Partner Interests in the Partnership.

(iv) Restricted Exchangeable Units. Restricted Exchangeable Units shall represent Restricted Exchangeable Interests in the Partnership.

(b) High Distribution II Units. (i) Except as otherwise provided in this Section 12.01(b) or elsewhere in this Agreement, holders of High Distribution II Units shall have the same rights, privileges, and obligations as, and shall be subject to the same restrictions as, High Distribution Units.

(ii) The Partnership shall maintain an HDII Account with respect to each holder of High Distribution II Units. The HDII Account shall initially be equal to the amount per Unit mutually agreed by the Founding/Working Partner and the General Partner upon the issuance of any High Distribution II Units, subject to Section 12.01(b)(ix) and shall be adjusted as hereinafter provided. High Distribution II Units held as a result of modification of High Distribution Units shall, solely for purposes of this Section 12.01(b), be treated as issued on the date of such modification, except that such Units shall be treated as having been held by such Founding/Working Partner since the date the High Distribution Units were originally purchased for purposes of determining the amount distributable to a holder of High Distribution II Units pursuant to Section 12.01(b)(viii).

(A) Each HDII Account shall be reduced, but not below zero (0), by (x) any cash contributed to the Partnership by a holder of High Distribution II Units and designated as an HDII Contribution or (y) any reduction in distributions to such Founding/Working Partner pursuant to Section 12.01(b)(v), 12.01(b)(vi) or 12.01(b)(viii) (all amounts referred to in (x) and (y) shall be defined as “HDII Contributions”).

(B) In the event that a Loss is allocated with respect to a Founding/Working Partner’s High Distribution II Units during any period, such Founding/Working Partner’s HDII Account shall be increased by the sum of (x) the amount of such Loss and (y) the amount of such Founding/Working Partner’s HDII Special Allocation.

(iii) Pursuant to Section 2(k) of Exhibit D to this Agreement, a portion of the items of loss or deduction of the Partnership for each period shall specifically be allocated to each Founding/Working Partner holding High Distribution II Units with a positive HDII Account. Such portion (the “HDII Special Allocation”) shall be equal to the product of (1) the balance of such HDII Account and (2) the rate mutually agreed by the Founding/Working Partner and the General Partner from time to time (the “HDII Special Allocation Rate”). Such HDII Special Allocation Rate may be fixed or established by formula.

(iv) A Founding/Working Partner’s HDII Account for each Unit must periodically be reduced to the level specified in a schedule mutually agreed by the Founding/Working Partner and the General Partner. If no schedule is agreed, the HDII Account shall be reduced by an amount sufficient so that the HDII Account is (i) no greater than 75% of its original value on the first December 15th after such Unit’s issuance; (ii) no greater than 50% of its original value on the second December 15th after such Unit’s issuance; (iii) no greater than 25% of its original value on the third December 15th after such Unit’s issuance; and (iv) zero (0) on the fourth December 15th after such Unit’s issuance; provided, however, that any such December 15th date may be extended at the sole and absolute discretion of the General Partner to any later date in December of such year. To the extent that any HDII Account exceeds the relevant level set forth in the schedule or, if no schedule is agreed upon, the relevant level specified in the preceding sentence, such Founding/Working Partner’s HDII Account shall be reduced through adjustments to distributions pursuant to Section 12.01(b)(v) or 12.01(b)(vi). Reductions required to be made pursuant to this Section 12.01(b)(iv) shall be referred to as an “HDII Account Reduction Obligation.”

(v) Amounts distributable to any Founding/Working Partner holding High Distribution II Units for any period shall be reduced, but not below zero (0), by the amount of any HDII Account Reduction Obligation that has not previously been satisfied. To the extent that any HDII Account Reduction Obligation for any date exceeds the amount, if any, that would otherwise be distributed to such Founding/Working Partner within five (5) days of such date, after application of any withholding tax or other payments on behalf of such Founding/Working Partner pursuant to Section 5.09, such Founding/Working Partner shall be required to make additional HDII Contributions to the Partnership pursuant to Section 12.01(b) in an amount equal to such excess.

(vi) The General Partner may reduce any distribution otherwise payable to any holder of High Distribution II Units by an amount not to exceed the HDII Account Reduction Obligation for any date during the fiscal year that includes such distribution. Such reduction shall be made after application of Section 12.01(b)(iv). In applying this Section 12.01(b)(vi), the General Partner may deem such Founding/Working Partner to have elected to receive a distribution equal to 100% of the Estimated Income allocable to such Founding/Working Partner for such period.

(vii) Notwithstanding anything to the contrary contained in this Agreement, no additional Units shall be issued to a Founding/Working Partner holding High Distribution II Units as a result of any HDII Contribution occurring by way of cash contributions and reductions in amounts distributable to such Founding/Working Partner under Section 12.01(b)(v), 12.01(b)(vi) or 12.01(b)(viii).

(viii) In the event of the redemption of all or a portion of a Founding/Working Partner’s High Distribution II Units pursuant to Section 3.03, 9.02 or 12.05 or otherwise in accordance with this Agreement, the amount distributable to a Founding/Working Partner shall be reduced, but not below zero (0), by the HDII Account. In the event of the redemption of all of a Founding/Working Partner’s High Distribution II Units, the Founding/Working Partner’s HDII Account shall become immediately payable to the Partnership in full. In the event of the redemption of all or a portion of a Founding Partner’s High Distribution II Units, (a) an amount equal to the Founding Partner’s CFLP HDII Account with respect to such Units shall be paid to Cantor rather than being distributed to such Founding Partner on such date with respect to such Units and (b) if such High Distribution II Units called for redemption are purchased by Cantor pursuant to Section 12.02 or 12.03, the amount payable by Cantor to such Founding Partner for such Units shall be reduced by an amount equal to the Founding Partner’s CFLP HDII Account with respect to such Unit not theretofore paid by the Partner pursuant to this Section 12.01(b).

(ix) Any High Distribution II Unit that is designated as a Founding Partner Unit shall continue to have a CFLP HDII Account, CFLP HDII Special Allocation Rate and CFLP HDII Account Reduction Obligation, and the holder of such High Distribution II Unit shall satisfy its obligations to Cantor relating to such Unit by the application of any distributions that would be subject to reduction and any contributions that would be made by such holder under this Section 12.01(b), were such holder’s High Distribution II Unit to have an HDII Account, a HDII Special Allocation Rate and an HDII Account Reduction Obligation, equal to those it has to Cantor (and, in the case of any loss specially allocated to such holder by the Partnership reflecting the HDII Account Reduction Obligation it would have, an equivalent amount of income shall be allocated by the Partnership to Cantor).

(x) Notwithstanding anything to the contrary contained in this Agreement, any Founding/Working Partner holding High Distribution II Units shall be required to make additional HDII Contributions to the Partnership by way of cash contributions and by reductions in amounts distributable to such Partner as provided in Sections 12.01(b)(v), 12.01(b)(vi) and 12.01(b)(viii). Such contributions must be made within five days of the General Partner notifying such High Distribution II Unitholder of its obligation hereunder. In the event that the required contribution is not made, the General Partner may, in its sole and absolute discretion, redeem all or a portion of such Founding/Working Partner’s High Distribution II Units, declare the High Distribution Unit II Unitholder to be in default under this Agreement, or take any other action available to it at law or in equity to enforce the obligation described in this Section 12.01(b)(x), including, without limitation, seeking enforcement of such obligation in any forum and in any jurisdiction (and each High Distribution II Unitholder hereby irrevocably submits to the jurisdiction of any such forum or jurisdiction), notwithstanding the jurisdictional provisions contained in Section 13.04 hereof, including the payment of legal fees and expenses related thereto. Any Partner not making a required contribution shall pay interest to the Partnership at a rate determined by the General Partner, and such interest payments shall not be treated as capital contributions hereunder or as part of such Partner’s Capital Account.

(c) High Distribution III Units. High Distribution III Units and holders of High Distribution III Units shall have the same rights, privileges and obligations as, and shall be subject to the same restrictions as, High Distribution II Units and holders of High Distribution II Units, and High Distribution III Units that are Founding Partner Units shall be treated in the same manner as High Distribution II Units that are Founding Partner Units (including the obligation of a holder of High Distribution III Units to Cantor pursuant to Section 12.01(b)(ix));

provided that High Distribution III Units shall always have a Base Amount of zero (0) and shall have an HDIII Account in lieu of an HDII Account, which Account shall be subject to mandatory annual reduction on each anniversary of the date of issuance of the applicable High Distribution III Unit (or on such other date as the General Partner, acting in its sole and absolute discretion, in writing shall establish) (any such date, a “Reduction Date”) to such amount as specified on a schedule mutually agreed by the Founding/Working Partner and the General Partner, acting in its sole and absolute discretion, or if no schedule shall be agreed upon, to not greater than 5/6 of the original HDIII Account on the first Reduction Date; not greater than 2/3 of the original HDIII Account on the second Reduction Date; not greater than 1/2 of the original HDIII Account on the third Reduction Date; not greater than 1/3 of the original HDIII Account on the fourth Reduction Date; not greater than 1/6 of the original HDIII Account on the fifth Reduction Date; and zero (0) on the sixth Reduction Date. Reductions required to be made pursuant to this Section 12.01(c) shall be referred to as an “HDIII Account Reduction Obligation.” Each High Distribution III Unit shall have a HDIII Special Allocation Rate and HDIII Account Reduction Obligation in lieu of a HDII Special Allocation Rate and HDII Account Reduction Obligation. Until such time as a holder of High Distribution III Units shall have reduced his, her or its HDIII Account to zero (0), the High Distribution III Units held by such Founding/Working Partner shall not have any of the voting rights provided to Limited Partners in this Agreement.

(d) High Distribution IV Units. Holders of High Distribution IV Units shall have the same rights, privileges and obligations as, and shall be subject to the same restrictions as, holders of High Distribution Units; provided that High Distribution IV Units shall always have a Base Amount of zero (0); provided, further, that High Distribution IV Units that are designated as Founding Partner Units shall have a “HDIV Tax Payment Account” in an amount equal to the Cantor HDIV Tax Payment Account of the limited partner units in Cantor that were redeemed in exchange for such High Distribution IV Units in the Cantor Redemption, and a holder of High Distribution IV Units shall be entitled to receive payments from the Partnership with respect to such HDIV Tax Payment Account in amounts, at times and on terms equivalent to what would have applied to such Founding/Working Partner holding High Distribution IV Units had such Founding/Working Partner holding High Distribution IV Units continued to hold Cantor High Distribution IV Units and not been subject to the Cantor Redemption with any HDIV Tax Payment Account to be subject to payment upon the same terms and conditions as are provided in Section 12.02(g) for a Grant Tax Payment Account.

SECTION 12.02. Transfers of Founding Partner Interests, Working Partner Interests and Restricted Exchangeable Interests. (a) Effect of Termination or Bankruptcy of Founding/Working Partners or Restricted Exchangeable Partners. (i) Termination and Bankruptcy of Founding Partners.

(A) Except as otherwise agreed to by each of the General Partner, the Exchangeable Limited Partners (by Majority in Interest) and the applicable Founding Partner or as otherwise expressly provided herein, and subject to the right of first refusal provided in Section 12.02(a)(i)(B), upon any Termination or Bankruptcy of a Founding Partner (or the Termination or Bankruptcy of the beneficial owner of the stock or other ownership interest of any such Founding Partner that is a corporation or other entity), the Partnership shall purchase and redeem from such Founding Partner or his, her or its Personal Representative, and such Founding Partner or his, her or its Personal Representative shall sell to the Partnership, all of the Founding Partner Interest held by such Founding Partner at the time of Termination or Bankruptcy on the terms and conditions set forth in this Section 12.02. With the consent of Cantor and the General Partner, the Partnership may assign by written instrument its right to purchase such Founding Partner Interest pursuant to this Section 12.02 to another Partner.

(B) Prior to any purchase of a Founding Partner Interest by the Partnership pursuant to this Article XII, including Section 12.02(a)(i)(A), the Partnership shall provide written notice to Cantor of such purchase as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by the Partnership, all or a portion of such Founding Partner Interest that otherwise would have been purchased by the Partnership pursuant to Section 12.02(a)(i)(A) (it being understood that such purchase price shall be proportionately reduced to the extent that only a portion of the Founding Partner Interest is being acquired). The price to be paid by Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) for the purchase of a Founding Partner Interest pursuant to this Section 12.02(a)(i)(B) shall be equal to the lesser of (1) the amount that the Partnership would be required to pay to redeem or purchase such Founding Partner Interest were the Partnership to redeem or purchase such Founding Partner Interest pursuant to the provisions of this Section 12.02 (assuming such Founding Partner Interest were a Working Partner Interest) and (2) the amount equal to (x) the number of Units underlying such Founding Partner Interest, multiplied by (y) the Exchange Ratio as of the date of such purchase, multiplied by (z) the Current Market Price as of the date of such purchase. Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) may pay for such price using cash, Publicly Traded Shares (valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as may be selected by Cantor)), or other property valued at its then-fair market value, as determined by Cantor in its sole and absolute discretion, or a combination of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that, if Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) shall purchase a Founding Partner Interest pursuant to this Section 12.02(a)(i)(B) at a price equal to clause (2) above, neither Cantor, any member of the Cantor Group nor the Partnership or any other Person be obligated to pay the holder of such Founding Partner Interest any amount in excess of the amount set forth in clause (2) above. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal pursuant to this Section 12.02(a)(i)(B) with respect to a Founding Partner Interest. Pursuant to Section 4.03(c)(iii), any Founding Partner Interest acquired by a Cantor Company pursuant to this Section 12.02(a)(i)(B) shall cause such Founding Partner Interest and related Units (or portion thereof) to automatically be designated as an Exchangeable Limited Partnership Interest and the related Units (or portion thereof) shall automatically be designated as Exchangeable Limited Partnership Units. The Cantor Company acquiring such Interest shall have all rights and obligations of a holder of Exchangeable Limited Partnership Interest with respect to such Interest, and such Exchangeable Limited Partnership Interest shall not be subject to the redemption provisions of this Article XII.

(ii) Termination and Bankruptcy of Working Partners.

(A) Except as otherwise agreed to by each of the General Partner and the applicable Working Partner or as otherwise expressly provided herein, upon any Termination or Bankruptcy of a Working Partner (or the Termination or Bankruptcy of the beneficial owner of the stock or other ownership interest of any such Working Partner that is a corporation or other entity), the Partnership shall purchase and redeem from such Working Partner, or his, her or its Personal Representative, and such Working Partner, or his, her or its Personal Representative shall sell to the Partnership, all of the Working Partner Interest held by such Working Partner at the time of Termination or Bankruptcy on the terms and conditions set forth in this Section 12.02. With the consent of the General Partner, and subject to the right of first refusal provided in Section 12.02(a)(ii)(B), the Partnership may assign by written instrument its right to purchase such Working Partner Interest pursuant to this Section 12.02 to another Partner.

(B) If the Partnership elects to assign its purchase rights with respect to any Working Partner Interest to another Partner pursuant to Section 12.02(a)(ii)(A), the Partnership shall provide written notice to Cantor of such election as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by such other Partner, all or a portion of such Interest, on the same terms that such Partner would have a right to purchase such Interest. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal provided in this Section 12.02(a)(ii)(B) with respect to such Working Partner Interest.

(iii) Termination and Bankruptcy of Restricted Exchangeable Partners.

(A) Except as otherwise agreed to by each of the General Partner and the applicable Restricted Exchangeable Partner or as otherwise expressly provided herein, upon any Termination or Bankruptcy of a Restricted Exchangeable Partner (or the Termination or Bankruptcy of the beneficial owner of the stock or other ownership interest of any such Restricted Exchangeable Partner that is a corporation or other entity), (1) the portion of the Restricted Exchangeable Interest held by such Partner that shall have become exchangeable pursuant to Section 8.01(b)(iii) shall automatically be Exchanged with BGC Partners for BGC Partners Class A Common Stock on the terms set forth in Sections 8.01(f), 8.01(g) and 8.01(h); provided that the General Partner shall determine the Exchange Effective Date (which date shall be on the date of such Termination or Bankruptcy or as promptly as practicable thereafter and which may be later than the Calculation Date); and (2) the portion of the Restricted Exchangeable Interest held by such Partner that shall not have become exchangeable pursuant to Section 8.01(b)(iii) shall be purchased and redeemed by the Partnership, and such Restricted Exchangeable Partner, or his, her or its Personal Representative shall sell to the Partnership, all of such portion of the Restricted Exchangeable Interest on the terms and conditions set forth in this Section 12.02. With the consent of the General Partner, and subject to the right of first refusal provided in Section 12.02(a)(iii)(B), the Partnership may assign by written instrument its right to purchase such portion of the Restricted Exchangeable Interest pursuant to this Section 12.02 to another Partner.

(B) If the Partnership elects to assign its purchase rights with respect to any Restricted Exchangeable Interest to another Partner pursuant to Section 12.02(a)(iii)(A), the Partnership shall provide written notice to Cantor of such election as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by such other Partner, all or a portion of such Interest, on the same terms that such Partner would have a right to purchase such Interest. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal provided in this Section 12.02(a)(iii)(B) with respect to such Restricted Exchangeable Interest.

(iv) Other.

(A) Solely for purposes of this Section 12.02, all references to Founding Partners, Working Partners, Founding/Working Partners or Restricted Exchangeable Partners shall include any Terminated or Bankrupt former Founding Partners, Working Partners, Founding/Working Partners or Restricted Exchangeable Partners, unless the context clearly indicates otherwise.

(B) Each Founding/Working Partner and each Restricted Exchangeable Partner acknowledges and recognizes that, during the period that such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, is a Partner, he, she or it (or their beneficial owner) will be privy to trade secrets, client secrets and confidential proprietary information critical to the success of the business of the Partnership and the Affiliated Entities and will have an extraordinary opportunity to participate in the growth of the business of the Partnership. Each Founding/Working Partner and each Restricted Exchangeable Partner also agrees that certain actions taken by the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, including, violating its Partner Obligations or engaging in a Competitive Activity while a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, is a Partner or otherwise during the Restricted Period would harm the Partnership or the Affiliated Entities. Accordingly, in consideration of being afforded the opportunity to become a Partner, each Founding/Working Partner and each Restricted Exchangeable Partner agrees to the economic terms set forth in this Section 12.02.

(C) Each Founding/Working Partner and each Restricted Exchangeable acknowledges that this Section 12.02 is intended solely to reflect the economic agreement between the Founding/Working

Partners and the Restricted Exchangeable Partners, as the case may be, with respect to amounts payable upon such Partner’s Bankruptcy or Termination. Nothing in this Section 12.02 shall be considered or interpreted as restricting the ability of a former Partner in any way from engaging in any Competitive Activity, or in other employment of any nature whatsoever, subject in either case to the restrictions elsewhere in this Agreement (including Sections 3.03 and 13.06). The provisions of this Section 12.02 shall be in addition to, and not in substitution for, any other provision of this Agreement or any agreement to which the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, is subject pursuant to the terms of any other agreement with the Partnership or any Affiliated Entity and shall not abrogate any provisions contained in this Agreement or any other such agreement.

(D) Each Founding/Working Partner and each Restricted Exchangeable Partner consents to the economic terms of this Section 12.02 and agrees that, subject to Section 2.09(c), a Founding/Working Partner and a Restricted Exchangeable Partner, as the case may be, who does not engage in a Competitive Activity or otherwise breach a Partner Obligation during the Restricted Period shall be entitled, subject to any other provision of this Agreement (including Section 2.09(c)) and any other remedies at law or in equity for a breach by such Partner of any other provision of this Agreement, to all amounts payable pursuant to Sections 12.02(b) and 12.02(c). Subject to Sections 2.09(c) and 3.03, a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, who chooses to engage, or engages, in a Competitive Activity or otherwise breaches a Partner Obligation shall be entitled to receive all amounts payable pursuant to Section 12.02(b) and shall be entitled to receive Additional Amounts as are provided in Section 12.02(c) to the extent that such amounts are payable prior to the date on which such Partner first participates in a Competitive Activity or otherwise breaches a Partner Obligation. Each Founding/Working Partner and each Restricted Exchangeable Partner agrees that the amounts that such a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, will receive upon withdrawing from the Partnership represent full and complete payment in liquidation of such Partner’s interest in the property of the Partnership, taking into account such Partner’s share of Partnership liabilities. Such amount will not include any payment for a Founding/Working Partner’s interest or a Restricted Exchangeable Partner’s interest, as the case may be, in the unrealized receivables or goodwill of the Partnership.

(b) Payment of Base Amount. (i) Except as otherwise expressly set forth herein, the purchase price to be paid by the Partnership (or the Partner to which the purchase right had been assigned, as applicable) for the Founding/Working Partner Interest or the Restricted Exchangeable Interest, as the case may be, purchased or redeemed pursuant to Section 12.02(a) shall equal the Base Amount of such Founding/Working Partner Interest or Restricted Exchangeable Interest, as the case may be, as of the Calculation Date; provided that the Partnership may, in the sole and absolute discretion of the General Partner, deduct therefrom the Adjustment Amount in whole or in part.

(ii) If (A) a Founding/Working Partner (other than a holder of Grant Units or Matching Grant Units) or Restricted Exchangeable Partner, as the case may be, shall become a Terminated or Bankrupt Partner, or (B) a Founding/Working Partner holding Grant Units or Matching Grant Units shall become a Terminated Founding/Working Partner, in each case of clause (A) or (B), such Partner shall receive the applicable Base Amount at such time as the Partnership shall elect to tender payment, but in no event later than 90 days after the date of Termination or Bankruptcy of such Partner, as applicable, or at such later date as may soonest be practicable in view of the administration of the estate of a deceased or Bankrupt Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (such date referred to herein as the “Payment Date”).

(iii) The “Base Amount” means: (1) with respect to any Founding Partner Unit received pursuant to the Cantor Redemption or any Restricted Exchangeable Interest, an amount equal to zero; and (2) with respect to all of the Working Partner Interest held by a Terminated or Bankrupt Working Partner on the date such Working Partner becomes a Terminated or Bankrupt Working Partner, an amount equal to the smallest of:

(A) the Working Partner’s Adjusted Capital Account for the entire Interest held by such Working Partner less $50,000;

(B) three quarters (3/4) of the Working Partner’s Adjusted Capital Account for all Units held by such Working Partner (one third (1/3) with respect to Units which are Under Three-Year Units); and the amount equal to: (A) with respect to all Pre Five Year Units held by such Working Partner, the Capital Return Account; plus (B) with respect to all Five Year Units held by such Working Partner, the Capital Return Account plus one quarter (1/4) of the Adjusted Capital Account Surplus with respect to such Units, less any Excess Prior Distributions with respect to such Units (but not in excess of the Adjusted Capital Account with respect to such Units); plus (C) with respect to all Ten Year Units held by such Working Partner, the Capital Return Account plus one third (1/3) of the Adjusted Capital Account Surplus with respect to such Units, less any Excess Prior Distributions with respect to such Units (but not in excess of the Adjusted Capital Account with respect to such Units).

In no event shall the Base Amount be negative. For purposes of the calculation of all amounts under this Section 12.02(b)(iii), all adjustments and allocations pursuant to any other section of this Agreement shall be deemed made pro rata with respect to all Units held by a Partner.

(iv) Any Adjusted Capital Account with respect to the Founding Partner Units, Restricted Exchangeable Units, Grant Units, Matching Grant Units, High Distribution III Units and High Distribution IV Units as of the Calculation Date (after any reduction for any Adjustment Amount) shall be paid as Additional Amounts in accordance with and subject to the terms of Section 12.02(c).

(v) In the event of the redemption of all or a portion of a Founding/Working Partner’s High Distribution II Units, (a) an amount equal to the Founding/Working Partner’s CFLP HDII Account with respect to such Units shall be paid to Cantor rather than being distributed to such Founding/Working Partner on such date with respect to such Units or (b) if such High Distribution II Units called for redemption are purchased by Cantor pursuant to Section 12.02(a)(iv)(C) or 12.03(a)(5), the amount payable by Cantor to such Founding/Working Partner for such Units shall be reduced by an amount equal to the Founding/Working Partner’s CFLP HDII Account with respect to such Units.

(vi) Solely for purposes of making the calculation required by this Section 12.02, the General Partner may to the extent it deems appropriate include a Founding/Working Partner’s HDII Account in its Adjusted Capital Account.

(c) Payment of Additional Amounts. (i) On each of the first, second, third and fourth anniversaries of the Payment Date (or at such earlier time as is determined by the General Partner in its sole and absolute discretion), a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, will be entitled to receive payment of one fourth (1/4) of such Partner’s Additional Amounts plus an amount equal to interest determined pursuant to Section 12.02(c)(iv); provided that such Partner (or in the case of a corporate or other entity Partner, the majority owner of such Partner) has not engaged in any Competitive Activity or otherwise breached a Partner Obligation prior to the date such payment is due.

(ii) A Partner’s “Additional Amounts” shall mean the amount equal to the excess, if any, of (A) such Partner’s Adjusted Capital Account with respect to such Partner’s entire Interest held by such Partner (which may be reduced in whole or in part, in the sole and absolute discretion of the General Partner, by the Adjustment Amount), minus (B) the amount, if any, payable to such Partner pursuant to Section 12.02(b)(i).

(iii) For purposes of this Agreement, a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall be considered to have engaged in a competitive activity if such Partner (including by or through his, her or its Affiliates) during the Restricted Period (collectively, clauses (A) through (E), the “Competitive Activities”):

(A) directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity to terminate their employment or other business arrangements with Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity, or to engage in any Competing Business or hires, employs, engages (including as a consultant or partner) or otherwise enters into a Competing Business with any such person;

(B) solicits any of the customers of Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity;

(C) does business with any person who was a customer of Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity during the twelve (12) month period prior to such Partner becoming a Terminated or Bankrupt Partner if such business would constitute a Competing Business;

(D) directly or indirectly engages in, represents in any way, or is connected with, any Competing Business, directly competing with the business of Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity, whether such engagement shall be an as officer, director, owner, employee, partner, consultant, affiliate or other participant in any Competing Business; or

(E) assists others in engaging in any Competing Business in the manner described in the foregoing clause (D).

“Competing Business” shall mean an activity that (w) involves the development and operations of electronic trading systems, (x) involves the conduct of the wholesale or institutional brokerage business, (y) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, the Partnership or any member of the Cantor Group or Affiliated Entity to information distribution services or (z) competes with any other business conducted by Cantor, the Partnership, any member of the Cantor Group or Affiliated Entity or eSpeed if such business was first engaged in by Cantor, the Partnership, any member of the Cantor Group or Affiliated Entity or eSpeed, or Cantor, the Partnership, any member of the Cantor Group or Affiliated Entity or eSpeed took substantial steps in anticipation of commencing such business and prior to the date on which such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, ceases to be a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be.

(iv) Each payment of the Additional Amounts pursuant to this Section 12.02(c) shall bear interest at the AFR from the Payment Date until paid.

(v) The General Partner may revise the terms of this Section 12.02(c) with respect to any or all Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be; provided, however, that no such amendment may (i) lengthen the term of the Restricted Period or the payout period or (ii) otherwise expand the scope of this Section 12.02(c), unless, in each such case, it is effected by an amendment to this Agreement made pursuant to Section 13.01 or by the terms of another agreement between the Partnership and the holder of the affected Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be. The Partnership and the Partners believe that the provisions of this Section 12.02(c) are reasonable in scope and duration and are necessary to protect the interests of the Partnership and the Affiliated Entities.

(vi) If any beneficial owner of the stock of a corporate Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, any partner of any general or limited partnership that is a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, any member of a limited liability company that is a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, or the grantor, trustee or beneficiary of any trust that is a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be (such beneficial owner, partner, member, grantor, trustee or beneficiary, a “Competing Owner”), directly or indirectly engages in any Competitive Activity or otherwise breaches a Partner Obligation (or takes action that would constitute a Competitive Activity or other breach of a Partner Obligation if such person were a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be), the Partnership shall have the right to redeem a number of the Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, of such Partner equal to the product of the maximum percentage of the ownership of such Partner (by vote or value in the case of a corporation, by profits or capital interest in the case of a partnership or limited liability company or by the greater of the portion of such trust as to which the Competing Owner is a grantor or beneficiary as reasonably determined by the General Partner) held by the Competing Owner at any time during the twelve (12) month period preceding the breach and the number of Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, held by such entity Partner at the time the Competitive Activity or other breach of a Partner Obligation commences. The foregoing shall apply with such changes as the General Partner deems appropriate to reflect the intent of the foregoing with respect to any Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, that is an entity not specifically identified above. Anything to the contrary in Section 9.02 notwithstanding, the General Partner shall have the right to redeem such Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, for a price equal to the Base Amount (which may be $0.00) attributable to such Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, or, if less, the amount, if any, payable in respect of such Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, under Section 3.03.

(vii) The General Partner may condition the receipt of any amount payable to a Terminated or Bankrupt Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, upon the receipt of a certification, in form and substance acceptable to the General Partner, that such former Partner has not engaged in any Competitive Activity or otherwise breached a Partner Obligation. A former Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall be liable for all damages (including any payments of Base Amount or Additional Amounts made as a result of a false certification) resulting from the inaccuracy of any such certification including attorney’s fees incurred by the Partnership and shall also be liable for interest at the lesser of nine (9) percentage points above the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time or the highest rate permitted by law on the amount of any damages owed to the Partnership.

(viii) Notwithstanding anything in this Agreement to the contrary, the Personal Representative of a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, who has become a Terminated Partner on account of death shall receive payment of his or her Additional Amounts at the same time such Personal Representative receives payment of such deceased Partner’s Base Amount pursuant to Section 4.03; provided, however, that the Personal Representative of a deceased Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall not be entitled to receive payment of such Additional Amounts if such deceased Partner engaged in a Competitive Activity or otherwise breached a Partner Obligation prior to his or her death.

(d) Administrative Provisions Regarding this Section 12.02. (i) Any purchase and sale made pursuant to this Section 12.02 shall be deemed to have occurred automatically and immediately at the time Termination or Bankruptcy occurs with respect to the applicable Founding/Working Partner or Restricted Exchangeable Partner, as the case may be.

(ii) Immediately upon the Termination or Bankruptcy of (A) a Founding/Working Partner holding High Distribution Units (or of the owner of the equity of an entity owning such Founding/Working Partner Units) or (B) a Restricted Exchangeable Partner holding Restricted Exchangeable Units (or of the owner of the equity of an entity owning such Restricted Exchangeable Units): (x) the entire legal and beneficial ownership of such Units owned by such Partner shall be automatically vested in the Partnership and such Partner shall cease to be entitled to claim, and hereby waives any such claim effective immediately upon such Termination or Bankruptcy, any status or rights as a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, including any right to vote such Units or receive any distribution thereon, and (ii) such former Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall have the status solely of a creditor of the Partnership for payment of the price for such Units so purchased by the Partnership at the price established pursuant to this Agreement.

(iii) In the event that the Partnership shall default in the payment due at the time and in the amount provided for by this Agreement, the former Founding/Working Partner or former Restricted Exchangeable Partner, as the case may be, to whom such payment is due shall be entitled solely to claim against the

Partnership as a creditor and hereby waives any claim for rescission of the subject Founding/Working Partner Unit or Restricted Exchangeable Unit, as the case may be, sale transaction or any other beneficial or equitable recognition as a Partner of the Partnership.

(iv) All amounts payable for such purchase of Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, pursuant to Section 12.02 shall be made by the Partnership at its principal office.

(v) Upon tender of all payments due to such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, pursuant to this Section 12.02, the Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, or his, her or its Personal Representative shall deliver to the Partnership the certificate or certificates, if any, for the Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, purchased by the Partnership in form constituting good delivery (including any reasonably requested form of instrument of conveyance or partnership power to the extent not previously supplied pursuant to this Agreement), with all requisite transfer tax stamps, if any, affixed thereto, and such probate, estate or tax certificates or other documents as may be reasonably required by the Partnership to evidence the authority of a Personal Representative and the compliance with any applicable estate and inheritance tax requirements, and any other agreements, documents or instruments specified by the General Partner.

(vi) In no event shall any distribution or payment otherwise payable pursuant to this Section 12.02 be due if and to the extent that the General Partner in its sole and absolute discretion determines in accordance with Section 6.02, that such payment would violate the Act or any other applicable law. If at the time of any payment by the Partnership for Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, the provision contained in the immediately preceding sentence shall have effect, then the Partnership shall make such payment in the maximum amount that would not violate the Act or any other applicable law, and shall make such further payments, if any, on each 90 day anniversary thereof to the extent that such payments do not violate the Act or any other applicable law, until all obligations for the payment of all amounts due hereunder shall have been paid in full. Any such deferred payments shall bear interest at the AFR.

(e) Admission of Additional Working Partners and Restricted Exchangeable Partners. (i) Additional Working Partners and additional Restricted Exchangeable Partners may be admitted to the Partnership in accordance with the terms of this Agreement in the sole and absolute discretion of the General Partner.

(ii) The admission of an additional Working Partner or Restricted Exchangeable Partner pursuant to this Section 12.02(e) shall be effective when the requirements of Section 7.03 are satisfied; provided that such additional Working Partner or Restricted Exchangeable Partner, as the case may be, shall have made a capital contribution to the Partnership, if any, as determined by the General Partner in accordance with the terms of this Agreement and, if required by the Act, an amendment of the Certificate of Limited Partnership shall have been duly filed.

(f) Post-Termination Payments for Grant Units. (i) Subject to Section 12.02(f)(ii), following the Termination of a holder of Grant Units, the Partnership (or the appropriate Affiliated Entity) shall pay to such Founding/Working Partner (or his, her or its Personal Representative in the event of the death of such Founding/Working Partner) an amount (the “Post-Termination Payment”) equal to (A) the number of Grant Units issued to such Founding/Working Partner, multiplied by (B) the grant price for such Grant Units on the date of issuance as determined by the General Partner in its discretion and set forth on a schedule; provided, however, that the obligation to make any Post-Termination Payment shall be cancelled and no such payment shall be made in the event the Partnership is dissolved without reconstitution prior to the date that such Founding/Working Partner holding Grant Units becomes a Terminated Founding/Working Partner.

(ii) The Post-Termination Payment provided in Section 12.02(f)(i) shall be paid in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Payment Date (or at such earlier time as is determined by the General Partner in its sole and absolute discretion), subject to any delay caused by the administration of the estate of a deceased or Bankrupt Founding/Working Partner; provided that (A) such Founding/Working Partner has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and the Partnership may condition the receipt of any Post-Termination Payment upon receipt of a certification, in form and substance acceptable to the General Partner, that such former Founding/Working Partner (or in the case of any Grant Units held by a corporate Founding/Working Partner, the majority owner of such Founding/Working Partner) has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and (B) except as otherwise determined by the General Partner in its sole and absolute discretion, such Founding/Working Partner shall have been continuously employed by the Opcos or their Subsidiaries or the Affiliated Entities for the full term of such Founding/Working Partner’s Term of Employment (as defined in such Founding/Working Partner’s employment agreement with such Person, if any, entered into in connection with the issuance of the Grant Units but excluding any automatic renewals thereof); provided that in the event of the death of such Founding/Working Partner such Founding/Working Partner’s Personal Representative shall be entitled to a prorated amount of the Post-Termination Payment based on the number of years (or portion thereof) that such Founding/Working Partner was employed by the Opcos or their Subsidiaries or any of the Affiliated Entities.

(iii) Payments of the Post-Termination Payment shall not bear interest.

(iv) The provisions of Sections 12.02(d)(ii), 12.02(d)(iii), 12.02(d)(iv), 12.02(d)(v), 12.02(d)(vi) and 12.02(d)(vi) shall apply to Grant Units with such modifications as may be required (as determined by the General Partner) to reflect the purpose of this Section 12.02(f); provided that the Bankruptcy of a Founding/Working Partner holding Grant Units shall have no effect.

(v) Each Founding/Working Partner holding Grant Units acknowledges and agrees that payments pursuant to this Section 12.02(f) represent a right to a fixed payment and do not represent a payment with respect to any Partnership asset of any nature.

(g) Grant Tax Payment Accounts. (i) In connection with the issuance of Grant Units, the Partnership may, at the election of the General Partner, establish for a holder of any Grant Units an account (the “Grant Tax Payment Account”) in an amount established by the General Partner, to be paid upon the terms and conditions provided in this Section 12.02(g). No interest or other earnings shall be credited to any Grant Tax Payment Account. Each Grant Tax Payment Account and the obligations of the Partnership with respect to the payment thereof shall be an unfunded unsecured obligation of the Partnership. Each holder of Grant Units acknowledges and agrees that payments pursuant to this Section 12.02(g) represent a right to a fixed payment and do not represent a payment with respect to any Partnership asset of any nature.

(ii) If a Founding/Working Partner for whom a Grant Tax Payment Account has been established shall become a Terminated Founding/Working Partner, such Founding/Working Partner shall be entitled to be paid the amount of such Founding/Working Partner’s Grant Tax Payment Account in four (4) equal annual installments within 90 days of each of the first, second, third and fourth anniversaries of the date Payment Date (or at such earlier time as is determined by the General Partner in its sole and absolute discretion); provided that (A) such Founding/Working Partner has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date any such payment is due and the Partnership may condition the receipt of any payment from the Grant Tax Payment Account upon receipt of a certification, in form and substance acceptable to the General Partner, that such former Founding/Working Partner (or in the case of any Grant Units held by a corporate Founding/Working Partner, the majority owner of such Founding/Working Partner) has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and (B) except as otherwise determined by the General Partner in its sole and absolute discretion, such Founding/Working Partner shall have been continuously employed by the Opcos or their Subsidiaries or the Affiliated Entities for the full term of such Founding/ Working Partner’s Term of Employment (as defined in such Founding/Working Partner’s employment agreement with such Person, if any, entered into in connection with the issuance of the Grant Units but excluding any automatic renewals thereof); provided that in the event of the death of such Founding/ Working Partner such Founding/Working Partner’s Personal Representative shall be entitled to a prorated amount of the Post-Termination Payment based on the number of years (or portion thereof) that such Founding/Working Partner was employed by the Opcos or their Subsidiaries or any of the Affiliated Entities.

(iii) The obligation to pay any amount of any Grant Tax Payment Account shall be canceled and no amount shall be paid with respect to such account in the event the Partnership is dissolved without reconstitution prior to the date on which the person for whom such account was established becomes a Terminated Partner. In the event of the death of a Founding/Working Partner entitled to any payment pursuant to this Section 12.02(g), the Personal Representative of such Founding/Working Partner shall receive payment of his or her Grant Tax Payment Account pursuant to this Section 12.02(g); provided, however, that the Personal Representative of a deceased Founding/Working Partner shall not be entitled to receive any payment pursuant to this Section 12.02(g) if the deceased Founding/Working Partner violated its Partner Obligations (including engaging in a Competitive Activity prior to his, her or its death).

(h) Post-Termination Payments for Matching Grant Units. (i) Subject to Section 12.02(h)(ii), following the Termination of a Founding/Working Partner holding Matching Grant Units, the Partnership (or the appropriate Affiliated Entity) shall pay to such Founding/Working Partner (or his, her or its Personal Representative in the event of the death of such Founding/Working Partner) an amount (the “Matching Post-Termination Payment”) equal to (A) the number of Matching Grant Units issued to such Founding/Working Partner, multiplied by (B) the grant price for such Matching Grant Units on the date of issuance as determined by the General Partner in its discretion and set forth on a schedule; provided, however, that the obligation to make any Matching Post-Termination Payment shall be cancelled and no such payment shall be made in the event the Partnership is dissolved without reconstitution prior to the date such Founding/Working Partner holding Matching Grant Units becomes a Terminated Founding/Working Partner.

(ii) The Matching Post-Termination Payment provided in Section 12.02(h)(i) shall be paid in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Termination of the Founding/Working Partner (subject to any delay caused by the administration of the estate of a deceased or Bankrupt Founding/Working Partner); provided that (A) such Founding/Working Partner not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and the Partnership may condition the receipt of any Matching Post-Termination Payment upon receipt of a certification, in form and substance acceptable to the General Partner, that such former Founding/Working Partner (or in the case of any Matching Grant Units held by a corporate Founding/Working Partner, the majority owner of such Founding/Working Partner) has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and (B) except as otherwise determined by the General Partner in its sole and absolute discretion, such Founding/Working Partner shall have been continuously employed by the Opcos or their Subsidiaries or the Affiliated Entities for the full term of such Founding/Working Partner’s Term of Employment (as defined in such Founding/Working Partner’s employment agreement with such Person, if any, entered into in connection with the issuance of the Grant Units but excluding any automatic renewals thereof); provided that in the event of the death of such Founding/Working Partner such Founding/Working Partner’s Personal Representative shall be entitled to a prorated amount of the Matching Post-Termination Payment based on the number of years (or portion thereof) that such Founding/Working Partner was employed by the Opcos or their Subsidiaries or any of the Affiliated Entities.

(iii) Payments of the Matching Post-Termination Payment shall not bear interest.

(iv) The provisions of Sections 12.02(d)(ii), 12.02(d)(iii), 12.02(d)(iv), 12.02(d)(v), 12.02(d)(vi) and 12.02(d)(vii) shall apply to Matching Grant Units with such modifications as may be required (as determined by the General Partner) to reflect the purpose of this Section 12.02(d); provided that the Bankruptcy of a Founding/Working Partner holding Matching Grant Units shall have no effect.

(v) Each Founding/Working Partner holding Matching Grant Units acknowledges and agrees that payments pursuant to this Section 12.02(h) represent a right to a fixed payment and do not represent a payment with respect to any Partnership asset of any nature.

(i) Matching Grant Tax Payment Accounts. (i) In connection with the issuance of Matching Grant Units, the Partnership may, at the election of the General Partner, establish for a holder of any Matching Grant Units an account (the “Matching Grant Tax Payment Account”) in an amount established by the General Partner, to be paid upon the terms and conditions provided in this Section 12.02(i). No interest or other earnings shall be credited to any Matching Grant Tax Payment Account. Each Matching Grant Tax Payment Account and the obligations of the Partnership with respect to the payment thereof shall be an unfunded unsecured obligation of the Partnership. Each holder of Matching Grant Units acknowledges and agrees that payments pursuant to this Section 12.02(i) represent a right to a fixed payment and do not represent a payment with respect to any Partnership asset of any nature.

(ii) If a Founding/Working Partner for whom a Matching Grant Tax Payment Account has been established shall become a Terminated Founding/Working Partner, such Founding/Working Partner shall be entitled to be paid the amount of such Founding/Working Partner’s Matching Grant Tax Payment Account in four (4) equal annual installments within 90 days of each of the first, second, third and fourth anniversaries of the Payment Date (or at such earlier time as is determined by the General Partner in its sole and absolute discretion); provided that (A) such Founding/Working Partner not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and the Partnership may condition the receipt of any Matching Grant Tax Payment upon receipt of a certification, in form and substance acceptable to the General Partner, that such former Founding/Working Partner (or in the case of any Matching Grant Units held by a corporate Founding/Working Partner, the majority owner of such Founding/Working Partner) has not violated its Partner Obligations (including engaging in any Competitive Activity) prior to the date such payments are due and (B) except as otherwise determined by the General Partner in its sole and absolute discretion, such Founding/Working Partner shall have been continuously employed by the Opcos or their Subsidiaries or the Affiliated Entities for the full term of such Founding/Working Partner’s Term of Employment (as defined in such Founding/Working Partner’s employment agreement with such Person, if any, entered into in connection with the issuance of the Matching Grant Units but excluding any automatic renewals thereof); provided that in the event of the death of such Founding/Working Partner such Founding/Working Partner’s Personal Representative shall be entitled to a prorated amount of the Matching Grant Tax Payment Amount based on the number of years (or portion thereof) that such Founding/Working Partner was employed by the Opcos or their Subsidiaries or any of the Affiliated Entities; provided, however, that the Personal Representative of a deceased Founding/Working Partner shall not be entitled to receive any payment pursuant to this Section 12.02(i) if the deceased Founding/Working Partner violated its Partner Obligations (including engaging in a Competitive Activity prior to his, her or its death).

(iii) The obligation to pay any amount of any Matching Grant Tax Payment Account shall be canceled and no amount shall be paid with respect to such account in the event the Partnership is dissolved without reconstitution prior to the date on which the Person for whom such account was established becomes a Terminated Founding/Working Partner.

(j) Release. The General Partner, in its sole and absolute discretion, may condition the payment of any amounts due to a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, under this Section 12.02 upon obtaining a release from such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, and its Affiliates in form and substance satisfactory to the General Partner from all claims against the Partnership other than claims for payment pursuant to and in accordance with the terms of this Section 12.02.

SECTION 12.03. Redemption of a Founding/Working Partner Interest and a Restricted Exchangeable Interest. (a) Redemption of a Founding Partner Interest. (i) Upon mutual agreement of Cantor and the General

Partner, and subject to the right of first refusal provided in Section 12.03(a)(ii), the General Partner may, at any time and from time to time for any reason or for no reason whatsoever, cause the Partnership to purchase and redeem from any Founding Partner or his, her or its Personal Representative, and any Founding Partner or his, her or its Personal Representative shall sell to the Partnership, all or a portion of the Founding Partner Interest held by such Founding Partner. The amount that shall be paid by the Partnership to acquire such Founding Partner Interest is as set forth in Section 12.04. With the consent of Cantor and the General Partner, the Partnership may assign by written instrument its right to purchase such Founding Partner Interest pursuant to this Section 12.03 to another Partner.

(ii) Prior to any purchase of a Founding Partner Interest by the Partnership pursuant to this Article XII, including Section 12.03(a)(i), the Partnership shall provide written notice to Cantor of such purchase as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by the Partnership, all or a portion of such Founding Partner Interest that otherwise would have been purchased by the Partnership pursuant to Section 12.03(a)(i). The price to be paid by Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) shall be equal to the lesser of (1) the amount that the Partnership would be required to pay to redeem or purchase such Founding Partner Interest were the Partnership to redeem or purchase such Founding Partner Interest pursuant to the provisions of this Section 12.03 (assuming such Founding Partner Interest were a Working Partner Interest) and (2) the amount equal to (x) the number of Units underlying the portion of the Founding Partner Interest so acquired, multiplied by (y) the Exchange Ratio as of the date of such purchase, multiplied by (z) the Current Market Price as of the date of such purchase. Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) may pay for such price using cash, Publicly Traded Shares (valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as may be selected by Cantor)), or other property valued at its then-fair market value, as determined by Cantor in its sole and absolute discretion, or a combination of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that, if Cantor (or the other member of the Cantor Group acquiring such Founding Partner Interest, as the case may be) shall purchase a Founding Partner Interest pursuant to this Section 12.03(a)(i) at a price equal to clause (2) above, neither Cantor, any member of the Cantor Group nor the Partnership or any other Person be obligated to pay the holder of such Founding Partner Interest any amount in excess of the amount set forth in clause (2) above. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal pursuant to this Section 12.03(a)(ii) with respect to a Founding Partner Interest. Pursuant to Section 4.03(c)(iii), any Founding Partner Interest acquired by a Cantor Company pursuant to this Section 12.03(a)(i) shall cause such Founding Partner Interest and related Units (or portion thereof) to automatically be designated as an Exchangeable Limited Partnership Interest and the related Units (or portion thereof) shall automatically be designated as Exchangeable Limited Partnership Units. The Cantor Company acquiring such Interest shall have all rights and obligations of a holder of Exchangeable Limited Partnership Interest with respect to such Interest, and such Exchangeable Limited Partnership Interest shall not be subject to the redemption provisions of this Article XII.

(b) Redemption of Working Partner Interests. (i) The General Partner may, at any time and from time to time for any reason or for no reason whatsoever, cause the Partnership to purchase and redeem (or in the sole and absolute discretion of the General Partner, assign by written instrument executed by the General Partner to another Partner the right to purchase, subject to the right of first refusal provided in Section 12.03(b)(ii)) from such Working Partner or his, her or its Personal Representative, and such Working Partner or his, her or its Personal Representative shall sell to such other Partner or the Partnership, as the case may be, all or a portion of the Working Partner Interest held by such Working Partner. The amount that shall be paid by the Partnership to acquire such Working Partner Interest is as set forth in Section 12.04.

(ii) If the Partnership elects to assign its purchase rights with respect to any Working Partner Interest to another Partner pursuant to Section 12.03(b)(i), the Partnership shall provide written notice to Cantor of such election as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by such other Partner, all or a portion of such Interest, on the same terms that such Partner would have a right to purchase such Interest. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal provided in this Section 12.03(b)(ii) with respect to such Working Partner Interest.

(c) Redemption of Restricted Exchangeable Interests. (i) The General Partner may, at any time and from time to time for any reason or for no reason whatsoever, cause the Partnership to purchase and redeem (or in the sole and absolute discretion of the General Partner, assign by written instrument executed by the General Partner to another Partner the right to purchase, subject to the right of first refusal provided in Section 12.03(c)(ii)) from such Restricted Exchangeable Partner or his, her or its Personal Representative, and such Restricted Exchangeable Partner or his, her or its Personal Representative shall sell to such other Partner or the Partnership, as the case may be, that portion of the Restricted Exchangeable Interest held by such Restricted Exchangeable Partner that has not become exchangeable pursuant to Section 8.01(b)(iii). The amount that shall be paid by the Partnership to acquire such portion of Restricted Exchangeable Interest is as set forth in Section 12.04.

(ii) If the Partnership elects to assign its purchase rights with respect to any Restricted Exchangeable Interest to another Partner pursuant to Section 12.03(c)(i), the Partnership shall provide written notice to Cantor of such election as promptly as practicable, and Cantor shall have a right of first refusal to purchase (or to assign to any member of the Cantor Group the right to purchase), in lieu of a purchase by such other Partner, all or a portion of such Interest, on the same terms that such Partner would have a right to purchase such Interest. Cantor shall respond as promptly as practicable to the Partnership after receipt of the written notice provided by the Partnership as to whether it is electing to exercise its right of first refusal provided in this Section 12.03(c)(ii) with respect to such Restricted Exchangeable Interest.

SECTION 12.04. Purchase Price for Redemption; Other Redemption Provisions. (a) Purchase of Entire Founding/Working Partner Interest or Entire Restricted Exchangeable Interest. Subject to Section 3.03, and provided that Cantor has not exercised its right of first refusal, upon a redemption or purchase by the Partnership of all, but not less than all, of a Founding/Working Partner Interest or Restricted Exchangeable Interest, as the case may be, held by a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (or its, his or her Personal Representatives), pursuant to Section 12.02 or 12.03, the Partnership shall pay to such Partner or its, his or her Personal Representative the amount to be paid pursuant to, and at the times provided in, Section 12.02 (and, in the case of High Distribution II Units, pursuant to Section 12.01(b)).

(b) Purchase of Partial Founding/Working Partner Interest or Restricted Exchangeable Interest. Subject to Section 3.03, upon a redemption or purchase by the Partnership of less than all of a Founding/Working Partner Interest or Restricted Exchangeable Interest, as the case may be, held by a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (or its, his or her Personal Representatives), pursuant to Section 12.02 or 12.03, the Partnership shall pay to such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (or its, his or her Personal Representative), an amount equal to the Adjusted Capital Account attributable to the portion of such Founding/Working Partner Interest or Restricted Exchangeable Interest, as the case may be, so redeemed or purchased (reduced in whole or in part in the sole and absolute discretion of the General Partner by the applicable Adjustment Amount and determined as of the end of the immediately preceding fiscal quarter); provided that (i) the Partnership shall be deemed to have redeemed Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, in the inverse order in which they were acquired and (ii) in no event shall the amount paid for any redeemed Founding/Working Partner Unit or Restricted Exchangeable Units, as the case may be, be less than the price initially paid for such Unit (equitably adjusted to reflect any losses or deductions incurred by the Partnership or any Subsidiary subsequent to the acquisition of such Unit or any distributions of capital by the Partnership in respect of such Units) (it being understood that this clause (ii) shall not apply in respect of a purchase of such Units by Cantor pursuant to the exercise of a right of first refusal). Notwithstanding anything to the contrary contained herein, Sections 12.02 and 12.03 shall also apply to the redemption of Units held by an Exempt Organization that were received from a Transfer by a Founding/Working Partner or Restricted Exchangeable Partner.

(c) Substitution of Non-Cash Consideration. Notwithstanding anything to the contrary, the Partnership shall have the right, in the sole and absolute discretion of the General Partner, subject to Section 3.02(d), upon any redemption of Units pursuant to Section 12.02 or 12.03 to pay all or part of any amounts due in respect of such redemption (including Post-Termination Payments and payments in respect of the Grant Tax Payment Account) in Publicly Traded Shares, in lieu of cash, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as may be selected by the General Partner), or other property valued at its then-fair market value, as determined by the General Partner in its sole and absolute discretion, or a combination of the foregoing.

SECTION 12.05. Redemption of Opco Units Following a Redemption of Founding/Working Partner Interests or Restricted Exchangeable Interest. (a) Founding Partner Interests. Upon any redemption or purchase by the Partnership of any Founding Partner Interest pursuant to Section 12.02 or 12.03, the Partnership shall cause U.S. Opco and Global Opco to redeem and purchase from the Partnership a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from the Partnership a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased Founding Partner Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such Founding Partner Interest. The aggregate purchase price that the Opcos shall pay to the Partnership in such redemption shall be an amount of cash equal to (x) the number of U.S. Opco Units so redeemed multiplied by (y) the Current Market Price; provided that, upon mutual agreement of the General Partner, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property, valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

(b) Working Partner Interests. Upon any redemption or purchase by the Partnership of any Working Partner Interest pursuant to Section 12.02 or 12.03, the Partnership shall cause U.S. Opco and Global Opco to redeem and purchase from the Partnership a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from the Partnership a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased Working Partner Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such Working Partner Interest. The aggregate purchase price that the Opcos shall pay to the Partnership in such redemption shall be an amount of cash equal to the amount required by the Partnership to redeem or purchase such Working Partner Interest; provided that, upon mutual agreement of the General Partner, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand

(which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

(c) Restricted Exchangeable Interests. Upon any redemption or purchase by the Partnership of any Restricted Exchangeable Interest pursuant to Section 12.02 or 12.03 that occurs on or after the Merger, the Partnership shall cause U.S. Opco and Global Opco to redeem and purchase from the Partnership a number of U.S. Opco Units (and the associated U.S. Opco Capital) and cause Global Opco to redeem and purchase from the Partnership a number of Global Opco Units (and the associated Global Opco Capital), in each case, equal to (A) the number of Units underlying the redeemed or purchased Restricted Exchangeable Interest, multiplied by (B) the Holdings Ratio as of immediately prior to the redemption or purchase of such Restricted Exchangeable Interest. The aggregate purchase price that the Opcos shall pay to the Partnership in such redemption shall be an amount of cash equal to the amount required by the Partnership to redeem or purchase such Restricted Exchangeable Interest; provided that, upon mutual agreement of the General Partner, the general partner of U.S. Opco and the general partner of Global Opco, U.S. Opco and Global Opco may, in lieu of cash, pay all or a portion of this amount in Publicly Traded Shares, valued at the average of the closing prices of such shares (as reported by the Nasdaq Global Market or any other national securities exchange or quotation system on which such shares are then listed or quoted) during the 10-trading-day period immediately preceding each payment (or by such other fair and reasonable pricing method as they may agree), or other property valued at its then-fair market value, as determined by them. BGC Partners shall determine the proportion of such amount that shall be paid by U.S. Opco, on the one hand, and Global Opco, on the other hand (which determination shall be based on BGC Partners’ good-faith judgment as to the proportion of the total fair value of the Opcos represented by U.S. Opco and Global Opco, respectively, as of such date).

SECTION 12.06. Section 7704 of the Code Notwithstanding anything to the contrary in this Agreement, no Founding/Working Partner Units may be Transferred or redeemed to the extent that such Transfer or redemption would cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any successor thereto, and the General Partner is expressly authorized to modify the operation of the transfer and redemption provisions of this Agreement to the extent reasonably necessary to implement the purposes of this Section 12.06.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments. (a) Except as provided in Section 1.03 with respect to this Agreement or Section 2.01 with respect to the Certificate of Limited Partnership, the Certificate of Limited Partnership and this Agreement may not be amended except with (and any such amendment shall be authorized upon obtaining) the approval of each of the General Partner and the Exchangeable Limited Partners (by the affirmative vote of a Majority in Interest); provided that this Agreement shall not be amended to (i) amend any provisions which require the consent of a specified percentage in interest of the Limited Partners without the consent of that specified percentage in interest of the Limited Partners; (ii) alter the interest of any Partner in the amount or timing of distributions or the allocation of profits, losses or credits (other than any such alteration caused by the acquisition of additional Units by any Partner or the issuance of additional Units to any Person pursuant to this Agreement or as otherwise expressly provided herein), if such alteration would either (A) materially adversely affect the economic interest of a Partner in the Partnership or (B) materially adversely affect the value of Interests, without the consent of (x) the Partners holding at least two-thirds of all Units in the case of an amendment applying in a substantially similar manner to all classes of Interests or (y) two-thirds in interest of the affected class or classes of the Partners in the case of any other amendment; or (iii) amend this Agreement to alter the Special Voting Limited Partner’s ability to remove a General Partner; provided, however, that the General Partner may authorize, without further approval of any other Person or group, (1) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto or (2) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof. Any merger or consolidation of the Partnership with any third party that shall amend or otherwise modify the terms of this Agreement shall require the approval of the Persons referred to above to the extent the approval of such Persons would have been required had such amendment or modification been effected by an amendment to this Agreement.

(b) In the event of the approval pursuant to this Section 13.01 or otherwise of a material amendment to this Agreement that materially adversely affects the economic interest of a Founding/Working Partner or a Restricted Exchangeable Partner, as the case may be, in the Partnership or the value of Founding/Working Partner Units or Restricted Exchangeable Units, as the case may be, by materially altering the interest of any such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, in the amount or timing of distributions or the allocation of profits, losses or distributions or the allocation of profits, losses or credit, other than any such alteration caused by the acquisition of Units by any Partner, then each Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (including the controlling stockholder of any corporate Founding/Working Partner or Restricted Exchangeable Partner, as the case may be), who does not vote in favor of such amendment shall have the right, subject to the conditions of this Section 13.01, to elect to become a Terminated Partner (regardless of whether there is an actual termination of the employment of such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be) as of the date of such amendment to this Agreement, on the terms and conditions of this Agreement as in effect immediately prior to such amendment to this Agreement; provided, however, that (i) solely for purposes of determining the timing of payments of the Additional Amounts pursuant to Section 12.02(c) (but not the determination of interest) to any Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, who becomes a Terminated Partner pursuant to an election pursuant to this Section 13.01(b), the Payment Date shall not be deemed to occur until the date such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall cease to be employed by the Opcos or their Subsidiaries or the Affiliated Entities in any capacity, and (ii) no payment of any amount on account of any Extraordinary Account pursuant to Article XII shall be made prior to such date, unless the General Partner in its sole and absolute discretion shall designate an earlier date. Such election shall be made by written notice to the General Partner, delivered within thirty (30) days of notice to the electing Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, of the proposed amendment, specifically stating that such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, elects to withdraw under the terms and conditions of this Section 13.01(b). As a condition to any such election, any Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, electing to become a Terminated Partner pursuant to this Section 13.01(b) must, if requested by the General Partner, provide his or her written consent stating that such Partner agrees that the termination date (or any similar date relating to the cessation of such Partner’s and obligations of the Partnership and the Affiliated Entities) of such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, under any employment agreement with the Opcos or their Subsidiaries or any Affiliated Entity, shall be accelerated to the effective date of such election, and such electing Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall have no future right to any compensation, benefits, termination payments or other emoluments from the Opcos or their Subsidiaries or an Affiliated Entity, pursuant to any such agreement, and such Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, shall be entitled to future payments from the Partnership only as provided in this Agreement and as may be determined by the General Partner. The General Partner shall have the right, in the event any Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, of the Partnership seeks to exercise his, her or its withdrawal rights pursuant to this Section 13.01(b), to revoke and terminate any proposed amendment to this Agreement, in which event all approvals, elections and terminations pursuant hereto shall be of no force and effect, and all agreements shall remain in full force and effect in accordance with their terms prior to the proposed amendments. For this purpose, any proposed amendment of this Agreement subject to this Section 13.01(b) shall not become effective until the later of (A) receipt of sufficient approval by the Partners pursuant to this Section 13.01 or (B) thirty (30) days after written notice to the Partners of the proposed amendment to this Agreement, and shall become effective no later than sixty (60) days after written notice to the Partners of the proposed amendment to this Agreement, unless revoked by the General Partner.

SECTION 13.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners. Except as provided in Article X with respect to Persons entitled to indemnification pursuant to such Article, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

SECTION 13.03. Waiver of Notice. Whenever any notice is required to be given to any Partner or other Person under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Partners (if any shall be called) or the General Partner need be specified in any waiver of notice of such meeting.

SECTION 13.04. Jurisdiction and Forum; Waiver of Jury Trial. (a) Each of the Partners agrees, to the fullest extent permitted by law, that all Actions arising out of or in connection with this Agreement, the Partnership’s affairs, the rights or interests of the Partners or the estate of any deceased Partner (to the extent that they are related to any of the foregoing), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any breach or termination or alleged breach or termination of this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Partners hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Partners hereby expressly waives, to the fullest extent permitted by law, any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts; and (iv) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. With respect to any action arising out of or relating to this agreement or any obligation hereunder, each Partner irrevocably and unconditionally, to the fullest extent permitted by law, (x) agrees to appoint promptly upon request from the Partnership authorized agents for the purpose of receiving service of process in any suit, action or proceeding in Wilmington, Delaware; (y) consents to service of process in any suit, action or proceeding in such jurisdictions; and (z) consents to service of process by mailing a copy thereof to the address of the Partner determined under Section 13.07 by U.S. registered or certified mail, by the closest foreign equivalent of registered or certified mail, by a recognized overnight delivery service, by service upon any agent specified pursuant to clause (x) above, or by any other manner permitted by applicable law,

(b) EACH PARTNER WAIVES ANY RIGHT TO REQUEST OR OBTAIN A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING GOVERNED BY THE TERMS OF THIS AGREEMENT OR PERTAINING TO THE MATTERS GOVERNED BY THIS AGREEMENT. “MATTERS GOVERNED BY THIS AGREEMENT” SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL MATTERS AND AGREEMENTS REFERRED TO IN THIS AGREEMENT AND ANY DISPUTES ARISING WITH RESPECT TO ANY SUCH MATTERS AND AGREEMENTS.

(c) The Partners acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Partners shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 13.05. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

SECTION 13.06. Confidentiality. (a) In addition to any other obligations set forth in this Agreement, each Partner recognizes that confidential information has been and will be disclosed to such Partner by the Partnership and its Subsidiaries. Each Partner (other than the Cantor Group and the BGC Partners Group) expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership and/or any of its Subsidiaries, to (i) maintain the confidentiality of, and not disclose to any Person without the prior written consent of the Partnership, any financial, legal or other advisor to the Partnership, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry and (ii) not to use such confidential information other than for the purpose of evaluating such Partner’s investment in the Partnership or in connection with the discharge of any duties to the Partnership or an Affiliated Entity such Partner may have in such Partner’s capacity as an officer, director, employee or agent of the Partnership or an Affiliated Entity. Notwithstanding Section 13.04 or any other provision herein to the contrary, each Partner agrees that money damages would not be a sufficient remedy for any breach of this Section 13.06 by such Partner, and that in addition to all other remedies, the Partnership shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) In the event that any third party requests information from a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be (whether during the period he, she or it is a Partner or during the Restricted Period applicable to such Partner), regarding any matter related to such Partner’s employment by the Partnership or any Affiliated Entity or his, her or its role as a Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, he, she or it will contact and notify the General Counsel of the Partnership before responding to such requests for information, so that the Partnership may take appropriate action to protect its interests. However, neither a Founding/Working Partner or a Restricted Exchangeable Partner shall have any obligation to contact and notify the General Counsel of the Partnership prior to any such discussions between such Partner and such Partner’s legal counsel or his certified public accountant.

(c) In the event that a Founding/Working Partner or a Restricted Exchangeable Partner is subpoenaed, or asked, to testify as a witness or to produce documents in any legal or administrative or other proceeding related to the Partnership (whether during the period in which he, she or it is a Partner or during the Restricted Period applicable to such Partner), he, she or it will promptly notify the Partnership of such subpoena or request and meet with Partnership representatives for a reasonable period of time prior to any such appearance or production.

(d) Each of the current and any former beneficial owners of any corporate or other entity Founding/Working Partner or Restricted Exchangeable Partner, and each trustee or beneficiary of any trust that is a Founding/Working Partner or Restricted Exchangeable Partner, shall also be subject to the provisions of this Section 13.06 and each corporate or other entity Founding/Working Partner or Restricted Exchangeable Partner, as the case may be, and each such trustee or beneficiary agrees to take such action as is requested by the General Partner to ensure the enforcement of this Section 13.06.

(e) Each Founding/Working Partner and each Restricted Exchangeable Partner agrees to indemnify and hold the Partnership harmless from any loss, cost, damage or claim suffered by the Partnership, including attorney’s fees, resulting from a breach by such Partner (including by its beneficial owner or by any trustee of any trust beneficial owner) of this Section 13.06.

SECTION 13.07. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in Person, properly transmitted by telecopier or one (1) Business Day after it has been sent by an internationally recognized overnight courier to the address for notices shown in the Partnership’s records (or any other address provided to the Partnership in writing for this purpose) or, if given to the Partnership, to the principal place of business of the Partnership in New York, New York. Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each Partner may from time to time change its address for notices under this Section 13.07 by giving at least five (5) days’ prior written notice of such changed address to the Partnership.

SECTION 13.08. No Waiver of Rights. No failure or delay on the part of any Partner in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any Partner of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

SECTION 13.09. Power of Attorney. Each Partner agrees that, by its execution of this Agreement, such Partner irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Partnership is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate of Limited Partnership that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Partnership or a change of name or address of a Partner, (ii) the disposal or increase by a Partner of his Interest in the Partnership or any part thereof, (iii) a distribution and reduction of the capital contribution of a Partner or any other changes in the capital of the Partnership, (iv) the dissolution or termination of the Partnership, (v) the addition or substitution of a Person becoming a Partner of the Partnership and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with the preceding sections of this Agreement. The power granted hereby is coupled with an interest and shall survive the subsequent disability or incapacity of the principal.

SECTION 13.10. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

SECTION 13.11. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

SECTION 13.12. Entire Agreement. This Agreement amends and restates in its entirety the Original Limited Partnership Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Notwithstanding anything herein to the contrary, in the event of any conflict or inconsistency between the terms of Article XII and the rest of this Agreement , the terms of the rest of this Agreement shall prevail and Article XII shall be appropriately amended by the General Partner (with the prior written consent of the Exchangeable Partners (by Majority in Interest)) to remove such conflict or inconsistency (without the requirement of any further consent, approval or action of any other Persons).

SECTION 13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

SECTION 13.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

SECTION 13.15. Opportunity; Fiduciary Duty. To the greatest extent permitted by law and except as otherwise set forth in this Agreement:

(a) None of any BGC Partners Company or Cantor Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any BGC Partners Company or Cantor Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Partnership or the holders of Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each BGC Partners Company and Cantor Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Partnership, the holders of Interests or any other Person, or (ii) to abstain from participating in any vote or other action of the Partnership or any Affiliate thereof, or any board, committee or similar body of any of the foregoing. None of any BGC Partners Company, Cantor Company or any of their respective Representatives shall violate a duty or obligation to the Partnership merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in Section 13.15(c). Any BGC Partners Company, Cantor Company or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No transaction between any BGC Partners Company, Cantor Company or any of their respective Representatives, on the one hand, with the Partnership or any of its Representatives, on the other hand, shall be voidable solely because any BGC Partners Company, Cantor Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any BGC Partners Company, Cantor Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any BGC Partners Company, Cantor Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives, or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers. In the event that any BGC Partners Company, Cantor Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any BGC Partners Company, Cantor Company or any of their respective Representatives, on the one hand, and the Partnership or its Subsidiaries, on the other hand, such BGC Partners Company, Cantor Company or any of its Subsidiaries, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives. None of any BGC Partners Company, Cantor Company or any of their respective Representatives shall be liable to the Partnership, the holders of Interests or its Representatives for breach of any fiduciary duty by reason of the fact that any BGC Partners Company, Cantor Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of a BGC Partners Company and/or a Cantor Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, and such Person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Partnership, then such Person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom; provided that a BGC Partners Company and/or Cantor Company may pursue such Corporate Opportunity if the Partnership shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a Person who is both a Representative of the Partnership and a Representative of a BGC Partners Company and/or a Cantor Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, such Person shall not be obligated to present such Corporate Opportunity to the Partnership or to act as if such Corporate Opportunity belongs to the Partnership, and such Person shall (A) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (B) shall not be liable to the Partnership, any of the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (C) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom.

(d) Any Person purchasing or otherwise acquiring any Interest shall be deemed to have notice of and to have consented to the provisions of this Section 13.15.

(e) Except to the extent otherwise modified herein, each officer of the Partnership shall have fiduciary duties identical to those of officers of business corporations organized under the DGCL. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 13.15 nor the adoption of any provision of this Agreement inconsistent with this Section 13.15 shall eliminate or reduce the effect of this Section 13.15 in respect of any matter occurring, or any cause of Action that, but for this Section 13.15, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

SECTION 13.16. Reimbursement of Expenses. All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries shall be borne by the Partnership or its Subsidiaries, as the case may be.

SECTION 13.17. Effectiveness. The Original Limited Partnership Agreement was effective for all financial and accounting purposes as of August 24, 2004. This Agreement shall be effective immediately prior the Closing (as defined in the Separation Agreement).

SECTION 13.18. Parity of Units. It is the non-binding intention of each of the Partners and the Partnership that the Holdings Ratio shall at all times equal one. Accordingly, in the event of any issuance, or repurchase by U.S. Opco, of U.S. Opco Units to or held by the Partnership, it is the non-binding intention of each of the Partners and the Partnership that there be a parallel issuance or repurchase transaction by the Partnership so that the Holdings Ratio shall at all times equal one, and the parties to this Agreement agree to cooperate to effect the intent of this Section 13.18.

SECTION 13.19. Limitation on Claim Period and Exclusive Remedies Available to Partners with Respect to any Redemption of Units. No Founding/Working Partner and no Restricted Exchangeable Partner may institute any action challenging the terms, conditions or validity of any redemption by the Partnership of Units held by such Partner unless such action is instituted on or prior to the six-month anniversary of the effective date of the challenged redemption (such date, the “Effective Date”). If a challenge is not instituted by such Partner on or prior to the six-month anniversary of the Effective Date, such Partner shall be thereafter foreclosed from instituting any challenge of the terms, conditions or validity of the redemption. In the event that such Partner successfully challenges the terms, conditions or validity of any redemption by the Partnership of Units held by such Partner as finally determined in accordance with this Article XIII in a judgment not subject to further appeal (a “Final Adjudication”), such Partner agrees that the exclusive remedy available to such Partner for such challenge shall be, at the General Partner’s sole and absolute discretion, as follows: either (a) promptly following the date of the Final Adjudication (the “Final Adjudication Date”), the Partnership shall restore for the account of such Partner all Units held by such Partner and the Capital Account related thereto as both existed on the Effective Date immediately prior to the challenged redemption, less the value at the time of the redemption as determined by the General Partner in its sole and absolute discretion consistent with the Final Adjudication of any stock or other property distributed to such Partner in connection with the challenged redemption, without regard or entitlement to any statutory interest or any profits, losses or distributions on such Units between the Effective Date and the Final Adjudication Date or (b) the Partnership shall redeem for cash all of the Units held by such Partner based on the number of Units held by such Partner immediately prior to the challenged redemption of the redeemed Units, less the value at the time of the redemption as determined by the General Partner in its sole and absolute discretion consistent with the Final Adjudication of any stock or other property distributed to such Partner in connection with the challenged redemption, without regard or entitlement to any statutory interest or any profits, losses or distributions on such Units between the Effective Date and the date such Units are redeemed; such payments to be made at the time, in the amount and subject to the conditions provided for payments to a Terminated Partner under Article XII and shall be subject to all of the other provisions of the Partnership Agreement, including, without limitation, Section 3.03. Upon completion of the actions set forth in clauses (a) or (b) of this Section 13.19, all Units or other interest held by such Partner as a result of the challenged redemption shall be cancelled for no consideration. This Section 13.19 shall not limit or restrict any remedies that the Partnership or the General Partner may have under this Agreement, at law or equity, against a Partner that institutes any action challenging the terms, conditions or validity of any redemption that is subject to this Section 13.19.

IN WITNESS WHEREOF, this Agreement has been duly executed by the general partner and limited partner as of the day and year first written above.

BGC HOLDINGS II, LLC

By:
Name:
Title:

BGC GP LIMITED

By:
Name:
Title:

CANTOR FITZGERALD, L.P.

By:
Name:
Title:

BGC PARTNERS, INC.

By:
Name:
Title:

[Signature Page to the Agreement of Limited Partnership of BGC Holdings, L.P.,

by and among the Withdrawing General Partner, BGC GP Limited, Cantor, BGC Partners

and the Persons to be admitted as Partners or otherwise parties hereto]

Annex D

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP OF

BGC PARTNERS, L.P.

Amended and Restated as of [•], 20071

[1]	THE TRANSFER OF THE PARTNERSHIP INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

D-i

D-ii

This AGREEMENT OF LIMITED PARTNERSHIP (together with all exhibits, annexes and schedules hereto, this “Agreement”) of BGC Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of [•], 2007, is by and among BGC Holdings, LLC, a Delaware limited liability company (“BGC Holdings, LLC”), as general partner; BGC Holdings, L.P., a Delaware limited partnership, (“Holdings”), as a limited partner, and BGC Holdings U.S., Inc., a Delaware corporation (“BGC Holdings US”), as a limited partner, and the Persons to be admitted as Partners (as defined below) or otherwise parties hereto as set forth herein.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, §17-101, et. seq., as amended from time to time (the “Act”) pursuant to an Agreement of Limited Partnership, dated as of July 22, 2004, by and among BGC Holdings, LLC, as the general partner, and Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), as limited partner (as amended and restated on December 7, 2004, the “Original Limited Partnership Agreement”);

WHEREAS, Cantor, BGC Partners, Inc., a Delaware corporation (“BGC Partners”), the Partnership, BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”), and Holdings have entered into that certain Separation Agreement, dated as of [•], 2007 (the “Separation Agreement”), pursuant to which, among other things, Cantor has agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners and its applicable Subsidiaries, including the Partnership and Global Opco, in the manner and on the terms and conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, as part of the Separation, (a) BGC Holdings, LLC will continue as the general partner of the Partnership, but will be indirectly controlled by BGC Partners; (b) BGC Holdings US will become a limited partner of the Partnership; and (c) Holdings will continue as a limited partner of the Partnership; and

WHEREAS, the Partners are amending and restating the Original Partnership Agreement in order to, among other things, provide for or attest to the foregoing transactions contemplated by the Separation Agreement, effective immediately.

NOW, THEREFORE, the parties hereto hereby adopt the following as the amended and restated “partnership agreement” of the Partnership within the meaning of the Act:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Period” means (a) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (b) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means “Ancillary Agreements” as defined in the Separation Agreement.

“Applicable Tax Rate” means the estimated highest aggregate marginal statutory federal, state and local income, franchise and branch profits tax rates (determined taking into account the deductibility of state and local income taxes for federal income tax purposes and the creditability or deductibility of foreign income taxes for federal income tax purposes) (“Tax Rate”) applicable to any Partner on income of the same character and source as the income allocated to such Partner pursuant to Sections 5.04(a) and (b) for such fiscal year, fiscal quarter or other period, as determined by the tax matters partner in its discretion; provided that, in the case of a Partner that is a partnership, grantor trust or other pass-through entity under U.S. federal income tax law, the Tax Rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the Tax Rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the tax matters partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other-pass through entity, similar principles shall be applied by the tax matters partner in its discretion to determine the Tax Rate of such member, grantor-owner or other beneficial owner.

“BGC Business” has the meaning set forth in the recitals to this Agreement.

“BGC Holdings, LLC” has the meaning set forth in the preamble to this Agreement.

“BGC Holdings US” has the meaning set forth in the preamble to this Agreement.

“BGC Partners” has the meaning set forth in the recitals to this Agreement.

“BGC Partners Common Stock” means (1) prior to the Merger, the common units of BGC Partners (regardless of the class of such common units); and (2) after the Merger, the common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Company” means any member of the BGC Partners Group.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Holdings and its Subsidiaries, the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by applicable Law or other governmental action to be closed.

“Cantor” has the meaning set forth in the recitals to this Agreement.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the Holdings Group or the BGC Partners Group).

“Capital” means, with respect to any Partner, such Partner’s capital in the Partnership as reflected in such Partner’s Capital Account.

“Capital Account” means, with respect to any Partner, such Partner’s capital account established on the books and records of the Partnership.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on April 22, 2004.

“Closing of the Books Event” means any of (a) the close of the last day of each calendar year and each calendar quarter, (b) the dissolution of the Partnership, (c) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis amount of property, (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, or (e) any other time that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Contribution” means “Contribution” as defined in the Separation Agreement.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in any of the Partnership’s lines of business, is of practical advantage to the Partnership and is one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of BGC Partners, Holdings or their respective Representatives will be brought into conflict with the Partnership’s self-interest.

“DGCL” has the meaning set forth in Section 9.02(a).

“Disinterested Director” has the meaning set forth in Section 9.02(i)(i).

“Estimated Proportionate Quarterly Tax Distribution” means the Proportionate Quarterly Tax Distribution calculated using the Tax Matters Partner’s estimate of the aggregate amount of taxable income or gain to be allocated to the Partners pursuant to Section 5.04(a) for the applicable period (excluding any items of income, gain, loss or deduction allocated in respect of any Special Item).

“Estimated Tax Due Date” means (a) in the case of a Partner that is not an individual, the 15th day of each April, June, September and December or (b) in the case of a Partner that is an individual, the 15th day of each April, June, September and January or, in each of cases (a) and (b), if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment.

“General Partner” means BGC Holdings, LLC or any Person who has been admitted, as herein provided, as an additional or substitute general partner, and who has not ceased to be a general partner, each in its capacity as a general partner of the Partnership.

“General Partnership Interest” means, with respect to the General Partner, such Partner’s Units and Capital designated as the “General Partner Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner being a General Partner and having such Units and Capital.

“Global Opco” has the meaning set forth in the recitals to this Agreement.

“Global Opco Units” means “Units” as defined in the Global Opco Limited Partnership Agreement.

“Group” means the Holdings Group or the BGC Partners Group, as applicable.

“Group Transferee” has the meaning set forth in Section 7.02(a)(ii).

“Group Transferor” has the meaning set forth in Section 7.02(a)(ii).

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Company” means any member of the Holdings Group.

“Holdings Group” means Holdings and its Subsidiaries (other than the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P., as amended from time to time.

“Holdings Units” means “Units” as defined in the Holdings Limited Partnership Agreement.

“Independent Counsel” has the meaning set forth in Section 9.02(i)(ii).

“Interest” means the General Partnership Interest and any Limited Partnership Interest (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest).

“Limited Partner” means any Person who has acquired a Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner under the terms of this Agreement, each in its capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means, with respect to any Limited Partner, such Partner’s Units and Capital designated as a “Limited Partnership Interest” (including, for the avoidance of doubt, designation as a “Special Voting Limited Partnership Interest”) on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Majority in Interest” means Limited Partner(s) holding a majority of the Units underlying the Limited Partnership Interests outstanding as of the applicable record date; provided, however, that if the Holdings Group shall hold a Majority in Interest and the Cantor Group shall hold a majority of the Units underlying the Exchangeable Limited Partnership Interests of Holdings, then “Majority in Interest” for purposes of this Agreement shall mean Cantor.

“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Partners” means the Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner) and the General Partner, and “Partner” means any of the foregoing.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Percentage Interest” means, as of the applicable calculation time, with respect to a Partner, the ratio, expressed as a percentage, of the number of Units held by such Partner over the number of Units held by all Partners.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“proceeding” has the meaning set forth in Section 9.02(a).

“Proportionate Quarterly Tax Distribution” means, for each Partner for each fiscal quarter or other applicable period, such Partner’s Proportionate Tax Share for such fiscal quarter or other applicable period.

“Proportionate Tax Share” means, with respect to a Partner, the product of (a) the Tax Distribution for the fiscal year, fiscal quarter or other period, as applicable, and (b) the Percentage Interest of such Partner for such fiscal year, fiscal quarter or other period. In the event that the Percentage Interest of a Partner changes during any fiscal year, fiscal quarter or other period, the Proportionate Tax Share of such Partner and the other Partners, as the case may be, for such fiscal year, fiscal quarter or other period shall be appropriately adjusted to take into account the Partners’ varying interests.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Item” means the matters set forth on Schedule A.

“Special Voting Limited Partner” means the Limited Partner holding the Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner designated as the Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner designated as the Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to the Special Voting Limited Partner, such Partner’s Unit and Capital designated as the “Special Voting Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Distribution” means, for any fiscal quarter or fiscal year or other period of the Partnership during the term of the Partnership, the product of (a) the aggregate amount of taxable income or gain allocated to the Partners pursuant to Section 5.04(a) for such period (excluding any item of income, gain, loss or deduction allocated in respect of any Special Item) and (b) the Applicable Tax Rate for such period.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Transferor” means the transferor in a Transfer or proposed Transfer.

“UCC” has the meaning set forth in Section 4.07.

“Unit” means, with respect to any Partner, such Partner’s partnership interest in the Partnership entitling the holder to a share in the Partnership’s profits, losses and operating distributions as provided in this Agreement.

SECTION 1.02. Other Definitional Provisions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, appendix, annex and schedule references not attributed to a particular document shall be references to such exhibits, appendixes, annexes and schedules to this Agreement.

SECTION 1.03. References to Schedules. The General Partner shall maintain and revise from time to time all schedules referred to in this Agreement in accordance with this Agreement. Notwithstanding anything in Section 10.02 to the contrary, any such revision shall not be deemed an amendment to this Agreement, and shall not require any further act, vote or approval of any Person.

ARTICLE II

FORMATION, CONTINUATION AND POWERS

SECTION 2.01. Formation. Effective as of 2:33 p.m., Wilmington, Delaware time, on April 22, 2004, the Partnership was formed pursuant to the laws of the State of Delaware pursuant to a Certificate of Limited Partnership. The Original Limited Partnership Agreement was entered into on July 22, 2004, and was amended and restated on December 7, 2004, and, prior to the effectiveness of this Agreement, as amended and restated on December 7, 2004, constitutes the partnership agreement (as defined in the Act) of the parties thereto. The Original Limited Partnership Agreement shall be amended and restated in its entirety to be this Agreement effective immediately prior to the closing of the Contribution pursuant to the Separation Agreement, and this Agreement shall thereafter constitute the partnership agreement (as defined in the Act) of the parties hereto.

SECTION 2.02. Name. The name of the Partnership is “BGC Partners, L.P.”

SECTION 2.03. Purpose and Scope of Activity. The purpose of the Partnership shall be to conduct any and all activities permitted under the Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, that are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership.

SECTION 2.04. Principal Place of Business. For purposes of the Act, the principal place of business of the Partnership shall be located in New York, New York or at such other place as may hereafter be designated from time to time by the General Partner. The Partnership, committee and officer meetings shall take place at the Partnership’s principal place of business unless decided otherwise for any particular meeting.

The Partnership may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in such jurisdictions in which the Partnership may conduct or cease to conduct business, as applicable.

SECTION 2.05. Registered Agent and Office. The registered agent for service of process is, and the mailing address of the registered office of the Partnership in the State of Delaware is in care of, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware. At any time, the Partnership may designate another registered agent and/or registered office.

SECTION 2.06. Authorized Persons. The execution and causing to be filed of the Certificate of Limited Partnership by the applicable authorized Persons on behalf of the General Partner are hereby specifically ratified, adopted and confirmed. The officers of the Partnership and the General Partner are hereby designated as authorized Persons to act in connection with executing and causing to be filed, when approved by the appropriate governing body or bodies hereunder, any certificates required or permitted to be filed with the Secretary of State of the State of Delaware and any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to file in any jurisdiction in which the Partnership is required to make a filing.

SECTION 2.07. Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership became effective, and the Partnership shall have perpetual existence unless sooner dissolved as provided in Article VIII.

SECTION 2.08. Treatment as Partnership. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, the parties shall treat the Partnership as a partnership for United States federal income tax purposes and agree not to take any action or fail to take any action which action or inaction would be inconsistent with such treatment.

SECTION 2.09. Compliance with Law. The Partnership shall use its best efforts to comply with any and all governmental requirements applicable to it, including the making of any and all necessary or advisable governmental registrations.

ARTICLE III

MANAGEMENT

SECTION 3.01. Management by the General Partner. (a) Subject to the terms and provisions of this Agreement, the management and control of the business and affairs of the Partnership shall be vested solely in, and directed and exercised solely by, the General Partner. In furtherance of the activities of the Partnership, subject to the terms and provisions of this Agreement, the General Partner shall have all rights and powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware.

(b) Except as otherwise expressly provided herein, the General Partner has full and exclusive power and authority to do, on behalf of the Partnership, all things that are deemed necessary, appropriate or desirable by the General Partner to conduct, direct and manage the business and other affairs of the Partnership and is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

(c) The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the Internal Revenue Service to ensure that the Partnership will be classified for United States federal income tax purposes as a partnership.

(d) The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement (without limitation on the General Partner’s ability to exercise such powers, authorities or responsibilities directly at any time); provided that, notwithstanding anything herein or in any other agreement to the contrary, the General Partner may remove any such officer, manager or agent, and may revoke any or all such powers, authorities and responsibilities so delegated to any such person, in each case at any time with or without cause. The officers of the Partnership shall consist of such positions and titles that the General Partner may in its discretion designate or create, including a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary or one or more Assistant Secretaries. A single person may hold more than one office. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

Each of such officers shall have such powers and duties with respect to the business and other affairs of the Partnership, and shall be subject to such restrictions and limitations, as are prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(e) Notwithstanding anything to the contrary herein, without the prior written consent of the Limited Partners (by affirmative vote of a Majority in Interest), the General Partner shall not take any action that may adversely affect Cantor’s Purchase Right (as defined in the Separation Agreement) in Section 4.11 of the Separation Agreement.

SECTION 3.02. Role and Voting Rights of Limited Partners; Authority of Partners. (a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act (including Section 17-303 thereof), Limited Partners (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person (including, if applicable, the general partner of the General Partner) with respect to any matter, including the business of the Partnership, (ii) may, or may cause the General Partner or any other Person (including, if applicable, the general partner of the General Partner) to, take or to refrain from taking any action, including by proposing, approving, consenting or disapproving, by voting or otherwise, with respect to any matter, including the business of the Partnership, (iii) may transact business with the General Partner (including, if applicable, the general partner of the General Partner) or the Partnership, and (iv) may be an officer, director, partner or stockholder of the General Partner (including, if applicable, the general partner of the General Partner) or have its Representatives serve as officers or directors of the General Partner (including, if applicable, of the general partner of the General Partner) without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by Section 17-302(f) of the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise provided in this Agreement.

(c) Authority of Partners. Except as set forth herein with respect to the General Partner, no Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, except as set forth herein with respect to the General Partner, no Limited Partner, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner. Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for Partnership and will not attempt to act for or bind the Partnership.

ARTICLE IV

PARTNERS; CLASSES OF PARTNERSHIP INTERESTS

SECTION 4.01. Partners. The Partnership shall have (a) a General Partner and, (b) one or more Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner). Schedule 4.01 sets forth the name and address of the Partners. Schedule 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

SECTION 4.02. Interests. (a) Generally. (i) Classes of Interests. Interests in the Partnership shall be divided into two classes: (A) a General Partnership Interest; and (B) Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units and Capital. The aggregate number of authorized Units is 600,000,000. The aggregate number of authorized Units shall not be changed, modified or adjusted from that set forth in the immediately preceding sentence; provided that, in the event that the total number of authorized shares of BGC Partners Common Stock under the certificate of incorporation of BGC Partners shall be increased or decreased after the date of this Agreement, then the total number of authorized Units shall be correspondingly increased or decreased by the same number so that the number of the authorized Units equals the number of authorized shares of BGC Partners Common Stock. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(ii) Issuances of Additional Units. Any authorized but unissued Units may be issued:

(1) pursuant to the Contribution and Schedule 2.03 of the Separation Agreement;

(2)(A) to members of the BGC Partners Group and/or Holdings Group, as the case may be, in connection with an investment in the Partnership by the members of the BGC Partners Group and/or Holdings Group, as the case may be, in each case as provided in Section 4.11 of the Separation Agreement;

(3) to members of the Holdings Group, in connection with a redemption pursuant to Section 12.03 of the Holdings Limited Partnership Agreement

(4) as otherwise agreed by each of the General Partner and the Limited Partners (by affirmative vote of a Majority in Interest);

(5) to BGC Partners or Holdings in connection with a grant of equity by BGC Partners or Holdings, respectively, pursuant to the BGC Holdings, L.P. Participation Plan; and

(6) to any Partner in connection with a conversion of an issued Unit and Interest into a different class or type of Unit and Interest in accordance with this Agreement;

provided that each Person to be issued additional Units pursuant to clauses (1), (2), (3), (4) or (5) of this sentence shall, as a condition to such issuance, execute and deliver to the Partnership an agreement in which the such Person agrees to be admitted as a Partner with respect to such Units and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Person (A) is at the time of such issuance a Partner of the applicable class of Interests being issued or (B) has previously entered into an agreement pursuant to which such Person shall have agreed to become a Partner and be bound by this Agreement with respect to the applicable class of Interests being issued (which agreement is in effect at the time of such issuance), such Person shall not be required to enter into any such agreements unless otherwise determined by the General Partner. Upon any such issuance, any such Person not already a Partner shall be admitted as a limited partner with respect to the issued Interests.

(b) General Partnership Interest. The Partnership shall have one General Partnership Interest. The Unit issued to the General Partner in respect of such Partner’s General Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Unit in respect of such Partner’s General Partnership Interest in accordance with this Agreement.

(c) Limited Partnership Interests. (i) The Partnership shall have one or more Limited Partnership Interests. The number of Units issued to each Limited Partner in respect of such Partner’s Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Units in respect of such Partner’s Limited Partnership Interest in accordance with this Agreement.

(ii) The Partnership shall have one Limited Partnership Interest designated as the Special Voting Limited Partnership Interest, as provided in Section 4.03(b). There shall only be one (1) Unit associated with the Special Voting Limited Partnership Interest. All other Limited Partnership Interests shall be designated as Limited Partnership Interests.

(d) No Additional Classes of Interests. There shall be no additional classes of partnership interests in the Partnership.

SECTION 4.03. Admission and Withdrawal of Partners. (a) General Partner. (i) The initial General Partner is BGC Holdings, LLC. On the date of this Agreement, immediately following the Separation, BGC Holdings, LLC shall have the General Partnership Interest, which shall have the Unit and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a General Partner, and resignation or withdrawal of any General Partner, shall be governed by Section 7.02.

(iii) Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in Section 7.02(c), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such General Partnership Interest and shall cease to be the General Partner.

(b) Limited Partners. (i) The initial Limited Partners are Holdings and BGC Holdings US, and the initial Special Voting Limited Partner is BGC Holdings, LLC. On the date of this Agreement, immediately following the Separation, the Limited Partners shall have the Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest), which shall have the Units and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a Limited Partner pursuant to any Transfer permitted by Section 7.02(a) or 7.02(b), as applicable, shall be governed by Section 7.02, and the admission of a

Person as a Limited Partner in connection with the issuance of additional Units pursuant to Section 4.02(a)(ii) shall be governed by such applicable Section.

(iii) Effective immediately upon the Transfer of a Limited Partner’s entire Limited Partnership Interest as provided in Section 7.02(a) or 7.02(b), as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Limited Partnership Interest, and shall cease to be a Limited Partner.

(c) No Additional Partners. No additional Partners shall be admitted to the Partnership except in accordance with this Article IV.

SECTION 4.04. Liability to Third Parties; Capital Account Deficits. (a) Except as may otherwise be expressly provided by the Act, the General Partner shall have unlimited personal liability for the satisfaction and discharge of all debts, liabilities, contracts and other obligations of the Partnership. The General Partner shall not be personally liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from the Partnership’s assets.

(b) Except as may otherwise be expressly provided by the Act or this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Each Limited Partner shall be liable only to make its capital contributions as provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Partnership or to lend any funds to the Partnership except as otherwise expressly provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement. No Limited Partner shall be required to repay the Partnership, any Partner or any creditor of the Partnership any negative balance in such Limited Partner’s Capital Account.

(c) No Limited Partner shall be liable to make up any deficit in its Capital Account; provided that nothing in this Section 4.04(c) shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which the Partnership or such Partner may be a party.

SECTION 4.05. Classes. Any Person may own one or more classes of Interests. Except as otherwise specifically provided herein, the ownership of other classes of Interests shall not affect the rights or obligations of a Partner with respect to other classes of Interests. As used in this Agreement, the General Partner and the Limited Partners (including the Special Voting Limited Partner) shall be deemed to be separate Partners even if any Partner holds more than one class of Interest. References to a certain class of Interest with respect to any Partner shall refer solely to that class of Interest of such Partner and not to any other class of Interest, if any, held by such Partner.

SECTION 4.06. Certificates. The Partnership may, in the discretion of the General Partner, issue any or all Units in certificated form, which certificates shall be held by the Partnership as custodian for the applicable Partners. The form of any such certificates shall be approved by the General Partner and include the legend required by Section 7.06. If certificates are issued, a transfer of Units will require delivery of an endorsed certificate.

SECTION 4.07. Uniform Commercial Code Treatment of Units. Each Unit in the Partnership shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control. The Partnership shall maintain books for the purpose of registering the transfer of Units. Any transfer of Units shall be effective as of the registration of the transfer of such Units in the books and records of the Partnership.

SECTION 4.08. Priority Among Partners. No Partner shall be entitled to any priority or preference over any other Partner either as to return of capital contributions or as to profits, losses or distributions, except to the extent that this Agreement may be deemed to establish such a priority or preference.

ARTICLE V

CAPITAL AND ACCOUNTING MATTERS

SECTION 5.01. Capital. (a) Capital Accounts. There shall be established on the books and records of the Partnership a Capital Account for each Partner. Schedule 5.01 sets forth the names and the Capital Account of the Partners as of the date of this Agreement. Schedule 5.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or Capital Accounts in accordance with this Agreement.

(b) Capital Contributions. (i) On the date of this Agreement, contributions of assets, property and/or cash shall be made by or on behalf of the Partners listed on Schedule 4.01 in connection with the Contribution, pursuant to the terms set forth in the Separation Agreement.

(ii) In return for such initial contributions, Interests shall be issued or Transferred to the Partners as provided on Schedule 5.01.

(iii) The parties shall treat the contributions described in this Section 5.01(b) as contributions pursuant to Section 721 of the Code in which no gain or loss is recognized to any extent, except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code.

(iv) Except as otherwise provided in Section 5.01(b)(i), no capital contributions shall be required (A) unless otherwise determined by the General Partner and agreed to by the contributing Partner, or (B) unless otherwise determined by the General Partner in connection with the admission of a new Partner or the issuance of additional Interests to a Partner.

(v) The Partnership may invest or cause to be invested all amounts received by the Partnership as capital contributions in its sole and absolute discretion.

SECTION 5.02. Withdrawals; Return on Capital. No Partner shall be entitled to withdraw or otherwise receive any distributions in respect of any Interest (including the associated Units or Capital), except as provided in Section 6.01 or Section 8.03. The Partners shall not be entitled to any return on their Capital.

SECTION 5.03. Maintenance of Capital Accounts. As of the end of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 5.04(a)) and (ii) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) contributed to the Partnership by such Partner in respect of such Partner’s related Interest during such Accounting Period, net of liabilities assumed by the Partnership with respect to such other property, and (b) decreasing such balance by (i) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) distributed to such Partner in respect of such class of Interest associated with such Capital Account pursuant to this Agreement, net of liabilities (if any) assumed by such Partner with respect to such other property, and (ii) such Partner’s allocable share of each item of the Partnership’s deduction and loss for such Accounting Period (allocated in accordance with Section 5.04(a)). The balances in each Partners’ Capital Account shall also be adjusted at the time and in the manner permitted by the capital accounting rules of the Treasury Regulation section 1.704-1(b)(2)(iv)(f). The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

SECTION 5.04. Allocations and Tax Matters. (a) Book Allocations. After giving effect to the allocations set forth in Section 2 of Exhibit A hereto, for purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, with respect to each Accounting Period, all remaining items of income, gain, loss or deduction of the Partnership (calculated in the manner contemplated by the capital accounting rules of the Treasury Regulations promulgated under Section 704(b) of the Code, and regardless of whether the Partnership has net income) shall be allocated among the Capital Accounts of the Interests in proportion to their Percentage Interest as of the end of such Accounting Period; provided, however, that upon any Closing of the Books Event (other than an event described in clauses (a) of such definition), the value of each asset on the books of the Partnership shall be adjusted to equal its gross fair market value (as reasonably determined by the General Partner) at such time, and the amount of such adjustment shall be taken into account as gain (if such adjustment is positive) or loss (if such adjustment is negative) from the disposition of such asset for purposes of this Section 5.04(a); provided, further, that any and all items of income, gain, loss or deduction to the extent resulting from a Special Item will be allocated entirely to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners. If, after any allocation of items of income, gain, loss or deduction resulting from a Special Item, there is an exchange of an Exchangeable Limited Partnership Interest (as defined in the Holdings Limited Partnership Agreement) or a Founding Partner Interest (as defined in the Holdings Limited Partnership Agreement) with BGC Partners for BGC Partners Common Stock, then (A) the Capital Account of the Limited Partnership Interests provided to BGC Partners in connection with such exchange pursuant to Section 8.07 of the Holdings Limited Partnership Agreement shall be equal to (1) the total Capital for all issued and outstanding Interests, divided by (2) the total number of issued and outstanding Units, multiplied by (3) the number of Units underlying such Limited Partnership Interest (as appropriately adjusted to reflect the impact of any Special Item and the intention of the Parties for Holdings (and not BGC Partners) to realize the economic benefits and burdens of such Special Item); and (B) any increase or decrease in the remaining Capital for all issued and outstanding Interests as a result of clause (A) of this sentence shall be allocated to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners.

(b) Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, the Partnership shall cause each item of income, gain, loss or deduction recognized by the Partnership to be allocated among the Partners for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein. In the event the value of any Partnership assets is adjusted pursuant to the first proviso of Section 5.04(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Allocations required by Section 704(c) of the Code shall be made using the “traditional method” described in Treasury Regulation Section 1.704-3(b).

SECTION 5.05. General Partner Determinations. All determinations, valuations and other matters of judgment required to be made for purposes of this Article V, including with respect to allocations to Capital Accounts and accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds, contribution or distributions hereunder shall be made by the General Partner in good faith. In the event that an additional Partner is admitted to the Partnership and contributes property to the Partnership, or an existing Partner contributes additional property to the Partnership, pursuant to this Agreement, the value of such contributed property shall be the fair market value of such property as reasonably determined by the General Partner.

SECTION 5.06. Books and Accounts. (a) The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (at such reasonable times as the General Partner shall determine) for any purpose reasonably related to their Interests. The Partnership’s accounts shall be maintained in U.S. dollars.

(b) The Partnership’s fiscal year shall begin on the first day of January and end on the thirty-first day of December of each year, or shall be such other period designated by the General Partner. At the end of each fiscal year, the Partnership’s accounts shall be prepared, presented to the General Partner and submitted to the Partnership’s auditors for examination.

(c) The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner. The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership.

SECTION 5.07. Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership, in accordance with the Treasury Regulations promulgated pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. The General Partner shall have the authority, in its sole and absolute discretion, to (a) make an election under Section 754 of the Code on behalf of the Partnership, and each Partner agrees to provide such information and documentation as the General Partner may reasonably request in connection with any such election, (b) determine the manner in which “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) are allocated among the Partners and (c) make any other election or determination with respect to taxes (including with respect to depreciation, amortization and accounting methods).

SECTION 5.08. Tax Information. The Partnership shall use commercially reasonable efforts to prepare and mail as soon as reasonably practicable after the end of each taxable year of the Partnership, to each Partner (and each other Person that was such a Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

SECTION 5.09. Withholding. Notwithstanding anything herein to the contrary, the Partnership is authorized to withhold from distributions and allocations to the Partners, and to pay over to any federal, state, local or foreign governmental authority any amounts believed in good faith to be required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts (together with any amounts that are withheld from payments to the Partnership or any of its Subsidiaries attributable to a direct or indirect Partner of the Partnership) as distributed to those Partners with respect to which such amounts were withheld. If the Partnership is obligated to pay any amount to a taxing authority on behalf of (or in respect of an obligation of) a Partner (including, federal, state and local or other withholding taxes), then such Partner shall indemnify the Partnership in full for the entire amount of any Tax (but not any interest, penalties or other expenses associated with such payment).

ARTICLE VI

DISTRIBUTIONS

SECTION 6.01. Distributions in Respect of Partnership Interests. Subject to the remaining sentences of this Section 6.01, the Partnership shall distribute to each Partner from such Partner’s Capital Account (a) on or prior to each Estimated Tax Due Date (i) such Partner’s Estimated Proportionate Quarterly Tax Distribution for such fiscal quarter, plus (ii) with respect to Partners who are members of the Holdings Group, an amount (positive or negative) calculated using the methodology contemplated by the definition “Estimated Proportionate Quarterly Tax Distribution” (taking into account for this purpose items of income, gain, loss or deduction allocated in respect of any Special Item and disregarding all other items) for such fiscal quarter in respect of any items of income, gain, loss or deduction allocated in respect of any Special Item, and (b) as promptly as practicable after the end of each fiscal quarter of the Partnership (as determined by the General Partner) an amount equal to the excess (if any) of (x) the net positive cumulative amount allocated to such Partner’s Capital Account pursuant to Section 5.04(a) or Exhibit A hereto after the date of this Agreement over (y) the amount of any prior distributions to such Partner pursuant to this Section 6.01; provided that in each case appropriate adjustments shall be made to reflect any amounts treated as distributed pursuant to Section 5.09; provided, however, that with the prior written consent of the holders of a Majority in Interest of the Limited Partnership Interests, the Partnership may decrease the total amount distributed by the Partnership pursuant to Section 6.01(b). Notwithstanding anything to the contrary set forth in this Section 6.01, in the event the Partnership is unable to make the distributions contemplated by the foregoing as a result of any Special Item, then the Partnership shall use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners Group in the absence of any such Special Item and to make the Estimated Proportionate Quarterly Tax Distributions to the Cantor Group, and the costs of any such costs borrowing shall be treated as a Special Item. No distributions shall be made by the Partnership except as expressly contemplated by Sections 6.01(a), 6.01(b) and 8.03(a).

SECTION 6.02. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

TRANSFERS OF INTERESTS

SECTION 7.01. Transfers Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Interest, except as permitted by the terms and conditions set forth in this Article VII. The Schedules shall be deemed to be amended from time to time to reflect any change in the Partners or Interests to reflect any Transfer permitted by this Article VII.

SECTION 7.02. Permitted Transfers. (a) Limited Partnership Interests. No Limited Partner (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)) may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)), except any such Transfer (i) pursuant to Section 4.02(a)(ii), 4.03(b)(i) in connection with the Contribution and the Separation or Section 7.02(b); (ii) if such Limited Partner shall be a member of the BGC Partners Group or the Holdings Group (the “Group Transferor”), to any member of the BGC Partners Group or the Holdings Group (the “Group Transferee”), including in connection with the exchange of Holdings Units for BGC Partners Common Stock pursuant to the Holdings Limited Partnership Agreement; or (iii) for which the General Partner and the Limited Partners (with such consent to require the affirmative vote of a Majority in Interest) shall have provided their respective prior written consent (which consent shall not be unreasonably withheld or delayed, provided that if such Transfer could reasonably be expected to result in the Partnership being classified or treated as a publicly traded partnership for U.S. federal income tax purposes, the withholding of consent to such Transfer shall not be deemed unreasonable) (including any Transfer to the Partnership).

(b) Special Voting Limited Partnership Interest. The Special Voting Limited Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Special Voting Limited Partnership Interest, except any such Transfer (i) to a wholly owned Subsidiary of Holdings; provided that, in the event that such other Person shall cease to be a wholly owned Subsidiary of Holdings, the Special Voting Limited Partnership Interest shall automatically be Transferred to Holdings, without the requirement of any further action on the part of the Partnership, Holdings or any other person; or (ii) pursuant to Section 4.03(b)(i) in connection with the Contribution and the Separation. Upon removal of any Special Voting Limited Partner, notwithstanding anything herein to the contrary, the Special Voting Limited Partnership Interest shall be transferred to the Person being admitted as the new Special Voting Limited Partner, simultaneously with admission and without the requirement of any action on the part of the Special Voting Limited Partner being removed or any other Person.

(c) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, unless (i) to a new General Partner in accordance with this Section, (ii) with the prior written consent (not to be unreasonably withheld or delayed) of the Special Voting Limited Partner or (iii) pursuant to Section 4.03(a)(i) in connection with the Contribution and the Separation. Any General Partner may be removed at any time, with or without cause, by the Special Voting Limited Partner in its sole and absolute discretion and the General Partner may resign from the Partnership for any reason; provided, however, that, as a condition to any such removal or resignation, (A) the Special Voting Limited Partner shall first appoint another Person as the new General Partner; (B) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (C) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner, and shall otherwise have the effects set forth in Section 4.03(a)(iii). Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person.

SECTION 7.03. Admission as a Partner Upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee who has otherwise satisfied the requirements of Section 7.02 shall become a Partner, and shall be listed as a “Limited Partner,” “Special Voting Limited Partner” or “General Partner” as applicable, on Schedule 4.01, and shall be deemed to receive the Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner and such agreements (when applicable) shall have been duly executed by the General Partner; provided, however, that if such Transferee is (a) at the time of such Transfer a Partner of the applicable class of Interests being Transferred or (b) has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner; provided, further, that the Transfers, admissions to and withdrawals from the Partnership as Partners, contemplated by Sections 4.03(a)(i) or 4.03(b)(i) shall not require the execution or delivery of any further agreements or other documentation hereunder.

SECTION 7.04. Transfer of Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary, each Partner who Transfers an Interest shall be deemed to have Transferred the entire Interest, including the associated Units and Capital with respect to such Interest, or, if a portion of an Interest is being Transferred, each Partner who Transfers a portion of an Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of Capital with respect to such Interest, to the Transferee.

SECTION 7.05. Encumbrances. No Partner may charge or encumber its Interest or otherwise subject its Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation except in each case for those created by this Agreement.

SECTION 7.06. Legend. Each Partner agrees that any certificate issued to it to evidence its Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN BGC PARTNERS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE LIMITED PARTNERSHIP AGREEMENT OF BGC PARTNERS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

SECTION 7.07. Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article VII shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE VIII

DISSOLUTION

SECTION 8.01. Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) an election to dissolve the Partnership made by the General Partner; provided that such dissolution shall require the prior approval of (x) a majority vote of a quorum consisting of Disinterested Directors and (y) the Limited Partners (by affirmative vote of a Majority in Interest);

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(d) entry of a decree of judicial dissolution under Section 17-802 of the Act.

None of the Partners shall have any right to terminate, dissolve or have redeemed their class of Interests or, except for the General Partner and otherwise to the fullest extent permitted by law, to terminate, windup or dissolve the Partnership. Absent the approval of a majority vote of a quorum consisting of Disinterested Directors, each Partner shall use its reasonable best efforts to prevent the dissolution of the Partnership.

SECTION 8.02. Liquidation. Upon a dissolution pursuant to Section 8.01, the Partnership’s business and assets shall be wound up promptly in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership. In performing its duties, the General Partner is authorized to sell, exchange or otherwise dispose of the Partnership’s business and assets in accordance with the Act in any reasonable manner that the General Partner determines to be in the best interests of the Partners. Upon completion of the winding-up of the Partnership, the General Partner shall prepare and submit to each Limited Partner a final statement with respect thereto.

SECTION 8.03. Distributions. (a) In the event of a dissolution of the Partnership pursuant to Section 8.01, the Partnership shall apply and distribute the proceeds of the dissolution as provided below:

(i) first, to the creditors of the Partnership, including Partners that are creditors of the Partnership to the extent permitted by law, in satisfaction of the liabilities of the Partnership (by payment or by the making of reasonable provision for payment thereof, including the setting up of any reserves which the General Partner determines, in its sole and absolute discretion, are necessary therefor);

(ii) second, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership;

(iii) third, to the Partners in proportion to (and to the extent of) the positive balances in their respective Capital Accounts; and

(iv) thereafter, to the Partners in proportion to their respective Percentage Interests.

(b) Cancellation of Certificate of Limited Partnership. Upon completion of a liquidation and distribution pursuant to Section 8.03(a) following a dissolution of the Partnership pursuant to Section 8.01, the General Partner shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware.

SECTION 8.04. Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

SECTION 8.05. Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore any negative balance in his, her or its Capital Account to the Partnership. The General Partner shall be required to contribute to the Partnership an amount equal to its respective deficit Capital Account balances within the period prescribed by Treasury Regulation section 1.704-1(b)(2)(ii)(c).

ARTICLE IX

INDEMNIFICATION AND EXCULPATION

SECTION 9.01. Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

SECTION 9.02. Indemnification. (a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment), as if the Company were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 9.02(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 9.02 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director for officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 9.02 or otherwise. The Partnership may, by action of the General Partner, provide indemnification to employees and agents of the Partnership with the same scope and effect as the foregoing indemnification of directors and officers.

(b) To obtain indemnification under this Section 9.02, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 9.02(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent

Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (x) by the board of directors of BGC Partners by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (y) if a quorum of the board of directors of BGC Partners consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors of BGC Partners, a copy of which shall be delivered to the claimant, or (z) if a quorum of Disinterested Directors so directs, by the affirmative vote of a Majority in Interest. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors of BGC Partners unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the 1999 Long-Term Incentive Plan of eSpeed, as amended in 2003, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors of BGC Partners. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under Section 9.02(a) is not paid in full by the Partnership within thirty (30) days after a written claim pursuant to Section 9.02(b) has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the board of directors of BGC Partners, independent legal counsel or its holders of Interests) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Partnership (including the board of directors of BGC Partners or independent legal counsel or its holders of Interests) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to Section 9.02(b) that the claimant is entitled to indemnification, the Partnership shall be bound by such determination in any judicial proceeding commenced pursuant to Section 9.02(c).

(e) The Partnership shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 9.02(c) that the procedures and presumptions of this Section 9.02 are not valid, binding and enforceable and shall stipulate in such proceeding that the Partnership is bound by all the provisions of this Section 9.02.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 9.02 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Limited Partners (by affirmative vote of a Majority in Interest) or Disinterested Directors or otherwise. No amendment or other modification of this Section 9.02 shall in any way diminish or adversely affect the rights of a General Partner, a Limited Partner or any directors, officers, employees or agents of the General Partner in respect of any occurrence or matter arising prior to any such repeal or modification.

(g) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 9.02 with respect to the indemnification and advancement of expenses of a General Partner, a Limited Partner or any directors and officers of the General Partner.

(h) If any provision or provisions of this Section 9.02 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 9.02 (including each portion of this Section 9.02 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 9.02 (including each such portion of this Section 9.02 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) For purposes of this Article IX:

(i) “Disinterested Director” means a director of BGC Partners who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any Person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Partnership or the claimant in an action to determine the claimant’s rights under this Section 9.02.

(j) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 9.02 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

SECTION 9.03. Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Act if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 9.02 shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

SECTION 9.04. Subrogation. In the event of payment of indemnification to a Person described in Section 9.02, the Partnership shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

SECTION 9.05. No Duplication of Payments. The Partnership shall not be liable under this Article IX to make any payment in connection with any claim made against a person described in Section 9.02 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

SECTION 9.06. Survival. This Article IX shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments. (a) Except as provided in Section 1.03 with respect to this Agreement or Section 2.01 with respect to the Certificate of Limited Partnership, the Certificate of Limited Partnership and this Agreement may not be amended except with (and any such amendment shall be authorized upon obtaining) the approval of each of the General Partner and the Limited Partners (by the affirmative vote of a Majority in Interest); provided that this Agreement shall not be amended to (i) amend any provisions which require the consent of a specified percentage in interest of the Limited Partners without the consent of that specified percentage in interest of the Limited Partners; (ii) alter the interest of any Partner in the amount or timing of distributions or the allocation of profits, losses or credits (other than any such alteration caused by the acquisition of additional Units by any Partner or the issuance of additional Units to any Person pursuant to this Agreement or as otherwise expressly provided herein), if such alteration would either (A) materially adversely affect the economic interest of a Partner in the Partnership or (B) materially adversely affect the value of Interests, without the consent of (x) the Partners holding at least two-thirds of all Units in the case of an amendment applying in a substantially similar manner to all classes of Interests or (y) two-thirds in interest of the affected class or classes of the Partners in the case of any other amendment; or (iii) amend this Agreement to alter the Special Voting Limited Partner’s ability to remove a General Partner; provided, however, that the General Partner may authorize, without further approval of any other Person or group, (1) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto or (2) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof. Any merger or consolidation of the Partnership with any third party that shall amend or otherwise modify the terms of this Agreement shall require the approval of the Persons referred to above to the extent the approval of such Persons would have been required had such amendment or modification been effected by an amendment to this Agreement.

SECTION 10.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners. Except as provided in Article IX with respect to Persons entitled to indemnification pursuant to such Article, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

SECTION 10.03. Waiver of Notice. Whenever any notice is required to be given to any Partner or other Person under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Partners (if any shall be called) or the General Partner need be specified in any waiver of notice of such meeting.

SECTION 10.04. Jurisdiction and Forum; Waiver of Jury Trial. (a) Each of the Partners agrees, to the fullest extent permitted by law, that all Actions arising out of or in connection with this Agreement, the Partnership’s affairs, the rights or interests of the Partners or the estate of any deceased Partner (to the extent that they are related to any of the foregoing), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any breach or termination or alleged breach or termination of this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Partners hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Partners hereby expressly waives, to the fullest extent permitted by law, any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts; and (iv) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. With respect to any action arising out of or relating to this agreement or any obligation hereunder, each Partner irrevocably and unconditionally, to the fullest extent permitted by law, (x) agrees to appoint promptly upon request from the Partnership authorized agents for the purpose of receiving service of process in any suit, action or proceeding in Wilmington, Delaware; (y) consents to service of process in any suit, action or proceeding in such jurisdictions; and (z) consents to service of process by mailing a copy thereof to the address of the Partner determined under Section 10.07 by U.S. registered or certified mail, by the closest foreign equivalent of registered or certified mail, by a recognized overnight delivery service, by service upon any agent specified pursuant to clause (x) above, or by any other manner permitted by applicable law,

(b) EACH PARTNER WAIVES ANY RIGHT TO REQUEST OR OBTAIN A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING GOVERNED BY THE TERMS OF THIS AGREEMENT OR PERTAINING TO THE MATTERS GOVERNED BY THIS AGREEMENT. “MATTERS GOVERNED BY THIS AGREEMENT” SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL MATTERS AND AGREEMENTS REFERRED TO IN THIS AGREEMENT AND ANY DISPUTES ARISING WITH RESPECT TO ANY SUCH MATTERS AND AGREEMENTS.

(c) The Partners acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Partners shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 10.05. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

SECTION 10.06. Confidentiality. Each Partner recognizes that confidential information has been and will be disclosed to such Partner by the Partnership and its Subsidiaries. Each Partner expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership and/or any of its Subsidiaries, to (i) maintain the confidentiality of, and not disclose to any Person without the prior written consent of the Partnership, any financial, legal or other advisor to the Partnership, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry and (ii) not to use such confidential information other than for the purpose of evaluating such Partner’s investment in the Partnership or in connection with the discharge of any duties to the Partnership or its affiliates such Partner may have in such Partner’s capacity as an officer, director, employee or agent of the Partnership or its affiliates. Notwithstanding Section 10.04 or any other provision herein to the contrary, each Partner agrees that money damages would not be a sufficient remedy for any breach of this Section 10.06 by such Partner, and that in addition to all other remedies, the Partnership shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

SECTION 10.07. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in Person, properly transmitted by telecopier or one (1) Business Day after it has been sent by an internationally recognized overnight courier to the address for notices shown in the Partnership’s records (or any other address provided to the Partnership in writing for this purpose) or, if given to the Partnership, to the principal place of business of the Partnership in New York, New York. Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each Partner may from time to time change its address for notices under this Section 10.07 by giving at least five (5) days’ prior written notice of such changed address to the Partnership.

SECTION 10.08. No Waiver of Rights. No failure or delay on the part of any Partner in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any Partner of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

SECTION 10.09. Power of Attorney. Each Partner agrees that, by its execution of this Agreement, such Partner irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Partnership is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate of Limited Partnership that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Partnership or a change of name or address of a Partner, (ii) the disposal or increase by a Partner of his Interest in the Partnership or any part thereof, (iii) a distribution and reduction of the capital contribution of a Partner or any other changes in the capital of the Partnership, (iv) the dissolution or termination of the Partnership, (v) the addition or substitution of a Person becoming a Partner of the Partnership and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with the preceding sections of this Agreement. The power granted hereby is coupled with an interest and shall survive the subsequent disability or incapacity of the principal.

SECTION 10.10. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

SECTION 10.11. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

SECTION 10.12. Entire Agreement. This Agreement amends and restates in its entirety the Original Limited Partnership Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

SECTION 10.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

SECTION 10.15. Opportunity; Fiduciary Duty. To the greatest extent permitted by law and except as otherwise set forth in this Agreement:

(a) None of any Holdings Company or BGC Partners Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Holdings Company or BGC Partners Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Partnership or the holders of Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each Holdings Company and BGC Partners Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Partnership, the holders of Interests or any other Person, or (ii) to abstain from participating in any vote or other action of the Partnership or any Affiliate thereof, or any board, committee or similar body of any of the foregoing. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall violate a duty or obligation to the Partnership merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in Section 10.15(c). Any BGC Partners Company, Holdings Company or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No transaction between any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, with the Partnership or any of its Representatives, on the other hand, shall be voidable solely because any BGC Partners Company, Holdings Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any BGC Partners Company, Holdings Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives, or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers. In the event that any BGC Partners Company, Holdings Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, and the Partnership or its Subsidiaries, on the other hand, such BGC Partners Company, Holdings Company or any of its Subsidiaries, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall be liable to the Partnership, the holders of Interests or its Representatives for breach of any fiduciary duty by reason of the fact that any BGC Partners Company, Holdings Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of a BGC Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, and such Person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Partnership, then such Person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom; provided that a BGC Partners Company and/or Holdings Company may pursue such Corporate Opportunity if the Partnership shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a Person who is both a Representative of the Partnership and a Representative of a BGC

Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, such Person shall not be obligated to present such Corporate Opportunity to the Partnership or to act as if such Corporate Opportunity belongs to the Partnership, and such Person shall (A) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (B) shall not be liable to the Partnership, any of the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (C) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom.

(d) Any Person purchasing or otherwise acquiring any Interest shall be deemed to have notice of and to have consented to the provisions of this Section 10.15.

(e) Except to the extent otherwise modified herein, each officer of the Partnership shall have fiduciary duties identical to those of officers of business corporations organized under the DGCL. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 10.15 nor the adoption of any provision of this Agreement inconsistent with this Section 10.15 shall eliminate or reduce the effect of this Section 10.15 in respect of any matter occurring, or any cause of Action that, but for this Section 10.15, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

SECTION 10.16. Reimbursement of Expenses. All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries shall be borne by the Partnership or its Subsidiaries, as the case may be.

SECTION 10.17. Effectiveness. The Original Limited Partnership Agreement was effective for all financial and accounting purposes as of July 22, 2004. This Agreement shall be effective immediately prior to the Closing (as defined in the Separation Agreement).

SECTION 10.18. Parity of Units. It is the non-binding intention of each of the Partners, Global Opco and the Partnership that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units. Accordingly, in the event of any issuance or repurchase by Global Opco of Global Opco Units, it is the non-binding intention of each of the Partners, Global Opco and the Partnership that there be a parallel issuance or repurchase transaction by the Partnership so that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units, and the parties to this Agreement agree to cooperate to effect the intent of this Section 10.18.

IN WITNESS WHEREOF, this Agreement has been duly executed by the general partner and the limited partners as of the day and year first written above.

BGC HOLDINGS, LLC, as general partner

By:
Name:
Title:

BGC HOLDINGS, L.P., as a limited partner

By:
Name:
Title:

BGC HOLDINGS US, INC., as a limited partner

By:
Name:
Title:

[Signature Page to the Agreement of Limited Partnership of BGC Partners, L.P.,

dated as of [•], 2007, by and among BGC Holdings, LLC, Holdings and BGC Holdings US, and the Persons to be admitted as Partners or otherwise parties hereto].

Annex E

FORM OF

AGREEMENT OF LIMITED PARTNERSHIP

OF

BGC GLOBAL HOLDINGS, L.P.

Amended and Restated [•], 2007

E-i

E-ii

This AGREEMENT OF LIMITED PARTNERSHIP (together with all exhibits, annexes and schedules hereto, this “Agreement”) of BGC Partners Global Holdings, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), dated [•], 2007, is by and among BGC Global Holdings, GP Limited, a Cayman Islands exempted limited company (“BGC Global Holdings GP Ltd”), as general partner; BGC Holdings, L.P., a Delaware limited partnership (“Holdings”), as a limited partner, and BGC Holdings Global Limited, a Delaware corporation (“BGC Holdings Global”), as a limited partner, and the Persons to be admitted as Partners (as defined below) or otherwise parties hereto as set forth herein.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership under the Cayman Islands Exempted Limited Partnership Law, as amended from time to time (the “Act”) pursuant to an Agreement of Limited Partnership, dated December 7, 2006, by and among BGC Holdings GP Ltd, as the general partner, and Holdings and BGC Holdings Global the “Original Partnership Agreement”);

WHEREAS, Cantor, BGC Partners, Inc., a Delaware corporation (“BGC Partners”), BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), the Partnership, and Holdings have entered into that certain Separation Agreement, dated [•], 2007 (the “Separation Agreement”), pursuant to which, among other things, Cantor has agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners and its applicable Subsidiaries, including the Partnership and Global Opco, in the manner and on the terms and conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, as part of the Separation, (a) BGC Global Holdings, GP Limited will continue as the general partner of the Partnership, but will be indirectly controlled by BGC Partners; (b) BGC Holdings Global will become a limited partner of the Partnership; and (c) Holdings will continue as a limited partner of the Partnership; and

WHEREAS, the Partners are amending and restating the Original Partnership Agreement in order to, among other things, provide for or attest to the foregoing transactions contemplated by the Separation Agreement, effective immediately.

NOW, THEREFORE, the parties hereto hereby adopt the following as the amended and restated “partnership agreement” of the Partnership within the meaning of the Act:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Period ” means (a) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (b) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Act” has the meaning set forth in the recitals to this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means “Ancillary Agreements” as defined in the Separation Agreement.

“Applicable Tax Rate” means the estimated highest aggregate marginal statutory U.S. federal, state and local income, franchise and branch profits tax rates (determined taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the creditability or deductibility of foreign income taxes for U.S. federal income tax purposes) (“Tax Rate”) applicable to any Partner on income of the same character and source as the income allocated to such Partner pursuant to Sections 5.04(a) and (b) for such fiscal year, fiscal quarter or other period, as determined by the tax matters partner in its discretion; provided that, in the case of a Partner that is a partnership, grantor trust or other pass-through entity under U.S. federal income tax law, the Tax Rate applicable to such Partner for purposes of determining the Applicable Tax Rate shall be the weighted average of the Tax Rates of such Partner’s members, grantor-owners or other beneficial owners (weighted in proportion to their relative economic interests in such Partner), as determined by the tax matters partner in its discretion; provided, further, that if any such member, grantor-owner or other beneficial owner of such Partner is itself a partnership, grantor trust or other-pass through entity, similar principles shall be applied by the tax matters partner in its discretion to determine the Tax Rate of such member, grantor-owner or other beneficial owner.

“BGC Business” has the meaning set forth in the recitals to this Agreement.

“BGC Global Holdings, GP Limited” has the meaning set forth in the preamble to this Agreement.

“BGC Holdings Global” has the meaning set forth in the preamble to this Agreement.

“BGC Partners” has the meaning set forth in the recitals to this Agreement.

“BGC Partners Common Stock” means (1) prior to the Merger, the common units of BGC Partners (regardless of the class of such common units); and (2) after the Merger, the common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Company” means any member of the BGC Partners Group.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Holdings and its Subsidiaries, the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by applicable Law or other governmental action to be closed.

“Cantor” has the meaning set forth in the recitals to this Agreement.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the Holdings Group or the BGC Partners Group).

“Capital” means, with respect to any Partner, such Partner’s capital in the Partnership as reflected in such Partner’s Capital Account.

“Capital Account” means, with respect to any Partner, such Partner’s capital account established on the books and records of the Partnership.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on April 22, 2004.

“Closing of the Books Event” means any of (a) the close of the last day of each calendar year and each calendar quarter, (b) the dissolution of the Partnership, (c) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis amount of property, (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, or (e) any other time that the General Partner determines to be appropriate for an interim closing of the Partnership’s books.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Contribution” means “Contribution” as defined in the Separation Agreement.

“Corporate Opportunity” means any business opportunity that the Partnership is financially able to undertake, that is, from its nature, in any of the Partnership’s lines of business, is of practical advantage to the Partnership and is one in which the Partnership has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of BGC Partners, Holdings or their respective Representatives will be brought into conflict with the Partnership’s self-interest.

“DGCL” has the meaning set forth in Section 9.02(a).

“Disinterested Director” has the meaning set forth in Section 9.02(i)(i).

“Estimated Proportionate Quarterly Tax Distribution” means the Proportionate Quarterly Tax Distribution calculated using the Tax Matters Partner’s estimate of the aggregate amount of taxable income or gain to be allocated to the Partners pursuant to Section 5.04(a) for the applicable period (excluding any items of income, gain, loss or deduction allocated in respect of any Special Item).

“Estimated Tax Due Date” means (a) in the case of a Partner that is not an individual, the 15th day of each April, June, September and December or (b) in the case of a Partner that is an individual, the 15th day of each April, June, September and January or, in each of cases (a) and (b), if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment.

“General Partner” means BGC Global Holdings, GP Limited or any Person who has been admitted, as herein provided, as an additional or substitute general partner, and who has not ceased to be a general partner, each in its capacity as a general partner of the Partnership.

“General Partnership Interest” means, with respect to the General Partner, such Partner’s Units and Capital designated as the “General Partner Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner being a General Partner and having such Units and Capital.

“Global Opco” has the meaning set forth in the recitals to this Agreement.

“Global Opco Units” means “Units” as defined in the Global Opco Limited Partnership Agreement.

“Group” means the Holdings Group or the BGC Partners Group, as applicable.

“Group Transferee” has the meaning set forth in Section 7.02(a)(ii).

“Group Transferor” has the meaning set forth in Section 7.02(a)(ii).

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Company” means any member of the Holdings Group.

“Holdings Group” means Holdings and its Subsidiaries (other than the Partnership and its Subsidiaries and Global Opco and its Subsidiaries).

“Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P., as amended from time to time.

“Holdings Units” means “Units” as defined in the Holdings Limited Partnership Agreement.

“Independent Counsel ” has the meaning set forth in Section 9.02(i)(ii).

“Interest” means the General Partnership Interest and any Limited Partnership Interest (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest).

“Limited Partner” means any Person who has acquired a Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner under the terms of this Agreement, each in its capacity as a limited partner of the Partnership.

“Limited Partnership Interest” means, with respect to any Limited Partner, such Partner’s Units and Capital designated as a “Limited Partnership Interest” (including, for the avoidance of doubt, designation as a “Special Voting Limited Partnership Interest”) on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Majority in Interest” means Limited Partner(s) holding a majority of the Units underlying the Limited Partnership Interests outstanding as of the applicable record date; provided, however, that if the Holdings Group shall hold a Majority in Interest and the Cantor Group shall hold a majority of the Units underlying the Exchangeable Limited Partnership Interests of Holdings, then “Majority in Interest” for purposes of this Agreement shall mean Cantor.

“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Partners” means the Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner) and the General Partner, and “Partner” means any of the foregoing.
“Partnership” has the meaning set forth in the preamble to this Agreement.

“Percentage Interest” means, as of the applicable calculation time, with respect to a Partner, the ratio, expressed as a percentage, of the number of Units held by such Partner over the number of Units held by all Partners.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“proceeding” has the meaning set forth in Section 9.02(a).

“Proportionate Quarterly Tax Distribution” means, for each Partner for each fiscal quarter or other applicable period, such Partner’s Proportionate Tax Share for such fiscal quarter or other applicable period.

“Proportionate Tax Share” means, with respect to a Partner, the product of (a) the Tax Distribution for the fiscal year, fiscal quarter or other period, as applicable, and (b) the Percentage Interest of such Partner for such fiscal year, fiscal quarter or other period. In the event that the Percentage Interest of a Partner changes during any fiscal year, fiscal quarter or other period, the Proportionate Tax Share of such Partner and the other Partners, as the case may be, for such fiscal year, fiscal quarter or other period shall be appropriately adjusted to take into account the Partners’ varying interests.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives of such Person.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Item” means the matters set forth on Schedule A.

“Special Voting Limited Partner” means the Limited Partner holding the Special Voting Limited Partnership Interest pursuant to and in compliance with this Agreement and who shall have been admitted to the Partnership as a Limited Partner designated as the Special Voting Limited Partner in accordance with this Agreement and shall not have ceased to be a Limited Partner designated as the Special Voting Limited Partner under the terms of this Agreement.

“Special Voting Limited Partnership Interest” means, with respect to the Special Voting Limited Partner, such Partner’s Unit and Capital designated as the “Special Voting Limited Partnership Interest” on Schedule 4.02 and Schedule 5.01 in accordance with this Agreement and rights and obligations with respect to the Partnership pursuant to this Agreement and applicable law by virtue of such Partner holding such Units and having such Capital.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax Distribution” means, for any fiscal quarter or fiscal year or other period of the Partnership during the term of the Partnership, the product of (a) the aggregate amount of taxable income or gain allocated to the Partners pursuant to Section 5.04(a) for such period (excluding any item of income, gain, loss or deduction allocated in respect of any Special Item) and (b) the Applicable Tax Rate for such period.

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Transferor” means the transferor in a Transfer or proposed Transfer.

“Unit” means, with respect to any Partner, such Partner’s partnership interest in the Partnership entitling the holder to a share in the Partnership’s profits, losses and operating distributions as provided in this Agreement.

SECTION 1.02. Other Definitional Provisions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, appendix, annex and schedule references not attributed to a particular document shall be references to such exhibits, appendixes, annexes and schedules to this Agreement.

SECTION 1.03. References to Schedules. The General Partner shall maintain and revise from time to time all schedules referred to in this Agreement in accordance with this Agreement. Notwithstanding anything in Section 10.02 to the contrary, any such revision shall not be deemed an amendment to this Agreement, and shall not require any further act, vote or approval of any Person.

ARTICLE II

FORMATION, CONTINUATION AND POWERS

SECTION 2.01. Formation. On December 7, 2006, the Partnership was formed pursuant to the laws of the Cayman Islands pursuant to the original Limited Partnership Agreement and constitutes the partnership agreement (as defined in the Act) of the parties thereto. The Original Limited Partnership Agreement shall be amended and restated in its entirety to be this Agreement effective immediately prior to the closing of the Contribution pursuant to the Separation Agreement, and this Agreement shall thereafter constitute the partnership agreement (as defined in the Act) of the parties hereto.

SECTION 2.02. Name. The name of the Partnership is “BGC Partners Global Holdings, L.P.”

SECTION 2.03. Purpose and Scope of Activity. The purpose of the Partnership shall be to conduct any and all activities permitted under the Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, that are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership.

SECTION 2.04. Principal Place of Business. For purposes of the Act, the principal place of business of the Partnership shall be located in the Cayman Islands or at such other place as may hereafter be designated from time to time by the General Partner. The Partnership, committee and officer meetings shall take place at the Partnership’s principal place of business unless decided otherwise for any particular meeting.

The Partnership may qualify to transact business in such other states and under such assumed business names (for which all applicable assumed business name certificates or filings shall be made) as the General

Partner shall determine. Each Partner shall execute, acknowledge, swear to and deliver all certificates or other documents necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in such jurisdictions in which the Partnership may conduct or cease to conduct business, as applicable.

SECTION 2.05. Registered Agent and Office. The registered agent for service of process is, and the mailing address of the registered office of the Partnership in the Cayman Islands is in care of, Stuarts Corporate Services Ltd PO Box 2510 Grand Cayman KY1-1104 Cayman Islands. At any time, the Partnership may designate another registered agent and/or registered office.

SECTION 2.06. Authorized Persons. The execution and causing to be filed of the Section 9 Statement by the applicable authorized Persons are hereby specifically ratified, adopted and confirmed. The directors of the General Partner are hereby designated as authorized Persons, within the meaning of the Act, to act in connection with executing and causing to be filed, when approved by the appropriate governing body or bodies hereunder, any certificates required or permitted to be filed with the Registrar of Exempted Limited Partnerships of the Cayman Islands and any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to file in any jurisdiction in which the Partnership is required to make a filing.

SECTION 2.07. Term. The term of the Partnership began on the date the Section 9 Statement of the Partnership was filed, and the Partnership shall have perpetual existence unless sooner dissolved as provided in Article VIII.

SECTION 2.08. Treatment as Partnership. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, the parties shall treat the Partnership as a partnership for United States federal income tax purposes and agree not to take any action or fail to take any action which action or inaction would be inconsistent with such treatment.

SECTION 2.09. Compliance with Law. The Partnership shall use its best efforts to comply with any and all governmental requirements applicable to it, including the making of any and all necessary or advisable governmental registrations.

ARTICLE III

MANAGEMENT

SECTION 3.01. Management by the General Partner. (a) Subject to the terms and provisions of this Agreement, the management and control of the business and affairs of the Partnership shall be vested solely in, and directed and exercised solely by, the General Partner. In furtherance of the activities of the Partnership, subject to the terms and provisions of this Agreement, the General Partner shall have all rights and powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the Cayman Islands.

(b) Except as otherwise expressly provided herein, the General Partner has full and exclusive power and authority to do, on behalf of the Partnership, all things that are deemed necessary, appropriate or desirable by the General Partner to conduct, direct and manage the business and other affairs of the Partnership and is authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, such actions and execute such documents as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

(c) The General Partner agrees to use its best efforts to meet all requirements of the Code and currently applicable regulations, rulings and other procedures of the U.S. Internal Revenue Service to ensure that the Partnership will be classified for United States federal income tax purposes as a partnership.

(d) The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement (without limitation on the General Partner’s ability to exercise such powers, authorities or responsibilities directly at any time); provided that, notwithstanding anything herein or in any other agreement to the contrary, the General Partner may remove any such officer, manager or agent, and may revoke any or all such powers, authorities and responsibilities so delegated to any such person, in each case at any time with or without cause. The General Partner agrees that the officers of the Partnership shall consist of such positions and titles that the General Partner may in its discretion designate or create, including a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary or one or more Assistant Secretaries. The General Partner agrees that a single person may hold more than one office. The General Partner agrees that each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office.

Each of such officers shall have such powers and duties with respect to the business and other affairs of the Partnership, and shall be subject to such restrictions and limitations, as are prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(e) Notwithstanding anything to the contrary herein, without the prior written consent of the Limited Partners (by affirmative vote of a Majority in Interest), the General Partner shall not take any action that may adversely affect Cantor’s Purchase Right (as defined in the Separation Agreement) in Section 4.11 of the Separation Agreement.

SECTION 3.02. Role and Voting Rights of Limited Partners; Authority of Partners. (a) Limitation on Role of Limited Partners. No Limited Partner shall have any right of control or management power over the business or other affairs of the Partnership as a result of its status as a Limited Partner except as otherwise provided in this Agreement. No Limited Partner shall participate in the control of the Partnership’s business in any manner that would, under the Act, subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder, including holding himself, herself or itself out to third parties as a general partner of the Partnership; provided that any Limited Partner may be an employee of the Partnership or any of its Affiliates and perform such duties and do all such acts required or appropriate in such role, and no such performance or acts shall subject such Limited Partner to any liability beyond those liabilities expressly contemplated hereunder. Without limiting the generality of the foregoing, in accordance with, and to the fullest extent permitted by the Act, Limited Partners (directly or through an Affiliate) (i) may consult with and advise the General Partner or any other Person (including, if applicable, the general partner of the General Partner) with respect to any matter, including the business of the Partnership, (ii) may, or may cause the General Partner or any other Person (including, if applicable, the general partner of the General Partner) to, take or to refrain from taking any action, including by proposing, approving, consenting or disapproving, by voting or otherwise, with respect to any matter, including the business of the Partnership, (iii) may transact business with the General Partner (including, if applicable, the general partner of the General Partner) or the Partnership, and (iv) may be an officer, director, partner or stockholder of the General Partner (including, if applicable, the general partner of the General Partner) or have its Representatives serve as officers or directors of the General Partner (including, if applicable, of the general partner of the General Partner) without incurring additional liabilities to third parties.

(b) No Limited Partner Voting Rights. To the fullest extent permitted by the Act, the Limited Partners shall not have any voting rights under the Act, this Agreement or otherwise, and shall not be entitled to consent to, approve or authorize any actions by the Partnership or the General Partner, except in each case as otherwise provided in this Agreement.

(c) Authority of Partners. Except as set forth herein with respect to the General Partner, no Limited Partner shall have any power or authority, in such Partner’s capacity as a Limited Partner, to act for or bind the Partnership except to the extent that such Limited Partner is so authorized in writing prior thereto by the General Partner. Without limiting the generality of the foregoing, except as set forth herein with respect to the General Partner, no Limited Partner, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Partnership, whether in the Partnership’s name or otherwise. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner. Each Limited Partner hereby agrees that, except to the extent provided in this Agreement and except to the extent that such Limited Partner shall be the General Partner, it will not participate in the management or control of the business and other affairs of the Partnership, will not transact any business for the Partnership and will not attempt to act for or bind the Partnership.

ARTICLE IV

PARTNERS; CLASSES OF PARTNERSHIP INTERESTS

SECTION 4.01. Partners. The Partnership shall have (a) a General Partner and, (b) one or more Limited Partners (including, for the avoidance of doubt, the Special Voting Limited Partner). Schedule 4.01 sets forth the name and address of the Partners. Schedule 4.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or address of the Partners in accordance with this Agreement. Each Person admitted to the Partnership as a Partner pursuant to this Agreement shall be a partner of the Partnership until such Person ceases to be a Partner in accordance with the provisions of this Agreement.

SECTION 4.02. Interests. (a) Generally. (i) Classes of Interests. Interests in the Partnership shall be divided into two classes: (A) a General Partnership Interest; and (B) Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest). The General Partnership Interest and the Limited Partnership Interests shall consist of, and be issued as, Units and Capital. The aggregate number of authorized Units is 600,000,000. The aggregate number of authorized Units shall not be changed, modified or adjusted from that set forth in the immediately preceding sentence; provided that, in the event that the total number of authorized shares of BGC Partners Common Stock under the certificate of incorporation of BGC Partners shall be increased or decreased after the date of this Agreement, then the total number of authorized Units shall be correspondingly increased or decreased by the same number so that the number of the authorized Units equals the number of authorized shares of BGC Partners Common Stock. Any Units repurchased by or otherwise transferred to the Partnership or otherwise forfeited or cancelled shall be cancelled and thereafter deemed to be authorized but unissued, and may be subsequently issued as Units for all purposes hereunder in accordance with this Agreement.

(ii) Issuances of Additional Units. Any authorized but unissued Units may be issued:

(1) pursuant to the Contribution and Schedule 2.03 of the Separation Agreement;

(2) (A) to members of the BGC Partners Group and/or Holdings Group, as the case may be, in connection with an investment in the Partnership by the members of the BGC Partners Group and/or Holdings Group, as the case may be, in each case as provided in Section 4.11 of the Separation Agreement;

(3) to members of the Holdings Group, in connection with a redemption pursuant to Section 12.03 of the Holdings Limited Partnership Agreement;

(4) as otherwise agreed by each of the General Partner and the Limited Partners (by affirmative vote of a Majority in Interest);

(5) to BGC Partners or Holdings in connection with a grant of equity by BGC Partners or Holdings, respectively, pursuant to the BGC Holdings, L.P. Participation Plan; and

(6) to any Partner in connection with a conversion of an issued Unit and Interest into a different class or type of Unit and Interest in accordance with this Agreement;

provided that each Person to be issued additional Units pursuant to clause (1), (2), (3), (4) or (5) of this sentence shall, as a condition to such issuance, execute and deliver to the Partnership an agreement in which the such Person agrees to be admitted as a Partner with respect to such Units and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner; provided, however, that if such Person (A) is at the time of such issuance a Partner of the applicable class of Interests being issued or (B) has previously entered into an agreement pursuant to which such Person shall have agreed to become a Partner and be bound by this Agreement with respect to the applicable class of Interests being issued (which agreement is in effect at the time of such issuance), such Person shall not be required to enter into any such agreements unless otherwise determined by the General Partner. Upon any such issuance, any such Person not already a Partner shall be admitted as a limited partner with respect to the issued Interests.

(b) General Partnership Interest. The Partnership shall have one General Partnership Interest. The Unit issued to the General Partner in respect of such Partner’s General Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Unit in respect of such Partner’s General Partnership Interest in accordance with this Agreement.

(c) Limited Partnership Interests. (i) The Partnership shall have one or more Limited Partnership Interests. The number of Units issued to each Limited Partner in respect of such Partner’s Limited Partnership Interest is set forth on Schedule 4.02. Schedule 4.02 shall be amended pursuant to Section 1.03 to reflect any change in the number or the issuance or allocation of the Units in respect of such Partner’s Limited Partnership Interest in accordance with this Agreement.

(ii) The Partnership shall have one Limited Partnership Interest designated as the Special Voting Limited Partnership Interest, as provided in Section 4.03(b). There shall only be one (1) Unit associated with the Special Voting Limited Partnership Interest. All other Limited Partnership Interests shall be designated as Limited Partnership Interests.

(d) No Additional Classes of Interests. There shall be no additional classes of partnership interests in the Partnership.

SECTION 4.03. Admission and Withdrawal of Partners. (a) General Partner. (i) The initial General Partner is BGC Global Holdings, GP Limited. On the date of this Agreement, immediately following the Separation, BGC Global Holdings, GP Limited shall have the General Partnership Interest, which shall have the Unit and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a General Partner, and resignation or withdrawal of any General Partner, shall be governed by Section 7.02.

(iii) Effective immediately upon the Transfer of the General Partner’s entire General Partnership Interest as provided in Section 7.02(c), such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such General Partnership Interest and shall cease to be the General Partner.

(b) Limited Partners. (i) The initial Limited Partners are Holdings and BGC Holdings Global, and the initial Special Voting Limited Partner is BGC Global Holdings, GP Limited. On the date of this Agreement, immediately following the Separation, the Limited Partners shall have the Limited Partnership Interests (including, for the avoidance of doubt, the Special Voting Limited Partnership Interest), which shall have the Units and the Capital set forth on Schedule 4.02 and Schedule 5.01, respectively.

(ii) The admission of a Transferee as a Limited Partner pursuant to any Transfer permitted by Section 7.02(a) or 7.02(b), as applicable, shall be governed by Section 7.02, and the admission of a Person as a Limited Partner in connection with the issuance of additional Units pursuant to Section 4.02(a)(ii) shall be governed by such applicable Section.

(iii) Effective immediately upon the Transfer of a Limited Partner’s entire Limited Partnership Interest as provided in Section 7.02(a) or 7.02(b), as applicable, such Partner shall cease to have any interest in the profits, losses, assets, properties or capital of the Partnership with respect to such Limited Partnership Interest, and shall cease to be a Limited Partner.

(c) No Additional Partners. No additional Partners shall be admitted to the Partnership except in accordance with this Article IV.

SECTION 4.04. Liability to Third Parties; Capital Account Deficits. (a) Except as may otherwise be expressly provided by the Act, the General Partner shall have unlimited personal liability for the satisfaction and discharge of all debts, liabilities, contracts and other obligations of the Partnership. The General Partner shall not be personally liable for the return of any portion of the capital contribution of any Limited Partner, the return of which shall be made solely from the Partnership’s assets.

(b) Except as may otherwise be expressly provided by the Act or this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or other obligations of the Partnership. Each Limited Partner shall be liable only to make its capital contributions as provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Partnership or to lend any funds to the Partnership except as otherwise expressly provided in this Agreement or the Separation Agreement or as otherwise agreed by such Limited Partner and the Partnership in writing after the date of this Agreement. No Limited Partner shall be required to repay the Partnership, any Partner or any creditor of the Partnership any negative balance in such Limited Partner’s Capital Account.

(c) No Limited Partner shall be liable to make up any deficit in its Capital Account; provided that nothing in this Section 4.04(c) shall relieve a Partner of any liability it may otherwise have, either pursuant to the terms of this Agreement or pursuant to the terms of any agreement to which the Partnership or such Partner may be a party.

SECTION 4.05. Classes. Any Person may own one or more classes of Interests. Except as otherwise specifically provided herein, the ownership of other classes of Interests shall not affect the rights or obligations of a Partner with respect to other classes of Interests. As used in this Agreement, the General Partner and the Limited Partners (including the Special Voting Limited Partner) shall be deemed to be separate Partners even if any Partner holds more than one class of Interest. References to a certain class of Interest with respect to any Partner shall refer solely to that class of Interest of such Partner and not to any other class of Interest, if any, held by such Partner.

SECTION 4.06. Certificates. The Partnership may, in the discretion of the General Partner, issue any or all Units in certificated form, which certificates shall be held by the Partnership as custodian for the applicable Partners. The form of any such certificates shall be approved by the General Partner and include the legend required by Section 7.06. If certificates are issued, a transfer of Units will require delivery of an endorsed certificate.

SECTION 4.07. Priority Among Partners. No Partner shall be entitled to any priority or preference over any other Partner either as to return of capital contributions or as to profits, losses or distributions, except to the extent that this Agreement may be deemed to establish such a priority or preference.

ARTICLE V

CAPITAL AND ACCOUNTING MATTERS

SECTION 5.01. Capital. (a) Capital Accounts. There shall be established on the books and records of the Partnership a Capital Account for each Partner. Schedule 5.01 sets forth the names and the Capital Account of the Partners as of the date of this Agreement. Schedule 5.01 shall be amended pursuant to Section 1.03 to reflect any change in the identity or Capital Accounts in accordance with this Agreement.

(b) Capital Contributions. (i) On the date of this Agreement, contributions of assets, property and/or cash shall be made by or on behalf of the Partners listed on Schedule 4.01 in connection with the Contribution, pursuant to the terms set forth in the Separation Agreement.

(ii) In return for such initial contributions, Interests shall be issued or Transferred to the Partners as provided on Schedule 5.01.

(iii) The parties shall treat the contributions described in this Section 5.01(b) as contributions pursuant to Section 721 of the Code in which no gain or loss is recognized to any extent, except as otherwise required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code.

(iv) Except as otherwise provided in Section 5.01(b)(i), no capital contributions shall be required (A) unless otherwise determined by the General Partner and agreed to by the contributing Partner, or (B) unless otherwise determined by the General Partner in connection with the admission of a new Partner or the issuance of additional Interests to a Partner.

(v) The Partnership may invest or cause to be invested all amounts received by the Partnership as capital contributions in its sole and absolute discretion.

SECTION 5.02. Withdrawals; Return on Capital. No Partner shall be entitled to withdraw or otherwise receive any distributions in respect of any Interest (including the associated Units or Capital), except as provided in Section 6.01 or Section 8.03. The Partners shall not be entitled to any return on their Capital.

SECTION 5.03. Maintenance of Capital Accounts. As of the end of each Accounting Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Partnership’s income and gain for such Accounting Period (allocated in accordance with Section 5.04(a)) and (ii) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) contributed to the Partnership by such Partner in respect of such Partner’s related Interest during such Accounting Period, net of liabilities assumed by the Partnership with respect to such other property, and (b) decreasing such balance by (i) the amount of cash or the fair market value of other property (determined in accordance with Section 5.05) distributed to such Partner in respect of such class of Interest associated with such Capital Account pursuant to this Agreement, net of liabilities (if any) assumed by such Partner with respect to such other property, and (ii) such Partner’s allocable share of each item of the Partnership’s deduction and loss for such Accounting Period (allocated in accordance with Section 5.04(a)). The balances in each Partners’ Capital Account shall also be adjusted at the time and in the manner permitted by the capital accounting rules of the Treasury Regulation section 1.704-1(b)(2)(iv)(f). The foregoing and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

SECTION 5.04. Allocations and Tax Matters. (a) Book Allocations. After giving effect to the allocations set forth in Section 2 of Exhibit A hereto, for purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, with respect to each Accounting Period, all remaining items of income, gain, loss or deduction of the Partnership (calculated in the manner contemplated by the capital accounting rules of the Treasury Regulations promulgated under Section 704(b) of the Code, and regardless of whether the Partnership has net income) shall be allocated among the Capital Accounts of the Interests in proportion to their Percentage Interest as of the end of such Accounting Period; provided, however, that upon any Closing of the Books Event (other than an event described in clauses (a) of such definition), the value of each asset on the books of the Partnership shall be adjusted to equal its gross fair market value (as reasonably determined by the General Partner) at such time, and the amount of such adjustment shall be taken into account as gain (if such adjustment is positive) or loss (if such adjustment is negative) from the disposition of such asset for purposes of this Section 5.04(a); provided, further, that any and all items of income, gain, loss or deduction to the extent resulting from a Special Item will be allocated entirely to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners. If, after any allocation of items of income, gain, loss or deduction resulting from a Special Item, there is an exchange of an Exchangeable Limited Partnership Interest (as defined in the Holdings Limited Partnership Agreement) or a Founding Partner Interest (as defined in the Holdings Limited Partnership Agreement) with BGC Partners for BGC Partners Common Stock, then (A) the Capital Account of the Limited Partnership Interests provided to BGC Partners in connection with such exchange pursuant to Section 8.07 of the Holdings Limited Partnership Agreement shall be equal to (1) the total Capital for all issued and outstanding Interests, divided by (2) the total number of issued and outstanding Units, multiplied by (3) the number of Units underlying such Limited Partnership Interest (as appropriately adjusted to reflect the impact of any Special Item and the intention of the Parties for Holdings (and not BGC Partners) to realize the economic benefits and burdens of such Special Item); and (B) any increase or decrease in the remaining Capital for all issued and outstanding Interests as a result of clause (A) of this sentence shall be allocated to the Capital Accounts of the Limited Partnership Interests (other than the Special Voting Limited Partnership Interest) held by Partners who are members of the Holdings Group, pro rata in proportion to the number of Units (other than the Units underlying the Special Voting Limited Partnership Interest) held by such Partners.

(b) Tax Allocations. Except as otherwise required under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, the Partnership shall cause each item of income, gain, loss or deduction recognized by the Partnership to be allocated among the Partners for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Partners’ Capital Accounts or as otherwise provided herein. In the event the value of any Partnership assets is adjusted pursuant to the first proviso of Section 5.04(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Allocations required by Section 704(c) of the Code shall be made using the “traditional method” described in Treasury Regulation Section 1.704-3(b).

SECTION 5.05. General Partner Determinations. All determinations, valuations and other matters of judgment required to be made for purposes of this Article V, including with respect to allocations to Capital Accounts and accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds, contribution or distributions hereunder shall be made by the General Partner in good faith. In the event that an additional Partner is admitted to the Partnership and contributes property to the Partnership, or an existing Partner contributes additional property to the Partnership, pursuant to this Agreement, the value of such contributed property shall be the fair market value of such property as reasonably determined by the General Partner.

SECTION 5.06. Books and Accounts. (a) The Partnership shall at all times keep or cause to be kept true and complete records and books of account, which records and books shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Partnership by the General Partner. The Limited Partners shall have the right to gain access to all such records and books of account (including schedules thereto) for inspection and view (at such reasonable times as the General Partner shall determine) for any purpose reasonably related to their Interests. The Partnership’s accounts shall be maintained in U.S. dollars.

(b) The Partnership’s fiscal year shall begin on the first day of January and end on the thirty-first day of December of each year, or shall be such other period designated by the General Partner. At the end of each fiscal year, the Partnership’s accounts shall be prepared, presented to the General Partner and submitted to the Partnership’s auditors for examination.

(c) The Partnership’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the General Partner. The Partnership’s auditors shall be entitled to receive promptly such information, accounts and explanations from the General Partner and each Partner that they deem reasonably necessary to carry out their duties. The Partners shall provide such financial, tax and other information to the Partnership as may be reasonably necessary and appropriate to carry out the purposes of the Partnership.

SECTION 5.07. Tax Matters Partner. The General Partner is hereby designated as the tax matters partner of the Partnership, in accordance with the Treasury Regulations promulgated pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. The General Partner shall have the authority, in its sole and absolute discretion, to (a) make an election under Section 754 of the Code on behalf of the Partnership, and each Partner agrees to provide such information and documentation as the General Partner may reasonably request in connection with any such election, (b) determine the manner in which “excess nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) are allocated among the Partners and (c) make any other election or determination with respect to taxes (including with respect to depreciation, amortization and accounting methods).

SECTION 5.08. Tax Information. The Partnership shall use commercially reasonable efforts to prepare and mail as soon as reasonably practicable after the end of each taxable year of the Partnership, to each Partner (and each other Person that was such a Partner during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

SECTION 5.09. Withholding. Notwithstanding anything herein to the contrary, the Partnership is authorized to withhold from distributions and allocations to the Partners, and to pay over to any federal, state, local or foreign governmental authority any amounts believed in good faith to be required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts (together with any amounts that are withheld from payments to the Partnership or any of its Subsidiaries attributable to a direct or indirect Partner of the Partnership) as distributed to those Partners with respect to which such amounts were withheld. If the Partnership is obligated to pay any amount to a taxing authority on behalf of (or in respect of an obligation of) a Partner (including, federal, state and local or other withholding taxes), then such Partner shall indemnify the Partnership in full for the entire amount of any Tax (but not any interest, penalties or other expenses associated with such payment).

ARTICLE VI

DISTRIBUTIONS

SECTION 6.01. Distributions in Respect of Partnership Interests. Subject to the remaining sentences of this Section 6.01, the Partnership shall distribute to each Partner from such Partner’s Capital Account (a) on or prior to each Estimated Tax Due Date (i) such Partner’s Estimated Proportionate Quarterly Tax Distribution for such fiscal quarter, plus (ii) with respect to Partners who are members of the Holdings Group, an amount (positive or negative) calculated using the methodology contemplated by the definition “Estimated Proportionate Quarterly Tax Distribution” (taking into account for this purpose items of income, gain, loss or deduction allocated in respect of any Special Item and disregarding all other items) for such fiscal quarter in respect of any items of income, gain, loss or deduction allocated in respect of any Special Item, and (b) as promptly as practicable after the end of each fiscal quarter of the Partnership (as determined by the General Partner) an amount equal to the excess (if any) of (x) the net positive cumulative amount allocated to such Partner’s Capital Account pursuant to Section 5.04(a) or Exhibit A hereto after the date of this Agreement over (y) the amount of any prior distributions to such Partner pursuant to this Section 6.01; provided that in each case appropriate adjustments shall be made to reflect any amounts treated as distributed pursuant to Section 5.09; provided however, that with the prior written consent of the holders of a Majority in Interest of the Limited Partnership Interests, the Partnership may decrease the total amount distributed by the Partnership pursuant to Section 6.01(b). Notwithstanding anything to the contrary set forth in this Section 6.01, in the event the Partnership is unable to make the distributions contemplated by the foregoing as a result of any Special Item, then the Partnership shall use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners Group in the absence of any such Special Item and to make the Estimated Proportionate Quarterly Tax Distributions to the Cantor Group, and the costs of any such costs borrowing shall be treated as a Special Item. No distributions shall be made by the Partnership except as expressly contemplated by Sections 6.01(a), 6.01(b) and 8.03(a).

SECTION 6.02. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

ARTICLE VII

TRANSFERS OF INTERESTS

SECTION 7.01. Transfers Generally Prohibited. No Partner may Transfer or agree or otherwise commit to Transfer all or any portion of, or any of rights, title and interest in and to, its Interest, except as permitted by the terms and conditions set forth in this Article VII. The Schedules shall be deemed to be amended from time to time to reflect any change in the Partners or Interests to reflect any Transfer permitted by this Article VII.

SECTION 7.02. Permitted Transfers. (a) Limited Partnership Interests. No Limited Partner (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)) may Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Limited Partnership Interest (other than the Special Voting Limited Partner, which shall be governed by Section 7.02(b)), except any such Transfer (i) pursuant to Section 4.02(a)(ii), 4.03(b)(i) in connection with the Contribution and the Separation or Section 7.02(b); (ii) if such Limited Partner shall be a member of the BGC Partners Group or the Holdings Group (the “Group Transferor”), to any member of the BGC Partners Group or the Holdings Group (the “Group Transferee”), including in connection with the exchange of Holdings Units for BGC Partners Common Stock pursuant to the Holdings Limited Partnership Agreement; or (iii) for which the General Partner and the Limited Partners (with such consent to require the affirmative vote of a Majority in Interest) shall have provided their respective prior written consent (which consent shall not be unreasonably withheld or delayed, provided that if such Transfer could reasonably be expected to result in the Partnership being classified or treated as a publicly traded partnership for U.S. federal income tax purposes, the withholding of consent to such Transfer shall not be deemed unreasonable) (including any Transfer to the Partnership).

(b) Special Voting Limited Partnership Interest. The Special Voting Limited Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its Special Voting Limited Partnership Interest, except any such Transfer (i) to a wholly owned Subsidiary of Holdings; provided that, in the event that such other Person shall cease to be a wholly owned Subsidiary of Holdings, the Special Voting Limited Partnership Interest shall automatically be Transferred to Holdings, without the requirement of any further action on the part of the Partnership, Holdings or any other person; or (ii) pursuant to Section 4.03(b)(i) in connection with the Contribution and the Separation. Upon removal of any Special Voting Limited Partner, notwithstanding anything herein to the contrary, the Special Voting Limited Partnership Interest shall be transferred to the Person being admitted as the new Special Voting Limited Partner, simultaneously with admission and without the requirement of any action on the part of the Special Voting Limited Partner being removed or any other Person.

(c) General Partnership Interest. The General Partner may not Transfer or agree or otherwise commit to Transfer all or any portion of, or any right, title and interest in and to, its General Partnership Interest, unless (i) to a new General Partner in accordance with this Section, (ii) with the prior written consent (not to be unreasonably withheld or delayed) of the Special Voting Limited Partner or (iii) pursuant to Section 4.03(a)(i) in connection with the Contribution and the Separation. Any General Partner may be removed at any time, with or without cause, by the Special Voting Limited Partner in its sole and absolute discretion and the General Partner may resign from the Partnership for any reason; provided, however, that, as a condition to any such removal or resignation, (A) the Special Voting Limited Partner shall first appoint another Person as the new General Partner; (B) such Person shall be admitted to the Partnership as the new General Partner (upon the execution and delivery of an agreement to be bound by the terms of this Agreement and such other agreements, documents or instruments requested by the resigning General Partner); and (C) such resigning or removed General Partner shall Transfer its entire General Partnership Interest to the new General Partner. The admission of the new General Partner shall be deemed effective immediately prior to the effectiveness of the resignation of the resigning General Partner, and shall otherwise have the effects set forth in Section 4.03(a)(iii). Upon removal of any General Partner, notwithstanding anything herein to the contrary, the General Partnership Interest shall be transferred to the Person being admitted as the new General Partner, simultaneously with admission and without the requirement of any action on the part of the General Partner being removed or any other Person.

SECTION 7.03. Admission as a Partner Upon Transfer. Notwithstanding anything to the contrary set forth herein, a Transferee who has otherwise satisfied the requirements of Section 7.02 shall become a Partner, and shall be listed as a “Limited Partner,” “Special Voting Limited Partner” or “General Partner” as applicable, on Schedule 4.01, and shall be deemed to receive the Interest being Transferred, in each case only at such time as such Transferee executes and delivers to the Partnership an agreement in which the Transferee agrees to be admitted as a Partner and bound by this Agreement and any other agreements, documents or instruments specified by the General Partner and such agreements (when applicable) shall have been duly executed by the General Partner; provided, however, that if such Transferee is (a) at the time of such Transfer a Partner of the applicable class of Interests being Transferred or (b) has previously entered into an agreement pursuant to which the Transferee shall have agreed to become a Partner and be bound by this Agreement (which agreement is in effect at the time of such Transfer), such Transferee shall not be required to enter into any such agreements unless otherwise determined by the General Partner; provided, further, that the Transfers, admissions to and withdrawals from the Partnership as Partners, contemplated by Sections 4.03(a)(i) or 4.03(b)(i) shall not require the execution or delivery of any further agreements or other documentation hereunder.

SECTION 7.04. Transfer of Units and Capital with the Transfer of an Interest. Notwithstanding anything herein to the contrary, each Partner who Transfers an Interest shall be deemed to have Transferred the entire Interest, including the associated Units and Capital with respect to such Interest, or, if a portion of an Interest is being Transferred, each Partner who Transfers a portion of an Interest shall specify the number of Units being so Transferred and such Transfer shall include a proportionate amount of Capital with respect to such Interest, to the Transferee.

SECTION 7.05. Encumbrances. No Partner may charge or encumber its Interest or otherwise subject its Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation except in each case for those created by this Agreement.

SECTION 7.06. Legend. Each Partner agrees that any certificate issued to it to evidence its Interests shall have inscribed conspicuously on its front or back the following legend:

THE PARTNERSHIP INTEREST IN BGC PARTNERS GLOBAL HOLDINGS, L.P. REPRESENTED BY THIS CERTIFICATE (INCLUDING ASSOCIATED UNITS AND CAPITAL) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT ”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND THIS PARTNERSHIP INTEREST MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, EXCEPT (A) EITHER (1) WHILE A REGISTRATION STATEMENT

UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE REGISTRATIONS AND QUALIFICATIONS ARE IN EFFECT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (INCLUDING, IF APPLICABLE, REGULATION S THEREUNDER) AND SUCH OTHER APPLICABLE LAWS AND (B) IF PERMITTED BY THE LIMITED PARTNERSHIP AGREEMENT OF BGC PARTNERS GLOBAL HOLDINGS, L.P., AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS STRICT PROHIBITIONS ON TRANSFERS, SALES, ASSIGNMENTS, PLEDGES, HYPOTHECATIONS, ENCUMBRANCES OR OTHER DISPOSITIONS OF THIS PARTNERSHIP INTEREST OR ANY INTEREST THEREIN (INCLUDING ASSOCIATED UNITS AND CAPITAL).

SECTION 7.07. Effect of Transfer Not in Compliance with this Article. Any purported Transfer of all or any part of a Partner’s Interest, or any interest therein, that is not in compliance with this Article VII shall, to the fullest extent permitted by law, be void ab initio and shall be of no effect.

ARTICLE VIII

DISSOLUTION

SECTION 8.01. Dissolution. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) an election to dissolve the Partnership made by the General Partner; provided that such dissolution shall require the prior approval of (x) a majority vote of a quorum consisting of Disinterested Directors and (y) the Limited Partners (by affirmative vote of a Majority in Interest);

(b) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

(c) any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(d) otherwise pursuant to the Act.

None of the Partners shall have any right to terminate, dissolve or have redeemed their class of Interests or, except for the General Partner and otherwise to the fullest extent permitted by law, to terminate, windup or dissolve the Partnership. Absent the approval of a majority vote of a quorum consisting of Disinterested Directors, each Partner shall use its reasonable best efforts to prevent the dissolution of the Partnership.

SECTION 8.02. Liquidation. Upon a dissolution pursuant to Section 8.01, the Partnership’s business and assets shall be wound up promptly in an orderly manner. The General Partner shall be the liquidator to wind up the affairs of the Partnership. In performing its duties, the General Partner is authorized to sell, exchange or otherwise dispose of the Partnership’s business and assets in accordance with the Act in any reasonable manner that the General Partner determines to be in the best interests of the Partners. Upon completion of the winding-up of the Partnership, the General Partner shall prepare and submit to each Limited Partner a final statement with respect thereto.

SECTION 8.03. Distributions. (a) In the event of a dissolution of the Partnership pursuant to Section 8.01, the Partnership shall apply and distribute the proceeds of the dissolution as provided below:

(i) first, to the creditors of the Partnership, including Partners that are creditors of the Partnership to the extent permitted by law, in satisfaction of the liabilities of the Partnership (by payment or by the making of reasonable provision for payment thereof, including the setting up of any reserves which the General Partner determines, in its sole and absolute discretion, are necessary therefor);

(ii) second, to the repayment of any loans or advances that may have been made by any of the Partners to the Partnership;

(iii) third, to the Partners in proportion to (and to the extent of) the positive balances in their respective Capital Accounts; and

(iv) thereafter, to the Partners in proportion to their respective Percentage Interests.

(b) Cancellation of Certificate of Limited Partnership. Upon completion of a liquidation and distribution pursuant to Section 8.03(a) following a dissolution of the Partnership pursuant to Section 8.01, the General Partner shall execute, acknowledge and cause to be filed a Section 10 Statement with the Registrar of Exempted Limited Partnerships in the Cayman Islands.

SECTION 8.04. Reconstitution. Nothing contained in this Agreement shall impair, restrict or limit the rights and powers of the Partners under the laws of the State of Delaware and any other jurisdiction in which the Partnership is doing business to reform and reconstitute themselves as a limited partnership following dissolution of the Partnership either under provisions identical to those set forth herein or any others which they may deem appropriate.

SECTION 8.05. Deficit Restoration. Upon the termination of the Partnership, no Limited Partner shall be required to restore any negative balance in his, her or its Capital Account to the Partnership. The General Partner shall be required to contribute to the Partnership an amount equal to its respective deficit Capital Account balances within the period prescribed by Treasury Regulation section 1.704-1(b)(2)(ii)(c).

ARTICLE IX

INDEMNIFICATION AND EXCULPATION

SECTION 9.01. Exculpation. Neither a General Partner nor any Affiliate or director or officer of a General Partner or any such Affiliate shall be personally liable to the Partnership or the Limited Partners for a breach of fiduciary duty as a General Partner or as an Affiliate or director or officer of a General Partner or any such Affiliate, except to the extent such exemption from liability or limitation thereof is not permitted under the Act as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of such Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification. A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and the opinion of any such Person as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion. A General Partner may exercise any of the powers granted to it by this Agreement and perform any of the obligations imposed on it hereunder either directly or by or through one or more agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner with due care.

SECTION 9.02. Indemnification. (a) Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative

(hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a or has agreed to become a General Partner, or any director or officer of the General Partner or of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while surviving as a director, officer, employee or agent, shall be indemnified and held harmless by the Partnership to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment), as if the Company were a corporation organized under the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 9.02(c), the Partnership shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the General Partner. The right to indemnification conferred in this Section 9.02 shall be a contract right and shall include the right to be paid by the Partnership the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its financial disposition; provided, however, that if applicable law requires that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Person while a director or officer, including, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Partnership of an undertaking by or on behalf of such director for officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 9.02 or otherwise. The Partnership may, by action of the General Partner, provide indemnification to employees and agents of the Partnership with the same scope and effect as the foregoing indemnification of directors and officers.

(b) To obtain indemnification under this Section 9.02, a claimant shall submit to the Partnership a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 9.02(b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (x) by the board of directors of BGC Partners by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (y) if a quorum of the board of directors of BGC Partners consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors of BGC Partners, a copy of which shall be delivered to the claimant, or (z) if a quorum of Disinterested Directors so directs, by the affirmative vote of a Majority in Interest. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the board of directors of BGC Partners unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the 1999 Long-Term Incentive Plan of eSpeed, as amended in 2003, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors of BGC Partners. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under Section 9.02(a) is not paid in full by the Partnership within thirty (30) days after a written claim pursuant to Section 9.02(b) has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than it permitted the Partnership to provide prior to such amendment) for the Partnership to indemnify the claimant for the amount claimed if the Partnership were a corporation organized under the DGCL, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership (including the board of directors of BGC Partners, independent legal counsel or its holders of Interests) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Partnership (including the board of directors of BGC Partners or independent legal counsel or its holders of Interests) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to Section 9.02(b) that the claimant is entitled to indemnification, the Partnership shall be bound by such determination in any judicial proceeding commenced pursuant to Section 9.02(c).

(e) The Partnership shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 9.02(c) that the procedures and presumptions of this Section 9.02 are not valid, binding and enforceable and shall stipulate in such proceeding that the Partnership is bound by all the provisions of this Section 9.02.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 9.02 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Limited Partners (by affirmative vote of a Majority in Interest) or Disinterested Directors or otherwise. No amendment or other modification of this Section 9.02 shall in any way diminish or adversely affect the rights of a General Partner, a Limited Partner or any directors, officers, employees or agents of the General Partner in respect of any occurrence or matter arising prior to any such repeal or modification.

(g) The Partnership may, to the extent authorized from time to time by the General Partner, grant rights to indemnification, and rights to be paid by the Partnership the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Partnership to the fullest extent of the provisions of this Section 9.02 with respect to the indemnification and advancement of expenses of a General Partner, a Limited Partner or any directors and officers of the General Partner.

(h) If any provision or provisions of this Section 9.02 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 9.02 (including each portion of this Section 9.02 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 9.02 (including each such portion of this Section 9.02 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i) For purposes of this Article IX:

(i) “Disinterested Director” means a director of BGC Partners who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any Person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Partnership or the claimant in an action to determine the claimant’s rights under this Section 9.02.

(j) Any notice, request or other communication required or permitted to be given to the Partnership under this Section 9.02 shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Partner and shall be effective only upon receipt by the General Partner.

SECTION 9.03. Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Partnership or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under the Act if the Partnership were a corporation organized under the DGCL. To the extent that the Partnership maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights of indemnification have been granted as provided in Section 9.02 shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

SECTION 9.04. Subrogation. In the event of payment of indemnification to a Person described in Section 9.02, the Partnership shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Partnership, shall execute all documents and do all things that the Partnership may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Partnership effectively to enforce any such recovery.

SECTION 9.05. No Duplication of Payments. The Partnership shall not be liable under this Article IX to make any payment in connection with any claim made against a person described in Section 9.02 to the extent such Person has otherwise received payment (under any insurance policy or otherwise) of the amounts otherwise payable as indemnity hereunder.

SECTION 9.06. Survival. This Article IX shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments. (a) Except as provided in Section 1.03 with respect to this Agreement or Section 2.01 and this Agreement may not be amended except with (and any such amendment shall be authorized upon obtaining) the approval of each of the General Partner and the Limited Partners (by the affirmative vote of a Majority in Interest); provided that this Agreement shall not be amended to (i) amend any provisions which require the consent of a specified percentage in interest of the Limited Partners without the consent of that specified percentage in interest of the Limited Partners; (ii) alter the interest of any Partner in the amount or timing of distributions or the allocation of profits, losses or credits (other than any such alteration caused by the acquisition of additional Units by any Partner or the issuance of additional Units to any Person pursuant to this Agreement or as otherwise expressly provided herein), if such alteration would either (A) materially adversely affect the economic interest of a Partner in the Partnership or (B) materially adversely affect the value of Interests, without the consent of (x) the Partners holding at least two-thirds of all Units in the case of an amendment applying in a substantially similar manner to all classes of Interests or (y) two-thirds in interest of the affected class or classes of the Partners in the case of any other amendment; or (iii) amend this Agreement to alter the Special Voting Limited Partner’s ability to remove a General Partner; provided, however, that the General Partner may authorize, without further approval of any other Person or group, (1) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto or (2) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof. Any merger or consolidation of the Partnership with any third party that shall amend or otherwise modify the terms of this Agreement shall require the approval of the Persons referred to above to the extent the approval of such Persons would have been required had such amendment or modification been effected by an amendment to this Agreement.

SECTION 10.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners. Except as provided in Article IX with respect to Persons entitled to indemnification pursuant to such Article, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

SECTION 10.03. Waiver of Notice. Whenever any notice is required to be given to any Partner or other Person under the provisions of the Act or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Partners (if any shall be called) or the General Partner need be specified in any waiver of notice of such meeting.

SECTION 10.04. Jurisdiction and Forum; Waiver of Jury Trial. (a) Each of the Partners agrees, to the fullest extent permitted by law, that all Actions arising out of or in connection with this Agreement, the Partnership’s affairs, the rights or interests of the Partners or the estate of any deceased Partner (to the extent that they are related to any of the foregoing), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any breach or termination or alleged breach or termination of this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Partners hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Partners hereby expressly waives, to the fullest extent permitted by law, any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts; and (iv) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. With respect to any action arising out of or relating to this agreement or any obligation hereunder, each Partner irrevocably and unconditionally, to the fullest extent permitted by law, (x) agrees to appoint promptly upon request from the Partnership authorized agents for the purpose of receiving service of process in any suit, action or proceeding in Wilmington, Delaware; (y) consents to service of process in any suit, action or proceeding in such jurisdictions; and (z) consents to service of process by mailing a copy thereof to the address of the Partner determined under Section 10.07 by U.S. registered or certified mail, by the closest foreign equivalent of registered or certified mail, by a recognized overnight delivery service, by service upon any agent specified pursuant to clause (x) above, or by any other manner permitted by applicable law,

(b) EACH PARTNER WAIVES ANY RIGHT TO REQUEST OR OBTAIN A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING GOVERNED BY THE TERMS OF THIS AGREEMENT OR PERTAINING TO THE MATTERS GOVERNED BY THIS AGREEMENT. “MATTERS GOVERNED BY THIS AGREEMENT” SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL MATTERS AND AGREEMENTS REFERRED TO IN THIS AGREEMENT AND ANY DISPUTES ARISING WITH RESPECT TO ANY SUCH MATTERS AND AGREEMENTS.

(c) The Partners acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Partners shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 10.05. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns, any additional Partner admitted in accordance with the provisions hereof and any successor to a trustee of a trust that is or becomes a party hereto.

SECTION 10.06. Confidentiality. Each Partner recognizes that confidential information has been and will be disclosed to such Partner by the Partnership and its Subsidiaries. Each Partner expressly agrees, whether or not at the time a Partner of the Partnership or providing services to the Partnership and/or any of its Subsidiaries, to (i) maintain the confidentiality of, and not disclose to any Person without the prior written consent of the Partnership, any financial, legal or other advisor to the Partnership, any information relating to the business, clients, affairs or financial structure, position or results of the Partnership or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry and (ii) not to use such confidential information other than for the purpose of evaluating such Partner’s investment in the Partnership or in connection with the discharge of any duties to the Partnership or its affiliates such Partner may have in such Partner’s capacity as an officer, director, employee or agent of the Partnership or its affiliates. Notwithstanding Section 10.04 or any other provision herein to the contrary, each Partner agrees that money damages would not be a sufficient remedy for any breach of this Section 10.06 by such Partner, and that in addition to all other remedies, the Partnership shall be entitled to injunctive or other equitable relief as a remedy for any such breach. Each Partner agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

SECTION 10.07. Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered when delivered in Person, properly transmitted by telecopier or one (1) Business Day after it has been sent by an internationally recognized overnight courier to the address for notices shown in the Partnership’s records (or any other address provided to the Partnership in writing for this purpose) or, if given to the Partnership, to the principal place of business of the Partnership in New York, New York. Communications by telecopier also shall be sent concurrently by overnight courier, but shall in any event be effective as stated above. Each Partner may from time to time change its address for notices under this Section 10.07 by giving at least five (5) days’ prior written notice of such changed address to the Partnership.

SECTION 10.08. No Waiver of Rights. No failure or delay on the part of any Partner in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any Partner of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

SECTION 10.09. Power of Attorney. Each Partner agrees that, by its execution of this Agreement, such Partner irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Partnership is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate of Limited Partnership that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Partnership or a change of name or address of a Partner, (ii) the disposal or increase by a Partner of his Interest in the Partnership or any part thereof,

(iii) a distribution and reduction of the capital contribution of a Partner or any other changes in the capital of the Partnership, (iv) the dissolution or termination of the Partnership, (v) the addition or substitution of a Person becoming a Partner of the Partnership and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with the preceding sections of this Agreement. The power granted hereby is coupled with an interest and shall survive the subsequent disability or incapacity of the principal.

SECTION 10.10. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

SECTION 10.11. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

SECTION 10.12. Entire Agreement. This Agreement amends and restates in its entirety the Original Limited Partnership Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 10.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to its conflicts of law principles.

SECTION 10.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

SECTION 10.15. Opportunity; Fiduciary Duty. To the greatest extent permitted by law and except as otherwise set forth in this Agreement:

(a) None of any Holdings Company or BGC Partners Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Holdings Company or BGC Partners Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Partnership or the holders of Interests. In taking any action, making any decision or exercising any discretion with respect to the Partnership, each Holdings Company and BGC Partners Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Partnership, the holders of Interests or any other Person, or (ii) to abstain from participating in any vote or other action of the Partnership or any Affiliate thereof, or any board, committee or similar body of any of the foregoing. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall violate a duty or obligation to the Partnership merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in Section 10.15(c). Any BGC Partners Company, Holdings Company or any of their respective Representatives may lend money to, and transact other business with, the Partnership and its Representatives. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Partnership or any of its Representatives are the same as those of a Person who is not involved with the Partnership or any of its Representatives, subject to other applicable law. No transaction between any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, with the Partnership or any of its Representatives, on the other hand, shall be voidable solely because any BGC Partners Company, Holdings Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any BGC Partners Company, Holdings Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Partnership and its Representatives, or (ii) doing business with any of the Partnership’s or its Representatives’ clients or customers. In the event that any BGC Partners Company, Holdings Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any BGC Partners Company, Holdings Company or any of their respective Representatives, on the one hand, and the Partnership or its Subsidiaries, on the other hand, such BGC Partners Company, Holdings Company or any of its Subsidiaries, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Partnership or its Representatives. None of any BGC Partners Company, Holdings Company or any of their respective Representatives shall be liable to the Partnership, the holders of Interests or its Representatives for breach of any fiduciary duty by reason of the fact that any BGC Partners Company, Holdings Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another Person or does not present such Corporate Opportunity to the Partnership or any of its Representatives.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of a BGC Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, and such Person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Partnership, then such Person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (ii) shall not be liable to the Partnership, the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such Person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom; provided that a BGC Partners Company and/or Holdings Company may pursue such Corporate Opportunity if the Partnership shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a Person who is both a Representative of the Partnership and a Representative of a BGC Partners Company and/or a Holdings Company, expressly and solely in such Person’s capacity as a Representative of the Partnership, such Person shall not be obligated to present such Corporate Opportunity to the Partnership or to act as if such Corporate Opportunity belongs to the Partnership, and such Person shall (A) be deemed to have fully satisfied and fulfilled any fiduciary duty that such Person has to the Partnership as a Representative of the Partnership with respect to such Corporate Opportunity, (B) shall not be liable to the Partnership, any of the holders of Interests or any of its Representatives for breach of fiduciary duty by reason of such Person’s action or inaction with respect to such Corporate Opportunity, (C) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Partnership’s best interests, and (iv) shall be deemed not to have breached such Person’s duty of loyalty to the Partnership and the holders of Interests and not have derived an improper personal benefit therefrom.

(d) Any Person purchasing or otherwise acquiring any Interest shall be deemed to have notice of and to have consented to the provisions of this Section 10.15.

(e) Except to the extent otherwise modified herein, each officer of the Partnership shall have fiduciary duties identical to those of officers of business corporations organized under the DGCL. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) of a director, officer or other Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Person.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 10.15 nor the adoption of any provision of this Agreement inconsistent with this Section 10.15 shall eliminate or reduce the effect of this Section 10.15 in respect of any matter occurring, or any cause of Action that, but for this Section 10.15, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

SECTION 10.16. Reimbursement of Expenses. All costs and expenses incurred in connection with the ongoing operation or management of the business of the Partnership or its Subsidiaries shall be borne by the Partnership or its Subsidiaries, as the case may be.

SECTION 10.17. Effectiveness. The Original Limited Partnership Agreement was effective for all financial and accounting purposes as of December 7, 2006. This Agreement shall be effective immediately prior the Closing (as defined in the Separation Agreement).

SECTION 10.18. Parity of Units. It is the non-binding intention of each of the Partners, Global Opco and the Partnership that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units. Accordingly, in the event of any issuance or repurchase by Global Opco of Global Opco Units, it is the non-binding intention of each of the Partners, Global Opco and the Partnership that there be a parallel issuance or repurchase transaction by the Partnership so that the number of outstanding Units shall at all times equal the number of outstanding Global Opco Units, and the parties to this Agreement agree to cooperate to effect the intent of this Section 10.18.

IN WITNESS WHEREOF, this Agreement has been duly executed by the general partner and the limited partners as a deed the day and year first written above.

BGC GLOBAL HOLDINGS, GP LIMITED, as general partner

By:
Name:
Title:

BGC HOLDINGS, L.P., as a limited partner

Witnessed

By:
Name:
Title:

Witnessed

BGC HOLDINGS GLOBAL, INC., as a limited partner

By:
Name:
Title:

Witnessed

[Signature Page to the Agreement of Limited Partnership of BGC Global Holdings, L.P., dated as of [•], 2007, by and among BGC Global Holdings GP Ltd, Holdings and BGC Holdings Global and the Persons to be admitted as Partners or otherwise parties hereto]

Annex F

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is made by and between BGC Partners, LLC, a Delaware limited liability company (“BGC Partners”), and Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”).

W I T N E S S E T H:

WHEREAS, Cantor and BGC Partners have entered into the Separation Agreement, dated as of [•], 2007, (as amended from time to time, the “Separation Agreement”), with BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands limited partnership (“Global Opco”), and BGC Holdings, L.P., a Delaware limited partnership (“Holdings”), to effect the Contribution (as defined in the Separation Agreement.

WHEREAS, as part of the Contribution, Cantor received or is entitled to receive BGC Partners Common Stock (as defined below) in conjunction with the Contribution and upon exchange of Holdings Exchangeable Limited Partnership Interests (as defined below).

WHEREAS, Cantor and BGC Partners desire to enter into this Agreement to set forth the terms and conditions of the registration rights and obligations of the Cantor and BGC Partners and their respective Affiliates and certain transferees of Securities to be held by the Cantor or its Affiliates;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” with respect to any Person means, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Article III Notice” has the meaning set forth in Section 3.1.

“BGC Partners” has the meaning set forth in the preamble (it being understood that, after the Merger Effective Time, each reference to BGC Partners in this Agreement shall refer to the Surviving Company).

“BGC Partners Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of BGC Partners other than a Cantor Free Writing Prospectus.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed for business in either New York City, New York, United States of America.

“Cantor” has the meaning set forth in the preamble.

“Cantor Group” means “Cantor Group” as defined in the Separation Agreement.

“Closing” means “Closing” as defined in the Separation Agreement.

“BGC Partners Class A Common Stock” means the Class A common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class B Common Stock” means the Class B common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Common Stock” means the BGC Partners Class A Common Stock and the BGC Partners Class B Common Stock, as applicable.

“BGC Partners Person” has the meaning set forth in Section 6.2.

“Cantor Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of (unless prepared by BGC Partners or on behalf of BGC Partners) the relevant member of the Cantor Group and used or referred to by such member of the Cantor Group in connection with the offering of Registrable Securities.

“Damages” has the meaning set forth in Section 6.1.

“Demand Request” has the meaning set forth in Section 2.1.

“Demand Registration” has the meaning set forth in Section 2.1.

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) each BGC Partners Free Writing Prospectus (if any) and (iii) all other information prepared by or on behalf of BGC Partners, in each case, that is deemed under Rule 159 promulgated under the Securities Act to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as from time to time amended, and the rules and regulations of the SEC promulgated thereunder.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Global Opco” has the meaning set forth in the recitals hereto.

“Holder” shall mean Cantor and any Affiliate of Cantor holding Registrable Securities, in each case so long as such Holder holds Registrable Securities.

“Holder Covered Persons” has the meaning set forth in Section 6.1.

“Holdings” has the meaning set forth in the recitals hereto.

“Holdings Exchangeable Limited Partnership Interest” means an “Exchangeable Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“New Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Holdings, L.P., as amended from time to time.

“Merger” means the merger of BGC Partners and eSpeed set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 29, 2007, among BGC Partners, Holdings, eSpeed, Inc., a Delaware corporation, U.S. Opco and Global Opco.

“Merger Effective Time” means “Effective Time” as defined in the Merger Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement or any other amendments and supplements to such prospectus, including without limitation any preliminary prospectus, any pre-effective or post-effective amendment and all material incorporated by reference in any prospectus.

“Public Offering” has the meaning set forth in Section 3.1.

“Piggy-back Registration” has the meaning set forth in Section 3.1.

“Registrable Securities” means shares of BGC Partners Common Stock which are issued or transferred or issued to any Holder pursuant to and in accordance with the New Holdings Limited Partnership Agreement, and any shares of BGC Partners Common Stock issued or issuable in respect of or in exchange for any such shares of BGC Partners Common Stock. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) such securities shall have ceased to be outstanding, or (iv) such securities may be sold in the public market of the United States, in unlimited amounts, under Rule 144(k), without registration under the Securities Act. For any calculations relating to Registrable Securities herein, the Holdings Exchangeable Limited Partnership Interests are counted as the number of shares of BGC Partners Common Stock issuable in respect of such Holdings Exchangeable Limited Partnership Interests (whether or not issued), in accordance with the New Holdings Limited Partnership Agreement.

“Registration Expenses” has the meaning set forth in Section 5.1.

“Registration Statement” means any registration statement of BGC Partners which covers Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” has the meaning set froth in Section 7.1

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as from time to time amended, and the rules and regulations of the SEC promulgated thereunder.

“Separation Agreement” has the meaning set forth in the recitals hereto.

“Surviving Company” means the surviving entity in the Merger.

“U.S. Opco” has the meaning set forth in the recitals hereto.

ARTICLE II

DEMAND REGISTRATIONS

Section 2.1 Requests for Registration. Subject to the provisions of this Article II, any Holder or group of Holders shall may at any time make a written request (a “Demand Request”) for registration under the Securities Act of a number of shares of Registrable Securities that (1) represents at least 10% of the shares of BGC Class A Common Stock outstanding on the date of the Demand Request or (2) has an aggregate market value on the date of the Demand Request of greater than $20 million (such written Request, a “Demand Registration”). Such Demand Requests shall specify the amount of Registrable Securities to be registered and the intended method or methods of disposition. BGC Partners shall, subject to the provisions of this Article II and to the Holders’ compliance with their obligations under the provisions of this Agreement, as promptly as practicable register under the Securities Act all Registrable Securities included in such Demand Request, for disposition in accordance with the intended method or methods set forth therein; provided that if the managing underwriter(s) for a Demand Registration in which Registrable Securities are proposed to be included pursuant to this Article II that involves an underwritten offering shall advise BGC Partners that in its reasonable opinion, the number of Registrable Securities to be sold is greater than the amount that can be offered without adversely affecting the success of the offering (taking into consideration the interests of BGC Partners and the Holders), then BGC Partners will be entitled to reduce the number of Registrable Securities included in such registration to the number that, in the opinion of the managing underwriter(s), can be sold without having the adverse effect referred to above. The number of Registrable Securities that may be registered shall be allocated in the following priority: first, pro rata among the Holders participating in the Demand Registration, based on the number of Registrable Securities included by such Holder in the Demand Request; second, all shares of BGC Partners Common Stock proposed to be registered for offer and sale by BGC Partners; and third, to shares of BGC Partners Common Stock proposed to be registered pursuant to any piggy-back registration rights of third parties. As promptly as practicable thereafter, but subject to Section 2.3 hereof, BGC Partners shall use its reasonable best efforts to file with the SEC a Registration Statement, registering all Registrable Securities that any Holders have requested to register, for disposition in accordance with the intended method or methods set forth in their notices to BGC Partners. BGC Partners shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after filing and to remain effective until the earlier of (i) 90 days following the date on which it was declared effective and (ii) the date on which all of the Registrable Securities covered thereby are disposed of in accordance with the method or methods of disposition stated therein. Each Demand Request shall be irrevocable except as otherwise expressly provided herein (including Section 2.4).

Notwithstanding anything to the contrary in this Article II, no Holder shall have the right to require BGC Partners to register any Registrable Securities pursuant to this Article II during any period (not to exceed 180 days) following the closing of the completion of a distribution of securities offered by BGC Partners that would cause BGC Partners to breach a lock-up provision contained in the underwriting agreement for such distribution.

Section 2.2 Number and Timing of Registrations. Notwithstanding anything in this Article II to the contrary: (a) the Holders shall be entitled to make no more than four Demand Registrations hereunder (and no more than one Demand Registration during any twelve-month period), and (b) BGC Partners shall not be obligated to make a Demand Registration in the event that a Piggy-back Registration had been available to any Holder within the 180 days preceding the date of the Demand Request.

Section 2.3 Suspension of Registration. Notwithstanding the foregoing, if in the good faith judgment of the Board of Directors of BGC Partners it would be materially detrimental to BGC Partners and its stockholders for any Registration Statement to be filed or for any Registration Statement or Prospectus to be amended or supplemented because such filing, amendment or supplement would (i) require disclosure of material non-public information, the disclosure of which would be reasonably likely to materially and adversely affect BGC Partners and its subsidiaries (if any) taken as a whole, or (ii) materially interfere with any existing or prospective business situation, transaction or negotiation involving BGC Partners, BGC Partners shall have the right to suspend the use of the applicable Registration Statement or delay delivery or filing, but not the preparation, of the applicable Registration Statement or Prospectus or any document incorporated therein by reference, in each case for a reasonable period of time; provided, however, that BGC Partners shall not be able to exercise such suspension right more than twice in each 12-month period aggregating not more than 150 days in such 12-month period. In the event that the ability of the Holders to sell shall be suspended for any reason, the period of such suspension shall not count towards compliance with the 90-day period referred to under clause (i), of Section 2.1 of this Agreement.

Section 2.4 Interrupted Registration. A registration requested pursuant to this Article II shall not be deemed to have been requested by the Holders of Registrable Securities for purposes of Section 2.2: (i) unless it has been declared effective by the SEC; (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC for any reason other than misrepresentation or an omission by the requesting Holders such that the Registration Statement shall not be effective until the earlier of (A) 60 days following the date on which it was declared effective (treating any suspension or interruption of registration as provided in Section 2.3) and (B) the date on which all of the Registrable Securities covered thereby are disposed of in accordance with the method or methods of disposition stated therein; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of some wrongful act or omission, or act or omission in bad faith, by such Holders and are not otherwise waived; or (iv) if such request has been withdrawn by the requesting Holders and such Holders shall have elected to pay all Registration Expenses of BGC Partners in connection with such withdrawn request.

ARTICLE III

PIGGY-BACK REGISTRATIONS

Section 3.1 Right to Include Registrable Securities. If at any time following the Merger Effective Time, BGC Partners proposes to register (including for this purpose a registration effected by BGC Partners for security holders of BGC Partners other than any Holder) any Registrable Securities and to file a Registration Statement with respect thereto under the Securities Act, whether or not for sale for its own account (other than pursuant to (i) Section 2.1, (ii) a registration statement on Form S-4, Form S-8 or any successor or similar forms, or (iii) a registration statement for the sales of Registrable Securities issuable or issued upon exchange, conversion or sale of any Holdings Exchangeable Limited Partnership Interests held by any member of the Cantor Group), in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act (a “Public Offering”), BGC Partners will each such time promptly give written notice to the Holders (i) of its intention to do so, (ii) of the form of registration statement of the SEC that has been selected by BGC Partners and (iii) of rights of Holders under this Article III (the “Article III Notice”). BGC Partners will include in the case of a proposed Public Offering all Registrable Securities that BGC Partners is requested in writing, within 15 days after the Article III Notice is given, to register by the Holders thereof (each, a “Piggy-back Registration”); provided, however, that (x) if, at any time after giving written notice of its intention to register any Registrable Securities and prior to the effective date of the Registration Statement filed in connection with such registration, BGC Partners shall determine that none of such Registrable Shares shall be registered, BGC Partners may, at its election, give written notice of such determination to all Holders who so requested registration and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Article II hereof, and (y) in case of a determination by BGC Partners to delay registration of the Registrable Securities, BGC Partners shall be permitted to delay the registration of such Registrable Securities pursuant to this Article III for the same period as the delay in registering such other Registrable Securitas by BGC Partners, as the case may be or may abandon the registration of Registrable Securities, in the sole discretion of BGC Partners. No registration effected under this Article III shall relieve BGC Partners of its obligations to effect registrations upon request under Article II.

Section 3.2 Priority; Registration Form. If the managing underwriter(s) for a registration in which Registrable Securities are proposed to be included pursuant to this Article III that involves an underwritten offering shall advise BGC Partners in good faith that in its opinion, the number of shares of BGC Partners Common Stock to be sold for the account of persons other than BGC Partners (collectively, “Selling Stockholders” is greater than the amount that can be offered without adversely affecting the success of the offering (taking into consideration the interests of BGC Partners and the Holders), then the number of shares of BGC Partners Common Stock to be sold for the account of Selling Stockholders (including Holders of Registrable Securities) may be reduced to a number that, in the reasonable opinion of the managing underwriter(s), may reasonably be sold without having the adverse effect referred to above. The reduced number of shares of BGC Partners Common Stock that may be registered shall be allocated in the case of a Public Offering, in the following priority: first, to shares of BGC Partners Common Stock proposed to be registered for offer and sale by BGC Partners; second, to shares of BGC Partners Common Stock proposed to be registered pursuant to any demand registration rights of third parties; and, third, to Registrable Securities proposed to be registered by Holders as a Piggy-back Registration. The reduced number of Registrable Securities that may be registered pursuant to this Section 3.2 shall be allocated pro rata among the Holders participating in the Piggy-back Registration, based on the number of Registrable Securities beneficially owned by the respective Holders. If, as a result of the proration provisions of this Section 3.2, any Holder shall not be entitled to include all Registrable Securities in a registration pursuant to this Article III that such Holder has requested be included, such Holder may elect to withdraw its Registrable Securities from the registration.

ARTICLE IV

REGISTRATION PROCEDURES

Section 4.1 Use Reasonable Best Efforts. In connection with BGC Partners’ registration obligations pursuant to Article II and Article III hereof, BGC Partners shall use its reasonable best efforts to effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof and pursuant thereto BGC Partners shall as expeditiously as reasonably practicable:

(a) prepare and file with the SEC a Registration Statement or Registration Statements relating to the registration on any appropriate form under the Securities Act, and to cause such Registration Statement to become effective as soon as reasonably practicable and to remain continuously effective for the time period required by this Agreement to the extent permitted under the Securities Act;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section 2.1; and to cause the Registration Statement and the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed in accordance with the Securities Act and any rules and regulations promulgated thereunder; and otherwise to comply with the provisions of the Securities Act as may be necessary to facilitate the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of disposition by the selling Holders thereof set forth in such Registration Statement or such Prospectus or Prospectus supplement;

(c) notify the selling Holders and the managing underwriter(s), if any, promptly if at any time (i) any Prospectus, Registration Statement or amendment or supplement thereto is filed, (ii) any Registration Statement, or any post-effective amendment thereto, becomes effective, (iii) the SEC or any other federal or state governmental authority requests any amendment or supplement to, or any additional information in respect of, any Registration Statement or Prospectus, (iv) the SEC or any other federal or state governmental authority issues any stop order suspending the effectiveness of a Registration Statement or initiates any proceedings for that purpose, (v) BGC Partners receives any notice that the qualification of any Registrable Securities for sale in any jurisdiction has been suspended or that any proceeding has been initiated for the purpose of suspending such qualification (vi) upon the discovery of any event which requires that any changes be made in such Registration Statement or any related Prospectus so that such Registration Statement or Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made; provided, however, that in the case of this subclause (vi), such notice need only state that an event of such nature has occurred, without describing such event, or (vii) of the determination by counsel of BGC Partners that a post-effective amendment to a Restriction Statement is advisable. BGC Partners hereby agrees to promptly reimburse any selling Holders for any reasonable out-of-pocket losses and expenses incurred in connection with any uncompleted sale of any Registrable Securities in the event that BGC Partners fails to timely notify such Holder that the Registration Statement then on file with the SEC is no longer effective;

(d) to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the qualification of any Registrable Securities for sale in any jurisdiction, at the earliest reasonably practicable moment;

(e) if requested by the managing underwriter(s) or any Holder of Registrable Securities being sold in connection with an underwritten offering, to incorporate into a Prospectus supplement or a post-effective amendment to the Registration Statement any information which the managing underwriter(s), such Holder and BGC Partners reasonably agree is required to be included therein relating to such sale of Registrable Securities; and to file such supplement or post-effective amendment as soon as practicable in accordance with the Securities Act and the rules and regulations promulgated thereunder;

(f) to furnish to each selling Holder and each managing underwriter, if any, one signed copy of the Registration Statement or Registration Statements, any Company Free Writing Prospectus, and any post-effective amendment thereto, including all financial statements and schedules thereto, all documents incorporated therein by reference and all exhibits thereto (including exhibits incorporated by reference) as promptly as practicable after filing such documents with the SEC;

(g) to deliver to each selling Holder and each underwriter, if any, as many copies of the Prospectus or Prospectuses (including each preliminary Prospectus) and any amendment, supplement or exhibit thereto as such Persons may reasonably request; and to consent to the use of such Prospectus or any amendment, supplement or exhibit thereto by each such selling Holder and underwriter, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus, amendment, supplement or exhibit in each case in accordance with the intended method or methods of disposition thereof;

(h) prior to any public offering of Registrable Securities, to register or qualify, or to cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration or qualification of, such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as may be requested by the Holders of a majority of the Registrable Securities included in such Registration Statement; to keep each such registration or qualification effective during the period set forth in Section 2.1 that the applicable Registration Statement is required to be kept effective; and to do any and all other acts or things necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement; provided, however, that BGC Partners will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not then so subject;

(i) to furnish to counsel selected by the Holders, prior to the filing of a Registration Statement or Prospectus or any supplement or post-effective amendment or any Company Free Writing Prospectus thereto with the SEC, copies of such documents and with a reasonable and appropriate opportunity to review and comment on such documents, subject to such documents being under BGC Partner’s control;

(j) to cooperate with the selling Holders and the underwriter(s), if any, in the preparation and delivery of certificates representing the Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such selling Holders or managing underwriter(s) may request at least five (5) Business Days prior to any sale of Registrable Securities represented by such certificates;

(k) subject to Section 4.3 hereof, upon the occurrence of any event described in clause (vi) of Section 4.1(c) above, to promptly prepare and file a supplement or post-effective amendment to the applicable Registration Statement or Prospectus or any document incorporated therein by reference, and any other required documents, so that such Registration Statement and Prospectus will not thereafter contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and to cause such supplement or post-effective amendment to become effective as soon as practicable;

(l) to take all other actions in connection therewith as are reasonably necessary or desirable in order to expedite or facilitate the disposition of the Registrable Securities included in such Registration Statement and, in the case of an underwritten offering: (i) to enter into an underwriting agreement in customary form with the managing underwriter(s) (such agreement to contain standard and customary indemnities, representations, warranties and other agreements of or from BGC Partners, as the case may be); (ii) to obtain opinions of counsel to BGC Partners (which (if reasonably acceptable to the underwriter(s)) may be BGC Partners’ inside counsel) addressed to the underwriter(s), such opinions to be in customary form; and (iii) to obtain “comfort” letters from the Issuer’s or BGC Partners’ independent certified public accountants addressed to the underwriter(s), such letters to be in customary form;

(m) with respect to each BGC Partners Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such BGC Partners Free Writing Prospectus or other materials without Cantor having first been provided with a reasonable opportunity to review and comment on such documents;

(n) within the deadlines specified by the Securities Act, make all required filings of all Prospectuses and BGC Partners Free Writing Prospectuses with the SEC;

(o) to make available for inspection by any selling Holder of Registrable Securities, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such selling Holder or underwriter(s) all reasonably requested financial and other records, pertinent corporate documents and properties of BGC Partners and to cause BGC Partners’ officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such selling Holders, underwriter(s), attorneys, accountants or agents in connection with such Registration Statement (Each selling Holder of Registrable Securities agrees, on its own behalf and on behalf of all its underwriter(s), accountants, attorneys and agents, that the information obtained by it as a result of such inspections shall be kept confidential by it and, except as required by law, not disclosed by it, in each case unless and until such information is made generally available to the public other than by such selling Holder; and each selling Holder of Registrable Securities further agrees, on its own behalf and on behalf of all its underwriter(s), accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, promptly give notice to BGC Partners and allow BGC Partners at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential);

(p) to consider in good faith any reasonable request of the selling Holders and underwriters for the participation of management of BGC Partners in “road shows” and similar sales events; and

(q) reasonably cooperate with the selling Holders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel, in connection with any filings required to be made by the National Association of Securities Dealers.

Section 4.2 Holders’ Obligation to Furnish Information. BGC Partners may require each Holder of Registrable Securities as to which any registration is being effected to furnish to BGC Partners such information regarding the distribution of such Registrable Securities as BGC Partners may from time to time reasonably request in writing.

Section 4.3 Suspension of Sales Pending Amendment of Prospectus. Each Holder shall, upon receipt of any notice from BGC Partners of the happening of any event of the kind described in clauses (iii)-(vi) of Section 4.1(c) above, suspend the disposition of any Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of a supplemented or amended Prospectus or until it is advised in writing by BGC Partners that the use of the applicable Prospectus may be resumed, and, if so directed by BGC Partners such Holder will deliver to BGC Partners all copies, other than permanent file copies, then in such Holder’s possession of any Prospectus covering such Registrable Securities. If BGC Partners shall have given any such notice during a period when a Demand Registration is in effect, the 90-day period described in Section 2.1 shall be extended by the number of days of such suspension period.

ARTICLE V

REGISTRATION EXPENSES

Section 5.1 Registration Expenses. Except as otherwise expressly provided herein to the contrary, all reasonable and documented expenses incident to BGC Partners’ performance of or compliance with its obligations under this Agreement, including without limitation all (i) registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) printing expenses, (iv) fees and disbursements of its counsel and its independent certified public accountants (including the expenses of any special audit or “comfort” letters required by or incident to such performance or compliance), (v) securities acts liability insurance (if BGC Partners elects to obtain such insurance) and (vi) the expenses and fees for listing securities to be registered on each securities exchange on which Securities are then listed, shall be borne by BGC Partners otherwise (all such expenses being herein referred to as “Registration Expenses”); provided, however, that Registration Expenses shall not include any underwriting discounts, or commissions or transfer taxes, which underwriting discounts, commissions and transfer taxes shall in all cases be borne solely by the Holders.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by BGC Partners. In the event of any registration of any securities of BGC Partners under the Securities Act pursuant to Article II or Article III hereof, BGC Partners will, and hereby does, indemnify and hold harmless each selling Holder of any Registrable Securities covered by such Registration Statement, its directors, officers and agents and each other Person, if any, who controls such selling Holder within the meaning of Section 15 of the Securities Act (each such selling Holder and such other Persons, collectively, “Holder Covered Persons”), against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Holder Covered Person under the Securities Act, common law or otherwise (collectively, “Damages”), to the extent that such Damages (or actions or proceedings in respect thereof) arise out of or result from (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, any Registration Statement, the Prospectus, or in any amendment or supplement thereto, under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary Prospectus, together with the documents incorporated by reference therein (as amended or supplemented if BGC Partners shall have filed with the SEC any amendment thereof or supplement thereto), if used prior to the effective date of such Registration Statement, or contained in the Prospectus, together with the documents incorporated by reference therein (as amended or supplemented if BGC Partners shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that BGC Partners shall not be liable to any Holder Covered Person in any such case to the extent that any such Damage (or action or proceeding in respect thereof) arises out of or relates to any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment thereof or supplement thereto or in any such preliminary, final or summary Prospectus in reliance upon and in conformity with written information furnished to BGC Partners by or on behalf of any such Holder Covered Person for use in the preparation thereof.

Section 6.2 Indemnification by the Selling Holders. In consideration of BGC Partners’ including any Registrable Securities in any Registration Statement filed in accordance with Article II or Article III hereof, Cantor and each other Holder selling Registrable Securities under such Registration Statement shall be deemed to have agreed to indemnify and hold harmless, jointly and severally (in the same manner and to the same extent as set forth in Section 6.1 hereof) BGC Partners, its directors, officers, managing directors and agents and each Person controlling BGC Partners within the meaning of Section 15 of the Securities Act (each, an “BGC Partners Person”) against any and all Damages, to the extent that such Damages (or actions or proceedings in respect thereof) arise out of or are related to any statement or alleged statement in or omission or alleged omission from the Disclosure Package, such Registration Statement, any preliminary, final or summary Prospectus contained therein, the Cantor Free Writing Prospectus or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to BGC Partners or its representatives by or on behalf of Cantor or any selling Holder for use in the preparation of such Disclosure Package document, such Registration Statement, such preliminary, final or summary Prospectus, such Cantor Free Writing Prospectus or amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of BGC Partners or any of its directors, officers or controlling Persons. BGC Partners may require as a condition to its including Registrable Securities in any Registration Statement filed hereunder that Cantor and each such selling Holder acknowledge its agreement to be bound by the provisions of this Agreement (including Article VI) applicable to it.

Section 6.3 Notices of Claims. Promptly after receipt by a Holder Covered Person or an BGC Partners Covered Person (each, an “Indemnified Party”) of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article VI, such Indemnified Party will, if a claim in respect thereof is to be made against, respectively, BGC Partners, on the one hand, or Cantor or any selling Holder, on the other hand (such Person or Persons, the “Indemnifying Party”), give written notice to the latter of the commencement of such action; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its or their obligations under this Article VI, except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice, and in no event shall such failure relieve the Indemnifying Party from any other liability which it may have to such Indemnified Party. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article VI for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable cost of investigation; provided, further, that if, in the Indemnified Party’s reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such claim, then such Indemnified Party shall have the right to participate in the defense of such claim and to employ one firm of attorneys at the Indemnifying Party’s expense to represent such Indemnified Party. No Indemnified Party will consent to entry of any judgment or enter into any settlement without the Indemnifying Party’s written consent to such judgment or settlement, which shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 6.4 Contribution. If the indemnification provided for in this Article VI is unavailable or insufficient to hold harmless an Indemnified Party under this Article VI, then each Indemnifying Party shall have a joint and several obligation to contribute to the amount paid or payable by such Indemnified Party as a result of the Damages referred to in this Article VI in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with the offering which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. BGC Partners and the Holders (in consideration of BGC Partners’ including any Registrable Securities in any Registration Statement filed in accordance with Article II or Article III hereof) shall be deemed to have agreed, that it would not be just and equitable if contributions pursuant to this Section 6.4 were to be determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 6.4. The amount paid by an Indemnified Party as a result of the Damages referred to in the first sentence of this Section 6.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim (which shall be limited as provided in Section 6.3 if the Indemnifying Party has assumed the defense of any such action accordance with the provisions thereof) which is the subject of this Section 6.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an Indemnified Party under this Section 6.4 of notice of the commencement of any action against such party in respect of which a claim for contribution has been made against an Indemnifying Party under this Section 6.4, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 6.3 has not been given with respect to such action; provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under this Section 6.4, except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice, and in no event shall such failure relieve the Indemnifying Party from any other liability which it may have to such Indemnified Party.

ARTICLE VII

RULE 144

Section 7.1 Rule 144. BGC Partners shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, so long as it is subject to such reporting requirements, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limits of the exemptions provided by Rule 144 of the Securities Act (“Rule 144”). Upon the request of Cantor, BGC Partners shall deliver to such Holder a written statement stating whether it has complied with such requirements, and will take such further action as Cantor may reasonably request, all to the extent required from time to time to enable Cantor to sell Registrable Securities without registration under the Securities Act within the limitation of the exceptions provided by Rule 144.

ARTICLE VIII

UNDERWRITTEN REGISTRATIONS

Section 8.1 Selection of Underwriter(s). In each registration under Article II or Article III of this Agreement, the underwriter or underwriters and managing underwriter or managing underwriters that will administer the offering shall be selected by BGC Partners, as the case may be, provided, however, that in the case of a registration under Article II of this Agreement, such underwriter(s) and managing underwriter(s) shall be subject to the approval of the Holders of a majority in aggregate amount of Registrable Securities included in such offering, which approval shall not be unreasonably withheld or delayed.

Section 8.2 Agreements of Selling Holders. No Holder shall sell any of its Registrable Securities in any underwritten offering pursuant to a registration hereunder unless such Holder (i) agrees to sell such Registrable Securities on a basis provided in any underwriting agreement in customary form, including the making of customary representations, warranties and indemnities and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreements or as reasonably requested by BGC Partners (whether or not such offering is underwritten).

ARTICLE IX

HOLDBACK AGREEMENTS

Section 9.1 Restrictions on Public Sales by Holders. To the extent not inconsistent with applicable law, each Holder that is timely notified in writing by the managing underwriter(s) or underwriter(s) shall not effect any public sale or distribution (including a sale pursuant to Rule 144) of any securities of the same class or issue being registered in an underwritten offering (other than pursuant to an employee stock option, stock purchase, stock bonus or similar plan, pursuant to a merger, an exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) or any securities of BGC Partners convertible into or exchangeable or exercisable for securities of the same class or issue, during the 7-day period prior to the effective date of the applicable Registration Statement, if such date is known, or during the period beginning on such effective date and ending either (i) 60 days after such effective date or (ii) any such earlier date as may be requested by the managing underwriter(s) or underwriter(s) of such registration, except as part of such registration.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties of the Parties. BGC Partners hereby represents and warrants to Cantor, and Cantor hereby represents and warrants to BGC Partners, as follows:

(a) The execution, delivery and performance by the representing party of this Agreement and the consummation by the representing party of the transactions contemplated by this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a legal, valid and binding agreement of the representing party enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles (it being understood that such exception shall not in itself be construed to mean that the Agreement is not enforceable in accordance with its terms).

(b) The execution, delivery or performance of this Agreement by the representing party and the consummation by it of the transactions contemplated hereby do not and will not contravene or conflict with the representing party’s certificate of incorporation, bylaws or similar governing documents or conflict with, result in a breach or constitute a default under any statute, loan agreement, mortgage, indenture, deed or other agreement to which it is a party or to which any of its properties is subject, except in each case as would not reasonably be expected to have a material adverse effect on such representing party.

ARTICLE XI

EFFECTIVENESS AND TERMINATION

Section 11.1 Effectiveness. This Agreement shall take effect on the date hereof and shall remain in effect until it is terminated pursuant to Section 11.2 hereof.

Section 11.2 Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate upon the earliest to occur of the following (a) the mutual written agreement of the parties hereto at any time to terminate this Agreement, and (b) the date on which no Registrable Securities shall remain outstanding.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Interpretation. Article, Section, paragraph or clause references not attributed to a particular document shall be reference to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time. The word “or” is not exclusive unless the context cleary requires otherwise. The words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation.” Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. References to the masculine gender include the feminine gender. The section, paragraph, clause and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or subdivision.

Section 12.2 Amendments and Waivers. This Agreement may be amended, and waivers or consents to departures from the provisions hereof may be given, only by a written instrument duly executed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver or consent, by the party against whom the waiver or consent, as the case may be, is to be effective.

Section 12.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of BGC Partners and the Holders and their respective successors, assigns and transferees; provided that this Agreement or any rights or obligations hereunder may not be assigned or transferred without the written consent of the other party hereto.

Section 12.4 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of BGC Partners and Cantor with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between BGC Partners and the Holders with respect to its subject matter.

Section 12.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to Cantor:

Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention:    General Counsel

Fax No:       (212) 829-4708

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:    Craig M. Wasserman, Esq.

Gavin D. Solotar, Esq.

Fax No:       (212) 403-2000

If to BGC Partners:

BGC Partners, LLC

199 Water Street

New York, New York 10038

Attention:    General Counsel

Fax No:        (212) 829-4708

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:    William D. Regner, Esq.

Fax No:        (212) 909-6836

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any Party may by notice given in accordance with this Section 8.05 designate another address or Person for receipt of notices hereunder.

Section 12.6 Survival. The representations and warranties made herein shall survive through the term of this Agreement

Section 12.7 Severability. In the event that any one or more of the provisions hereof is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of BGC Partners and Cantor shall be enforceable to the fullest extent permitted by law.

Section 12.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 12.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 12.10 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of BGC Partners and Cantor agrees that all actions or proceedings arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, and each of BGC Partners and Cantor hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of BGC Partners and Cantor hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

Section 12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

BGC PARTNERS, LLC

By:
Name:
Title:

CANTOR FITZGERALD, L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement, dated as of [•], 2007,

by and between BGC Partners, LLC and Cantor Fitzgerald]

Annex G

FORM OF

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of                     , 2007, among CANTOR FITZGERALD, L.P., a Delaware limited partnership (“CFLP”), on behalf of itself and its direct and indirect, current and future, subsidiaries and affiliates, other than BGC Partners, Inc. and its direct and indirect, current and future subsidiaries and eSpeed, Inc. and its direct and indirect, current and future subsidiaries (“Cantor”) and BGC Partners, Inc., a Delaware corporation (“BGCP”), on behalf of itself and its direct and indirect, current and future, subsidiaries (“BGC Partners”).

W I T N E S S E T H:

WHEREAS, Cantor has the resources and capacity to provide certain services, including office space, personnel and corporate services, such as cash management, internal audit, information technology, facilities management, promotional sales and marketing, legal, payroll, benefits administration and other administrative services and insurance services (collectively, “Administrative Services”);

WHEREAS, Cantor is willing to provide or arrange for the provision of Administrative Services to BGCP, all upon the terms and conditions set forth herein;

WHEREAS, in the absence of obtaining such services from Cantor, BGCP would require additional staff and would need to enhance its existing administrative infrastructure;

WHEREAS, BGCP may develop the resources and capacity to provide certain Administrative Services to Cantor, and is willing to provide or arrange for the provision of such services to Cantor, all upon the terms and conditions set forth herein; and

WHEREAS, each of the parties hereto acknowledges that greater efficiencies and reduced costs are expected to be achieved from the economies of scale associated with the provision of such services by Cantor to BGCP and by BGCP to Cantor in the manner provided herein during the term hereof;

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

1. Term.

(a) The term of this Agreement shall commence at the Closing (as such term is defined in the Separation Agreement (the “Separation Agreement”), dated as of the date hereof, by and among CFLP, BGCP, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P.) and shall remain in effect for a three-year period (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for successive one-year terms (each, an “Extended Term”), unless any party shall give written notice to the other parties at least 120 days before the end of the Initial Term or the then current Extended Term, as the case may be, of its desire to terminate this Agreement, in which event this Agreement shall end with respect to the terminating party on the last day of the Initial Term or the then current Extended Term, as the case may be, provided, however, that in the event BGC Partners terminates this Agreement, Cantor shall be entitled to continued use of any hardware and equipment that it used prior to the date of this Agreement upon the terms and conditions set forth herein (including the payment terms in Section 5), and provided, further, that the Providing Party shall not be required to repair or replace any such hardware or equipment.

(b) This Agreement may be terminated by a party as provided herein or, as provided in Section 12, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein. The terminating party shall pay to the other party an amount equal to the costs incurred by the party providing services as a result of such termination, including, without limitation, any severance or cancellation fees. The Initial Term and the Extended Term are referred to herein as the “Term”.

2. Services.

(a) During the Term hereof and upon the terms and conditions set forth herein, Cantor shall provide to BGC Partners the following services as reasonably requested by BGC Partners from time to time: (i) administration and benefits services, (ii) employee benefits, human resources and payroll services, (iii) financial and operations services, (iv) internal auditing services, (v) legal related services, (vi) risk management services, (vii) accounting services, (viii) general tax services, (ix) communications facilities and services, including e-mail, (x) network and data center facilities, (xi) hardware and equipment, (xii) facilities management services, (xiii) promotional, sales and marketing services, (xiv) procuring of insurance coverage, (xv) office space and (xvi) such other miscellaneous services as the parties may reasonably agree, it being the intention of the parties that Cantor will continue to provide to BGC Partners all services provided by Cantor to BGC Partners prior to the Closing.

(b) During the Term hereof and upon the terms and conditions set forth herein, BGC Partners shall provide to Cantor the services set forth in Sections 2(a)(i)—(xv) as Cantor may reasonably request from time to time, it being the intention of the parties that after the consummation of the transactions contemplated under the Merger Agreement, BGC Partners will continue to provide to Cantor all services provided by eSpeed, Inc. prior to that date.

(c) As used in this Agreement, the party providing any particular Administrative Services under this Section 2 is sometimes referred to as the “Providing Party” and the party receiving any particular Administrative Service is sometimes referred to as the “Receiving Party.”

(d) Each Providing Party shall use that degree of skill, care and diligence in the performance of services hereunder that (i) a reasonable Person would use acting in like circumstances in accordance with financial services industry standards and all applicable laws and regulations and (ii) is no less than that exercised by such Providing Party with respect to comparable services that it performs on its own behalf.

(e) The applicable Providing Party and Receiving Party shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Administrative Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder.

3. Intellectual Property.

(a) Other than Intellectual Property (as such term is defined in the Separation Agreement) transferred to BGC Partners as of the Closing pursuant to the Separation Agreement, any Intellectual Property owned by Cantor or third-party licensors or service providers that may be operated or used by Cantor in connection with the provision of the Administrative Services hereunder will remain the property of Cantor or third-party licensors or service providers, and BGC Partners shall have no rights or interests therein, except as may otherwise be expressly provided herein, or in the Separation Agreement or the Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, by and among, BGCP, CFLP, eSpeed, Inc., BGC Partners L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P.

(b) Any Intellectual Property owned by BGC Partners or third-party licensors or service providers that may be operated or used by BGC Partners in connection with the provision of the Administrative Services hereunder will remain the property of BGC Partners or third-party licensors or service providers, and Cantor shall have no rights or interests therein, except as may otherwise be expressly provided herein or in the Separation Agreement or the Merger Agreement.

4. Authority. Notwithstanding anything to the contrary contained in Section 2 hereof, the parties hereto acknowledge and agree that each party shall provide the services set forth in Section 2 of this Agreement subject to the ultimate authority of BGC Partners to control its own business and affairs. Each party acknowledges that the services provided hereunder by any Providing Party are intended to be administrative, technical and ministerial and are not intended to set policy for the Receiving Party.

5. Charges for Services.

(a) In consideration for providing the Administrative Services provided for in Section 2 hereof (other than insurance services and real estate), each Receiving Party shall pay to the Providing Party the actual costs of such services, determined as follows:

Each Providing Party shall charge the Receiving Party such Receiving Party’s appropriate share of the aggregate cost actually incurred in connection with the provision of such services in an amount equal to (i) the direct cost that the Providing Party incurs in performing those services plus (ii) a reasonable allocation of other allocated costs, including, without limitation, depreciation and amortization determined in a consistent and fair manner so as to cover such Providing Party’s appropriate costs or in such other manner the parties shall agree. The Providing Party shall not charge the Receiving Party any portion of any tax for which the Providing Party receives a rebate or credit, or to which the Providing Party is entitled to a rebate or credit.

(b) To the extent that Cantor provides insurance services hereunder, such insurance shall be invoiced to and paid by BGC Partners as follows:

The premiums for each of the insurance policies described in Section 2(a)(xii) shall be allocated to BGC Partners by Cantor and shall be determined by multiplying Cantor’s total actual insurance premiums for each such coverage by a fraction, (i) in the case of general liability or business interruption insurance, the numerator of which is the aggregate consolidated net revenues (determined in accordance with Generally Accepted Accounting Principles of the United States of America) of BGC Partners and the denominator of which is the aggregate consolidated net revenues of Cantor plus any consolidated BGC Partners net revenues not included in Cantor’s consolidated net revenues, excluding the revenues from any division or subsidiary which does not benefit from or which is not covered by the insurance to which these premiums relate, (ii) in the case of property and casualty insurance, the numerator of which is the number of employees of BGC Partners and the denominator of which is the number of employees of BGC Partners and Cantor’s affiliates, and (iii) in the case of all others as mutually agreed to by BGC Partners and Cantor.

(c) To the extent that Cantor provides office space hereunder, such office space shall be invoiced to and paid by BGC Partners as follows:

So long as BGC Partners uses any portion of Cantor’s offices (each, a “Cantor Office”), BGC Partners shall pay to Cantor on the first day of each calendar month with respect to each such Cantor Office an amount equal to the product of (x) the average rate per square foot then being paid by Cantor for such Cantor Office and (y) the number of square feet requested by BGC Partners and made available for use by BGC Partners. In addition, BGC Partners shall pay to Cantor on the first day of each calendar month an amount equal to the sum of the costs allocated under generally accepted accounting principles, including, without limitation, leasehold amortization expenses, depreciation, overhead, taxes and repairs in relation to such Cantor Office for the preceding month multiplied by a fraction, the numerator of which equals the number of square feet requested by BGC Partners and made available for use by BGC Partners and the denominator of which equals the total number of square feet leased by Cantor under the lease for the applicable Cantor Office.

6. Exculpation and Indemnity; Other Interests.

(a) Cantor (including its partners, officers, directors and employees) shall not be liable to BGC Partners or the stockholders of BGCP for any acts or omissions taken or not taken in good faith on behalf of BGC Partners and in a manner reasonably believed by Cantor to be within the scope of the authority granted to it by this Agreement and in the best interests of BGC Partners, except for acts or omissions constituting fraud or willful misconduct in the performance of Cantor’s duties under this Agreement. Notwithstanding the foregoing, Cantor shall be liable to BGC Partners for any losses incurred by BGC Partners in connection with the provision of Cantor’s services hereunder to the extent Cantor is entitled to be reimbursed by an unaffiliated third party for any such liability. BGC Partners shall indemnify, defend and hold harmless Cantor (and its partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against Cantor under or otherwise in respect of this Agreement, except where attributable to the fraud or willful misconduct of Cantor.

(b) BGC Partners (including its officers, directors and employees) shall not be liable to Cantor or the partners of Cantor for any acts or omissions taken or not taken in good faith on behalf of Cantor and in a manner reasonably believed by BGC Partners to be within the scope of the authority granted to it by this Agreement and in the best interests of Cantor, except for acts or omissions constituting fraud or willful misconduct in the performance of BGC Partners’ duties under this Agreement. Notwithstanding the foregoing, BGC Partners shall be liable to Cantor for any losses incurred by Cantor in connection with the provision of BGC Partners’ services hereunder at least to the extent BGC Partners is entitled to be reimbursed by an unaffiliated third party for any such liability. Cantor shall indemnify, defend and hold harmless BGC Partners (and its stockholders, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against BGC Partners under or otherwise in respect of this Agreement, except where attributable to the fraud or willful misconduct of BGC Partners.

(c) Nothing in this agreement shall prevent Cantor and its affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and none of BGC Partners or any of their respective stockholders shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

7. Relationship of the Parties.

(a) The relationship of each Providing Party and each Receiving Party shall be that of contracting parties, and no partnership, joint venture or other arrangement shall be deemed to be created hereby.

(b) Except as expressly provided herein, neither Cantor nor BGC Partners shall have any claim against the other or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of them nor shall any of them have a claim or right against the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

8. Audit. Any party hereto may request a review, by those certified public accountants who examine Cantor’s or BGC Partners’ books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense unless such allocation is determined not to be proper, in which case such review shall be at the other party’s expense.

9. Documentation. Each party’s charges to the other for all services and benefits hereunder shall be substantiated by appropriate schedules, invoices or other documentation. During the term hereof, each Providing Party shall use commercially reasonable efforts to maintain records relating to the Administrative Services being provided in a manner similar to retention with respect to other administrative services previously provided by such Providing Party, including data relating to the determination of charges payable by the Receiving Party of such Administrative Service, and otherwise in accordance with the record management practices and with at least the same degree of care and completeness as applicable to such Providing Party at such time.

10. Actual Cost. Any charges to the Receiving Party for services or benefits provided by Cantor or BGC Partners, as the case may be, or by third parties pursuant to Section 2 hereof shall be based upon rates not intended to provide a profit to Cantor or BGC Partners.

(a) Each Receiving Party shall pay to the relevant Providing Party the aggregate charge for services provided under this Agreement in arrears within 30 days after each calendar month. Amounts due by any one Receiving Party to any one Providing Party under the Agreement shall be set off against amounts due by the second party to the first under this or any other Agreement.

(b) Any value added or other turnover taxes required to be charged in respect of services provided by a party to another party shall be charged in addition to any charges otherwise due hereunder, and shall be included in the relevant invoice.

11. Invoicing and Billing. Each party shall invoice the other for charges for services provided pursuant hereto on a monthly basis as incurred, such invoices to be delivered to the other within 15 days after the end of each calendar month. Such invoices may include third party charges incurred in providing services pursuant to Section 2 or, at the invoicing party’s option, services provided by one or more third parties may be invoiced directly to the Receiving Party of those services. Each party shall pay to the other the aggregate charge for services provided under this Agreement in arrears within 30 days after the end of each calendar month. Amounts due by one party to another under this Agreement shall be netted against amounts due by the second party to the first under this or any other agreement.

12. Services by Third Parties. Either party may, without cause, procure any of the services or benefits specified in Section 2 hereof from a third party or may provide such services or benefits for itself. The Providing Party shall discontinue providing such services or benefits upon written notice by the discontinuing party, delivered at least 90 days before the requested termination date. The terminating party shall pay to the other party an amount equal to the costs incurred by the party providing services as a result of such termination, including, without limitation, any severance or cancellation fees.

13. Failure to Perform the Administrative Services. In the event of any breach of this Agreement by the Providing Party with respect to any error or defect in providing any Administrative Service, the Providing Party shall, at the Receiving Party’s request, without the payment of any further fees by the Receiving Party, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Administrative Service, as promptly as practicable.

14. Excused Performance. Neither party warrants that any of the services or benefits herein agreed to be provided shall be free of interruption caused by Acts of God, strikes, lockouts, accidents, inability to obtain third-party cooperation or other causes beyond its control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

15. Post-Termination of Payments. Notwithstanding any provision herein to the contrary, all payment obligations hereof shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

16. Confidentiality. Except as otherwise provided in this Agreement, (a) the Providing Party shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in the possession of the Providing Party that in any way relates to the Receiving Party, and (b) the Receiving Party shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of the Receiving Party that relates to the Providing Party and is not information related to the Receiving Party or its assets. The provisions of this Section 16 do not apply to the disclosure by either party hereto or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section 16 by the disclosing party or any affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by applicable law to be disclosed by that party, or (iv) necessary to establish such party’s rights under this Agreement or the Separation Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

Upon the request of Receiving Party and upon termination of the relevant Administrative Service and/or this Agreement, each Providing Party shall provide the Receiving Party with any data or information generated with respect to the Administrative Services provided to the Receiving Party in a format usable by the Receiving Party. The Receiving Party shall pay the cost, if any, of converting such data or information into the appropriate format.

17. Miscellaneous.

(a) This Agreement and all the covenants herein contained shall be binding upon the parties hereto, their respective heirs, successors, legal representatives and assigns. No party shall have the right to assign all or any portion of its obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other parties.

(b) No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. References to writing includes any method of reproducing words in a legible and non-transitory form. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except (i) by a writing signed by officers of each of the parties hereto and (ii) such modification or amendment is approved by a majority of the outside directors of the Board of Directors of BGCP. For purposes of this Agreement, an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being a director of BGC Partners) of BGCP, Cantor or any of their respective affiliates.

(c) This Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(d) This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

(e) This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

(f) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(g) Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

(1) If to Cantor Fitzgerald:

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Facsimile: (212) 829-4708

(2) If to BGC Partners:

199 Water Street

New York, New York 10038

Attention: General Counsel

Facsimile: (212) 829-4708

The address of any party hereto may be changed on notice to the other parties hereto duly served in accordance with the foregoing provisions.

(h) The parties of this Agreement understand and agree that any or all of the obligations of any Providing Party set forth herein may be performed by any of its subsidiaries, other than the Receiving Party or any of its subsidiaries. In addition, CFLP may cause any or all of the benefits due to Cantor to be received by any of its subsidiaries, other than BGCP or any of its subsidiaries. BGCP may cause any or all of the benefits due to BGC Partners to be received by any of its subsidiaries.

(i) In the event the Receiving Party uses assets that are subject to an operating lease between the Providing Party and a third party to provide services hereunder, the Receiving Party shall comply with the terms and conditions of such operating lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Administrative Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

CANTOR FITZGERALD, L.P.

By:	CF Group Management, Inc.
Its General Partner

By:
Name:
Title:

BGC PARTNERS, INC.

By:
Name:
Title:

[Signature Page for Administrative Services Agreement, dated [•], 2007, between Cantor

Fitzgerald, L.P. and BGC Partners, Inc.]

Annex H

PRIVATE & CONFIDENTIAL

Dated:                      2007

FORM OF

TOWER BRIDGE INTERNATIONAL SERVICES L.P. and

BGC INTERNATIONAL (1)

On behalf of themselves and the BGC Entities

and

CANTOR FITZGERALD, L.P. (2)

On behalf of itself and the CFLP Entities

including those listed on page 1 hereof

ADMINISTRATIVE SERVICES AGREEMENT

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

THIS ADMINISTRATIVE SERVICES AGREEMENT is dated      May 2007 and is made BETWEEN:

(1)	TOWER BRIDGE INTERNATIONAL SERVICES L.P. a United Kingdom limited partnership established under the Limited Partnership Act 1907 acting through its General Partner Tower Bridge GP Limited whose registered office is at One Churchill Place, London E14 5RD (“Services LP”) and, BGC International, an English unlimited company whose registered office is at One Churchill Place, London E14 5RD (“BGCI”). Collectively Services LP, and BGC International shall be referred to herein as the “Services Providers” and

(2)

CANTOR FITZGERALD, L.P. a Delaware limited partnership whose principal place of business is 499 Park Avenue, New York, NY 10022 on behalf of itself and the CFLP Entities, including but not limited to CANTOR FITZGERALD EUROPE an English unlimited company whose registered office is at 17 Crosswall, London, EC3N 2LB, CANTOR INDEX LIMITED, CANTORCO2e LIMITED, CLIMATE WAREHOUSE UK LIMITED and CANTOR GAMING LIMITED, all English limited companies whose registered offices are at One Churchill Place, London E14 5RD, CANTOR FITZGERALD (HONG KONG) CAPITAL MARKETS LIMITED a Hong Kong limited company whose registered office is at Suites 6402-6408, 64th Floor, Two International Finance Centre, No 8 Finance Street, Central, Hong Kong, CANTOR FITZGERALD (SOUTH AFRICA) PTY LIMITED a South African limited company whose registered office is at c/o Statucor, 13 Wellington Road, Parktown 2193, South Africa and CANTOR G&W INTERNATIONAL LP a limited partnership incorporated under the United Kingdom Limited Partnership Act, 1907 whose registered office is at One Churchill Place, London E14 5RD, and also including any CFLP Entities which become a party to this Agreement pursuant to clause 12.8 or 12.9 hereof. Collectively and individually Cantor Fitzgerald, L.P. and the CFLP Entities shall be referred to herein as the “Services Recipients”.

WHEREAS:

(A)	The Services Providers have the resources and capacity to provide certain services, including office space, personnel and corporate services, such as cash management, internal audit, information technology, facilities management, promotional sales and marketing, legal, payroll, benefits administration and other administrative services and insurance services (collectively, “Administrative Services”).

(B)	The Services Providers are willing to provide or arrange for the provision of Administrative Services to the Services Recipients, all upon the terms and conditions set forth herein.

(C)	In the absence of obtaining such services from the Services Providers, the Services Recipients would require additional staff and would need to enhance its existing administrative infrastructure.

(D)	The Services Recipients may develop the resources and capacity to provide certain Administrative Services to the Services Providers, and are willing to provide or arrange for the provision of such services to the Services Providers, all upon the terms and conditions set forth herein.

(E)	Each of the parties hereto acknowledges that greater efficiencies and reduced costs are expected to be achieved from the economies of scale associated with the provision of such services by the Services Providers to the Services Recipients and by the Services Recipients to the Services Providers in the manner provided herein during the Term hereof.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Administrative Services” bears the meaning in Recital A;

“Affiliate” means, in relation to a Party, any person controlled by, controlling, or under common control with that Party;

“BGC Entities” means the direct and indirect current and future Subsidiaries of BGC Partners, L.P. (or of such other entity that Services LP may nominate in writing to CFLP from time to time as controlling BGC Partners, L.P) together with those entities which are nominated to be BGC Entities in accordance with clause 12 hereof and does not include CFLP Entities or eSpeed, Inc and its direct and indirect Subsidiaries;

“CFLP Entities” means the direct and indirect current and future Subsidiaries of CFLP other than (1) the Services Providers and the BGC Entities and (2) eSpeed, Inc. and its direct and indirect Subsidiaries), together with those entities which are nominated to be CFLP Entities in accordance with clause 12 hereof;

“CFLP” means Cantor Fitzgerald, L.P.;

“Effective Date” save where the Parties hereto may agree in writing means the later of 1 January 2007 or the date on which Services Providers commence the provision of services hereunder to a Services Recipient;

“Extended Term” bears the meaning in clause 2 of this Agreement;

“Initial Term” bears the meaning in clause 2 of this Agreement;

“Office” bears the meaning in part (a) of the Schedule;

“Party and Parties” means collectively the Services Providers and the Services Recipients and each of them individually;

“Subsidiaries” means any entity directly or indirectly controlled by either CFLP or BGC Partners, L.P. (excluding each other’s subsidiaries) as the case may be (or in relation to BGC Partners, L.P. only, controlled by such other entity that Services LP may nominate in writing to CFLP from time to time as controlling BGC Partners, L.P); and

“Term” bears the meaning set out in clause 2.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to a Clause or the Schedule are to a clause of, or the schedule to, this Agreement, and references to this Agreement include its Schedule and references in the Schedule or part or section of the Schedule to a paragraph are to a paragraph of the Schedule or that part or section of the Schedule;

1.2.2	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

1.2.4	the descriptive headings to Clauses, the Schedule and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement; and

1.2.5	references to a party are to a party hereto and references to the parties are to the parties hereto.

1.3	references to writing includes any method of reproducing words in a legible and non-transitory form.

2.	Term

2.1	The term of this Agreement commenced on the Effective Date and shall remain in effect for a three year period (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for successive one year terms (the “Extended Term”), unless any party shall give written notice to the other parties at least 180 days before the end of the Initial Term or the then current Extended Term, as the case may be, of its desire to terminate this Agreement, in which event this Agreement shall end with respect to the terminating party, on the last day of the Initial Term or the then current Extended Term, as the case may be, provided, however, that in the event any of the Services Providers terminates this Agreement, the Services Recipients shall be entitled to continued use of any hardware and equipment that it used prior to the date of this Agreement upon the terms and conditions set forth herein (including the payment terms in clause 5), and provided, further, that the Services Providers shall not be required to repair or replace any such hardware or equipment.

2.2	This Agreement may be terminated by a Party as provided herein or as provided in clause 9, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein. The terminating party shall pay to the other party an amount equal to the costs incurred by the party providing services as a result of such termination, including, without limitation, any severance or cancellation fees. Notwithstanding the foregoing, the Term of this Agreement, with respect to any space made available by a Services Provider to Services Recipients pursuant to Schedule A, shall not extend beyond the term of the Services Provider’s lease of (or equivalent right to occupy) such space, including any extension thereof. The Initial Term and the Extended Term are referred to herein as the “Term”.

3.	Services

3.1	During the Term hereof and upon the terms and conditions set forth herein, the Services Providers shall provide such Administrative Services to Services Recipients as reasonably requested by the Services Recipients, including but not limited to, (i) administration and benefits services; (ii) employee benefits, human resources and payroll services; (iii) financial and operations services; (iv) internal auditing services; (v) legal related services; (vi) risk and credit services; (vii) accounting services; (viii) general tax services; (ix) space; (x) personnel; (xi) hardware and equipment; (xii) communication and data facilities; (xiii) facilities management services; (xiv) promotional, sales and marketing services; (xv) procuring of insurance coverage; (xvi) miscellaneous services as the Parties may reasonably agree.

3.2	During the Term and upon the terms and conditions set forth herein, the relevant Services Recipient shall provide to a Services Provider, Administrative Services set out in clause 3.1(i) to (xvi) as the Services Provider may reasonably request from time to time. Where such Services are provided, references herein to the Services Provider shall be the Services Recipient and vice versa.

3.3	A party providing Administrative Services under clauses 3.2 or 3.3 may at its discretion arrange for Affiliates or other third parties to provide such services hereunder. The provision of such Administrative Services shall also be subject to the terms of any other agreements entered into between the parties hereto and any other administrative services agreement with any Affiliate of such services provider or services recipient.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

3.4	Each party shall use that degree of skill, care and diligence in the performance of services hereunder that (i) a reasonable Person would use acting in like circumstances in accordance with financial services industry standards and all applicable laws and regulations and (ii) is no less than that exercised by such party with respect to comparable services that it performs on its own behalf.

3.5	The applicable Services Provider and Recipient shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Administrative Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder.

4	Authority

Notwithstanding anything to the contrary contained in clause 3, each Services Provider acknowledges and agrees that it shall provide the services set forth in clause 3 subject to the ultimate authority of each of the Services Recipients to control its own business and affairs. Each Party acknowledges that the services provided hereunder by the Services Providers are intended to be administrative and technical support services and are not intended to set policy for each of the Services Recipients.

5	Charges for Services

5.1	In consideration for the provision of services under clause 3, the Services Providers shall charge each of the Services Recipients (including any applicable taxes, in connection with the provision of such services), based upon:

(i)	an amount equal to the direct cost that the Services Providers estimates it will incur or actually incurs in performing those services including third party charges incurred in providing services pursuant to clause 3 (and space shall be charged in accordance with the Schedule hereto), plus

(ii)	a reasonable allocation of other costs (including, without limitation, any irrecoverable value added tax or similar tax the Services Providers estimates it will incur or actually incurs in connection with such services, depreciation and amortization) determined in a consistent and fair manner so as to cover the Services Providers’ appropriate costs or in such other manner as the Parties shall agree. The Services Providers shall not charge the Services Recipients any portion of any tax for which the Services Providers receives a rebate or credit, or to which the Services Providers are entitled to a rebate or credit, together with such mark up (if any) as the relevant Parties may agree from time to time.

5.2	Any value added or other turnover taxes required to be charged in respect of services provided hereunder shall be separately charged in addition to any charges otherwise due hereunder.

5.3	Each Services Recipient shall pay to the relevant Services Provider the aggregate charge for services provided under this Agreement in arrears within 30 days after each calendar month. Amounts due by any one Services Recipient to any one Services Provider under the Agreement shall be set off against amounts due by the second party to the first under this or any other Agreement.

5.4	To the extent that any Services Recipient provides any services to any Services Provider under clause 3.2 hereof, then the provisions of this Agreement including clauses 5 and 8 shall apply to the provision of such services mutatis mutandis.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

6	Exculpation and Indemnity; Other Interests

6.1	Each Services Provider (including its partners, officers, directors and employees) shall not be liable to any of the Services Recipients or the shareholders of the Services Recipients for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Provider to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Recipients, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Provider’s duties under this Agreement. Notwithstanding the foregoing, the Services Providers shall be liable to the Services Recipients for any losses incurred by any of them in connection with the provision of the Services Provider’s services hereunder to the extent such Services Provider is entitled to be reimbursed by an unaffiliated third party for any such liability. The Services Recipients shall indemnify, defend and hold harmless the Services Providers (and their stockholders, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against the Services Providers under or otherwise in respect of this Agreement, except where attributable to the fraud or wilful misconduct of the Services Providers.

6.2	Each Services Recipient (including its officers, directors and employees) shall not be liable to any of the Services Providers or the shareholders of the Services Provider for any acts or omissions taken or not taken in good faith on behalf of such Services Recipient and in a manner reasonably believed by such Services Recipient to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Provider, except for acts or omissions constituting fraud or wilful misconduct in the performance of such Services Recipient’s duties under this Agreement. Notwithstanding the foregoing, the Services Recipients shall be liable to the Services Providers for any losses incurred by the Services Providers in connection with the provision of the Services Recipients’ services hereunder to the extent such Services Recipient is entitled to be reimbursed by an unaffiliated third party for any such liability. The Services Providers shall indemnify, defend and hold harmless the Services Recipients (and their stockholders, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against the Services Recipients under or otherwise in respect of this Agreement, except where attributable to the fraud or wilful misconduct of the Services Recipients.

6.3	Save to the extent prohibited by law, the provision of clauses 6.1 and 6.2 sets out the entire liability of the parties to each other.

6.4	Nothing in this Agreement shall prevent any of the Services Providers, the Services Recipients or their Affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and any Party hereto who is not a party to such arrangements shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

7	Relationship of the Parties

No partnership, joint venture or other arrangement shall be deemed to be created by this Agreement. Except as expressly provided herein, none of the Services Providers nor any of the Services Recipients nor their respective Affiliates shall have any claim against any of the others or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of the others, nor shall either of them have a claim or right against any of the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

8	Audit

Any party hereto may request a review, by those certified public accountants who examine the Services Providers or the Service Recipients’ books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense.

9	Services by Third Parties

Except with respect to space made available to each of the Services Recipients pursuant to Schedule A, each of the Services Recipients may in its absolute discretion and without cause procure any of the services or benefits specified in clause 3 from a third party or may provide such services or benefits for itself. The Services Provider shall discontinue providing such services or benefits upon written notice by the discontinuing party, delivered at least 90 days before the requested termination date. The terminating Services Recipient shall pay to the Providing Parties an amount equal to the costs incurred by the Providing Parties as a result of such termination, including without limitation, any severance or cancellation fees.

10	Failure to Perform the Administrative Services

In the event of any breach of this Agreement by the Services Provider with respect to any error or defect in providing any Administrative Service, the Services Provider shall, at the Services Recipient’s request, without the payment of any further fees by the Services Recipient, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Administrative Service, as promptly as practicable.

11.	Force Majeure

The Services Providers do not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by acts of God, strikes, lockouts, accidents, inability to obtain third-party co-operation or other causes beyond its respective control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

12	Post-Termination Payments

Notwithstanding any provision herein to the contrary, all payment obligations hereof shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

13	Confidentiality

13.1

Except as otherwise provided in this Agreement, (a) the Services Provider shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in the possession of the Services Provider that in any way relates to the Services Recipient, and (b) the Services Recipient shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of the Services Recipient that relates to the Services Provider and is not information related to the Services Recipient or its assets. The provisions of this clause do not apply to the disclosure by either party hereto or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this clause by the disclosing party or any affiliate of the disclosing party, (ii) received from a

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

third party not bound by any confidentiality agreement with the other party hereto, (iii) required by applicable law to be disclosed by that party, or (iv) necessary to establish such party’s rights under this Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

13.2	Upon the request of a Services Recipient and upon termination of the relevant Administrative Service and/or this Agreement, each Services Provider shall provide the Services Recipient with any data or information generated with respect to the Administrative Services provided to the Services Recipient in a format usable by the Services Recipient. The Services Recipient shall pay the cost, if any, of converting such data or information into the appropriate format.

14	Miscellaneous

14.1	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns. Neither of the Services Providers on the one hand nor any of the Services Recipients on the other hand shall have the right to assign all or any portion of its rights under and the benefits of this Agreement without the prior written consent of the other save that the Services Providers may without the consent of any of the Services Recipients, assign this Agreement in whole or in part hereunder to another BGC Entity.

14.2	No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by a director of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except in writing signed by directors of each of the parties hereto. This Agreement may not be modified or amended except (i) by a writing signed by officers or directors of the Services Recipients and the Services Providers or the relevant parties as the case may be; and (ii) such modification or amendment is approved by a majority of the outside directors of the Board of Directors of BGC Partners, Inc. For purposes of this Agreement, an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being a director of BGC Partners, Inc.) of BGC Partners, Inc., CFLP or any of their respective affiliates. Up to the time that outside directors of BGC Partners, Inc. are appointed, then such modifications or amendments must be approved by the members of the Audit Committee of the Board of Directors of eSpeed, Inc.

14.3	Save as is set out herein to the contrary or in the Administrative Services Agreement dated on or about the date hereof among CFLP and BGC Partners, Inc, this Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof including the following Administrative Services Agreements between:

(i)	Cantor Fitzgerald International and Cantor Fitzgerald Europe, dated 31 October 2000,

(ii)	Cantor Fitzgerald International and Cantor Index Limited, dated 31 December 2000,

(iii)	Cantor Fitzgerald International and CO2e.com Limited, dated 14 October 2002,

(iv)	BGC International and Cantor G&W International L.P. and,

(v)	BGC International and Cantor Fitzgerald (Hong Kong) Capital Markets Limited, dated 27 November 2006.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

In the event of any conflict between the Administrative Services Agreement, dated on or about the date hereof, among CFLP and BGC Partners, Inc. and this Agreement, this Agreement shall govern.

14.4	This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

14.5	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered mail, postage prepaid, to the addresses of the entities shown on page 1 of this Agreement or to the entity’s registered office. The address of any party hereto may be changed on notice to the other duly served in accordance with the foregoing provisions.

14.6	The Parties to this Agreement understand and agree that any or all of the obligations of the Services Providers set forth herein may be performed by Services LP, BGCI or any of the BGC Entities.

14.7	In the event any of the Services Recipients uses assets that are subject to a lease (operating or otherwise) between any Services Provider and a third party to provide assets or services to that Services Provider, the Services Recipients shall comply with the terms and conditions of such lease.

14.8	Any subsidiary or affiliate of CFLP or the Services Providers, which provides or receives Services under this Agreement now or in the future shall automatically become a party to this Agreement and be bound by all of its terms and conditions without having to execute a counterpart to this Agreement. Any branches of the parties hereto or which become a party hereto pursuant to clauses 14.8 and 14.9 shall, unless stated to the contrary in writing, be bound by the terms of this Agreement also.

14.9	CFLP may nominate in writing an entity that may be deemed to be a CF Entity hereunder provided such entity complies with the provisions hereof and provided Services LP consents in writing to such nominated entity becoming a party hereto.

14.10	This Agreement may be executed in counterparts.

14.11	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15	Law and Jurisdiction

This agreement will be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

IN WITNESS whereof this Agreement has been entered into the day and year first written above.

SIGNED on behalf of

TOWER BRIDGE

INTERNATIONAL SERVICES L.P.

acting through its General Partner

TOWER BRIDGE GP LIMITED

name: title:

SIGNED on behalf of

BGC INTERNATIONAL

name: title:

SIGNED on behalf of

CANTOR FITZGERALD, L.P

name: title:

SIGNED on behalf of

CANTOR FITZGERALD EUROPE

name: title:

SIGNED on behalf of

CANTOR INDEX LIMITED

name: title:

SIGNED on behalf of

CANTORCO2E LIMITED

name: title:

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

SIGNED on behalf of

CANTOR GAMING LIMITED

name: title:

SIGNED on behalf of

CANTOR G&W INTERNATIONAL LP

Acting through its General Partner

Cantor G&W International Holdings, LLC

name: title:

SIGNED on behalf of

CANTOR FITZGERALD (HONG KONG)

CAPITAL MARKETS LIMITED

name: title:

SIGNED on behalf of

CANTOR FITZGERALD

(SOUTH AFRICA) PTY LIMITED

name: title:

SIGNED on behalf of

CLIMATE WAREHOUSE UK

LIMITED

name: title:

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

SCHEDULE

Space Sharing for Offices

(a) Licence to share space. During the term of this Agreement, and for so long only as the parties are permitted by the terms of any lease, licence or other arrangement, a Services Recipient may share with a Services Provider the occupation of the whole or any part of the Services Provider’s offices (“Office”) for the purposes permitted under the agreement pursuant to which the Services Provider occupies the Office, subject to the terms set out in this Schedule. The space to be shared by each of the Services Recipients and the Services Provider may be agreed between them in writing, but may be expanded or contracted if and as agreed by the parties from time to time. At the request of the Services Provider, each of the Services Recipients shall vacate the Office immediately if it is no longer permitted by the forms of any lease, licence or other arrangement to continue such sharing.

b) Consideration. So long as each of the Services Recipients share any part of the Office, such Services Recipient shall pay to the Services Provider in accordance with clause 6 of the Agreement an amount equal to the product of (X) the average rate per square foot, metre or other unit of measurement then being paid by the Services Provider for the Office (such amount to include if applicable rent and any service charge, insurance charge, rates and other outgoings of each of the Services Recipients) and (Y) the number of square feet, metres or other unit agreed pursuant to paragraph (a) above. In addition, the applicable Services Recipient shall pay to the Services Provider in accordance with clause 5 of the Agreement an amount equal to the sum of the costs allocated under generally accepted accounting principles, including, without limitation, leasehold amortization expenses, depreciation, overhead, taxes and repairs in respect of the applicable Office multiplied by a fraction, the numerator of which equals the number of square feet, metre or other unit of measurement made available for use by the Services Recipient and the denominator of which equals to the total number of square feet, metre or other unit of measurement leased or licensed by the Services Provider under the lease or license for the applicable Office. Payments for any partial calendar month shall be prorated on a daily basis.

(c) Compliance with lease licence or other arrangement. Each of the Services Recipients hereby agrees not to take any action or fail to take any action in connection with its sharing of any part of the Office as a result of which the Services Provider would be in breach of any of the terms and conditions of the lease licence or other arrangement or other restriction or obligation affecting the Services Provider’s use of such Office. Each of the Services Recipients agrees to comply with the terms and provisions of any such lease licence or other arrangement in which it shares space. There is no intention to create between a Services Provider and any of the Services Recipients the relationship of lessor and lessee (or equivalent relationship) in relation to the Office other than may be specifically set out in a separate agreement between Services Provider and the Services Recipient. The same shall apply notwithstanding that a Services Recipient has entered into a sub-lease with a Services Provider or direct lease with the landlord. Any sharing of space, sublease or other arrangement shall be subject to any third party consents, including the landlord’s.

(d) Space used. Initial Square foot, metre or other unit to be used by each Services Recipient shall be set out in a further schedule which shall be executed between each relevant Services Provider and Recipient and which shall form part of this Agreement.

Annex I

BGC HOLDINGS, L.P. PARTICIPATION PLAN

1.  Purpose of the Plan

The purpose of this BGC Holdings, L.P. Participation Plan (the “Plan”) is to advance the interests of BGC Partners by providing a tax-efficient means, through the grant of Bonus Awards, Discount Purchase Awards, and Purchase Awards enabling Participants to acquire Partnership Interests, to (a) attract, retain, incentivize, and reward present and prospective employees and officers of BGC Partners and its Affiliates, and (b) enable such persons to acquire or increase a proprietary interest in the Partnership in order to promote a closer identity of interests between such persons and BGC Partners and its stockholders.

2.  Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meanings set forth in this Section.

2.1 “Affiliate” means any domestic or foreign corporation, partnership, limited liability company, or other entity that directly or indirectly is controlled by BGC Partners.

2.2 “Award” means a compensatory award granted under the Plan, pursuant to which a Participant acquires, or has the right or opportunity to acquire, Partnership Interests, and includes Bonus Awards, Discount Purchase Awards, and Purchase Awards.

2.3 “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award.

2.4 “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights or benefits with respect to an Award that survive a Participant’s death; provided, however, that, if at the time of the Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights or benefits, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Award.

2.5 “BGC Partners” means BGC Partners, Inc., a Delaware corporation, and any successor thereto, as the sole member of the general partner of the Partnership.

2.6 “BGC Partners LTIP” means the BGC Partners, Inc. Long Term Incentive Plan, as Amended and Restated as of                     , 200[7], as the same may from time to time be further amended and restated.

2.7 “Board” means the Board of Directors of BGC Partners.

2.8 “Bonus Award” means any Award for which the Participant pays no consideration (other than the performance of services).

2.9 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.10 “Committee” means the compensation committee of the Board; the Board, where the Board is acting as the Committee pursuant to Section 3.1; and such senior executive(s) of BGC Partners as may be delegated any of the Committee’s powers and duties under the Plan pursuant to Section 3.3.

2.11 “Discount Purchase Award” means any Award that requires the Participant to pay consideration (in cash, foregone cash compensation, Partnership Interests, other Awards, or other consideration (other than the performance of services)), the Fair Market Value of which is less than the Fair Market Value of the Partnership Interests subject thereto as determined on the date of grant of the Award.

2.12 “Fair Market Value” means, with respect to Partnership Interests, other Awards, or other consideration (other than the performance of services), the fair market value determined by the Committee using a reasonable valuation method consistent with applicable provisions of the Code, applicable accounting principles, and other applicable law and regulation.

2.13 “Participant” means any eligible person who has been granted an Award.

2.14 “Partnership” means BGC Holdings, L.P., a limited partnership organized under the laws of the State of Delaware, and any successor thereto as provided in Section 6.

2.15 “Partnership Agreement” means the Agreement of Limited Partnership of BGC Holdings, L.P., as Amended and Restated as of                     , 200[7], as the same may from time to time be further amended and restated.

2.16 “Partnership Interests” means limited partnership interests of the Partnership issued pursuant to the Partnership Agreement, and such other securities as may be substituted or resubstituted for Partnership Interests pursuant to Section 6.

2.17 “Purchase Award” means any Award that requires the Participant to pay consideration (in cash, foregone cash consideration, Partnership Interests, other Awards, or other consideration (other than the performance of services)), the Fair Market Value of which is equal to or greater than the Fair Market Value of the Partnership Interests subject thereto as determined on the date of grant of the Award.

3.  Administration

3.1 The Committee. The Committee shall administer the Plan. To the extent permitted by applicable law and regulation, the Board may perform any function of the Committee under the Plan. In addition, the Board, BGC Partners, and the general partner of the Partnership shall have the respective authority and responsibility specifically reserved to them under the Plan, the Partnership Agreement, the Partnership’s general partner’s organic documents, BGC Partners’ Certificate of Incorporation and By-laws, and applicable law and regulation.

3.2 Powers and Duties of the Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have the authority and responsibility to:

(a) adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b) correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any rules and regulations, Award Agreement, or other instrument hereunder;

(c) make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d) make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All decisions and determinations of the Committee may be made in its sole and absolute discretion and shall be final and binding upon all Participants, Beneficiaries, and other persons claiming any rights under the Plan, any Award, or any Award Agreement.

3.3 Delegation by the Committee. To the extent permitted by applicable law and regulation, the Committee may delegate, on such terms and conditions as it determines, to one or more senior executives of BGC Partners (i) the power to grant Awards to Participants other than officers of BGC Partners and (ii) other administrative duties under the Plan with respect thereto. Any such delegation may be revoked by the Committee at any time.

3.4 Limitation of Liability. Each member of the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of BGC Partners or any of its Affiliates, BGC Partners’ independent registered public accounting firm, or any executive compensation consultant, legal counsel, or other professional retained by BGC Partners to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of BGC Partners acting on behalf of the Committee, shall be personally liable for any action, decision, or determination taken or made in good faith with respect to the Plan, any Award, or any Award Agreement, and all members of the Committee and any officer or employee of BGC Partners or any of its Affiliates acting on behalf of the Committee shall, to the extent permitted by applicable law and regulation, be fully indemnified and protected by BGC Partners and its Affiliates with respect to any such action, decision, or determination.

4.  Awards

4.1 Eligibility. The Committee shall select Participants from among present and prospective employees and officers of BGC Partners and its Affiliates.

4.2 Types of Awards. The Committee shall determine the types of Awards to be granted under the Plan, which shall include Bonus Awards, Discount Purchase Awards, and Purchase Awards. The Committee is authorized to grant Awards in lieu of obligations of BGC Partners or any of its Affiliates to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Partnership Interests issued pursuant to an Award that includes a purchase right shall be purchased for such consideration, paid for at such times, by such methods, in such amounts, and in such forms, including cash, foregone cash consideration, Partnership Interests, other Awards, or other consideration (other than the performance of services), as the Committee shall determine.

4.3 Terms and Conditions of Awards. The Committee shall determine all of the terms and conditions of each Award, including, but not limited to, the number of Partnership Interests subject to the Award and any purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement, and any schedule or performance conditions for the lapse of such restrictions or conditions, and any accelerations or modifications thereof, based in each case upon such considerations as the Committee shall determine. The Committee shall determine whether, to what extent, and under what circumstances an Award may be settled, or may be canceled, forfeited, or surrendered. The right of a Participant to receive, exercise, or settle an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may reduce or increase the amounts payable under any Award subject to performance conditions.

4.4 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards may be granted either alone or in addition to, in tandem with, or in substitution or exchange for any other Award or any award granted under another plan of BGC Partners or any of its Affiliates, or any business entity to be acquired by BGC Partners or any of its Affiliates, or any other right of a Participant to receive payment from BGC Partners or any of its Affiliates. In granting a new Award that includes a purchase right, the Committee may determine that the Fair Market Value of any surrendered Award or other award may be applied, at either the time of grant or exercise, to reduce or pay the purchase price of the new Award.

4.5 Awards Involving Exchangeable Partnership Interests. If and to the extent that any Partnership Interest subject to an Award is exchangeable for or otherwise represents a right to acquire shares of Class A Common Stock of BGC Partners, such shares shall be issued by BGC Partners pursuant to an Other Stock-Based Award granted under Section 6(h) of the BGC Partners LTIP, subject to all of the terms and provisions of such BGC Partners LTIP, and such right shall be subject to adjustment as provided in Section 8.06 of the Partnership Agreement and Section 4(c) of the BGC Partners LTIP.

5.  Limitations on Awards

The maximum aggregate number of Partnership Interests that may be issued pursuant to all Awards granted under the Plan shall be determined from time to time by the Board; provided, however, that an Award that, in accordance with Section 4.5, involves a Partnership Interest which is exchangeable for or otherwise represents a right to acquire shares of Class A Common Stock of BGC Partners may only be granted if and to the extent that such shares are available for issuance pursuant to an Other Stock-Based Award under the terms and provisions of the BGC Partners LTIP, including, but not limited to, Sections 4 and 8 thereof. Any Partnership Interests subject to an Award that is cancelled or forfeited, lapses, or is otherwise terminated without the issuance of such Partnership Interests shall no longer be counted against any maximum aggregate limitation established from time to time by the Board and may again be made subject to Awards.

6.  Adjustments

In the event of any change in the terms, number, or value of outstanding Partnership Interests by reason of any dividend, split or reverse split, any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange, any repurchase, liquidation or dissolution, any large, special and non-recurring distribution, or any other similar extraordinary transaction, the Committee shall make such adjustment as it deems to be equitable in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Partnership Interests which may be issued under the Plan, (ii) the number and kind of Partnership Interests related to then-outstanding Awards, and (iii) the purchase price relating to any Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in then-outstanding Awards (including, but not limited to, cancellation of Awards in exchange for the intrinsic value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor entity, acceleration of the exercise or expiration date of Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, but not limited to, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Partnership, any of its Affiliates, or any of their respective business units, or the financial statements of the Partnership, but not limited to any of its Affiliates, or any of their respective business units, or in response to changes in applicable accounting principles or other law or regulation. Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Partnership’s outstanding Partnership Interests or assets, then, if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards under this Section 6, such treatment shall govern without the need for any action by the Committee.

7.  General Provisions

7.1 Compliance with Applicable Law, Regulation, and Other Obligations. The Partnership shall not be obligated to issue Partnership Interests in connection with any Award or take any other action under the Plan or the Partnership Agreement, including, but not limited to, permitting the exchange or other exercise of a right to acquire shares of Class A Common Stock of BGC Partners pursuant to a Partnership Interest that is or was subject to an Award in accordance with Section 4.5, in a transaction subject to the registration or other requirements of any applicable securities law or any other law, regulation, or other obligation of the Partnership, until the Partnership is satisfied that such laws, regulations, and other obligations have been complied with in full.

7.2 Limitations on Transferability. Awards and other rights or benefits under the Plan shall not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights or benefits may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, in each case only if and to the extent permitted by the Committee. Awards and other rights or benefits under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights or benefits under the Plan, any Award, or any Award Agreement shall be subject to all of the terms and conditions of the Plan and any Award Agreement applicable to the relevant Participant and Award, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or advisable by the Committee, whether imposed at or subsequent to the grant or transfer of the Award.

7.3 No Right to Continued Employment; Leaves of Absence; Sales of Affiliates. None of the Plan, the grant of any Award, or any other action taken hereunder shall be construed as giving any employee, officer, or other person the right to be retained in the employ of BGC Partners or any of its Affiliates (for the vesting period or any other period of time), nor shall it interfere in any way with the right of BGC Partners or any of its Affiliates to terminate any person’s employment at any time. Unless otherwise specified in the applicable Award Agreement or determined by the Committee at the time of the event, (i) an approved leave of absence shall not be considered a termination of employment for purposes of an Award, and (ii) any Participant who is employed by an Affiliate shall be considered to have terminated employment for purposes of an Award if such Affiliate is sold or no longer qualifies as an Affiliate, unless such Participant remains employed by BGC Partners or another of its Affiliates.

7.4 Taxes. BGC Partners and any of its Affiliates are authorized to withhold from any Partnership Interests issued under the Plan, any distribution or other payment relating to a Partnership Interest, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem necessary or advisable to enable BGC Partners, its Affiliates, and Participants to satisfy their obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or repurchase Partnership Interests or other payments and to make cash payments to applicable taxing authorities in respect thereof in satisfaction of withholding tax obligations.

7.5 Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards without the consent of Participants; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any then-outstanding Award. The Committee may amend, suspend, discontinue, or terminate any then-outstanding Award and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action with respect to a then-outstanding Award taken by the Committee pursuant to a specific authorization set forth in another Section of the Plan shall not be treated as an action described in this Section 7.5.

7.6 No Right to Awards; No Partner Rights. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment among Participants, employees, or officers. No Award shall confer upon any Participant any of the rights of a partner of the Partnership unless and until Partnership Interests are duly issued to the Participant in accordance with the terms of the Award.

7.7 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any Partnership Interests not yet issued to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Partnership; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Partnership’s obligations under the Plan to issue Partnership Interests pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

7.8 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board, BGC Partners, or any of its Affiliates, including, but not limited to, the Partnership, to adopt such other compensatory or other arrangements as it may deem necessary or desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

7.9 Governing Law and Regulation. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), and applicable federal and other law and regulation.

7.10 Severability of Provisions. If any provision of the Plan or of any Award Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof or thereof, and the Plan and the Award Agreement shall be construed and enforced as if such provisions had not been included.

7.11 Termination of Authority To Grant Awards. Unless earlier terminated by the Board, the Committee’s authority to grant Awards shall terminate on the day before the tenth anniversary of the effective date of the Partnership’s adoption of the Plan. Upon any such termination of the Plan, no new grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers and duties under the Plan with respect to such Awards.

Annex J

May 29, 2007

Special Committee of the Board of Directors

eSpeed, Inc.

110 E. 59th Street

New York, New York 10022

Gentlemen:

eSpeed, Inc. (“eSpeed”), Cantor Fitzgerald, L.P. (“Cantor”), BGC Partners, Inc. (“BGC Partners”), BGC Partners, L.P. (“BGC L.P”), BGC Global Holdings , L.P (“Global Holdings”) and BGC Holdings, L.P. (“Holdings”) are entering into an Agreement and Plan of Merger, dated as of May 29, 2007 (the “Agreement”), pursuant to which BGC will be merged with and into eSpeed, with eSpeed being the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each BGC Partners Class A Unit issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of eSpeed Class A Common Stock, each BGC Partners Class B Unit issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of eSpeed Class B Common Stock and each BGC Partners Class C Unit issued and outstanding immediately prior to the Effective Time shall be converted into one hundred (100) shares of eSpeed Class B Common Stock (collectively, the “Exchange Ratios”). The other terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratios to the holders of eSpeed Class A Common Stock, other than Cantor and its affiliates.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, including all schedules thereto; (ii) a form of separation agreement to be entered into by and among Cantor, BGC Partners, BGC L.P., Global Holdings and Holdings, including all schedules thereto; (iii) a form of registration rights agreement to be entered into by and between Cantor and BGC Partners; (iv) a form of administrative services agreement to be entered into by and between BGC Partners and Cantor; (v) a form of administrative services agreement to be entered into by and among BGC, Cantor and Tower Bridge International Services, L.P.; (vi) a form of Agreement of Limited Partnership of BGC Partners, L.P., as proposed to be amended and restated; a form of Agreement of Limited Partnership of BGC Holdings, L.P.(vii) the BCG Holdings Participation Plan; (viii) the term sheet related to the Tax Receivables Agreement to be entered into between eSpeed and Cantor; (ix) certain publicly available financial statements and other historical financial information of eSpeed that we deemed relevant; (x) certain audited, unaudited and pro forma financial statements and other historical financial information of BGC Partners that we deemed relevant; (xi) internal financial projections for eSpeed for the years ending December 31, 2007 through 2010 as provided by management of eSpeed; (xii) internal financial projections for BGC for the years ending December 31, 2007 through 2010 as provided by management of BGC; (xiii) internal financial projections of the pro forma financial impact of the Merger on eSpeed, based on assumptions relating to transaction expenses, accounting adjustments, synergies, cost savings and revenue enhancements prepared by the senior management of eSpeed and BGC Partners; (xiv) the publicly reported historical price and trading activity for eSpeed’s common stock, including a comparison of certain financial and stock market information for eSpeed with similar publicly available information for certain other companies the securities of which are publicly traded; (xv) the financial terms of certain recent business combinations in the inter-dealer broker market, to the extent publicly available; (xvi) the current market environment generally and inter-dealer broker market in particular; and (xvii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior managements of eSpeed and BGC Partners the business, financial condition, results of operations and prospects of eSpeed and BGC Partners, respectively, and the prospects of the Company resulting from the Merger.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by eSpeed, BGC Partners, and Cantor, or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of eSpeed, BGC Partners and Cantor that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of eSpeed, BGC Partners and Cantor or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

With respect to the financial projections for eSpeed and BGC Partners provided by the managements of eSpeed and BGC Partners and used by Sandler O’Neill in its analyses, eSpeed’s and BGC Partners’ managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the future financial performances of eSpeed and BGC Partners, respectively. With respect to the projections of transaction expenses, accounting adjustments, synergies, cost savings and revenue enhancements determined by the senior managements of eSpeed and BGC Partners, the managements of eSpeed, BGC Partners and Cantor confirmed to us that they reflected the best currently available estimates and judgments of such managements. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in eSpeed and BGC Partners assets, financial condition, results of operations, businesses or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that eSpeed and BGC Partners will remain going concerns for all periods relevant to our analyses, that Agreement and all related agreements are valid, binding and enforceable agreements with respect to each of the parties thereto, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived, that the Merger will be a tax-free reorganization for federal income tax purposes, and that the Merger will be accounted for as a combination of entities under common control. Finally, with your consent, we have relied upon the advice the Special Committee and eSpeed have received from their accounting and tax advisors as to all accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of eSpeed’s Class A Common Stock will be at the time of the Merger or the price at which eSpeed’s Class A Common Stock may trade at any time.

We have acted as financial advisor to the Special Committee of the Board of Directors of eSpeed in connection with the Merger and will receive a fee for our services, none of which is contingent upon consummation of the Merger. We will receive a fee for rendering this opinion. eSpeed has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to eSpeed, BGC, Cantor and their affiliates. We may also actively trade the equity or debt securities of eSpeed, BGC, Cantor or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Special Committee of the Board of Directors of eSpeed in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of eSpeed or BGC as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratios to the holders of eSpeed Class A Common Stock, except for Cantor and its affiliates, and does not address the underlying business decision of eSpeed to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for eSpeed or the effect of any other transaction in which eSpeed might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratios are fair to the holders of eSpeed Class A Common Stock, other than Cantor and its affiliates, from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex K

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BGC PARTNERS, INC.

BGC Partners, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1. The name of this corporation is BGC Partners, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 1999 under the name “Cantor Fitzgerald Electronic Commerce Holdings, Inc.,” an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of the State of Delaware on October 28, 1998, and an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 14, 1999 under the name “eSpeed, Inc.”

3. This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is BGC Partners, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated and organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 1. Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Hundred Fifty Million (650,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”), and (ii) Six Hundred Million (600,000,000) shares of Common Stock (the “Common Stock”), of which Five Hundred Million (500,000,000) shares are designated as Class A Common Stock, par value one cent ($0.01) per share (the

“Class A Common Stock”), and One Hundred Million (100,000,000) shares are designated as Class B Common Stock (the “Class B Common Stock”), par value one cent ($0.01) per share. Shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and not reissued.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation (the “Board of Directors”) as shares of one or more classes or series. Subject to the provisions of this Amended and Restated Certificate of Incorporation (hereinafter referred to as this “Certificate of Incorporation”) and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

Section 3. Common Stock.

(a) Voting.

(1) At each annual or special meeting of stockholders, and for all other purposes, (A) each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Class A Common Stock; and (B) each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Class B Common Stock.

(2) Except as otherwise required by law and this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as a single class on all matters voted on by the stockholders of the Corporation.

(3) None of the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock shall have cumulative voting rights.

(b) Dividends; Stock Splits.

(1) Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2) If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities or options or warrants to purchase shares of Common Stock or other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities) is paid on the shares of Class A Common Stock or the shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be, in an equal amount per share. If at any time a dividend or other distribution payable in shares of Common Stock or options or warrants to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock is paid on shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be; provided, however, that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock (except that voting securities paid on the Class B Common Stock may have up to ten (10) times the number of votes per share as voting securities paid on the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share, such dividend or other distribution shall be deemed to be a like dividend or distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(c) Conversion Rights.

(1) Voluntary Conversion of Class B Common Stock. Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder of such share of Class B Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares (if certificated) during usual business hours at the principal executive offices of the Corporation, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”), then at the office of the Transfer Agent, accompanied by written notice that the holder elects to convert the shares of Class B Common Stock represented by such certificate or certificates, to the extent specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Class A Common Stock which shall be issuable upon such conversion shall be issued. If required by the Corporation, any certificate for shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by the holder of such shares or his, her or its duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation or the Transfer Agent, as applicable, and the certificate or certificates representing such shares shall have been surrendered (subject to receipt by the Corporation or the Transfer Agent, as applicable, within thirty (30) days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

(2) Automatic Conversion of Class B Common Stock. Each Share of Class B Common Stock will automatically convert into one (1) share of Class A Common Stock upon any sale, pledge or other transfer (a “Transfer”), whether or not for value, by the initial registered holder thereof, upon any Transfer, other than in each case any Transfer by the initial holder to (1) Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), (2) any entity controlled by Cantor or by Howard W. Lutnick and (3) Howard W. Lutnick, his spouse, his estate, any of his descendants, any of his relatives, or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his, her or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of Class A Common Stock. If the pledged shares of Class B Common Stock may be, become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A Common Stock upon the occurrence of that action.

(3) Unconverted Shares. If less than all of the shares of Class B Common Stock evidenced by a certificate or certificates surrendered to the Corporation (in accordance with such procedures as the Board of Directors may determine) are converted, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.

(4) No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

(5) Reservation of Shares of Class A Common Stock and Class B Common Stock. The Corporation hereby reserves, and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock and Class B Common Stock, for the purposes of effecting conversions of Class B Common Stock and exchanges of Exchangeable Interests (as defined in the Agreement of Limited Partnership of BGC Holdings, L.P, a Delaware limited partnership (as amended from time to time, the “BGC Holdings Partnership Agreement”)) pursuant to the BGC Holdings Partnership Agreement, such number of duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and the exchange of all outstanding Exchangeable Limited Partnership Interests and Founding Partner Interests. The Corporation covenants that all the shares of Class A Common Stock and Class B Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.

(d) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution, after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(e) Rights Otherwise Identical. Except as expressly set forth in this Certificate of Incorporation, the rights of the holders of Class A Common Stock shall holders of Class B Common Stock shall be in all respects identical.

Section 4. Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(A) adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government (each, a “Person”) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(B) restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(C) permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section 4 of Article IV shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

ARTICLE V

STOCKHOLDERS

Section 1. Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

Section 2. Any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

Section 3. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or, if the Chairman of the Board is unavailable, by any Chief Executive Officer of the Corporation or by the holders of a majority of the voting power of the Class B Common Stock.

ARTICLE VI

AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, adopt, amend and repeal the Bylaws of the Corporation pursuant to a resolution approved by a majority of the Board of Directors or by unanimous written consent. The stockholders may make, adopt, amend, and repeal the Bylaws of the Corporation only with, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation present in person or by proxy and entitled to vote thereon.

ARTICLE VII

EXCULPATION

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or amendment or modification of this Article VII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 1 of Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of Article VIII hereof is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment or other modification of this Article VIII shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 1. To the greatest extent permitted by law and except as otherwise set forth in this Certificate of Incorporation:

(a) None of any Cantor Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Cantor Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its stockholders. In taking any action, making any decision or exercising any discretion with respect to the Corporation, each Cantor Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Corporation, the Corporation’s stockholders or any other person, or (ii) to abstain from participating in any vote or other action of the Corporation, or any board, committee or similar body of any of the foregoing. None of any Cantor Company or any of their respective Representatives shall violate a duty or obligation to the Corporation merely because such person’s conduct furthers such person’s own interest, except as specifically set forth in Section 1(c) of this Article IX. Any Cantor Company or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No transaction between any Cantor Company or any of their respective Representatives, on the one hand, with the Corporation or any of its Representatives, on the other hand, shall be voidable solely because any Cantor Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any Cantor Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any Cantor Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives, or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers. In the event that any Cantor Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Cantor Company or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such Cantor Company or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 1(c) of this Article IX. None of any Cantor Company or any of their respective Representatives shall be liable to the Corporation, any of its stockholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any Cantor Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 1(c) of this Article IX.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a Cantor Company, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not have derived an improper personal benefit therefrom; provided that a Cantor Company may pursue such Corporate Opportunity if the Company shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a person who is both a Representative of the Corporation and a Representative of a Cantor Company and, expressly and solely in such person’s capacity as a Representative of the Corporation, such person shall not be obligated to present such Corporate Opportunity to the Corporation or to act as if such Corporate Opportunity belongs to the Corporation, and such person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not have derived an improper personal benefit therefrom.

(d) For purposes of this Article IX:

(1) “Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Corporation and its affiliates).

(2) “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

(3) “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake, that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective Representatives will be brought into conflict with the Corporation’s self-interest.

Section 2. Neither the alteration, amendment, termination, expiration or repeal of this Article IX nor the adoption of any provision inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE X

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law and by this Certificate of Incorporation, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that (a) any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; (b) the rights of any series of Preferred Stock shall not be amended after the issuance of shares of such series of Preferred Stock except in accordance with the terms of the certificate of designations for such series of Preferred Stock and the requirements of applicable law; (c) the automatic conversion provisions set forth in Section 3(c) of Article IV herein may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock; (d) the number of authorized shares of Class B Common Stock may not be increased or decreased and the rights of the Class B Common Stock (including the rights set forth in this clause (d)) may not be amended, altered, changed or repealed, without the approval of the holders of a majority of the voting power of all outstanding shares of Class B Common Stock; and (e) except as set forth in the following sentence, the rights of the Class A Common Stock (including the rights set forth in this clause (e)) may not be amended, altered, changed or repealed in a manner that is disproportionately materially adverse as compared to other holders of capital stock of the Corporation, without the approval of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL.

IN WITNESS WHEREOF, BGC Partners, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by [•], its [•], this [•] day of [•], 2007.

BGC PARTNERS, INC.

Name: Title:

Annex L

FORM OF

AMENDED AND RESTATED

BYLAWS

OF BGC PARTNERS, INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

SECTION 1. Registered Office. The registered office of BGC Partners, Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at the office of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and The Corporation Trust Company shall be the registered agent of the Corporation in charge thereof.

SECTION 2. Other Offices. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors, the Chairman of the Board, any Chief Executive Officer or any President.

SECTION 3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting. The Board of Directors may determine that an annual meeting shall not be held at any place, but shall instead be held solely by means of remote communication.

SECTION 2. Special Meetings. Except as otherwise provided in the Certificate of Incorporation, a special meeting of the stockholders of the Corporation may be called at any time by the Chairman of the Board; or, if the Chairman of the Board is unavailable, by any Chief Executive Officer of the Corporation or by the holders of a majority of the voting power of the Class B Common Stock. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. The Board of Directors may determine that any special meeting of stockholders shall not be held at any particular place, but shall instead be held solely by means of remote communication. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

SECTION 3. Notice of Stockholder Business and Nominations.

Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation who was a stockholder of record on the record date established for the giving of notice of such meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in these Bylaws.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing Directors, nominations of persons for election to the Board of Directors may be made by or at the direction of the Board of Directors or by any stockholder of the Corporation who was a stockholder of record at the record date for the giving of notice of such meeting, who was a stockholder of record on the record date established for the giving of notice of such meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in these Bylaws.

For nominations or other business to be properly brought by a stockholder, the stockholder must have given timely advance notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation (i) with respect to an annual meeting of the stockholders of the Corporation, not later than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the date of the Corporation’s proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the one hundred and twentieth (120th) day prior to the date of such proxy statement or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to a special meeting of stockholders of the Corporation for the election of Directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed to stockholders of the Corporation as provided in Section 4 of this Article II hereof or public disclosure of the date of the special meeting was made, whichever first occurs. Any such notice to be given by a stockholder shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a Director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of the stockholders as shall have been brought before the meeting in accordance with these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth herein and, if any proposed nomination or business is not in compliance with procedures set forth herein, to declare that such defective proposal or nomination shall be disregarded.

Nothing herein shall be deemed to limit or restrict the procedures required to be followed in connection with stockholder proposals to be brought before a meeting of stockholders pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder.

SECTION 4. Notice of Meetings. Except as otherwise provided in these Bylaws or by law, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at the stockholder’s address as it appears on the records of the Corporation or by a form of electronic transmission to which the stockholder has consented. The notice shall state the place, date and hour of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to a stockholder at his or her address as it appears on the records of the Corporation.

SECTION 5. Quorum. At any meeting of the stockholders, the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares shall be required by law, by the Certificate of Incorporation or by these Bylaws, in which case the representation of the number of shares so required shall constitute a quorum; provided that at any meeting of the stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority of the voting power of all outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a larger number of shares of such class shall be required by law, by the Certificate of Incorporation or by these Bylaws.

SECTION 6. Adjourned Meetings. Whether or not a quorum shall be present in person or represented at any meeting of the stockholders, the holders of a majority of the voting power of all outstanding shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting may adjourn from time to time; provided, however, that if the holders of any class of stock of the Corporation are entitled to vote separately as a class upon any matter at such meeting, any adjournment of the meeting in respect of action by such class upon such matter shall be determined by the holders of a majority of the voting power of all outstanding shares of such class present in person or represented by proxy and entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken or are otherwise publicly announced or disclosed. At the adjourned meeting the stockholders, or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. The Board of Directors may postpone any meeting of stockholders or cancel any special meeting of stockholders by public announcement or disclosure prior to the time scheduled for the meeting.

SECTION 7. Organization. The Chairman of the Board; or, in the absence of the Chairman of the Board, a Chief Executive Officer; or, in the absence of a Chief Executive Officer, a President; or, in the absence of the Chairman of the Board, a Chief Executive Officer and a President, a Vice Chairman, a Chief Operating Officer or a Vice President shall call all meetings of the stockholders to order, and shall act as Chairman of such meetings. In the absence of the Chairman of the Board and all of the Chief Executive Officers, the Presidents, the Vice Chairmen, the Chief Operating Officers and the Vice Presidents, the holders of a majority of the voting power of the outstanding shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a Chairman.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders; but in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. It shall be the duty of the Secretary of the Corporation to prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held, for the ten (10) days next preceding the meeting, to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, and shall be produced and kept at the time and place of the meeting during the whole time thereof and subject to the inspection of any stockholder who may be present.

SECTION 8. Voting. Except as otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Certificate of Incorporation, (a) Directors shall be elected by a plurality of the voting power present in person or represented by proxy at a meeting of stockholders by the stockholders entitled to vote in the election, and (b) whenever any corporate action, other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

SECTION 9. Inspectors of Election; Opening and Closing the Polls. When required by law or directed by the presiding officer or upon the demand of any stockholder entitled to vote, but not otherwise, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided at any meeting of the stockholders by one or more Inspectors who may be appointed by the Board of Directors before the meeting, or if not so appointed, shall be appointed by the presiding officer at the meeting. If any person so appointed fails to appear or act, the vacancy may be filled by appointment in like manner. The chairman of the meeting may fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

SECTION 10. Stockholder Action by Written Consent. Any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (which may be a telecopy, telegram, cablegram or other electronic transmission), setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation. To be written, signed and dated for the purpose of these Bylaws, a telegram, cablegram or other electronic transmission shall set forth or be delivered with information from which the Corporation can determine (i) that it was transmitted by a stockholder or proxy holder or a person authorized to act for a stockholder or proxy holder, and (ii) the date on which it was transmitted, such date being deemed the date on which the consent was signed. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

SECTION 1. Number and Tenure. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors. Each Director shall be elected at the annual meeting of the stockholders, and shall hold office for the full term for which such Director is elected and until such Director’s successor shall have been duly elected and qualified or until his earlier death or resignation or removal in accordance with the Certificate of Incorporation or these Bylaws; provided that, a majority of the Directors of the Corporation shall qualify as “independent”

Directors in accordance with the published listing requirements of the national securities exchange on which the Class A Common Stock, par value $0.01 per share, of the Corporation, is listed (the “Class A Common Stock”).

The number of Directors that shall constitute the whole Board of Directors shall be fixed by, and may be increased or decreased from time to time by, the Board of Directors. Newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term in which the new Directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 2. Qualifications. Directors need not be residents of the State of Delaware or stockholders of the Corporation.

SECTION 3. Removal, Vacancies and Additional Directors. The stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any Director and fill the vacancy; provided that whenever any Director shall have been elected by the holders of any class of stock of the Corporation voting separately as a class under the provisions of the Certificate of Incorporation, such Director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any Director or for any other reason, and any newly created Directorship resulting from any increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy or newly created Directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

When one or more Directors shall resign effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

SECTION 4. Place of Meeting. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board from time to time shall determine.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every Director at least five (5) days, or if by telecopy, telegram, cablegram or other electronic transmission or overnight courier at least two (2) days, before the first meeting held in pursuance thereof.

SECTION 6. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board, or, if the Chairman of the Board is unavailable, by a Vice Chairman acting jointly with a President. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Notice of the day, hour and place of holding of each special meeting shall be given by mailing the same at least two (2) days before the meeting or by causing the same to be transmitted by telephone, facsimile, telegram or other electronic transmission at least one (1) day before the meeting to each Director. Unless otherwise indicated in the notice thereof, any and all business other than an amendment of these Bylaws may be transacted at any special meeting, and an amendment of these Bylaws may be acted upon if the notice of the meeting shall have stated that the amendment of these Bylaws is one of the purposes of the meeting. At any meeting at which every Director shall be present, even though without any notice, any business may be transacted, including the amendment of these Bylaws.

SECTION 7. Quorum. Subject to the provisions of Section 3 of this Article III, a majority of the members of the Board of Directors in office (but, unless the Board shall consist solely of one Director, in no case less than one-third of the total number of Directors nor less than two Directors) shall constitute a quorum for the transaction of business and the vote of the majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 8. Organization. The Chairman of the Board; or, in the absence of the Chairman of the Board, a Chief Executive Officer; or, in the absence of a Chief Executive Officer, a President; or, in the absence of the Chairman of the Board, a Chief Executive Officer and a President, a Vice Chairman, a Chief Operating Officer or a Vice President shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board and all of the Chief Executive Officers, the Presidents, the Vice Chairmen, the Chief Operating Officers and the Vice Presidents, a Chairman shall be elected from the Directors present. The Secretary of the Corporation shall act as secretary of all meetings of the Directors; but in the absence of the Secretary of the Corporation, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 9. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation; provided that, the members of any such committee shall comply with the independence requirements of such committee, if any, in accordance with the published listing requirements of the national securities exchange on which the Class A Common Stock is listed. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by resolution passed by a majority of the whole Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws; and unless such resolution, these Bylaws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in this Article III. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee; provided that, the Board shall not have the power to dissolve any committee required by the published listing requirements of the national securities exchange on which the Class A Common Stock is listed. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

Each Committee shall keep regular minutes of its meetings and, on no less than a quarterly basis, report such minutes to the Board of Directors.

SECTION 10. Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 11. Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or the electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as the case may be.

ARTICLE IV

OFFICERS

SECTION 1. Officers. The officers of the Corporation may include a Chairman of the Board (who can be a Chief Executive Officer), one or more Chief Executive Officers, one or more Presidents, one or more Vice Chairmen, one or more Chief Operating Officers, one or more Chief Financial Officers, one or more Vice Presidents, and one or more Secretaries, and such additional officers, if any, as shall be elected by the Board of Directors pursuant to the provisions of Section 10 of this Article IV. The Chairman of the Board, one or more Chief Executive Officers, one or more Presidents, one or more Vice Chairmen, one or more Chief Operating Officers, one or more Chief Financial Officer, one or more Vice Presidents and one or more Secretaries shall be elected by the Board of Directors at its first meeting after each annual meeting of the stockholders. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any number of offices may be held by the same person.

All officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them.

Any vacancy caused by the death, resignation or removal of any officer, or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.

In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

SECTION 2. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors.

SECTION 3. Powers and Duties of the Chief Executive Officers. Each Chief Executive Officer shall serve as a chief executive officer of the Corporation, have general charge and control of all the Corporation’s business and affairs and, subject to the control of the Board of Directors, shall have all powers and shall perform all duties incident to the office of Chief Executive Officer. In the absence of the Chairman of the Board, a Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors.

In addition, the Chief Executive Officer(s) shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors.

SECTION 4. Powers and Duties of the Presidents. Each President shall, subject to the control of the Board of Directors, have all powers and shall perform all duties incident to the office of President. In the absence of the Chairman of the Board and a Chief Executive Officer, a President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. In the absence of a Chief Executive Officer, a President shall be the chief executive officer of the Corporation, have general charge and control of all the Corporation’s business and affairs and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors.

SECTION 5. Powers and Duties of the Vice Chairmen. Each Vice Chairman shall have such powers and perform such duties as may from time to time be assigned by these Bylaws or by the Chairman of the Board or the Board of Directors.

SECTION 6. Powers and Duties of the Chief Operating Officers. Each Chief Operating Officer shall, subject to the control of the Board of Directors, have all powers and shall perform all duties incident to the office of Chief Operating Officer. In addition, the Chief Operating Officer(s) shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chairman of the Board, a Chief Executive Officer or a President.

SECTION 7. Powers and Duties of the Chief Financial Officers. Each Chief Financial Officer shall, subject to the control of the Board of Directors, have all powers and shall perform all duties incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer(s) shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chairman of the Board, a Chief Executive Officer or a President.

SECTION 8. Powers and Duties of the Vice Presidents. Each Vice President shall have all powers and shall perform all duties incident to the office of Vice President and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chairman of the Board, the a Executive Officer or a President.

SECTION 9. Powers and Duties of the Secretaries. Each Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose. The Secretary shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer(s) or the President(s) shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer(s) or the President(s) shall direct, all of which shall at all reasonable times be open to the examination of any Director, upon application, at the office of the Corporation during business hours. Each Secretary shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chairman of the Board, a Chief Executive Officer or a President.

SECTION 10. Additional Officers. The Board of Directors may from time to time elect such other officers (who may but need not be Directors), including a Controller, Treasurer, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned by the Board of Directors, the Chairman of the Board, a Chief Executive Officer or a President.

The Board of Directors may from time to time by resolution delegate to any Assistant Treasurer or Assistant Treasurers any of the powers or duties herein assigned to the Treasurer; and may similarly delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties herein assigned to the Secretary.

SECTION 11. Giving of Bond by Officers. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such penalties and with such conditions and security as the Board shall require.

SECTION 12. Voting Upon Securities. Unless otherwise ordered by the Board of Directors, each of the Chairman of the Board, any Chief Executive Officer, any President or any Vice President shall have full power and authority on behalf of the Corporation to give consent in writing or to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of holders of interests in any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise in which the Corporation may hold an interest, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such interests. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.

SECTION 13. Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

ARTICLE V

INDEMNIFICATION OF OFFICERS AND DIRECTORS

SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article V, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 1 of Article V shall be a contract right and shall include the right to be paid by the Corporation the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

SECTION 2. Indemnification Requests. To obtain indemnification under this Article V, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as are reasonably available to the claimant and are reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 2 of Article V, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event that the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the 1999 Long-Term Incentive Plan of eSpeed, Inc., in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

SECTION 3. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article V is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 2 of this Article V has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than it permitted the Corporation to provide prior to such amendment) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 4. Binding Determination. If a determination shall have been made pursuant to Section 2 of this Article V hereof that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 3 of this Article V hereof.

SECTION 5. Preclusion. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 3 of this Article V that the procedures and presumptions of this Article V are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article V.

SECTION 6. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No amendment or other modification of this Article V shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation in respect of any occurrence or matter arising prior to any such repeal or modification.

SECTION 7. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 8 of this Article V shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

SECTION 8. Indemnification for Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 9. Illegality. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article V (including, without limitation, each portion of this Article V containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each such portion of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 10. Definitions. For purposes of this Article V:

(1) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article V.

SECTION 11. Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article V shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VI

STOCK; SEAL; FISCAL YEAR

SECTION 1. Certificates For Shares of Stock. The certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman of the Board, a Chief Executive Officer, a President, a Vice Chairman, a Chief Operating Officer or a Vice President and by a Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed. Any such signature may be a facsimile.

In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.

SECTION 2. Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Board of Directors, a bond of indemnity or other indemnification sufficient in the opinion of the Board of Directors to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

SECTION 3. Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof, in person or by his or her attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as provided in Section 2 of this Article VI.

SECTION 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors may fix, in advance, a record date, which shall not be (i) more than sixty (60) nor less than ten (10) days before the date of such meeting, or (ii) in the case of corporate action to be taken by consent in writing without a meeting, prior to, or more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) more than sixty (60) days prior to any other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 6. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

SECTION 7. Corporate Seal. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors, the Chairman of the Board, a Chief Executive Officer or a President.

SECTION 8. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 1. Checks, Notes, Etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and/or other persons as the Board of Directors from time to time shall designate.

Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Chairman of the Board, any Chief Executive Officer, any President, any Vice President, any Treasurer and/or such other officers or persons as the Board of Directors from time to time may designate.

SECTION 2. Loans. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized to do so, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

SECTION 3. Contracts. Except as otherwise provided in these Bylaws or by law or as otherwise directed by the Board of Directors, the Chairman of the Board, any Chief Executive Officer, any President, any Vice Chairmen, any Chief Operating Officer or any Vice President shall be authorized to execute and deliver, in the name and on behalf of the Corporation, all agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and the seal of the Corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the Chairman of the Board, any Chief Executive Officer, any President, any Vice Chairman, any Chief Operating Officer or any Vice President designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.

SECTION 4. Waivers of Notice. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these Bylaws to any person or persons, a waiver thereof in writing or via electronic transmission by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SECTION 5. Controlled Company. The Corporation shall not elect to be treated as a “controlled company” as defined in the published listing requirements of the national securities exchange on which the Class A Common Stock is listed.

ARTICLE VIII

AMENDMENTS

These Bylaws and any amendment thereof may be altered, amended or repealed, or new Bylaws may be adopted, by the Board of Directors at any regular or special meeting pursuant to a resolution approved by a majority of the Board of Directors or by unanimous written consent of the members of the Board of Directors; but, except as otherwise provided in the Certificate of Incorporation, these Bylaws and any amendment thereof may be altered, amended or repealed or new Bylaws may be adopted by the holders of a majority of the voting power of all outstanding stock of the Corporation, present in person or by proxy and entitled to vote at any annual meeting or at any special meeting; provided that, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

Annex M

FORM OF

BGC PARTNERS, INC.

AMENDED AND RESTATED INCENTIVE BONUS COMPENSATION PLAN

1. Purpose. The purpose of this Amended and Restated Incentive Bonus Compensation Plan (the “Plan”) of BGC Partners, Inc., a Delaware corporation (formerly known as eSpeed, Inc.) (the “Company”) is (i) to attract, retain and reward key employees of the Company by providing them with the opportunity to earn bonus awards that are based on the achievement of specified performance goals; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Code so that the Company will be entitled to a federal income tax deduction for the payment of such incentive awards to such employees.

The Plan was initially adopted by the Company in 2003 as the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan. In the first quarter of 2007, the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan was amended, subject to stockholder approval, to increase the maximum annual individual bonus award, beginning for Awards for 2007, to $10 million. The eSpeed, Inc. 2003 Incentive Bonus Compensation Plan has been amended and restated, and, effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc., will be renamed the “BGC Partners, Inc. Amended and Restated Incentive Bonus Compensation Plan.”

2. Definitions. As used in the Plan, the following terms shall the meanings set forth below:

(a) “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

(b) “Board” shall mean the Board of Directors of the Company as constituted from time to time.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the committee of the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

(e) “Company” shall mean BGC Partners, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

(f) “GAAP” shall mean United States generally accepted accounting principles.

(g) “Individual Award Opportunity” shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

(h) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

(i) “Participant” shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

(j) “Performance Period” shall mean any period commencing on or after January 1, 2007 for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

(k) “Plan” or “Section 162(m) Plan” shall mean the BGC Partners, Inc. Incentive Bonus Compensation Plan as set forth in this document, and as amended from time to time.

3. Administration.

(a) General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and regulation (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company’s senior management:

(i) to designate (within the Applicable Period) the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

(ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

(iii) to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

(iv) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee’s election as well as elective deferrals at the election of Participants;

(v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vi) to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(vii) to otherwise supervise the administration of the Plan.

It is intended that all amounts payable to Participants under the Plan who are “covered employees” within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

(b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

(c) Other. No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an “outside director” under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

4. Plan Participation.

(a) Participant Designations by the Committee. For any given Performance Period, the Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period.

(b) Impact of Plan Participation. An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company’s general bonus plans for such Performance Period (to the extent such plans exist), if such participation would cause any award hereunder to fail to qualify as “performance-based” under Section 162(m).

5. Performance Goals.

(a) Setting of Performance Goals. For a given Performance Period, the Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(1) pre-tax or after-tax net income,

(2) pre-tax or after-tax operating income,

(3) gross revenue,

(4) profit margin,

(5) stock price,

(6) cash flow(s),

(7) market share,

(8) pre-tax or after-tax earnings per share,

(9) pre-tax or after-tax operating earnings per share,

(10) expenses,

(11) return on equity, or

(12) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas.

Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee’s right to apply Negative Discretion, the amount of the award payable as a result of such performance.

(b) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent registered public accounting firm in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Applicable Period or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the Applicable Period for a given Performance Period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

6. Bonus Pools, Award Opportunities and Awards.

(a) Setting of Individual Award Opportunities. At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of annual base salary), provided:

(i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii) that the Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

(b) Maximum Individual Bonus Award. Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $10 million.

(c) Bonus Payments. Subject to the following, bonus awards determined under the Plan for given Performance Period shall be paid to Participants in cash, or shares of Company stock or other stock-based awards pursuant to the Company’s Long-Term Incentive Plan, as soon as practicable in the year following the year in which the Performance Period ends to which they apply, provided:

(i) that no such payment shall be made unless and until the Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent registered public accounting firm), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

(ii) that the Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish and announce for such Performance Period, consistent with the applicable requirements of Section 409A of the Code;

(iii) that the Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of such later date as determined by the Committee; and

(iv) that the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights in the event of a Participant’s termination of employment.

7. General Provisions.

(a) Plan Amendment or Termination. The Board may at any time amend or terminate the Plan, provided that (i) without the Participant’s written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code, or other applicable laws or regulation. Nothing herein shall be considered as preventing the Committee from making adjustments to the performance goals or to an Individual Award Opportunity to reflect unusual or non-recurring events, to the extent that such adjustment will not adversely affect the bonus award from qualifying as performance-based compensation under Section 162(m) of the Code.

(b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

(c) Tax Withholding. The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

(d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

(e) Impact of Plan Awards on Other Plans. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

8. Effective Date.

The Plan shall be effective for Performance Periods commencing on and after January 1, 2007 and shall remain effective until terminated by the Board; provided, however, that the continued effectiveness of the Plan shall be subject to the approval of the Company’s stockholders at such times and in such manner as may be required pursuant to Section 162(m) of the Code.

ANNEX N

FORM OF

BGC PARTNERS, INC.

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of this Amended and Restated Long Term Incentive Plan (the “Plan”) of BGC Partners, Inc., a Delaware corporation (formerly known as eSpeed, Inc.) (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of and service providers to the Company and its affiliates and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s stockholders.

The Plan was initially adopted by the Company in 1999 as the eSpeed, Inc. 1999 Long Term Incentive Plan, and was subsequently amended and restated in 2003. The eSpeed, Inc. 1999 Long Term Incentive Plan has been further amended and restated, and, effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc. (the “Effective Date”), will be renamed the “BGC Partners, Inc. Amended and Restated Long Term Incentive Plan.”

2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents and Other Stock-Based Awards, are as set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below.

(a) “Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(b) “Beneficiaries” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) A “Change in Control” shall be deemed to have occurred on:

(i) the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its Parent or any Subsidiary or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of shares of common stock of the Company representing 30% of either (x) the total number of the then outstanding shares of common stock, or (y) the total voting power with respect to the election of directors; or

(ii) the date the individuals who constitute the Board upon the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company’s assets, a reverse stock split of outstanding voting securities, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 70% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(f) “Committee” means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

(h) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that, if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the closing market price or, if unavailable, the average of the closing bid and asked prices per share of the Stock at the end of regular trading on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

(i) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(j) “Parent” means any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company on the Effective Date, either directly or indirectly through one or more intermediaries.

(k) “Participant” means a person who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(l) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and shall be deemed to include any successor provisions thereto.

(m) “Stock” means the Company’s Class A Common Stock, and such other securities as may be substituted for Stock pursuant to Section 4(c).

(n) “Subsidiary” means each entity that is controlled by the Company or a Parent, either directly or indirectly through one or more intermediaries.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such person;

(iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award (including, without limitation, performance conditions relating to Awards not intended to be governed by Section 7(e) and waivers and modifications thereof), based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically or at the election of the Committee or at the election of the Participant;

(vi) to determine the restrictions, if any, to which Stock received upon exercise or settlement of an Award shall be subject (including lock-ups and other transfer restrictions), including, without limitation, conditioning the delivery of such Stock upon the execution by the Participant of any agreement providing for such restrictions;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

(x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee, and, to the extent permitted under applicable law and regulation, the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be taken in its sole discretion and shall be final, conclusive and binding on all persons, including the Company, its Parent and Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Except as provided under Section 7(e), the Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law and regulation.

(c) Limitation of Liability; Indemnification. Each member of the Committee and any officer or employee of the Company acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company, its Parent or Subsidiaries, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4. Stock Subject to Plan.

(a) Amount of Stock Reserved. The total number of shares of Stock that may be subject to outstanding Awards, determined immediately after the grant of any Award, shall not exceed the greater of 40 million shares, or such number that equals 15% of the total number of shares of all classes of the Company’s common stock outstanding at the effective time of such grant, provided that the aggregate number of shares of Stock delivered pursuant to the exercise or settlement of Awards granted under this Plan shall not exceed 60 million shares, all of which may be shares of Stock subject to ISOs. If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market on a Participant’s behalf.

(b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Awards that may be settled by delivery of more than 5 million shares of Stock, subject to adjustment as provided in Section 4(c). In addition, with respect to Awards that may be settled in cash (in whole or in part), no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of Award. This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

(c) Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for ISOs, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and (v) the exercise price, grant price or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment, including, without limitation, payment based upon the Award’s intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding Award). In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, with or without the payment of any consideration therefor, substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence and events constituting a Change in Control) affecting the Company, its Parent or any

Subsidiary or the financial statements of the Company, its Parent or any Subsidiary, or in response to changes in applicable law, regulation, or accounting principles.

(d) Repricing. As to any Award granted as an Option or an SAR, the Committee may not, without prior stockholder approval to the extent required under applicable law or regulation, subsequently reduce the exercise or grant price relating to such Award, or take such other action as may be considered a repricing of such Award under generally accepted accounting principles.

5. Eligibility. Directors, officers and employees of the Company or its Parent or any Subsidiary, and persons who provide consulting or other services to the Company, its Parent or any Subsidiary deemed by the Committee to be of substantial value to the Company or its Parent and Subsidiaries, are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by, or agreed to become a director of, the Company, its Parent or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary of the Company, are eligible to be granted an Award under the Plan.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise or settlement thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as expressly provided by the Committee (including for purposes of complying with the requirements of the Delaware General Corporation Law relating to lawful consideration for the issuance of shares), no consideration other than services will be required as consideration for the grant (but not the exercise or settlement) of any Award.

(b) Options. The Committee is authorized to grant options to purchase Stock (including “reload” options automatically granted to offset specified exercises of Options) on the following terms and conditions (“Options”):

(i) Exercise Price. The exercise price of one share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that the price of one share of Stock which may be purchased upon the exercise of an Option shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of such Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other Company plans or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted under applicable law and regulation), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

(iii) Termination of Employment. The Committee shall determine the period, if any, during which Options shall be exercisable following a Participant’s termination of his employment relationship with the Company, its Parent or any Subsidiary. Unless otherwise determined by the Committee, (i) during any period that an Option is exercisable following termination of employment, it shall be exercisable only to the extent it was exercisable upon such termination of employment, and (ii) if such termination of employment is for cause, as determined by the Committee unless the Participant’s employment agreement otherwise defines cause (in which case, cause shall be determined in accordance with the employment agreement), all Options held by the Participant shall immediately terminate.

(iv) Sale of the Company. Upon the consummation of any transaction whereby the Company (or any successor to the Company or substantially all of its business) becomes a wholly-owned subsidiary of any corporation, all Options outstanding under the Plan shall terminate (after taking into account any accelerated vesting pursuant to Section 7(f)), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such Options, as determined by the Committee pursuant to Section 4(c), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case, such other corporation shall be treated as the Company for all purposes hereunder, and, pursuant to Section 4(c), the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Company shall notify the Participant of consummation of such transaction at least ten days in advance thereof.

(v) Options Providing Favorable Tax Treatment. The Committee may grant Options that may afford a Participant with favorable treatment under the tax laws applicable to such Participant, including, but not limited to ISOs. If Stock acquired by exercise of an ISO is sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such Stock to the Participant, the holder of the Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company’s or any other corporation’s taxable income. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made. Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

(c) Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights on the following terms and conditions (“SARs”):

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which shall be not less than 100% of the Fair Market Value of one share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. “Limited SARs” that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Stock that is subject to restrictions based on continued employment on the following terms and conditions (“Restricted Stock”):

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee.

(e) Deferred Stock. The Committee is authorized to grant units representing the right to receive Stock at a future date subject to the following terms and conditions (“Deferred Stock”):

(i) Award and Restrictions. Delivery of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

(g) Dividend Equivalents. The Committee is authorized to grant awards entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock (“Dividend Equivalents”). Dividend Equivalents may be awarded on a free-standing basis or in connection with any other Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and be subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Dividend Equivalents may be paid, distributed or accrued in connection with any Award, whether or not vested.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and regulation, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). An award granted under the BGC Holdings, L.P. Participation Plan that involves a partnership interest in BGC Holdings, L.P. that is exchangeable for or otherwise represents a right to acquire Stock in accordance with Section 4.5 of that plan shall also constitute an Other Stock-Based Award within the meaning of this Section 6(h). The Committee shall determine the terms and conditions of Other Stock-Based Awards. Stock issued pursuant to such an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, as determined by the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, its Parent or Subsidiaries or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company, its Parent or Subsidiaries. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that (i) in no event shall the term of any ISO or SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code), and (ii) the term of any Option granted to a resident of the United Kingdom shall not exceed a period of ten years from the date of its grant.

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, its Parent or Subsidiaries upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

(d) Loans in Connection with an Award. The Company may not, in connection with any Award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any Participant who is a director or executive officer of the Company (within the meaning of the Exchange Act); provided, however, that, with the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to the Company, the Company may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a Participant who is not such a director or executive officer in connection with any Award, including the payment by such Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan hereunder and to determine the amount, terms and provisions of any such loan, including the interest rate to be charged in respect of any such loan, whether the loan is to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan may be forgiven.

(e) Performance-Based Awards.

(i) Setting of Performance Objectives. The Committee may designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 7(e), in order to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The performance objectives for an Award subject to this Section 7(e) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(e). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(e) shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(i) pre-tax or after-tax net income,

(ii) pre-tax or after-tax operating income,

(iii) gross revenue,

(iv) profit margin,

(v) stock price,

(vi) cash flow(s),

(vii) market share,

(viii) pre-tax or after-tax earnings per share,

(ix) pre-tax or after-tax operating earnings per share,

(x) expenses,

(xi) return on equity, or

(xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

The levels of performance required with respect to such business criteria may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, without limitation, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(e), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(e).

(ii) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance objectives for any given performance period shall be determined in accordance with generally accepted accounting principles (“GAAP”) in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) for a given performance period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

(f) Acceleration upon a Change of Control. Notwithstanding anything contained herein to the contrary, except as set forth in an Award Agreement, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall accelerate or otherwise lapse immediately prior to a Change in Control.

8. General Provisions.

(a) Issuance of Stock; Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant’s death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions determined by the Committee, whether imposed at or subsequent to the grant or transfer of the Award.

(c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, its Parent or any Subsidiary, nor shall it interfere in any way with the right of the Company, its Parent or any Subsidiary to terminate any employee’s employment or other person’s service at any time or with the right of the Board or stockholders to remove any director. Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award, and (ii) any Participant who is employed by or performs services for a Parent or a Subsidiary shall be considered to have terminated employment or service for purposes of an Award if such Parent or Subsidiary no longer qualifies as a Parent or Subsidiary, unless such Participant remains employed by the Company, a Parent, or a Subsidiary.

(d) Taxes. The Company, its Parent and Subsidiaries are authorized to withhold from any delivery of Stock in connection with an Award, any other payment relating to an Award or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company, its Parent and Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation, including, without limitation, the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him (as such rights are set forth in the Plan and the Award Agreement). The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement). Notwithstanding the foregoing, the Board or the Committee may take any action, including, without limitation, actions affecting or terminating outstanding Awards if and to the extent permitted by the Plan or applicable Award Agreement. The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or advisable to comply with applicable law or regulation of such jurisdiction.

(f) No Rights to Awards; No Stockholder Rights. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem necessary or advisable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Law and Regulation. It is the intent of the Company that employee Options, SARs and other Awards designated as Awards subject to Section 7(e) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with applicable provisions of Rule 16b-3. In addition, it is the intent of the Company that ISOs comply with applicable provisions of Section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of Sections 409A and 280G of the Code or an exception from such requirements. The Committee may revoke any Award if it is contrary to law or regulation or modify an Award to bring it into compliance with any applicable law or regulation.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(l) Plan Termination. The Plan shall continue in effect until terminated by the Board.

eSPEED, INC.

Annual and Special Meeting of Stockholders – [•], 2007

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $.01) and Class B common stock (par value $.01) of eSPEED, Inc. (the “Company”) that the undersigned is entitled to vote at the special meeting of stockholders of the Company to be held at [•], [•], New York, New York [•], on [•], [•], 2007, commencing at [•] local time, and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OR APPROVAL, AS THE CASE MAY BE, OF PROPOSALS 1, 2, 3, 4 AND 5.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box ☒ in blue or black ink.

1.	Adoption of the Agreement and Plan of Merger, dated as of May 29, 2007 as amended as of November 5, 2007, by and among BGC Partners, Inc., Cantor Fitzgerald, L.P., the Company, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P., pursuant to which, among other things, BGC Partners, Inc. will be merged with and into the Company, and the transactions contemplated thereby, including the merger and the issuance of shares of Combined Company common stock and rights to acquire Combined Company common stock as consideration in the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Approval of the amendment to the Company Certificate of Incorporation to authorize 300 million additional shares of Class A common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the amendment to the Company Certificate of Incorporation effecting changes regarding corporate opportunities.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of the BGC Partners, Inc. Incentive Bonus Compensation Plan, as amended and restated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Approval of the BGC Partners, Inc. Long Term Incentive Plan, as amended and restated.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(Continued and to be signed on reverse side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting of stockholders and any adjournment or postponement thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE CHECK IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS ☐
Dated: , 2007

Signature

Signature

Please sign, date and return the proxy card using the enclosed envelope.